AEGON/Transamerica Series Trust Annual Report Winter 2007
AEGON/Transamerica Series Trust Annual Report
570 Carillon Parkway
St. Petersburg, FL 33716
Distributor: Transamerica Capital, Inc.
Customer Service: 1-800-851-9777
The following pages contain the most recent annual reports for the investment options in which you are invested. In compliance with Securities and Exchange Commission regulations, we present these reports on a semi-annual basis with the hope that they will foster greater understanding of the investment options’ holdings, performance, financial data, accounting policies and other issues. Unlike our past reports, this streamlined version provides information only on the investment options in which you are invested.
If you have any questions about these reports, please do not hesitate to contact your financial professional. As always, we thank you for your trust and the opportunity to serve you.

GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited) (all amounts in thousands)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY, SUB-ADVISORY AND PORTFOLIO MANAGEMENT AGREEMENTS — CONTRACT RENEWAL
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION
RESULTS OF SHAREHOLDER PROXY
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
SUPPLEMENTAL TAX INFORMATION (unaudited)
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
Report of Independent Registered Certified Public Accounting Firm
RESULTS OF SHAREHOLDER PROXY (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
MANAGEMENT OF THE TRUST

Dear Shareholder,
On behalf of AEGON/Transamerica Series Trust, we would like to thank you for your continued support and confidence in our products as we look forward to continuing to serve you and your financial advisor in the future. We value the trust you have placed in us.
This annual report is provided to you with the intent of presenting a comprehensive review of the investments of each of your funds. The Securities and Exchange Commission requires that annual and semi-annual reports be sent to all shareholders, and we believe this report to be an important part of the investment process. In addition to providing a comprehensive review, this report also provides a discussion of accounting policies as well as matters presented to shareholders that may have required their vote.
We believe it is important to recognize and understand current market conditions in order to provide a context for reading the contents of this report. The mildly positive returns experienced in the equity markets for the trailing 12 months ending December 31, 2007, were marked by volatility experienced along the way, with significant pullbacks occurring in February-March, July-August and November. The Federal Reserve was on hold until September when a series of cuts lowered interest rates from 5.25% to 4.25%. The rate reductions by the Federal Reserve signaled an effort to inject liquidity and stability to the markets which have been adversely affected by subprime mortgage debt writedowns and general weakness in the housing market. Concerns over the extent to which subprime debt and housing market weakness may affect consumer spending and persistently high oil prices have weighed on market returns. For the twelve months ending December 31, 2007, the Dow Jones Industrial Average returned 8.88%, the Standard & Poor’s 500 Index returned 5.49%, and the Lehman Aggregate Bond Index returned 6.97%. Please keep in mind it is important to maintain a diversified portfolio as investment returns have historically been difficult to predict.
In addition to your active involvement in the investment process, we firmly believe that a financial advisor is a key resource to help you build a comprehensive picture of your current and future financial needs. In addition, financial advisors are familiar with the market’s history, including long-term returns and volatility of various asset classes. With your financial advisor, you can develop an investment program that incorporates factors such as your goals, your investment timeline, and your risk tolerance. Please contact your financial advisor if you have any questions about the contents of this report, and thanks again for the confidence you have placed in us.
Sincerely,

John K. Carter	Christopher A. Staples
President & Chief Executive Officer	Vice President & Chief Investment Officer
AEGON/Transamerica Series Trust	AEGON/Transamerica Series Trust
The views expressed in this report reflect those of the portfolio managers only and may not necessarily represent the views of AEGON/Transamerica Series Trust. These views are subject to change based upon market conditions. These views should not be relied on as investment advice and are not indicative of a trading intent on behalf of the AEGON/Transamerica Series Trust.

American Century Large Company Value
MARKET ENVIRONMENT
Stocks struggled for most of the one-year reporting period, providing a challenging market environment for the portfolio. The slowing U.S. economy, the sub-prime meltdown, and subsequent credit crisis weighed on investors, who gravitated toward companies that were already strong performers. This momentum bias did not fit well with the portfolio’s investment approach, which seeks stocks that are undervalued by the market. In addition, growth stocks outperformed value across the capitalization spectrum.
PERFORMANCE
For the year ended December 31, 2007, American Century Large Company Value, Initial Class returned (1.12)%. By comparison its primary and secondary benchmarks, the Standard and Poor’s 500 Composite Stock Index and the Russell 1000 Value Index (“Russell 1000 Value”), returned 5.49% and (0.17)%, respectively.
STRATEGY REVIEW
The portfolio benefited from strong security selection in the information technology (“IT”) sector, with most of the gains coming from large leading software and technology companies. A significant holding was software giant Microsoft Corporation, which benefited from strong sales of its new Vista operating system and Office 2007. Hewlett Packard Company continued to gain ground in the personal computer (“PC”) market and moved into high-end enterprise printing equipment.
Our position in consumer staples benefited performance as the U.S. economy slowed and investors sought out companies that provide everyday goods and services. During difficult economic times, consumer staples stocks are regarded as sound, defensive investments. Moreover, our preference for large industry leaders proved advantageous as many of these names outperformed the benchmark. The Pepsi Bottling Group, Inc. (“Pepsi”) and The Coca-Cola Company (“Coca-Cola”), for example, gained about 30% during the period. Despite higher commodity costs, Pepsi announced a healthy increase in profit. Meanwhile, Coca-Cola reported growing revenues and bought back a large number of its shares.
Financial stocks, the portfolio’s largest single position, but a relative underweight nonetheless, represented our largest sources of underperformance versus the benchmark. Many financial firms came under pressure amid the fallout in the sub-prime lending category. Three of our top detractors were the Federal Home Loan Mortgage Corporation (“Freddie Mac”), a stockholder-owned corporation chartered by Congress to keep money flowing to mortgage lenders in support of home ownership; Washington Mutual, Inc., a major thrift involved in mortgage finance; and Citigroup Inc., a diversified global financial services company. All three stocks declined on news of wider-than-expected losses, resulting from housing weakness and the deterioration of mortgage credit.
Although the portfolio’s position in the energy sector contributed on an absolute basis, it underperformed in relative terms. Energy stocks, specifically oil and gas companies, provided the strongest results for the Russell 1000 Value. Because of valuations, we held a smaller-than-the-benchmark allocation, which was a drag on results.
As bottom-up investment managers, we evaluate each company individually and build the portfolio one stock at a time. As of December 31, 2007, the portfolio was broadly diversified, with continued overweight positions in the IT and health care sectors. Our valuation work contributed to our smaller relative weightings in utilities stocks. We have also continued to find greater value opportunities among mega-cap stocks and have maintained our bias toward these firms.
Charles A. Ritter, CFA
Brendan Healy, CFA
Co-Portfolio Managers
American Century Investment Management, Inc.

AEGON/Transamerica Series Trust	Annual Report 2007

1

American Century Large Company Value
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	(1.12)%	12.58%	4.97%	5/1/01
S&P 500(1)	5.49%	12.83%	4.27%	5/1/01
Russell 1000 Value(1)	(0.17)%	14.63%	7.28%	5/1/01

Service Class	(1.33)%	—%	12.44%	5/1/03

NOTES

(1)	The Standard and Poor’s 500 Composite Stock (S&P 500) Index and the Russell 1000 Value (Russell 1000 Value) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

American Century Large Company Value
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$932.91	0.86%	$4.19
Hypothetical (b)	1,000.00	1,020.87	0.86	4.38

Service Class
Actual	1,000.00	932.36	1.11	5.41
Hypothetical (b)	1,000.00	1,019.61	1.11	5.65

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

American Century Large Company Value
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (95.0%)
Aerospace & Defense (1.0%)
Northrop Grumman Corp.	58,800	$4,624
Beverages (2.0%)
Coca-Cola Co. (The)	90,900	5,579
Pepsi Bottling Group, Inc.	83,200	3,283
Biotechnology (0.5%)
Amgen, Inc. ‡	48,800	2,266
Capital Markets (2.6%)
Bear Stearns Cos., Inc. (The) ^	10,600	935
Merrill Lynch & Co., Inc.	96,800	5,196
Morgan Stanley ^	100,900	5,359
Chemicals (2.1%)
Ei DU Pont de Nemours & Co.	112,300	4,951
PPG Industries, Inc.	67,000	4,706
Commercial Banks (6.0%)
Bank of New York Mellon Corp.	46,500	2,268
National City Corp. ^	83,400	1,373
PNC Financial Services Group, Inc.	43,500	2,856
US Bancorp	192,700	6,116
Wachovia Corp.	149,600	5,689
Wells Fargo & Co.	296,500	8,951
Commercial Services & Supplies (1.5%)
Avery Dennison Corp.	22,000	1,169
RR Donnelley & Sons Co.	79,300	2,993
Waste Management, Inc.	81,500	2,662
Communications Equipment (0.2%)
Motorola, Inc.	63,200	1,014
Computers & Peripherals (2.4%)
Hewlett-Packard Co.	108,800	5,492
International Business Machines Corp.	49,800	5,384
Consumer Finance (0.2%)
Discover Financial Services	55,600	838
Diversified Consumer Services (0.5%)
H&R Block, Inc.	128,700	2,390
Diversified Financial Services (8.8%)
Bank of America Corp. (1)	328,100	13,537
Citigroup, Inc.	490,100	14,429
JPMorgan Chase & Co.	262,800	11,471
Diversified Telecommunication Services (4.9%)
AT&T, Inc. (1)	356,200	14,804
Verizon Communications, Inc.	168,400	7,357
Electric Utilities (2.7%)
Exelon Corp.	83,700	6,833
PPL Corp.	106,000	5,522
Electronic Equipment & Instruments (0.5%)
Tyco International, Ltd.	50,900	2,018
Energy Equipment & Services (0.5%)
National Oilwell Varco, Inc. ‡	31,200	2,292
Food & Staples Retailing (2.3%)
Kroger Co. (The)	105,500	2,818
Walgreen Co.	64,100	2,441
Wal-Mart Stores, Inc.	110,900	5,271
Food Products (1.1%)
Unilever NV	138,000	$5,031
Health Care Equipment & Supplies (0.5%)
Medtronic, Inc.	46,800	2,353
Health Care Providers & Services (0.3%)
Quest Diagnostics, Inc.	25,600	1,354
Hotels, Restaurants & Leisure (0.4%)
McDonald’s Corp.	30,300	1,785
Household Durables (0.7%)
Newell Rubbermaid, Inc.	117,100	3,031
Independent Power Producers & Energy Traders (0.5%)
NRG Energy, Inc. ‡	54,500	2,362
Industrial Conglomerates (4.3%)
General Electric Co.	522,300	19,362
Insurance (6.3%)
Allstate Corp. (The)	97,000	5,066
American International Group, Inc.	181,200	10,564
Hartford Financial Services Group, Inc.	58,700	5,118
Loews Corp.	71,300	3,589
Marsh & McLennan Cos., Inc.	43,400	1,149
Torchmark Corp.	45,300	2,742
IT Services (0.5%)
Fiserv, Inc. ‡	38,000	2,109
Machinery (3.4%)
Caterpillar, Inc.	47,300	3,432
Deere & Co.	20,000	1,862
Dover Corp.	68,100	3,139
Ingersoll-Rand Co., Ltd. Class A	80,800	3,755
Parker Hannifin Corp.	42,700	3,216
Media (3.1%)
Gannett Co., Inc.	111,300	4,341
Time Warner, Inc.	337,400	5,571
Viacom, Inc. Class B ‡	96,800	4,251
Metals & Mining (0.6%)
Nucor Corp.	45,500	2,694
Multiline Retail (0.5%)
Kohl’s Corp. ‡	51,900	2,377
Office Electronics (0.6%)
Xerox Corp. ^	164,600	2,665
Oil, Gas & Consumable Fuels (13.9%)
Chevron Corp.	168,700	15,745
ConocoPhillips	122,900	10,852
Devon Energy Corp.	12,300	1,093
Exxon Mobil Corp.	242,500	22,720
Royal Dutch Shell PLC Class A	147,400	12,411
Paper & Forest Products (1.2%)
Weyerhaeuser Co.	70,600	5,206
Pharmaceuticals (8.4%)
Abbott Laboratories (1)	97,000	5,447
Eli Lilly & Co.	57,800	3,086
Johnson & Johnson	160,800	10,725
Merck & Co., Inc.	67,700	3,934
Pfizer, Inc.	416,600	9,469
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
Pharmaceuticals (continued)
Wyeth	120,000	$5,303
Semiconductors & Semiconductor Equipment (0.9%)
Applied Materials, Inc.	87,500	1,554
Intel Corp.	85,800	2,287
Software (2.3%)
Microsoft Corp.	195,000	6,942
Oracle Corp. ‡	144,400	3,261
Specialty Retail (2.3%)
Best Buy Co., Inc.	64,100	3,375
Gap, Inc. (The)	95,100	2,024
Home Depot, Inc.	85,700	2,309
Staples, Inc.	122,300	2,821
Textiles, Apparel & Luxury Goods (0.5%)
V.F. Corp.	33,300	2,286
Thrifts & Mortgage Finance (2.1%)
Countrywide Financial Corp. ^	42,600	381
Freddie Mac	168,900	5,754
MGIC Investment Corp. ^	67,800	1,521
Washington Mutual, Inc. ^	132,800	1,807
Tobacco (1.2%)
Altria Group, Inc.	72,700	$5,495
Wireless Telecommunication Services (0.7%)
Sprint Nextel Corp.	230,900	3,032

Total Common Stocks (cost $434,829)		428,645

INVESTMENT COMPANIES (0.9%)
Capital Markets (0.9%)
SPDR Trust Series 1 Series T, Class T ^	26,700	3,905
Total Investment Companies (cost $3,641)		3,905

Total Securities Lending Collateral (cost $18,370) (2)		18,370

Total Investment Securities (cost $456,840) #		$450,920

FUTURES CONTRACTS:

				Net Unrealized
		Settlement		Appreciation
	Contracts (•)	Date	Amount	(Depreciation)
S&P 500 E-MINI Index	189	03/20/2008	$13,960	$(161)

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $17,712.

‡	Non-Income Producing.

(1)	At December 31, 2007, all or a portion of this security is segregated with the custodian to cover margin requirements for open futures contracts. The value of all securities segregated at December 31, 2007 is $7,342.

(2)	Cash collateral for the Repurchase Agreements, valued at $6,659, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

•	Contract amounts are not in thousands.

#	Aggregate cost for federal income tax purposes is $457,505. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $41,011 and $47,596, respectively. Net unrealized depreciation for tax purposes is $6,585.
The notes to the financial statements are an integral part of this report.

5

American Century Large Company Value
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $456,840) (including securities loaned of $17,712)	$450,920
Cash	18,576
Receivables:
Investment securities sold	3,403
Shares sold	200
Interest	44
Income from loaned securities	5
Dividends	668

473,816

Liabilities:
Investment securities purchased	3,870
Accounts payable and accrued liabilities:
Shares redeemed	101
Management and advisory fees	315
Distribution and service fees	—
Administration fees	8
Payable for collateral for securities on loan	18,370
Variation margin	61
Other	38

22,763

Net Assets	$451,053

Net Assets Consist of:
Capital Stock ($.01 par value)	$406
Additional paid-in capital	434,710
Undistributed (accumulated) net investment income	7,707
Undistributed (accumulated) net realized gain from investment securities and futures	14,311
Net unrealized (depreciation) on investment securities	(5,920)
Futures contracts	(161)

Net Assets	$451,053

Net Assets by Class:
Initial Class	$448,651
Service Class	2,402
Shares Outstanding:
Initial Class	40,367
Service Class	216
Net Asset Value and Offering Price Per Share:
Initial Class	$11.11
Service Class	11.10

STATEMENT OF OPERATIONS
For the period ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $95)	$10,637
Interest	707
Income from loaned securities-net	78

11,422

Expenses:
Management and advisory fees	3,519
Printing and shareholder reports	9
Custody fees	53
Administration fees	86
Legal fees	9
Audit fees	20
Trustees fees	14
Distribution and service fees:
Service Class	7
Other	4

Total expenses	3,721

Net Investment Income	7,701

Net Realized Gain (Loss) from:
Investment securities	14,622
Futures contracts	(165)

14,457

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(28,929)
Futures contracts	(161)

(29,090)

Net Realized and Unrealized (Loss):	(14,633)

Net (Decrease) In Net Assets Resulting from Operations	$(6,932)

The notes to the financial statements are an integral part of this report.

6

American Century Large Company Value
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$7,701	$2,166
Net realized gain from investment securities, futures contracts	14,457	1,976
Change in unrealized appreciation (depreciation) on investment securities, futures contracts	(29,090)	19,119

	(6,932)	23,261

Distributions to Shareholders:
From net investment income:
Initial Class	(2,142)	(2,975)
Service Class	(6)	(45)

	(2,148)	(3,020)

From net realized gains:
Initial Class	(2,009)	(13,551)
Service Class	(11)	(225)

	(2,020)	(13,776)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	322,804	55,163
Service Class	1,123	1,515

	323,927	56,678

Dividends and distributions reinvested:
Initial Class	4,151	16,526
Service Class	17	270

	4,168	16,796

Cost of shares redeemed:
Initial Class	(40,470)	(25,548)
Service Class	(1,751)	(631)

	(42,221)	(26,179)

	285,874	47,295

Net increase (decrease) in net assets	274,774	53,760

Net Assets:
Beginning of year	176,279	122,519

End of year	$451,053	$176,279

Undistributed (Accumulated) Net Investment Income (Loss)	$7,707	$2,166

Share Activity:
Shares issued:
Initial Class	28,236	4,952
Service Class	95	139

	28,331	5,091

Shares issued-reinvested from distributions:
Initial Class	361	1,611
Service Class	1	26

	362	1,637

Shares redeemed:
Initial Class	(3,498)	(2,265)
Service Class	(151)	(56)

	(3,649)	(2,321)

Net increase (decrease) in shares outstanding:
Initial Class	25,099	4,298
Service Class	(55)	109

	25,044	4,407

The notes to the financial statements are an integral part of this report.

7

American Century Large Company Value
FINANCIAL HIGHLIGHTS

For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$11.34	$11.01	$11.06	$9.81	$7.64
Investment Operations
Net investment income (loss)	0.21	0.19	0.18	0.17	0.12
Net realized and unrealized gain (loss)	(0.33)	1.80	0.26	1.18	2.08

Total operations	(0.12)	1.99	0.44	1.35	2.20

Distributions
From net investment income	(0.06)	(0.30)	(0.07)	(0.10)	(0.03)
From net realized gains	(0.05)	(1.36)	(0.42)	—	—

Total distributions	(0.11)	(1.66)	(0.49)	(0.10)	(0.03)

Net Asset Value
End of period(b)	$11.11	$11.34	$11.01	$11.06	$9.81

Total Return(c),(d)	(1.12)%	19.68%	4.15%	13.91%	28.79%
Net Assets End of Period (000’s)	$448,651	$173,206	$120,738	$185,445	$59,978
Ratio and Supplemental Data
Expenses to average net assets(e)	0.86%	0.92%	0.91%	0.97%	1.08%
Net investment income (loss), to average net assets(e)	1.79%	1.72%	1.62%	1.67%	1.41%
Portfolio turnover rate(d)	18%	19%	26%	86%	62%

For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$11.33	$11.00	$11.07	$9.82	$7.90
Investment Operations
Net investment income (loss)	0.18	0.17	0.15	0.17	0.08
Net realized and unrealized gain (loss)	(0.33)	1.80	0.26	1.16	1.85

Total operations	(0.15)	1.97	0.41	1.33	1.93

Distributions
From net investment income	(0.03)	(0.28)	(0.06)	(0.08)	(0.01)
From net realized gains	(0.05)	(1.36)	(0.42)	—	—

Total distributions	(0.08)	(1.64)	(0.48)	(0.08)	(0.01)

Net Asset Value
End of period(b)	$11.10	$11.33	$11.00	$11.07	$9.82

Total Return(c),(d)	(1.33)%	19.44%	3.83%	13.61%	24.40%
Net Assets End of Period (000’s)	$2,402	$3,073	$1,781	$1,947	$149
Ratio and Supplemental Data
Expenses to average net assets(e)	1.11%	1.17%	1.16%	1.22%	1.31%
Net investment income (loss), to average net assets(e)	1.52%	1.49%	1.36%	1.66%	1.39%
Portfolio turnover rate(d)	18%	19%	26%	86%	62%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	American Century Large Company Value (the “Fund”) share class commenced operations as follows: Initial Class — May 1, 2001 Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
  The notes to the financial statements are an integral part of this report.

8

American Century Large Company Value
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. American Century Large Company Value (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $34.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$793
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	634
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	555
Barclays, Eurodollar Term, 5.00%, 2/12/2008	1,110
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	1,031
Calyon, Eurodollar Term, 5.12%, 3/3/2008	238
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	2,062
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	793
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	396
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	396
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	793
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	1,189
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	3,251
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	952
Reserve Primary Money Market Fund 4.95%	846
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	952
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	476
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	952
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	555
Wells Fargo, Bank Note, 4.75%, 1/8/2008	396

$18,370

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.—(continued)
Futures contracts: The Fund may enter into futures contracts to manage exposure to market, interest rate or currency fluctuations. Futures contracts are valued at the settlement price established each day by the board of trade or exchange on which they are traded. The primary risks associated with futures contracts are: imperfect correlation between the change in market value of the securities held and the prices of futures contracts; the possibility of an illiquid market; and inability of the counterparty to meet the contract terms.
The underlying face amounts of open futures contracts at December 31, 2007 are listed in the Schedule of Investments. The variation margin receivable or payable, as applicable, is included in the Statement of Assets and Liabilities. Variation margin represents the additional payment due or excess deposits made in order to maintain the equity account at the required margin level.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$17,640	3.91%
Asset Allocation-Growth Portfolio	86,386	19.15
Asset Allocation-Moderate Growth Portfolio	209,167	46.37
Asset Allocation-Moderate Portfolio	84,726	18.79

Total	$397,919	88.22%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.835% of the first $250 million of ANA
0.80% of the next $150 million of ANA
0.775% of the next $350 million of ANA
0.70% of ANA over $750 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.35% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.—(continued)
Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $22. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $5. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$348,588
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	70,701
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(12)
Undistributed (accumulated) net realized gain (loss) from investment securities	$12
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$7,004
Long-term Capital Gain	9,792

2007 Distributions paid from:
Ordinary Income	2,408
Long-term Capital Gain	1,760

The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$9,600

Undistributed Long-term Capital Gain	$12,922

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$(6,585)

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica American Century Large Company Value VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
American Century Large Company Value:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of American Century Large Company Value (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

American Century Large Company Value
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $1,760 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

American Century Large Company Value
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between American Century Large Company Value (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and American Century Investment Management, Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that performance was around median for comparable funds for 1-, 3- and 5-year periods, but the Board also noted that part of the Fund’s longer-term record was generated under a different investment team. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. Although fees were higher relative to the peer group and universe of comparable mutual funds, the Board noted that fees were renegotiated for 2008. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Board also noted that an additional advisory breakpoint occurs above the sub-advisory breakpoints offered. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular.
Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the

15

portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

16

Asset Allocation — Conservative Portfolio
MARKET ENVIRONMENT
The stock and bond markets rose for the twelve-month period through December 31, 2007, but suffered plenty of volatility along the way. The Standard and Poor’s 500 Composite Stock Index returned 5.49%, while the broad Dow Jones Wilshire 5000 Total Market Index (“DJ Wilshire 5000”) gained 5.74%. These modest gains were punctuated by setbacks, however. In the summer, gathering concern about the U.S. mortgage and housing markets reached alarming levels. The mortgage industry’s loose lending standards of recent years came back to haunt lenders, investors, and borrowers alike. Lenders responded by tightening credit standards, many borrowers could no longer qualify for loans, and home sales and refinancings slowed. These problems worsened in the year’s last two months as financial institutions announced write-downs of mortgage-related holdings. After tumbling in the summer, stocks of financial companies again pulled the broad indices down in November and December.
By midyear investors were favoring the relative safety of larger stocks. As they migrated toward large caps while also steering away from financials and other value stocks, they boosted large-cap growth stocks in sectors such as technology. Large growth companies were also rewarded for being big exporters, an advantage with the weak U.S. dollar. For the year, large caps outpaced small caps, and growth stocks significantly outperformed value stocks across all market-cap ranges.
Foreign equity returns surpassed the U.S. indices. The Morgan Stanley Capital International EAFE Index rose 11.63% (gross) for the period, mainly because major foreign currencies strengthened against the dollar (the index gained only 3.54% (net) in local-currency terms). Emerging markets were especially strong as high commodity prices bolstered the developing nations that export them. The Morgan Stanley Capital International Emerging Markets Index soared 39.78% (gross) for the year.
Bond returns improved throughout the year as nervous investors sought safety from the shaky stock market. The Federal Reserve Board’s three rate cuts from September through December also helped bond prices. The Lehman Brothers Aggregate Bond Index (“LBAB”) finished the year with a 6.97% return, with U.S. government bonds leading the gains. High-yield bonds weakened as credit conditions worsened, but posted modestly positive returns thanks to strength earlier in the year.
PERFORMANCE
For the year ended December 31, 2007, Asset Allocation — Conservative Portfolio, Initial Class returned 6.38%. By comparison its primary and secondary benchmarks, the LBAB and the DJ Wilshire 5000, returned 6.97% and 5.74%, respectively.
STRATEGY REVIEW
This fund-of-funds portfolio is structured to provide an approximately 35%/55%/10% mix of stocks, bonds, and cash. The fixed-income portion of the portfolio is well diversified, covering investment-grade and credit-sensitive holdings, as well as international bonds. Its equity exposure is intended to provide broad coverage of domestic and international equity markets, across market capitalizations and investment styles. It also includes emerging markets, global real estate, and absolute-return strategies.
The largest position, PIMCO Total Return, finished the year strongly; it beat the LBAB by two percentage points after lagging earlier in the year. Transamerica Convertible Securities was the best performer among the bond funds. MFS High Yield and TA IDEX Transamerica Flexible Income were laggards, but the remaining bond funds performed decently relative to their asset classes. Transamerica Science & Technology was the portfolio’s top gainer thanks to surging tech stocks, and TA IDEX Oppenheimer Developing Markets performed almost as well, as many emerging markets soared. The portfolio’s growth funds within the mid- and large-cap tiers clearly benefited from the strength of growth stocks. A couple of the value funds were weighed down by the financials sector, but in the small-cap area Transamerica Small/Mid Cap Value posted a significant gain and the other small-cap focused value fund, TA IDEX Oppenheimer Small- & Mid-Cap Value, also impressed with a positive return. The international position’s emerging-markets exposure (mostly via the aforementioned Oppenheimer fund) was certainly a boost to returns, but TA IDEX Marsico International Growth also posted strong results, and TA IDEX International Small Cap beat the Morgan Stanley Capital International EAFE Index even though the year favored large caps.
In early 2007 we conducted a broad rebalancing, mainly to further diversify the bond position and better balance the portfolio’s equity exposure. We believe the portfolio’s good 2007 return, demonstrate the effectiveness of maintaining disciplined and balanced market coverage while emphasizing strong managers in each style.
In January 2007, TA IDEX Loomis Sayles Bond was added to the menu of underlying funds available for use in this portfolio, and it was added to the portfolio’s holdings that same month.
Michael Stout, CFA
Jon Hale, Ph.D., CFA
Jeff McConnell, CFA
Maciej Kowara, Ph.D., CFA
Co-Portfolio Managers
Morningstar Associates, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Asset Allocation — Conservative Portfolio

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	6.38%	10.55%	7.43%	5/1/02
Lehman Brothers Aggregate Bond Index(1)	6.97%	4.42%	5.32%	5/1/02
DJ Wilshire 5000(1)	5.74%	14.07%	8.54%	5/1/02

Service Class	6.15%	—%	9.95%	5/1/03

NOTES

(1)	The Lehman Brothers Aggregate Bond (LBAB) Index and the Dow Jones Wilshire 5000 Total Market (DJ Wilshire 5000) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Asset Allocation — Conservative Portfolio
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
The expenses shown in the table do not reflect any expenses from the Funds investment in other affiliated investment companies. The average weighted annualized expense ratio of the underlying investment companies at December 31, 2007, was 0.77%.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,030.79	0.13%	$0.67
Hypothetical(b)	1,000.00	1,024.55	0.13	0.66

Service Class
Actual	1,000.00	1,029.25	0.38	1.99
Hypothetical(b)	1,000.00	1,023.24	0.38	1.99

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Asset Type
At December 31, 2007
This chart shows the percentage breakdown by asset type of the aggregate portfolio holdings of the underlying affiliated investment companies in which the Fund invests. The security lending collateral in the underlying funds is excluded from this calculation.

3

Asset Allocation — Conservative Portfolio

SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
INVESTMENT COMPANIES (100.0%)
Bond (44.3%)
MFS High Yield (1)	2,369,350	$20,708
PIMCO Total Return (1)	11,428,285	133,140
TA IDEX JPMorgan International Bond (2)	6,167,925	67,662
TA IDEX Transamerica Flexible Income (2)	5,855,797	52,878
TA IDEX Transamerica High-Yield Bond (2)	2,029,774	18,065
TA IDEX Transamerica Short-Term Bond (2)	6,743,847	65,887
TA IDEX Van Kampen Emerging Markets Debt (2)	2,787,789	29,300
Transamerica Convertible Securities (1)	2,556,188	31,901
Transamerica U.S. Government Securities (1)	53,601	643
Capital Preservation (1.9%)
Transamerica Money Market (1)	17,949,503	17,950
Global/International Stock (4.6%)
TA IDEX AllianceBernstein International Value (2)	674,522	8,553
TA IDEX Evergreen International Small Cap (2)	730,268	11,166
TA IDEX Marsico International Growth (2)	467,311	6,365
TA IDEX Neuberger Berman International (2)	600,003	6,732
TA IDEX Oppenheimer Developing Markets (2)	756,349	11,201
Inflation-Protected Securities (7.1%)
TA IDEX PIMCO Real Return TIPS (2)	6,463,121	67,087
Tactical and Specialty (12.7%)
Clarion Global Real Estate Securities (1)	901,971	$17,715
TA IDEX BlackRock Global Allocation (2)	259,072	3,155
TA IDEX Evergreen Health Care (2)	1,736,291	22,034
TA IDEX Loomis Sayles Bond (2)	7,715,482	77,463
U.S. Stock (29.4%)
American Century Large Company Value (1)	1,587,086	17,633
BlackRock Large Cap Value (1)	693,030	13,279
Capital Guardian Value (1)	1,412,875	25,912
Federated Market Opportunity (1)	2,386,017	34,979
Jennison Growth (1)	1,033,631	8,527
JPMorgan Mid Cap Value (1)	1,098,057	17,338
Marsico Growth (1)	1,682,268	21,802
T. Rowe Price Equity Income (1)	30,653	585
T. Rowe Price Growth Stock (1)	433,255	11,109
T. Rowe Price Small Cap (1)	558,820	5,739
TA IDEX Oppenheimer Small- & Mid-Cap Value (2)	211,363	2,431
TA IDEX Third Avenue Value (2)	1,384,737	36,072
TA IDEX UBS Large Cap Value (2)	2,723,644	34,073
TA IDEX Van Kampen Small Company Growth (2)	120,756	1,402
Transamerica Equity (1)	1,133,815	32,767
Transamerica Growth Opportunities (1)	732,858	13,323
Transamerica Small/Mid Cap Value (1)	72,704	1,607

Total Investment Companies (cost $924,102) #		$948,183

NOTES TO SCHEDULE OF INVESTMENTS:

(1)	The Fund invests its assets in the Initial Class shares of the affiliated AEGON/Transamerica Series Trust.

(2)	The Fund invests its assets in the Class I shares of the affiliated Transamerica IDEX Mutual Funds.

#	Aggregate cost for federal income tax purposes is $926,291. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $40,054 and $18,162, respectively. Net unrealized appreciation for tax purposes is $21,892.
The notes to the financial statements are an integral part of this report.

4

Asset Allocation — Conservative Portfolio
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment in affiliated investment companies at value (cost: $924,102)	$948,183
Receivables:
Investment securities sold	382
Shares sold	411

948,976

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	773
Management and advisory fees	80
Distribution and service fees	82
Administration fees	10
Trustees fees	36
Other	49

1,030

Net Assets	$947,946

Net Assets Consist of:
Capital Stock ($.01 par value)	$826
Additional paid-in capital	847,126
Undistributed (accumulated) net investment income in affiliate	32,255
Undistributed (accumulated) net realized gain from investment in affiliated investment companies	43,658
Net unrealized appreciation on investment in affiliated investment companies	24,081

Net Assets	$947,946

Net Assets by Class:
Initial Class	$554,977
Service Class	392,969
Shares Outstanding:
Initial Class	48,282
Service Class	34,344
Net Asset Value and Offering Price Per Share:
Initial Class	$11.49
Service Class	11.44
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends from affiliated investment companies	$34,307

34,307

Expenses:
Management and advisory fees	908
Printing and shareholder reports	21
Custody fees	63
Administration fees	114
Legal fees	18
Audit fees	21
Trustees fees	31
Registration fees	6
Distribution and service fees:
Service Class	859
Other	12

Total expenses	2,053

Net Investment Income	32,254

Net Realized Gain (Loss) from:
Investment in affiliated investment companies	25,698

Distributions from investment in affiliated investment companies	18,242

43,940

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment in affiliated investment companies	(18,517)

Net Realized and Unrealized Gain on Affiliated Investment Companies:	25,423

Net Increase In Net Assets Resulting from Operations	$57,677

The notes to the financial statements are an integral part of this report.

5

Asset Allocation — Conservative Portfolio
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$32,254	$26,938
Net realized gain from investment in affiliated investment companies	43,940	33,804
Change in unrealized appreciation (depreciation) on investment in affiliated investment companies	(18,517)	8,951

	57,677	69,693

Distributions to Shareholders:
From net investment income:
Initial Class	(17,032)	(17,971)
Service Class	(9,906)	(7,770)

	(26,938)	(25,741)

From net realized gains:
Initial Class	(20,994)	(25,335)
Service Class	(12,917)	(11,399)

	(33,911)	(36,734)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	234,966	149,884
Service Class	151,376	140,651

	386,342	290,535

Dividends and distributions reinvested:
Initial Class	38,026	43,306
Service Class	22,824	19,169

	60,850	62,475

Cost of shares redeemed:
Initial Class	(244,742)	(187,210)
Service Class	(69,222)	(44,105)

	(313,964)	(231,315)

	133,228	121,695

Net increase in net assets	130,056	128,913

Net Assets:
Beginning of year	817,890	688,977

End of year	$947,946	$817,890

Undistributed (Accumulated) net investment income	$32,255	$26,939

Share Activity:
Shares issued:
Initial Class	20,148	12,855
Service Class	13,024	12,185

	33,172	25,040

Shares issued-reinvested from distributions:
Initial Class	3,435	3,944
Service Class	2,069	1,751

	5,504	5,695

Shares redeemed:
Initial Class	(21,033)	(16,232)
Service Class	(5,995)	(3,817)

	(27,028)	(20,049)

Net increase (decrease) in shares outstanding:
Initial Class	2,550	567
Service Class	9,098	10,119

	11,648	10,686

The notes to the financial statements are an integral part of this report.

6

Asset Allocation — Conservative Portfolio

FINANCIAL HIGHLIGHTS

For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$11.54	$11.43	$12.04	$11.16	$9.09
Investment Operations
Net investment income (loss)	0.42	0.41	0.47	0.24	0.04
Net realized and unrealized gain (loss)	0.29	0.62	0.12	0.82	2.04

Total operations	0.71	1.03	0.59	1.06	2.08

Distributions
From net investment income	(0.34)	(0.38)	(0.32)	(0.03)	(0.01)
From net realized gains	(0.42)	(0.54)	(0.88)	(0.15)	—

Total distributions	(0.76)	(0.92)	(1.20)	(0.18)	(0.01)

Net Asset Value
End of period(b)	$11.49	$11.54	$11.43	$12.04	$11.16

Total Return(c),(d)	6.38%	9.45%	5.18%	9.71%	22.91%
Ratio and Supplemental Data
Net Assets End of Period (000’s)	$554,977	$527,618	$516,376	$511,683	$453,710
Expenses to average net assets(e),(f)	0.13%	0.13%	0.14%	0.14%	0.13%
Net investment income (loss), to average net assets(f),(g)	3.60%	3.54%	4.01%	2.10%	0.45%
Portfolio turnover rate(d)	43%	18%	40%	53%	24%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$11.50	$11.41	$12.03	$11.15	$9.53
Investment Operations
Net investment income (loss)	0.40	0.40	0.47	0.25	—
Net realized and unrealized gain (loss)	0.28	0.60	0.10	0.79	1.62

Total operations	0.68	1.00	0.57	1.04	1.62

Distributions
From net investment income	(0.32)	(0.37)	(0.31)	(0.01)	—
From net realized gains	(0.42)	(0.54)	(0.88)	(0.15)	—

Total distributions	(0.74)	(0.91)	(1.19)	(0.16)	—

Net Asset Value
End of period(b)	$11.44	$11.50	$11.41	$12.03	$11.15

Total Return(c),(d)	6.15%	9.14%	5.01%	9.45%	17.00%
Ratio and Supplemental Data
Net Assets End of Period (000’s)	$392,969	$290,272	$172,601	$84,490	$15,030
Expenses to average net assets(e),(f)	0.38%	0.38%	0.39%	0.39%	0.38%
Net investment income (loss), to average net assets(f),(g)	3.48%	3.44%	4.03%	2.19%	0.03%
Portfolio turnover rate(d)	43%	18%	40%	53%	24%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Asset Allocation — Conservative Portfolio (the “Fund”) share classes commenced operations as follows:

Initial Class — May 1, 2002

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Does not include expenses of the investment companies in which the Fund invests.

(f)	Annualized.

(g)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the Fund invests.
The notes to the financial statements are an integral part of this report.

7

Asset Allocation — Conservative Portfolio

NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Asset Allocation-Conservative Portfolio (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: Investment company securities are valued at the net asset value of the underlying portfolio.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date. Dividends and net realized gain (loss) from investment securities for the Fund are from investments in shares of affiliated investment companies.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG and TCI are affiliates of AEGON NV, a Netherlands corporation.
TFAI has entered into an agreement with Morningstar Associates, LLC (“Morningstar”) to provide investment services to the Fund. TFAI compensates Morningstar as described in the Prospectus.
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and is a sub-adviser to other funds within ATST.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Because the underlying funds have varied expense and fee levels and the Fund may own different proportions of underlying funds at different times, the amount of fees and expenses incurred indirectly by the Fund will vary.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following rate:
          0.10% of ANA
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
          0.25% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor.

8

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 2. — (continued)
The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.0125% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $46. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $31. As of year December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$514,716
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	391,796
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 4. — (continued)

2006 Distributions paid from:
Ordinary Income	$25,942
Long-term Capital Gain	36,533

2007 Distributions paid from:
Ordinary Income	28,363
Long-term Capital Gain	32,486
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$33,378

Undistributed Long-term Capital Gain	$44,724

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$21,892

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Funds’ investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Funds currently believe that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Funds are not aware of any allegation of wrong doing against them and their Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Funds, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Funds and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Funds, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Asset Allocation - Conservative VP.

10

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Asset Allocation — Conservative Portfolio:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Asset Allocation — Conservative Portfolio (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the transfer agent, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

11

Asset Allocation — Conservative Portfolio
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $32,486 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

12

Asset Allocation — Conservative Portfolio
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Asset Allocation — Conservative Portfolio (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Morningstar Associates, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees noted that the Fund’s performance was just below the median for its peer universe for the past 1-year period, strong compared to its peer universe for the past 3-year period, and above the median for the past 5-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fees were below the medians for its peer group and peer universe and that the total expenses of the Fund were in line with the medians for its peer group and peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board considered the specific reasons for the absence of breakpoints, and concluded that the absence of breakpoints was acceptable under the circumstances. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

13

Asset Allocation — Growth Portfolio
MARKET ENVIRONMENT
The stock and bond markets rose for the twelve-month period through December 31, 2007, but suffered plenty of volatility along the way. The Standard and Poor’s 500 Composite Stock Index returned 5.49%, while the broad Dow Jones Wilshire 5000 Total Market Index (“DJ Wilshire 5000”) gained 5.74%. These modest gains were punctuated by setbacks, however. In the summer, gathering concern about the U.S. mortgage and housing markets reached alarming levels. The mortgage industry’s loose lending standards of recent years came back to haunt lenders, investors, and borrowers alike. Lenders responded by tightening credit standards, many borrowers could no longer qualify for loans, and home sales and refinancings slowed. These problems worsened in the year’s last two months as financial institutions announced write-downs of mortgage-related holdings. After tumbling in the summer, stocks of financial companies again pulled the broad indices down in November and December.
By midyear investors were favoring the relative safety of larger stocks. As they migrated toward large caps while also steering away from financials and other value stocks, they boosted large-cap growth stocks in sectors such as technology. Large growth companies were also rewarded for being big exporters, an advantage with the weak U.S. dollar. For the year, large caps outpaced small caps, and growth stocks significantly outperformed value stocks across all market-cap ranges.
Foreign equity returns surpassed the U.S. indices. The Morgan Stanley Capital International EAFE Index (“MSCI EAFE”) rose 11.63% (gross) for the period, mainly because major foreign currencies strengthened against the dollar (the index gained only 3.54% (net) in local-currency terms). Emerging markets were especially strong as high commodity prices bolstered the developing nations that export them. The Morgan Stanley Capital International Emerging Markets Index soared 39.78% (gross) for the year.
Bond returns improved throughout the year as nervous investors sought safety from the shaky stock market. The Federal Reserve Board’s three rate cuts from September through December also helped bond prices. The Lehman Brothers Aggregate Bond Index finished the year with a 6.97% return, with U.S. government bonds leading the gains. High-yield bonds weakened as credit conditions worsened, but posted modestly positive returns thanks to strength earlier in the year.
PERFORMANCE
For the year ended December 31, 2007, Asset Allocation — Growth Portfolio, Initial Class returned 7.76%. By comparison its benchmark, the DJ Wilshire 5000, returned 5.74%.
STRATEGY REVIEW
This fund-of-funds portfolio is structured to provide broadly diversified coverage of domestic and international equity markets, across a range of market capitalizations and investment styles. It also includes emerging markets, global real estate, and absolute-return strategies.
The best-performing underlying fund was Transamerica Science & Technology, but it is a small position. The much larger holding TA IDEX Oppenheimer Developing Markets performed almost as well, as many emerging markets soared. The portfolio’s growth funds within the mid- and large-cap tiers (international included) clearly benefited from the strength of growth stocks. Most of those funds notched double-digit gains and also ranked well relative to their categories. Among the value funds, two of the five large-cap funds were weighed down by the financials sector, but in the small-cap area Transamerica Small/Mid Cap Value dodged the Russell 2000 Value Index’s 9.78% loss, posting a significant gain on the back of shipping and energy stocks. The other small-cap focused value fund, TA IDEX Oppenheimer Small- & Mid-Cap Value, also impressed with a positive return. The international position’s emerging-markets exposure (targeted at 20% of the international stake, mostly via the aforementioned Oppenheimer fund) was certainly a boost to returns. But TA IDEX Marsico International Growth also posted strong results, and TA IDEX Evergreen International Small Cap beat the MSCI EAFE even though the year favored large caps. The portfolio’s worst performer was Clarion Global Real Estate Securities; as real-estate stocks gave back some of their gains of recent years.
In early 2007 we conducted a broad rebalancing, mainly to correct a small-cap overweight and better balance the portfolio’s value and growth exposure. We believe the portfolio’s good 2007 return, demonstrate the effectiveness of maintaining disciplined and balanced market coverage while emphasizing strong managers in each style.
During the year three new funds were added to the menu available for use in this portfolio: TA IDEX BlackRock Natural Resources, and the two absolute-return strategies TA IDEX Mellon Market Neutral Strategy and TA IDEX UBS Dynamic Alpha. The portfolio currently owns all three of these funds.
Michael Stout, CFA
Jon Hale, Ph.D., CFA
Jeff McConnell, CFA
Maciej Kowara, Ph.D., CFA
Co-Portfolio Managers
Morningstar Associates, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Asset Allocation — Growth Portfolio
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	7.76%	15.87%	9.88%	5/1/02
DJ Wilshire 5000(1)	5.74%	14.07%	8.54%	5/1/02
Service Class	7.54%	—%	15.91%	5/1/03

NOTES

(1)	The Dow Jones Wilshire 5000 Total Market (DJ Wilshire 5000) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Asset Allocation — Growth Portfolio
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
The expenses shown in the table do not reflect any expenses from the Funds investment in other affiliated investment companies. The average weighted annualized expense ratio of the underlying investment companies at December 31, 2007, was 0.91%.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$998.44	0.13%	$0.65
Hypothetical (b)	1,000.00	1,024.55	0.13	0.66

Service Class
Actual	1,000.00	997.27	0.38	1.91
Hypothetical (b)	1,000.00	1,023.29	0.38	1.94

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Asset Type
At December 31, 2007
This chart shows the percentage breakdown by asset type of the aggregate portfolio holdings of the underlying affiliated investment companies in which the Fund invests. The security lending collateral in the underlying funds is excluded from this calculation.

3

Asset Allocation — Growth Portfolio
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
INVESTMENT COMPANIES (100.0%)
Capital Preservation (0.2%)
Transamerica Money Market (1)	4,291,825	$4,292
Global/International Stock (17.1%)
TA IDEX AllianceBernstein International Value (2)	2,109,086	26,743
TA IDEX Evergreen International Small Cap (2)	4,602,138	70,367
TA IDEX Marsico International Growth (2)	4,439,784	60,470
TA IDEX Neuberger Berman International (2)	5,592,943	62,753
TA IDEX Oppenheimer Developing Markets (2)	4,445,993	65,845
Tactical and Specialty (15.2%)
Clarion Global Real Estate Securities (1)	3,584,520	70,400
TA IDEX BlackRock Global Allocation (2)	5,262,620	64,099
TA IDEX BlackRock Natural Resources (2)	2,181,656	30,238
TA IDEX Evergreen Health Care (2)	2,667,550	33,851
TA IDEX Mellon Market Neutral Strategy (2)	1,999,990	18,380
TA IDEX UBS Dynamic Alpha (2)	3,787,126	36,583
U.S. Stock (67.5%)
American Century Large Company Value (1)	7,772,459	86,352
BlackRock Large Cap Value (1)	8,168,948	156,517
Capital Guardian Value (1)	6,825,585	125,181
Jennison Growth (1)	5,349,171	44,131
JPMorgan Mid Cap Value (1)	2,824,414	44,598
Marsico Growth (1)	8,330,026	107,957
Munder Net50 (1)	3,434,441	40,458
T. Rowe Price Equity Income (1)	5,205	99
T. Rowe Price Growth Stock (1)	1,655,679	42,452
TA IDEX Bjurman, Barry Micro Emerging Growth (2)	798,917	9,044
TA IDEX Oppenheimer Small- & Mid-Cap Value (2)	1,101,159	12,663
TA IDEX Third Avenue Value (2)	5,928,509	154,438
TA IDEX UBS Large Cap Value (2)	5,445,984	68,129
TA IDEX Van Kampen Mid-Cap Growth (2)	64,155	794
TA IDEX Van Kampen Small Company Growth (2)	3,083,368	35,798
Transamerica Equity (1)	3,998,481	115,556
Transamerica Growth Opportunities (1)	1,998,910	36,340
Transamerica Science & Technology (1) ~	523,630	2,801
Transamerica Small/Mid Cap Value (1)	2,031,901	44,905

Total Investment Companies (cost $1,526,012) #		$1,672,234

NOTES TO SCHEDULE OF INVESTMENTS:

(1)	The Fund invests its assets in the Initial Class shares of the affiliated AEGON/Transamerica Series Trust.

(2)	The Fund invests its assets in the Class I shares of the affiliated Transamerica IDEX Mutual Funds.

#	Aggregate cost for federal income tax purposes is $1,526,184. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $165,481 and $19,431, respectively. Net unrealized appreciation for tax purposes is $146,050.

~	Non-income producing.
The notes to the financial statements are an integral part of this report.

4

Asset Allocation — Growth Portfolio
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment in affiliated investment companies at value (cost: $1,526,012)	$1,672,234
Receivables:
Investment securities sold	806
Shares sold	162

1,673,202

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	933
Management and advisory fees	143
Distribution and service fees	87
Administration fees	18
Trustees fees	64
Other	99

1,344

Net Assets	$1,671,858
Net Assets Consist of:
Capital Stock ($.01 par value)	$1,216
Additional paid-in capital	1,308,386
Undistributed (accumulated) net investment income	32,693
Undistributed (accumulated) net realized gain from investment in affiliated investment companies	183,341
Net unrealized appreciation on investment in affiliated investment companies	146,222

Net Assets	$1,671,858

Net Assets by Class:
Initial Class	$1,260,779
Service Class	411,079
Shares Outstanding:
Initial Class	91,573
Service Class	30,076
Net Asset Value and Offering Price Per Share:
Initial Class	$13.77
Service Class	13.67
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends from affiliated investment companies	$35,819

35,819

Expenses:
Management and advisory fees	1,658
Printing and shareholder reports	81
Custody fees	75
Administration fees	207
Legal fees	34
Audit fees	21
Trustees fees	56
Registration fees	10
Distribution and service fees:
Service Class	962
Other	23

Total expenses	3,127

Net Investment Income	32,692

Net Realized Gain (Loss) from:
Investment in affiliated investment companies	107,732
Distributions from investment in affiliated investment companies	75,656

183,388

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment in affiliated investment companies	(98,013)

Net Realized and Unrealized Gain on Affiliated Investment Companies:	85,375

Net Increase In Net Assets Resulting from Operations	$118,067

The notes to the financial statements are an integral part of this report.

5

Asset Allocation — Growth Portfolio
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$32,692	$36,536
Net realized gain from investment in affiliated investment companies	183,388	63,660
Change in unrealized appreciation (depreciation) on investment in affiliated investment companies	(98,013)	94,379

	118,067	194,575

Distributions to Shareholders:
From net investment income:
Initial Class	(28,439)	(9,963)
Service Class	(8,096)	(2,233)

	(36,535)	(12,196)

From net realized gains:
Initial Class	(48,639)	(75,856)
Service Class	(15,016)	(20,093)

	(63,655)	(95,949)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	181,969	222,293
Service Class	98,688	113,595

	280,657	335,888

Dividends and distributions reinvested:
Initial Class	77,079	85,819
Service Class	23,112	22,326

	100,191	108,145

Cost of shares redeemed:
Initial Class	(212,569)	(146,188)
Service Class	(51,663)	(26,802)

	(264,232)	(172,990)

	116,616	271,043

Net increase in net assets	134,493	357,473

Net Assets:
Beginning of year	1,537,365	1,179,892

End of year	$1,671,858	$1,537,365

Undistributed (Accumulated) net investment income	$32,693	$36,536
Share Activity:
Shares issued:
Initial Class	12,885	16,726
Service Class	7,029	8,562

	19,914	25,288

Shares issued-reinvested from distributions:
Initial Class	5,782	6,989
Service Class	1,745	1,829

	7,527	8,818

Shares redeemed:
Initial Class	(15,044)	(11,037)
Service Class	(3,711)	(2,058)

	(18,755)	(13,095)

Net increase (decrease) in shares outstanding:
Initial Class	3,623	12,678
Service Class	5,063	8,333

	8,686	21,011

The notes to the financial statements are an integral part of this report.

6

Asset Allocation — Growth Portfolio
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$13.63	$12.84	$12.06	$10.67	$8.17
Investment Operations
Net investment income (loss)	0.28	0.37	0.16	0.05	0.02
Net realized and unrealized gain (loss)	0.75	1.52	1.27	1.45	2.49

Total operations	1.03	1.89	1.43	1.50	2.51

Distributions
From net investment income	(0.33)	(0.13)	(0.06)	(0.01)	(0.01)
From net realized gains	(0.56)	(0.97)	(0.59)	(0.10)	—

Total distributions	(0.89)	(1.10)	(0.65)	(0.11)	(0.01)

Net Asset Value
End of period(b)	$13.77	$13.63	$12.84	$12.06	$10.67

Total Return(c),(d)	7.76%	15.62%	12.24%	14.19%	30.80%
Ratio and Supplemental Data

Net Assets End of Period (000’s)	$1,260,779	$1,198,596	$966,677	$759,168	$501,532
Expenses to average net assets(e),(f)	0.13%	0.14%	0.14%	0.14%	0.14%
Net investment income (loss), to average net assets(f),(g)	2.00%	2.75%	1.28%	0.46%	0.18%
Portfolio turnover rate(d)	26%	4%	41%	38%	18%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$13.54	$12.78	$12.03	$10.67	$8.46
Investment Operations
Net investment income (loss)	0.26	0.34	0.13	0.03	— (h)
Net realized and unrealized gain (loss)	0.73	1.50	1.26	1.44	2.21

Total operations	0.99	1.84	1.39	1.47	2.21

Distributions
From net investment income	(0.30)	(0.11)	(0.05)	(0.01)	—
From net realized gains	(0.56)	(0.97)	(0.59)	(0.10)	—

Total distributions	(0.86)	(1.08)	(0.64)	(0.11)	—

Net Asset Value
End of period(b)	$13.67	$13.54	$12.78	$12.03	$10.67

Total Return(c), (d)	7.54%	15.28%	11.92%	13.90%	26.12%
Ratio and Supplemental Data

Net Assets End of Period (000’s)	$411,079	$338,769	$213,215	$118,490	$14,893
Expenses to average net assets(e),(f)	0.38%	0.39%	0.39%	0.39%	0.38%
Net investment income (loss), to average net assets(f),(g)	1.86%	2.54%	1.06%	0.29%	0.03%
Portfolio turnover rate(d)	26%	4%	41%	38%	18%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Asset Allocation — Growth Portfolio (the “Fund”) share classes commenced operations as follows:

Initial Class — May 1, 2002

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Does not include expenses of the investment companies in which the Fund invests.

(f)	Annualized.

(g)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the Fund invests.

(h)	Rounds to less than $0.01 per share.
The notes to the financial statements are an integral part of this report.

7

Asset Allocation — Growth Portfolio
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Asset Allocation - Growth Portfolio (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: Investment company securities are valued at the net asset value of the underlying portfolio.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date. Dividends and net realized gain (loss) from investment securities for the Fund are from investments in shares of affiliated investment companies.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital, Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG and TCI are affiliates of AEGON NV, a Netherlands corporation.
TFAI has entered into an agreement with Morningstar Associates, LLC (“Morningstar”) to provide investment services to the Fund. TFAI compensates Morningstar as described in the Prospectus.
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and is a sub-adviser to other funds within ATST.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Because the underlying funds have varied expense and fee levels and the Fund may own different proportions of underlying funds at different times, the amount of fees and expenses incurred indirectly by the Fund will vary.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following rate:
0.10% of ANA
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.25% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.

8

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.0125% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $80. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $54. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$558,186
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	433,363
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4. — (continued)

2006 Distributions paid from:
Ordinary Income	$12,302
Long-term Capital Gain	95,843

2007 Distributions paid from:
Ordinary Income	36,774
Long-term Capital Gain	63,416
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$34,215

Undistributed Long-term Capital Gain	$181,991

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$146,050

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Asset Allocation — Growth VP.

10

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Asset Allocation Growth Portfolio:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Asset Allocation Growth Portfolio (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the transfer agent, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

11

Asset Allocation — Growth Portfolio
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
     For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $63,416 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

12

Asset Allocation — Growth Portfolio
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Asset Allocation — Growth Portfolio (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Morningstar Associates, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees noted that the performance of the Fund was strong compared to its peer universe for the past 3-year period, and above the median for the past 1- and 5-year periods. The Trustees further noted that the Fund has generated an attractive level of return given the risk incurred. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fees were below the median for its peer group and that the total expenses of the Fund were in line with the medians for its peer group and peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board considered the specific reasons for the absence of breakpoints, and concluded that the absence of breakpoints was acceptable under the circumstances. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

13

Asset Allocation — Moderate Portfolio
MARKET ENVIRONMENT
The stock and bond markets rose for the twelve-month period through December 31, 2007, but suffered plenty of volatility along the way. The Standard and Poor’s 500 Composite Stock Index returned 5.49%, while the broad Dow Jones Wilshire 5000 Total Market Index (“DJ Wilshire 5000”) gained 5.74%. These modest gains were punctuated by setbacks, however. In the summer, gathering concern about the U.S. mortgage and housing markets reached alarm levels. The mortgage industry’s loose lending standards of recent years came back to haunt lenders, investors, and borrowers alike. Lenders responded by tightening credit standards, many borrowers could no longer qualify for loans, and home sales and re-financings slowed. These problems worsened in the year’s last two months as financial institutions announced write-downs of mortgage-related holdings. After tumbling in the summer, stocks of financial companies again pulled the broad indices down in November and December.
By midyear investors were favoring the relative safety of larger stocks. As they migrated toward large caps while also steering away from financials and other value stocks, they boosted large-cap growth stocks in sectors such as technology. Large growth companies were also rewarded for being big exporters, an advantage with the weak U.S. dollar. For the year, large caps outpaced small caps, and growth stocks significantly outperformed value stocks across all market-cap ranges.
Foreign equity returns surpassed the U.S. indices. The Morgan Stanley Capital International EAFE Index (“MSCI EAFE”) rose 11.63% (gross) for the period, mainly because major foreign currencies strengthened against the dollar (the index gained only 3.54% (net) in local-currency terms). Emerging markets were especially strong as high commodity prices bolstered the developing nations that export them. The Morgan Stanley Capital International Emerging Markets Index soared 39.78% (gross) for the year.
Bond returns improved throughout the year as nervous investors sought safety from the shaky stock market. The Federal Reserve Board’s three rate cuts from September through December also helped bond prices. The Lehman Brothers Aggregate Bond Index (“LBAB”) finished the year with a 6.97% return, with U.S. government bonds leading the gains. High-yield bonds weakened as credit conditions worsened, but posted modestly positive returns thanks to strength earlier in the year.
PERFORMANCE
For the year ended December 31, 2007, Asset Allocation — Moderate Portfolio, Initial Class returned 7.95%. By comparison its primary and secondary benchmarks, the DJ Wilshire 5000 and the LBAB, returned 5.74% and 6.97%, respectively.
STRATEGY REVIEW
This fund-of-funds portfolio is structured to provide an approximately 50%/45%/5% mix of stocks, bonds, and cash. Its equity exposure provides broad coverage of domestic and international equity markets, across market capitalizations and investment styles. It also includes emerging markets, global real estate, and absolute-return strategies. The fixed-income portion is similarly well diversified, covering investment-grade and credit-sensitive holdings as well as international bonds.
The best-performing underlying fund was Transamerica Science & Technology, thanks to surging technology stocks. TA IDEX Oppenheimer Developing Markets performed almost as well, gaining significantly for the year as many emerging markets soared. The portfolio’s growth funds within the mid- and large-cap tiers (international included) clearly benefited from the strength of growth stocks. Among the value funds, two of the large-cap funds were weighed down by the financials sector, but in the small-cap area Transamerica Small/Mid Cap Value posted a significant gain and the other small-cap focused value fund, TA IDEX Oppenheimer Small- & Mid-Cap Value, also impressed with a positive return. The international position’s emerging-markets exposure (targeted at 20% of the international stake, mostly via the aforementioned Oppenheimer fund) was certainly a boost to returns. But TA IDEX Marsico International Growth also posted strong results, and TA IDEX Evergreen International Small Cap beat the MSCI EAFE even though the year favored large caps. Meanwhile, the portfolio’s three largest bond funds all surpassed the LBAB and ranked well within their categories, and Transamerica Convertible Securities beat all of the other bond funds. MFS High Yield and TA IDEX Transamerica Flexible Income were laggards, but the remaining bond funds held their own.
In early 2007 we conducted a broad rebalancing, mainly to better balance the portfolio’s equity exposure and diversify its bond position. We believe the portfolio’s good 2007 return, demonstrate the effectiveness of maintaining disciplined and balanced market coverage while emphasizing strong managers in each style.
In January 2007, TA IDEX Loomis Sayles Bond was added to the menu of underlying funds available for use in this portfolio, and it was added to the portfolio’s holdings that same month.
Michael Stout, CFA
Jon Hale, Ph.D., CFA
Jeff McConnell, CFA
Macicj Kowara, Ph.D., CFA
Co-Portfolio Managers
Morningstar Associates, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Asset Allocation — Moderate Portfolio
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	7.95%	12.46%	8.45%	5/1/02
DJ Wilshire 5000(1)	5.74%	14.07%	8.54%	5/1/02
Lehman Brothers Aggregate Bond Index(1)	6.97%	4.42%	5.32%	5/1/02

Service Class	7.73%	—%	12.04%	5/1/03

NOTES

(1)	The Dow Jones Wilshire 5000 Total Market (DJ Wilshire 5000) Index and the Lehman Brothers Aggregate Bond (LBAB) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Asset Allocation — Moderate Portfolio
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
The expenses shown in the table do not reflect any expenses from the Funds investment in other affiliated investment companies. The average weighted annualized expense ratio of the underlying investment companies at December 31, 2007, was 0.80%.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,030.71	0.13%	$0.67
Hypothetical (b)	1,000.00	1,024.55	0.13	0.66

Service Class
Actual	1,000.00	1,029.16	0.38	1.94
Hypothetical (b)	1,000.00	1,023.29	0.38	1.94

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Asset Type
At December 31, 2007
This chart shows the percentage breakdown by asset type of the aggregate portfolio holdings of the underlying affiliated investment companies in which the Fund invests. The security lending collateral in the underlying funds is excluded from this calculation.

3

Asset Allocation — Moderate Portfolio
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
INVESTMENT COMPANIES (100.0%)
Bond (35.3%)
MFS High Yield (1)	11,142,968	$97,390
PIMCO Total Return (1)	32,933,505	383,675
TA IDEX JPMorgan International Bond (2)	17,638,748	193,497
TA IDEX Transamerica Flexible Income (2)	7,540,210	68,088
TA IDEX Transamerica High-Yield Bond (2)	2,722,667	24,232
TA IDEX Transamerica Short-Term Bond (2)	13,592,438	132,798
TA IDEX Van Kampen Emerging Markets Debt (2)	7,910,008	83,134
Transamerica Convertible Securities (1)	6,283,870	78,423
Capital Preservation (0.8%)
Transamerica Money Market (1)	23,567,369	23,567
Global/International Stock (7.7%)
TA IDEX AllianceBernstein International Value (2)	3,464,951	43,936
TA IDEX Evergreen International Small Cap (2)	3,115,854	47,641
TA IDEX Marsico International Growth (2)	2,639,003	35,943
TA IDEX Neuberger Berman International (2)	3,447,785	38,684
TA IDEX Oppenheimer Developing Markets (2)	4,452,722	65,945
Inflation-Protected Securities (6.4%)
TA IDEX PIMCO Real Return TIPS (2)	18,530,789	192,350
Tactical and Specialty (9.1%)
Clarion Global Real Estate Securities	4,209,620	82,677
TA IDEX BlackRock Global Allocation (2)	1,681,367	20,479
TA IDEX Evergreen Health Care	4,069,133	51,637
TA IDEX Loomis Sayles Bond (2)	11,766,241	118,133
U.S. Stock (40.7%)
American Century Large Company Value (1)	7,623,016	84,692
BlackRock Large Cap Value (1)	4,947,295	94,790
Capital Guardian Value (1)	6,030,715	110,603
Federated Market Opportunity (1)	5,155,926	75,586
Jennison Growth (1)	906,572	7,479
JPMorgan Mid Cap Value (1)	2,231,588	35,237
Marsico Growth (1)	10,139,313	131,406
Munder Net50 (1)	838,643	9,879
T. Rowe Price Equity Income	54,147	1,033
T. Rowe Price Growth Stock	1,971,682	50,554
T. Rowe Price Small Cap (1)	2,635,768	27,069
TA IDEX Bjurman, Barry Micro	1,187,875	13,447
Emerging Growth (2)
TA IDEX Oppenheimer Small- & Mid-Cap Value (2)	1,041,949	11,982
TA IDEX Third Avenue Value (2)	6,549,242	170,608
TA IDEX UBS Large Cap Value (2)	7,663,431	95,870
TA IDEX Van Kampen Small Company Growth (2)	57,727	670

Transamerica Equity (1)	4,889,428	141,304
Transamerica Growth Opportunities (1)	4,268,738	77,606
Transamerica Science & Technology (1) ~	8,714,192	46,621
Transamerica Small/Mid Cap Value	1,617,992	35,758

Total Investment Companies (cost $2,772,916) #		$3,004,423

NOTES TO SCHEDULE OF INVESTMENTS:

(1)	The Fund invests its assets in the Initial Class shares of the affiliated AEGON/Transamerica Series Trust.

(2)	The Fund invests its assets in the Class I shares of the affiliated Transamerica IDEX Mutual Funds.

#	Aggregate cost for federal income tax purposes is $2,773,783. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $277,273 and $46,633, respectively. Net unrealized appreciation for tax purposes is $230,640.

~	Non-income producing.
The notes to the financial statements are an integral part of this report.

4

Asset Allocation — Moderate Portfolio
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment in affiliated investment companies at value (cost: $2,772,916)	$3,004,423
Receivables:
Investment securities sold	1,198
Shares sold	614

3,006,235

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	1,752
Management and advisory fees	255
Distribution and service fees	306
Administration fees	32
Trustees fees	111
Other	102

2,558

Net Assets	$3,003,677

Net Assets Consist of:
Capital Stock ($.01 par value)	$2,335
Additional paid-in capital	2,480,486
Undistributed (accumulated) net investment income in affiliated investment companies	86,809
Undistributed (accumulated) net realized gain from investment in affiliated investment companies	202,540
Net unrealized appreciation on investment in affiliated investment companies	231,507

Net Assets	$3,003,677

Net Assets by Class:
Initial Class	$1,550,984
Service Class	1,452,693
Shares Outstanding:
Initial Class	120,242
Service Class	113,248
Net Asset Value and Offering Price Per Share:
Initial Class	$12.90
Service Class	12.83
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends from affiliated investment companies	$93,516

Expenses:
Management and advisory fees	2,829
Printing and shareholder reports	60
Custody fees	98
Administration fees	354
Legal fees	57
Audit fees	21
Trustees fees	95
Registration fees	20
Distribution and service fees:
Service Class	3,133
Other	39

Total expenses	6,706

Net Investment Income	86,810

Net Realized Gain (Loss) from:
Investment in affiliated investment companies	130,787
Distributions from investment in affiliated investment companies	71,965

202,752

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment in affiliated investment companies	(79,857)

Net Realized and Unrealized Gain on Affiliated Investment Companies:	122,895

Net Increase In Net Assets Resulting from Operations	$209,705

The notes to the financial statements are an integral part of this report.

5

Asset Allocation — Moderate Portfolio
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$86,810	$82,631
Net realized gain from investment in affiliated investment companies	202,752	74,044
Change in unrealized appreciation (depreciation) on investment in affiliated investment companies	(79,857)	101,415

	209,705	258,090

Distributions to Shareholders:
From net investment income:
Initial Class	(46,088)	(39,931)
Service Class	(36,543)	(21,762)

	(82,631)	(61,693)

From net realized gains:
Initial Class	(40,327)	(69,586)
Service Class	(33,758)	(39,653)

	(74,085)	(109,239)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	146,040	154,399
Service Class	412,278	393,038

	558,318	547,437

Dividends and distributions reinvested:
Initial Class	86,414	109,517
Service Class	70,301	61,415

	156,715	170,932

Cost of shares redeemed:
Initial Class	(306,998)	(240,954)
Service Class	(91,790)	(45,171)

	(398,788)	(286,125)

	316,245	432,244

Net increase in net assets	369,234	519,402

Net Assets:
Beginning of year	2,634,443	2,115,041

End of year	$3,003,677	$2,634,443

Undistributed (Accumulated) net investment income	$86,809	$82,630

Share Activity:
Shares issued:
Initial Class	11,211	12,360
Service Class	31,880	31,575

	43,091	43,935

Shares issued-reinvested from distributions:
Initial Class	6,986	9,281
Service Class	5,706	5,222

	12,692	14,503

Shares redeemed:
Initial Class	(23,671)	(19,265)
Service Class	(7,111)	(3,634)

	(30,782)	(22,899)

Net increase (decrease) in shares outstanding:
Initial Class	(5,474)	2,376
Service Class	30,475	33,163

	25,001	35,539

The notes to the financial statements are an integral part of this report.

6

Asset Allocation — Moderate Portfolio
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$12.66	$12.24	$12.10	$10.99	$8.81
Investment Operations
Net investment income (loss)	0.40	0.44	0.40	0.18	0.04
Net realized and unrealized gain (loss)	0.57	0.89	0.46	1.06	2.15

Total operations	0.97	1.33	0.86	1.24	2.19

Distributions
From net investment income	(0.39)	(0.33)	(0.22)	(0.03)	(0.01)
From net realized gains	(0.34)	(0.58)	(0.50)	(0.10)	—

Total distributions	(0.73)	(0.91)	(0.72)	(0.13)	(0.01)

Net Asset Value
End of period(b)	$12.90	$12.66	$12.24	$12.10	$10.99

Total Return(c),(d)	7.95%	11.48%	7.44%	11.39%	24.87%
Ratio and Supplemental Data

Net Assets End of Period (000’s)	$1,550,984	$1,591,304	$1,509,579	$1,405,218	$1,169,496
Expenses to average net assets(e),(f)	0.13%	0.13%	0.14%	0.13%	0.12%
Net investment income (loss), to average net assets(f),(g)	3.10%	3.53%	3.36%	1.61%	0.39%
Portfolio turnover rate(d)	20%	3%	24%	30%	16%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$12.60	$12.20	$12.09	$10.98	$9.21
Investment Operations
Net investment income (loss)	0.39	0.43	0.41	0.18	0.01
Net realized and unrealized gain (loss)	0.55	0.87	0.42	1.03	1.76

Total operations	0.94	1.30	0.83	1.21	1.77

Distributions
From net investment income	(0.37)	(0.32)	(0.22)	— (h)	—
From net realized gains	(0.34)	(0.58)	(0.50)	(0.10)	—

Total distributions	(0.71)	(0.90)	(0.72)	(0.10)	—

Net Asset Value
End of period(b)	$12.83	$12.60	$12.20	$12.09	$10.98

Total Return(c),(d)	7.73%	11.21%	7.13%	11.13%	19.22%
Ratio and Supplemental Data

Net Assets End of Period (000’s)	$1,452,693	$1,043,139	$605,462	$227,221	$28,018
Expenses to average net assets(e),(f)	0.38%	0.38%	0.39%	0.39%	0.37%
Net investment income (loss), to average net assets(f),(g)	3.03%	3.44%	3.40%	1.63%	0.13%
Portfolio turnover rate(d)	20%	3%	24%	30%	16%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Asset Allocation — Moderate Portfolio (the “Fund”) share classes commenced operations as follows:

Initial Class — May 1, 2002

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Does not include expenses of the investment companies in which the Fund invests.

(f)	Annualized.

(g)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the Fund invests.

(h)	Rounds to less than $0.01 per share.
The notes to the financial statements are an integral part of this report.

7

Asset Allocation — Moderate Portfolio
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Asset Allocation-Moderate Portfolio (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: Investment company securities are valued at the net asset value of the underlying portfolio.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date. Dividends and net realized gain (loss) from investment securities for the Fund are from investments in shares of affiliated investment companies.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG and TCI are affiliates of AEGON NV, a Netherlands corporation.
TFAI has entered into an agreement with Morningstar Associates, LLC (“Morningstar”) to provide investment services to the Fund. TFAI compensates Morningstar as described in the Prospectus.
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and is a sub-adviser to other funds within ATST.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Because the underlying funds have varied expense and fee levels and the Fund may own different proportions of underlying funds at different times, the amount of fees and expenses incurred indirectly by the Fund will vary.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following rate:
0.10% of ANA
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.25% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.

8

NOTES TO FINANCIAL STATEMENTS (Continued)
At December 31,2007
(all amounts in thousands)
NOTE 2.— (continued)
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.0125% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $144. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $95. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$890,286
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	571,877
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

9

NOTES TO FINANCIAL STATEMENTS (Continued)
At December 31,2007
(all amounts in thousands)

2006 Distributions paid from:
Ordinary Income	$62,077
Long-term Capital Gain	108,855

2007 Distributions paid from:
Ordinary Income	82,662
Long-term Capital Gain	74,054
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$88,935

Undistributed Long-term Capital Gain	$201,281

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$230,640

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Asset Allocation — Moderate VP.

10

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Asset Allocation — Moderate Portfolio:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Asset Allocation — Moderate Portfolio (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the transfer agent, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

11

Asset Allocation — Moderate Portfolio
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
     For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $74,054 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

12

Asset Allocation — Moderate Portfolio
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Asset Allocation — Moderate Portfolio (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Morningstar Associates, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees observed that the Fund’s performance for the past 1-year period has been below the median for its peer universe, but noted that the performance of the Fund has been strong compared to its peer universe for the past 3- and 5-year periods. The Board considered that the recent underperformance generally can be attributed to the Fund’s higher bond exposure which can cause performance to lag in strong equity markets. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but that the Board would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fees were below the medians for its peer group and peer universe and that the total expenses of the Fund were in line with the medians for its peer group and peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board considered the specific reasons for the absence of breakpoints, and concluded that the absence of breakpoints was acceptable under the circumstances. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund.

13

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

14

Asset Allocation — Moderate Growth Portfolio
MARKET ENVIRONMENT
The stock and bond markets rose for the twelve-month period through December 31, 2007, but suffered plenty of volatility along the way. The Standard and Poor’s 500 Composite Stock Index returned 5.49%, while the broad Dow Jones Wilshire 5000 Total Market Index (“DJ Wilshire 5000”) gained 5.74%. These modest gains were punctuated by setbacks, however. In the summer, gathering concern about the U.S. mortgage and housing markets reached alarm levels. The mortgage industry’s loose lending standards of recent years came back to haunt lenders, investors, and borrowers alike. Lenders responded by tightening credit standards, many borrowers could no longer qualify for loans, and home sales and refinancings slowed. These problems worsened in the year’s last two months as financial institutions announced write-downs of mortgage-related holdings. After tumbling in the summer, stocks of financial companies again pulled the broad indices down in November and December.
By midyear investors were favoring the relative safety of larger stocks. As they migrated toward large caps while also steering away from financials and other value stocks, they boosted large-cap growth stocks in sectors such as technology. Large growth companies were also rewarded for being big exporters, an advantage with the weak U.S. dollar. For the year, large caps outpaced small caps, and growth stocks significantly outperformed value stocks across all market-cap ranges.
Foreign equity returns surpassed the U.S. indices. The Morgan Stanley Capital International EAFE Index (“MSCI EAFE”) rose 11.63% (gross) for the period, mainly because major foreign currencies strengthened against the dollar (the index gained only 3.54% (net) in local-currency terms). Emerging markets were especially strong as high commodity prices bolstered the developing nations that export them. The Morgan Stanley Capital International Emerging Markets Index soared 39.78% (gross) for the year.
Bond returns improved throughout the year as nervous investors sought safety from the shaky stock market. The Federal Reserve Board’s three rate cuts from September through December also helped bond prices. The Lehman Brothers Aggregate Bond Index (“LBAB”) finished the year with a 6.97% return, with U.S. government bonds leading the gains. High-yield bonds weakened as credit conditions worsened, but posted modestly positive returns thanks to strength earlier in the year.
PERFORMANCE
For the year ended December 31, 2007, Asset Allocation — Moderate Growth Portfolio, Initial Class returned 7.81%. By comparison its primary and secondary benchmarks, the DJ Wilshire 5000 and the LBAB, returned 5.74% and 6.97%, respectively.
STRATEGY REVIEW
This fund-of-funds portfolio is structured to provide an approximately 70%/25%/5% mix of stocks, bonds, and cash. Its equity exposure provides broad coverage of domestic and international equity markets, across market capitalizations and investment styles. It also includes emerging markets, global real estate, and absolute-return strategies. The fixed-income portion is similarly well diversified, covering investment-grade and credit-sensitive holdings as well as international bonds.
The best-performing underlying fund was Transamerica Science & Technology, thanks to surging tech stocks. TA IDEX Oppenheimer Developing Markets performed almost as well, as many emerging markets soared. The portfolio’s growth funds within the mid- and large-cap tiers (international included) clearly benefited from the strength of growth stocks. Most of those funds notched double-digit gains and also ranked well relative to their categories. Among the value funds, two of the five large-cap funds were weighed down by the financials sector, but in the small-cap area Transamerica Small/Mid Cap Value dodged the Russell 2000 Value Index’s 9.78% loss by posting a significant gain on the back of shipping and energy stocks. The other small-cap focused value fund, TA IDEX Oppenheimer Small- & Mid-Cap Value, also impressed with a positive return. The international position’s emerging-markets exposure (targeted at 20% of the international stake, mostly via the aforementioned Oppenheimer fund) was certainly a boost to returns. But TA IDEX Marsico International Growth also posted strong results, and TA IDEX Evergreen International Small Cap beat the MSCI EAFE even though the year favored large caps. The portfolio’s three largest bond funds all surpassed the LBAB and ranked well within their categories.
In early 2007 we conducted a broad rebalancing, mainly to better balance the portfolio’s equity exposure and diversify its bond position. We believe the portfolio’s good 2007 return, demonstrate the effectiveness of maintaining disciplined and balanced market coverage while emphasizing strong managers in each style.
In January 2007, TA IDEX Loomis Sayles Bond was added to the menu of underlying funds available for use in this portfolio, and it was added to the portfolio’s holdings that same month.
Michael Stout, CFA
Jon Hale, Ph.D., CFA
Jeff McConnell, CFA
Maciej Kowara, Ph.D., CFA
Co-Portfolio Managers
Morningstar Associates, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Asset Allocation — Moderate Growth Portfolio
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	7.81%	14.26%	9.34%	5/1/02
DJ Wilshire 5000(1)	5.74%	14.07%	8.54%	5/1/02
Lehman Brothers Aggregate Bond Index(1)	6.97%	4.42%	5.32%	5/1/02

Service Class	7.56%	—%	14.09%	5/1/03

NOTES

(1)	The Dow Jones Wilshire 5000 Total Market (DJ Wilshire 5000) Index and the Lehman Brothers Aggregate Bond (LBAB) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Asset Allocation — Moderate Growth Portfolio
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
The expenses shown in the table do not reflect any expenses from the Funds investment in other affiliated investment companies. The average weighted annualized expense ratio of the underlying investment companies at December 31, 2007, was 0.84%.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,015.91	0.13%	$0.66
Hypothetical (b)	1,000.00	1,024.55	0.13	0.66

Service Class
Actual
Hypothetical (b)	1,000.00	1,014.59	0.38	1.93
	1,000.00	1,023.29	0.38	1.94

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Asset Type
At December 31, 2007
This chart shows the percentage breakdown by asset type of the aggregate portfolio holdings of the underlying affiliated investment companies in which the Fund invests. The security lending collateral in the underlying funds is excluded from this calculation.

3

Asset Allocation — Moderate Growth Portfolio
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
INVESTMENT COMPANIES (100.0%)
Bond (19.7%)
MFS High Yield (1)	7,907,649	$69,113
PIMCO Total Return (1)	28,627,556	333,511
TA IDEX JPMorgan International Bond (2)	15,903,917	174,466
TA IDEX Transamerica Flexible Income (2)	10,086,664	91,083
TA IDEX Transamerica High-Yield Bond (2)	4,048,118	36,028
TA IDEX Transamerica Short-Term Bond (2)	13,464,693	131,550
TA IDEX Van Kampen Emerging Markets Debt (2)	7,860,539	82,614
Transamerica Convertible Securities (1)	5,942,720	74,165
Capital Preservation (0.6%)
Transamerica Money Market (1)	29,549,961	29,550
Global/International Stock (11.8%)
TA IDEX AllianceBernstein International Value (2)	8,011,910	101,591
TA IDEX Evergreen International Small Cap (2)	8,998,900	137,593
TA IDEX Marsico International Growth (2)	9,387,892	127,863
TA IDEX Neuberger Berman International (2)	7,629,230	85,600
TA IDEX Oppenheimer Developing Markets (2)	9,421,970	139,540
Inflation-Protected Securities (3.3%)
TA IDEX PIMCO Real Return TIPS (2)	15,963,239	165,698
Tactical and Specialty (12.1%)
Clarion Global Real Estate Securities (1)	8,984,277	176,451
TA IDEX BlackRock Global Allocation (2)	14,631,810	178,216
TA IDEX Evergreen Health Care (2)	8,916,367	113,149
TA IDEX Loomis Sayles Bond (2)	14,219,833	142,767
U.S. Stock (52.5%)
American Century Large Company Value (1)	18,819,404	209,084
BlackRock Large Cap Value (1)	15,308,741	293,315
Capital Guardian Value (1)	15,940,518	292,349
Federated Market Opportunity (1)	860,239	12,611
Jennison Growth (1)	8,222,143	67,833
JPMorgan Mid Cap Value (1)	11,575,730	182,781
Marsico Growth (1)	25,195,831	326,538
Munder Net50 (1)	2,738,188	32,256
T. Rowe Price Equity Income (1)	48,081	917
T. Rowe Price Growth Stock (1)	4,703,725	120,603
TA IDEX Bjurman, Barry Micro Emerging Growth (2)	1,836,343	20,787
TA IDEX Oppenheimer Small- & Mid- Cap Value (2)	5,539,075	63,699
TA IDEX Third Avenue Value (2)	9,326,049	242,944
TA IDEX UBS Large Cap Value (2)	17,195,592	215,117
TA IDEX Van Kampen Mid-Cap Growth (2)	270,991	3,355
TA IDEX Van Kampen Small Company Growth (2)	4,594,227	53,339
Transamerica Equity (1)	10,356,600	299,306
Transamerica Growth Opportunities(1)	6,319,876	114,895
Transamerica Science & Technology (1) ~	11,344,478	60,693
Transamerica Small/Mid Cap Value (1)	1,148,544	25,383

Total Investment Companies (cost $4,708,537) #		$5,028,353

NOTES TO SCHEDULE OF INVESTMENTS:

(1)	The Fund invests its assets in the Initial Class shares of the affiliated AEGON/Transamerica Series Trust.

(2)	The Fund invests its assets in the Class I shares of the affiliated Transamerica IDEX Mutual Funds.

#	Aggregate cost for federal income tax purposes is $4,708,861. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $385,240 and $65,748, respectively. Net unrealized appreciation for tax purposes is $319,492.

~	Non-income producing.
The notes to the financial statements are an integral part of this report.

4

Asset Allocation — Moderate Growth Portfolio
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment in affiliated investment companies at value (cost: $4,708,537)	$5,028,353
Receivables:
Shares sold	3,595

5,031,948

Liabilities:
Investment securities purchased	2,109
Accounts payable and accrued liabilities:
Shares redeemed	1,401
Management and advisory fees	427
Distribution and service fees	589
Administration fees	53
Trustees fees	158
Other	177

4,914

Net Assets	$5,027,034

Net Assets Consist of:
Capital Stock ($.01 par value)	$3,587
Additional paid-in capital	4,143,813
Undistributed (accumulated) net investment income	121,839
Undistributed (accumulated) net realized gain from investment in affiliated investment companies	437,979
Net unrealized appreciation on investment in affiliated investment companies	319,816

Net Assets	$5,027,034

Net Assets by Class:
Initial Class	$2,229,744
Service Class	2,797,290
Shares Outstanding:
Initial Class	158,462
Service Class	200,227
Net Asset Value and Offering Price Per Share:
Initial Class	$14.07
Service Class	13.97
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends from affiliated investment companies	$133,512

133,512

Expenses:
Management and advisory fees	4,624
Printing and shareholder reports	118
Custody fees	131
Administration fees	578
Legal fees	93
Audit fees	21
Trustees fees	155
Registration fees	56
Distribution and service fees:
Service Class	5,836
Other	61

Total expenses	11,673

Net Investment Income	121,839

Net Realized Gain (Loss) from:
Investment in affiliated investment companies	270,819
Distributions from investment in affiliated investment companies	167,710

438,529

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment in affiliated investment companies	(235,990)

Net Realized and Unrealized Gain on Affiliated Investment Companies:	202,539

Net Increase In Net Assets Resulting from Operations	$324,378

The notes to the financial statements are an integral part of this report.

5

Asset Allocation — Moderate Growth Portfolio
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$121,839	$107,618
Net realized gain from investment in affiliated investment companies	438,529	114,484
Change in unrealized appreciation (depreciation) on investment in affiliated investment companies	(235,990)	220,122

	324,378	442,224

Distributions to Shareholders:
From net investment income:
Initial Class	(52,701)	(32,729)
Service Class	(54,917)	(21,416)

	(107,618)	(54,145)

From net realized gains:
Initial Class	(54,425)	(84,525)
Service Class	(60,076)	(58,701)

	(114,501)	(143,226)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	207,340	328,290
Service Class	919,712	831,486

	1,127,052	1,159,776

Dividends and distributions reinvested:
Initial Class	107,126	117,254
Service Class	114,993	80,117

	222,119	197,371

Cost of shares redeemed:
Initial Class	(425,729)	(211,964)
Service Class	(99,525)	(40,042)

	(525,254)	(252,006)

	823,917	1,105,141

Net increase in net assets	926,176	1,349,994

Net Assets:
Beginning of year	4,100,858	2,750,864

End of year	$5,027,034	$4,100,858

Undistributed (Accumulated) net investment income	$121,839	$107,618

Share Activity:
Shares issued:
Initial Class	14,651	24,761
Service Class	65,119	62,937

	79,770	87,698

Shares issued-reinvested from distributions:
Initial Class	7,906	9,321
Service Class	8,537	6,398

	16,443	15,719

Shares redeemed:
Initial Class	(30,060)	(15,970)
Service Class	(7,096)	(3,047)

	(37,156)	(19,017)

Net increase (decrease) in shares outstanding:
Initial Class	(7,503)	18,112
Service Class	66,560	66,288

	59,057	84,400

The notes to the financial statements are an integral part of this report.

6

Asset Allocation — Moderate Growth Portfolio
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$13.72	$12.80	$12.18	$10.82	$8.52
Investment Operations
Net investment income (loss)	0.37	0.43	0.30	0.13	0.03
Net realized and unrealized gain (loss)	0.67	1.27	0.88	1.32	2.28

Total operations	1.04	1.70	1.18	1.45	2.31

Distributions
From net investment income	(0.34)	(0.22)	(0.14)	(0.02)	(0.01)
From net realized gains	(0.35)	(0.56)	(0.42)	(0.07)	—

Total distributions	(0.69)	(0.78)	(0.56)	(0.09)	(0.01)

Net Asset Value
End of period(b)	$14.07	$13.72	$12.80	$12.18	$10.82

Total Return(c),(d)	7.81%	13.83%	9.91%	13.54%	27.17%
Ratio and Supplemental Data

Net Assets End of Period (000’s)	$2,229,744	$2,277,269	$1,892,007	$1,560,998	$1,166,851
Expenses to average net assets(e),(f)	0.13%	0.13%	0.14%	0.14%	0.12%
Net investment income (loss), to average net assets(f),(g)	2.63%	3.25%	2.47%	1.15%	0.34%
Portfolio turnover rate(d)	24%	2%	23%	30%	13%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$13.64	$12.75	$12.15	$10.83	$8.87
Investment Operations
Net investment income (loss)	0.37	0.42	0.29	0.12	0.01
Net realized and unrealized gain (loss)	0.63	1.24	0.86	1.29	1.95

Total operations	1.00	1.66	1.15	1.41	1.96

Distributions
From net investment income	(0.32)	(0.21)	(0.13)	(0.02)	—
From net realized gains	(0.35)	(0.56)	(0.42)	(0.07)	—

Total distributions	(0.67)	(0.77)	(0.55)	(0.09)	—

Net Asset Value
End of period(b)	$13.97	$13.64	$12.75	$12.15	$10.83

Total Return(c),(d)	7.56%	13.54%	9.71%	13.16%	22.10%
Ratio and Supplemental Data

Net Assets End of Period (000’s)	$2,797,290	$1,823,589	$858,857	$272,625	$40,083
Expenses to average net assets(e),(f)	0.38%	0.38%	0.39%	0.39%	0.37%
Net investment income (loss), to average net assets(f),(g)	2.64%	3.15%	2.40%	1.08%	0.17%
Portfolio turnover rate(d)	24%	2%	23%	30%	13%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Asset Allocation — Moderate Growth Portfolio (the “Fund”) share classes commenced operations as follows:

Initial Class — May 1, 2002

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Does not include expenses of the investment companies in which the Fund invests.

(f)	Annualized.

(g)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the Fund invests.
The notes to the financial statements are an integral part of this report.

7

Asset Allocation — Moderate Growth Portfolio
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Asset Allocation-Moderate Growth Portfolio (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: Investment company securities are valued at the net asset value of the underlying portfolio.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income is recorded on the ex-dividend date. Dividends and net realized gain (loss) from investment securities for the Fund are from investments in shares of affiliated investment companies.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG and TCI are affiliates of AEGON NV, a Netherlands corporation.
TFAI has entered into an agreement with Morningstar Associates, LLC (“Morningstar”) to provide investment services to the Fund. TFAI compensates Morningstar as described in the Prospectus.
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and is a sub-adviser to other funds within ATST.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Because the underlying funds have varied expense and fee levels and the Fund may own different proportions of underlying funds at different times, the amount of fees and expenses incurred indirectly by the Fund will vary.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following rate:
     0.10% of ANA
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
     0.25% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.

8

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.0125% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $241. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $132. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$1,987,809
U.S. Government	—

Proceeds from maturities and sales of securities:
Long-term	1,096,097
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4. — (continued)

2006 Distributions paid from:
Ordinary Income	$54,145
Long-term Capital Gain	143,226

2007 Distributions paid from:
Ordinary Income	107,668
Long-term Capital Gain	114,451
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$124,137

Undistributed Long-term Capital Gain	$436,005

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$319,492

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Asset Allocation - Moderate Growth VP.

10

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Asset Allocation Moderate Growth Portfolio:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Asset Allocation Moderate Growth Portfolio (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the transfer agent, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

11

Asset Allocation — Moderate Growth Portfolio
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
     For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $114,451 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A.	2,274,825,235.835	57,978,303.737	35,433.883

Kimball, Jr.

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

12

Asset Allocation — Moderate Growth Portfolio
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Asset Allocation — Moderate Growth Portfolio (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Morningstar Associates, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees noted that the performance of the Fund was strong compared to its peer universe for the past 3- and 5-year periods, and just below the median for the past 1-year period. The Trustees further noted that the Fund has generated strong returns for the level of risk incurred. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fees were below the medians for its peer group and peer universe and that the total expenses of the Fund were in line with the medians for its peer group and peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board considered the specific reasons for the absence of breakpoints, and concluded that the absence of breakpoints was acceptable under the circumstances. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

13

BlackRock Large Cap Value
MARKET ENVIRONMENT
2007 began largely where 2006 left off. A slowdown in U.S. growth occurred following the Federal Reserve Board (“Fed”) tightening, rising oil prices, and the beginning of concerns around credit and a slowing U.S. consumer. Earnings growth remained strong on the back of strong export growth, a declining dollar and share buybacks. A transition in leadership from small, value and domestic to large, growth and multinational became evident as the year began.
But what a difference six months makes! During 2007’s second half, the benign fundamentals of 2003-2006, namely strong global growth, rising profitability levels and falling risk premiums, were replaced by credit stress, pressures on the capital position of the financial system, questions about the sustainability of the business cycle, and rising energy and food prices. Reflecting these woes, market prices moved considerably. Government bond yields plummeted; the dollar fell faster than in earlier years; credit spreads widened; and equities turned trend less and volatile. The financial and consumer discretionary sectors experienced drops of one-quarter to one-third. Commodity and industrial related multinational companies performed best. Emerging market economies and equity markets performed well yet again. The Fed moved from an attitude of vigilance about inflation to one of providing liquidity and lowering rates to shore up the functioning of credit markets and fight economic weakness. With this noticeable shift in the environment from the first to the second half of the year, the burning question is whether or not the fundamental and financial challenges are under-appreciated by investors or do market prices imply an opportunity to look over the valley.
PERFORMANCE
For the year ended December 31, 2007, BlackRock Large Cap Value, Initial Class returned 4.64% By comparison its benchmark, the Russell 1000 Value Index, returned (0.17)%.
STRATEGY REVIEW
For the year ending December 31st the portfolio outperformed its benchmark. Financials, health care, industrials and energy drove the out-performance. Within financials, under-weights in thrifts and mortgage companies and the big diversified financial services companies were the most significant contributors. Stock selection was particularly important, as we were able to avoid many of the firms that ended up suffering significant setbacks related to the mortgage debacle. In health care, our long-standing preference for service providers (such as Well Point, Inc., McKesson Corporation and Medco Health Solutions, Inc.) over product companies has continued to be additive for the portfolio.
Selected US and multi-national companies, especially those with exposure to agriculture and developing economies, have been strong contributors to our performance. Within industrials, Deere & Company and AGCO Corporation have benefited from the agriculture boom brought on by increased demand for corn-based ethanol and from emerging markets that need to feed growing and increasingly prosperous populations.
On the negative side, at a high level our attention to valuation was a negative, especially within utilities and consumer staples. In addition, we were underweight in both of these sectors, which also detracted from performance. While overall, our deep underweight to financials was additive, exposure to Citigroup Inc. (which we trimmed to an underweight by December) was one of the largest detractors. Our valuation discipline hurt us in the period following the August market melt-down, when “growth at any price” proved to be a more successful strategy. That said, however, we stuck to our disciplined approach, believing that buying better-than-market growth opportunities for better-than-market valuations is—in the long term—a recipe for success.
At the end of the period, relative to the benchmark, the portfolio’s largest over-weights are health care, energy and industrials and the portfolio’s largest under-weights are financials, utilities and consumer staples.
Robert C. Doll, Jr., CFA, CPA
Portfolio Manager
BlackRock Investment Management, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

BlackRock Large Cap Value
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	4.64%	16.85%	8.07%	10.10%	5/1/96
Russell 1000 Value(1)	(0.17)%	14.63%	7.68%	10.63%	5/1/96

Service Class	4.35%	—%	—%	17.54%	5/1/03

NOTES

(1)	The Russell 1000 Value (Russell 1000 Value) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

BlackRock Large Cap Value
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$969.46	0.84%	$4.17
Hypothetical (b)	1,000.00	1,020.97	0.84	4.28

Service Class
Actual	1,000.00	968.32	1.09	5.41
Hypothetical (b)	1,000.00	1,019.71	1.09	5.55

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

BlackRock Large Cap Value
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (99.9%)
Aerospace & Defense (6.0%)
Honeywell International, Inc.	162,000	$9,975
Lockheed Martin Corp.	78,000	8,210
Northrop Grumman Corp.	155,000	12,189
Raytheon Co.	176,000	10,683
United Technologies Corp.	167,000	12,782
Biotechnology (0.9%)
Biogen IDEC, Inc. ‡	144,000	8,197
Capital Markets (1.4%)
Goldman Sachs Group, Inc. (The)	58,000	12,473
Chemicals (3.1%)
Dow Chemical Co. (The)	220,000	8,673
Eastman Chemical Co.	2,000	122
Ei DU Pont de Nemours & Co.	198,000	8,730
Mosaic Co. (The) ‡	104,000	9,811
Commercial Services & Supplies (0.4%)
Allied Waste Industries, Inc. ‡	299,000	3,295
Communications Equipment (1.5%)
ADC Telecommunications, Inc. ‡	255,000	3,965
Juniper Networks, Inc. ‡	278,000	9,230
Computers & Peripherals (4.2%)
EMC Corp. ‡	374,000	6,930
Hewlett-Packard Co.	186,000	9,389
International Business Machines Corp.	123,000	13,296
QLogic Corp. ‡	68,000	966
Sun Microsystems, Inc. ‡	374,000	6,781
Diversified Financial Services (3.9%)
Bank of America Corp. (1)	140,000	5,777
Citigroup, Inc.	47,000	1,384
JPMorgan Chase & Co.	619,000	27,019
Nasdaq Stock Market Inc/The ‡	21,000	1,039
Diversified Telecommunication Services (2.6%)
AT&T, Inc.	363,000	15,086
Qwest Communications International, Inc. ‡^	1,202,000	8,426
Electric Utilities (0.1%)
CMS Energy Corp. ^	73,000	1,269
Electrical Equipment (0.2%)
Hubbell, Inc. Class B	29,000	1,496
Electronic Equipment & Instruments (1.0%)
Agilent Technologies, Inc. ‡	232,000	8,524
Energy Equipment & Services (1.8%)
Ensco International, Inc. ^	152,000	9,062
Tidewater, Inc.	127,000	6,967
Food & Staples Retailing (1.1%)
Kroger Co. (The)	364,000	9,722
Food Products (0.8%)
HJ Heinz Co.	157,000	7,329
Health Care Providers & Services (6.5%)
Aetna, Inc.	165,000	9,526
AmerisourceBergen Corp. Class A	190,000	8,525
Humana, Inc. ‡	122,000	9,188
McKesson Corp.	145,000	9,499
Medco Health Solutions, Inc. ‡	93,000	9,430
WellPoint, Inc. ‡	140,000	12,282
Hotels, Restaurants & Leisure (1.8%)
McDonald’s Corp.	272,000	16,024
Household Products (1.0%)
Colgate-Palmolive Co.	119,000	9,277
Independent Power Producers & Energy Traders (1.0%)
NRG Energy, Inc. ‡	214,000	9,275
Industrial Conglomerates (2.8%)
General Electric Co.	685,000	25,393
Insurance (13.6%)
ACE, Ltd.	194,000	11,985
Aflac, Inc.	149,000	9,332
Allstate Corp. (The)	124,000	6,477
American International Group, Inc.	407,000	23,728
Chubb Corp.	219,000	11,953
Hanover Insurance Group, Inc. (The) ‡	10,000	458
Loews Corp.	237,000	11,931
MetLife, Inc. ‡	202,000	12,447
Nationwide Financial Services Class A	36,000	1,620
Prudential Financial, Inc.	11,000	1,023
SAFECO Corp.	151,000	8,408
Travelers Cos., Inc. (The) ‡	261,000	14,042
W.R. Berkley Corp.	40,000	1,192
XL Capital, Ltd. Class A	145,000	7,295
IT Services (0.1%)
Computer Sciences Corp. ‡	2,000	99
Electronic Data Systems Corp.	50,000	1,036
Leisure Equipment & Products (0.4%)
Hasbro, Inc.	140,000	3,581
Machinery (3.8%)
AGCO Corp. ‡^	80,000	5,438
Deere & Co.	156,000	14,527
Ingersoll-Rand Co., Ltd. Class A	70,000	3,253
ITT Corp.	138,000	9,114
Kennametal, Inc.	32,000	1,211
Media (1.5%)
Walt Disney Co. (The) ‡	411,000	13,267
Multiline Retail (0.3%)
Dollar Tree Stores, Inc. ‡	85,000	2,203
Office Electronics (0.3%)
Xerox Corp.	158,000	2,558
Oil, Gas & Consumable Fuels (22.6%)
Chevron Corp.	375,000	34,999
ConocoPhillips	317,000	27,991
Exxon Mobil Corp.	667,000	62,491
Frontier Oil Corp.	216,000	8,765
Marathon Oil Corp.	245,000	14,911
Noble Energy, Inc.	129,000	10,258
Occidental Petroleum Corp.	224,000	17,246
Sunoco, Inc.	114,000	8,258

4

	Shares	Value
Oil, Gas & Consumable Fuels (continued)
Tesoro Corp.	155,000	$7,394
Valero Energy Corp.	142,000	9,944
Paper & Forest Products (1.1%)
International Paper Co. ^	309,000	10,005
Pharmaceuticals (6.0%)
Eli Lilly & Co.	230,000	12,280
Merck & Co., Inc.	201,000	11,680
Pfizer, Inc.	1,289,000	29,299
Road & Rail (1.2%)
CSX Corp.	249,000	10,951
Semiconductors & Semiconductor Equipment (2.6%)
Intersil Corp. Class A ^	283,000	6,928
KLA-Tencor Corp.	156,000	7,513
Novellus Systems, Inc. ‡	330,000	9,098
Software (3.2%)
BMC Software, Inc. ‡	247,000	8,803
CA, Inc.	132,000	3,293
Compuware Corp. ‡	863,000	7,664
McAfee, Inc. ‡	242,000	9,075
Specialty Retail (0.1%)
Gap, Inc. (The)	20,000	426
Trading Companies & Distributors (0.6%)
WW Grainger, Inc.	62,000	5,426
Wireless Telecommunication Services (0.4%)
Telephone & Data Systems, Inc.	49,000	3,067

Total Common Stocks (cost $776,269)		893,159

INVESTMENT COMPANIES (0.3%)
Capital Markets (0.3%)
Merrill Lynch Money Market Mutual Fund 5.33%	2,788	2,788

Total Investment Companies (cost $2,788)		2,788

Total Securities Lending Collateral (cost $29,650) (1)		29,650

Total Investment Securities (cost $808,707) #		$925,597

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $27,885.

‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $10,748, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $809,431. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $140,256 and $24,090, respectively. Net unrealized appreciation for tax purposes is $116,166.
The notes to the financial statements are an integral part of this report.

5

BlackRock Large Cap Value
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $808,707) (including securities loaned of $27,885)	$925,597
Cash	4
Receivables:
Investment securities sold	4,234
Shares sold	177
Interest	7
Income from loaned securities	4
Dividends	1,057

931,080

Liabilities:
Investment securities purchased	5,827
Accounts payable and accrued liabilities:
Shares redeemed	344
Management and advisory fees	591
Distribution and service fees	7
Administration fees	15
Payable for collateral for securities on loan	29,650
Other	141

36,575

Net Assets	$894,505

Net Assets Consist of:
Capital Stock ($.01 par value)	$467
Additional paid-in capital	657,616
Undistributed (accumulated) net investment income	8,792
Undistributed (accumulated) net realized gain from investment securities	110,740
Net unrealized appreciation on investment securities	116,890

Net Assets	$894,505

Net Assets by Class:
Initial Class	$860,991
Service Class	33,514
Shares Outstanding:
Initial Class	44,938
Service Class	1,745
Net Asset Value and Offering Price Per Share:
Initial Class	$19.16
Service Class	19.21
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$16,730
Interest	53
Income from loaned securities-net	69

16,852

Expenses:
Management and advisory fees	7,293
Printing and shareholder reports	81
Custody fees	317
Administration fees	188
Legal fees	34
Audit fees	20
Trustees fees	33
Distribution and service fees:
Service Class	78
Other	15

Total expenses	8,059

Net Investment Income	8,793

Net Realized Gain (Loss) from:
Investment securities	110,970

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(75,199)

Net Realized and Unrealized Gain:	35,771

Net Increase In Net Assets Resulting from Operations	$44,564

The notes to the financial statements are an integral part of this report.

6

BlackRock Large Cap Value
STATEMENTS OF CHANGES IN NET ASSETS
For the December 31, 2007
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$8,793	$8,492
Net realized gain from investment securities	110,970	98,978
Change in unrealized appreciation (depreciation) on investment securities	(75,199)	46,201

	44,564	153,671

Distributions to Shareholders:
From net investment income:
Initial Class	(8,239)	(4,917)
Service Class	(253)	(87)

	(8,492)	(5,004)

From net realized gains:
Initial Class	(95,448)	(43,607)
Service Class	(3,522)	(953)

	(98,970)	(44,560)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	98,197	118,323
Service Class	17,129	14,942

	115,326	133,265

Dividends and distributions reinvested:
Initial Class	103,687	48,524
Service Class	3,775	1,040

	107,462	49,564

Cost of shares redeemed:
Initial Class	(335,255)	(75,276)
Service Class	(12,598)	(4,926)

	(347,853)	(80,202)

	(125,065)	102,627

Net increase (decrease) in net assets	(187,963)	206,734

Net Assets:
Beginning of year	1,082,468	875,734

End of year	$894,505	$1,082,468

Undistributed (Accumulated) Net Investment Income (Loss)	$8,792	$8,491

Share Activity:
Shares issued:
Initial Class	4,698	5,991
Service Class	815	746

	5,513	6,737

Shares issued-reinvested from distributions:
Initial Class	5,498	2,532
Service Class	199	54

	5,697	2,586

Shares redeemed:
Initial Class	(15,943)	(3,816)
Service Class	(615)	(247)

	(16,558)	(4,063)

Net increase (decrease) in shares outstanding:
Initial Class	(5,747)	4,707
Service Class	399	553

	(5,348)	5,260

The notes to the financial statements are an integral part of this report.

7

BlackRock Large Cap Value
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$20.80	$18.72	$17.17	$14.97	$11.63
Investment Operations
Net investment income (loss)	0.20	0.17	0.13	0.18	0.17
Net realized and unrealized gain (loss)	0.72	2.91	2.54	2.47	3.28

Total operations	0.92	3.08	2.67	2.65	3.45

Distributions
From net investment income	(0.20)	(0.10)	(0.12)	(0.16)	(0.11)
From net realized gains	(2.36)	(0.90)	(1.00)	(0.29)	—

Total distributions	(2.56)	(1.00)	(1.12)	(0.45)	(0.11)

Net Asset Value
End of period(b)	$19.16	$20.80	$18.72	$17.17	$14.97

Total Return(c),(d)	4.64%	16.92%	15.94%	18.34%	29.78%
Net Assets End of Period (000’s)	$860,991	$1,054,389	$860,826	$584,426	$383,372
Ratio and Supplemental Data
Expenses to average net assets(e)	0.85%	0.83%	0.84%	0.85%	0.84%
Net investment income (loss), to average net assets(e)	0.94%	0.86%	0.70%	1.19%	1.33%
Portfolio turnover rate(d)	67%	60%	69%	132%	145%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$20.87	$18.81	$17.27	$15.06	$11.77
Investment Operations
Net investment income (loss)	0.14	0.13	0.09	0.15	0.11
Net realized and unrealized gain (loss)	0.73	2.91	2.57	2.48	3.19

Total operations	0.87	3.04	2.66	2.63	3.30

Distributions
From net investment income	(0.17)	(0.08)	(0.12)	(0.13)	(0.01)
From net realized gains	(2.36)	(0.90)	(1.00)	(0.29)	—

Total distributions	(2.53)	(0.98)	(1.12)	(0.42)	(0.01)

Net Asset Value
End of period(b)	$19.21	$20.87	$18.81	$17.27	$15.06

Total Return(c),(d)	4.35%	16.62%	15.73%	18.00%	28.03%
Net Assets End of Period (000’s)	$33,514	$28,079	$14,908	$3,189	$918
Ratio and Supplemental Data
Expenses to average net assets(e)	1.10%	1.08%	1.09%	1.10%	1.10%
Net investment income (loss), to average net assets(e)	0.70%	0.64%	0.49%	0.97%	1.19%
Portfolio turnover rate(d)	67%	60%	69%	132%	145%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	BlackRock Large Cap Value (the “Fund”) share class commenced operations as follows:

Initial Class — May 1, 1996

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

8

BlackRock Large Cap Value
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. BlackRock Large Cap Value (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $30.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$1,280
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	1,024
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	896
Barclays, Eurodollar Term, 5.00%, 2/12/2008	1,792
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	1,664
Calyon, Eurodollar Term, 5.12%, 3/3/2008	384
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	3,327
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	1,280
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	640
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	640
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	1,280
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	1,920
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	5,247
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	1,536
Reserve Primary Money Market Fund, 4.95%	1,365
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	1,536
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	768
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	1,536
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	896
Wells Fargo, Bank Note, 4.75%, 1/8/2008	639

$29,650

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1. — (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$13,279	1.48%
Asset Allocation-Growth Portfolio	156,520	17.50
Asset Allocation-Moderate Growth Portfolio	293,322	32.79
Asset Allocation-Moderate Portfolio	94,792	10.60

Total	$557,913	62.37%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of first $250 million of ANA
0.775% of the next $500 million of ANA
0.75% of ANA over $750 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $43. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plans are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $40. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$635,507
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	857,051
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, capital loss carryforwards, and post October loss deferral.
The capital loss carryforwards are available to offset future realized capital gains through the periods listed:

Capital Loss
Carryforwards	Available Through
$76	December 31, 2010
The capital loss carryforward utilized during the year ended December 31, 2007 was $43.
The capital loss carryforwards are available to offset future realized gains, subject to certain limitations under the Internal Revenue Code, through the periods listed.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes.
The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$26,263
Long-term Capital Gain	23,301
2007 Distributions paid from:
Ordinary Income	8,492
Long-term Capital Gain	98,970
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$8,793

Undistributed Long-term Capital Gain	$111,721

Capital Loss Carryforward	$(76)

Post October Capital Loss Deferral	$(182)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$116,166

11

NOTES TO FINANCIAL STATEMENTS (continued)
(all amounts in thousands)
At December 31, 2007
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its nam to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica BlackRock Large Cap Value VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
BlackRock Large Cap Value:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of BlackRock Large Cap Value (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

BlackRock Large Cap Value
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
     For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $98,970 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

BlackRock Large Cap Value
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between BlackRock Large Cap Value (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and BlackRock Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees noted that the 3- and 5-year performance of the Fund indicated strong longer-term investment results, but that shorter-term performance had lagged. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but the Board noted that they would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular.
Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

15

Capital Guardian Global
MARKET ENVIRONMENT
Global stocks made modest gains in a year that saw several major stock markets breach record highs then stumble as problems in the U.S. sub-prime mortgage market spread to other areas of the market. The Morgan Stanley Capital International World Index (“MSCIW”) rose 9.57%. Stock returns for U.S. investors were enhanced by a weaker dollar, which depreciated 10% against the euro.
Stocks soared for much of the year as low borrowing rates and the easy availability of credit supported a record $4.7 trillion in worldwide merger-and-acquisitions activity. Companies reported strong corporate earnings, and the global economy grew at a fast clip. But troubles in the U.S. sub-prime mortgage market appeared in February and June and then became a severe crisis in bank loan and bond markets in the third quarter. The fallout incorporated two main elements: the lower value of sub-prime mortgages and related investments; and the effect of the credit crisis on financial institutions that wrote down the value of their mortgage assets and subsequently faced severe financing constraints. Though the U.S. Federal Reserve Board cut interest rates three times and worked with other central banks to inject liquidity into the system, earnings began to decline and the outlook for global economic growth looked bleak by December as stocks gave up some of the year’s gains.
The stock market in Germany, Europe’s largest economy, made sharp gains, and several markets in Asia, including Hong Kong, also advanced. However, Japanese shares fell against the backdrop of a weak economy and the unexpected transition of power to a new prime minister.
Global energy and materials stocks rose, supported by robust demand for commodities from developing economies such as China and India. Information technology (“IT”) and consumer staples stocks were also higher. However, shares of financial companies fell in the aggregate.
PERFORMANCE
For the year ended December 31, 2007, Capital Guardian Global, Initial Class returned 6.31%. By comparison its benchmark, the MSCIW, returned 9.57%.
STRATEGY REVIEW
Stock selection in the U.S. was the top overall detractor from results for the year, especially in the IT and financials sectors. In the financials sector, we added to our investments in U.S. thrifts, mortgage lenders and insurers in the second half of the year as valuations declined, but we did so too early as the credit crunch further intensified in the fourth quarter. Washington Mutual, Inc. (“Washington Mutual”) was the largest detractor to results and Wachovia Corporation (“Wachovia”) was the fourth-largest detractor. Shares of Washington Mutual and Wachovia fell amid investor concerns about their exposure to the sub-prime mortgage business. Japanese banks, including Sumitomo Mitsui Financial Group Inc. and ORIX Corporation, were the other major detractors among financial stocks. Their shares fell due to lackluster earnings, a tepid Japanese economy and, toward the end of the year, concerns over any potential exposure to the U.S. sub-prime mortgage market.
Within the technology sector, the investment in SanDisk Corporation hurt results. The company is a leading manufacturer of flash memory for computers and handheld devices, and the stock pulled back over worries that there may be an oversupply in the market in the near term.
Areas that added value during the year include stock selection in Canada and in materials. Potash Corporation of Saskatchewan Inc., the Canadian company that controls around 75% of the world’s spare potash capacity, was the top contributor to results. Canadian Natural Resources Limited, one of the world’s largest oil and natural gas producers, and Barrick Gold Corporation, the Canadian gold mining company, were the other large contributors to portfolio results.
Michael R. Ericksen
David I. Fisher
Richard N. Havas
Nancy J. Kyle
Lionel M. Sauvage
Nilly Sikorsky
Rudolf M. Staehelin
Eugene P. Stein
Co-Portfolio Managers
Capital Guardian Trust Company

AEGON/Transamerica Series Trust	Annual Report 2007

1

Capital Guardian Global
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	6.31%	15.36%	7.05%	2/3/98
MSCI WORLD (USD)(1)	9.57%	17.53%	7.22%	2/3/98

Service Class	6.10%	—%	15.46%	5/1/03

NOTES

(1)	The Morgan Stanley Capital International World ex USA (MSCI World) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Investments in global securities involve risks relating to political, social, and economic developments abroad, foreign currency contracts for hedging, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
The historical financial information for periods prior to May 1, 2002 has been derived from the financial history of the predecessor portfolio, Capital Guardian Global Portfolio, of the Endeavor Series Trust. Capital Guardian Trust Company has been the portfolio’s subadviser since October 9, 2000. Prior to that a different firm managed the portfolio and the performance set forth above prior to October 9, 2000 is attributable to that firm.

2

Capital Guardian Global
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$980.62	1.15%	$5.74
Hypothetical (b)	1,000.00	1,019.41	1.15	5.85

Service Class
Actual	1,000.00	980.30	1.40	6.99
Hypothetical (b)	1,000.00	1,018.15	1.40	7.12

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Capital Guardian Global
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
CONVERTIBLE PREFERRED STOCKS (0.2%)
United States (0.2%)
Washington Mutual, Inc., due 12/18/2012 ^ Ž	420	$372

Total Convertible Preferred Stocks (cost $409)		372

COMMON STOCKS (97.5%)
Australia (2.6%)
Amcor, Ltd.	68,300	414
Asciano Group ‡	42,033	258
Billabong International, Ltd.	37,200	484
Coca-Cola Amatil, Ltd.	121,500	1,011
Macquarie Group, Ltd. ‡^	9,843	659
Newcrest Mining, Ltd.	15,795	459
QBE Insurance Group, Ltd.	16,204	474
Telstra Corp., Ltd.	109,000	449
Toll Holdings, Ltd.	48,301	486
Woolworths, Ltd.	23,538	703
Austria (0.4%)
Raiffeisen International Bank Holding AG (1)	3,200	481
Wienerberger AG (1)	7,000	386
Belgium (0.2%)
Fortis ‡	7,400	m
Fortis	18,500	489
Bermuda (1.0%)
PartnerRe, Ltd.	5,300	437
SeaDrill, Ltd. ‡	30,400	734
Tyco International, Ltd.	9,300	369
Weatherford International, Ltd. ‡	7,100	487
Brazil (0.1%)
Bovespa Holding SA ‡	6,000	116
Canada (9.7%)
Barrick Gold Corp.	137,900	5,799
Cameco Corp.	54,200	2,173
Canadian Imperial Bank of Commerce	6,300	450
Canadian Natural Resources, Ltd.	34,200	2,515
EnCana Corp. ‡	13,400	916
EnCana Corp. ^	9,000	612
Methanex Corp. ^	9,973	279
Potash Corp. of Saskatchewan	42,900	6,237
Power Corp. of Canada ^	8,200	333
Suncor Energy, Inc. ‡	9,800	1,072
Cayman Islands (0.8%)
Alibaba.Com, Ltd. ‡	2,000	7
Seagate Technology	31,300	798
Transocean, Inc. ‡	2,658	380
XL Capital, Ltd. Class A	8,400	423
Denmark (0.2%)
Genmab A/S ‡	5,600	336
Finland (0.3%)
UPM-Kymmene OYJ	32,300	654
France (6.2%)
Air Liquide	7,660	1,140
AXA SA	11,900	477
BNP Paribas	9,630	1,045
Bouygues	17,048	1,421
Dassault Systemes SA	8,300	491
Groupe Danone	7,400	664
L’Oreal SA	8,800	1,261
Pernod-Ricard SA	1,700	393
Peugeot SA	6,200	470
Sanofi-Aventis SA	21,800	2,007
Schneider Electric SA	5,600	759
Societe Generale	2,200	318
Total SA	8,100	673
Veolia Environnement	19,538	1,784
Germany (3.5%)
Allianz SE	4,900	1,056
Bayer AG	5,800	530
Continental AG	2,900	379
Daimler AG	19,900	1,929
Deutsche Bank AG	4,900	640
HYPO Real Estate Holding AG (1)	12,196	644
Infineon Technologies AG ‡	19,800	233
SAP AG ^	3,500	179
SAP AG	3,300	170
Siemens AG	10,100	1,606
Hong Kong (1.3%)
China Mobile, Ltd.	20,000	354
Hang Lung Properties, Ltd.	34,000	154
Melco International Development	206,000	310
Sino Land Co.	120,000	426
Sun Hung KAI Properties, Ltd.	34,000	722
Swire Pacific, Ltd. ‡	58,000	799
Ireland (0.7%)
CRH PLC	30,100	1,046
Ryanair Holdings PLC ‡	10,400	410
Israel (0.3%)
Teva Pharmaceutical Industries, Ltd.	12,314	572
Japan (13.8%)
Advantest Corp. ^	12,200	345
AEON Co., Ltd.	74,500	1,087
Bank of Yokohama, Ltd. (The)	42,000	293
Canon, Inc.	14,700	673
Citizen Holdings Co., Ltd. ^	39,000	379
Daiwa House Industry Co., Ltd.	20,000	255
Elpida Memory, Inc. ‡	9,800	335
Fanuc, Ltd.	10,000	969
Hankyu Hanshin Holdings, Inc.	44,000	190
Hoya Corp.	23,500	743
Idemitsu Kosan Co., Ltd.	5,000	527
Keyence Corp.	1,500	368
Millea Holdings, Inc.	9,000	302
Mitsubishi Corp.	11,400	308
Mitsubishi UFJ Financial Group, Inc.	42,000	396
Mitsui & Co., Ltd.	24,000	501
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
Japan (continued)
Mizuho Financial Group, Inc.	80	$381
Nintendo Co., Ltd.	2,100	1,233
Nippon Electric Glass Co., Ltd.	25,500	415
Nippon Telegraph & Telephone Corp.	81	403
Nissan Motor Co., Ltd.	44,900	490
Nomura Holdings, Inc.	36,000	603
NTT DoCoMo, Inc.	239	393
Okinawa Electric Power Co., Inc. (The)	4,950	230
Oracle Corp. ^	3,400	149
ORIX Corp.	6,240	1,049
Shimamura Co., Ltd. ^	7,600	643
Shin-Etsu Chemical Co., Ltd.	6,700	417
SMC Corp./Japan	4,400	523
Softbank Corp.	120,900	2,480
Sony Corp.	10,100	550
Sony Financial Holdings, Inc. ‡	61	233
Sumitomo Chemical Co., Ltd.	58,000	514
Sumitomo Corp.	24,000	336
Sumitomo Mitsui Financial Group, Inc. ^	297	2,198
Suzuki Motor Corp.	68,000	2,039
Takeda Pharmaceutical Co., Ltd.	17,700	1,034
TDK Corp.	4,100	302
Tokyu Corp.	66,000	431
Toshiba Corp.	73,000	539
Toto, Ltd. ^	16,000	127
Trend Micro, Inc.	17,500	622
Ushio, Inc.	21,500	469
Yahoo! Japan Corp.	2,356	1,051
Yamada Denki Co., Ltd.	7,190	811
Yamato Holdings Co., Ltd.	32,000	460
Korea, Republic of (0.3%)
Samsung Electronics Co., Ltd.	1,036	610
Luxembourg (0.2%)
Arcelormittal ‡	5,800	450
Mexico (0.5%)
America Movil SAB de CV Series R, Class R	14,115	866
Cemex SAB de CV ‡^	9,700	251
Netherlands (1.3%)
ASML Holding NV ‡	10,577	335
ING Groep NV	26,510	1,037
Koninklijke Ahold NV ‡	52,000	725
Unilever NV	15,400	566
Netherlands Antilles (1.1%)
Schlumberger, Ltd.	23,500	2,312
Norway (0.3%)
Telenor ASA ‡	27,100	643
Panama (0.2%)
Carnival Corp.	7,600	338
Poland (0.1%)
Polski Koncern Naftowy Orlen ‡	7,300	305
Russian Federation (0.6%)
Gazprom OAO	23,400	1,310
Singapore (0.1%)
Capitaland, Ltd.	38,000	165
South Africa (0.4%)
Harmony Gold Mining Co., Ltd. ‡	17,400	179
Harmony Gold Mining Co., Ltd. ‡	12,100	125
Sasol, Ltd.	9,000	447
Spain (0.8%)
Banco Bilbao Vizcaya Argentaria SA	40,400	983
Banco Santander Central Hispano SA	20,400	441
Repsol YPF SA	8,300	296
Sweden (0.4%)
Eniro AB	40,300	358
TeliaSonera AB	60,500	565
Switzerland (4.4%)
Compagnie Financiere Richemont SA Class A	19,838	1,355
Holcim, Ltd.	16,302	1,738
Nestle SA	2,611	1,199
Nobel Biocare Holding AG	1,400	373
Novartis AG	32,869	1,798
Roche Holding AG	7,928	1,370
Swiss Reinsurance	11,901	842
Swisscom AG	1,504	587
Taiwan (0.5%)
High Tech Computer Corp.	7,410	541
Taiwan Semiconductor Manufacturing Co., Ltd.	51,225	510
Turkey (0.2%)
Turkcell Iletisim Hizmet As	19,000	524
United Kingdom (10.4%)
AstraZeneca PLC	25,500	1,092
AstraZeneca PLC	18,600	801
BAE Systems PLC	156,600	1,552
Barclays PLC	30,500	306
BHP Billiton PLC	22,947	706
HBOS PLC	55,500	812
HSBC Holdings PLC ‡	25,800	432
Lloyds TSB Group PLC	40,200	378
Marks & Spencer Group PLC	25,300	282
Reuters Group PLC	71,700	909
Rio Tinto PLC	25,400	2,688
Royal Bank of Scotland Group PLC	104,300	922
Royal Dutch Shell PLC Class A	3,200	270
Royal Dutch Shell PLC Class A	84,968	3,572
Sabmiller PLC	95,300	2,686
Scottish & Southern Energy PLC	20,500	668
Standard Chartered PLC	14,800	543
Tesco PLC	101,900	968
Vodafone Group PLC	431,882	1,615
Yell Group PLC	63,400	506
The notes to the financial statements are an integral part of this report.

5

	Shares	Value
United States (34.6%)
Advanced Micro Devices, Inc. ‡^	28,900	$217
Aflac, Inc.	14,000	877
Agilent Technologies, Inc. ‡	11,000	404
Allergan, Inc.	7,800	501
Altera Corp.	50,600	978
American Capital Strategies, Ltd. ^	7,900	260
American International Group, Inc.	15,750	918
American Tower Corp. Class A ‡	8,800	375
Anheuser-Busch Cos., Inc.	6,700	351
Applied Materials, Inc. ^	119,359	2,120
Arch Coal, Inc.	7,600	342
AT&T, Inc.	20,600	856
Baker Hughes, Inc.	10,600	860
Bank of America Corp.	14,000	578
Baxter International, Inc.	23,500	1,364
Beazer Homes USA, Inc. ^	8,500	63
Berkshire Hathaway, Inc. Class A ‡	11	1,558
Best Buy Co., Inc.	22,400	1,179
BJ Services Co.	28,200	684
Boeing Co.	10,600	927
Brocade Communications Systems, Inc. ‡	64,200	471
Campbell Soup Co.	9,500	339
Capital One Financial Corp.	11,600	548
Chevron Corp.	5,438	508
Cisco Systems, Inc. ‡	78,000	2,112
Citigroup, Inc.	8,200	241
Cleveland-Cliffs, Inc.	3,400	343
Comcast Corp. Class A ‡	28,950	529
ConocoPhillips	5,700	503
Corning, Inc.	36,900	885
Danaher Corp.	12,200	1,070
Davita, Inc. ‡	6,200	349
Dell, Inc. ‡	11,600	284
Delta Petroleum Corp. ‡^	12,900	243
eBay, Inc. ‡	37,000	1,228
Energizer Holdings, Inc. ‡	4,300	482
Exxon Mobil Corp.	5,500	515
Fannie Mae	30,600	1,223
FedEx Corp.	7,000	624
Fifth Third Bancorp	11,400	287
Fluor Corp.	7,900	1,151
Forest Laboratories, Inc. ‡	23,600	860
Freddie Mac	50,700	1,727
Genentech, Inc. ‡	26,200	1,757
General Electric Co.	37,300	1,383
General Mills, Inc.	5,400	308
Goldman Sachs Group, Inc. (The)	3,100	667
Google, Inc. Class A ‡	2,900	2,005
Hanesbrands, Inc. ‡	22,625	615
Hewlett-Packard Co.	17,200	868
Home Depot, Inc.	8,100	218
Hudson City Bancorp, Inc.	31,700	476
Illinois Tool Works, Inc.	24,100	1,290
Jabil Circuit, Inc.	14,900	228
JPMorgan Chase & Co.	29,888	1,305
KLA-Tencor Corp. ^	31,500	1,517
Kraft Foods, Inc. Class A	20,600	672
LAM Research Corp. ‡	9,600	415
Las Vegas Sands Corp. ‡	2,900	299
Lehman Brothers Holdings, Inc.	12,000	785
Lennar Corp. Class A ^	16,900	302
Lowe’s Cos., Inc.	39,700	898
Medtronic, Inc.	23,400	1,176
Microsoft Corp.	42,900	1,527
Monsanto Co.	7,900	882
Moody’s Corp. ^	10,100	361
News Corp. Class A	51,513	1,056
Oracle Corp. ‡	14,800	334
Paychex, Inc.	11,300	409
Peabody Energy Corp.	8,200	505
PepsiCo, Inc.	13,300	1,010
Polycom, Inc. ‡	17,400	483
Progressive Corp. (The) ^	2,400	46
Qualcomm, Inc.	28,100	1,106
SanDisk Corp. ‡	48,800	1,619
Sara Lee Corp.	24,200	389
Sepracor, Inc. ‡	12,400	326
SLM Corp.	29,600	596
Starwood Hotels & Resorts Worldwide, Inc. ‡	13,700	603
SunTrust Banks, Inc.	5,400	337
Synthes, Inc.	3,328	414
Target Corp.	31,100	1,555
Time Warner Telecom, Inc. Class A ‡	24,300	493
Time Warner, Inc.	55,550	917
United Parcel Service, Inc. Class B	15,300	1,082
United Technologies Corp.	13,100	1,003
UnitedHealth Group, Inc.	22,700	1,321
Wachovia Corp.	43,500	1,654
Walt Disney Co. (The) ‡	41,900	1,353
Washington Mutual, Inc. ^	16,500	225
Wells Fargo & Co.	14,600	441
Wyeth	6,900	305
Xilinx, Inc.	13,100	287
Yahoo!, Inc. ‡	24,300	565

Total Common Stocks (cost $172,728)		203,912

Total Securities Lending Collateral (cost $9,868) (2)		9,868

Total Investment Securities (cost $183,005) #		$214,152

The notes to the financial statements are an integral part of this report.

6

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in	Net Unrealized
	Bought	Settlement	U.S. Dollars	Appreciation
Currency	(Sold)	Date	Bought (Sold)	(Depreciation)
Japanese Yen	2,784	01/07/2008	$25	$ m
Japanese Yen	2,756	01/08/2008	24	m
Japanese Yen	(91,145)	03/05/2008	(834)	13
Japanese Yen	(75,854)	03/18/2008	(676)	(8)
Swiss Franc	(2,018)	01/28/2008	(1,837)	52

			$(3,298)	$57

	Percentage of
(unaudited)	Total Investments	Value
INVESTMENTS BY INDUSTRY:
Oil, Gas & Consumable Fuels	8.1%	$17,302
Commercial Banks	6.4%	13,743
Metals & Mining	5.0%	10,749
Pharmaceuticals	5.0%	10,666
Chemicals	4.7%	9,999
Wireless Telecommunication Services	3.8%	8,027
Insurance	3.7%	7,976
Semiconductors & Semiconductor Equipment	3.7%	7,901
Media	2.6%	5,627
Energy Equipment & Services	2.6%	5,457
Beverages	2.5%	5,451
Computers & Peripherals	2.4%	5,120
Automobiles	2.3%	4,927
Internet Software & Services	2.3%	4,856
Software	2.2%	4,706
Communications Equipment	2.1%	4,586
Food Products	1.9%	4,138
Diversified Financial Services	1.9%	4,126
Thrifts & Mortgage Finance	1.9%	4,023
Diversified Telecommunication Services	1.9%	3,996
Machinery	1.8%	3,854
Specialty Retail	1.8%	3,749
Capital Markets	1.7%	3,614
Industrial Conglomerates	1.6%	3,488
Aerospace & Defense	1.6%	3,482
Food & Staples Retailing	1.6%	3,482
Health Care Equipment & Supplies	1.6%	3,327
Electronic Equipment & Instruments	1.5%	3,208
Construction Materials	1.4%	3,034
Air Freight & Logistics	1.2%	2,652
Textiles, Apparel & Luxury Goods	1.1%	2,454
Real Estate Management & Development	1.1%	2,267
Consumer Finance	1.0%	2,194
Biotechnology	1.0%	2,093
Multiline Retail	0.9%	1,837
Multi-Utilities	0.8%	1,784
Health Care Providers & Services	0.8%	1,671
Personal Products	0.6%	1,261
Hotels, Restaurants & Leisure	0.6%	1,240
Electrical Equipment	0.6%	1,228
The notes to the financial statements are an integral part of this report.

7

	Percentage of
(unaudited)	Total Investments	Value
INVESTMENTS BY INDUSTRY (continued):
Household Durables	0.6%	$1,171
Construction & Engineering	0.5%	1,151
Trading Companies & Distributors	0.5%	1,146
Electric Utilities	0.4%	898
Road & Rail	0.3%	689
Office Electronics	0.3%	673
Paper & Forest Products	0.3%	654
Building Products	0.2%	512
Household Products	0.2%	482
Containers & Packaging	0.2%	414
Airlines	0.2%	410
IT Services	0.2%	409
Auto Components	0.2%	380

Investment Securities, at value	95.4%	204,284
Short-Term Investments	4.6%	9,868

Total Investments	100.0%	$214,152

NOTES TO SCHEDULE OF INVESTMENTS:

m	Value is less than $1.

‡	Non-Income Producing.

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $9,398.

(1)	Security valued as determined in good faith in accordance with procedures established by the Fund’s Board of Trustees.

(2)	Cash collateral for the Repurchase Agreements, valued at $3,577, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

Ž	The security has a perpetual maturity. The date shown is the next call date.

#	Aggregate cost for federal income tax purposes is $184,155. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $41,296, and $11,299, respectively. Net unrealized appreciation for tax purposes is $29,997.
The notes to the financial statements are an integral part of this report.

8

Capital Guardian Global
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $183,005) (including securities loaned of $9,398)	$214,152
Cash	4,833
Foreign currency (cost:$4)	4
Receivables:
Investment securities sold	88
Shares sold	21
Interest	14
Income from loaned securities	5
Dividends	212
Dividend reclaims	47
Unrealized appreciation on forward foreign currency contracts	65

219,441

Liabilities:
Investment securities purchased	50
Accounts payable and accrued liabilities:
Shares redeemed	158
Management and advisory fees	184
Distribution and service fees	3
Administration fees	4
Payable for collateral for securities on loan	9,868
Unrealized depreciation on forward foreign currency contracts	8
Other	67

10,342

Net Assets	$209,099

Net Assets Consist of:
Capital Stock ($.01 par value)	$213
Additional paid-in capital	151,712
Undistributed (accumulated) net investment income	436
Undistributed (accumulated) net realized gain from investment securities and foreign currency transactions	25,531
Net unrealized appreciation on investment securities	31,147
Net unrealized appreciation on translation of assets and liabilities denominated in foreign currencies	60

Net Assets	$209,099

Net Assets by Class:
Initial Class	$193,197
Service Class	15,902
Shares Outstanding:
Initial Class	19,716
Service Class	1,628
Net Asset Value and Offering Price Per Share:
Initial Class	$9.80
Service Class	9.77
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $254)	$4,054
Interest	113
Income from loaned securities-net	94

4,261

Expenses:
Management and advisory fees	2,278
Printing and shareholder reports	28
Custody fees	137
Administration fees	44
Legal fees	5
Audit fees	24
Trustees fees	8
Distribution and service fees:
Service Class	35
Other	3

Total expenses	2,562

Net Investment Income	1,699

Net Realized Gain (Loss) from:
Investment securities	26,571
Foreign currency transactions	(283)

26,288

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(14,186)
Translation of assets and liabilities denominated in foreign currencies	95

(14,091)

Net Realized and Unrealized Gain:	12,197

Net Increase In Net Assets Resulting from Operations	$13,896

The notes to the financial statements are an integral part of this report.

9

Capital Guardian Global
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$1,699	$2,007
Net realized gain from investment securities and foreign currency transactions	26,288	18,669
Change in unrealized appreciation (depreciation) on investment securities and foreign currency translation	(14,091)	9,283

	13,896	29,959

Distributions to Shareholders:
From net investment income:
Initial Class	(1,764)	(5,158)
Service Class	(94)	(247)

	(1,858)	(5,405)

From net realized gains:
Initial Class	(17,744)	(66,437)
Service Class	(1,217)	(3,411)

	(18,961)	(69,848)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	12,644	21,065
Service Class	5,481	3,302

	18,125	24,367

Dividends and distributions reinvested:
Initial Class	19,508	71,595
Service Class	1,311	3,658

	20,819	75,253

Cost of shares redeemed:
Initial Class	(49,396)	(43,255)
Service Class	(2,739)	(2,082)

	(52,135)	(45,337)

	(13,191)	54,283

Net increase (decrease) in net assets	(20,114)	8,989

Net Assets:
Beginning of year	229,213	220,224

End of year	$209,099	$229,213

Undistributed (Accumulated) Net Investment Income (Loss)	$436	$753

Share Activity:
Shares issued:
Initial Class	1,213	1,693
Service Class	535	283

	1,748	1,976

Shares issued-reinvested from Distributions:
Initial Class	2,043	7,584
Service Class	137	388

	2,180	7,972

Shares redeemed:
Initial Class	(4,731)	(3,456)
Service Class	(264)	(166)

	(4,995)	(3,622)

Net increase (decrease) in shares outstanding:
Initial Class	(1,475)	5,821
Service Class	408	505

	(1,067)	6,326

The notes to the financial statements are an integral part of this report.

10

Capital Guardian Global
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period (a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$10.23	$13.69	$12.88	$11.66	$8.49
Investment Operations
Net investment income (loss)	0.08	0.11	0.11	0.08	0.05
Net realized and unrealized gain (loss)	0.53	1.43	1.17	1.18	3.14

Total operations	0.61	1.54	1.28	1.26	3.19

Distributions
From net investment income	(0.09)	(0.36)	(0.06)	(0.04)	(0.02)
From net realized gains	(0.95)	(4.64)	(0.41)	—	—

Total distributions	(1.04)	(5.00)	(0.47)	(0.04)	(0.02)

Net Asset Value
End of period (b)	$9.80	$10.23	$13.69	$12.88	$11.66

Total Return (c), (d)	6.31%	14.32%	10.18%	10.88%	37.60%
Net Assets End of Period (000’s)	$193,197	$216,762	$210,441	$409,831	$271,610
Ratio and Supplemental Data
Expenses to average net assets (e)	1.14%	1.14%	1.10%	1.10%	1.14%
Net investment income (loss), to average net assets (e)	0.78%	0.91%	0.86%	0.65%	0.48%
Portfolio turnover rate (d)	38%	36%	32%	23%	20%
For a share outstanding throughout each period (a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$10.20	$13.67	$12.88	$11.66	$8.76
Investment Operations
Net investment income (loss)	0.05	0.08	0.07	0.05	(0.01)
Net realized and unrealized gain (loss)	0.54	1.43	1.17	1.18	2.91

Total operations	0.59	1.51	1.24	1.23	2.90

Distributions
From net investment income	(0.07)	(0.34)	(0.04)	(0.01)	—
From net realized gains	(0.95)	(4.64)	(0.41)	—	—

Total distributions	(1.02)	(4.98)	(0.45)	(0.01)	—

Net Asset Value
End of period (b)	$9.77	$10.20	$13.67	$12.88	$11.66

Total Return (c), (d)	6.10%	14.00%	9.90%	10.60%	33.11%
Net Assets End of Period (000’s)	$15,902	$12,451	$9,783	$5,832	$1,212
Ratio and Supplemental Data
Expenses to average net assets (e)	1.39%	1.39%	1.35%	1.35%	1.39%
Net investment income (loss), to average net assets (e)	0.50%	0.65%	0.55%	0.38%	(0.14)%
Portfolio turnover rate (d)	38%	36%	32%	23%	20%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Capital Guardian Global (the “Fund”) share class commenced operations as follows:

Initial Class — February 3, 1998

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

11

Capital Guardian Global
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Capital Guardian Global (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $7 are included in net realized gains in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1. — (continued)
of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $40.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$426
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	341
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	298
Barclays, Eurodollar Term, 5.00%, 2/12/2008	596
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	554
Calydon, Eurodollar Term, 5.12%, 3/3/2008	128
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	1,108
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	426
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	213
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	213
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	426
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	639
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	1,746
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	511
Reserve Primary Money Market Fund, 4.95%	454
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	511
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	256
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	511
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	298
Wells Fargo, Bank Note, 4.75%, 1/8/2008	213

$9,868

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received. Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Forward foreign currency contracts: The Fund may enter into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Contracts are valued at the contractual forward rate and are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at December 31, 2007, are listed in the Schedule of Investments.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
1.05% of the first $125 million of ANA
1.00% of the next $125 million of ANA
0.90% of the next $150 million of ANA
0.825% of the next $350 million of ANA
0.80% of the next $250 million of ANA
0.75% of the next $1 billion of ANA
0.70% of ANA over $2 billion

13

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.32% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $10. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $9. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$82,916
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	117,097
U.S. Government	—

14

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, foreign currency transactions, passive foreign investment companies and post October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(158)
Undistributed (accumulated) net realized gain (loss) from investment securities	$158
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$10,367
Long-term Capital Gain	64,886
2007 Distributions paid from:
Ordinary Income	4,083
Long-term Capital Gain	16,736
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$2,783

Undistributed Long-term Capital Gain	$24,531

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(140)

Net Unrealized Appreciation (Depreciation)	$30,000	*

*	Amount includes unrealized appreciation (depreciation) from foreign currency.
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible

15

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 6. — (continued)
that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Capital Guardian Global VP.

16

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Capital Guardian Global:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Capital Guardian Global (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

17

Capital Guardian Global
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $16,736 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

18

Capital Guardian Global
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Capital Guardian Global (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Capital Guardian Trust Company (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer group of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the performance of the Fund over both a short and long-term period has lagged relative to its peer universe, but the Fund has turned in consistent positive returns. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but the Board noted that they would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that fees and expenses are higher than the peer group and universe of funds, but that the Sub-Adviser was not willing to reduce fees further. Based on their review, the Trustees determined that the management fees of the Fund were acceptable under the circumstances in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Board further noted that the Advisor offers additional breakpoints above those offered by the Sub-Adviser. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

19

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

20

Capital Guardian U.S. Equity
MARKET ENVIRONMENT
U.S. equities made small gains in a year dominated by fluctuating liquidity levels and corporate profits. Stocks soared to new highs on record merger and acquisition (“M&A”) activity and earnings, and then dropped dramatically as the tap of cheap money dried up in the wake of the sub-prime mortgage crisis. By year’s end earnings had begun to slide and investors grew concerned about the possibility of an economic recession.
Stocks soared for much of the year as easy money supported a record $4.7 trillion in worldwide deals. Companies reported strong corporate earnings and the economy accelerated. But ripples of sub-prime mortgage trouble appeared in February and June before bursting open in the third quarter. The fallout incorporated two main elements: the lower value of sub-prime mortgages and related investments; and the effect of the crisis on financial institutions that wrote down the value of their mortgage assets and subsequently faced severe financing constraints. Though the Federal Reserve Board cut interest rates three times and worked with other central banks to inject liquidity into the system, earnings began to decline and the outlook for economic growth looked bleak by December, while 2007’s stock market gains were nearly erased. The Standard and Poor’s 500 Composite Stock Index (“S&P 500”) ended the year up 5.49%.
The sell-off was most acutely felt by financial companies, which had their worst year since 1990. Citigroup Inc. was the biggest drag on the S&P 500 after it announced staggering losses. Consumer discretionary stocks slid as concerns about the economy grew. Other sectors posted double-digit gains, however. Energy stocks climbed as oil futures rose by nearly 60%; materials advanced on demand from the emerging markets; and utilities benefited both from the M&A boom and the flight to safety amid the turmoil. Information technology (“IT”) stocks also jumped, led by Apple Inc. after the unveiling of its iPhone.
Economic data showed that while the housing market was at its weakest level in decades, other critical measures of the economy, including employment, held up well throughout most of the year. Real gross domestic product (“GDP”) growth accelerated to 4.9% in the third quarter, though by the end of 2007 durable goods data and other economic indicators showed signs of strain.
PERFORMANCE
For the year ended December 31, 2007, Capital Guardian U.S. Equity, Initial Class returned (0.15)%. By comparison its benchmark, the S&P 500, returned 5.49%.
STRATEGY REVIEW
The portfolio’s underperformance was due primarily to stock selection in the IT and financials sectors during the fourth quarter.
Rising investor concern about the U.S. economy and capital spending negatively impacted some technology holdings, including contract manufacturers and semiconductor memory companies SanDisk Corporation, Micron Technology, Inc. and Jabil Circuit, Inc.
The credit crunch further intensified concerns about the housing market, sub-prime mortgages, and collateralized debt obligations, hurting several of our holdings among thrifts and bond insurers, including Washington Mutual, Inc., which was the biggest detractor to portfolio returns. The largest U.S. savings and loan saw its shares tumble as the housing and credit markets deteriorated and after regulators began investigating how the company set values for mortgages sold to investors. Other decliners in the financials area included Wachovia Corporation, Ambac Financial Group, Inc., MBIA Inc. and SLM Corporation (“Sallie Mae”), which sank after a $25 billion proposed takeover collapsed. Selection in health care and the underweight position in energy also weighed on returns.
The choice of materials stocks, especially Potash Corporation of Saskatchewan Inc., was positive for the portfolio. The stock gained as demand for fertilizers increased throughout the year. Google Inc. was the top contributor to returns as the company posted consistently solid results.

Michael R. Ericksen	Karen A. Miller
David I. Fisher	Theodore R. Samuels
Eugene P. Stein	Alan J. Wilson
Terry Berkemeier
Co-Portfolio Managers
Capital Guardian Trust Company

AEGON/Transamerica Series Trust	Annual Report 2007

1

Capital Guardian U.S. Equity
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	(0.15)%	11.86%	3.72%	10/9/00
S&P500(1)	5.49%	12.83%	2.31%	10/9/00

Service Class	(0.39)%	—%	10.70%	5/1/03

NOTES

(1)	The Standard and Poor’s 500 Composite Stock (S&P 500) Index is an unmanaged index used as a general measure of market performance.
Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Capital Guardian U.S. Equity
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$934.46	0.87%	$4.24
Hypothetical (b)	1,000.00	1,020.82	0.87	4.43

Service Class
Actual	1,000.00	933.74	1.12	5.46
Hypothetical (b)	1,000.00	1,019.56	1.12	5.70

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Capital Guardian U.S. Equity
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
CONVERTIBLE PREFERRED STOCKS (0.7%)
Consumer Finance (0.1%)
SLM Corp., ‡	180	$186
Pharmaceuticals (0.2%)
Schering-Plough,	1,800	437
Thrifts & Mortgage Finance (0.4%)
Washington Mutual, Inc., ‡ ^	1,030	912

Total Convertible Preferred Stocks (cost $1,646)		$1,535

	Principal	Value
CONVERTIBLE BONDS (0.3%)
Automobiles (0.3%)
Ford Motor Co.
4.25%, due 12/15/2036	$629	$625

Total Convertible Bonds (cost $633)		625

	Shares	Value
COMMON STOCKS (97.9%)
Aerospace & Defense (1.8%)
Boeing Co.	21,300	$1,863
United Technologies Corp.	25,200	1,929
Air Freight & Logistics (2.2%)
FedEx Corp.	9,300	829
United Parcel Service, Inc. Class B	53,600	3,791
Airlines (0.2%)
Southwest Airlines Co.	35,400	432
Auto Components (0.3%)
Johnson Controls, Inc.	17,900	645
Automobiles (0.8%)
Ford Motor Co. ‡^	176,300	1,186
General Motors Corp.	19,000	473
Beverages (2.1%)
Anheuser-Busch Cos., Inc.	9,500	497
Coca-Cola Co. (The)	25,100	1,540
PepsiCo, Inc.	33,000	2,505
Biotechnology (3.1%)
Genentech, Inc. ‡	61,700	4,139
ImClone Systems, Inc. ‡	36,700	1,578
Millennium Pharmaceuticals, Inc. ‡	67,900	1,017
Building Products (0.1%)
Owens Corning, Inc. ‡^	10,900	220
Capital Markets (2.6%)
American Capital Strategies, Ltd. ^	19,300	636
Goldman Sachs Group, Inc. (The)	15,200	3,269
Lehman Brothers Holdings, Inc.	24,500	1,603
Chemicals (1.7%)
Monsanto Co.	7,700	860
Potash Corp. of Saskatchewan	18,800	2,707
Commercial Banks (3.1%)
Fifth Third Bancorp	23,600	593
SunTrust Banks, Inc.	12,600	788
Wachovia Corp.	93,714	3,564
Wells Fargo & Co.	54,400	1,642
Commercial Services & Supplies (0.1%)
Monster Worldwide, Inc. ‡	9,300	301
Communications Equipment (3.1%)
Ciena Corp. ‡^	8,300	283
Cisco Systems, Inc. ‡	110,500	2,991
Corning, Inc.	22,700	545
Polycom, Inc. ‡	17,600	489
Qualcomm, Inc.	59,600	2,345
Computers & Peripherals (3.1%)
Brocade Communications Systems, Inc. ‡	88,600	650
Dell, Inc. ‡	34,400	843
Hewlett-Packard Co.	22,057	1,114
Network Appliance, Inc. ‡	9,700	242
SanDisk Corp. ‡	70,600	2,342
Seagate Technology	41,900	1,069
Sun Microsystems, Inc. ‡	25,000	453
Construction & Engineering (1.3%)
Fluor Corp.	18,900	2,754
Consumer Finance (1.3%)
AmeriCredit Corp. ‡^	23,900	306
Capital One Financial Corp.	15,200	718
SLM Corp. ^	88,200	1,776
Diversified Financial Services (2.3%)
JPMorgan Chase & Co.	101,704	4,439
Moody’s Corp.	12,200	436
Diversified Telecommunication Services (2.2%)
AT&T, Inc.	52,400	2,178
Level 3 Communications, Inc. ‡^	149,900	455
Time Warner Telecom, Inc. Class A ‡	68,500	1,390
Verizon Communications, Inc.	14,400	629
Electric Utilities (1.5%)
Allegheny Energy, Inc.	8,400	534
CMS Energy Corp. ^	43,000	748
Edison International	25,900	1,382
Pinnacle West Capital Corp.	15,200	645
Electrical Equipment (0.6%)
Cooper Industries, Ltd. Class A	13,800	730
Emerson Electric Co.	11,300	640
Electronic Equipment & Instruments (1.3%)
Agilent Technologies, Inc. ‡	17,200	632
Flextronics International, Ltd. ‡	52,400	632
Jabil Circuit, Inc.	79,200	1,209
Tyco International, Ltd.	8,700	345
Energy Equipment & Services (3.4%)
Baker Hughes, Inc.	15,000	1,216
BJ Services Co.	53,200	1,291
Schlumberger, Ltd.	32,700	3,217
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
Energy Equipment & Services (continued)
Weatherford International, Ltd. ‡	23,200	$1,591
Food & Staples Retailing (0.5%)
Costco Wholesale Corp.	9,600	670
Walgreen Co.	11,300	430
Food Products (2.6%)
Campbell Soup Co.	16,800	600
General Mills, Inc.	6,700	382
Kraft Foods, Inc. Class A	65,450	2,136
Sara Lee Corp.	89,300	1,434
Unilever NV	24,800	904
Health Care Equipment & Supplies (2.2%)
Baxter International, Inc.	52,500	3,048
Medtronic, Inc.	34,500	1,734
Health Care Providers & Services (2.9%)
Davita, Inc. ‡	26,300	1,482
UnitedHealth Group, Inc.	82,500	4,802
Health Care Technology (0.3%)
Cerner Corp. ‡^	10,900	615
Hotels, Restaurants & Leisure (1.4%)
Las Vegas Sands Corp. ‡^	12,500	1,288
McDonald’s Corp.	15,700	925
Starbucks Corp. ‡	19,100	391
Starwood Hotels & Resorts Worldwide, Inc. ‡	10,500	462
Household Durables (0.5%)
Jarden Corp. ‡^	11,200	264
Leggett & Platt, Inc.	32,500	567
Lennar Corp. Class A ^	12,400	222
Household Products (0.3%)
Energizer Holdings, Inc. ‡	5,400	606
Independent Power Producers & Energy Traders (0.2%)
AES Corp. (The) ‡	20,400	436
Industrial Conglomerates (2.6%)
General Electric Co.	133,700	4,956
Siemens AG	3,800	598
Insurance (4.4%)
Aflac, Inc.	13,900	871
AMBAC Financial Group, Inc. ^	33,200	856
American International Group, Inc.	49,100	2,863
Berkshire Hathaway, Inc. Class A ‡	12	1,699
Marsh & McLennan Cos., Inc.	46,900	1,241
MBIA, Inc. ^	41,400	771
Progressive Corp. (The)	29,400	563
XL Capital, Ltd. Class A	13,100	659
Internet Software & Services (4.9%)
eBay, Inc. ‡	88,300	2,931
Google, Inc. Class A ‡	8,400	5,808
Yahoo!, Inc. ‡	72,900	1,696
IT Services (1.0%)
Affiliated Computer Services, Inc. Class A ‡	11,200	505
Cognizant Technology Solutions Corp. Class A ‡^	10,400	353
Paychex, Inc.	17,000	616
Verifone Holdings, Inc. ‡^	24,700	574
Machinery (1.7%)
Caterpillar, Inc.	6,400	464
Danaher Corp.	15,400	1,351
Illinois Tool Works, Inc.	30,700	1,644
Parker Hannifin Corp.	3,000	226
Media (3.2%)
CBS Corp. Class B	36,100	984
Comcast Corp. Class A ‡	29,550	540
Gannett Co., Inc.	14,500	566
Omnicom Group, Inc.	13,600	646
Time Warner Cable, Inc. Class A ‡	18,800	519
Time Warner, Inc.	32,250	532
Viacom, Inc. Class B ‡	14,050	617
Walt Disney Co. (The) ‡	74,500	2,405
Metals & Mining (2.4%)
Allegheny Technologies, Inc.	3,000	259
Barrick Gold Corp.	59,300	2,494
Cleveland-Cliffs, Inc.	4,000	403
Freeport-McMoRan Copper & Gold, Inc.	6,000	615
Newmont Mining Corp.	18,200	889
Nucor Corp.	7,400	438
Multiline Retail (1.9%)
Nordstrom, Inc.	14,100	518
Target Corp.	70,300	3,515
Oil, Gas & Consumable Fuels (4.5%)
Anadarko Petroleum Corp.	5,500	361
Arch Coal, Inc.	11,400	512
Chevron Corp.	10,219	954
ConocoPhillips	11,900	1,051
EOG Resources, Inc.	5,400	482
Exxon Mobil Corp.	20,200	1,893
Peabody Energy Corp.	9,500	586
Royal Dutch Shell PLC Class B	16,580	1,376
Royal Dutch Shell PLC Class A	28,900	2,433
Personal Products (0.3%)
Avon Products, Inc.	8,100	320
Bare Essentials, Inc. ‡^	14,800	359
Pharmaceuticals (6.4%)
Abbott Laboratories	16,800	943
Allergan, Inc.	28,100	1,805
AstraZeneca PLC	53,300	2,282
Bristol-Myers Squibb Co.	42,800	1,135
Forest Laboratories, Inc. ‡	59,700	2,176
Pfizer, Inc.	52,200	1,187
Sanofi-Aventis SA	43,300	1,972
Sepracor, Inc. ‡	31,400	824
Teva Pharmaceutical Industries, Ltd.	19,900	925
Wyeth	12,700	561
Real Estate Investment Trusts (0.2%)
Douglas Emmett, Inc. REIT	13,800	312
Host Hotels & Resorts, Inc. REIT ^	8,754	149
The notes to the financial statements are an integral part of this report.

5

	Shares	Value
Semiconductors & Semiconductor Equipment (5.0%)
Altera Corp.	70,300	$1,358
Applied Materials, Inc.	153,200	2,721
Intel Corp.	42,200	1,125
KLA-Tencor Corp.	50,400	2,427
LAM Research Corp. ‡	11,200	484
Linear Technology Corp. ^	13,500	430
Micron Technology, Inc. ‡^	186,800	1,354
Qimonda AG ‡	42,500	304
Silicon Laboratories, Inc. ‡	4,000	150
Xilinx, Inc.	14,000	306
Software (2.1%)
Microsoft Corp.	93,500	3,329
Oracle Corp. ‡	34,400	777
SAP AG ^	8,800	449
Specialty Retail (3.1%)
Best Buy Co., Inc.	47,400	2,495
Home Depot, Inc.	31,000	835
Lowe’s Cos., Inc.	116,300	2,631
Urban Outfitters, Inc. ‡^	27,800	758
Textiles, Apparel & Luxury Goods (0.7%)
Coach, Inc. ‡	8,100	248
Hanesbrands, Inc. ‡	43,037	1,169
Thrifts & Mortgage Finance (2.9%)
Fannie Mae	36,500	1,459
Freddie Mac	36,300	1,237
Hudson City Bancorp, Inc.	117,300	1,762
IndyMac Bancorp, Inc. ^	43,000	256
Washington Mutual, Inc. ^	107,600	1,464
Tobacco (1.1%)
Altria Group, Inc.	30,300	2,290
Wireless Telecommunication Services (0.4%)
American Tower Corp. Class A ‡	20,000	852

Total Common Stocks (cost $196,002)		209,717

Total Securities Lending Collateral (cost $13,859) (1)		13,859

Total Investment Securities (cost $212,140) #		$225,736

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007 of all securities on loan is $13,133.

‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $5,024, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

Ž	The security has a perpetual maturity. The date shown is the next call date.

#	Aggregate cost for federal income tax purposes is $212,676. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $35,306 and $22,246, respectively. Net unrealized appreciation for tax purposes is $13,060.
DEFINITIONS:
REIT Real Estate Investment Trust
The notes to the financial statements are an integral part of this report.

6

Capital Guardian U.S. Equity
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $212,140) (including securities loaned of $13,133)	$225,736
Cash	2,783
Receivables:
Investment securities sold	720
Shares sold	19
Interest	11
Income from loaned securities	7
Dividends	324

229,600

Liabilities:
Investment securities purchased	1,178
Accounts payable and accrued liabilities:
Shares redeemed	145
Management and advisory fees	149
Distribution and service fees	2
Administration fees	4
Payable for collateral for securities on loan	13,859
Other	52

15,389

Net Assets	$214,211

Net Assets Consist of:
Capital Stock ($.01 par value)	$211
Additional paid-in capital	166,409
Undistributed (accumulated) net investment income	1,873
Undistributed (accumulated) net realized gain from investment securities	32,122
Net unrealized appreciation on investment securities	13,596

Net Assets	$214,211

Net Assets by Class:
Initial Class	$202,356
Service Class	11,855
Shares Outstanding:
Initial Class	19,937
Service Class	1,170
Net Asset Value and Offering Price Per Share:
Initial Class	$10.15
Service Class	10.14
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $44)	$3,800
Interest	131
Income from loaned securities-net	87

4,018

Expenses:
Management and advisory fees	1,961
Printing and shareholder reports	26
Custody fees	42
Administration fees	49
Legal fees	5
Audit fees	20
Trustees fees	9
Distribution and service fees:
Service Class	29
Other	4

Total expenses	2,145

Net Investment Income	1,873

Net Realized Gain (Loss) from:
Investment securities	32,672

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(33,078)

Net Realized and Unrealized (Loss):	(406)

Net Increase In Net Assets Resulting from Operations	$1,467

The notes to the financial statements are an integral part of this report.

7

Capital Guardian U.S. Equity
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$1,873	$1,688
Net realized gain from investment securities	32,672	21,138
Change in unrealized appreciation (depreciation) on investment securities	(33,078)	2,298

	1,467	25,124

Distributions to Shareholders:
From net investment income:
Initial Class	(1,622)	(1,360)
Service Class	(56)	(36)

	(1,678)	(1,396)

From net realized gains:
Initial Class	(19,884)	(22,250)
Service Class	(1,011)	(951)

	(20,895)	(23,201)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	6,813	23,316
Service Class	3,484	2,246

	10,297	25,562

Dividends and distributions reinvested:
Initial Class	21,505	23,610
Service Class	1,068	987

	22,573	24,597

Cost of shares redeemed:
Initial Class	(55,170)	(53,167)
Service Class	(2,946)	(1,569)

	(58,116)	(54,736)

	(25,246)	(4,577)

Net increase (decrease) in net assets	(46,352)	(4,050)

Net Assets:
Beginning of year	260,563	264,613

End of year	$214,211	$260,563

Undistributed (Accumulated) Net Investment Income (Loss)	$1,873	$1,678

Share Activity:
Shares issued:
Initial Class	603	2,024
Service Class	314	197

	917	2,221

Shares issued-reinvested from distributions:
Initial Class	2,029	2,253
Service Class	101	94

	2,130	2,347

Shares redeemed:
Initial Class	(4,853)	(4,633)
Service Class	(261)	(138)

	(5,114)	(4,771)

Net increase (decrease) in shares outstanding:
Initial Class	(2,221)	(356)
Service Class	154	153

	(2,067)	(203)

The notes to the financial statements are an integral part of this report.

8

Capital Guardian U.S. Equity
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$11.24	$11.32	$11.02	$10.07	$7.39
Investment Operations
Net investment income (loss)	0.09	0.07	0.06	0.06	0.04
Net realized and unrealized gain (loss)	(0.06)	1.00	0.62	0.92	2.65

Total operations	0.03	1.07	0.68	0.98	2.69

Distributions
From net investment income	(0.08)	(0.07)	(0.06)	(0.03)	(0.01)
From net realized gains	(1.04)	(1.08)	(0.32)	—	—

Total distributions	(1.12)	(1.15)	(0.38)	(0.03)	(0.01)

Net Asset Value
End of period(b)	$10.15	$11.24	$11.32	$11.02	$10.07

Total Return(c),(d)	(0.15)%	10.11%	6.31%	9.77%	36.50%
Net Assets End of Period (000’s)	$202,356	$249,151	$254,860	$266,915	$238,949
Ratio and Supplemental Data
Expenses to average net assets(e)	0.86%	0.86%	0.89%	0.90%	0.91%
Net investment income (loss), to average net assets(e)	0.78%	0.66%	0.55%	0.57%	0.41%
Portfolio turnover rate(d)	37%	27%	35%	23%	20%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$11.23	$11.31	$11.02	$10.07	$7.96
Investment Operations
Net investment income (loss)	0.06	0.05	0.03	0.04	0.01
Net realized and unrealized gain (loss)	(0.05)	0.99	0.63	0.92	2.10

Total operations	0.01	1.04	0.66	0.96	2.11

Distributions
From net investment income	(0.06)	(0.04)	(0.05)	(0.01)	—
From net realized gains	(1.04)	(1.08)	(0.32)	—	—

Total distributions	(1.10)	(1.12)	(0.37)	(0.01)	—

Net Asset Value
End of period(b)	$10.14	$11.23	$11.31	$11.02	$10.07

Total Return(c),(d)	(0.39)%	9.87%	6.06%	9.49%	26.50%
Net Assets End of Period (000’s)	$11,855	$11,412	$9,753	$8,120	$2,331
Ratio and Supplemental Data
Expenses to average net assets(e)	1.11%	1.11%	1.14%	1.15%	1.16%
Net investment income (loss), to
average net assets(e)	0.53%	0.40%	0.29%	0.38%	0.17%
Portfolio turnover rate(d)	37%	27%	35%	23%	20%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Capital Guardian U.S. Equity (the “Fund”) share class commenced operations as follows:

Initial Class — October 9, 2000

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

9

Capital Guardian U.S. Equity
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Capital Guardian U.S. Equity (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $11 are included in net realized gains in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $37.
The Funds have invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1. — (continued)

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$598
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	479
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	419
Barclays, Eurodollar Term, 5.00%, 2/12/2008	838
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	778
Calyon, Eurodollar Term, 5.12%, 3/3/2008	179
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	1,555
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	598
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	299
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	299
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	598
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	897
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	2,453
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	718
Reserve Primary Money Market Fund 4.95%	638
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	718
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	359
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	718
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	419
Wells Fargo, Bank Note, 4.75%, 1/8/2008	299

$13,859

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates.
Dividend income is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of the first $500 million of ANA
0.775% of the next $500 million of ANA
0.70% of the next $1 billion of ANA
0.65% of ANA over $2 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.01% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $10. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $11. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$89,371
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	131,637
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales and REIT reclassifications.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$1,618
Long-term Capital Gain	22,979

2007 Distributions paid from:
Ordinary Income	3,416
Long-term Capital Gain	19,157
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$3,784

Undistributed Long-term Capital Gain	$30,747

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$13,060

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Capital Guardian U.S. Equity VP.

13

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Capital Guardian U.S. Equity:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Capital Guardian U.S. Equity (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

14

Capital Guardian U.S. Equity
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
     For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $19,157 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

15

Capital Guardian U.S. Equity
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Capital Guardian U.S. Equity (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Capital Guardian Trust Company (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted the performance of the Fund over the 1-, 3- and 5-year periods indicated more attractive longer-term results, but more challenging shorter-term performance. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but the Board noted that it would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the fees were generally in-line with peer funds. The Board noted that fees were renegotiated for 2008. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Board further noted additional breakpoints are proposed for 2008 further reducing the sub-advisory fee. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

16

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

17

Capital Guardian Value
MARKET ENVIRONMENT
U.S. value stocks recorded their worst year since 2002 as fluctuating liquidity levels and concerns about the impact of the credit crunch worried investors. Financial lenders reported large losses and recession fears weighed on economically sensitive stocks, helping send the Russell 1000 Value Index (“Russell 1000 Value”) down 0.17% for 2007. The Russell 1000 Value lagged both the Standard and Poor’s 500 Composite Stock Index and the Russell 1000 Growth Index for the quarter and the full year.
Stocks soared for much of the year as easy money supported a record $4.7 trillion in worldwide merger deals. Companies reported strong corporate earnings and the economy accelerated. But ripples of sub-prime mortgage trouble appeared in February and June before bursting open in the third and fourth quarters. The fallout incorporated two main elements: the lower value of sub-prime mortgages and related investments; and the effect of the crisis on financial institutions that wrote down the value of their mortgage assets and subsequently faced severe financing constraints. Though the Federal Reserve Board cut interest rates three times and worked with other central banks to inject liquidity into the system, earnings began to decline and the outlook for economic growth looked bleak by December.
Financials, which make up roughly a third of the benchmark, sank. Citigroup Inc. (“Citigroup”) was the biggest drag on the Russell 1000 Value after it announced staggering losses and brought nearly $50 billion in structured investment vehicles (“SIV”) onto its balance sheet. A government-supported plan to bail out SIV funds was abandoned by Citigroup, Bank of America Corporation and JPMorgan Chase & Co. after banks launched independent rescues. Information technology (“IT”) and consumer discretionary stocks also declined.
Energy stocks rose as oil futures rose by nearly 60%, materials advanced on demand from the emerging markets and utilities benefited both from the merger and acquisition (“M&A”) boom and the flight to safety amid the turmoil.
Economic data showed that while the housing market was at its weakest level in decades, other critical measures of the economy held up well throughout most of the year. Real gross domestic product (“GDP”) growth accelerated to 4.9% in the third quarter, though by the end of 2007 durable goods data and other economic indicators showed signs of strain.
PERFORMANCE
For the year ended December 31, 2007, Capital Guardian Value, Initial Class returned (6.28)%. By comparison its benchmark, the Russell 1000 Value, returned (0.17)%.
STRATEGY REVIEW
The portfolio’s underperformance was driven primarily by stock selection in the financials sector. We added to our holdings among thrifts, mortgage lenders and insurers in the third quarter as valuations declined, but we did so too early as the credit crunch further intensified in the fourth quarter.
Throughout November and December concerns about the housing market, sub-prime mortgages, and collateralized debt obligations negatively affected several of our financial holdings. Washington Mutual, Inc. was the biggest detractor to the portfolio. The largest U.S. savings and loan saw its shares tumble as the housing and credit markets deteriorated and after regulators began investigating how the company set values for mortgages sold to investors. Mortgage writers IndyMac Bancorp, Inc. and Wachovia Corporation sank; and bond insurers Ambac Financial Group, Inc. and MBIA Inc. also sold off amid the deteriorating credit conditions. The underweight position in energy also dragged on results as oil futures rose to almost $100 per barrel.
The selection of materials stocks was positive. Lyondell Chemical Company was the top contributor to returns as the company posted consistently solid results. The portfolio’s underweighting and selection of stocks in the consumer discretionary sector benefited relative returns.
Eugene P. Stein
Karen A. Miller
Theodore R. Samuels
Co-Portfolio Managers
Capital Guardian Trust Company

AEGON/Transamerica Series Trust	Annual Report 2007

1

Capital Guardian Value
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	(6.28)%	13.05%	5.57%	9.63%	5/27/93
Russell 1000 Value(1)	(0.17)%	14.63%	7.68%	11.63%	5/27/93
Service Class	(6.54)%	—%	—%	12.82%	5/1/03

NOTES

(1)	The Russell 1000 Value (Russell 1000 Value) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
The historical financial information for periods prior to May 1, 2002 has been derived from the financial history and performance of the predecessor portfolio, Capital Guardian Value Portfolio of Endeavor Series Trust. Capital Guardian has been the portfolio’s subadviser since October 9, 2000. Prior to that date, a different sub-adviser firm managed the portfolio and the performance set forth above prior to October 9, 2000 is attributable to that sub-adviser.

2

Capital Guardian Value
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$875.75	083%	$3.92
Hypothetical (b)	1,000.00	1,021.02	0.83	4.23

Service Class
Actual	1,000.00	874.36	1.08	5.10
Hypothetical (b)	1,000.00	1,019.76	1.08	5.50

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Capital Guardian Value
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
PREFERRED STOCKS (0.7%)
Thrifts & Mortgage Finance (0.7%)
Washington Mutual, Inc.,
Convertible ‡^ Ž, due 12/31/2049	7,700	$6,814

Total Preferred Stocks (cost $7,548)		6,814

COMMON STOCKS (96.9%)
Air Freight & Logistics (0.4%)
FedEx Corp.	45,300	4,040
Airlines (0.2%)
Southwest Airlines Co.	154,100	1,880
Automobiles (0.4%)
General Motors Corp. ^	168,700	4,199
Beverages (0.9%)
Coca-Cola Co. (The)	136,000	8,346
Biotechnology (0.6%)
Millennium Pharmaceuticals, Inc. ‡	405,300	6,071
Capital Markets (3.6%)
American Capital Strategies, Ltd. ^	466,500	15,376
Goldman Sachs Group, Inc. (The)	44,100	9,484
Lehman Brothers Holdings, Inc.	77,100	5,045
Merrill Lynch & Co., Inc.	94,200	5,057
Chemicals (0.4%)
Dow Chemical Co. (The)	101,900	4,017
Commercial Banks (7.6%)
East-West Bancorp, Inc.	89,600	2,171
Fifth Third Bancorp	254,000	6,383
SunTrust Banks, Inc. ^	318,000	19,872
Wachovia Corp.	668,495	25,423
Wells Fargo & Co.	680,900	20,556
Computers & Peripherals (1.9%)
Hewlett-Packard Co.	163,200	8,238
Seagate Technology ^	396,000	10,098
Consumer Finance (2.0%)
AmeriCredit Corp. ‡^	330,000	4,221
Capital One Financial Corp.	215,300	10,175
SLM Corp.	243,440	4,903
Diversified Financial Services (3.3%)
JPMorgan Chase & Co.	744,040	32,477
Diversified Telecommunication Services (4.9%)
AT&T, Inc.	942,200	39,158
Verizon Communications, Inc.	206,300	9,013
Electric Utilities (5.3%)
CMS Energy Corp. ^	595,700	10,353
Edison International	324,700	17,329
NiSource, Inc.	223,100	4,215
Pinnacle West Capital Corp.	460,200	19,517
Electrical Equipment (0.9%)
Emerson Electric Co.	146,600	8,306
Electronic Equipment & Instruments (2.1%)
Jabil Circuit, Inc.	1,144,100	17,470
Tyco International, Ltd.	86,175	3,417
Energy Equipment & Services (2.9%)
Transocean, Inc. ‡	86,190	12,338
Weatherford International, Ltd. ‡	228,300	15,662
Food Products (7.2%)
General Mills, Inc.	144,800	8,254
Kraft Foods, Inc. Class A	1,035,716	33,795
Sara Lee Corp.	1,013,410	16,275
Unilever NV	335,600	12,236
Health Care Providers & Services (0.9%)
WellPoint, Inc. ‡	97,000	8,510
Hotels, Restaurants & Leisure (1.2%)
Carnival Corp.	144,600	6,433
McDonald’s Corp.	92,000	5,420
Household Durables (1.7%)
Fortune Brands, Inc.	45,300	3,278
Jarden Corp. ‡	574,100	13,555
Industrial Conglomerates (5.1%)
3M Co.	56,600	4,772
General Electric Co.	1,042,800	38,657
Siemens AG	39,300	6,184
Insurance (10.8%)
AMBAC Financial Group, Inc. ^	257,300	6,631
American International Group, Inc.	429,100	25,016
Berkshire Hathaway, Inc. Class A ‡	90	12,744
Hartford Financial Services Group, Inc.	40,700	3,549
Marsh & McLennan Cos., Inc.	593,200	15,702
MBIA, Inc. ^	388,300	7,234
Progressive Corp. (The)	1,065,800	20,421
XL Capital, Ltd. Class A	288,700	14,524
IT Services (0.6%)
Affiliated Computer Services, Inc. Class A ‡	139,200	6,278
Machinery (3.2%)
Caterpillar, Inc.	157,500	11,428
Illinois Tool Works, Inc.	293,600	15,719
Parker Hannifin Corp.	57,600	4,338
Media (2.5%)
CBS Corp. Class B	162,200	4,420
Gannett Co., Inc.	313,000	12,207
Time Warner Cable, Inc. Class A ‡	142,700	3,939
Time Warner, Inc.	227,800	3,761
Metals & Mining (2.0%)
Nucor Corp.	327,000	19,365
Oil, Gas & Consumable Fuels (5.8%)
ConocoPhillips	189,400	16,724
Exxon Mobil Corp.	103,266	9,675
Royal Dutch Shell PLC Class B	202,565	16,813
Royal Dutch Shell PLC Class A	67,000	5,641
Spectra Energy Corp.	289,300	7,470
Pharmaceuticals (7.8%)
AstraZeneca PLC	260,600	11,159
Merck & Co., Inc.	149,800	8,705
Pfizer, Inc.	1,169,000	26,571
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
Pharmaceuticals (continued)
Sanofi-Aventis SA ^	666,800	$30,360
Real Estate Investment Trusts (1.5%)
Douglas Emmett, Inc. REIT	249,600	5,644
General Growth Properties, Inc. REIT	154,790	6,374
Host Hotels & Resorts, Inc. REIT ^	150,000	2,556
Road & Rail (0.7%)
Union Pacific Corp.	57,700	7,248
Semiconductors & Semiconductor Equipment (1.8%)
Advanced Micro Devices, Inc. ‡^	524,100	3,931
Fairchild Semiconductor International, Inc. Class A ‡	343,600	4,958
Micron Technology, Inc. ‡^	1,211,200	8,781
Specialty Retail (1.4%)
Lowe’s Cos., Inc.	618,200	13,984
Thrifts & Mortgage Finance (3.5%)
Hudson City Bancorp, Inc.	1,169,500	17,566
IndyMac Bancorp, Inc. ^	763,970	4,545
Washington Mutual, Inc.	906,300	12,335
Tobacco (1.8%)
Altria Group, Inc.	210,600	15,917
Loews Corp. — Carolina Group	20,600	1,758

Total Common Stocks (cost $982,800)		948,170

	Shares	Value
CONVERTIBLE BONDS (1.2%)
Automobiles (1.2%)
Ford Motor Co., Convertible
4.25%, due 12/15/2036	$11,955	$11,880

Total Convertible Bonds (cost $12,457)		11,880

Total Securities Lending Collateral (cost $97,188) (1)		97,188

Total Investment Securities (cost $1,099,993) #		$1,064,052

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $92,434.

‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $35,230, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

Ž	The security has a perpetual maturity. The date shown is the next call date.

#	Aggregate cost for federal income tax purposes is $1,101,689. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $114,727 and $152,364, respectively. Net unrealized depreciation for tax purposes is $37,637.
DEFINITIONS:
     REIT Real Estate Investment Trust
The notes to the financial statements are an integral part of this report.

5

Capital Guardian Value
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $1,099,993) (including securities loaned of $92,434)	$1,064,052
Cash	10,658
Receivables:
Shares sold	200
Interest	73
Income from loaned securities	62
Dividends	2,465

1,077,510

Liabilities:
Investment securities purchased	64
Accounts payable and accrued liabilities:
Shares redeemed	432
Management and advisory fees	672
Distribution and service fees	7
Administration fees	17
Payable for collateral for securities on loan	97,188
Other	113

98,493

Net Assets	$979,017

Net Assets Consist of:
Capital Stock ($.01 par value)	$534
Additional paid-in capital	913,641
Undistributed (accumulated) net investment income	22,648
Undistributed (accumulated) net realized gain from investment securities	78,135
Net unrealized (depreciation) on investment securities	(35,941)

Net Assets	$979,017

Net Assets by Class:
Initial Class	$947,185
Service Class	31,832
Shares Outstanding:
Initial Class	51,649
Service Class	1,729
Net Asset Value and Offering Price Per Share:
Initial Class	$18.34
Service Class	18.41
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $294)	$29,308
Interest	1,498
Income from loaned securities-net	882

31,688

Expenses:
Management and advisory fees	8,440
Printing and shareholder reports	52
Custody fees	108
Administration fees	216
Legal fees	22
Audit fees	21
Trustees fees	37
Distribution and service fees: Service Class	89
Other	14

Total expenses	8,999

Net Investment Income	22,689

Net Realized Gain (Loss) from:
Investment securities	78,095

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(166,400)
Net Realized and Unrealized (Loss):	(88,305)

Net (Decrease) In Net Assets Resulting from Operations	$(65,616)

The notes to the financial statements are an integral part of this report.

6

Capital Guardian Value
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$22,689	$11,993
Net realized gain from investment securities	78,095	74,617
Change in unrealized appreciation (depreciation) on investment securities	(166,400)	29,731

	(65,616)	116,341

Distributions to Shareholders:
From net investment income:
Initial Class	(11,667)	(10,896)
Service Class	(318)	(376)

	(11,985)	(11,272)

From net realized gains:
Initial Class	(72,187)	(68,412)
Service Class	(2,397)	(2,679)

	(74,584)	(71,091)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	366,816	72,333
Service Class	9,749	11,577

	376,565	83,910

Dividends and distributions reinvested:
Initial Class	83,854	79,308
Service Class	2,715	3,055

	86,569	82,363

Cost of shares redeemed:
Initial Class	(150,771)	(111,221)
Service Class	(10,844)	(4,145)

	(161,615)	(115,366)

	301,519	50,907

Net increase (decrease) in net assets	149,334	84,885

Net Assets:
Beginning of year	829,683	744,798

End of year	$979,017	$829,683

Undistributed (Accumulated) Net Investment Income (Loss)	$22,648	$11,985

Share Activity:
Shares issued:
Initial Class	17,236	3,506
Service Class	460	551

	17,696	4,057

Shares issued-reinvested from distributions:
Initial Class	4,176	4,080
Service Class	134	156

	4,310	4,236

Shares redeemed:
Initial Class	(7,143)	(5,268)
Service Class	(521)	(195)

	(7,664)	(5,463)

Net increase (decrease) in shares outstanding:
Initial Class	14,269	2,318
Service Class	73	512

	14,342	2,830

The notes to the financial statements are an integral part of this report.

7

Capital Guardian Value
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$21.25	$20.57	$20.27	$17.56	$13.15
Investment Operations
Net investment income (loss)	0.44	0.34	0.29	0.25	0.24
Net realized and unrealized gain (loss)	(1.63)	2.82	1.22	2.65	4.29

Total operations	(1.19)	3.16	1.51	2.90	4.53

Distributions
From net investment income	(0.24)	(0.34)	(0.20)	(0.19)	(0.12)
From net realized gains	(1.48)	(2.14)	(1.01)	—	—

Total distributions	(1.72)	(2.48)	(1.21)	(0.19)	(0.12)

Net Asset Value
End of period(b)	$18.34	$21.25	$20.57	$20.27	$17.56

Total Return(c),(d)	(6.28)%	16.50%	7.71%	16.70%	34.58%
Net Assets End of Period (000’s)	$947,185	$794,352	$721,176	$774,182	$459,102
Ratio and Supplemental Data
Expenses to average net assets(e)	0.82%	0.84%	0.85%	0.86%	0.88%
Net investment income (loss), to average net assets(e)	2.11%	1.59%	1.43%	1.35%	1.63%
Portfolio turnover rate(d)	43%	40%	35%	32%	30%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$21.34	$20.66	$20.37	$17.65	$13.66
Investment Operations
Net investment income (loss)	0.39	0.30	0.24	0.21	0.15
Net realized and unrealized gain (loss)	(1.64)	2.82	1.23	2.66	3.85

Total operations	(1.25)	3.12	1.47	2.87	4.00

Distributions
From net investment income	(0.20)	(0.30)	(0.17)	(0.15)	(0.01)
From net realized gains	(1.48)	(2.14)	(1.01)	—	—

Total distributions	(1.68)	(2.44)	(1.18)	(0.15)	(0.01)

Net Asset Value
End of period(b)	$18.41	$21.34	$20.66	$20.37	$17.65

Total Return(c),(d)	(6.54)%	16.20%	7.50%	16.39%	29.30%
Net Assets End of Period (000’s)	$31,832	$35,331	$23,622	$16,961	$2,271
Ratio and Supplemental Data
Expenses to average net assets(e)	1.07%	1.09%	1.10%	1.11%	1.13%
Net investment income (loss), to average net assets(e)	1.85%	1.38%	1.18%	1.11%	1.34%
Portfolio turnover rate(d)	43%	40%	35%	32%	30%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Capital Guardian Value (the “Fund”) share class commenced operations as follows:

Initial Class — May 27, 1993

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

8

Capital Guardian Value
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Capital Guardian Value (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $68 are included in net realized gain (loss) in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $378.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1. — (continued)

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$4,195
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	3,356
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	2,937
Barclays, Eurodollar Term, 5.00%, 2/12/2008	5,873
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	5,454
Calyon, Eurodollar Term, 5.12%, 3/3/2008	1,259
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	10,907
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	4,195
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	2,098
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	2,098
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	4,195
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%,1/2/2008	6,293
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	17,200
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	5,034
Reserve Primary Money Market Fund, 4.95%	4,475
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	5,034
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	2,517
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	5,034
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	2,937
Wells Fargo, Bank Note, 4.75%, 1/8/2008	2,097

$97,188

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates.
Dividend income is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$25,912	2.65%
Asset Allocation-Growth Portfolio	125,180	12.78
Asset Allocation-Moderate Growth Portfolio	292,347	29.86
Asset Allocation-Moderate Portfolio	110,602	11.30

Total	$554,041	56.59%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of the first $500 million of ANA
0.775% of the next $500 million of ANA
0.70% of the next $1 billion of ANA
0.65% of ANA over $2 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.87% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $47. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each ATST fund based on the relative assets of the fund. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to an Emeritus Trustee (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $31. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$695,747
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	448,364
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, basis adjustment on disposition.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(41)
Undistributed (accumulated) net realized gain (loss) from investment securities	$41

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4. — (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$22,374
Long-term Capital Gain	59,989

2007 Distributions paid from:
Ordinary Income	21,805
Long-term Capital Gain	64,764
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$49,507

Undistributed Long-term Capital Gain	$52,972

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$(37,637)

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Capital Guardian Value VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Capital Guardian Value:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Capital Guardian Value (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

Capital Guardian Value
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
     For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $64,764 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

Capital Guardian Value
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Capital Guardian Value (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Capital Guardian Trust Company (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted the performance of the Fund over the 1-, 3- and 5-year periods indicated attractive longer-term results, but that shorter-term performance has lagged. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but the Board noted that they would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that contractual advisory fees were close to the median for the expense group and universe. The Board noted further that total expenses were slightly above median relative to the peer group and slightly below median relative to the peer universe. The Board noted that fees were renegotiated for 2008. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future. The Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Board further noted additional breakpoints are proposed for 2008 further reducing the sub-advisory fee. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

15

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

16

Clarion Global Real Estate Securities
MARKET ENVIRONMENT
It was a tough year for real estate stocks. After a promising start to the year, real estate stocks came under selling pressure later in the year, particularly in the fourth quarter when global listed real estate stocks fell 10%. For the first time since 1998, global real estate stocks fell for the year as the index was down -7.3% in 2007. European real estate stocks were by far the worst performers, off over 25% as United Kingdom (“UK”) real estate stocks went from being one of the best performers in 2006 to one of the worst in 2007, declining 36%. North American real estate stocks were down over 16%. Real Estate Investment Trusts (“REITs”) suffered one of the worst years ever in the U.S., falling almost 17% (much of it during the fourth quarter) despite the receipt of a healthy 4%+ dividend. Asia-Pacific was the only region to deliver positive returns for the year (+12.9%), but only because of Hong Kong (+57%) and Singapore (+16%). Hong Kong listed property companies were the only major geographic area to record positive total returns during the fourth quarter. Japan real estate stocks were off 7% for the year; Australian real estate stocks were up slightly (+3%), despite a terrible fourth quarter.
We managed to mitigate the downside. Through a combination of stock selection and asset allocation decisions we were able to outperform the benchmark for the year. Nearly two-thirds of our relative outperformance during the year came from good stock selection, particularly in Europe and Asia. Our favorable security selections in the UK and Austria were offset slightly by our picks in France and Germany. In Asia, Hong Kong stock picks added value despite some drag from mainland China developers during the fourth quarter. In terms of asset allocation, our underweight of Continental Europe and our overweight of Hong Kong were major contributors to outperformance but were partially offset by our overweight of the UK early in the year, our overweight of Japan and our underweight of Australia.
PERFORMANCE
For the year ended December 31, 2007, Clarion Global Real Estate Securities, Initial Class returned (6.70)%. By comparison its benchmark, the S&P/Citigroup World Property Index (“Citigroup World Property”), returned (7.25)%.
STRATEGY REVIEW
The portfolio offers a global strategy for real estate securities investors in the U.S. The portfolio generally owns between 80-110 real estate stocks with the goal of outperforming the Citigroup World Property. The portfolio seeks to own attractively priced stocks that own property in markets with favorable underlying real estate fundamentals. The global universe of public real estate companies is approximately three times the size of the U.S. public company universe, which offers additional choices and diversification opportunities to the manager.
Real estate demand is a function of economic growth. There is reason for concern. More headlines about declining home prices, sub-prime mortgage write-offs and higher residential mortgage delinquencies, we believe, will affect the general mood about real estate of all types: residential and commercial. More directly relevant to the commercial real estate companies we invest in will be the flow of data suggesting that private market real estate values are coming down. Unwinding overleveraged real estate deals done before the current credit market turmoil and redemptions in open-end real estate funds that cause forced sales may create some pressure on cap rates and produce some sensational headlines about real estate value declines.
T. Ritson Ferguson, CFA
Joseph P. Smith, CFA
Steven D. Burton, CFA
Co-Portfolio Managers
ING Clarion Real Estate Securities, L.P.

AEGON/Transamerica Series Trust	Annual Report 2007

1

Clarion Global Real Estate Securities
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	(6.70)%	22.12%	13.19%	5/1/98
S&P/Citigroup World Property (1)	(7.25)%	23.55%	12.51%	5/1/98

Service Class	(6.91)%	—%	22.23%	5/1/03

NOTES

(1)	The S&P/Citigroup World Property (S&P Citigroup World Property) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Risks associated with real estate securities include fluctuations in the value of real estate, extended vacancies and uninsured damage losses from natural disasters. Global investing involves special risks including fluctuations, political instability and different financial accounting standards.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Clarion Global Real Estate Securities
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid during Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$948.02	0.85%	$4.17
Hypothetical (b)	1,000.00	1,020.92	0.85	4.33

Service Class
Actual	1,000.00	947.17	1.10	5.40
Hypothetical (b)	1,000.00	1,019.66	1.10	5.60

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Region
At December 31, 2007
This chart shows the percentage breakdown by region of the Fund’s total investment securities.

3

Clarion Global Real Estate Securities
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (97.1%)
Australia (13.9%)
CFS Retail Property Trust REIT	2,086,400	$4,287
DB Rreef Trust REIT	2,894,687	5,083
Goodman Group	2,523,076	10,833
GPT Group REIT	1,678,997	5,956
ING Industrial Fund REIT	1,280,100	2,855
Macquarie Countrywide Trust REIT	2,023,153	2,931
Macquarie Ddr Trust REIT	1,787,600	1,209
Mirvac Group REIT	1,726,917	9,098
Stockland REIT	1,615,900	11,947
Valad Property Group REIT	2,457,075	2,783
Westfield Group REIT	2,269,318	41,844
Austria (0.8%)
Conwert Immobilien Invest Se ‡^	322,110	5,620
Bermuda (2.1%)
Hongkong Land Holdings, Ltd.	783,900	3,873
Kerry Properties, Ltd.	943,085	7,577
Mandarin Oriental International, Ltd.	583,500	1,377
Shangri-La Asia, Ltd.	574,000	1,804
Brazil (0.5%)
Br Malls Participacoes SA ‡	292,100	3,939
Canada (2.1%)
Brookfield Properties Corp. ^	257,350	4,954
Calloway Real Estate Investment Trust	113,200	2,809
REIT-144A ‡
RioCan Real Estate Investment Trust REIT	311,300	6,882
Cayman Islands (0.9%)
Shiamo Property Holdings, Ltd.	1,138,600	2,906
Shui On Land, Ltd.	3,091,800	3,608
Finland (1.5%)
Citycon OYJ (2)	1,200,053	6,402
Sponda OYJ	339,196	4,033
France (5.2%)
Klepierre REIT	31,535	1,612
Mercialys SA REIT	110,102	4,213
SILIC REIT	20,900	3,065
Societe de La Tour Eiffel REIT	18,570	2,548
Unibail-Rodamco	117,438	25,741
Germany (0.2%)
DIC Asset AG (2)	47,005	1,500
Hong Kong (11.4%)
Agile Property Holdings, Ltd.	2,101,100	3,826
Cheung Kong Holdings, Ltd. ‡	1,032,100	19,087
Hang Lung Group, Ltd.	1,468,452	8,023
Hang Lung Properties, Ltd.	1,669,400	7,558
Link REIT (The)	1,954,100	4,230
Sino Land Co.	1,389,200	4,935
Sun Hung KAI Properties, Ltd.	1,362,655	28,940
Wharf Holdings, Ltd. ‡	821,800	4,305
Japan (12.7%)
Japan Logistics Fund, Inc. Class A REIT	463	$3,336
Japan Real Estate Investment Corp. Class A REIT	507	6,292
Japan Retail Fund Investment Corp. Class A REIT	431	3,056
Kenedix Realty Investment Corp. Class A REIT	274	1,810
Mitsubishi Estate Co., Ltd.	1,150,800	27,418
Mitsui Fudosan Co., Ltd.	1,081,100	23,316
New City Residence Investment Corp. Class A REIT	571	2,329
Nippon Accommodations Fund, Inc. Class A REIT	307	1,591
Nippon Building Fund, Inc. Class A REIT	569	7,946
Nomura Real Estate Residential Fund, Inc. Class A REIT	269	1,532
NTT Urban Development Corp.	1,245	1,993
Sumitomo Realty & Development Co., Ltd.	381,900	9,340
Netherlands (1.8%)
Corio NV REIT	123,270	9,985
Eurocommercial Properties NV REIT (2)	57,570	2,971
Norway (0.2%)
Norwegian Property ASA	126,600	1,538
Singapore (3.4%)
Allgreen Properties, Ltd.	421,200	436
Ascendas Real Estate Investment Trust REIT ‡	977,000	1,669
Ascott Group, Ltd. (The)	1,546,800	1,311
Capitaland, Ltd.	2,374,000	10,341
CapitaMall Trust REIT ‡	2,593,200	6,233
Keppel Land, Ltd.	282,700	1,430
Wing Tai Holdings, Ltd. (2)	1,281,610	2,404
Sweden (0.4%)
Hufvudstaden AB Class A ^	264,340	2,545
United Kingdom (8.0%)
British Land Co. PLC REIT	442,000	8,315
Brixton PLC REIT	428,700	2,515
Derwent London PLC REIT	310,893	8,751
Great Portland Estates PLC REIT	266,900	2,497
Hammerson PLC REIT	426,957	8,712
Land Securities Group PLC REIT	486,031	14,570
Safestore Holdings, Ltd.	1,835,105	6,356
Segro PLC REIT	513,600	4,805
United States (32.0%)
AMB Property Corp. REIT	101,000	5,814
AvalonBay Communities, Inc. REIT ^	73,760	6,944
BioMed Realty Trust, Inc. REIT ^	106,600	2,470
Boston Properties, Inc. REIT	165,600	15,204
BRE Properties, Inc. Class A REIT	92,300	3,741
Corporate Office Properties Trust SBI REIT ^	82,650	2,603
Douglas Emmett, Inc. REIT	147,800	3,342
Equity One, Inc. REIT ^	90,400	2,082
Equity Residential REIT ^	41,200	1,503
Essex Property Trust, Inc. REIT	27,300	2,661
Extra Space Storage, Inc. REIT ^	128,200	1,832
Federal Realty Investment Trust REIT ^	133,200	10,942
Felcor Lodging Trust, Inc. REIT ^	119,600	1,865
General Growth Properties, Inc. REIT ^	199,170	8,202
Health Care Property Investors, Inc. REIT	223,612	7,777
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
United States (continued)
Health Care REIT, Inc. REIT ^	48,200	$2,154
Highwoods Properties, Inc. REIT ^	114,700	3,370
Home Properties, Inc. REIT ^	84,600	3,794
Host Hotels & Resorts, Inc. REIT ^	377,423	6,431
Kilroy Realty Corp. REIT	58,200	3,199
Kimco Realty Corp. REIT ^	207,800	7,564
LaSalle Hotel Properties REIT ^	58,800	1,876
Macerich Co. (The) REIT ^	122,600	8,712
Nationwide Health Properties, Inc. REIT ^	221,600	6,958
Omega Healthcare Investors, Inc. REIT ^	266,700	4,280
Post Properties, Inc. REIT ^	76,300	2,680
ProLogis REIT	252,200	15,984
Public Storage, Inc. REIT ^	39,180	2,876
Regency Centers Corp. REIT	157,300	10,144
Simon Property Group, Inc. REIT	285,000	24,755
SL Green Realty Corp. REIT ^	105,800	9,888
Starwood Hotels & Resorts Worldwide, Inc. ‡	45,300	1,995
Strategic Hotels & Resorts, Inc. REIT	112,200	1,877
Tanger Factory Outlet Centers REIT ^	68,400	2,579
Taubman Centers, Inc. REIT ^	107,900	5,308
Ventas, Inc. REIT ^	325,800	14,742
Vornado Realty Trust REIT	95,800	8,425

Total Common Stocks (cost $679,141)		688,109

	Contracts (•)	Value
PURCHASED OPTIONS (0.6%)
Covered Call Options (0.6%)
Brascan Residential Properties	715,200	$4,420

Call Strike $0.00
Expires 10/22/2008
Total Purchased Options (cost $5,035)		4,420

	Shares	Value
RIGHTS (0.0%)
Hong Kong (0.0%)
Wharf Holdings, Ltd.	102,725	141

Total Rights (cost $0)		141

WARRANTS (1.3%)
Australia (1.3%)
Unitech Limited
Expiration: 06/19/2008, Exercise	705,200	8,752
Price: $0.00 Hong Kong (0.0%)
China Overseas Land & Investment, Ltd.
Expiration: 08/27/2008, Exercise	101,583	55
Price: $12.50
Total Warrants (cost $4,343)		8,807

Total Securities Lending Collateral (cost $100,785) (1)		$100,785

Total Investment Securities (cost $789,304) #		$802,262

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007 of all securities on loan is $97,362.

‡	Non-Income Producing.

•	Contract Amounts are not in thousands.

(1)	Cash collateral for the Repurchase Agreements, valued at $36,533, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

(2)	Fair Value

#	Aggregate cost for federal income tax purposes is $815,873. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $49,151 and $62,762, respectively. Net unrealized depreciation for tax purposes is $13,611.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $2,809, or 0.40%, of net assets of the Fund.

REIT	Real Estate Investment Trust

SBI	Shares Beneficial Interest
The notes to the financial statements are an integral part of this report.

5

Clarion Global Real Estate Securities
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $789,304) (including securities loaned of $97,362)	$802,262
Cash	4,636
Receivables:
Investment securities sold	4,410
Shares sold	150
Interest	28
Income from loaned securities	16
Dividends	3,796
Dividend reclaims	70

815,368

Liabilities:
Investment securities purchased	4,470
Accounts payable and accrued liabilities:
Shares redeemed	858
Management and advisory fees	469
Distribution and service fees	9
Administration fees	12
Payable for collateral for securities on loan	100,785
Other	193

106,796

Net Assets	$708,572

Net Assets Consist of:
Capital Stock ($.01 par value)	$360
Additional paid-in capital	552,935
Undistributed (accumulated) net investment loss	(10,440)
Undistributed (accumulated) net realized gain from investment securities and foreign currency transactions	152,745
Net unrealized appreciation on investment securities	12,958
Net unrealized appreciation on translation of assets and liabilities denominated in foreign currencies	14

Net Assets	$708,572

Net Assets by Class:
Initial Class	$667,356
Service Class	41,216
Shares Outstanding:
Initial Class	33,978
Service Class	2,049
Net Asset Value and Offering Price Per Share:
Initial Class	$19.64
Service Class	20.12
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $2,067)	$19,739
Interest	291
Income from loaned securities-net	258

20,288

Expenses:
Management and advisory fees	6,486
Printing and shareholder reports	99
Custody fees	420
Administration fees	173
Legal fees	18
Audit fees	21
Trustees fees	31
Distribution and service fees:
Service Class	135
Other	13

Total expenses	7,396

Net Investment Income	12,892

Net Realized Gain (Loss) from:
Investment securities	176,585
Foreign currency transactions	(1,779)

174,806

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(239,584)
Translation of assets and liabilities denominated in foreign currencies	(1)

(239,585)

Net Realized and Unrealized (Loss):	(64,779)
Net (Decrease) In Net Assets Resulting from Operations	$(51,887)

The notes to the financial statements are an integral part of this report.

6

Clarion Global Real Estate Securities
STATEMENT OF CHANGES IN NET ASSETS
December 31, 2007
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$12,892	$11,924
Net realized gain from investment securities and foreign currency transactions	174,806	62,057
Change in unrealized appreciation (depreciation) on investment securities and foreign currency translation	(239,585)	199,151

	(51,887)	273,132

Distributions to Shareholders:
From net investment income:
Initial Class	(53,142)	(10,275)
Service Class	(3,186)	(450)

	(56,328)	(10,725)

From net realized gains:
Initial Class	(53,946)	(83,635)
Service Class	(3,323)	(4,008)

	(57,269)	(87,643)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	110,779	122,465
Service Class	21,510	22,899

	132,289	145,364

Dividends and distributions reinvested:
Initial Class	107,088	93,910
Service Class	6,509	4,458

	113,597	98,368

Cost of shares redeemed:
Initial Class	(317,863)	(59,753)
Service Class	(29,377)	(7,085)

	(347,240)	(66,838)

	(101,354)	176,894

Net increase (decrease) in net assets	(266,838)	351,658

Net Assets:
Beginning of year	975,410	623,752

End of year	$708,572	$975,410

Undistributed (Accumulated) Net Investment Income (Loss)	$(10,440)	$11,517

Share Activity:
Shares issued:
Initial Class	4,499	5,472
Service Class	840	1,011

	5,339	6,483

Shares issued-reinvested from distributions:
Initial Class	5,077	4,526
Service Class	301	210

	5,378	4,736

Shares redeemed:
Initial Class	(13,181)	(2,718)
Service Class	(1,218)	(316)

	(14,399)	(3,034)

Net increase (decrease) in shares outstanding:
Initial Class	(3,605)	7,280
Service Class	(77)	905

	(3,682)	8,185

The notes to the financial statements are an integral part of this report.

7

Clarion Global Real Estate Securities
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$24.54	$19.77	$19.15	$15.08	$11.41
Investment Operations
Net investment income (loss)	0.36	0.35	0.27	0.43	0.51
Net realized and unrealized gain (loss)	(1.77)	7.45	2.20	4.35	3.51

Total operations	(1.41)	7.80	2.47	4.78	4.02

Distributions
From net investment income	(1.73)	(0.33)	(0.32)	(0.36)	(0.29)
From net realized gains	(1.76)	(2.70)	(1.53)	(0.35)	(0.06)

Total distributions	(3.49)	(3.03)	(1.85)	(0.71)	(0.35)

Net Asset Value
End of period(b)	$19.64	$24.54	$19.77	$19.15	$15.08

Total Return(c),(d)	(6.70)%	42.27%	13.47%	32.86%	35.74%
Net Assets End of Period (000’s)	$667,356	$922,134	$599,134	$396,224	$213,159
Ratio and Supplemental Data
Expenses to average net assets(e)	0.84%	0.84%	0.86%	0.86%	0.87%
Net investment income (loss), to average net assets(e)	1.51%	1.59%	1.41%	2.62%	3.96%
Portfolio turnover rate(d)	60%	44%	103%	69%	78%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$25.06	$20.16	$19.53	$15.37	$12.00
Investment Operations
Net investment income (loss)	0.31	0.32	0.23	0.47	0.33
Net realized and unrealized gain (loss)	(1.80)	7.58	2.23	4.36	3.13

Total operations	(1.49)	7.90	2.46	4.83	3.46

Distributions
From net investment income	(1.69)	(0.30)	(0.30)	(0.32)	(0.03)
From net realized gains	(1.76)	(2.70)	(1.53)	(0.35)	(0.06)

Total distributions	(3.45)	(3.00)	(1.83)	(0.67)	(0.09)

Net Asset Value
End of period(b)	$20.12	$25.06	$20.16	$19.53	$15.37

Total Return(c),(d)	(6.91)%	41.91%	13.18%	32.50%	28.90%
Net Assets End of Period (000’s)	$41,216	$53,276	$24,618	$11,771	$1,072
Ratio and Supplemental Data
Expenses to average net assets(e)	1.09%	1.09%	1.11%	1.11%	1.13%
Net investment income (loss), to average net assets(e)	1.26%	1.39%	1.21%	2.77%	3.52%
Portfolio turnover rate(d)	60%	44%	103%	69%	78%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Clarion Global Real Estate Securities (the “Fund”) share class commenced operations as follows:

Initial Class — May 1, 1998

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

8

Clarion Global Real Estate Securities
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products.
Clarion Global Real Estate Securities (the “Fund”) is part of ATST. The Fund is “non-diversified” under the 1940 Act.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $110 are included in net realized gain (loss) in the Statement of Operations.

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.— (continued)
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $111.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$4,350
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	3,480
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	3,045
Barclays, Eurodollar Term, 5.00%, 2/12/2008	6,091
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	5,656
Calyon, Eurodollar Term, 5.12%, 3/3/2008	1,305
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	11,311
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	4,350
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	2,175
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	2,175
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	4,351
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	6,526
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	17,837
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	5,221
Reserve Primary Money Market Fund, 4.95%	4,640
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	5,221
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	2,610
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	5,221
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	3,045
Wells Fargo, Bank Note, 4.75%, 1/8/2008	2,175

$100,785

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates. Since the Fund invests primarily in real estate securities, the net asset value per share may fluctuate more widely than the value of shares of a fund that invests in a broad range of industries.
Dividend income is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.— (continued)
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$17,717	2.50%

Asset Allocation-Growth Portfolio	70,408	9.94

Asset Allocation-Moderate Growth Portfolio	176,472	24.90

Asset Allocation-Moderate Portfolio	82,687	11.67

Int’l Moderate Growth Fund	12,490	1.76

Total	$359,774	50.77%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of the first $250 million of ANA
0.775% of the next $250 million of ANA
0.70% of the next $500 million of ANA
0.65% of ANA over $1 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There re no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $34. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $29. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.— (continued)
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$516,768
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	$712,803
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, post October currency loss deferrals, passive foreign investment companies, and foreign currency transactions.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$(8)
Undistributed (accumulated) net investment income (loss)	$21,480
Undistributed (accumulated) net realized gain (loss) from investment securities	$(21,472)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes.
The tax character of distributions paid during 2006 and 2007 was as follows:

2006	Distributions paid from:
	Ordinary Income	$23,273
	Long-term Capital Gain	75,095

2007	Distributions paid from:
	Ordinary Income	85,783
	Long-term Capital Gain	27,814
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$36,921

Undistributed Long-term Capital Gain	$132,080

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(132)

Net Unrealized Appreciation (Depreciation)*	$(13,592)

*	The amount includes unrealized appreciation (depreciation) from foreign currency.
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Clarion Global Real Estate Securities VP.

13

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Clarion Global Real Estate Securities:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Clarion Global Real Estate Securities (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

14

Clarion Global Real Estate Securities
SUPPLEMENT TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $27,813 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

15

Clarion Global Real Estate Securities
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Clarion Global Real Estate Securities (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and ING Clarion Real Estate Securities, LP (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board favorably noted the strong short and longer-term performance of the Fund, however the Board did observe that the longer-term performance reflected a more narrow strategy of investing primarily in domestic real estate. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted the Fund’s advisory fees are in line with the Lipper expense group and universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

16

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

17

Federated Market Opportunity
MARKET ENVIRONMENT
The fiscal year was mixed for major equity markets. In the U.S., the Standard and Poor’s 500 Composite Stock Index (“S&P 500”), for example, returned 5.49%. Despite rapidly spreading cracks in the credit markets, equity markets rebounded late in the fiscal year. In terms of currencies and their impact on investment results for international holdings, the U.S. dollar declined against most currencies, including approximately an 8.6% decline against the U.S. dollar index (“DXY”). This increases the value in U.S. dollar terms of returns on international holdings.
The long, unprecedented credit boom evidently has peaked and is on its way to a credit bust, with consequences that reach far beyond the sub-prime segment of the residential mortgage market. This credit boom was accompanied by massive risk-taking and trend following by market participants, who shunned the notion of capital preservation. This has been based on the widespread belief that “they” (the authorities and heads of the major financial firms) are all-powerful and will not let anything bad happen to markets. We believe that unprecedented financial leverage, high degrees of speculation and asset prices, and deteriorating economic conditions make sharp market declines probable. This is based on market history, regardless of what “they” may want.
PERFORMANCE
For the year ended December 31, 2007, Federated Market Opportunity, Initial Class returned (0.48)%. By comparison its primary and secondary benchmarks, the Russell 3000 Value Index and the Merrill Lynch 3-Month Treasury Bill Index, returned (1.01)% and 8.20%, respectively. Effective May 1, 2007, Federated Growth & Income was renamed Federated Market Opportunity.
STRATEGY REVIEW
The portfolio is managed with an emphasis on moderate capital appreciation with low volatility, and an emphasis on capital preservation when valuations and risks are high. It is not managed to an equity benchmark or with regard to the individual components of an equity benchmark. The portfolio’s strategy is an unconventional one that includes holding substantial cash reserves and using put options to emphasize capital preservation when market risks seem high. This will cause the portfolio’s returns to lag those of market benchmarks and peers during periods of sharply rising stock prices. In addition, the portfolio tends to have substantial non-U.S. investments that are generally not hedged against changes in currency values. Periods of rising values of the U.S. dollar in foreign exchange markets will tend to cause currency losses on the portfolio’s non-U.S. investments as international market prices become worth less when converted into (more expensive) U.S. dollars. (The reverse would cause currency gains for the portfolio’s foreign holdings.)
The portfolio has been positioned to benefit from a significant decline in U.S. equity prices. The portfolio had substantial cash reserves in addition to put options as a hedge against an anticipated decline in stock prices. The put options on U.S. equity indexes would increase in value if stock prices fell. Since the market rose over the course of the year, the portfolio had significant net losses on the put options that aggravated the missed profit opportunity from holding cash reserves and short-term government notes instead of holding more in equities. The rationale for the portfolio’s strategy was that market bubble history and market valuation history in general, and rapidly deteriorating economic and financial conditions, supported a highly risk-averse strategy during the period.
In terms of currency impact on the portfolio, the general decline in the foreign-exchange value of the U.S. dollar had a positive impact on the portfolio. It enhanced the U.S. dollar based returns of the portfolio’s international holdings relative to their local market returns, as international returns were converted into more (cheaper) U.S. dollars. In particular, the Canadian dollar and Swiss Franc had positive returns for the portfolio.
Among the several positive contributors to the portfolio’s performance, the best was EnCana Corporation, a Canadian energy company. The worst contributor was from the put options on the S & P 500. From a country perspective, Canadian stocks were the top contributors to the portfolio.
Steven J. Lehman, CFA
Portfolio Manager
Federated Equity Management Company of Pennsylvania

AEGON/Transamerica Series Trust	Annual Report 2007

1

Federated Market Opportunity
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	(0.48)%	8.26%	8.25%	9.86%	3/1/94
Russell 3000 Value (1)	(1.01)%	14.69%	7.73%	11.68%	3/1/94
Merrill Lynch 3 Month Treasury Bill (1)	8.20%	6.20%	6.93%	4.20%	3/1/94

Service Class	(0.70)%	—%	—%	7.51%	5/1/03

NOTES

(1)	The Russell 3000 Value (Russell 3000 Value) Index and Merrill Lynch 3-Month Treasury Bill (3-Month T-Bill) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Federated Market Opportunity
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management fees, and advisory fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,024.51	0.81%	$4.13
Hypothetical (b)	1,000.00	1,021.12	0.81	4.13

Service Class
Actual	1,000.00	1,023.23	1.06	5.41
Hypothetical (b)	1,000.00	1,019.86	1.06	5.40

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Asset Type
At December 31, 2007
This chart shows the percentage breakdown by asset type of the Fund’s total investment securities.

3

Federated Market Opportunity
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

		Principal	Value

U.S. GOVERNMENT OBLIGATIONS (24.2%)
United States (24.2%)
U.S. Treasury Inflation Indexed Note,
2.38%, due 04/15/2011 ^		$18,946	$19,749
U.S. Treasury Note
4.00%, due 03/15/2010 ^		15,000	15,308
4.88%, due 05/15/2009		32,000	32,755
5.13%, due 06/30/2008		35,000	35,290

Total U.S. Government Obligations (cost $101,471)			103,102

SOVEREIGN GOVERNMENT OBLIGATIONS (3.6%)
Japan (3.6%)
Japan Government Two Year Bond
0.60%, due 04/15/2008	JPY	850,000	7,606
0.90%, due 06/15/2008	JPY	850,000	7,616

Total Sovereign Government Obligations (cost $15,109)			15,222

	Shares	Value
CONVERTIBLE PREFERRED STOCKS (0.7%)
United States (0.7%)
Goldman Sachs Group, Inc.
(The) -144A, Convertible	83,000	3,022
Total Convertible Preferred Stocks (cost $3,456)		3,022

COMMON STOCKS (19.3%)
Canada (5.3%)
Canetic Resources Trust ^	415,000	5,574
Enerplus Resources Fund ^	105,000	4,205
Goldcorp, Inc.	91,000	3,088
Pengrowth Energy Trust	285,900	5,104
Penn West Energy Trust ^	175,000	4,550
Japan (3.8%)
NTT DoCoMo, Inc.	4,800	7,902
Sankyo Co., Ltd.	120,000	5,544
Sega Sammy Holdings, Inc. ^	225,000	2,787
South Africa (2.2%)
Gold Fields, Ltd.	560,000	7,952
Harmony Gold Mining Co., Ltd. ‡^	150,000	1,547
United Kingdom (0.7%)
Tate & Lyle PLC	350,000	3,100
United States (7.3%)
Coeur D’alene Mines Corp. ‡^	1,025,000	5,063
Electronic Data Systems Corp.	260,000	5,390
Forest Laboratories, Inc. ‡	115,000	4,192
Johnson & Johnson	48,400	3,228
Lexmark International, Inc. Class A ‡	20,200	704
Office Depot, Inc. ‡	215,000	2,991
Patterson-UTI Energy, Inc.	271,000	5,290
Symantec Corp. ‡	250,000	4,035

Total Common Stocks (cost $87,089)		82,246

	Principal	Value
REPURCHASE AGREEMENTS (49.2%)
United States (49.2%)
State Street Repurchase Agreement £2.55%, dated 12/31/2007 to be repurchased at $209,893 on 01/02/2008 ±	$209,863	$209,863

Total Repurchase Agreements (cost $209,863)		209,863

	Contracts•	Value
PURCHASED OPTIONS (1.6%)
Put Options (1.1%)
Mdy Jan08 Put Option
Put Strike $170.00
Expires 01/19/2008	900	1,332
NASDAQ 100 Jan08 Put-Option
Put Strike $55.00
Expires 01/19/2008	2,250	840
NASDAQ 100 Put Option
Put Strike $55.00
Expires 03/31/2008	6,000	2,670
United States (0.5%)
Materials Select Sector SPDR
Put Strike $43.00
Expires 03/22/2008	5,200	1,508
Midcap SPDR Trust
Put Strike $164.00
Expires 03/22/2008	600	672
Total Purchased Options (cost $8,652)		7,022

Total Securities Lending Collateral (cost $18,565) (1)		18,565

Total Investment Securities (cost $444,205) #		$439,042

4

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in	Net Unrealized
	Bought	Settlement	U.S. Dollars	Appreciation
Currency	(Sold)	Date	Bought(Sold)	(Depreciation)
Canadian Dollar	(34,345)	02/21/2008	$(34,942)	$125
Euro Dollar	(16,241)	06/04/2008	(23,890)	135
Swiss Franc	30,133	01/31/2008	26,000	662
Swiss Franc	(30,133)	01/31/2008	(27,063)	401
United Kingdom Pound	(8,574)	06/04/2008	(17,540)	550

			$(77,435)	$1,873

FORWARD FOREIGN CROSS CURRENCY CONTRACTS

					Net Unrealized
				Settlement	Appreciation
Currency Bought		Currency Sold		Date	(Depreciation)
Canadian Dollar	31,143	Japanese Yen	3,420,638	05/13/2008	$552
Japanese Yen	3,420,638	Canadian Dollar	30,244	05/13/2008	360
Japanese Yen	951,802	Euro Dollar	5,923	06/04/2008	(14)

					$898

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $17,796.

‡	Non-Income Producing.

£	State Street serves as the accounting, custody and lending agent for the Fund and provides various administrative functions for the Funds.

±	At December 31, 2007, repurchase agreements excluding collateral for securities on loan are collateralized by U.S. Government Agency Obligations with interest rates and maturity dates ranging from 3.83% — 6.21% and 12/01/2020 — 05/15/2036, respectively, and with a market value plus accrued interest of $214,496.

1	Cash collateral for the Repurchase Agreements, valued at $6,730, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $444,210. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $6,014 and $11,182, respectively. Net unrealized depreciation for tax purposes is $5,168.

•	Contract amounts are not in thousands.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $3,022, or 0.71%, of net assets of the Fund.

SPDR	Standard & Poor’s Depository Receipts

JPY	Japanese Yen
The notes to the financial statements are an integral part of this report.

5

Federated Market Opportunity
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $444,205) (including securities loaned of $17,796)	$439,042
Cash	70
Receivables:
Investment securities sold	3,772
Shares sold	77
Interest	511
Income from loaned securities	54
Dividends	290
Dividend reclaims	66
Unrealized appreciation on forward foreign currency contracts	2,785

446,667

Liabilities:
Investment securities purchased	459
Accounts payable and accrued liabilities:
Shares redeemed	427
Management and advisory fees	274
Distribution and service fees	5
Administration fees	7
Foreign currency due to custodian	1
Payable for collateral for securities on loan	18,565
Unrealized depreciation on forward foreign currency contracts	14
Other	120

19,872

Net Assets	$426,795

Net Assets Consist of:
Capital Stock ($.01 par value)	$290
Additional paid-in capital	419,755
Undistributed (accumulated) net investment income	15,429
Undistributed (accumulated) net realized loss from investment securities and foreign currency transactions	(6,290)
Net unrealized (depreciation) on investment securities	(5,163)
Net unrealized appreciation on translation of assets and liabilities denominated in foreign currencies	2,774

Net Assets	$426,795

Net Assets by Class:
Initial Class	$401,656
Service Class	25,139
Shares Outstanding:
Initial Class	27,391
Service Class	1,654
Net Asset Value and Offering Price Per Share:
Initial Class	$14.66
Service Class	15.20
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $424)	$4,045
Interest	12,208
Income from loaned securities-net	237

16,490

Expenses:
Management and advisory fees	3,492
Printing and shareholder reports	89
Custody fees	71
Administration fees	93
Legal fees	10
Audit fees	21
Trustees fees	16
Distribution and service fees:
Service Class	72
Other	7

Total expenses	3,871

Net Investment Income	12,619

Net Realized Gain (Loss) from:
Investment securities	(9,617)
Foreign currency transactions	1,765

(7,852)

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(11,796)
Translation of assets and liabilities denominated in foreign currencies	2,767

(9,029)

Net Realized and Unrealized (Loss):	(16,881)

Net (Decrease) In Net Assets Resulting from Operations	$(4,262)

The notes to the financial statements are an integral part of this report.

6

Federated Market Opportunity
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$12,619	$16,840
Net realized gain (loss) from investment securities	(7,852)	7,644
Change in unrealized (depreciation) on investment securities	(9,029)	(9,850)

Net increase (decrease) in net assets resulting from operations	(4,262)	14,634

Distributions to Shareholders:
From net investment income:
Initial Class	(16,177)	(9,100)
Service Class	(960)	(489)

	(17,137)	(9,589)

From net realized gains:
Initial Class	(2,079)	(42,475)
Service Class	(134)	(2,581)

	(2,213)	(45,056)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	42,022	61,323
Service Class	6,709	8,192

	48,731	69,515

Dividends and distributions reinvested:
Initial Class	18,254	51,575
Service Class	1,094	3,070

	19,348	54,645

Cost of shares redeemed:
Initial Class	(155,260)	(134,117)
Service Class	(13,684)	(9,396)

	(168,944)	(143,513)

	(100,865)	(19,353)

Net increase (decrease) in net assets	(124,477)	(59,364)

Net Assets:
Beginning of year	551,272	610,636

End of year	$426,795	$551,272

Undistributed (Accumulated) Net Investment Income (Loss)	$15,429	$17,077

Share Activity:
Shares issued:
Initial Class	2,804	3,664
Service Class	434	479

	3,238	4,143

Shares issued-reinvested from distributions:
Initial Class	1,274	3,281
Service Class	74	189

	1,348	3,470

Shares redeemed:
Initial Class	(10,372)	(8,227)
Service Class	(887)	(561)

	(11,259)	(8,788)

Net increase (decrease) in shares outstanding:
Initial Class	(6,294)	(1,282)
Service Class	(379)	107

	(6,673)	(1,175)

The notes to the financial statements are an integral part of this report.

7

Federated Market Opportunity
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period (a)

	Initial Class
	Year Ended December 31
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$15.40	$16.52	$17.59	$17.09	$14.35

Investment Operations
Net investment income (loss)	0.41	0.48	0.30	0.30	0.48
Net realized and unrealized gain (loss)	(0.50)	— (f)	0.52	1.20	3.24

Total operations	(0.09)	0.48	0.82	1.50	3.72

Distributions
From net investment income	(0.58)	(0.28)	(0.40)	(0.48)	(0.49)
From net realized gains	(0.07)	(1.32)	(1.49)	(0.52)	(0.49)

Total distributions	(0.65)	(1.60)	(1.89)	(1.00)	(0.98)

Net Asset Value
End of period(b)	$14.66	$15.40	$16.52	$17.59	$17.09

Total Return(c),(d)	(0.48)%	2.76%	4.96%	9.21%	26.84%
Net Assets End of Period (000’s)	$401,656	$518,866	$577,785	$482,823	$453,361
Ratio and Supplemental Data
Expenses to average net assets(e)	0.82%	0.81%	0.83%	0.82%	0.81%
Net investment income (loss), to average net assets(e)	2.72%	2.94%	1.76%	1.74%	3.14%
Portfolio turnover rate(d)	56%	91%	55%	93%	128%
For a share outstanding throughout each period (a)

	Service Class
	Year Ended December 31				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$15.94	$17.05	$18.12	$17.57	$15.04
Investment Operations
Net investment income (loss)	0.38	0.45	0.27	0.24	0.17
Net realized and unrealized gain (loss)	(0.52)	0.01	0.54	1.27	2.88

Total operations	(0.14)	0.46	0.81	1.51	3.05

Distributions
From net investment income	(0.53)	(0.25)	(0.39)	(0.44)	(0.03)
From net realized gains	(0.07)	(1.32)	(1.49)	(0.52)	(0.49)

Total distributions	(0.60)	(1.57)	(1.88)	(0.96)	(0.52)

Net Asset Value
End of period(b)	$15.20	$15.94	$17.05	$18.12	$17.57

Total Return(c),(d)	(0.70)%	2.47%	4.72%	8.97%	20.79%
Net Assets End of Period(000’s)	$25,139	$32,406	$32,851	$16,709	$2,807
Ratio and Supplemental Data
Expenses to average net assets(e)	1.07%	1.06%	1.08%	1.07%	1.08%
Net investment income(loss), to average net assets(e)	2.48%	2.67%	1.54%	1.37%	1.55%
Portfolio turnover rate(d)	56%	91%	55%	93%	128%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Federated Market Opportunity (the “Fund”) share class commenced operations as follows:

Initial Class — March 1, 1994

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.

(f)	Rounds to less than $0.01.
The notes to the financial statements are an integral part of this report.

8

Federated Market Opportunity
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Effective May 1, 2007, Federated Growth & Income was renamed Federated Market Opportunity (“the Fund”). The Fund is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $53 are included in net realized gains in the Statement of Operations.

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1. — (continued)
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $101.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$801
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	641
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	561
Barclays, Eurodollar Term, 5.00%, 2/12/2008	1,122
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	1,042
Calyon, Eurodollar Term, 5.12%, 3/3/2008	240
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	2,083
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	801
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	401
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	401
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	801
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	1,202
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	3,285
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	962
Reserve Primary Money Market Fund, 4.95%	855
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	962
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	481
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	962
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	561
Wells Fargo, Bank Note, 4.75%, 1/8/2008	401

$18,565

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Option contracts: The Fund may enter into options contracts to manage exposure to market fluctuations. Options are valued at the average of the bid and ask (“Mean Quote”) established each day at the close of the board of trade or exchange on which they are traded. The primary risks associated with options are imperfect correlation between the change in value of the securities held and the prices of the options contracts; the possibility of an illiquid market; and inability of the counterparty to meet the contracts terms. When the Fund writes a covered call or put option, an amount equal to the premium received by the Fund is included in the Fund’s Statement of Assets and Liabilities as an asset and as an equivalent liability. Options are marked-to-market daily to reflect the current value of the option written.
The underlying face amounts of open contracts at December 31, 2007 are listed in the Schedule of Investments.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$34,988	8.20%
Asset Allocation-Moderate Growth Portfolio	12,615	2.96
Asset Allocation-Moderate Portfolio	75,606	17.71
Int’l Moderate Growth Fund	13,093	3.07

Total	$136,302	31.94%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.75% of the first $500 million of ANA
0.70% of ANA over $500 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica DEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $20. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $24. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$155,698
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	328,066
U.S. Government	99,052
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, foreign currency transactions, post October loss deferrals, options, REIT’s and wash sales.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$2,870
Undistributed (accumulated) net realized gain (loss) from investment securities	$(2,870)
The capital loss carryforwards are available to offset future realized capital gains through the periods listed:

Capital Loss
Carryforwards	Available Through
$7,220	December 31, 2015
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$15,697
Long-term Capital Gain	38,948
2007 Distributions paid from:
Ordinary Income	17,137
Long-term Capital Gain	2,212
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$18,213

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(7,220)

Net Unrealized Appreciation (Depreciation)	$(4,243	)*

*	The amount includes unrealized appreciation (depreciation) from foreign currency
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Federated Market Opportunity VP.

13

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Federated Market Opportunity:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Federated Market Opportunity (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

14

Federated Market Opportunity
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $2,212 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

15

Federated Market Opportunity
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Federated Market Opportunity (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Federated Equity Management Company of Pennsylvania (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board did note the below median performance of the Fund over the short and longer-term periods, but that 10-year performance was strong. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but the Board noted that they would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board did note the lower expenses for the Fund relative to one of two peer groups. The Board also noted that fees were renegotiated for 2008. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Board also noted additional breakpoints are proposed for 2008. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

16

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

17

International Moderate Growth Fund
MARKET ENVIRONMENT
The stock and bond markets rose for the twelve-month period through December 31, 2007, but suffered plenty of volatility along the way. The Standard and Poor’s 500 Composite Stock Index returned 5.49%, while the broad Dow Jones Wilshire 5000 Total Market Index gained 5.74%. These modest gains were punctuated by setbacks, however. In the summer, gathering concern about the U.S. mortgage and housing markets reached alarming levels. The mortgage industry’s loose lending standards of recent years came back to haunt lenders, investors, and borrowers alike. Lenders responded by tightening credit standards; many borrowers could no longer qualify for loans; and home sales and refinancings slowed. These problems worsened in the year’s last two months as financial institutions announced write-downs of mortgage-related holdings. After tumbling in the summer, stocks of financial companies again pulled the broad indices down in November and December.
By midyear investors were favoring the relative safety of larger stocks. As they migrated toward large caps while also steering away from financials and other value stocks, they boosted large-cap growth stocks in sectors such as technology. For the year, large caps outpaced small caps, and growth stocks significantly outperformed value stocks across all market-cap ranges.
Foreign equity returns surpassed the U.S. indices. The Morgan Stanley Capital International EAFE Index rose 11.63% (gross) for the period, mainly because major foreign currencies strengthened against the dollar (the index gained only 3.54% (net) in local-currency terms). Emerging markets were especially strong as high commodity prices bolstered the developing nations that export them. The Morgan Stanley Capital International Emerging Markets Index soared 39.78% (gross) for the year.
Bond returns improved throughout the year as nervous investors sought safety from the shaky stock market. The Federal Reserve Board’s three rate cuts from September through December also helped bond prices. The Lehman Brothers Aggregate Bond Index (“LBAB”) finished the year with a 6.97% return, with U.S. government bonds leading the gains. High-yield bonds weakened as credit conditions worsened, but posted modestly positive returns thanks to strength earlier in the year.
PERFORMANCE
For the year ended December 31, 2007, International Moderate Growth Fund, Initial Class returned 8.69%. By comparison, its primary and secondary benchmarks, the Morgan Stanley Capital International World ex US Index (“MSCI World ex US”) and LBAB, returned 12.92% (gross) and 6.97%, respectively.
STRATEGY REVIEW
This fund-of-funds portfolio is structured to provide broad coverage of international equity markets moderated by exposure to fixed-income securities. Its underlying equity portfolio holdings cover a range of international equity investing styles, including large value, large growth, all cap, small cap, emerging markets, and global real estate. The portfolio typically devotes between 60% and 70% of assets to international developed markets equity, and another 5% combined to emerging markets equity and debt. The remaining 25% to 35% of assets is devoted to U.S. bonds. These underlying U.S. fixed-income holdings are mostly in intermediate investment-grade bonds, with smaller amounts in Treasury Inflation Protected Securities (“TIPS”) and short-term investment-grade bonds.
The portfolio’s performance was hindered primarily by two underlying funds with large allocations. TA IDEX AllianceBernstein International Value, which took up 21% of assets at the end of 2007, was weighed down by struggling financials stocks and posted a return that was well behind the MSCI World ex-US. TA IDEX Neuberger Berman International, which accounted for another 15% of assets at the end of the year, was hurt also by financials and several significant holdings in the consumer discretionary sector. TA IDEX Clarion Global Real Estate underperformed as real-estate markets tumbled after four straight years of strong performance.
TA IDEX Oppenheimer Developing Markets was the portfolio’s best performer, but it was a small position overall. The portfolio’s primary large-cap growth holding, TA IDEX Marsico International Growth, gained significantly on the strength of good stock picks in consumer sectors and a slug of high-flying emerging-markets stocks. Both TA IDEX PIMCO Total Return and TA IDEX PIMCO Real Return TIPS outperformed the LBAB.
Michael Stout, CFA
Jon Hale, Ph.D., CFA
Jeff McConnell, CFA
Maciej Kowara, Ph.D., CFA

Co-Portfolio Managers
Morningstar Associates, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

International Moderate Growth Fund
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

		From	Inception
	1 Year	Inception	Date
Initial Class	8.69%	7.80%	5/1/06
MSCI WORLD ex USA Gross (USD)(1)	12.92%	13.87%	5/1/06
Lehman Brothers Aggregate Bond Index (1)	6.97%	7.32%	5/1/06

Service Class	8.49%	7.55%	5/1/06

NOTES

(1)	The Morgan Stanley Capital International — World ex USA (MSCI — WORLD ex USA Gross) Index and the Lehman Brothers Aggregate Bond (LBAB) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
International investing involves special risks including fluctuations, political instability and different financial accounting standards.

2

International Moderate Growth Fund
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)

SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
The expenses shown in the table do not reflect any expenses from the Funds investment in other affiliated investment companies. The average weighted annualized expense ratio of the underlying investment companies at December 31, 2007, was 0.94%.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,020.40	0.17%	$0.87
Hypothetical (b)	1,000.00	1,024.35	0.17	0.87

Service Class
Actual	1,000.00	1,019.33	0.42	2.14
Hypothetical (b)	1,000.00	1,023.09	0.42	2.14

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Asset Type
At December 31, 2007
This chart shows the percentage breakdown by asset type of the aggregate portfolio holdings of the underlying affiliated investment companies in which the Fund invests. The security lending collateral in the underlying funds is excluded from this calculation.

3

International Moderate Growth Fund
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
INVESTMENT COMPANIES (100.0%)
Bond (21.1%)
PIMCO Total Return (1)	3,951,065	$46,030
TA IDEX Transamerica Short-Term Bond (2)	704,749	6,885
Global/International Stock (64.9%)
TA IDEX AllianceBernstein International Value (2)	4,079,143	51,724
TA IDEX Evergreen International Small Cap (2)	1,648,827	25,211
TA IDEX Marsico International Growth (2)	3,187,107	43,408
TA IDEX Neuberger Berman International (2)	3,241,643	36,371
TA IDEX Oppenheimer Developing Markets (2)	376,175	5,571
Inflation-Protected Securities (3.8%)
TA IDEX PIMCO Real Return TIPS (2)	911,167	9,458
Tactical and Specialty (5.0%)
Clarion Global Real Estate Securities (1)	635,892	12,489
U.S. Stock (5.2%)
Federated Market Opportunity (1)	892,877	13,090

Total Investment Companies (cost $259,792) #		$250,237

NOTES TO SCHEDULE OF INVESTMENTS:

(1)	The Fund invests its assets in the Initial Class shares of the affiliated AEGON/Transamerica Series Trust.

(2)	The Fund invests its assets in the Class I shares of the affiliated Transamerica IDEX Mutual Funds.

#	Aggregate cost for federal income tax purposes is $259,875. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $2,448 and $12,086, respectively. Net unrealized depreciation for tax purposes is $9,638.
The notes to the financial statements are an integral part of this report.

4

International Moderate Growth Fund
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment in affiliated investment companies at value (cost: $259,792)	$250,237
Receivables:
Shares sold	1,007

251,244

Liabilities:
Investment securities purchased	706
Accounts payable and accrued liabilities:
Shares redeemed	301
Management and advisory fees	41
Distribution and service fees	45
Administration fees	3
Trustees fees	1
Other	32

1,129

Net Assets	$250,115

Net Assets Consist of:
Capital Stock ($.01 par value)	$226
Additional paid-in capital	241,305
Undistributed (accumulated) net investment income in affiliated investment companies	7,144
Undistributed (accumulated) net realized gain from investment in affiliated investment companies	10,995
Net unrealized (depreciation) on investment in affiliated investment companies	(9,555)

Net Assets	$250,115

Net Assets by Class:
Initial Class	$24,495
Service Class	225,620
Shares Outstanding:
Initial Class	2,203
Service Class	20,370
Net Asset Value and Offering Price Per Share:
Initial Class	$11.12
Service Class	11.08
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends from affiliated investment companies	$7,707

7,707

Expenses:
Management and advisory fees	139
Printing and shareholder reports	10
Custody fees	34
Administration fees	17
Legal fees	2
Audit fees	20
Trustees fees	4
Registration fees	7
Distribution and service fees:
Service Class	309
Other	1

Total expenses before recapture of waived expenses	543

Recaptured expenses	21

Net expenses	564

Net Investment Income	7,143

Net Realized Gain (Loss) from:
Investment in affiliated investment companies	(29)
Distributions from investment in affiliated investment companies	11,033

11,004

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment in affiliated investment companies	(9,818)

Net Realized and Unrealized Gain on Investment Affiliated Investment Companies:	1,186

Net Increase In Net Assets Resulting from Operations	$8,329

The notes to the financial statements are an integral part of this report.

5

International Moderate Growth Fund
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006 (a)
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$7,143	$1,845
Net realized gain from investment in affiliated investment companies	11,004	1,108
Change in unrealized appreciation (depreciation) on investment in affiliated investment companies	(9,818)	263

	8,329	3,216

Distributions to Shareholders:
From net investment income:
Initial Class	(193)	—
Service Class	(1,654)	—

	(1,847)	—

From net realized gains:
Initial Class	(115)	—
Service Class	(1,002)	—

	(1,117)	—

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	20,171	8,782
Service Class	184,239	42,323

	204,410	51,105

Dividends and distributions reinvested:
Initial Class	308	—
Service Class	2,656	—

	2,964	—

Cost of shares redeemed:
Initial Class	(4,269)	(1,734)
Service Class	(9,924)	(1,018)

	(14,193)	(2,752)

	193,181	48,353

Net increase in net assets	198,546	51,569

Net Assets:
Beginning of year	51,569	—

End of year	$250,115	$51,569

Undistributed (Accumulated) net investment income	$7,144	$1,848

Share Activity:
Shares issued:
Initial Class	1,840	901
Service Class	16,788	4,338

	18,628	5,239

Shares issued-reinvested from distributions:
Initial Class	29	—
Service Class	254	—

	283	—

Shares redeemed:
Initial Class	(387)	(180)
Service Class	(904)	(106)

	(1,291)	(286)

Net increase (decrease) in shares outstanding:
Initial Class	1,482	721
Service Class	16,138	4,232

	17,620	4,953

(a)	Commenced operations on May 1, 2006.
The notes to the financial statements are an integral part of this report.

6

International Moderate Growth Fund
FINANCIAL HIGHLIGHTS

For a share outstanding throughout each period(a)

	Initial Class			Service Class
	December 31,		May 1 to Dec	December 31,		May 1 to Dec
	2007		31, 2006	2007		31, 2006
Net Asset Value
Beginning of period	$10.43		$10.00	$10.41		$10.00
Investment Operations
Net investment income (loss)	0.56		0.85	0.57		0.84
Net realized and unrealized gain (loss)	0.34		(0.42)	0.31		(0.43)

Total operations	0.90		0.43	0.88		0.41

Distributions
From net investment income	(0.13)		—	(0.13)		—
From net realized gains	(0.08)		—	(0.08)		—

Total distributions	(0.21)		—	(0.21)		—

Net Asset Value
End of period(b)	$11.12		$10.43	$11.08		$10.41

Total Return(c),(d)	8.69%		4.30%	8.49%		4.10%
Ratio and Supplemental Data

Net Assets End of Period (000’s)	$24,495		$7,516	$225,620		$44,053

Expenses to average net assets(e),(f)
After reimbursement/fee waiver(g)	0.19	%(J)	0.25%	0.44	%(J)	0.50%
Before reimbursement/fee waiver(h)	0.19	%(J)	0.39%	0.44	%(J)	0.64%
Net investment income (loss), to average net assets(f),(i)	5.05%		12.92%	5.18%		12.63%
Portfolio turnover rate(d)	1%		1%	1%		1%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	International Moderate Growth Fund (the “Fund”) share classes commenced operations as follows: Initial Class — May 1, 2006 Service Class — May 1, 2006

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Does not include expenses of the investment companies in which the Fund invests.

(f)	Annualized.

(g)	Ratio of Net Expenses to Average Net Assets is net of fee waivers and reimbursements by the investment adviser, if any (see Note 2).

(h)	Ratio of Total Expenses to Average Net Assets includes all expenses before fee waivers and reimbursements by the investment advisor.

(i)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the underlying investment companies in which the Fund invests.

(j)	Ratio is inclusive of recaptured expenses by the investment adviser. The impact of recaptured expenses was 0.02% and 0.02% for Initial Class and Service Class, respectively (see Note 2).
The notes to the financial statements are an integral part of this report.

7

International Moderate Growth Fund
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. International Moderate Growth Fund (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: Investment company securities are valued at the net asset value of the underlying portfolio.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date. Dividends and net realized gain (loss) from investment securities for the Fund are from investments in shares of affiliated investment companies.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date. Dividends and net realized gain (loss) from investment securities for the Fund are from investments in shares of affiliated investment companies
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the fund’s distributor. TFAI, TFS, AFSG and TCI are affiliates of AEGON NV, a Netherlands corporation.
TFAI has entered into an agreement with Morningstar Associates, LLC (“Morningstar”) to provide investment services to the Fund. TFAI compensates Morningstar as described in the prospectus.
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and is a sub-adviser to other funds within ATST.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Because the underlying funds have varied expense and fee levels and the Fund may own different proportions of underlying funds at different times, the amount of fees and expenses incurred indirectly by the Fund will vary.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following rate:
     0.10% of ANA
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
     0.25% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
For the year ended December 31, 2007, the Fund recaptured $21 of previously reimbursed expenses. There were no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.

8

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.0125% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $12. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus,compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was less than $1. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$210,190
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	1,711
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales.

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$—
Long-term Capital Gain	—
2007 Distributions paid from:
Ordinary Income	1,848
Long-term Capital Gain	1,116

The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$7,172

Undistributed Long-term Capital Gain	$11,050

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$(9,638)

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Funds’ investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Funds currently believe that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Funds are not aware of any allegation of wrong doing against them and their Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Funds, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Funds and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Funds, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica International Moderate Growth VP.

10

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
International Moderate Growth Fund:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of International Moderate Growth Fund (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, and the changes in its net assets and the financial highlights for the year then ended and for the period May 1, 2006 (commencement of operations) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the transfer agent, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

11

International Moderate Growth Fund
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
     For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $1,116 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

12

International Moderate Growth Fund
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between International Moderate Growth Fund (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Morningstar Associates, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees observed that the Fund’s performance for the past 1-year period has been below the median for its peer universe, and noted that that no long-term performance information was available because the Fund had launched operations on May 1, 2006. The Trustees further noted that the recent underperformance generally can be attributed to the Fund’s higher bond exposure which can cause performance to lag in strong equity markets. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but that the Board would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fees and the total expenses of the Fund were below the medians for its peer group and peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board considered the specific reasons for the absence of breakpoints, and concluded that the absence of breakpoints was acceptable under the circumstances. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund.

13

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

14

Jennison Growth
MARKET ENVIRONMENT
The portfolio’s fiscal year was volatile, with two distinctly different environments for equity markets. During the first half of the year, most markets advanced, led by emerging economies and those US sectors most directly exposed to global economic expansion, especially energy stocks, which rose on soaring oil prices. Interest rates moved up as the Federal Reserve Board sought to contain the incipient inflation reflected in personal consumption expenditures. Companies in the Standard and Poor’s 500 Composite Stock Index (“S&P 500”) extended their run of double-digit profit gains to a record-setting 17 quarters by June, while capital markets activity, fortified by the coffers of private equity firms and hedge funds, reached peak levels with a boom in mergers and acquisitions. The consumer sector was less sanguine, as the effects of high energy prices and rising interest rates slowed growth in consumption. The labor market remained strong, however, with the unemployment rate hovering at 4.5%, relatively low by historical standards.
By late July, the market environment changed dramatically. The souring residential real estate market rekindled market volatility and triggered a liquidity squeeze that by year-end had caused mortgage investors to incur losses of tens of billions of dollars. The credit market turmoil sparked a swift reappraisal of risk in the US equity markets. In less than a month, from July 19th to August 15th, the S&P 500 fell 9%. Equities rebounded quickly, however, with the S&P 500 up nearly 10% from its August lows by early October, before reversing course once again and falling over 9% by late November. The S&P 500 ended 2007 with a positive return of 5.49%, while large capitalization growth stocks, and the portfolio, produced double-digit returns.
The epicenter of the credit crunch was the trillion dollar market for US residential mortgages and the securities derived from underlying interest and principal components — most notably collateralized debt obligations. The problem was exacerbated by the inability of financial institutions to accurately identify and price their exposures. This uncertainty led to extreme dislocation in the normally deep and liquid market for overnight money. Central banks responded with interest rate cuts and extraordinary open market operations that permitted financial institutions to secure necessary funds. Despite the efforts, at year-end, short-term funds were still priced at an unusual premium.
The financial market stress forced many financial institutions to take fourth-quarter write-offs, resulting in substantial losses, management changes, and moves to raise capital. Employment remained essentially healthy through year-end, but slowing economic growth, the prospect of recession in 2008, and the weak housing market caused retail sales to tail off further into the important year-end holiday season. Oil closed 2007 just shy of $100 per barrel; many agricultural commodities hit new cycle highs; and the value of the US dollar fell, fueling inflation concerns.
PERFORMANCE
For the year ended December 31, 2007, Jennison Growth, Initial Class returned 11.51%. By comparison its benchmark, the Russell 1000 Growth Index (“Russell 1000 Growth”), returned 11.81%.
STRATEGY REVIEW
Growth stocks, as reflected by the Russell 1000 Growth benchmark, substantially outperformed the S&P 500 with a return of 11.81% versus 5.49%. Benchmark returns were greatest in materials, energy, utilities, and information technology. The consumer discretionary, telecommunication services and financials sectors declined.
The portfolio is built from the bottom up, with stocks selected one at a time, based on the fundamentals of individual companies rather than on overarching themes. The portfolio’s security selection was strong in information technology, led by triple-digit gains in Research in Motion Limited (“RIMM”) and Apple Inc.; Google Inc. (“Google”), NVIDIA Corporation, and Juniper Networks, Inc. posted 50%-plus advances, as well. In the materials sector, Monsanto Company (“Monsanto”) advanced more than 100%. Top performers in energy included Occidental Petroleum Corporation and Schlumberger Limited. Consumer discretionary and financials holdings detracted from the portfolio’s return, as Coach, Inc. (“Coach”), Marriott International, Inc. (“Marriott”), Starbucks Corporation, UBS AG, and Merrill Lynch & Co., Inc. declined.
The five greatest contributors to the portfolio’s return were Apple Inc., RIMM, Google, Monsanto, and Gilead Sciences, Inc. The five greatest detractors were Coach, Marriott, Genentech, Inc., Marvell Technology Group Ltd., and International Game Technology.
Michael A. Del Balso
Spiros Segalas
Kathleen A. McCarragher

Co-Portfolio Managers
Jennison Associates LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Jennison Growth

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	11.51%	12.70%	0.00%	1.46%	11/18/96
Russell 1000 Growth (1)	11.81%	12.10%	3.83%	5.93%	11/18/96

Service Class	11.28%	—%	—%	11.97%	5/1/03

NOTES

(1)	The Russell 1000 Growth (Russell 1000 Growth) index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Jennison Growth
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,063.71	0.86%	$4.47
Hypothetical (b)	1,000.00	1,020.87	0.86	4.38

Service Class
Actual	1,000.00	1,062.33	1.11	5.77
Hypothetical (b)	1,000.00	1,019.61	1.11	5.65

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Jennison Growth
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (98.8%)
Aerospace & Defense (3.0%)
Boeing Co.	19,000	$1,662
United Technologies Corp.	42,400	3,245
Beverages (2.2%)
PepsiCo, Inc.	47,300	3,590
Biotechnology (5.5%)
Genentech, Inc. ‡	35,700	2,394
Gilead Sciences, Inc. ‡	142,000	6,534
Capital Markets (5.5%)
Charles Schwab Corp. (The)	138,300	3,534
Goldman Sachs Group, Inc. (The)	11,500	2,473
Lazard, Ltd. Class A ^	42,800	1,741
Merrill Lynch & Co., Inc.	22,100	1,186
Chemicals (4.4%)
Monsanto Co.	39,000	4,356
Mosaic Co. (The) ‡	7,700	726
Potash Corp. of Saskatchewan	14,100	2,030
Communications Equipment (10.1%)
Ciena Corp. ‡^	35,200	1,201
Cisco Systems, Inc. ‡	164,900	4,464
Juniper Networks, Inc. ‡	52,500	1,743
Nokia OYJ	42,900	1,647
Qualcomm, Inc.	61,100	2,404
Research In Motion, Ltd. ‡	44,500	5,046
Computers & Peripherals (6.0%)
Apple, Inc. ‡	28,900	5,725
Hewlett-Packard Co.	80,100	4,043
Consumer Finance (0.9%)
American Express Co.	29,100	1,514
Diversified Financial Services (2.2%)
CME Group, Inc. Class A	2,500	1,715
NYSE Euronext	21,200	1,861
Electrical Equipment (2.9%)
ABB, Ltd.	63,700	1,834
First Solar, Inc. ‡	7,400	1,977
Sunpower Corp. Class A ‡^	6,800	887
Energy Equipment & Services (1.5%)
Schlumberger, Ltd.	25,400	2,499
Food & Staples Retailing (2.8%)
Costco Wholesale Corp.	25,600	1,786
CVS Caremark Corp.	41,100	1,634
Whole Foods Market, Inc. ^	26,900	1,097
Health Care Equipment & Supplies (5.4%)
Alcon, Inc.	20,900	2,989
Baxter International, Inc.	42,200	2,450
Hologic, Inc. ‡^	19,900	1,366
St Jude Medical, Inc. ‡	49,900	2,028
Hotels, Restaurants & Leisure (1.3%)
Marriott International, Inc. Class A	64,800	2,215
Household Products (3.1%)
Colgate-Palmolive Co.	41,500	3,235
Procter & Gamble Co.	23,900	1,755
Industrial Conglomerates (2.0%)
General Electric Co.	88,100	3,266
Internet & Catalog Retail (1.7%)
Amazon.Com, Inc. ‡	30,000	2,779
Internet Software & Services (8.0%)
Akamai Technologies, Inc. ‡^	46,700	1,616
Alibaba.Com, Ltd. ‡	32,900	117
eBay, Inc. ‡	65,400	2,171
Google, Inc. Class A ‡	11,100	7,675
Yahoo!, Inc. ‡	60,900	1,416
IT Services (0.6%)
Infosys Technologies, Ltd.	20,700	939
Life Sciences Tools & Services (1.8%)
Thermo Fisher Scientific, Inc. ‡	51,900	2,994
Media (3.7%)
News Corp. Class A	105,100	2,153
Walt Disney Co. (The) ‡	121,500	3,922
Multiline Retail (0.8%)
Saks, Inc. ‡^	63,600	1,320
Oil, Gas & Consumable Fuels (3.6%)
Marathon Oil Corp.	40,600	2,471
Occidental Petroleum Corp.	26,200	2,017
Southwestern Energy Co. ‡	9,600	535
Suncor Energy, Inc.	7,400	804
Pharmaceuticals (10.0%)
Abbott Laboratories	68,600	3,852
Elan Corp. PLC ‡	43,000	945
Merck & Co., Inc.	42,000	2,440
Mylan Inc. ^	56,000	787
Roche Holding AG	28,900	2,493
Schering-Plough Corp.	45,000	1,199
Teva Pharmaceutical Industries, Ltd.	64,000	2,975
Wyeth	36,700	1,622
Semiconductors & Semiconductor Equipment (0.5%)
NVIDIA Corp. ‡	25,300	861
Software (6.2%)
Adobe Systems, Inc. ‡	90,700	3,876
Microsoft Corp.	170,000	6,052
Vmware, Inc. Class A ‡^	2,600	221
Specialty Retail (0.3%)
Urban Outfitters, Inc. ‡^	17,600	480
Textiles, Apparel & Luxury Goods (2.8%)
Coach, Inc. ‡	67,100	2,052
Nike, Inc. Class B	40,200	2,582

Total Common Stocks (cost $135,511)		161,218

Total Securities Lending Collateral (cost $8,761) (1)		8,761

Total Investment Securities (cost $144,272) #		$169,979

The notes to the financial statements are an integral part of this report.

4

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $8,484.

‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $3,176, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $144,316. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $28,481 and $2,818, respectively. Net unrealized appreciation for tax purposes is $25,663.
The notes to the financial statements are an integral part of this report.

5

Jennison Growth
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $144,272) (including securities loaned of $8,484)	$169,979
Cash	976
Receivables:
Investment securities sold	1,053
Shares sold	22
Interest	7
Income from loaned securities	5
Dividends	152

	172,194

Liabilities:
Investment securities purchased	179
Accounts payable and accrued liabilities:
Shares redeemed	40
Management and advisory fees	111
Distribution and service fees	—	(a)
Administration fees	3
Payable for collateral for securities on loan	8,761
Other	30

	9,124

Net Assets	$163,070

Net Assets Consist of:
Capital Stock ($.01 par value)	$198
Additional paid-in capital	128,078
Undistributed (accumulated) net investment income	240
Undistributed (accumulated) net realized gain from investment securities	8,847
Net unrealized appreciation on investment securities	25,707

Net Assets	$163,070

Net Assets by Class:
Initial Class	$161,847
Service Class	1,223
Shares Outstanding:
Initial Class	19,616
Service Class	150
Net Asset Value and Offering Price Per Share:
Initial Class	$8.25
Service Class	8.16

(a) Rounds to less than $1.
STATEMENT OF OPERATIONS For the year ended December 31, 2007 (all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $54)	$1,384
Interest	66
Income from loaned securities-net	100

	1,550

Expenses:
Management and advisory fees	1,212
Printing and shareholder reports	7
Custody fees	27
Administration fees	30
Legal fees	3
Audit fees	21
Trustees fees	5
Distribution and service fees:
Service Class	3
Other	2

Total expenses	1,310

Net Investment Income	240

Net Realized Gain (Loss) from:
Investment securities	9,065

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	7,170

Net Realized and Unrealized Gain:	16,235

Net Increase In Net Assets Resulting from Operations	$16,475

The notes to the financial statements are an integral part of this report.

6

Jennison Growth
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$240	$92
Net realized gain from investment securities	9,065	8,453
Change in unrealized appreciation (depreciation) on investment securities	7,170	(7,694)

	16,475	851

Distributions to Shareholders:
From net investment income:
Initial Class	(92)	—
Service Class	—	—

	(92)	—

From net realized gains:
Initial Class	(8,484)	(12,294)
Service Class	(59)	(64)

	(8,543)	(12,358)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	59,204	24,310
Service Class	656	551

	59,860	24,861

Dividends and distributions reinvested:
Initial Class	8,576	12,294
Service Class	59	64

	8,635	12,358

Cost of shares redeemed:
Initial Class	(58,907)	(32,598)
Service Class	(370)	(201)

	(59,277)	(32,799)

	9,218	4,420

Net increase (decrease) in net assets	17,058	(7,087)

Net Assets:
Beginning of year	146,012	153,099

End of year	$163,070	$146,012

Undistributed (Accumulated) Net Investment Income (Loss)	$240	$92

Share Activity:
Shares issued:
Initial Class	7,290	3,052
Service Class	80	69

	7,370	3,121

Shares issued-reinvested from distributions:
Initial Class	1,119	1,722
Service Class	8	9

	1,127	1,731

Shares redeemed:
Initial Class	(7,274)	(4,144)
Service Class	(46)	(25)

	(7,320)	(4,169)

Net increase (decrease) in shares outstanding:
Initial Class	1,135	630
Service Class	42	53

	1,177	683

The notes to the financial statements are an integral part of this report.

7

Jennison Growth
FINANCIAL HIGHLIGHTS

For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$7.86	$8.55	$8.01	$7.34	$5.70
Investment Operations
Net investment income (loss)	0.01	0.01	(0.01)	0.01	—
Net realized and unrealized gain (loss)	0.86	0.08	1.07	0.66	1.64

Total operations	0.87	0.09	1.06	0.67	1.64

Distributions
From net investment income	(0.01)	—	(0.02)	—	—
From net realized gains	(0.47)	(0.78)	(0.50)	—	—

Total distributions	(0.48)	(0.78)	(0.52)	—	—

Net Asset Value
End of period(b)	$8.25	$7.86	$8.55	$8.01	$7.34

Total Return(c),(d)	11.51%	1.96%	13.79%	9.13%	28.77%
Net Assets End of Period (000’s)	$161,847	$145,174	$152,630	$128,235	$160,265
Ratio and Supplemental Data
Expenses to average net assets(e)	0.86%	0.87%	0.87%	0.90%	0.90%
Net investment income (loss), to average net assets(e)	0.16%	0.07%	(0.14)%	0.19%	(0.04)%
Portfolio turnover rate(d)	72%	78%	67%	68%	132%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$7.79	$8.51	$7.98	$7.33	$6.04
Investment Operations
Net investment income (loss)	(0.01)	(0.02)	(0.03)	0.09	(0.02)
Net realized and unrealized gain (loss)	0.85	0.08	1.06	0.56	1.31

Total operations	0.84	0.06	1.03	0.65	1.29

Distributions
From net investment income	—	—	— (f)	—	—
From net realized gains	(0.47)	(0.78)	(0.50)	—	—

Total distributions	(0.47)	(0.78)	(0.50)	—	—

Net Asset Value
End of period(b)	$8.16	$7.79	$8.51	$7.98	$7.33

Total Return(c),(d)	11.28%	1.60%	13.52%	8.87%	21.36%
Net Assets End of Period (000’s)	$1,223	$838	$469	$876	$121
Ratio and Supplemental Data
Expenses to average net assets(e)	1.11%	1.12%	1.12%	1.17%	1.17%
Net investment income (loss), to average net assets(e)	(0.13)%	(0.21)%	(0.41)%	1.23%	(0.36)%
Portfolio turnover rate(d)	72%	78%	67%	68%	132%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Jennison Growth (the “Fund”) share class commenced operations as follows: Initial Class — November 18, 1996 Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.

(f)	Rounds to less than $(0.01) per share.

8

Jennison Growth
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust, Inc. (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Jennison Growth (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $24 are included in net realized gains in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $43.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$378
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	303
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	265
Barclays, Eurodollar Term, 5.00%, 2/12/2008	529
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	492
Calyon, Eurodollar Term, 5.12%, 3/3/2008	113
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	983
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	378
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%,1/2/2008	189
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	189
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	378
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%,1/2/2008	567
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	1,551
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	454
Reserve Primary Money Market Fund, 4.95%,	403
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	454
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	227
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	454
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	265
Wells Fargo, Bank Note, 4.75%, 1/8/2008	189

$8,761

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1. — (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
TFAI has entered into an agreement with Jennison Associates LLC (“Jennison”) to provide investment services to the Fund.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$8,528	5.23%
Asset Allocation-Growth Portfolio	44,148	27.07
Asset Allocation-Moderate Growth Portfolio	67,813	41.58
Asset Allocation-Moderate Portfolio	7,479	4.59

Total	$127,968	78.47%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of the first $250 million of ANA
0.775% of the next $250 million of ANA
0.70% of the next $500 million of ANA
0.675% of the next $500 million of ANA
0.65% of ANA over $1.5 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.94% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $8. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plans are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $6. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$110,216
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	108,752
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$789
Long-term Capital Gain	11,569

2007 Distributions paid from:
Ordinary Income	93
Long-term Capital Gain	8,542

The tax basis components of distributable earnings as of year ended December 31, 2007 are as follows:

Undistributed Ordinary Income	$233

Undistributed Long-term Capital Gain	$8,898

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$25,663

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Jennison Growth VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Jennison Growth:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Jennison Growth (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

Jennison Growth
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $8,542 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

Jennison Growth
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Jennison Growth (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Jennison Associates LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that performance has been near or below median for 1-, 3- and 5-year periods, but that the near-term performance has been below median due in part to the aggressive strategy employed by the Fund. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but the Board noted that they would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund noting that they were above median relative to the Fund’s peer group and universe. However based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

15

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

16

JPMorgan Core Bond
MARKET ENVIRONMENT
The fiscal year began with the federal funds rate at 5.25%, which the Federal Reserve Board (“Fed”) left unchanged at its March 21st meeting. However, the Fed neutralized its inflation bias, noting the more serious threat may be to future economic growth stemming from weaknesses in the sub-prime mortgage market and sluggish capital spending. By the end of the second quarter, market volatility picked up, as the re-rating of U.S. growth prospects pushed Treasury yields sharply higher. Additionally, significant losses for two Bear Stearns structured credit hedge funds led to jitters regarding credit quality in the leveraged and sub-investment-grade loan markets.
By the third quarter, fears that originated in the sub-prime mortgage market expanded rapidly across all markets, causing spreads to widen precipitously and liquidity to shrink rapidly, regardless of underlying fundamentals. The Fed reacted, implementing a larger-than-expected 50-basis-point (“bp”) rate cut in September. The fourth quarter was the weakest of a volatile 2007, as candid loss disclosures by major financial institutions led to renewed risk aversion through year-end. The Fed eventually reverted to 25-bp moves (one each in October and December) in both the fed funds and discount rates. Nevertheless, the Fed revealed in the post-meeting press conference that a rate hike had been discussed, given a stronger-than-expected inflation outlook. December’s announcement of a U.S. government plan to slow the pace of rising foreclosures by freezing resets on adjustable-rate sub- prime mortgages had a limited impact on investor sentiment.
The U.S. Treasury curve steepened throughout the year, as the two- to ten-year spread ended the year 109 bps higher than it was at the beginning of 2007. The two-year Treasury yield fell 176 bps to 3.05% during the year, while the 10-year yield fell 68 bps to 4.03%.
PERFORMANCE
For the year ended December 31, 2007, JPMorgan Core Bond, Initial Class returned 6.94%. By comparison its primary and secondary benchmarks, the Lehman Brothers Aggregate Bond Index and the Lehman Brothers U.S. Government/Credit Index, returned 6.97% and 7.23%, respectively. Effective May 1, 2007, AEGON Bond was renamed JPMorgan Core Bond.
STRATEGY REVIEW
The portfolio remained overweight in seasoned AAA-rated mortgage-backed securities (“MBS”) and showed better convexity than the benchmark, with most of the portfolio’s exposure in seasoned collateralized mortgage obligations. Sub-prime exposure in the portfolio was minimal, at less than 0.05% as of year-end. We have avoided the sub-prime sector since 2005, when we became concerned about increased layers of risk on collateral and observed deteriorating underwriting standards.
In a reversal from 2006, all major bond market sectors posted negative excess returns relative to comparable-duration Treasuries during 2007. In the investment-grade arena, corporate issues and asset-backed securities were the worst performers.
Our sector allocations changed minimally throughout the year. We remained overweight in mortgage securities, including commercial mortgage-backed securities, and underweight in agency debentures and corporate bonds. Our sector allocation positively affected performance.
In an environment marked by a flight to quality and significant spread widening, we maintained a defensive credit posture, continuing to overweight the “Aaa” segment and underweight the “Baa” area. This contributed positively to performance. We continued to overweight securities with maturities of one year and less and underweight securities with maturities of 20 years and longer. Additionally, we maintained our overweight in the three- to seven-year range. Throughout the year, our duration remained neutral to slightly long relative to the benchmark.
Douglas S. Swanson
Portfolio Manager
JPMorgan Investment Advisors Inc.

1

JPMorgan Core Bond
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	6.94%	4.38%	5.65%	6.77%	10/2/86
Lehman Brothers Aggregate Bond Index(1)	6.97%	4.42%	5.97%	7.40%	10/2/86
Lehman Government/Credit Bond Index(1)	7.23%	4.44%	6.01%	7.37%	10/2/86

Service Class	6.61%	–%	–%	3.93%	5/1/03

NOTES

(1)	The Lehman Brothers Aggregate Bond (LBAB) Index and Lehman Brothers U.S. Government/Credit (LBGC) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

JPMorgan Core Bond
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,058.53	0.57%	$2.96
Hypothetical (b)	1,000.00	1,022.33	0.57	2.91

Service Class
Actual	1,000.00	1,057.49	0.82	4.25
Hypothetical (b)	1,000.00	1,021.07	0.82	4.18

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Bond Type
At December 31, 2007
This chart shows the percentage breakdown by bond type of the Fund’s total investment securities.

3

JPMorgan Core Bond
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Principal	Value
U.S. GOVERNMENT OBLIGATIONS (23.3%)
U.S. Government Obiligation (23.3%)
U.S. Treasury Bond
6.25%, due 08/15/2023	$5,000	$5,986
6.50%, due 11/15/2026	1,500	1,877
7.25%, due 05/15/2016 – 08/15/2022	2,300	2,849
7.50%, due 11/15/2016	2,750	3,452
7.63%, due 02/15/2025	1,125	1,542
11.75%, due 11/15/2014 ^	2,500	2,886
U.S. Treasury Note
6.50%, due 02/15/2010	585	626
U.S. Treasury STRIPS U.S. Treasury , Zero Coupon,	22,425	16,678

due 02/15/2010 – 02/15/2023
Total U.S. Government Obligations (cost $32,568)		35,896

U.S. GOVERNMENT AGENCY OBLIGATIONS (42.6%)
U.S. Government Agency Obligation
Banc of America Funding Corp.
0.00%, due 03/25/2034 – 11/25/2035 1	408	274
Countrywide Alternative Loan Trust
0.00%, due 10/25/2033 1	181	141
Fannie Mae
0.00%, due 12/25/2033 – 11/25/2036 1	1,944	1,403
0.93%, due 07/25/2036	167	127
1.29%, due 08/25/2033 *	221	155
1.90%, due 03/25/2034 *	165	125
2.17%, due 07/25/2033 *	291	234
4.00%, due 07/01/2018 – 04/25/2033	1,334	1,211
4.50%, due 03/01/2019 – 04/01/2019	2,239	2,202
4.53%, due 09/25/2033 *	127	120
4.83%, due 01/01/2035 *	252	254
4.87%, due 05/25/2034 *	90	91
5.00%, due 11/25/2015 – 12/01/2016	1,668	1,672
5.50%, due 06/01/2012 – 12/25/2035	3,736	3,765
5.71%, due 12/25/2032 *	148	151
5.75%, due 06/25/2033	750	746
6.00%, due 03/25/2016 – 03/01/2033	1,161	1,186
6.37%, due 04/25/2034 – 05/25/2034 *	836	878
6.50%, due 04/01/2008 – 12/25/2042	2,922	3,017
7.00%, due 01/25/2008 – 11/25/2031	2,498	2,598
7.17%, due 10/25/2008 *	23	24
7.50%, due 01/01/2008 – 12/25/2042	187	197
8.00%, due 07/01/2009	82	84
9.00%, due 10/01/2019 – 06/01/2025	167	181
9.50%, due 06/25/2018	200	221
9.64%, due 02/25/2032 *	71	81
10.00%, due 03/25/2032 *	51	57
Fannie Mae , STRIPS
0.00%, due 01/01/2033 – 09/01/2033 1	282	210
Freddie Mac
0.00%, due 02/15/2029 – 07/15/2036 1	2,298	1,675
2.02%, due 10/15/2033 – 11/15/2033 *	292	216
2.10%, due 01/15/2034 – 04/15/2034 *	$890	$595
2.35%, due 02/15/2033 * 2	1,292	72
2.45%, due 03/15/2033 * 2	1,498	106
2.70%, due 02/15/2034 *	75	57
2.90%, due 02/15/2033 * 2	909	60
3.05%, due 07/15/2017 * 2	957	69
3.07%, due 10/15/2015 *	698	661
3.08%, due 11/15/2035 *	60	63
3.35%, due 03/15/2032 * 2	264	26
4.00%, due 05/01/2019 – 03/15/2032	1,806	1,726
4.13%, due 07/12/2010	573	580
4.90%, due 05/15/2030 *	261	252
5.00%, due 07/15/2014 – 05/15/2023	782	778
5.50%, due 02/15/2009 – 12/15/2022	3,444	3,489
5.68%, due 11/01/2036 *	440	444
5.75%, due 01/15/2012	200	214
6.00%, due 02/15/2013 – 02/15/2033	5,653	5,758
6.38%, due 03/15/2032	769	799
6.50%, due 10/15/2013 – 02/25/2043	4,047	4,213
7.00%, due 03/15/2024 – 02/25/2043	5,950	6,254
7.25%, due 09/15/2030 – 12/15/2030	1,141	1,154
7.50%, due 02/15/2023 – 08/25/2042	1,399	1,449
8.00%, due 01/15/2030	763	801
8.50%, due 09/15/2020	210	228
Ginnie Mae
0.00%, due 03/16/2033 – 06/16/2033 1	237	184
3.29%, due 04/16/2032 * 2	425	42
5.50%, due 12/20/2013 – 01/20/2032 2	978	679
6.50%, due 03/15/2023 – 06/20/2033	8,110	8,465
6.85%, due 04/16/2034 *	88	93
7.00%, due 07/15/2017 – 10/20/2031	609	636
7.33%, due 11/20/2030	72	76
7.50%, due 09/15/2009 – 09/20/2030	552	574
8.00%, due 01/15/2016 – 06/20/2030	370	394
8.50%, due 02/16/2030	804	884
9.00%, due 05/16/2027	54	58
11.96%, due 04/20/2031 *	58	65
WAMU Mortgage Pass-Through
0.00%, due 11/25/2017 1	271	243
Washington Mutual MSC Mortgage
0.00%, due 03/25/2033 1	195	151

Total U.S. Government Agency Obligations (cost $66,980)		65,688

SOVEREIGN GOVERNMENT OBLIGATIONS (0.4%)
Sovereign Government Obligation (0.4%)
United Mexican States
6.38%, due 01/16/2013	75	80
The notes to the financial statements are an integral part of this report.

4

	Principal	Value
Sovereign Government Obligation (continued)
United Mexican States (continued)
7.50%, due 04/08/2033	$400	$477

Total Sovereign Government Obligations (cost $469)		557

MORTGAGE-BACKED SECURITIES (13.5%)
Banc of America Commercial Mortgage, Inc.
Series 2005-6, Class ASB
5.35%, due 09/10/2047	150	150
Banc of America Funding Corp.
Series 2005-8, Class 30PO
0.00%, due 01/25/2036 1	91	59
Banc of America Mortgage Securities, Inc.
Series 2004-E, Class 2A5
4.11%, due 06/25/2034 *	400	393
Bear Stearns Adjustable Rate Mortgage Trust
Series 2006-1, Class A1
4.63%, due 02/25/2036 *	499	491
Bear Stearns Commercial Mortgage Securities
Series 2000-WF1, Class A1
7.64%, due 02/15/2032	33	33
Citibank Credit Card Issuance Trust
Series 2005-B1, Class B1
4.40%, due 09/15/2010	150	150
Commercial Mortgage Pass Through Certificates
Series 2001-J2A, Class B-144A
6.30%, due 07/16/2034	4,000	4,197
Countrywide Alternative Loan Trust
Series 2004-2CB, Class 1A9
5.75%, due 03/25/2034	313	285
Countrywide Alternative Loan Trust
Series 2005-22T1, Class A2
0.28%, due 06/25/2035 * 2	3,126	43
Countrywide Alternative Loan Trust
Series 2005-26CB, Class A10
4.37%, due 07/25/2035 *	108	107
Countrywide Alternative Loan Trust
Series 2005-28CB, Class 1A4
5.50%, due 08/25/2035	500	472
Countrywide Alternative Loan Trust
Series 2005-54CB, Class 1A11
5.50%, due 11/25/2035	200	186
Countrywide Alternative Loan Trust
Series 2005-J1, Class 1A4
0.31%, due 02/25/2035 * 2	1,671	25
Countrywide Home Loan Mortgage Pass-Through Trust
Series 2004-7, Class 2A1
4.04%, due 06/25/2034 *	$146	$146
Countrywide Home Loan Mortgage Pass-Through Trust
Series 2004-HYB1, Class 2A
4.22%, due 05/20/2034	152	150
Countrywide Home Loan Mortgage Pass-Through Trust
Series 2005-22, Class 2A1
5.26%, due 11/25/2035 *	685	685
Federal Home Loan Bank
4.72%, due 09/20/2012	390	393
First Horizon Asset Securities, Inc.
Series 2004-AR7, Class 2A1
4.91%, due 02/25/2035 *	300	302
GE Capital Commercial Mortgage Corp.
Series 2001-2, Class B
6.44%, due 08/11/2033	3,000	3,163
GSR Mortgage Loan Trust
Series 2005-7F, Class 3A9
6.00%, due 09/25/2035	304	306
GSR Mortgage Loan Trust
Series 2006-1F, Class 2A4
6.00%, due 02/25/2036	188	185
GSR Mortgage Loan Trust
Series 2007-1F, Class 2A4
5.50%, due 01/25/2037	500	473
Household Automotive Trust
Series 2005-1, Class A4
4.35%, due 06/18/2012	110	110
Household Credit Card Master Note Trust I
Series 2006-1, Class A
5.10%, due 06/15/2012	150	151
IndyMac Index Mortgage Loan Trust
Series 2005-AR11, Class A7
0.72%, due 08/25/2035 * 2	2,460	33
Master Adjustable Rate Mortgages Trust
Series 2004-13, Class 2A1
3.82%, due 04/21/2034 *	322	319
Master Alternative Loans Trust
Series 2004-10, Class 1A1
4.50%, due 09/25/2019	372	364
Master Asset Securitization Trust
Series 2003-4, Class 2A2
5.00%, due 05/25/2018	123	123
Master Resecuritization Trust
Series 2005-PO, Class 3PO-144A
0.00%, due 05/28/2035 1	781	500
The notes to the financial statements are an integral part of this report.

5

	Principal	Value
MBNA Master Credit Card Trust USA
Series 1999-J, Class C-144A
7.85%, due 02/15/2012	$300	$312
Merrill Lynch Mortgage Trust
Series 2005-MCP1, Class ASB
4.67%, due 06/12/2043	300	294
Morgan Stanley Capital I
Series 1998-HF2, Class B
6.80%, due 11/15/2030	2,000	2,010
MortgageIT Trust
Series 2005-1, Class 1A1
5.11%, due 02/25/2035 *	164	160
Nomura Asset Acceptance Corp.
Series 2003-A1, Class A2
6.00%, due 05/25/2033	94	94
Nomura Asset Acceptance Corp.
Series 2003-A1, Class A5
7.00%, due 04/25/2033	12	11
Prudential Securities Secured Financing Corp.
Series 1998-C1, Class A1B
6.51%, due 07/15/2008	27	27
Residential Accredit Loans, Inc.
Series 2002-QS16, Class A3
6.61%, due 10/25/2017 *	93	98
Residential Accredit Loans, Inc.
Series 2003-QS3, Class A2
5.96%, due 02/25/2018 *	77	81
Residential Funding Mortgage Securities I
Series 2004-S6, Class 2A6
0.00%, due 06/25/2034	141	101
Vendee Mortgage Trust
Series 1997-1, Class 2Z
7.50%, due 02/15/2027	1,290	1,399
WAMU Mortgage Pass-Through Certificates
Series 2004-AR3, Class A2
4.24%, due 06/25/2034	141	140
Washington Mutual Alternative Mortgage Pass-Through Certificates
Series 2005-2, Class 1A4
0.26%, due 04/25/2035 * 2	2,166	41
Washington Mutual Alternative Mortgage Pass-Through Certificates
Series 2005-4, Class CB7
5.50%, due 06/25/2035	500	475
Wells Fargo Mortgage Backed Securities Trust
Series 2004-7, Class 2A2
5.00%, due 07/25/2019	331	330
Wells Fargo Mortgage Backed Securities Trust
Series 2004-BB, Class A4
4.56%, due 01/25/2035 *	$533	$530
Wells Fargo Mortgage Backed Securities Trust
Series 2004-EE, Class 3A1
3.99%, due 12/25/2034 *	310	307
Wells Fargo Mortgage Backed Securities Trust
Series 2004-S, Class A5
3.54%, due 09/25/2034 *	500	495

Total Mortgage-Backed Securities (cost $20,681)		20,899

ASSET-BACKED SECURITIES (0.1%)
Countrywide Asset-Backed Certificates
Series 2004-AB2, Class A2
5.06%, due 05/25/2036 *	51	51
MBNA Credit Card Master Note Trust
Series 2003-C1, Class C1
6.35%, due 06/15/2012 *	150	149

Total Asset-Backed Securities (cost $201)		200

MUNICIPAL GOVERNMENT OBLIGATIONS (0.3%)
Municipal Government Obligation (0.3%)
State of Illinois
5.10%, due 06/01/2033	450	437

Total Municipal Government Obligations (cost $450)		437

CORPORATE DEBT SECURITIES (18.0%)
Aerospace & Defense (0.7%)
Systems 2001 AT LLC -144A
6.66%, due 09/15/2013	1,099	1,132
Capital Markets (3.3%)
Bear Stearns Cos., Inc. (The)
3.25%, due 03/25/2009	500	484
Credit Suisse USA, Inc.
4.70%, due 06/01/2009	125	125
4.88%, due 01/15/2015	300	293
Goldman Sachs Group, Inc. (The)
6.25%, due 09/01/2017	70	73
6.88%, due 01/15/2011	850	902
Lehman Brothers Holdings, Inc.
7.88%, due 08/15/2010	1,000	1,060
Merrill Lynch & Co., Inc.
4.79%, due 08/04/2010	100	99
5.45%, due 07/15/2014	300	295
6.40%, due 08/28/2017	180	183
The notes to the financial statements are an integral part of this report.

6

	Principal	Value
Capital Markets (continued)
Morgan Stanley
4.25%, due 05/15/2010	$500	$492
4.75%, due 04/01/2014	145	136
6.60%, due 04/01/2012	250	263
6.75%, due 04/15/2011	400	419
State Street Corp.
7.65%, due 06/15/2010	300	320
Chemicals (1.6%)
Dow Chemical Co. (The)
6.13%, due 02/01/2011	260	270
Koninklijke DSM NV -144A
6.75%, due 05/15/2009	2,000	2,068
Monsanto Co.
7.38%, due 08/15/2012	100	109
Potash Corp. of Saskatchewan
4.88%, due 03/01/2013	40	39
Commercial Banks (2.4%)
Corp. Andina de Fomento
5.20%, due 05/21/2013	100	100
General Electric Capital Corp.
4.63%, due 09/15/2009	500	502
5.88%, due 02/15/2012	520	542
6.00%, due 06/15/2012	430	451
6.13%, due 02/22/2011	500	523
KeyCorp
4.70%, due 05/21/2009	100	100
PNC Funding Corp.
5.25%, due 11/15/2015	50	48
Popular North America, Inc.
4.25%, due 04/01/2008	150	150
Suntrust Banks, Inc.
6.38%, due 04/01/2011	250	261
Wachovia Bank NA
7.80%, due 08/18/2010	250	269
Wachovia Corp.
3.50%, due 08/15/2008	150	148
5.75%, due 06/15/2017	100	99
Wells Fargo & Co.
3.13%, due 04/01/2009	260	255
4.20%, due 01/15/2010	300	298
Communications Equipment (0.0%)
Cisco Systems, Inc.
5.50%, due 02/22/2016	50	51
Computers & Peripherals (0.2%)
Hewlett-Packard Co.
5.40%, due 03/01/2017	50	50
International Business Machines Corp.
6.22%, due 08/01/2027	250	260
Consumer Finance (0.9%)
American General Finance Corp.
5.38%, due 10/01/2012	100	99
Capital One Financial Corp.
5.70%, due 09/15/2011	$20	$19
6.25%, due 11/15/2013	75	72
HSBC Finance Corp.
5.25%, due 01/15/2014	100	99
6.40%, due 06/17/2008	100	101
6.75%, due 05/15/2011	760	788
SLM Corp.
4.00%, due 01/15/2010	175	161
Toyota Motor Credit Corp.
2.88%, due 08/01/2008	100	99
Diversified Financial Services (3.0%)
ASIF Global Financing XIX -144A
4.90%, due 01/17/2013	500	489
Bank of America Corp.
7.40%, due 01/15/2011	1,600	1,720
Captiva CBO Series 1997-1
Class 1997-1-144A
6.86%, due 11/30/2009 §	424	424
CIT Group, Inc.
5.00%, due 02/13/2014	30	26
Citigroup, Inc.
4.25%, due 07/29/2009	200	199
5.63%, due 08/27/2012	400	405
ConocoPhillips Canada Funding Co.
5.63%, due 10/15/2016	100	103
International Lease Finance Corp.
4.50%, due 05/01/2008	75	75
5.88%, due 05/01/2013	75	76
John Hancock Global Funding II -144A
7.90%, due 07/02/2010	300	327
MassMutual Global Funding II -144A
3.50%, due 03/15/2010	150	149
New York Life Global Funding -144A
3.88%, due 01/15/2009	200	199
Principal Life Global Funding I -144A
2.80%, due 06/26/2008	140	138
6.25%, due 02/15/2012	250	266
Textron Financial Corp.
5.13%, due 02/03/2011	80	82
Diversified Telecommunication Services (2.0%)
BellSouth Corp.
6.00%, due 10/15/2011	250	259
British Telecommunications PLC
9.125 due 12/15/2030, 3	150	198
France Telecom SA
7.75%, due 03/01/2011, 3	200	215
GTE Corp.
7.51%, due 04/01/2009	475	489
Nynex Capital Funding Co.
8.23%, due 10/15/2009	400	426
The notes to the financial statements are an integral part of this report.

7

	Principal	Value
Diversified Telecommunication Services (continued)
NYNEX Corp.
9.55%, due 05/01/2010	$105	$111
Sprint Capital Corp.
6.88%, due 11/15/2028	800	759
Telecom Italia Capital SA
5.25%, due 11/15/2013	60	59
Verizon Pennsylvania, Inc.
8.35%, due 12/15/2030	400	479
Electric Utilities (0.7%)
CenterPoint Energy Houston Electric
5.75%, due 01/15/2014	60	60
Dominion Resources, Inc.
6.25%, due 06/30/2012	144	151
DTE Energy Co.
6.65%, due 04/15/2009	200	205
Duke Energy Corp.
4.20%, due 10/01/2008	50	50
5.63%, due 11/30/2012	200	207
Exelon Generation Co. LLC
6.95%, due 06/15/2011	250	261
PSEG Power LLC
7.75%, due 04/15/2011	115	124
Food & Staples Retailing (0.2%)
Kroger Co. (The)
8.05%, due 02/01/2010	200	213
Food Products (0.1%)
Kraft Foods, Inc.
6.13%, due 02/01/2018	100	101
6.88%, due 02/01/2038	50	52
Gas Utilities (0.1%)
KeySpan Gas East Corp.
7.88%, due 02/01/2010	100	106
Southern California Gas Co.
4.80%, due 10/01/2012	100	101
Insurance (0.2%)
Protective Life Secured Trusts
4.00%, due 04/01/2011	250	250
XL Capital, Ltd.
5.25%, due 09/15/2014	50	49
Media (1.6%)
Comcast Cable Holdings LLC
9.80%, due 02/01/2012	500	578
Comcast Corp.
5.50%, due 03/15/2011	250	252
COX Communications, Inc.
6.75%, due 03/15/2011	1,000	1,049
Historic TW, Inc.
9.15%, due 02/01/2023	500	612
Metals & Mining (0.1%)
Alcoa, Inc.
5.55%, due 02/01/2017	60	58
Oil, Gas & Consumable Fuels (0.0%)
Transcanada Pipelines, Ltd.
4.00%, due 06/15/2013	$50	$48
Paper & Forest Products (0.2%)
International Paper Co.
4.00%, due 04/01/2010	165	164
4.25%, due 01/15/2009	65	64
Road & Rail (0.2%)
Burlington Northern Santa Fe Corp.
7.13%, due 12/15/2010	200	212
Union Pacific Corp.
5.65%, due 05/01/2017	50	49
Software (0.0%)
Oracle Corp.
5.25%, due 01/15/2016	30	30
Thrifts & Mortgage Finance (0.4%)
Countrywide Home Loans, Inc.
3.25%, due 05/21/2008 ^	250	226
4.00%, due 03/22/2011	225	162
Washington Mutual Bank FA
6.88%, due 06/15/2011	250	236
Water Utilities (0.0%)
American Water Capital Corp. -144A
6.09%, due 10/15/2017	50	50
Wireless Telecommunication Services (0.1%)
AT&T Wireless Services, Inc.
7.88%, due 03/01/2011	100	108

Total Corporate Debt Securities (cost $27,326)		27,808

Total Securities Lending Collateral (cost $2,753) 4		2,753

Total Investment Securities (cost $151,428) #		$154,238

The notes to the financial statements are an integral part of this report.

8

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $2,682.

*	Floating or variable rate note. Rate is listed as of December 31, 2007.

§	Illiquid. At December 31, 2007, this security had a value of $424 or 0.27% of total investments securities of the Fund.

1	PO - Principal Only

2	IO - Interest Only

3	Step Bond. Interest rate may increase or decrease as the credit rating changes.

4	Cash collateral for the Repurchase Agreements, valued at $998, that serve as collateral for securities lending, are invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 - 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $151,428. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $5,526 and $2,716, respectively. Net unrealized appreciation for tax purposes is $2,810.
DEFINITIONS:
144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $10,251 or 6.65% of net assets of the fund.
The notes to the financial statements are an integral part of this report.

9

JPMorgan Core Bond
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $151,428)	$154,238
(including securities loaned of $2,682)
Cash	1,710
Receivables:
Investment securities sold	18
Shares sold	49
Interest	1,151
Income from loaned securities	3

157,169

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	18
Management and advisory fees	59
Distribution and service fees	2
Administration fees	3
Payable for collateral for securities on loan	2,753
Other	86

2,921

Net Assets	$154,248

Net Assets Consist of:
Capital Stock ($.01 par value)	$130
Additional paid-in capital	144,405
Undistributed (accumulated) net investment income	7,072
Undistributed (accumulated) net realized loss from investment securities	(169)
Net unrealized appreciation on investment securities	2,810

Net Assets	$154,248

Net Assets by Class:
Initial Class	$142,788
Service Class	11,460
Shares Outstanding:
Initial Class	12,090
Service Class	922
Net Asset Value and Offering Price Per Share:
Initial Class	$11.81
Service Class	12.43
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Interest	$8,006
Income from loaned securities-net	18

8,024

Expenses:
Management and advisory fees	717
Printing and shareholder reports	71
Custody fees	74
Administration fees	32
Legal fees	3
Audit fees	20
Trustees fees	6
Distribution and service fees:
Service Class	27
Other	2

Total expenses	952

Net Investment Income	7,072

Net Realized Gain (Loss) from:
Investment securities	8
Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	3,370

Net Realized and Unrealized Gain:	3,378

Net Increase In Net Assets Resulting from Operations	$10,450

The notes to the financial statements are an integral part of this report.

10

JPMorgan Core Bond
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$7,072	$8,098
Net realized gain (loss) from investment securities	8	(81)
Change in unrealized appreciation (depreciation) on investment securities	3,370	(1,348)

Net increase (decrease) in net assets resulting from operations	10,450	6,669

Distributions to Shareholders:
From net investment income:
Initial Class	(7,585)	(8,764)
Service Class	(513)	(493)

	(8,098)	(9,257)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	13,534	18,113
Service Class	2,296	3,798

	15,830	21,911

Dividends and distributions reinvested:
Initial Class	7,585	8,764
Service Class	513	493

	8,098	9,257

Cost of shares redeemed:
Initial Class	(37,665)	(53,060)
Service Class	(2,125)	(1,875)

	(39,790)	(54,935)

	(15,862)	(23,767)

Net increase (decrease) in net assets	(13,510)	(26,355)

Net Assets:
Beginning of year	167,758	194,113

End of year	$154,248	$167,758

Undistributed (Accumulated) Net
Investment Income (Loss)	$7,072	$8,098

Share Activity:
Shares issued:
Initial Class	1,153	1,546
Service Class	186	308

	1,339	1,854

Shares issued-reinvested from distributions:
Initial Class	666	769
Service Class	42	42

	708	811

Shares redeemed:
Initial Class	(3,214)	(4,534)
Service Class	(172)	(153)

	(3,386)	(4,687)

Net increase (decrease) in shares outstanding:
Initial Class	(1,395)	(2,219)
Service Class	56	197

	(1,339)	(2,022)

The notes to the financial statements are an integral part of this report.

11

JPMorgan Core Bond
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$11.66	$11.83	$12.23	$12.61	$12.68
Investment Operations
Net investment income (loss)	0.52	0.53	0.54	0.56	0.62
Net realized and unrealized gain (loss)	0.26	(0.07)	(0.26)	(0.01)	(0.10)

Total operations	0.78	0.46	0.28	0.55	0.52

Distributions
From net investment income	(0.63)	(0.63)	(0.66)	(0.88)	(0.59)
From net realized gains	—	—	(0.02)	(0.05)	—

Total distributions	(0.63)	(0.63)	(0.68)	(0.93)	(0.59)

Net Asset Value
End of period(b)	$11.81	$11.66	$11.83	$12.23	$12.61

Total Return(c),(d)	6.85%	3.92%	2.30%	4.53%	4.28%
Net Assets End of Period (000’s)	$142,788	$157,167	$185,820	$218,258	$264,668
Ratio and Supplemental Data
Expenses to average net assets(e)	0.58%	0.57%	0.59%	0.56%	0.52%
Net investment income (loss), to average net assets(e)	4.46%	4.54%	4.42%	4.52%	4.88%
Portfolio turnover rate(d)	4%	5%	6%	12%	27%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$12.24	$12.41	$12.81	$13.16	$12.97
Investment Operations
Net investment income (loss)	0.52	0.53	0.53	0.55	0.40
Net realized and unrealized gain (loss)	0.27	(0.09)	(0.27)	—	(0.17)

Total operations	0.79	0.44	0.26	0.55	0.23

Distributions
From net investment income	(0.60)	(0.61)	(0.64)	(0.85)	(0.04)
From net realized gains	—	—	(0.02)	(0.05)	—

Total distributions	(0.60)	(0.61)	(0.66)	(0.90)	(0.04)

Net Asset Value
End of period(b)	$12.43	$12.24	$12.41	$12.81	$13.16

Total Return(c),(d)	6.61%	3.63%	2.07%	4.31%	1.78%
Net Assets End of Period (000’s)	$11,460	$10,591	$8,293	$5,471	$1,315
Ratio and Supplemental Data
Expenses to average net assets(e)	0.83%	0.82%	0.84%	0.81%	0.80%
Net investment income (loss), to average net assets(e)	4.21%	4.29%	4.16%	4.21%	4.57%
Portfolio turnover rate(d)	4%	5%	6%	12%	27%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	JPMorgan Core Bond (the “Fund”) share class commenced operations as follows:

Initial Class - October 2, 1986

Service Class - May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies orannuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

12

JPMorgan Core Bond
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Effective May 1, 2007, AEGON Bond was renamed JPMorgan Core Bond (“the Fund”). The Fund is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $8.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$119
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	95
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	83
Barclays, Eurodollar Term, 5.00%, 2/12/2008	166
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	155
Calyon, Eurodollar Term, 5.12%, 3/3/2008	36
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	309
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	119
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	59
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	59
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	119
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	178
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	487
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	143
Reserve Primary Money Market Fund, 4.95%	127
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	143
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	71
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	143
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	83
Wells Fargo, Bank Note, 4.75%, 1/8/2008	59

$2,753

13

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.– (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.45% of the first $750 million of ANA
0.40% of the next $250 million of ANA
0.375% of ANA over $1 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.70% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $7. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.

14

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.– (continued)
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the liability related to the Emeritus Plan was $8. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$4,919
U.S. Government	641
Proceeds from maturities and sales of securities:
Long-term	20,828
U.S. Government	1,972
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, capital loss carryforwards and post October loss deferrals.
The capital loss carryforwards are available to offset future realized capital gains through the periods listed:

Capital Loss
Carryforwards	Available Through
$95	December 31, 2013
$73	December 31, 2014
The capital loss carryforward utilized during the year ended December 31, 2007 was $1.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$9,257
Long-term Capital Gain	—
2007 Distributions paid from:
Ordinary Income	8,098
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$7,072

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(169)

Net Unrealized Appreciation (Depreciation)	$2,810

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.

15

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica JPMorgan Core Bond VP.

16

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
JPMorgan Core Bond:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of JPMorgan Core Bond (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

17

JPMorgan Core Bond
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes

2,182,022,669.110	77,590,048.544	73,226,255.801

18

JPMorgan Core Bond
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between JP Morgan Core Bond (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and JP Morgan Investment Management Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub- Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted the Fund has shown approximately average performance relative to its peers for all relevant periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board did note that the contractual management fees were lower relative to a peer group and universe of funds. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub- Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

19

JPMorgan Enhanced Index
MARKET ENVIRONMENT
U.S. equity markets began the first half of 2007 on solid footing as investors were fairly optimistic that the broad economy could experience a soft landing and maintain sustainable levels of growth. However, heavier-than-expected reported losses due to sub-prime mortgage exposure at major financial institutions, the collapse of the U.S. housing market and higher energy and commodity prices contributed to fears of an eventual U.S. recession and levels of market volatility not seen since the early 2000s.
Large-cap stocks outperformed small caps in 2007 as the Standard and Poor’s 500 Composite Stock Index (“S&P 500”) posted a return of 5.49% while the Russell 2000 Index lost ground, returning (1.57)%. Growth indexes across all capitalizations handily outperformed value indexes, which were more heavily weighted to financials, as value stocks posted declines for the year.
PERFORMANCE
For the year ended December 31, 2007, JPMorgan Enhanced Index, Initial Class returned 4.54%. By comparison its benchmark, the S&P 500, returned 5.49%.
STRATEGY REVIEW
Stock selection in the telecommunications, media and consumer cyclical sectors contributed to returns, while insurance, capital markets and utilities detracted.
At the security level, an overweight position in Merck & Co., Inc. (“Merck”) and an underweight in Comcast Corporation (“Comcast”) benefited performance. Shares of pharmaceutical company Merck climbed as the company posted strong 2007 earnings, beating analysts’ expectations. Our underweight in cable operator Comcast contributed to returns as shares were down sharply for the year due in part to a slowdown in subscriber growth and stiffer competition.
Alternatively, overweight positions in financial guarantors Ambac Financial Group, Inc. (“Ambac”) and MBIA Inc. (“MBIA”) were the top detractors in the portfolio. Both stocks were plagued during the second half of the year by concerns over the credit markets and their exposure to sub-prime mortgages. Ambac and MBIA first dipped in July when both firms revealed the impact of losses tied to sub-prime transactions and declined further when the companies announced losses from marking to market their credit derivative portfolios.
Terance Chen, CFA
Raffaele Zingone, CFA
Co-Portfolio Managers
J.P. Morgan Investment Management Inc.

AEGON/Transamerica Series Trust	Annual Report 2007

1

JPMorgan Enhanced Index
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	4.54%	12.29%	5.06%	6.78%	5/2/97
S&P 500(1)	5.49%	12.83%	5.91%	7.60%	5/2/97

Service Class	4.30%	—%	—%	11.76%	5/1/03

NOTES

(1)	The Standard and Poor’s 500 Composite Stock (S&P 500) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

JPMorgan Enhanced Index
UNDERSTANDING YOUR FUNDS EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$971.69	0.82%	$4.08
Hypothetical (b)	1,000.00	1,021.07	0.82	4.18

Service Class
Actual	1,000.00	970.68	1.07	5.31
Hypothetical (b)	1,000.00	1,019.81	1.07	5.45

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

JPMorgan Enhanced Index
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Principal	Value
U.S. GOVERNMENT OBLIGATIONS (0.1%)
U.S. Government Obligation (0.1%)
U.S. Treasury Note
5.13%, due 06/30/2008 (1)	$130	$131

Total Common Stocks (cost $130)		131

	Shares	Value
COMMON STOCKS (99.3%)
Aerospace & Defense (3.7%)
Boeing Co.	11,700	1,023
General Dynamics Corp.	2,100	187
Goodrich Corp. ^	10,700	756
Northrop Grumman Corp.	25,100	1,974
United Technologies Corp.	31,500	2,411
Air Freight & Logistics (0.1%)
United Parcel Service, Inc. Class B	2,400	170
Auto Components (0.8%)
Johnson Controls, Inc.	39,600	1,427
Automobiles (0.1%)
Harley-Davidson, Inc.	3,400	159
Beverages (0.3%)
Coca-Cola Co. (The)	9,000	552
Biotechnology (1.7%)
Amgen, Inc. ‡	27,800	1,291
Celgene Corp. ‡^	19,200	887
Gilead Sciences, Inc. ‡	16,500	759
Capital Markets (3.5%)
Goldman Sachs Group, Inc. (The)	5,000	1,075
Lehman Brothers Holdings, Inc.	15,400	1,008
Merrill Lynch & Co., Inc.	4,300	231
Morgan Stanley	32,400	1,721
State Street Corp. ^	15,900	1,291
TD Ameritrade Holding Corp. ‡	37,100	744
Chemicals (2.5%)
Air Products & Chemicals, Inc.	5,000	493
Dow Chemical Co. (The)	35,900	1,415
Ei DU Pont de Nemours & Co.	1,300	58
PPG Industries, Inc.	7,500	527
Praxair, Inc.	5,500	488
ROHM & Haas Co.	24,200	1,284
Commercial Banks (3.4%)
Bank of New York Mellon Corp.	7,000	341
Colonial Bancgroup, Inc. (The)	3,400	46
Comerica, Inc.	5,700	248
Huntington Bancshares, Inc.	22,600	334
Regions Financial Corp.	32,900	778
SunTrust Banks, Inc.	4,600	288
TCF Financial Corp.	26,800	481
US Bancorp	45,400	1,441
Wachovia Corp.	13,100	498
Wells Fargo & Co.	41,500	1,253
Zions Bancorporation	4,400	205
Communications Equipment (3.8%)
Cisco Systems, Inc. ‡	111,200	3,010
Corning, Inc.	60,700	1,456
Juniper Networks, Inc. ‡	7,800	259
Qualcomm, Inc.	42,900	1,688
Tellabs, Inc. ‡	20,000	131
Computers & Peripherals (4.6%)
Apple, Inc.‡	11,600	$2,298
Dell, Inc.‡	200	5
EMC Corp. ‡	16,500	306
Hewlett-Packard Co.	44,100	2,226
International Business Machines Corp.	25,000	2,702
SanDisk Corp. ‡	9,500	315
Consumer Finance (0.5%)
American Express Co.	9,200	478
Capital One Financial Corp.	9,900	468
Diversified Financial Services (4.4%)
Bank of America Corp.	85,600	3,532
CIT Group, Inc.	26,500	637
Citigroup, Inc.	85,300	2,511
CME Group, Inc. Class A	1,200	823
Diversified Telecommunication Services (3.9%)
AT&T, Inc.	90,900	3,778
Verizon Communications, Inc.	65,300	2,853
Electric Utilities (3.9%)
American Electric Power Co., Inc.	26,500	1,234
CMS Energy Corp.	44,000	765
Edison International	34,200	1,825
FirstEnergy Corp.	10,500	760
FPL Group, Inc.	2,000	135
Northeast Utilities	11,500	360
Scana Corp.	5,000	211
Sierra Pacific Resources	40,900	694
Xcel Energy, Inc.	34,200	772
Electronic Equipment & Instruments (0.6%)	27,700	1,028
Tyco Electronics, Ltd.
Energy Equipment & Services (1.9%)
Baker Hughes, Inc.	2,300	186
BJ Services Co.	11,200	272
Nabors Industries, Ltd. ‡	3,900	107
Patterson-UTI Energy, Inc.	8,200	160
Schlumberger, Ltd.	25,700	2,528
Weatherford International, Ltd. ‡	1,400	96
Food & Staples Retailing (2.4%)
CVS Caremark Corp.	29,900	1,189
Safeway, Inc.	39,100	1,338
Supervalu, Inc.	7,100	266
SYSCO Corp.	19,500	609
Wal-Mart Stores, Inc.	14,400	684
Food Products (2.8%)
Campbell Soup Co.	16,600	593
General Mills, Inc.	25,700	1,465
Kellogg Co.	27,300	1,431
Kraft Foods, Inc. Class A	43,200	1,410
Health Care Equipment & Supplies (1.0%)
Baxter International, Inc.	10,800	627
Covidien, Ltd.	10,300	456
CR Bard, Inc. ^	5,200	493
Zimmer Holdings, Inc. ‡	1,000	66
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
Health Care Providers & Services (2.5%)
Aetna, Inc.	27,600	$1,593
Cigna Corp.	11,300	607
McKesson Corp.	11,200	734
UnitedHealth Group, Inc.	3,800	221
WellPoint, Inc.‡	12,600	1,106
Hotels, Restaurants & Leisure (1.6%)
Carnival Corp.	8,700	387
International Game Technology	8,000	351
McDonald’s Corp.	6,000	354
Royal Caribbean Cruises, Ltd. ^	10,700	454
Starwood Hotels & Resorts Worldwide, Inc.	20,100	885
Wyndham Worldwide Corp.	12,400	292
Household Durables (0.2%)
Toll Brothers, Inc.‡^	16,200	325
Household Products (2.1%)
Procter & Gamble Co.	48,500	3,561
Industrial Conglomerates (2.6%)
3M Co.	7,400	624
General Electric Co.	99,300	3,681
Textron, Inc.	1,700	121
Insurance (4.2%)
Aflac, Inc.	11,900	745
AMBAC Financial Group, Inc. ^	18,800	485
American International Group, Inc.	15,000	875
Assurant, Inc.	1,200	80
Axis Capital Holdings, Ltd.	21,000	819
Chubb Corp.	2,400	131
Genworth Financial, Inc. Class A	14,000	356
Hartford Financial Services Group, Inc.	8,900	776
Lincoln National Corp.	3,400	198
MBIA, Inc. ^	16,600	309
MetLife, Inc.	15,300	943
Protective Life Corp.	11,000	451
RenaissanceRe Holdings, Ltd.	4,700	283
Travelers Cos., Inc. (The) ‡	7,500	404
Unum Group	12,200	290
XL Capital, Ltd. Class A	800	40
Internet Software & Services (3.1%)
eBay, Inc.‡	37,600	1,248
Google, Inc. Class A ‡	4,300	2,973
Yahoo!, Inc.‡	51,100	1,189
IT Services (0.6%)
Affiliated Computer Services, Inc. Class A ‡	6,500	293
Cognizant Technology Solutions	10,700	363
Corp. Class A ‡^
Genpact, Ltd. ‡^	24,300	370
Paychex, Inc.	300	11
Machinery (2.6%)
Caterpillar, Inc.	16,500	$1,197
Danaher Corp.	8,500	746
Dover Corp.	23,100	1,065
Eaton Corp.	5,200	504
Illinois Tool Works, Inc.	6,900	369
Ingersoll-Rand Co., Ltd. Class A	6,800	316
PACCAR, Inc.	4,200	229
Media (1.6%)
CBS Corp. Class B	300	8
New York Times Co. (The) Class A ^	900	16
News Corp. Class A	70,400	1,442
Walt Disney Co. (The) ^	41,900	1,353
Metals & Mining (0.7%)
Freeport-McMoRan Copper & Gold, Inc.	1,500	154
U.S. Steel Corp.	8,200	991
Multiline Retail (0.6%)
Family Dollar Stores, Inc.	11,500	221
Kohl’s Corp. ‡	12,800	586
Target Corp.	4,900	245
Office Electronics (0.0%)
Seagate Technology, Inc. — Escrow	8,700	q
Shares ‡, (2)
Oil, Gas & Consumable Fuels (10.5%)
Apache Corp.	5,700	613
Chevron Corp.	22,300	2,081
ConocoPhillips	31,300	2,764
Devon Energy Corp.	11,700	1,040
Exxon Mobil Corp.	63,100	5,912
Marathon Oil Corp.	26,000	1,582
Occidental Petroleum Corp.	25,100	1,932
Sunoco, Inc.	11,700	848
Valero Energy Corp.	2,500	175
XTO Energy, Inc.	22,400	1,151
Paper & Forest Products (0.5%)
Domtar Corp. ‡	96,300	741
International Paper Co.	1,300	42
Personal Products (0.2%)
Estee Lauder Cos., Inc. (The) Class A	6,400	279
Pharmaceuticals (6.9%)
Abbott Laboratories	41,200	2,313
Eli Lilly & Co.	400	21
Johnson & Johnson	12,400	827
Merck & Co., Inc.	55,900	3,248
Pfizer, Inc.	70,000	1,591
Schering-Plough Corp.	80,500	2,145
Sepracor, Inc. ‡	11,600	305
Wyeth	30,300	1,339
Real Estate Investment Trusts (1.2%)
Apartment Investment & Management	6,700	233
Co. Class A REIT ^
Duke Realty Corp. REIT	4,900	128
Hospitality Properties Trust REIT	21,900	706
Host Hotels & Resorts, Inc. REIT	6,300	107
The notes to the financial statements are an integral part of this report.

5

	Shares	Value
Real Estate Investment Trusts (continued)
ProLogis REIT ^	6,400	$406
Public Storage, Inc. REIT	2,500	183
UDR, Inc. REIT ‡^	13,000	258
Road & Rail (1.5%)
Burlington Northern Santa Fe Corp.	6,000	499
Norfolk Southern Corp.	39,900	2,013
Union Pacific Corp.	1,200	151
Semiconductors & Semiconductor Equipment (2.0%)
Altera Corp.	17,500	338
Broadcom Corp. Class A ‡	20,000	523
Intel Corp.	10,700	285
Linear Technology Corp. ^	4,300	137
LSI Corp.‡	14,700	78
National Semiconductor Corp.	5,100	116
Texas Instruments, Inc.	23,200	775
Xilinx, Inc.	57,400	1,255
Software (3.4%)
Microsoft Corp.	150,800	5,368
Oracle Corp. ‡	20,400	461
Specialty Retail (1 .2%)
Abercrombie & Fitch Co. Class A	4,500	360
Advance Auto Parts, Inc.	10,100	384
Carmax, Inc. ‡^	10,100	199
Dick’s Sporting Goods, Inc. ‡	4,600	128
Home Depot, Inc.	5,200	140
Staples, Inc.	41,000	946
Textiles, Apparel & Luxury Goods (1.0%)
Coach, Inc. ‡	12,700	388
Nike, Inc. Class B	20,000	1,285
Polo Ralph Lauren Corp. Class A	700	43
Thrifts & Mortgage Finance (0.3%)
Countrywide Financial Corp. ^	15,600	139
Fannie Mae	500	20
Freddie Mac	1,100	37
MGIC Investment Corp. ^	3,100	70
Sovereign Bancorp, Inc. ^	7,300	83
Washington Mutual, Inc. ^	6,800	93
Tobacco (2.2%)
Altria Group, Inc.	49,400	3,734
Wireless Telecommunication Services (0.1%)
Sprint Nextel Corp.	17,100	225

Total Common Stocks (cost $155,596)		170,693

Total Securities Lending Collateral (cost $6,321) (3)		6,321

Total Investment Securities (cost $162,047) #		$177,145

FUTURES CONTRACTS:

				Net Unrealized
		Settlement		Appreciation
	Contracts (*)	Date	Amount	(Depreciation)
S&P 500 FUTURE INDEX	3	03/17/2008	$1,108	$12

			$1,108	$12

The notes to the financial statements are an integral part of this report.

6

NOTES TO SCHEDULE OF INVESTMENTS:

q	Value is less than $1

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007 of all securities on loan is $6,076.

‡	Non-Income Producing.

•	Contract Amounts are not in thousands.

(1)	At December 31, 2007, all or a portion of this security is segregated with the custodian to cover margin requirements for open futures contracts. The value of all securities segregated at December 31, 2007 is $131.

(2)	Fair Valued.

(3)	Cash collateral for the Repurchase Agreements, valued at $2,291, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $163,204. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $24,201 and $10,260 respectively. Net unrealized appreciation for tax purposes is $13,941.
DEFINITIONS:
REIT            Real Estate Investment Trust
The notes to the financial statements are an integral part of this report.

7

JPMorgan Enhanced Index
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $6,076) (including securities loaned of $162,047)	$177,145
Cash	894
Receivables:
Investment securities sold	3,270
Shares sold	21
Interest	6
Income from loaned securities	3
Dividends	331

181,670

Liabilities:
Investment securities purchased	3,298
Accounts payable and accrued liabilities:
Shares redeemed	72
Management and advisory fees	110
Distribution and service fees	2
Administration fees	3
Payable for collateral for securities on loan	6,321
Variation margin	6
Other	46

9,858

Net Assets	$171,812

Net Assets Consist of:
Capital Stock ($.01 par value)	$105
Additional paid-in capital	131,144
Undistributed (accumulated) net investment income	2,084
Undistributed (accumulated) net realized gain from investment securities and futures	23,369
Net unrealized appreciation on investment securities	15,098
Futures contracts	12

Net Assets	$171,812

Net Assets by Class:
Initial Class	$164,761
Service Class	7,051
Shares Outstanding:
Initial Class	10,025
Service Class	429
Net Asset Value and Offering Price Per Share:
Initial Class	$16.43
Service Class	16.45
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$3,682
Interest	39
Income from loaned securities-net	21

3,742

Expenses:
Management and advisory fees	1,425
Printing and shareholder reports	19
Custody fees	46
Administration fees	38
Legal fees	4
Audit fees	21
Trustees fees	7
Distribution and service fees:
Service Class	18
Other	3

Total expenses	1,581

Net Investment Income	2,161

Net Realized Gain (Loss) from:

Investment securities	24,473

Futures contracts	(75)

24,398

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(17,234)

Futures contracts	15

(17,219)

Net Realized and Unrealized Gain:	7,179

Net Increase In Net Assets Resulting from Operations	$9,340

The notes to the financial statements are an integral part of this report.

8

JPMorgan Enhanced Index
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts except share amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From: Operations:
Net investment income	$2,161	$2,232
Net realized gain from investment securities and futures contracts	24,398	18,392
Change in unrealized appreciation (depreciation) on investment securities and futures contracts	(17,219)	6,946

	9,340	27,570

Distributions to Shareholders:
From net investment income:
Initial Class	(2,118)	(1,972)
Service Class	(72)	(50)

	(2,190)	(2,022)

From net realized gains:
Initial Class	(4,690)	—
Service Class	(194)	—

	(4,884)	—

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	10,556	15,440
Service Class	5,048	1,180

	15,604	16,620

Dividends and distributions reinvested:
Initial Class	6,809	1,972
Service Class	265	50

	7,074	2,022

Cost of shares redeemed:
Initial Class	(48,210)	(49,627)
Service Class	(5,095)	(2,709)

	(53,305)	(52,336)

	(30,627)	(33,694)

Net increase (decrease) in net assets	(28,361)	(8,146)

Net Assets:
Beginning of year	200,173	208,319

End of year	$171,812	$200,173

Undistributed (Accumulated) Net Investment Income (Loss)	$2,084	$2,207

Share Activity:
Shares issued:
Initial Class	617	1,005
Service Class	292	77

	909	1,082

Shares issued-reinvested from distributions:
Initial Class	414	134
Service Class	16	3

	430	137

Shares redeemed:
Initial Class	(2,832)	(3,321)
Service Class	(297)	(182)

	(3,129)	(3,503)

Net increase (decrease) in shares outstanding:
Initial Class	(1,801)	(2,182)
Service Class	11	(102)

	(1,790)	(2,284)

The notes to the financial statements are an integral part of this report.

9

For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$16.35	$14.34	$14.04	$12.75	$9.94
Investment Operations
Net investment income (loss)	0.19	0.17	0.13	0.15	0.10
Net realized and unrealized gain (loss)	0.56	2.01	0.35	1.24	2.77

Total operations	0.75	2.18	0.48	1.39	2.87

Distributions
From net investment income	(0.21)	(0.17)	(0.18)	(0.10)	(0.06)
From net realized gains	(0.46)	—	—	—	—

Total distributions	(0.67)	(0.17)	(0.18)	(0.10)	(0.06)

Net Asset Value
End of period(b)	$16.43	$16.35	$14.34	$14.04	$12.75

Total Return(c),(d)	4.54%	15.31%	3.46%	11.02%	28.94%
Net Assets End of Period (000’s)	$164,761	$193,322	$200,857	$231,055	$233,744
Ratio and Supplemental Data
Expenses to average net assets(e)	0.81%	0.81%	0.83%	0.80%	0.82%
Net investment income (loss), to average net assets(e)	1.13%	1.16%	0.95%	1.18%	0.91%
Portfolio turnover rate(d)	55%	55%	42%	48%	52%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$16.37	$14.36	$14.08	$12.79	$10.43
Investment Operations
Net investment income (loss)	0.15	0.14	0.10	0.17	0.06
Net realized and unrealized gain (loss)	0.56	2.00	0.35	1.19	2.31

Total operations	0.71	2.14	0.45	1.36	2.37

Distributions
From net investment income	(0.17)	(0.13)	(0.17)	(0.07)	(0.01)
From net realized gains	(0.46)	—	—	—	—

Total distributions	(0.63)	(0.13)	(0.17)	(0.07)	(0.01)

Net Asset Value
End of period(b)	$16.45	$16.37	$14.36	$14.08	$12.79

Total Return(c),(d)	4.30%	14.96%	3.20%	10.71%	22.71%
Net Assets End of Period (000’s)	$7,051	$6,851	$7,462	$6,339	$922
Ratio and Supplemental Data
Expenses to average net assets(e)	1.06%	1.06%	1.08%	1.06%	1.06%
Net investment income (loss), to average net assets(e)	0.88%	0.91%	0.71%	1.33%	0.74%
Portfolio turnover rate(d)	55%	55%	42%	48%	52%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	JPMorgan Enhanced Index (the “Fund”) share class commenced operations as follows Initial Class — May 2, 1997 Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

10

JPMorgan Enhanced Index
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Effective May 1, 2007, J.P. Morgan Enhanced Index was renamed JPMorgan Enhanced Index (“the Fund’). The Fund is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio. Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $9 are included in net realized gain in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $9.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.-(continued)

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$273
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	218
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	191
Barclays, Eurodollar Term, 5.00%, 2/12/2008	382
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	355
Calyon, Eurodollar Term, 5.12%, 3/3/2008	82
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	710
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	273
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	136
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	136
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	273
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	409
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	1,119
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	327
Reserve Primary Money Market Fund, 4.95%	291
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	328
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	164
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	327
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	191
Wells Fargo, Bank Note, 4.75%, 1/8/2008	136

$6,321

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Futures contracts: The Fund may enter into futures contracts to manage exposure to market, interest rate or currency fluctuations. Futures contracts are valued at the settlement price established each day by the board of trade or exchange on which they are traded. The primary risks associated with futures contracts are imperfect correlation between the change in market value of the securities held and the prices of futures contracts; the possibility of an illiquid market and inability of the counterparty to meet the contract terms.
The underlying face amount of open futures contracts at December 31, 2007, are listed in the Schedule of Investments. The variation margin receivable or payable, as applicable, is included in the Statement of Assets and Liabilities. Variation margin represents the additional payments due or excess deposits made in order to maintain the equity account at the required margin level.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc.,Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Investment advisory fees: The Funds pay management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.74% of the first $750 million of ANA
0.69% of the next $250 million of ANA
0.65% of ANA over $1 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.84% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.-(continued)
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $8. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $8. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$105,043
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	139,002
U.S. Government	310
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, and REITs.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(94)
Undistributed (accumulated) net realized gain (loss) from investment securities	$94
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$2,022
Long-term Capital Gain	—
2007 Distributions paid from:
Ordinary Income	3,067
Long-term Capital Gain	4,007

13

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4.-(continued)
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$7,203

Undistributed Long-term Capital Gain	$19,419

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$13,941

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica JPMorgan Enhanced Index VP.

14

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
JPMorgan Enhanced Index:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of JPMorgan Enhanced Index (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

15

JPMorgan Enhanced Index
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $4,007 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

16

JPMorgan Enhanced Index
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between JP Morgan Enhanced Index (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and JP Morgan Investment Management Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub- Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted the Fund performed in-line with its peer universe of funds for all relevant periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that advisory fees are generally in line with the peer universe of funds and total expenses are close to the median of the expense universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer a breakpoint which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Board further noted the Advisor offers an additional breakpoint above the level offered by the Sub-Advisor. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub- Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

17

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

18

JPMorgan Mid Cap Value
MARKET ENVIRONMENT
U.S. equity markets began the first half of 2007 on solid footing as investors were fairly optimistic that the broad economy could experience a soft landing and maintain sustainable levels of growth. However, heavier-than-expected reported losses due to sub-prime mortgage exposure at major financial institutions, the collapse of the U.S. housing market and higher energy and commodity prices contributed to fears of an eventual U.S. recession and levels of market volatility not seen since the early 2000s.
Large-cap stocks outperformed small caps in 2007 as the Standard and Poor’s 500 Index posted a return of 5.49% while the Russell 2000 Index lost ground, returning (1.57)%. Growth indexes across all capitalizations handily outperformed value indexes, which were more heavily weighted to financials, as value stocks posted declines for the year.
PERFORMANCE
For the year ended December 31, 2007, JPMorgan Mid Cap Value, Initial Class returned 2.83%. By comparison its benchmark, the Russell Midcap Value Index (Russell Midcap Value”), returned (1.42)%.
STRATEGY REVIEW
The portfolio outperformed the Russell Midcap Value mostly due to stock selection in the financial and consumer discretionary sectors, while energy and materials detracted from performance.
At the individual stock level, shares of The Williams Companies, Inc. soared, prompted by the sale of the majority of its power- trading business to The Bear Stearns Companies Inc. and consecutive quarters of impressive earnings. The sale of its power business was expected to reduce both earnings volatility and borrowing costs while allowing the company to focus its efforts on its core natural gas business.
Another top contributor was Assurant, Inc., which reported solid earnings results throughout the year, was driven by increased premium growth in its specialty property unit and higher-thanexpected investment income. Analysts revised earnings estimates upward, based on lower-than-expected year-to-date catastrophic losses and increased volumes in its creditor-placed homeowner’s business as homeowners’ insurance policies were allowed to lapse and mortgage foreclosures continued to mount.
Detracting from performance was M&T Bank Corporation (“M&T”), a Mid-Atlantic regional bank, as concerns over sub- prime mortgages significantly devalued its portfolio of Alt-A mortgage loans, causing an earnings shortfall for M&T early in the year. M&T also posted disappointing third-quarter results due to losses from loans caused by rising delinquencies and depreciation of its investment in a Florida commercial mortgage lender.
Old Republic International Corporation, an insurer, also detracted from performance. While the company posted solid results in its property casualty segment, declining revenues in its mortgage guaranty and title insurance segments pressured results.
Jonathan K.L. Simon
Lawrence Playford, CFA, CPA
Gloria Fu, CFA
Co-Portfolio Managers
J.P. Morgan Investment Management Inc.

AEGON/Transamerica Series Trust	Annual Report 2007
JPMorgan Mid Cap Value

1

JPMorgan Mid Cap Value
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	2.83%	14.66%	8.40%	5/3/99
Russell Midcap Value (1)	(1.42)%	17.92%	10.45%	5/3/99

Service Class	2.53%	—%	14.59%	5/1/03

NOTES

(1)	The Russell Midcap Value (Russell Midcap Value) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
This Fund was closed to new investors and new share purchases effective close of business December 9, 2005..

2

JPMorgan Mid Cap Value
UNDERSTANDING YOUR FUNDS EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$953.10	0.87%	$4.28
Hypothetical (b)	1,000.00	1,020.82	0.87	4.43

Service
Class Actual	1,000.00	951.66	1.12	5.51
Hypothetical (b)	1,000.00	1,019.56	1.12	5.70

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

JPMorgan Mid Cap Value
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (97.4%)
Aerospace & Defense (1.2%)
Alliant Techsystems, Inc. ‡	34,400	$3,913
Auto Components (0.8%)
Wabco Holdings, Inc.	53,500	2,680
Beverages (2.4%)
Brown-Forman Corp. Class B ^	80,100	5,936
Constellation Brands, Inc. Class A ‡	93,880	2,220
Building Products (0.4%)
Owens Corning, Inc. ‡^	73,600	1,488
Capital Markets (2.2%)
Affiliated Managers Group, Inc. ‡^	17,750	2,085
Legg Mason, Inc.	6,600	483
Northern Trust Corp.	29,900	2,289
T. Rowe Price Group, Inc.	43,000	2,618
Chemicals (3.6%)
Albemarle Corp.	103,300	4,261
PPG Industries, Inc.	62,900	4,418
Sigma-Aldrich Corp.	60,500	3,303
Commercial Banks (6.3%)
Cullen/Frost Bankers, Inc.	62,900	3,186
M&T Bank Corp.	72,400	5,906
Synovus Financial Corp.	352,500	8,488
Wilmington Trust Corp.	78,900	2,777
Zions Bancorporation	19,760	923
Commercial Services & Supplies (1.1%)
Republic Services, Inc. Class A	121,750	3,817
Computers & Peripherals (0.8%)
NCR Corp. ‡	104,400	2,620
Construction Materials (0.5%)
Vulcan Materials Co. ^	23,200	1,835
Containers & Packaging (1.2%)	90,300	4,064
Ball Corp.
Diversified Telecommunication Services (2.0%)
CenturyTel, Inc.	64,100	2,657
Windstream Corp.	316,960	4,127
Electric Utilities (8.9%)
American Electric Power Co., Inc.	129,900	6,048
CMS Energy Corp. ^	252,100	4,381
FirstEnergy Corp.	73,900	5,346
PG&E Corp.	137,400	5,921
Westar Energy, Inc.	172,400	4,472
Xcel Energy, Inc.	164,500	3,713
Electrical Equipment (1.0%)	75,600	3,541
Ametek, Inc. ^
Electronic Equipment & Instruments (2.3%)
Amphenol Corp. Class A	56,800	2,634
Arrow Electronics, Inc. ‡	128,300	5,039
Energy Equipment & Services (1.1%)
Helix Energy Solutions Group, Inc. ‡	92,500	3,839
Food & Staples Retailing (2.3%)
Safeway, Inc.	80,100	2,740
Supervalu, Inc.	135,400	$5,080
Food Products (0.6%)
Dean Foods Co.	45,700	1,182
WM Wrigley Jr. Co.	15,800	925
Gas Utilities (4.1%)
Energen Corp.	76,800	4,933
Oneok, Inc.	59,400	2,659
Questar Corp.	64,100	3,468
UGI Corp.	102,200	2,785
Health Care Providers & Services (4.2%)
Community Health Systems, Inc. ‡	88,800	3,273
Coventry Health Care, Inc. ‡	127,350	7,545
Henry Schein, Inc. ‡^	6,059	372
Lincare Holdings, Inc.‡	82,700	2,908
Hotels, Restaurants & Leisure (1.5%)
Burger King Holdings, Inc.	92,100	2,626
Marriott International, Inc. Class A	69,200	2,365
Household Durables (2.1%)
Fortune Brands, Inc.	72,700	5,261
Jarden Corp. ‡	71,300	1,683
Household Products (1.1%)
Clorox Co.	59,500	3,878
Industrial Conglomerates (1.0%)
Carlisle Cos., Inc.	92,900	3,440
Insurance (10.4%)
AMBAC Financial Group, Inc. ^	13,800	356
Assurant, Inc.	103,850	6,948
Cincinnati Financial Corp.	167,025	6,604
Everest RE Group, Ltd.	38,800	3,895
Old Republic International Corp.	367,825	5,668
OneBeacon Insurance Group, Ltd. Class A	152,147	3,271
Principal Financial Group, Inc. ^	66,700	4,592
W.R. Berkley Corp.	121,900	3,634
IT Services (0.7%)
Western Union Co. (The)	94,400	2,292
Machinery (2.8%)
Dover Corp.	126,200	5,817
Oshkosh Truck Corp.	74,800	3,535
Media (4.6%)
Cablevision Systems Corp. Class A ‡	144,100	3,530
Clear Channel Communications, Inc.	75,800	2,617
Clear Channel Outdoor Holdings, Inc. Class A ‡^	77,284	2,138
Lamar Advertising Co. Class A ^	34,200	1,644
Omnicom Group, Inc.	43,100	2,048
Washington Post Co. (The) Class B	4,450	3,522
Metals & Mining (0.3%)
Carpenter Technology Corp.	15,000	1,128
Oil, Gas & Consumable Fuels (6.3%)
CVR Energy, Inc. ‡	38,300	955
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
Oil, Gas & Consumable Fuels (continued)
Devon Energy Corp.	77,400	$6,882
Kinder Morgan Management LLC ‡	40,016	2,118
Teekay Corp. ^	67,900	3,613
Williams Cos., Inc.	214,900	7,689
Pharmaceuticals (1.1%)
Warner Chilcott, Ltd. Class A ‡^	203,800	3,613
Real Estate Investment Trusts (3.6%)
Plum Creek Timber Co., Inc. REIT ^	36,700	1,690
Public Storage, Inc. REIT	44,700	3,281
Rayonier, Inc. REIT	99,003	4,677
Vornado Realty Trust REIT	29,100	2,559
Real Estate Management & Development (1.2%)
Brookfield Properties Corp. ^	179,975	3,465
Forest City Enterprises, Inc. Class A	13,300	591
Road & Rail (0.8%)
Norfolk Southern Corp.	51,200	2,583
Software (0.5%)	71,000	1,728
Jack Henry & Associates, Inc.
Specialty Retail (5.8%)
AutoNation, Inc. ‡	91,619	$1,435
AutoZone, Inc. ‡	37,850	4,539
Limited Brands, Inc. ^	128,700	2,436
Staples, Inc.	164,600	3,797
Tiffany & Co.	58,300	2,683
TJX Cos., Inc.	164,100	4,715
Textiles, Apparel & Luxury Goods (2.4%)
Columbia Sportswear Co. ^	60,400	2,663
V.F. Corp. ^	76,800	5,273
Thrifts & Mortgage Finance (1.1%)
People’s United Financial, Inc. ^	209,300	3,726
Trading Companies & Distributors (1.7%)
Genuine Parts Co.	124,300	5,755
Wireless Telecommunication Services (1.4%)
Telephone & Data Systems, Inc. Class L	81,900	4,717

Total Common Stocks (cost $301,750)		328,573

Total Securities Lending Collateral (cost $37,523) (1)		37,523

Total Investment Securities (cost $339,273) #		$366,096

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $36,229.

‡	Non Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $13,601, that serve as collateral for securities lending, are invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $339,683. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $40,880, and $14,467, respectively. Net unrealized appreciation for tax purposes is $26,413.
DEFINITIONS:
REIT     Real Estate Investment Trust
The notes to the financial statements are an integral part of this report.

5

JPMorgan Mid Cap Value
SCHEDULE OF ASSET AND LIABILITIES
At December 31, 2007
(all amounts except share amounts in thousands)

Assets:
Investment securities, at value (cost: $339,273) (including securities loaned of $36,229)	$366,096
Cash	8
Receivables:	,121
Investment securities sold	349
Interest	31
Income from loaned securities	6
Dividends	678

375,281

Liabilities:
Investment securities purchased	37
Accounts payable and accrued liabilities:
Shares redeemed	62
Management and advisory fees	237
Administration fees	6
Due to custodian	64
Payable for collateral for securities on loan	37,523
Other	56

37,985

Net Assets	$337,296

Net Assets Consist of:
Capital Stock ($.01 par value)	$214
Additional paid-in capital	278,921
Undistributed (accumulated) net investment income	3,530
Undistributed (accumulated) net realized gain from investment securities	27,808
Net unrealized appreciation on investment securities	26,823

Net Assets	$337,296

Net Assets by Class:
Initial Class	$336,861
Service Class	435
Shares Outstanding:
Initial Class	21,335
Service Class	28
Net Asset Value and Offering Price Per Share:
Initial Class	$15.79
Service Class	1
5.73
SCHEDULE OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $13)	$6,702
Interest	306
Income from loaned securities-net	77

7,085

Expenses:
Management and advisory fees	2,928
Printing and shareholder reports	23
Custody fees	51
Administration fees	72
Legal fees	7
Audit fees	21
Trustees fees	12
Distribution and service fees:
Service Class	1
Other	5

Total expenses	3,120

Net Investment Income	3,965

Net Realized Gain (Loss) from:
Investment securities	28,059

Net Increase (Decrease) in Unrealized Appreciation(Depreciation) on:

Investment securities	(21,533)

Net Realized and Unrealized Gain:	6,526

Net Increase In Net Assets Resulting from Operations	$10,491

The notes to the financial statements are an integral part of this report.

6

JPMorgan Mid Cap Value
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From: Operations:
Net investment income	$3,965	$3,476
Net realized gain from investment securities	28,059	23,244
Change in unrealized appreciation (depreciation) on investment securities	(21,533)	27,408

	10,491	54,128

Distributions to Shareholders:
From net investment income:
Initial Class	(3,541)	(2,803)
Service Class	(3)	(3)

	(3,544)	(2,806)

From net realized gains:
Initial Class	(22,858)	(32,907)
Service Class	(29)	(49)

	(22,887)	(32,956)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	2,391	3,146
Service Class	1	17

	2,392	3,163

Dividends and distributions reinvested:
Initial Class	26,399	35,710
Service Class	32	52

	26,431	35,762

Cost of shares redeemed:
Initial Class	(29,503)	(42,069)
Service Class	(98)	(199)

	(29,601)	(42,268)

	(778)	(3,343)

Net increase (decrease) in net assets	(16,718)	15,023

Net Assets:
Beginning of year	354,014	338,991

End of year	$337,296	$354,014

Undistributed (Accumulated) Net Investment Income (Loss)	$3,530	$3,545

Share Activity:
Shares issued:
Initial Class	140	192
Service Class	—	1

	140	193

Shares issued-reinvested from distributions:
Initial Class	1,653	2,363
Service Class	2	3

	1,655	2,366

Shares redeemed:
Initial Class	(1,751)	(2,554)
Service Class	(5)	(12)

	(1,756)	(2,566)

Net increase (decrease) in shares outstanding:
Initial Class	42	1
Service Class	(3)	(8)

	39	(7)

The notes to the financial statements are an integral part of this report.

7

JPMorgan Mid Cap Value
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007		2006		2005			2004		2003
Net Asset Value
Beginning of period		$16.60		15.89		14.81		12.93		9.85
Investment Operations	$		$	$	$
Net investment income (loss)		0.19		0.17		0.13		0.08		0.01
Net realized and unrealized gain (loss)		0.29		2.39		1.22		1.81		3.08

Total operations		0.48		2.56		1.35		1.89		3.09

Distributions
From net investment income		(0.17)		(0.15)		(0.03)		(0.01)		(0.01)
From net realized gains		(1.12)		(1.70)		(0.24)		—		—

Total distributions		(1.29)		(1.85)		(0.27)		(0.01)		(0.01)

Net Asset Value
End of period(b)		$15.79		$16.60		$15.89		$14.81		$12.93

Total Return(c),(d)		2.83%		17.25%		9.15%		14.58%		31.42%
Net Assets End of Period (000’s)		$336,861		$353,498		$338,377		$295,909		$74,375
Ratio and Supplemental Data Expenses to average net assets
After reimbursement/fee waiver		0.87%		0.88%		0.89	%(g)	1.00	%(h)	1.00%
Before reimbursement/fee waiver(f)		0.87%		0.88%		0.89	%(g)	1.00	%(h)	1.02%
Net investment income (loss), to average net assets(e)		1.10%		1.02%		0.82%		0.58%		0.10%
Portfolio turnover rate(d)		45%		40%		68%		109%		73%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,						May 1 to Dec
	2007	2006	2005		2004		31, 2003
Net Asset Value
Beginning of period	$16.54	$15.83	$14.77		$12.92		$10.21
Investment Operations
Net investment income (loss)	0.15	0.13	0.09		0.04		(0.01)
Net realized and unrealized gain (loss)	0.28	2.37	1.22		1.82		2.72

Total operations	0.43	2.50	1.31		1.86		2.71

Distributions
From net investment income	(0.12)	(0.09)	(0.01)		(0.01)		—
From net realized gains	(1.12)	(1.70)	(0.24)		—		—

Total distributions	(1.24)	(1.79)	(0.25)		(0.01)		—

Net Asset Value
End of period(b)	$15.73	$16.54	$15.83		$14.77		$12.92

Total Return(c),(d)	2.53%	16.96%	8.86%		14.36%		26.54%
Net Assets End of Period (000’s)	$435	$516	$614		$470		$310
Ratio and Supplemental Data Expenses to average net assets
After reimbursement/fee waiver	1.12%	1.13%	1.14	%(g)	1.25	%(h)	1.25%
Before reimbursement/fee waiver(f)	1.12%	1.13%	1.14	%(g)	1.25	%(h)	1.28%
Net investment income (loss), to average net assets(e)	0.89%	0.77%	0.59%		0.27%		(0.14)%
Portfolio turnover rate(d)	45%	40%	68%		109%		73%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	JPMorgan Mid Cap Value (the “Fund”) share class commenced operations as follows: Initial Class — May 3, 1999

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.
     Initial Class — May 3, 1999
Service Class — May 1, 2003

(d)	Not annualized.

(e)	Annualized.

(f)	Ratio of Total Expenses to Average Net Assets includes all expenses before fee waivers and reimbursements by the investment advisor.

(g)	Ratio of Total Expenses to Average Net Assets and net Expenses to Average Net Assets are inclusive of recaptured expenses by the investment advisor, if any. The impact of recaptured expenses was 0.02% and 0.02% for Initial Class and Service Class, respectively (see Note 2).

(h)	Ratio of Total Expenses to Average Net Assets and net Expenses to Average Net Assets are inclusive of recaptured expenses by the investment advisor, if any. The impact of recaptured expenses was 0.07% and 0.07% for Initial Class and Service Class, respectively (see Note 2).
The notes to the financial statements are an integral part of this report.

8

JPMorgan Mid Cap Value
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Effective May 1, 2007, J.P. Morgan Mid Cap Value was renamed JPMorgan Mid Cap Value (“the Fund”). The Fund is a part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market. Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, under the supervision of the Board’s Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $9 are included in net realized gain (loss) in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown on the Statement of Operations is net of fees, in the amount of $33.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.– (continued)

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$1,620
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	1,296
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	1,134
Barclays, Eurodollar Term, 5.00%, 2/12/2008	2,267
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	2,105
Calyon, Eurodollar Term, 5.12%, 3/3/2008	486
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	4,211
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	1,620
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	810
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	810
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	1,620
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	2,429
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	6,641
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	1,943
Reserve Primary Money Market Fund 4.95%	1,728
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	1,943
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	972
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	1,944
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	1,134
Wells Fargo, Bank Note, 4.75%, 1/8/2008	810

$37,523

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates.
Dividend income is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS, AFSG, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

		% of Net
	Net Assets	Assets
Asset Allocation-Conservative Portfolio	$17,344	5.14%
Asset Allocation-Growth Portfolio	44,617	13.22
Asset Allocation-Moderate Growth Portfolio	182,761	54.18
Asset Allocation-Moderate Portfolio	35,245	10.45
Total	$279,967	82.99%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.85% of the first $100 million of ANA
0.80% of ANA over $100 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.– (continued)
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”) maintained by Transamerica IDEX Mutual Funds, an affiliate of the Fund. Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $16. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each ATST fund based on the relative assets of the fund. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to an Emeritus Trustee (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plans are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $14. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$155,836
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	177,043
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales and REITs.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(436)
Undistributed (accumulated) net realized gain (loss) from investment securities	$436
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4.– (continued)

2006 Distributions paid from:
Ordinary Income	$16,477
Long-term Capital Gain	19,285

2007 Distributions paid from:
Ordinary Income	8,048
Long-term Capital Gain	18,383
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$3,530

Undistributed Long-term Capital Gain	$28,218

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$26,413

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica JPMorgan Mid Cap Value VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
JPMorgan Mid Cap Value:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of JPMorgan Mid Cap Value (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

JPMorgan Mid Cap Value
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $18,383 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

JPMorgan Mid Cap Value
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between JP Morgan Mid Cap Value (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and JP Morgan Investment Management Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub- Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board did note that the Sub-Adviser has only managed the Fund since May 2004, but that since the Sub-Adviser has managed the Fund performance has been near to or above median. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted the contractual advisory fees are generally in line with a peer group and slightly above the peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI offers a breakpoint, despite not receiving a matching discount from the Sub-Adviser, which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub- Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

15

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

16

Legg Mason Partners All Cap
MARKET ENVIRONMENT
Currently the ratio of the two-year Treasury to the federal funds rate is the lowest in 30 years, indicating the Federal Reserve Board actions (4.25% federal funds rate) are far behind the market’s verdict of what is happening (two-year Treasury yield of 2.62%). We believe that at least a 0.50% cut in the federal funds interest rate will occur in early 2008.
PERFORMANCE
For the year ended December 31, 2007, Legg Mason Partners All Cap, Initial Class returned 1.04%. By comparison its benchmark, the Russell 3000 Index, returned 5.14%.
STRATEGY REVIEW
The portfolio’s holdings in the energy, industrials, and consumer staples sectors were the largest contributors to absolute performance during the reporting period. In contrast, stocks in the financial and consumer discretionary sectors detracted from results. In terms of individual stocks, the largest contributors to performance were Honeywell International Inc., Vodafone Group Plc, Unilever plc, Schlumberger Limited, and Anadarko Petroleum Corporation. The largest detractors to performance were PMI Group, Inc., Merrill Lynch & Co., Inc., MGIC Investment Corporation, Interpublic Group of Companies, Inc., and Home Depot, Inc.
John J. Goode
Peter J. Hable
Co-Portfolio Managers
ClearBridge Advisors, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Legg Mason Partners All Cap
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	1.04%	12.96%	7.90%	5/3/99
Russell 3000 (1)	5.14%	13.63%	3.63%	5/3/99

Service Class	0.77%	—%	12.59%	5/1/03
NOTES

(1)	The Russell 3000 (Russell 3000) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Investments in a “non-diversified” portfolio may be subject to specific risks such as susceptibility to single economic, political, or regulatory events, and may be subject to greater loss than investments in a diversified portfolio.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Legg Mason Partners All Cap
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$954.01	0.87%	$4.28
Hypothetical (b)	1,000.00	1,020.82	0.87	4.43

Service Class
Actual	1,000.00	952.53	1.12	5.51
Hypothetical (b)	1,000.00	1,019.56	1.12	5.70

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Legg Mason Partners All Cap
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (99.3%)
Aerospace & Defense (7.4%)
Boeing Co.	57,400	$5,020
Honeywell International, Inc.	137,306	8,454
Raytheon Co.	157,100	9,536
Building Products (0.3%)
Simpson Manufacturing Co., Inc. ^	31,600	840
Capital Markets (4.6%)
Franklin Resources, Inc.	11,100	1,270
Merrill Lynch & Co., Inc.	80,600	4,327
State Street Corp.	107,320	8,714
Chemicals (2.7%)
Dow Chemical Co. (The)	89,619	3,533
Ei DU Pont de Nemours & Co.	109,100	4,810
Communications Equipment (3.5%)
Cisco Systems, Inc. ‡	188,412	5,100
Motorola, Inc.	365,200	5,858
Socket Communications, Inc. ‡	11,500	10
Computers & Peripherals (1.7%)
International Business Machines Corp.	49,700	5,373
Consumer Finance (1.5%)
American Express Co.	88,900	4,625
Diversified Financial Services (5.0%)
Bank of America Corp.	174,652	7,206
JPMorgan Chase & Co.	191,700	8,368
Electronic Equipment & Instruments (0.9%)
Agilent Technologies, Inc. ‡	76,600	2,814
Energy Equipment & Services (4.8%)
Baker Hughes, Inc.	28,100	2,279
BJ Services Co.	75,300	1,827
Halliburton Co.	85,800	3,253
Nabors Industries, Ltd. ‡	28,900	792
Schlumberger, Ltd.	32,800	3,226
Transocean, Inc.	23,356	3,343
Food & Staples Retailing (2.2%)
Wal-Mart Stores, Inc.	140,800	6,692
Food Products (3.6%)
Kraft Foods, Inc. Class A	120,761	3,940
Unilever PLC	69,930	2,631
Unilever PLC	119,574	4,475
Household Products (1.5%)
Kimberly-Clark Corp.	68,400	4,743
Industrial Conglomerates (2.3%)
General Electric Co.	190,700	7,069
Insurance (4.7%)
Allied World Assurance Co. Holdings, Ltd.	41,380	2,076
Chubb Corp.	117,100	6,391
CNA Surety Corp. ‡^	186,500	3,691
Hartford Financial Services Group, Inc.	26,200	2,285
Internet Software & Services (1.4%)
Bridgeline Software, Inc. ‡	19,100	70
Internet Software & Services (continued)
eBay, Inc. ‡	69,400	$2,303
VeriSign, Inc. ‡^	49,340	1,856
Life Sciences Tools & Services (0.9%)
ENZO Biochem, Inc. ‡^	207,036	2,638
Machinery (2.6%)
Caterpillar, Inc.	65,024	4,718
Dover Corp.	68,900	3,176
Media (8.5%)
Interpublic Group of Cos., Inc. ‡	445,370	3,612
News Corp. Class A	209,800	4,299
News Corp. Class B	270,400	5,746
Time Warner, Inc.	319,700	5,278
Walt Disney Co. (The) ‡	229,934	7,422
Metals & Mining (1.6%)
Alcoa, Inc.	134,449	4,914
Oil, Gas & Consumable Fuels (5.6%)
Anadarko Petroleum Corp.	77,200	5,071
Chevron Corp.	37,200	3,472
ConocoPhillips	21,200	1,872
Exxon Mobil Corp.	34,400	3,223
Williams Cos., Inc.	104,900	3,753
Paper & Forest Products (1.5%)
Weyerhaeuser Co.	61,500	4,535
Pharmaceuticals (13.1%)
Abbott Laboratories	151,538	8,509
Bentley Pharmaceuticals, Inc. ‡^	2,813	42
Eli Lilly & Co.	57,800	3,086
Forest Laboratories, Inc. ‡	42,400	1,546
GlaxoSmithKline PLC ^	99,500	5,014
Johnson & Johnson	101,500	6,770
Novartis AG	65,300	3,546
Pfizer, Inc.	256,400	5,828
Wyeth	142,007	6,275
Real Estate Investment Trusts (1.1%)
Annaly Capital Management, Inc. REIT	186,000	3,381
Semiconductors & Semiconductor Equipment (6.9%)
Applied Materials, Inc.	362,400	6,436
Novellus Systems, Inc. ‡	122,300	3,372
Taiwan Semiconductor Manufacturing	440,128	4,383
Co., Ltd.
Texas Instruments, Inc.	195,900	6,543
Verigy, Ltd. ‡	26,342	716
Software (2.9%)
Microsoft Corp.	242,230	8,623
Sybase, Inc. ‡	2,200	58
Wave Systems Corp. Class A ‡^	203,427	295
Specialty Retail (3.0%)
Gap, Inc. (The)	260,900	5,552
Home Depot, Inc.	143,300	3,860
Thrifts & Mortgage Finance (0.6%)
PMI Group, Inc. (The) ^	143,580	1,907
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
Wireless Telecommunication Services (2.9%)
Vodafone Group PLC	237,594	$8,868

Total Common Stocks (cost $245,470)		307,139

	Principal	Value
REPURCHASE AGREEMENTS (0.6%)
Repurchase Agreement (0.6%)
State Street Repurchase Agreement £2.55%, dated 12/31/2007 to be repurchased at $1,808 on 01/02/2008 ±	$1,807	$1,807

Total Repurchase Agreements (cost $1,807)		1,807

Total Securities Lending Collateral (cost $11,790) (1)		11,790

Total Investment Securities (cost $259,067) #		$320,736

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $11,160.

‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $4,274, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 — 12/01/2096, respectively.

£	State Street serves as the accounting, custody and lending agent for the Fund and provides various administrative services on behalf of the Funds.

±	At December 31, 2007, repurchase agreements excluding collateral for securities on loan are collateralized by U.S. Government Agency Obligations with interest rates and maturity dates ranging from 4.03% - 4.47% and 03/01/2033 – 04/01/2033 respectively, and with a market value plus accrued interest of $1,845.

#	Aggregate cost for federal income tax purposes is $259,654. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $71,638 and $10,556, respectively. Net unrealized appreciation for tax purposes is $61,082.
DEFINITIONS:
REIT      Real Estate Investment Trust
The notes to the financial statements are an integral part of this report.

5

Legg Mason Partners All Cap
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $259,067) (including securities loaned of $11,160)	$320,736
Cash	56
Receivables:
Investment securities sold	804
Shares sold	7
Interest	2
Income from loaned securities	6
Dividends	686

322,297

Liabilities:
Investment securities purchased	500
Accounts payable and accrued liabilities:
Shares redeemed	351
Management and advisory fees	215
Distribution and service fees	3
Administration fees	5
Payable for collateral for securities on loan	11,790
Other	98

12,962

Net Assets	$309,335

Net Assets Consist of:
Capital Stock ($.01 par value)	$223
Additional paid-in capital	211,239
Undistributed (accumulated) net investment income	3,930
Undistributed (accumulated) net realized gain from investment securities and foreign currency transactions	32,274
Net unrealized appreciation on investment securities	61,669

Net Assets	$309,335

Net Assets by Class:
Initial Class	$297,425
Service Class	11,910
Shares Outstanding:
Initial Class	21,425
Service Class	861
Net Asset Value and Offering Price Per Share:
Initial Class	$13.88
Service Class	13.83
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $62)	$6,841
Interest	124
Income from loaned securities-net	105

7,070

Expenses:
Management and advisory fees	2,859
Printing and shareholder reports	79
Custody fees	49
Administration fees	71
Legal fees	7
Audit fees	20
Trustees fees	13
Distribution and service fees:
Service Class	33
Other	5

Total expenses	3,136

Net Investment Income	3,934

Net Realized Gain (Loss) from:
Investment securities	32,909
Foreign currency transactions	(6)

32,903

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(31,499)

Net Realized and Unrealized Gain:	1,404

Net Increase In Net Assets Resulting from Operations	$5,338

The notes to the financial statements are an integral part of this report.

6

Legg Mason Partners All Cap
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From: Operations:
Net investment income	$3,934	$4,561
Net realized gain from investment securities and foreign currency transactions	32,903	18,610
Change in unrealized appreciation (depreciation) on investment securities and foreign currency translation	(31,499)	40,612

	5,338	63,783

Distributions to Shareholders:
From net investment income:
Initial Class	(4,415)	(3,581)
Service Class	(149)	(89)

	(4,564)	(3,670)

From net realized gains:
Initial Class	(17,584)	(49,991)
Service Class	(694)	(1,528)

	(18,278)	(51,519)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	11,134	24,165
Service Class	3,259	4,192

	14,393	28,357

Dividends and distributions reinvested:
Initial Class	21,999	53,572
Service Class	843	1,617

	22,842	55,189

Cost of shares redeemed:
Initial Class	(89,664)	(94,817)
Service Class	(4,234)	(1,874)

	(93,898)	(96,691)

	(56,663)	(13,145)

Net increase (decrease) in net assets	(74,167)	(4,551)

Net Assets:
Beginning of year	383,502	388,053

End of year	$309,335	$383,502

Undistributed (Accumulated) Net Investment Income (Loss)	$3,930	$4,566

Share Activity:
Shares issued:
Initial Class	749	1,625
Service Class	220	284

	969	1,909

Shares issued-reinvested from distributions:
Initial Class	1,581	4,068
Service Class	61	123

	1,642	4,191

Shares redeemed:
Initial Class	(6,072)	(6,322)
Service Class	(292)	(126)

	(6,364)	(6,448)

Net increase (decrease) in shares outstanding:
Initial Class	(3,742)	(629)
Service Class	(11)	281

	(3,753)	(348)

The notes to the financial statements are an integral part of this report.

7

Legg Mason Partners All Cap
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$14.73	$14.71	$14.22	$13.06	$9.70
Investment Operations
Net investment income (loss)	0.16	0.18	0.10	0.07	0.04
Net realized and unrealized gain (loss)	(0.01)	2.26	0.48	1.12	3.36

Total operations	0.15	2.44	0.58	1.19	3.40

Distributions
From net investment income	(0.20)	(0.16)	(0.09)	(0.03)	(0.04)
From net realized gains	(0.80)	(2.26)	—	—	—

Total distributions	(1.00)	(2.42)	(0.09)	(0.03)	(0.04)

Net Asset Value
End of period(b)	$13.88	$14.73	$14.71	$14.22	$13.06

Total Return(c),(d)	1.04%	18.56%	4.08%	9.14%	35.15%
Net Assets End of Period (000’s)	$297,425	$370,692	$379,373	$611,410	$599,732
Ratio and Supplemental Data
Expenses to average net assets(e)	0.87%	0.88%	0.86%	0.87%	0.86%
Net investment income (loss), to average net assets(e)	1.11%	1.22%	0.68%	0.53%	0.32%
Portfolio turnover rate(d)	15%	15%	33%	36%	17%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$14.69	$14.68	$14.21	$13.08	$10.13
Investment Operations
Net investment income (loss)	0.13	0.15	0.06	0.06	0.01
Net realized and unrealized gain (loss)	(0.02)	2.25	0.48	1.10	2.94

Total operations	0.11	2.40	0.54	1.16	2.95

Distributions
From net investment income	(0.17)	(0.13)	(0.07)	(0.03)	—
From net realized gains	(0.80)	(2.26)	—	—	—

Total distributions	(0.97)	(2.39)	(0.07)	(0.03)	—

Net Asset Value
End of period(b)	$13.83	$14.69	$14.68	$14.21	$13.08

Total Return(c),(d)	0.77%	18.29%	3.81%	8.90%	29.12%
Net Assets End of Period (000’s)	$11,910	$12,810	$8,680	$7,496	$1,239
Ratio and Supplemental Data
Expenses to average net assets(e)	1.12%	1.13%	1.11%	1.13%	1.12%
Net investment income (loss), to average net assets(e)	0.86%	0.99%	0.44%	0.42%	0.14%
Portfolio turnover rate(d)	15%	15%	33%	36%	17%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Legg Mason Partners All Cap (the Fund”) share class commenced operations as follows: Initial Class — May 3, 1999 Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

8

Legg Mason Partners All Cap
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Legg Mason Partners All Cap (the “Fund”) is part of ATST. The Fund is “non- diversified” under the 1940 Act.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, under the supervision of the Board’s Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $10 are included in net realized gain (loss) in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $45.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.– (continued)

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$509
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	407
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	356
Barclays, Eurodollar Term, 5.00%, 2/12/2008	713
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	662
Calyon, Eurodollar Term, 5.12%, 3/3/2008	153
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	1,323
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	509
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	254
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	254
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	509
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	763
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	2,087
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	611
Reserve Primary Money Market Fund, 4.95%	543
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	611
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	305
Toronto Dominion Bank, Eurodollar Term, 5. 05%, 1/10/2008	611
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	356
Wells Fargo, Bank Note, 4.75%, 1/8/2008	254

$11,790

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates. Since the Fund invests in real estate securities, the net asset value per share may fluctuate more widely than the value of shares of a fund that invests in a broad range of industries.
Dividend income is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of the first $500 million of ANA
0.675% of ANA over $500 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.90% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.– (continued)
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $15. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to an Emeritus Trustee (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $16. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$54,532
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	126,187
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP.
These differences are primarily due to differing treatment for items including, but not limited to, wash sales and foreign currency transactions.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(6)
Undistributed (accumulated) net realized gain (loss) from investment securities	$6
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$3,670
Long-term Capital Gain	51,519
2007 Distributions paid from:
Ordinary Income	5,500
Long-term Capital Gain	17,342

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4.– (continued)
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$4,736

Undistributed Long-term Capital Gain	$32,056

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(1)

Net Unrealized Appreciation (Depreciation)	$61,082

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Legg Mason Partners All Cap VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Legg Mason Partners All Cap:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Legg Mason Partners All Cap (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

Legg Mason Partners All Cap
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $17,343 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

Legg Mason Partners All Cap
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Legg Mason Partners All Cap (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and ClearBridge Advisors, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub- Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted both short and longer-term performance was below median. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but the Board noted that they would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund, noting that the contractual advisory are higher than the median for comparable funds but by a relatively small margin. The Board noted that fees for the Fund were renegotiated for 2008. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

15

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

16

Marsico Growth
MARKET ENVIRONMENT
U.S. large capitalization equities, as measured by the Standard and Poor’s 500 Composite Stock Index (“S&P 500”), posted a return of 5.49% for the year-ended December 31, 2007. From the perspective of the Global Industry Classification Standards (“GICS”) sector performance (in the S&P 500), eight of ten sectors had positive gains for the year. Energy (+35%), materials (+23%), utilities (+19%), and information technology (“IT”) (+16%) posted the highest returns, while financials (-19%) and consumer discretionary (-13%) were in negative territory for the year.
At an industry level, the top-performing groups included: software and services (+18%); food beverage and tobacco (+18%); technology hardware and equipment (+17%); and capital goods (+16%). Several industry groups had negative returns for the year, including: banks (-30%); consumer durables and apparel (-21%); diversified financials (-19%); and real estate (-18%).
PERFORMANCE
For the year ended December 31, 2007, Marsico Growth, Initial Class returned 20.40%. By comparison its primary and secondary benchmarks, the S&P 500 and the Russell 1000 Growth Index, returned 5.49% and 11.81%, respectively.
STRATEGY REVIEW
In reviewing the portfolio’s annual investment results, several factors emerged as primary contributors to the portfolio’s performance results in the period. The portfolio’s holdings in the IT sector, including: MasterCard Incorporated (112%); Apple Inc. (+82%); and Google Inc. (+48%), were among the top contributors to performance for the period. Telecommunication services companies China Mobile Limited (+114%) and America Movil S.A. de C.V. (+41%) also materially contributed.
Financials was an area of weakness for the benchmark index with an absolute return of -19%. The portfolio’s underweighted posture in the sector, therefore, helped performance. In addition, price increases in China Merchants Bank Co., Ltd. (+94% prior to being sold) and Goldman Sachs Group, Inc. (+9%) further aided results.
Several individual holdings also contributed to performance. Monsanto Company (+115%), Jacobs Engineering Group Inc. (+121%), Schlumberger Limited (+58%), MGM MIRAGE (+46%) and Union Pacific Corporation (+39%) emerged as top contributors to performance for the period.
A few factors had a negative impact on performance results. The most significant factor was an overweighted posture in the weak-performing consumer discretionary sector. In addition, price declines in several of the consumer discretionary holdings detracted from results. Media company Comcast Corporation (-37% prior to being sold), Lowe’s Companies, Inc. (-27%), Toyota Motor Corporation (-19%), and Starbucks Corporation (-26% prior to being sold) were among the portfolio’s weakest individual positions.
Financials companies Federal National Mortgage Association (“Fannie Mae”), Moody’s Corporation, and Morgan Stanley, each declined sharply prior to being sold from the portfolio.
Energy was an area of strength for the benchmark index with an absolute return of +35%. The portfolio’s underweighted posture in the sector, therefore, proved to be an opportunity cost.
Thomas F. Marsico
Portfolio Manager
Marsico Capital Management, LLC*

*	Columbia Management Advisors, LLC entered into an agreement with Marsico under which Marsico provides portfolio management to the portfolio.

AEGON/Transamerica Series Trust	Annual Report 2007

1

Marsico Growth
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	20.40%	14.33%	3.46%	5/3/99
S&P 500(1)	5.49%	12.83%	2.76%	5/3/99
Russell 1000 Growth (1)	11.81%	12.10%	(0.17)%	5/3/99

Service Class	20.13%	—%	13.94%	5/1/03

NOTES
(1) The Standard and Poor’s 500 Composite Stock (S&P 500) Index and the Russell 1000 Growth (Russell 1000 Growth) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Marsico Growth
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,108.27	0.81%	$4.30
Hypothetical (b)	1,000.00	1,021.12	0.81	4.13

Service Class
Actual	1,000.00	1,108.04	1.06	5.63
Hypothetical (b)	1,000.00	1,019.86	1.06	5.40

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Marsico Growth
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (94.0%)
Aerospace & Defense (6.7%)
Boeing Co.	60,778	$5,316
General Dynamics Corp.	214,353	19,075
Lockheed Martin Corp.	226,054	23,794
Air Freight & Logistics (0.2%)
FedEx Corp.	17,801	1,587
Automobiles (1.9%)
Toyota Motor Corp.	129,254	13,723
Beverages (2.5%)
Coca-Cola Co. (The)	120,794	7,413
Heineken NV	330,765	10,717
Biotechnology (2.4%)
Amylin Pharmaceuticals, Inc. ‡^	68,955	2,551
Genentech, Inc. ‡	221,569	14,861
Capital Markets (6.9%)
Goldman Sachs Group, Inc. (The)	139,091	29,912
Lehman Brothers Holdings, Inc.	252,911	16,550
Merrill Lynch & Co., Inc.	58,667	3,149
Chemicals (6.4%)
Air Products & Chemicals, Inc.	70,968	7,000
Monsanto Co.	238,964	26,690
Praxair, Inc.	145,084	12,870
Commercial Banks (3.3%)
Industrial & Commercial Bank of China Class H	27,960,000	20,080
Wells Fargo & Co.	136,127	4,110
Communications Equipment (0.7%)
Qualcomm, Inc.	129,779	5,107
Computers & Peripherals (5.1%)
Apple, Inc. ‡	139,392	27,611
Hewlett-Packard Co.	182,276	9,201
Construction & Engineering (3.2%)
Jacobs Engineering Group, Inc. ‡	238,874	22,839
Diversified Telecommunication Services (2.6%)
AT&T, Inc.	461,033	19,161
Energy Equipment & Services (6.4%)
Cameron International Corp. ‡	89,206	4,294
Schlumberger, Ltd.	247,648	24,361
Transocean, Inc.	121,868	17,445
Food & Staples Retailing (2.2%)
CVS Caremark Corp.	234,613	9,326
Tesco PLC	720,745	6,847
Health Care Providers & Services (4.8%)
UnitedHealth Group, Inc.	594,809	$34,618
Hotels, Restaurants & Leisure (11.1%)
Las Vegas Sands Corp. ‡	147,516	15,202
McDonald’s Corp.	541,306	31,888
MGM Mirage, Inc. ‡	180,434	15,160
Wynn Resorts, Ltd. ^	69,534	7,797
Yum! Brands, Inc.	279,732	10,705
Internet Software & Services (3.2%)
Google, Inc. Class A ‡	33,424	23,112
IT Services (4.0%)
Mastercard, Inc. Class A ^	133,095	28,642
Oil, Gas & Consumable Fuels (3.0%)
Petroleo Brasileiro SA	187,133	21,565
Pharmaceuticals (3.1%)
Merck & Co., Inc.	290,006	16,852
Schering-Plough Corp.	198,570	5,290
Road & Rail (2.3%)
Union Pacific Corp.	130,103	16,344
Semiconductors & Semiconductor Equipment (2.0%)
Intel Corp.	555,891	14,820
Software (2.9%)
Microsoft Corp.	595,121	21,186
Specialty Retail (1.2%)
Lowe’s Cos., Inc.	393,583	8,903
Wireless Telecommunication Services (5.9%)
America Movil SAB de CV Series R, Class R	324,266	19,907
China Mobile, Ltd.	1,304,000	23,062

Total Common Stocks (cost $554,778)		680,643

	Principal	Value
REPURCHASE AGREEMENTS (5.5%)
Repurchase Agreement (5.5%)
State Street Repurchase Agreement £	$40,060	$40,060

2.55%, dated 12/31/2007 to be repurchased at $40,066 on 01/02/2008 ±
Total Repurchase Agreements (cost $40,060)		40,060

Total Securities Lending Collateral (cost $34,000) (1)		34,000

Total Investment Securities (cost $628,838) #		$754,703

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $33,180.

‡	Non-Income Producing.

£	State Street serves as the accounting, custody and lending agent for the Fund and provides various administrative services on behalf of the Funds.

±	At December 31, 2007, repurchase agreements excluding collateral for securities on loan are collateralized by U.S. Government Agency Obligations with interest rates and maturity dates ranging from 4.23% - 6.25% and 03/01/2035 — 04/01/2035, respectively, and with a market value plus accrued interest of $40,867.

1	Cash collateral for the Repurchase Agreements, valued at $12,325, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $628,992. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $134,933 and $9,222, respectively. Net unrealized appreciation for tax purposes is $125,711.
The notes to the financial statements are an integral part of this report.

4

Marsico Growth
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $628,838) (including securities loaned of $33,180)	$754,703
Cash	58
Receivables:
Investment securities sold	7,279
Shares sold	191
Interest	8
Income from loaned securities	9
Dividends	328
Dividend reclaims	50

762,626

Liabilities:
Investment securities purchased	3,438
Accounts payable and accrued liabilities:
Shares redeemed	228
Management and advisory fees	463
Distribution and service fees	4
Administration fees	12
Payable for collateral for securities on loan	34,000
Other	64

38,209

Net Assets	$724,417

Net Assets Consist of:
Capital Stock ($.01 par value)	$559
Additional paid-in capital	576,447
Undistributed (accumulated) net investment income	3,367
Undistributed (accumulated) net realized gain from investment securities and foreign currency transactions	18,179
Net unrealized appreciation on investment securities	125,865

Net Assets	$724,417

Net Assets by Class:
Initial Class	$707,025
Service Class	17,392
Shares Outstanding:
Initial Class	54,534
Service Class	1,354
Net Asset Value and Offering Price Per Share:
Initial Class	$12.96
Service Class	12.85
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $150)	$6,953
Interest	1,024
Income from loaned securities-net	97

8,074

Expenses:
Management and advisory fees	4,515
Printing and shareholder reports	22
Custody fees	99
Administration fees	119
Legal fees	12
Audit fees	20
Trustees fees	18
Distribution and service fees:
Service Class	36
Other	5

Total expenses	4,846

Net Investment Income	3,228

Net Realized Gain (Loss) from:
Investment securities	18,924
Foreign currency transactions	(5)

18,919

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	80,184

Net Realized and Unrealized Gain on Investment Securities:	99,103

Net Increase In Net Assets Resulting from Operations	$102,331

The notes to the financial statements are an integral part of this report.

5

Marsico Growth
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$3,228	$307
Net realized gain from investment securities and foreign currency transactions	18,919	12,314
Change in unrealized appreciation (depreciation) on investment securities and foreign currency translation	80,184	(2,042)

Net increase (decrease) in net assets resulting from operations	102,331	10,579

Distributions to Shareholders:
From net investment income:
Initial Class	(162)	(235)

	(162)	(235)

From net realized gains:
Initial Class	(6,211)	—
Service Class	(143)	—

	(6,354)	—

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	446,126	43,655
Service Class	5,826	3,333

	451,952	46,988

Dividends and distributions reinvested:
Initial Class	6,373	235
Service Class	143	—

	6,516	235

Cost of shares redeemed:
Initial Class	(50,232)	(37,006)
Service Class	(3,840)	(3,347)

	(54,072)	(40,353)

	404,396	6,870

Net increase (decrease) in net assets	500,211	17,214

Net Assets:
Beginning of year	224,206	206,992

End of year	$724,417	$224,206

Undistributed (Accumulated) Net Investment Income (Loss)	$3,367	$306

Share Activity:
Shares issued:
Initial Class	38,823	4,134
Service Class	485	325

	39,308	4,459

Shares issued-reinvested from distributions:
Initial Class	552	24
Service Class	12	—

	564	24

Shares redeemed:
Initial Class	(4,269)	(3,565)
Service Class	(330)	(327)

	(4,599)	(3,892)

Net increase (decrease) in shares outstanding:
Initial Class	35,106	593
Service Class	167	(2)

	35,273	591

The notes to the financial statements are an integral part of this report.

6

For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$10.88	$10.34	$9.53	$8.49	$6.72
Investment Operations
Net investment income (loss)	0.07	0.02	0.01	0.01	(0.01)
Net realized and unrealized gain (loss)	2.13	0.53	0.81	1.03	1.78

Total operations	2.20	0.55	0.82	1.04	1.77

Distributions
From net investment income	— (b)	(0.01)	(0.01)	—	—
From net realized gains	(0.12)	—	—	—	—

Total distributions	(0.12)	(0.01)	(0.01)	—	—

Net Asset Value
End of period(c)	$12.96	$10.88	$10.34	$9.53	$8.49

Total Return(d),(e)	20.40%	5.36%	8.58%	12.25%	26.34%
Net Assets End of Period (000’s)	$707,025	$211,386	$194,775	$143,150	$135,376
Ratio and Supplemental Data
Expenses to average net assets(f)	0.81%	0.87%	0.88%	0.87%	0.98%
Net investment income (loss), to average net assets(f)	0.55%	0.17%	0.15%	0.15%	(0.19)%
Portfolio turnover rate(e)	56%	67%	66%	80%	111%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$10.81	$10.28	$9.50	$8.48	$7.06
Investment Operations
Net investment income (loss)	0.04	(0.01)	(0.01)	(0.01)	(0.03)
Net realized and unrealized gain (loss)	2.12	0.54	0.79	1.03	1.45

Total operations	2.16	0.53	0.78	1.02	1.42

Distributions
From net investment income	—	—	—	—	—
From net realized gains	(0.12)	—	—	—	—

Total distributions	(0.12)	—	—	—	—

Net Asset Value
End of period(c)	$12.85	$10.81	$10.28	$9.50	$8.48

Total Return(d),(e)	20.13%	5.16%	8.21%	12.03%	20 .11%
Net Assets End of Period (000’s)	$17,392	$12,820	$12,217	$5,818	$759
Ratio and Supplemental Data
Expenses to average net assets(f)	1 .06%	1.12%	1.13%	1.10%	1.25%
Net investment income (loss), to average net assets(f)	0.30%	(0.08)%	(0.12)%	(0.07)%	(0.47)%
Portfolio turnover rate(e)	56%	67%	66%	80%	111%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Rounds to less than $(.01) per share.

(c)	Marsico Growth (the “Fund”) share class commenced operations as follows:

Initial Class — May 3, 1999

Service Class — May 1, 2003

(d)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(e)	Not annualized.

(f)	Annualized.
The notes to the financial statements are an integral part of this report.

7

Marsico Growth
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Marsico Growth (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $52 are included in net realized gains in the Statement of Operations.

8

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.— (continued)
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $41.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$1,468
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	1,174
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	1,027
Barclays, Eurodollar Term, 5.00%, 2/12/2008	2,055
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	1,908
Calyon, Eurodollar Term, 5.12%, 3/3/2008	440
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	3,816
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	1,468
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	734
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	734
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	1,468
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	2,201
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	6,017
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	1,761
Reserve Primary Money Market Fund 4.95%	1,565
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	1,761
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	881
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	1,761
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	1,027
Wells Fargo, Bank Note, 4.75%, 1/8/2008	734

$34,000

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Because the underlying funds have varied expense and fee levels and the Fund may own different proportions of underlying funds at different times, the amount of fees and expenses incurred indirectly by the Fund will vary.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of the first $250 million of ANA
0.75% of the next $250 million of ANA
0.70% of the next $500 million of ANA
0.60% of ANA over $1 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.00% Expense Limit

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007 There are no amounts available for recapture at December 31, 2007.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$21,810	3.01%
Asset Allocation-Growth Portfolio	107,996	14.91
Asset Allocation-Moderate Growth Portfolio	326,656	45.09
Asset Allocation-Moderate Portfolio	131,453	18.15

Total	$587,915	81.16%

Distribution and service fees: ATST entered into a Distribution Agreement with ASFG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $35. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007 the amount related to the Emeritus Plan was $8. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$674,126
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	315,939
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, foreign currency transactions, and post- October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(5)
Undistributed (accumulated) net realized gain (loss) from investment securities	$5
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$235
Long-term Capital Gain	—
2007 Distributions paid from:
Ordinary Income	162
Long-term Capital Gain	6,353
Tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$5,351

Undistributed Long-term Capital Gain	$17,682

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$(1,330)

Post October Currency Loss Deferral	$(3)

Net Unrealized Appreciation (Depreciation)	$125,711

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion. TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 6.— (continued)
Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Marsico Growth VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Marsico Growth:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Marsico Growth (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

Marsico Growth
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $6,353 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

Marsico Growth
INVESTMENT ADVISORY, SUB-ADVISORY AND PORTFOLIO MANAGEMENT AGREEMENTS — CONTRACT RENEWAL
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Marsico Growth (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Columbia Management Advisors, LLC (the “Sub-Adviser”) and the portfolio management agreement (the “Portfolio Management Agreement”) between the Sub-Adviser and Marsico Capital Management (“MCM”), to determine whether the agreements should be renewed for a six-month period. The Board noted that the Sub-Adviser has entered into an agreement with MCM to provide portfolio management services for the Fund, and that the Board had considered that agreement at a Board meeting held in October, 2007. It also was noted that this review was interim in nature in order to get all the Funds on the same review calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement, the Sub- Advisory Agreement and the Portfolio Management Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement, Sub-Advisory Agreement and Portfolio Management Agreement. In reaching their decision, the Trustees requested and obtained from TFAI, the Sub-Adviser and MCM such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI, the Sub-Adviser and MCM as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory, Sub-Advisory and Portfolio Management Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and MCM to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and MCM are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and MCM for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and MCM, TFAI’s management oversight process and the professional qualifications of the portfolio management team of MCM. The Trustees determined that TFAI and MCM can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board favorably noted the longer-term performance of the Fund. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and MCM, the Board concluded that TFAI and MCM are capable of generating a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that contractual fees were close to the median of the Lipper universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and MCM. In making these observations and determinations, the Board reviewed comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and MCM offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to MCM, in the future.
Benefits (such as soft dollars) to TFAI and others from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and MCM from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that MCM’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that MCM is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements MCM may engage in with respect to the Fund’s brokerage transactions.

15

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of MCM. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.
The Board also noted that in October, the Board had considered a new portfolio management agreement with MCM because of a corporate transaction that would transition the ownership of MCM back to the founding partners of MCM; that the transaction was expected to close in December; and that in approving that agreement, the Board had relied on assurances from MCM that the transaction would not affect the management or strategies of the Fund, and that the portfolio management team was not expected to change after giving effect to the transaction, that the same quality and quantity of services would be provided to the Fund after giving effect to the transaction, and that the fees to be charged would remain unchanged (those fees being paid by the Sub-Adviser).

16

MFS HIGH YIELD

MARKET ENVIRONMENT
As 2007 drew to a close, global financial markets were enmeshed in another period of volatility driven by the ongoing credit crisis and the uncertainty about the effect that the slowing of the U.S. economy could have on the global economies.
The crisis in the U.S. sub-prime market was in full force by year-end. The crisis erupted in the third quarter as rising interest rates spurred defaults on U.S. sub-prime loans. Fears of more bad loans, combined with the slowing in the U.S. housing market, sparked a global liquidity crunch. In response, central banks around the world injected billions of dollars to keep financial systems liquid and help ease investor worries.
Investor fears were heightened in November as the severity of the credit crisis became more apparent as did the toll it had wrought on banks’ balance sheets. Globally, banks were hit by losses from mortgage bets gone bad, and some of the world’s largest banks, such as Citigroup Inc. and UBS AG, agreed to capital infusions from sovereign wealth funds in the Middle East.
In mid-December several of the world’s central banks announced a joint plan to ease the liquidity squeeze in global markets by broadening the range of collateral against which banks can borrow. As part of the plan, the U.S. Federal Reserve Board introduced a monetary tool, the “term-auction facility,” and temporary swap lines with the European Central Bank and the Swiss National Bank.
Investor fears and the ensuing volatility have also been driven by the possibility of an impending recession in the United States and the effect such a drastic slowdown could have on the rest of the world. Exporting countries became especially concerned that a decline in U.S. consumer demand will cut into their own growth. Recession concerns have been exacerbated by the high cost of oil, bad mortgage bets, and a glut of empty homes. Retail sales have stalled, corporate earnings likely have peaked, and consumer confidence is falling.
In line with slowing in the United States, we have begun to see signs that other developed markets have entered a slowing phase as the financial crisis spread to real economies. Housing demand is falling in the United Kingdom (“UK”), retail sales have slowed in the eurozone, and, globally, industrial production has retreated.
At the same time some measures of consumer inflation are being nudged upward in line with higher oil and food prices. These higher prices have created a conflict for central bankers, who also are confronting the pressures of slowing growth and financial market turmoil. Overall, expectations have risen that global monetary policies will remain on hold or loosen until the credit crunch passes. Meanwhile, central banks have assured markets that they are ready to inject liquidity should the banking system need it.
Global stock markets still closed the year higher. At this time, we do not believe that the conditions are in place yet for a worldwide recession. In fact, the global economies continue to expand.
PERFORMANCE
For the year ended December 31, 2007, MFS High Yield, Initial Class returned 1.85%. By comparison its benchmark, the Lehman Brothers High Yield Bond Index (“LBHYB”), returned 1.87%.
STRATEGY REVIEW
For the reporting period, the debt of Finance Marketing Group (“FMG”), Freeport-McMoRan Copper & Gold Inc., The Williams Companies, Inc., Crystal U.S. Holdings Corp., Paxson Communications, The Mosaic Company, and MGM MIRAGE were among the portfolio’s top contributors. Additionally, our lesser exposure to corporate and industrial issues and positioning in “BB” rated securities helped relative performance.
Over the reporting period, yield was a negative factor in performance relative to the benchmark. Our relative exposure to “B” rated bonds also hurt.

Debt holdings that detracted from results included the bonds of Arcap REIT, Inc., Harrah’s Entertainment, Inc., Tropicana Entertainment LLC, General Motors Acceptance Corporation (“GMAC”), Realogy Corporation, and Ford Motor Credit Company.
John F. Addeo
David P. Cole, CFA
Co-Portfolio Managers
MFS Investment Management

AEGON//Transamerica Series Trust	Annual Report 2007

1

MFS High Yield

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	1.85%	8.26%	4.55%	6/1/98
Lehman Brothers High Yield(1)	1.87%	10.90%	5.31%	6/1/98

Service Class	1.73%	—%	7.01%	5/1/03
NOTES

(1)	The Lehman Brothers High Yield Bond (LBHYB) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

MFS High Yield

UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)

SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$988.30	0.82%	$4.11
Hypothetical (b)	1,000.00	1,021.07	0.82	4.18

Service Class
Actual	1,000.00	988.33	1.07	5.36
Hypothetical (b)	1,000.00	1,019.81	1.07	5.45

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Bond Credit Quality (Moody Ratings)
At December 31, 2007
This chart shows the percentage breakdown by bond credit quality (Moody ratings) of the Fund’s total investment securities.

3

MFS High Yield
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Principal	Value
SOVEREIGN GOVERNMENT OBLIGATIONS (4.5%)
Sovereign Government Obligations (4.5%)
Argentina Bonos
5.39%, due 08/03/2012 *	$876	$792
7.00%, due 09/12/2013	900	792
Argentina Government International
8.28%, due 12/31/2033	423	406
Argentine Republic
0.62%, due 12/15/2035 *	1,924	221
Gabonese Republic -144A
8.20%, due 12/12/2017 §	609	630
Mexico Government International Bond
6.75%, due 09/27/2034	398	440
Republic of Brazil
6.00%, due 01/17/2017	125	127
8.00%, due 01/15/2018	451	505
8.88%, due 10/14/2019	187	231
Republic of Colombia
6.68%, due 11/16/2015 *	410	425
Republic of Ecuador , Reg S
10 due 08/15/2030 1	197	191
Republic of El Salvador , Reg S
8.25%, due 04/10/2032	950	1,159
Republic of Ghana -144A
8.50%, due 10/04/2017	100	105
Republic of Indonesia , Reg S
8.50%, due 10/12/2035	826	965
Republic of Panama
6.70%, due 01/26/2036	652	688
Republic of the Philippines
9.38%, due 01/18/2017	810	1,002
9.50%, due 02/02/2030	211	284
Republic of Turkey
6.88%, due 03/17/2036	1,200	1,179
11.50%, due 01/23/2012	571	691
Republic of Uruguay
9.25%, due 05/17/2017	1,168	1,408
Republic of Uruguay
8.00%, due 11/18/2022	500	560
Republic of Venezuela , Reg S
7.00%, due 12/01/2018	392	335
Russian Federation , Reg S
12.75%, due 06/24/2028	190	345
Turkey Government International Bond
6.75%, due 04/03/2018	509	522
Ukraine Government International Bond-1 44A	110	108

6.75%, due 11/14/2017 §
Total Sovereign Government Obligations (cost $13,620)		14,111

MORTGAGE-BACKED SECURITIES (1.2%)
Arcap REIT, Inc.
Series 2004-RR3, Class H-144A
6.10%, due 09/21/2045	$1,515	$606
First Union National Bank Commercial Mortgage
Series 2000-C2, Class H
6.75%, due 10/15/2032	1,305	1,309
JPMorgan Chase Commercial Mortgage Securities Corp.
Series 2007-LD12, Class C
6.26%, due 02/15/2051	720	668
Merrill Lynch Mortgage Trust
Series 2007-C1, Class B
6.02%, due 06/12/2050	720	659
Morgan Stanley Capital I
Series 2004-RR, Class FX-1 44A
1.42%, due 04/28/2039	10,481	391

Total Mortgage-Backed Securities (cost $4,643)		3,633

ASSET-BACKED SECURITIES (1.5%)
Airlie LCDO AVIV LCDO 2006-3, Ltd.
Series 2006-AV3A, Class D-144A
7.11%, due 12/22/2011 * §	832	734
Babson CLO, Ltd. 2003-I
Series 2006-1A, Class D-144A
6.74%, due 07/15/2018 *	785	636
Crest, Ltd.
Series 2004-1A, Class G2
7.00%, due 01/28/2040	1,422	1,135
CW Capital Cobalt, Ltd.
Series 2005-1A, Class F2-144A
6.23%, due 05/25/2045	1,112	785
CW Capital Cobalt, Ltd.
Series 2006-2A, Class F-1 44A
6.37%, due 01/25/2036 * §	500	348
CW Capital Cobalt, Ltd.
Series 2006-2A, Class G-1 44A
6.57%, due 04/26/2050 * §	500	333
Falcon Franchise Loan LLC
Series 2003-1, Class IO-144A
3.93%, due 01/05/2025 (a)	3,265	469
Wachovia CRE CDO
Series 2006-1A, Class G-144A
6.55%, due 09/25/2026 * §	432	349

Total Asset-Backed Securities (cost $5,982)		4,789

CORPORATE DEBT SECURITIES (77.9%)
Aerospace & Defense (1.8%)
Bombardier, Inc. -144A
8.00%, due 11/15/2014	1,761	1,840
The notes to the financial statements are an integral part of this report.

4

	Principal	Value
Aerospace & Defense (continued)
L-3 Communications Corp.
5.88%, due 01/15/2015	$1,650	$1,592
6.13%, due 01/15/2014	95	93
Transdigm, Inc.
7.75%, due 07/15/2014	655	665
Vought Aircraft Industries, Inc.
8.00%, due 07/15/2011	1,620	1,535
Air Freight & Logistics (0.2%)
Tgi International, Ltd. -144A
9.50%, due 10/03/2017 §	481	503
Airlines (0.9%)
Continental Airlines, Inc.
6.75%, due 03/15/2017	376	359
6.80%, due 08/02/2018	803	763
6.90%, due 01/02/2017	501	481
7.57%, due 03/15/2020	1,186	1,150
Auto Components (0.2%)
TRW Automotive, Inc. -144A
7.00%, due 03/15/2014	685	630
Automobiles (0.7%)
General Motors Corp.
8.38%, due 07/15/2033 ^	2,612	2,103
Beverages (0.1%)
Cerveceria National Domi- Regs , Reg S
8.00%, due 03/27/2014	324	329
Building Products (0.7%)
Nortek, Inc.
8.50%, due 09/01/2014	1,260	1,008
Ply Gem Industries, Inc.
9.00%, due 02/15/2012 ^	1,490	1,155
Capital Markets (0.9%)
Lvb Acquisition Merger Sub, Inc. -144A
10.00%, due 10/15/2017	1,285	1,311
11.63%, due 10/15/2017	690	680
Nuveen Investments, Inc. -144A
10.50%, due 11/15/2015 §	865	862
Chemicals (3.2%)
JohnsonDiversey, Inc.
9.63%, due 05/15/2012	3,670	3,753
Koppers Holdings, Inc.
due 11/15/2014 1	2,279	1,914
Momentive Performance Materials, Inc. -144A
9.75%, due 12/01/2014 §	1,650	1,518
Mosaic Co. (The) -144A
7.88%, due 12/01/2016 ^	1,955	2,111
Nalco Co.
7.75%, due 11/15/2011	480	486
8.88%, due 11/15/2013	1,940	2,022
Commercial Banks (0.6%)
Russian Standard Finance SA for Russian Standard Bank , Reg S
7.50%, due 10/07/2010	$759	$672
Tnk-BP Finance SA -144A
7.50%, due 07/18/2016	472	457
Vtb Capital SA -144A
6.61%, due 10/31/2012 §	828	813
Commercial Services & Supplies (1.1%)
Corrections Corp. of America	620	611
6.25%, due 03/15/2013
Geo Group, Inc. (The)
8.25%, due 07/15/2013	870	879
Interface, Inc.
9.50%, due 02/01/2014	200	209
10.38%, due 02/01/2010	1,550	1,624
Construction & Engineering (0.1%)
Autopistas del Sol SA -144A
11.50%, due 05/23/2017	570	484
Consumer Finance (2.9%)
Ford Motor Credit Co. LLC
8.63%, due 11/01/2010	1,275	1,183
9.75%, due 09/15/2010	5,410	5,162
GMAC LLC 6.88%, due 09/15/2011	3,374	2,887
Containers & Packaging (2.1%)
Crown Americas
7.63%, due 11/15/2013	990	1,012
Graham Packaging Co., Inc.	1,005	925
9.88%, due 10/15/2014 ^
Greif, Inc.
6.75%, due 02/01/2017	1,025	1,002
Jefferson Smurfit Corp. US
8.25%, due 10/01/2012	1,297	1,277
Owens Brockway Glass Container, Inc.
8.25%, due 05/15/2013	1,830	1,899
Vitro SAB de CV
8.63%, due 02/01/2012	57	54
9.13%, due 02/01/2017	375	345
Diversified Consumer Services (0.9%)
Service Corp. International
7.00%, due 06/15/2017	1,800	1,724
Service Corp. International/US
6.75%, due 04/01/2015	154	152
7.38%, due 10/01/2014	895	905
Diversified Financial Services (2.4%)
C10 Capital SPV, Ltd. -144A
6.72%, due 12/31/2016 Ž	161	148
Centercredit International BV -144A
8.63%, due 01/30/2014	650	520
El Paso Performance-Linked Trust -144A
7.75%, due 07/15/2011	1,765	1,811
The notes to the financial statements are an integral part of this report.

5

	Principal	Value
Diversified Financial Services (continued)
Hawker Beechcraft Acquisition Co. LLC / Hawker Beechcraft Notes Co. -144A
9.75%, due 04/01/2017 ^	$1,565	$1,557
Isa Capital Do Brasil SA -144A
7.88%, due 01/30/2012	353	360
8.80%, due 01/30/2017	646	666
Kar Holdings, Inc. -144A
10.00%, due 05/01/2015	750	669
Local Tv Finance LLC -144A
9.25%, due 06/15/2015	1,010	965
Smurfit Kappa Funding PLC
7.75%, due 04/01/2015	170	162
Tropicana Entertainment LLC
9.63%, due 12/15/2014 ^	980	622
Diversified Telecommunication Services (4.1%)
ALLTEL Corp.
7.00%, due 07/01/2012	1,380	1,190
Cincinnati Bell, Inc.
8.38%, due 01/15/2014	1,715	1,672
Citizens Communications Co.
9.25%, due 05/15/2011	1,089	1,179
Globo Comunicacoes E Participacoes SA -144A
7.25%, due 04/26/2022	242	234
Nordic Telephone Co. Holdings Aps -144A
8.88%, due 05/01/2016	785	805
Qwest Capital Funding, Inc.
7.25%, due 02/15/2011 ^	1,295	1,276
Qwest Corp.
7.88%, due 09/01/2011	650	676
8.88%, due 03/15/2012	1,240	1,327
Time Warner Telecom Holdings, Inc.
9.25%, due 02/15/2014	660	675
Virgin Media Finance PLC
9.13%, due 08/15/2016	875	866
Wind Acquisition Finance SA -144A
10.75%, due 12/01/2015	1,540	1,679
Windstream Corp.
8.63%, due 08/01/2016	1,230	1,291
Electric Utilities (2.2%)
Eeb International, Ltd. -144A
8.75%, due 10/31/2014 §	438	447
Enersis SA
7.38%, due 01/15/2014	511	547
Intergen NV -144A
9.00%, due 06/30/2017	810	852
Majapahit Holding BV -144A
7.25%, due 06/28/2017	262	251
7.88%, due 06/29/2037 ^	748	716
Mirant Americas Generation LLC
8.30%, due 05/01/2011	800	802
Reliant Energy, Inc.
6.75%, due 12/15/2014	$500	$501
7.88%, due 06/15/2017 ^	2,240	2,218
Sierra Pacific Resources
8.63%, due 03/15/2014	580	620
Electronic Equipment & Instruments (0.9%)
Flextronics International, Ltd.
6.25%, due 11/15/2014	1,140	1,086
Innophos, Inc.
8.875 due 08/15/2014 1	1,895	1,885
Energy Equipment & Services (0.7%)
Basic Energy Services, Inc.
7.13%, due 04/15/2016	1,600	1,504
Gulfmark Offshore, Inc.
7.75%, due 07/15/2014	605	611
Food & Staples Retailing (1.2%)
Couche-Tard US, LP/Couche-Tard
7.50%, due 12/15/2013	665	663
Rite AID Corp.
7.50%, due 03/01/2017	780	688
9.50%, due 06/15/2017	190	157
Stater Brothers Holdings
7.75%, due 04/15/2015	1,065	1,028
Supervalu, Inc.
7.50%, due 11/15/2014	1,155	1,184
Food Products (1.1%)
B&G Foods, Inc.
8.00%, due 10/01/2011	1,105	1,083
Del Monte Corp.
6.75%, due 02/15/2015	1,205	1,139
Michael Foods, Inc.
8.00%, due 11/15/2013	1,165	1,153
Gas Utilities (0.0%)
Intergas Finance BV -144A
6.38%, due 05/14/2017	164	147
Health Care Equipment & Supplies (0.9%)
Cooper Cos., Inc.
7.13%, due 02/15/2015	1,625	1,580
Universal Hospital Services, Inc.
8.29%, due 06/01/2015 *	290	290
8.50%, due 06/01/2015	1,020	1,030
Health Care Providers & Services (5.1%)
Centene Corp.
7.25%, due 04/01/2014	1,100	1,072
Community Health Systems, Inc.
8.88%, due 07/15/2015	2,435	2,481
Davita, Inc.
6.63%, due 03/15/2013	1,140	1,134
7.25%, due 03/15/2015	2,285	2,291
HCA, Inc.
6.38%, due 01/15/2015	2,325	1,965
9.25%, due 11/15/2016	3,610	3,791
The notes to the financial statements are an integral part of this report.

6

	Principal	Value
Health Care Providers & Services (continued)
Psychiatric Solutions, Inc.
7.75%, due 07/15/2015	$1,875	$1,870
US Oncology, Inc.
10.75%, due 08/15/2014	1,495	1,476
Hotels, Restaurants & Leisure (5.3%)
Capital Cana SA , Reg S
9.63%, due 11/03/2013	341	329
Fontainebleau Las Vegas Holdings
LLC/Fontainebleau Las Vegas Capital Corp. -144A
10.25%, due 06/15/2015	1,280	1,110
Harrahs Operating Co., Inc.
5.38%, due 12/15/2013	750	570
Harrah’s Operating Co., Inc.
5.75%, due 10/01/2017	3,635	2,463
Isle of Capri Casinos, Inc.
7.00%, due 03/01/2014	1,080	886
Mandalay Resort Group
9.38%, due 02/15/2010	1,050	1,087
MGM Mirage
5.88%, due 02/27/2014	1,520	1,391
8.38%, due 02/01/2011	775	792
8.50%, due 09/15/2010	765	794
MGM Mirage, Inc.
7.50%, due 06/01/2016	2,500	2,475
Pinnacle Entertainment, Inc.
8.25%, due 03/15/2012	250	252
Station Casinos, Inc.
6.50%, due 02/01/2014	2,675	2,006
6.88%, due 03/01/2016	350	255
Wynn Las Vegas Capital Corp.
6.63%, due 12/01/2014	2,085	2,049
Household Durables (0.5%)
Jarden Corp.
7.50%, due 05/01/2017	965	830
Visant Holding Corp.
8.75%, due 12/01/2013	718	721
Independent Power Producers & Energy Traders (4.0%)
AES Corp. (The)
9.38%, due 09/15/2010	2,055	2,158
Edison Mission Energy
7.00%, due 05/15/2017	3,465	3,404
Empresa Nacional de Electricidad SA
8.35%, due 08/01/2013	760	861
Mirant North America LLC
7.38%, due 12/31/2013	1,640	1,644
NRG Energy, Inc.
7.38%, due 02/01/2016	4,515	4,402
Insurance (0.4%)
Usi Holdings Corp. -144A
9.75%, due 05/15/2015	1,410	1,135
IT Services (1.6%)
Aramark Corp.
8.50%, due 02/01/2015	$1,610	$1,630
First Data Corp. -144A
9.88%, due 09/24/2015	1,455	1,353
SunGard Data Systems, Inc.
10.25%, due 08/15/2015	2,078	2,125
Machinery (1.5%)
Allison Transmission -144A
11.00%, due 11/01/2015 ^	1,720	1,565
Blount, Inc.
8.88%, due 08/01/2012	1,035	1,038
Case New Holland, Inc.
7.13%, due 03/01/2014	1,500	1,496
Koppers, Inc.
9.88%, due 10/15/2013	590	621
Media (10.1%)
Allbritton Communications Co.
7.75%, due 12/15/2012	2,323	2,300
AMC Entertainment, Inc.
11.00%, due 02/01/2016 ^	500	526
American Media Operations, Inc.
10.25%, due 05/01/2009 ^	1,375	1,174
Bonten Media Acquisition Co. -144A
9.00%, due 06/01/2015	1,345	1,173
Canwest Mediaworks, LP -144A
9.25%, due 08/01/2015	920	900
CCH I Holdings LLC/CCH I Holdings
11.00%, due 10/01/2015	715	583
CCO Holdings LLC/CCO Holdings
8.75%, due 11/15/2013	2,210	2,111
Clear Channel Communications, Inc.
5.50%, due 09/15/2014 ^	1,810	1,380
CSC Holdings, Inc.
6.75%, due 04/15/2012	2,175	2,080
Dex Media, Inc.
due 11/15/2013 (1)	4,095	3,726
Grupo Televisa SA
8.50%, due 03/11/2032	890	1,089
Idearc, Inc.
8.00%, due 11/15/2016	4,265	3,913
Intelsat Bermuda, Ltd.
11.25%, due 06/15/2016	2,345	2,421
11.41%, due 06/15/2013 *	605	620
Intelsat Intermediate Holding Co., Ltd.
due 02/01/2015 11	485	396
Ion Media Networks, Inc. -144A
11.49%, due 01/15/2013 *	1,485	1,461
Lamar Media Corp.
6.63%, due 08/15/2015	710	690
Lbi Media, Inc. -144A
8.50%, due 08/01/2017	955	920
The notes to the financial statements are an integral part of this report.

7

	Principal	Value
Media (continued)
Lin Television Corp.
6.50%, due 05/15/2013	$1,320	$1,242
MediaCom LLC / Capital Corp.
9.50%, due 01/15/2013	960	892
Nexstar Broadcasting, Inc.
7.00%, due 01/15/2014	1,045	973
Nielsen Finance LLC / Nielsen Finance
10.00%, due 08/01/2014	910	930
RH Donnelley Corp.
8.88%, due 01/15/2016	1,730	1,618
Univision Communications, Inc. -144A
9.75%, due 03/15/2015 ^	2,065	1,882
Videotron LTEE
6.88%, due 01/15/2014	915	896
Metals & Mining (3.4%)
Cii Carbon LLC -144A
11.13%, due 11/15/2015 §	580	571
Corp. Nacional del Cobre de Chile — Codelco , Reg S
5.63%, due 09/21/2035	1,563	1,436
FMG Finance Property, Ltd. -144A
10.63%, due 09/01/2016	1,715	1,964
Freeport-McMoRan Copper & Gold, Inc.
8.25%, due 04/01/2015	660	700
8.38%, due 04/01/2017	3,100	3,325
8.39%, due 04/01/2015 *	675	685
Pna Group, Inc.
10.75%, due 09/01/2016	1,320	1,241
Ryerson, Inc. -144A
12.00%, due 11/01/2015	630	622
Oil, Gas & Consumable Fuels (9.7%)
Arch Western Finance LLC
6.75%, due 07/01/2013	1,120	1,086
Atlas Pipeline Partners, LP
8.13%, due 12/15/2015	1,660	1,643
Chaparral Energy, Inc. -144A
8.88%, due 02/01/2017	1,560	1,408
Chesapeake Energy Corp.
6.38%, due 06/15/2015	575	556
6.88%, due 01/15/2016	880	871
7.00%, due 08/15/2014	1,302	1,309
Dynegy Holdings, Inc.
7.50%, due 06/01/2015	750	701
El Paso Corp.
7.75%, due 01/15/2032	915	929
Forest Oil Corp. -144A
7.25%, due 06/15/2019	900	905
Foundation PA Coal Co.
7.25%, due 08/01/2014	500	494
GAZ Capital for Gazprom , Reg S
6.21%, due 11/22/2016	439	426
6.51%, due 03/07/2022 -144A	830	789
Hilcorp Energy I, LP/Hilcorp Finance Co. -144A
7.75%, due 11/01/2015	$645	$634
9.00%, due 06/01/2016	1,670	1,728
Knight, Inc.
7.25%, due 03/01/2028	860	807
Mariner Energy, Inc.
8.00%, due 05/15/2017	1,545	1,470
Morgan Stanley Bank AG for OAO Gazprom, Reg S
9.63%, due 03/01/2013	1,550	1,756
Newfield Exploration Co.
6.63%, due 09/01/2014	1,590	1,574
Opti Canada, Inc. -144A
8.25%, due 12/15/2014	890	881
Peabody Energy Corp.
5.88%, due 04/15/2016	1,200	1,128
7.38%, due 11/01/2016	960	984
Pemex Project Funding Master Trust -144A
6.63%, due 06/15/2035 §	28	30
Petroleos de Venezuela SA , Reg S
5.25%, due 04/12/2017	568	403
Petroleum Co. of Trinidad & Tobago, Ltd. -144A
6.00%, due 05/08/2022	382	380
Plains Exploration & Production Co.
7.00%, due 03/15/2017	2,000	1,913
Quicksilver Resources, Inc.
7.13%, due 04/01/2016	1,655	1,626
Transcontinental Gas Pipe Line Corp.
7.00%, due 08/15/2011	289	303
Williams Cos., Inc.
7.13%, due 09/01/2011	858	906
8.75%, due 03/15/2032	991	1,212
Williams Partners, LP/Williams Partners
7.25%, due 02/01/2017	1,405	1,447
Paper & Forest Products (1.6%)
Buckeye Technologies, Inc.
8.50%, due 10/01/2013	2,525	2,569
Catalyst Paper Corp.
8.63%, due 06/15/2011	495	411
Millar Western Forest Products, Ltd.
7.75%, due 11/15/2013	1,475	1,099
Newpage Corp. -144A
10.00%, due 05/01/2012 §	925	930
Real Estate Management & Development (0.3%)
Newland International Properties Corp. -144A
9.50%, due 11/15/2014 §	869	837
Road & Rail (0.7%)
Hertz Corp. (The)
8.88%, due 01/01/2014	2,075	2,104
Semiconductors & Semiconductor Equipment (0.6%)
Avago Technologies Finance Pte
11.88%, due 12/01/2015	770	823
Spansion, Inc. -144A
11.25%, due 01/15/2016 ^	1,205	1,024
The notes to the financial statements are an integral part of this report.

8

	Principal	Value
Specialty Retail (1.3%)
AmeriGas Partners, LP/AmeriGas Eagle
7.13%, due 05/20/2016	$1,085	$1,052
Collective Brands, Inc.
8.25%, due 08/01/2013	540	508
Inergy, LP/Inergy Finance Corp.
6.88%, due 12/15/2014	1,515	1,473
Michaels Stores, Inc.
10.00%, due 11/01/2014 ^	990	941
Textiles, Apparel & Luxury Goods (0.1%)
Levi Strauss & Co.
9.75%, due 01/15/2015	365	364
Thrifts & Mortgage Finance (0.3%)
Residential Capital Corp.
7.63%, due 11/21/2008	1,240	986
Residential Capital LLC
8.00%, due 06/01/2012	179	110
Trading Companies & Distributors (0.6%)
Buhrmann US, Inc.
7.88%, due 03/01/2015	795	749
Varietal Distribution Merger Sub, Inc. -1 44A
10.25%, due 07/15/2015	845	805
WESCO Distribution, Inc.
7.50%, due 10/15/2017	350	326
Wireless Telecommunication Services (0.5%)
American Tower Corp. -144A
7.00%, due 10/15/2017 §	585	588
Metropcs Wireless, Inc.
9.25%, due 11/01/2014	1,010	949

Total Corporate Debt Securities (cost $256,051)		248,580

LOAN ASSIGNMENTS (9.8%)
Airlines (0.3%)
Hawker Beechcraft Acquisition
5.20%, due 03/28/2014	41	39
6.83%, due 03/28/2014	993	947
Auto Components (0.2%)
Allison Transmission, Inc.
7.96%, due 08/07/2014	556	520
Automobiles (1.7%)
Dayco Products, LLC
10.77%, due 12/31/2011	1,224	1,149
Ford Motor Company
8.00%, due 12/16/2013	2,488	2,308
Goodyear Tire & Rubber Company (The)
6.43%, due 04/30/2014	2,046	1,925
Commercial Services & Supplies (1.5%)
Allied Waste Industries Inc.
5.50%, due 03/28/2014	$491	$471
6.59%, due 03/28/2014	776	745
Idearc, Inc.
6.83%, due 11/17/2014	1,859	1,773
Nielsen Finance LLC
7.28%, due 08/09/2013	1,758	1,671
Diversified Financial Services (0.6%)
Celanese U.S. Holdings LLC
6.98%, due 04/02/2014	1,860	1,798
Diversified Telecommunication Services (0.7%)
CSC Holdings, Inc.
6.90%, due 03/29/2013	1,222	1,157
Mediacom LLC Group
6.53%, due 09/30/2012	1,101	1,030
Food Products (0.8%)
Dean Foods Company
6.58%, due 04/02/2014	1,415	1,338
Dole Food Company, Inc.
5.16%, due 04/12/2013	130	121
7.16%, due 04/12/2013	287	267
7.22%, due 04/12/2013	957	890
Health Care Equipment & Supplies (0.2%)
Advanced Medical Optics, Inc
6.95%, due 04/02/2014	644	604
Health Care Providers & Services (0.9%)
Community Health Systems, Inc.
7.33%, due 07/25/2014	1,048	960
HCA, Inc.
7.08%, due 11/18/2013	2,069	1,996
IT Services (0.3%)
First Data Corporation
7.63%, due 09/24/2014	864	821
Media (1.4%)
Charter Communications Operating, LLC
6.99%, due 03/06/2014	1,787	1,674
Gray Television, Inc.
6.73%, due 12/31/2014	838	782
Univision Communications, Inc.
7.21%, due 09/29/2014	1,975	1,759
Paper & Forest Products (1.0%)
Altivity Packaging LLC
9.98%, due 12/30/2013	412	414
Building Materials Corporation of
10.69%, due 09/15/2014	853	632
The notes to the financial statements are an integral part of this report.

9

	Principal	Value
Paper & Forest Products (continued)
Georgia-Pacific Corporation
6.84%, due 12/20/2012	$137	$131
6.87%, due 12/20/2012	2,096	2,000
Specialty Retail (0.4%)
Michaels Stores, Inc.
7.61%, due 10/31/2013	1,487	1,372

Total Loan Assignments (cost $32,903)		31,294

STRUCTURED NOTES (0.2%)
Media (0.2%)
Nielsen Finance LLC
12.5 due 08/01/2016 (1)	1,065	748

Total Structured Notes (cost $797)		748

	Shares	Value
CONVERTIBLE PREFERRED STOCKS (0.0%)
Real Estate Investment Trusts (0.0%)
HRPT Properties Trust Ž	1,181	$30

Total Convertible Preferred Stocks (cost $32)		30

COMMON STOCKS (1.7%)
Building Products (0.3%)
Goodman Global, Inc. ‡	33,900	$832
Diversified Financial Services (0.1%)
Bank of America Corp.	3,300	136
JPMorgan Chase & Co.	3,300	144
Diversified Telecommunication Services (0.3%)
Windstream Corp.	68,700	895
Household Products (0.0%)
Central Garden And Pet Co. ‡^	13,400	77
Media (0.6%)
Comcast Corp. Class A ‡	68,000	1,242
Time Warner Cable, Inc. Class A ‡	16,700	461
Oil, Gas & Consumable Fuels (0.1%)
Chevron Corp. ^	4,300	401
Paper & Forest Products (0.1%)
Louisiana-Pacific Corp. ^	14,800	202
Pharmaceuticals (0.1%)
Johnson & Johnson	5,300	354
Semiconductors & Semiconductor Equipment (0.1%)
Intel Corp.	14,600	389

Total Common Stocks (cost $5,977)		5,133

Total Securities Lending Collateral (cost $20,317) (2)		20,317

Total Investment Securities (cost $340,322) #		$328,635

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $19,782.

*	Floating or variable rate note. Rate is listed as of December 31, 2007.

§	Illiquid. At December 31, 2007, these securities aggregated $10,069 or 3.06% of total investment securities of the Fund.

‡	Non-Income Producing.

(1)	Step Bond. Interest rate may increase or decrease as the credit rating changes.

(2)	Cash collateral for the Repurchase Agreements, valued at $7,365, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

Ž	The security has a perpetual maturity. The date shown is the next call date.

#	Aggregate cost for federal income tax purposes is $340,633. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $2,869 and $14,867, respectively. Net unrealized depreciation for tax purposes is $11,998

(a)	Interest only security. Holder is entitled to interest payments on the underlying pool.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $55,166 or 17.30% of net assets of the Fund.

CDO Collateralized Debt Obligation.
The notes to the financial statements are an integral part of this report.

10

MFS High Yield

STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:	$328,635
Investment securities, at value (cost: $340,322) (including securities loaned of $19,782)
Cash	4,878
Receivables:
Investment securities sold	836
Shares sold	34
Interest	6,185
Income from loaned securities	10
Dividends	17

340,595

Liabilities:
Investment securities purchased	894
Accounts payable and accrued liabilities:
Shares redeemed	180
Management and advisory fees	202
Distribution and service fees	2
Administration fees	6
Payable for collateral for securities on loan	20,317
Other	73

21,674

Net Assets	$318 921

Net Assets Consist of:
Capital Stock ($.01 par value)	$365
Additional paid-in capital	301,106
Undistributed (accumulated) net investment income	26,099
Undistributed (accumulated) net realized gain from investment securities	3,038
Net unrealized (depreciation) on investment securities	(11,687)

Net Assets	$318,921

Net Assets by Class:
Initial Class	$308,893
Service Class	10,028
Shares Outstanding:
Initial Class	35,328
Service Class	1,136
Net Asset Value and Offering Price Per Share:
Initial Class	$8.74
Service Class	8.83
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$127
Interest	28,190
Income from loaned securities-net	182

28,499

Expenses:
Management and advisory fees	2,621
Printing and shareholder reports	41
Custody fees	94
Administration fees	71
Legal fees	7
Audit fees	21
Trustees fees	12
Distribution and service fees:
Service Class	30
Other	7

Total expenses	2,904

Net Investment Income	25,595

Net Realized Gain (Loss) from:

Investment securities	3,987

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(21,878)

Net Realized and Unrealized (Loss):	(17,891)

Net Increase In Net Assets Resulting from Operations	$7,704

11

MFS High Yield

STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$25,595	$30,439
Net realized gain from investment securities	3,987	1,182
Change in unrealized appreciation (depreciation) on investment securities	(21,878)	12,865

	7,704	44,486

Distributions to Shareholders:
From net investment income:
Initial Class	(29,868)	(41,778)
Service Class	(908)	(802)

	(30,776)	(42,580)

From net realized gains:
Initial Class	(17)	(4,890)
Service Class	(1)	(96)

	(18)	(4,986)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	51,999	41,274
Service Class	14,511	9,122

	66,510	50,396

Dividends and distributions reinvested:
Initial Class	29,885	46,668
Service Class	909	898

	30,794	47,566

Cost of shares redeemed:
Initial Class	(129,018)	(127,398)
Service Class	(14,829)	(7,765)

	(143,847)	(135,163)

	(46,543)	(37,201)

Net increase (decrease) in net assets	(69,633)	(40,281)

Net Assets:
Beginning of year	388,554	428,835

End of year	$318,921	$388,554

Undistributed (Accumulated) Net Investment Income (Loss)	$26,099	$30,547

Share Activity:
Shares issued:
Initial Class	5,602	4,277
Service Class	1,555	939

	7,157	5,216

Shares issued-reinvested from distributions:
Initial Class	3,492	5,232
Service Class	105	100

	3,597	5,332

Shares redeemed:
Initial Class	(13,702)	(13,337)
Service Class	(1,578)	(792)

	(15,280)	(14,129)

Net increase (decrease) in shares outstanding:
Initial Class	(4,608)	(3,828)
Service Class	82	247

	(4,526)	(3,581)

12

MFS High Yield

FINANCIAL HIGHLIGHTS

For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$9.48	$9.62	$10.54	$10.28	$8.83
Investment Operations
Net investment income (loss)	0.68	0.69	0.70	0.77	0.72
Net realized and unrealized gain (loss)	(0.52)	0.29	(0.51)	0.18	0.83

Total operations	0.16	0.98	0.19	0.95	1.55

Distributions
From net investment income	(0.90)	(1.00)	(0.85)	(0.65)	(0.10)
From net realized gains	— (b)	(0.12)	(0.26)	(0.04)	—

Total distributions	(0.90)	(1.12)	(1.11)	(0.69)	(0.10)

Net Asset Value
End of period(c)	$8.74	$9.48	$9.62	$10.54	$10.28

Total Return(d),(e)	1.85%	10.95%	1.81%	9.77%	17.74%
Net Assets End of Period (000’s)	$308,893	$378,471	$421,010	$647,277	$661,026
Ratio and Supplemental Data
Expenses to average net assets(f)	0.81%	0.82%	0.83%	0.82%	0.81%
Net investment income (loss), to average net assets(f)	7.25%	7.16%	6.92%	7.51%	7.58%
Portfolio turnover rate(e)	70%	96%	51%	71%	64%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$9.56	$9.70	$10.64	$10.37	$9.48
Investment Operations
Net investment income (loss)	0.66	0.67	0.68	0.75	0.50
Net realized and unrealized gain (loss)	(0.51)	0.29	(0.52)	0.18	0.42

Total operations	0.15	0.96	0.16	0.93	0.92

Distributions
From net investment income	(0.88)	(0.98)	(0.84)	(0.62)	(0.03)
From net realized gains	— (b)	(0.12)	(0.26)	(0.04)	—

Total distributions	(0.88)	(1.10)	(1.10)	(0.66)	(0.03)

Net Asset Value
End of period(c)	$8.83	$9.56	$9.70	$10.64	$10.37

Total Return(d),(e)	1.73%	10.62%	1.50%	9.50%	9.74%
Net Assets End of Period (000’s)	$10,028	$10,083	$7,825	$5,009	$1,270
Ratio and Supplemental Data
Expenses to average net assets(f)	1.06%	1.07%	1.08%	1.07%	1.03%
Net investment income (loss), to average net assets(f)	7.01%	6.91%	6.66%	7.25%	7.45%
Portfolio turnover rate(e)	70%	96%	51%	71%	64%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Rounds to less than $0.01.

(c)	MFS High Yield (the “Fund”) share class commenced operations as follows:

Initial Class — June 1, 1998

Service Class — May 1, 2003

(d)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(e)	Not annualized.

(f)	Annualized.

13

MFS High Yield

NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. MFS High Yield (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $78.

14

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 1.— (continued)
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$877
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	702
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	614
Barclays, Eurodollar Term, 5.00%, 2/12/2008	1,228
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	1,140
Calyon, Eurodollar Term, 5.12%, 3/3/2008	263
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	2,280
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	877
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	439
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	439
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	877
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	1,315
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	3,596
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	1,052
Reserve Primary Money Market Fund, 4.95%	935
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	1,052
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	526
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	1,052
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	614
Wells Fargo, Bank Note, 4.75%, 1/8/2008	439

$20,317

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates.
Dividend income is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Loan participations/ assignments: The Fund may purchase participations/ assignments in commercial loans. Such indebtedness may be secured or unsecured. These investments may include standby financing commitments, including revolving credit facilities that obligate the Fund to supply additional cash to the borrower on demand. Loan participations/ assignments involve risks of insolvency of the lending bank or other financial intermediaries. As such, the Fund assumes the credit risk associated with the corporate borrower and may assume the credit risk associated with the interposed bank or other financial intermediary. The Fund may be contractually obligated to receive approval from the agent bank and/or borrower prior to the sale of these investments. Loan participations typically represent direct participation in a loan to a corporate borrower, and generally are offered by banks or other financial institutions or lending syndicates. The Fund may participate in such syndications, or can buy part of a loan, becoming a part lender. A loan is often administered by an agent bank acting as agent for all holders. The agent bank administers the terms of the loan, as specified in the loan agreement. In addition, the agent bank is normally responsible for the collection of principal and interest payments from the corporate borrower and the apportionment of these payments to the credit of all institutions that are parties to the loan agreement. Unless, under the terms of the loan or other indebtedness, the fund has direct recourse against the corporate borrower, the Fund may have to rely on the agent bank or other financial intermediary to apply appropriate credit remedies against a corporate borrower.
Unfunded Commitments: At December 31, 2007, the Fund had the following unfunded loan commitments:

	Unfunded	Unrealized
Borrower	Commitment	Depreciation
Community Health Systems, Inc.	50	(2)
0.50%, due 07/25/2014
Univision Communications, Inc.
1.00%, due 09/29/2014	46	(4)

		(6)

The commitments are available until the maturity date of the respective security.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.

15

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 1.— (continued)
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$20,717	6.50%
Asset Allocation-Moderate Growth Portfolio	69,143	21.68
Asset Allocation-Moderate Portfolio	97,433	30.55

Total	$187,293	58.73%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.75% of the first $250 million of ANA
0.72% of the next $250 million of ANA
0.71% of the next $250 million of ANA
0.68% of the next $250 million of ANA
0.67% of ANA over $1 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.05% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $15. Amounts deferred under the Plan are unfunded against the general assets of ATST.

16

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 2.— (continued)
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable t each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. As of December 31, 2007, the amount related to the Emeritus Plan was $18. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$230,902
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	316,327
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, foreign currency transactions, defaulted bonds and post October loss deferrals and structured notes. Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$733
Undistributed (accumulated) net realized gain (loss) from investment securities	$(733)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$42,580
Long-term Capital Gain	4,986
2007 Distributions paid from:
Ordinary Income	30,776
Long-term Capital Gain	18

17

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 4.— (continued)
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$28,724

Undistributed Long-term Capital Gain	$2,518

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$(1,794)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$(11,998)

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007. Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc. Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica MFS High Yield VP.

18

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
MFS High Yield:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of MFS High Yield (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida February 29, 2008

19

MFS High Yield
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $18 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:

Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883
Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883
Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883
Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883
Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883
Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883
Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883
Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883
John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

20

MFS High Yield
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between MFS High Yield (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and MFS Investment Management (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted the strong near-term performance of the Fund, which was an improvement from the 5-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund, which they noted were higher than the median for the comparable peer group and universe of funds. The Board noted that the fees were renegotiated in 2007 and were renegotiated again for 2008. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular.
Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

21

MFS International Equity
MARKET ENVIRONMENT
As 2007 drew to a close, global financial markets were enmeshed in another period of volatility driven by the ongoing credit crisis and the uncertainty about the effect that the slowing of the U.S. economy could have on the global economies.
The crisis in the U.S. sub-prime market was in full force by year-end. The crisis erupted in the third quarter as rising interest rates spurred defaults on U.S. sub-prime loans. Fears of more bad loans, combined with the slowing in the U.S. housing market, sparked a global liquidity crunch. In response, central banks around the world injected billions of dollars to keep financial systems liquid and help ease investor worries.
Investor fears were heightened in November as the severity of the credit crisis became more apparent as did the toll it had wrought on banks’ balance sheets. Globally, banks were hit by losses from mortgage bets gone bad, and some of the world’s largest banks, such as Citigroup Inc. and UBS AG (“UBS”), agreed to capital infusions from sovereign wealth funds in the Middle East.
In mid-December several of the world’s central banks announced a joint plan to ease the liquidity squeeze in global markets by broadening the range of collateral against which banks can borrow. As part of the plan, the U.S. Federal Reserve Board introduced a monetary tool, the “term-auction facility,” and temporary swap lines with the European Central Bank and the Swiss National Bank.
Investor fears and the ensuing volatility have also been driven by the possibility of an impending recession in the United States and the effect such a drastic slowdown could have on the rest of the world. Exporting countries become especially concerned that a decline in U.S. consumer demand will cut into their own growth. In its annual report, the International Monetary Fund said that the risk of a severe global slowdown is stronger than at any time since the 2001 terror attacks in the United States. Recession concerns have been exacerbated by the high cost of oil, bad mortgage bets, and a glut of empty homes. Retail sales have stalled, corporate earnings likely have peaked, and consumer confidence is falling.
In line with slowing in the United States, we have begun to see signs that other developed markets have entered a slowing phase as the financial crisis spread to real economies. Housing demand is falling in the United Kingdom (“UK”), retail sales have slowed in the eurozone, and, globally, industrial production has retreated.
At the same time some measures of consumer inflation are being nudged upward in line with higher oil and food prices. These higher prices have created a conflict for central bankers, who also are confronting the pressures of slowing growth and financial market turmoil. Overall, expectations have risen that global monetary policies will remain on hold or loosen until the credit crunch passes. Meanwhile, central banks have assured markets that they are ready to inject liquidity should the banking system need it.
PERFORMANCE
For the year ended December 31, 2007, MFS International Equity, Initial Class returned 9.15%. By comparison its benchmark, the Morgan Stanley Capital International EAFE Index, returned 11.63%.
STRATEGY REVIEW
Security selection in the technology sector dampened performance relative to the benchmark over the reporting period. Several individual holdings within this sector were among the portfolio’s top detractors, including printers and computer peripherals maker Canon Inc. (Japan) and microchip and electronics manufacturer Samsung Electronics Co., Inc. (Korea). Not owning mobile phone maker Nokia Corporation (Finland), a strong-performing benchmark constituent also held back relative returns.
A combination of stock selection and our overweighting of the leisure sector also hurt results. Our overweighted position in gaming operator William Hill PLC (UK) was a drag on performance as the stock underperformed the benchmark.
A combination of an underweighted position and weak stock selection in the special products and services sector held back results within the portfolio. Not holding electronics and electrical engineering company Siemens AG detracted from relative performance.
A combination of an underweighted position and stock selection in the basic materials sector also hurt performance relative to the benchmark. Our decision not to own strong-performing mining operator Rio Tinto Group (Australia) hurt results.
Elsewhere, investment management and banking firm UBS (Switzerland) and banking firm Credit Agricole S.A. (France) were detractors from the portfolio’s relative results. The holdings of pharmaceutical and diagnostic company Roche Holding Ltd. (Switzerland) and re-insurer Swiss Reinsurance Company (Switzerland) were top detractors.
During the reporting period, currency exposure was a detractor from the portfolio’s relative performance. All of MFS’ investment decisions are driven by the fundamentals of each individual opportunity and, as such, it is common for our funds to have different currency exposure than the benchmark.
Underweighting the financial services sector was the primary contributor to performance relative to the portfolio’s benchmark. Key factors in positive relative performance within this sector were our holdings of wealth management firm Julius Baer Holding Ltd. (Switzerland) and our decision not to hold poor-performing financial services firms The Royal Bank of Scotland Group plc (UK) and Mitsubishi UFJ Financial Group, Inc. (Japan).
Overweighting the consumer staples sector was another bright spot during the period. Within this sector, global food company Nestle S.A. (Switzerland) and household products manufacturer Reckitt Benckiser plc (U.K.) were among the portfolio’s top contributors.
Stock selection in the retailing sector also helped, although no individual stocks in this sector were top contributors to relative results over the period.
Security selection in the health care sector benefited relative performance, where shares of health care products maker Bayer AG (Germany) greatly outpaced the return of the portfolio’s benchmark.
In other sectors, power and gas company E.ON AG (Germany), electrical distribution equipment manufacturer Schneider

AEGON/Transamerica Series Trust	Annual Report 2007

1

Electric SA (France), video game console maker Nintendo Co., Ltd. (Japan), and industrial and medical gases producer The Linde Group (Germany) all helped performance over the period.
David R. Mannheim
Marcus L. Smith
Co-Portfolio Managers
MFS Investment Management

2

MFS International Equity
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	9.15%	16.78%	4.62%	4.88%	1/2/97
MSCI EAFE (USD)(1)	11.63%	22.08%	9.04%	8.39%	1/2/97

Service Class	8.87%	—%	—%	18.23%	5/1/03

NOTES

(1)	The Morgan Stanley Capital International-Europe, Asia, and Far East (MSCI-EAFE) Index is a widely recognized unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
International investing involves special risks including fluctuations, political instability and different financial accounting standards.

3

MFS International Equity
UNDERSTANDING YOUR FUNDS EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$999.81	1.05%	$5.29
Hypothetical (b)	1,000.00	1,019.91	1.05	5.35

Service Class
Actual	1,000.00	998.54	1.30	6.55
Hypothetical (b)	1,000.00	1,018.65	1.30	6.61

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Region
At December 31, 2007
This chart shows the percentage breakdown by region of the Fund’s total investment securities.

4

MFS International Equity
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (99.8%)
Australia (0.4%)
QBE Insurance Group, Ltd.	49,310	$1,444
Austria (1.7%)
Erste Bank DER Oesterreichischen Sparkassen AG	82,920	5,855
Bermuda (0.7%)
LI & Fung, Ltd.	560,000	2,262
Canada (0.9%)
Canadian National Railway Co. ^	65,070	3,054
Czech Republic (0.8%)
Komercni Banka As	11,035	2,624
France (20.2%)
Air Liquide	43,340	6,450
AXA SA	173,780	6,959
Credit Agricole SA	98,440	3,320
Gaz De France	66,370	3,882
Legrand SA ^	130,170	4,444
LVMH Moet Hennessy Louis Vuitton SA	92,670	11,202
Pernod-Ricard SA	26,646	6,159
Schneider Electric SA	71,160	9,642
Societe Television Francaise (1)	61,943	1,657
Suez SA	59,760	4,069
Total SA	102,660	8,530
Vivendi	58,950	2,705
Germany (10.4%)
Bayer AG	113,500	10,380
Bayerische Motoren Werke AG	63,700	3,952
E.ON AG	37,580	7,989
Linde AG	60,210	7,978
Merck KGAA	40,210	5,200
India (0.7%)
Satyam Computer Services, Ltd. ^	89,030	2,379
Indonesia (0.1%)
Bank Central Asia TBK PT	698,500	535
Italy (1.5%)
Assicurazioni Generali SpA	41,491	1,878
Intesa Sanpaolo SpA	411,062	3,235
Japan (18.7%)
AEON Credit Service Co., Ltd.	124,500	1,834
Asahi Glass Co., Ltd. ^	269,000	3,558
Bridgestone Corp.	135,900	2,399
Canon, Inc.	193,600	8,860
Fanuc, Ltd.	31,000	3,005
Hirose Electric Co., Ltd.	19,900	2,284
INPEX Holdings, Inc.	500	5,426
KAO Corp.	385,000	11,574
Nintendo Co., Ltd.	3,800	2,231
Nomura Holdings, Inc.	279,500	4,683
Omron Corp.	103,800	2,444
Ricoh Co., Ltd.	210,000	3,834
Shin-Etsu Chemical Co., Ltd.	31,000	1,928
Shizuoka Bank, Ltd. (The)	156,000	1,711
Tokyo Gas Co., Ltd.	452,000	2,112
Toyota Motor Corp.	102,800	5,475
Yamato Holdings Co., Ltd.	37,000	532
Korea, Republic of (1.4%)
Samsung Electronics Co., Ltd.	8,032	4,727
Mexico (0.2%)
Grupo Modelo SAB de CV Series C, Class C	159,200	751
Netherlands (5.8%)
Heineken NV	101,290	6,549
Royal Dutch Shell PLC Class A	159,560	6,705
TNT NV	156,340	6,457
Singapore (1.5%)
Singapore Telecommunications, Ltd.	1,845,700	5,129
South Africa (0.3%)
MTN Group, Ltd.	63,300	1,186
Spain (0.5%)
Banco Bilbao Vizcaya Argentaria SA	69,710	1,697
Switzerland (15.7%)
Actelion, Ltd. ‡	37,963	1,734
Givaudan SA	6,060	5,849
Julius Baer Holding AG	56,838	4,664
Nestle SA	34,794	15,977
Roche Holding AG	69,160	11,955
Swiss Reinsurance	78,290	5,539
UBS AG	172,711	7,963
Taiwan (0.7%)
Taiwan Semiconductor Manufacturing Co., Ltd.	249,280	2,483
United Kingdom (16.1%)
BG Group PLC	57,130	1,308
BHP Billiton PLC	80,120	2,465
Diageo PLC	349,220	7,508
GlaxoSmithKline PLC	344,820	8,779
HSBC Holdings PLC ‡	141,060	2,364
Ladbrokes PLC	419,940	2,702
Reckitt Benckiser Group PLC ‡	175,270	10,167
Smiths Group PLC	245,374	4,948
Tesco PLC	290,860	2,763
William Hill PLC	534,430	5,580
WPP Group PLC	510,180	6,571
United States (1.5%)
Synthes, Inc.	42,530	5,287

Total Common Stocks (cost $301,387)		341,481

Total Securities Lending Collateral (cost $8,161) (1)		8,161

Total Investment Securities (cost $309,548) #		$349,642

The notes to the financial statements are an integral part of this report.

5

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in	Net Unrealized
	Bought	Settlement	U.S. Dollars	Appreciation
Currency	(Sold)	Date	Bought (Sold)	(Depreciation)
Euro Dollar	192	01/02/2008	$279	$2
Japanese Yen	18,898	01/07/2008	173	(4)
Japanese Yen	23,555	01/08/2008	215	(3)

			$667	$(5)

	Percentage of
(unaudited)	Total Investments	Value
INVESTMENTS BY INDUSTRY:
Chemicals	9.3%	$32,584
Pharmaceuticals	7.4%	25,935
Oil, Gas & Consumable Fuels	6.3%	21,969
Household Products	6.2%	21,741
Commercial Banks	6.1%	21,342
Beverages	6.0%	20,967
Capital Markets	5.0%	17,310
Food Products	4.6%	15,977
Insurance	4.5%	15,819
Electrical Equipment	4.0%	14,086
Office Electronics	3.6%	12,694
Textiles, Apparel & Luxury Goods	3.2%	11,202
Media	3.1%	10,933
Automobiles	2.7%	9,427
Hotels, Restaurants & Leisure	2.4%	8,282
Electric Utilities	2.3%	7,989
Semiconductors & Semiconductor Equipment	2.1%	7,210
Air Freight & Logistics	2.0%	6,989
Gas Utilities	1.7%	5,993
Health Care Equipment & Supplies	1.5%	5,288
Diversified Telecommunication Services	1.5%	5,129
Industrial Conglomerates	1.4%	4,948
Electronic Equipment & Instruments	1.4%	4,727
Energy Equipment & Services	1.2%	4,069
Building Products	1.0%	3,558
Road & Rail	0.9%	3,054
Machinery	0.9%	3,005
Food & Staples Retailing	0.8%	2,763
Metals & Mining	0.7%	2,466
Auto Components	0.7%	2,399
IT Services	0.7%	2,379
Trading Companies & Distributors	0.6%	2,262
The notes to the financial statements are an integral part of this report.

6

	Percentage of
(unaudited)	Total Investments	Value
INVESTMENTS BY INDUSTRY (continued):
Software	0.6%	$2,231
Consumer Finance	0.5%	1,834
Biotechnology	0.5%	1,734
Wireless Telecommunication Services	0.3%	1,186

Investment Securities, at value	97.7%	341,481
Short-Term Investments	2.3%	8,161

Total Investments	100.0%	$349,642

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $7,844.

‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $2,958, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $310,763. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $48,739 and $9,860, respectively. Net unrealized appreciation for tax purposes is $38,879.
The notes to the financial statements are an integral part of this report.

7

MFS International Equity
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $309,548) (including securities loaned of $7,844)	$349,642
Cash	1,581
Receivables:
Shares sold	74
Interest	7
Income from loaned securities	6
Dividends	415
Dividend reclaims	204
Unrealized appreciation on forward foreign currency contracts	2

351,931

Liabilities:
Investment securities purchased	786
Accounts payable and accrued liabilities:
Shares redeemed	601
Management and advisory fees	269
Distribution and service fees	3
Administration fees	6
Payable for collateral for securities on loan	8,161
Unrealized depreciation on forward foreign currency contracts	7
Other	134

9,967

Net Assets	$341,964

Net Assets Consist of:
Capital Stock ($.01 par value)	$385
Additional paid-in capital	268,649
Undistributed (accumulated) net investment income	3,528
Undistributed (accumulated) net realized gain from investment securities and foreign currency transactions	29,307
Net unrealized appreciation on investment securities	40,094
Net unrealized appreciation on:
Translation of assets and liabilities denominated in foreign currencies	1

Net Assets	$341,964

Net Assets by Class:
Initial Class	$327,306
Service Class	14,658
Shares Outstanding:
Initial Class	36,847
Service Class	1,666
Net Asset Value and Offering Price Per Share:
Initial Class	$8.88
Service Class	8.80
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $915)	$10,083
Interest	106
Income from loaned securities-net	280

10,469

Expenses:
Management and advisory fees	3,425
Printing and shareholder reports	81
Custody fees	275
Administration fees	75
Legal fees	8
Audit fees	20
Trustees fees	13
Distribution and service fees:
Service Class	29
Other	5

Total expenses	3,931

Net Investment Income	6,538

Net Realized Gain (Loss) from:
Investment securities (net of foreign capital gains tax of $38)	30,439
Foreign currency transactions	(2,090)

28,349

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(2,545)
Translation of assets and liabilities denominated in foreign currencies	(6)

(2,551)

Net Realized and Unrealized Gain:	25,798

Net Increase In Net Assets Resulting from Operations	$32,336

The notes to the financial statements are an integral part of this report.

8

MFS International Equity
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$6,538	$2,529
Net realized gain from investment securities and foreign currency transactions	28,349	66,023
Change in unrealized (depreciation) on investment securities and foreign currency translation	(2,551)	(4,311)

	32,336	64,241

Distributions to Shareholders:
From net investment income:
Initial Class	(3,326)	(4,405)
Service Class	(106)	(72)

	(3,432)	(4,477)

From net realized gains:
Initial Class	(61,381)	(16,939)
Service Class	(2,229)	(307)

	(63,610)	(17,246)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	56,188	92,338
Service Class	9,548	5,876

	65,736	98,214

Dividends and distributions reinvested:
Initial Class	64,706	21,344
Service Class	2,336	379

	67,042	21,723

Cost of shares redeemed:
Initial Class	(114,698)	(66,509)
Service Class	(3,808)	(2,658)

	(118,506)	(69,167)

	14,272	50,770

Net increase (decrease) in net assets	(20,434)	93,288

Net Assets:
Beginning of year	362,398	269,110

End of year	$341,964	$362,398

Undistributed (Accumulated) Net Investment Income (Loss)	$3,528	$1,572

Share Activity:
Shares issued:
Initial Class	5,548	9,726
Service Class	971	617

	6,519	10,343

Shares issued-reinvested from distributions:
Initial Class	7,676	2,328
Service Class	279	42

	7,955	2,370

Shares redeemed:
Initial Class	(11,690)	(7,064)
Service Class	(399)	(286)

	(12,089)	(7,350)

Net increase (decrease) in shares outstanding:
Initial Class	1,534	4,990
Service Class	851	373

	2,385	5,363

The notes to the financial statements are an integral part of this report.

9

MFS International Equity
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$10.03	$8.75	$8.61	$7.53	$6.01
Investment Operations
Net investment income (loss)	0.18	0.08	0.11	0.05	0.04
Net realized and unrealized gain (loss)	0.63	1.88	0.92	1.03	1.48

Total operations	0.81	1.96	1.03	1.08	1.52

Distributions
From net investment income	(0.10)	(0.14)	(0.07)	—	—
From net realized gains	(1.86)	(0.54)	(0.82)	—	—

Total distributions	(1.96)	(0.68)	(0.89)	—	—

Net Asset Value
End of period(b)	$8.88	$10.03	$8.75	$8.61	$7.53

Total Return(c),(d)	9.15%	23.07%	12.86%	14.34%	25.29%
Net Assets End of Period (000’s)	$327,306	$354,278	$265,260	$235,949	$303,527
Ratio and Supplemental Data
Expenses to average net assets(e)	1.05%	1.07%	1.10%	1.09%	1.14	%(f)
Net investment income (loss), to average net assets(e)	1.77%	0.79%	1.30%	0.70%	0.58%
Portfolio turnover rate(d)	35%	138%	103%	125%	219%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$9.97	$8.70	$8.59	$7.52	$5.91
Investment Operations
Net investment income (loss)	0.12	0.05	0.08	0.03	(0.02)
Net realized and unrealized gain (loss)	0.66	1.89	0.91	1.04	1.63

Total operations	0.78	1.94	0.99	1.07	1.61

Distributions
From net investment income	(0.09)	(0.13)	(0.06)	—	—
From net realized gains	(1.86)	(0.54)	(0.82)	—	—

Total distributions	(1.95)	(0.67)	(0.88)	—	—

Net Asset Value
End of period(b)	$8.80	$9.97	$8.70	$8.59	$7.52

Total Return(c),(d)	8.87%	22.92%	12.42%	14.23%	27.24%
Net Assets End of Period (000’s)	$14,658	$8,120	$3,850	$2,215	$650
Ratio and Supplemental Data
Expenses to average net assets(e)	1.30%	1.32%	1.35%	1.35%	1.39%
Net investment income (loss), to average net assets(e)	1.27%	0.55%	0.97%	0.40%	(0.51)%
Portfolio turnover rate(d)	35%	138%	103%	125%	219%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	MFS International Equity (the “Fund”) share class commenced operations as follows:

Initial Class — January 2, 1997

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.

(f)	The impact of recaptured expenses on the Ratio of Expenses to Average Net Assets was 0.14% for the period ended December 31, 2003.
The notes to the financial statements are an integral part of this report.

10

MFS International Equity
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. MFS International Equity (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $120.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1. — (continued)

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$352
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	282
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	247
Barclays, Eurodollar Term, 5.00%, 2/12/2008	493
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	458
Calyon, Eurodollar Term, 5.12%, 3/3/2008	106
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	916
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	352
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	176
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	176
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	352
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	528
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	1,444
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	423
Reserve Primary Money Market Fund, 4.95%	376
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	423
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	211
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	423
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	247
Wells Fargo, Bank Note, 4.75%, 1/8/2008	176

$8,161

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Foreign capital gains taxes: The Fund may be subject to taxes imposed by countries in which it invests, with respect to its investment in issuers existing or operating in such countries. Such taxes are generally based on income earned or repatriated and capital gains realized on the sale of such investments. The Fund accrues such taxes when the related income or capital gains are earned. Some countries require governmental approval for the repatriation of investment income, capital or the proceeds of sales earned by foreign investors. In addition, if there is deterioration in a country’s balance of payments or for other reasons, a country may impose temporary restrictions on foreign capital remittances abroad.
The Fund’s investments in Thailand are subject to a 15% governmental capital gains tax. Such taxes are due upon sale of individual securities. The Fund accrues for taxes on the capital gains throughout the holding period of the underlying securities.
Forward foreign currency contracts: The Fund may enter into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Contracts are valued at the contractual forward rate and are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at December 31, 2007 are listed in the Schedule of Investments.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officer and trustees of the Fund are also officers and/or directors of TFAI, TFS, and TCI.

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.925% of the first $250 million of ANA
0.90% of the next $250 million of ANA
0.85% of the next $500 million of ANA
0.80% of ANA over $1 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.125% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $15. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $13. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.

13

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$129,701
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	169,049
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, foreign currency transactions, passive foreign investment companies and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(1,150)
Undistributed (accumulated) net realized gain (loss) from investment securities	$1,150
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$4,839
Long-term Capital Gain	16,884

2007 Distributions paid from:
Ordinary Income	23,742
Long-term Capital Gain	43,300
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$13,469

Undistributed Long-term Capital Gain	$20,605

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(22)

Net Unrealized Appreciation (Depreciation)*	$38,878

*	The amount includes unrealized appreciation (depreciation) from foreign currency.
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.

14

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 6. — (continued)
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica MFS International Equity VP.

15

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
MFS International Equity:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of MFS International Equity (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

16

MFS International Equity
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $43,300 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

17

MFS International Equity
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between MFS International Equity (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and MFS Investment Management (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub- Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board observed that both short and longer-term performance was below median, however the Board noted longer-term performance was attributable to a former manager and the MFS retail mutual fund managed in this style has a strong long-term track record and was a top performer in 2006. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but the Board noted that they would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the fees were generally competitive with its peer group and universe of funds. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular.
Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

18

Munder Net50
MARKET ENVIRONMENT
The Standard and Poor’s 500 Composite Stock Index (“S&P 500”) posted a 5.49% total return for the year ended December 31, 2007. Technology stocks were strong performers during the period, as demonstrated by the Standard and Poor’s Goldman Sachs Technology Index (“S&P GSTI”), which was up 16.9% for the year. The Internet segment of the market also had a strong year with the Inter@ctive Week Internet Index (“IIX”) up 14.72% and the Morgan Stanley Internet Index up 33.7% for the year.
As the economy slowed, the best performers in the information technology sector were large-cap stocks, which outperformed smaller-cap technology stocks for the year.
PERFORMANCE
For the year ended December 31, 2007, Munder Net50, Initial Class, returned 17.04%. By comparison, its primary and secondary benchmarks, the S&P 500 and the IIX, returned 5.49% and 14.72%, respectively.
STRATEGY REVIEW
We invest in companies that we believe are positioned to benefit from the growth of the Internet. This encompasses pure play Internet companies, technology companies, and offline companies transitioning a key aspect of their business online.
The portfolio’s 17.04% return for the year ended December 31, 2007 exceeded the 14.9% median return for the Lipper universe of science and technology funds. The portfolio’s performance relative to this peer group was due in part to the strong performance of Internet stocks in general and stock selection in the portfolio.
Significant positive contributors to absolute performance during the year included: aQuantive, Inc., which was acquired by Microsoft Corporation; Apple Inc., which saw strong growth in its computer, media player and online music businesses; and priceline.com, Incorporated, which experienced significant growth in its European online travel business. The largest detractor from performance was Move, Inc., which experienced slower growth due to the difficult real estate environment in the U.S. We continue to hold the stock in the portfolio as we see significant value in the company’s assets, particularly its realtor.com web site.
The most significant foreign holdings in the portfolio during 2007 were Chinese Internet companies. We believe that the Chinese Internet sector may see strong growth in the coming years driven by user growth and broadband adoption. After the U.S., China has the second largest number of Internet users in the world. We believe that companies such as SINA Corporation and Sohu.com Inc. are well-positioned to benefit from China’s Internet growth.
Kenneth A. Smith, CFA
Jonathan R. Woodley
Mark A. Lebovitz, CFA
Co-Portfolio Managers
Munder Capital Management

AEGON/Transamerica Series Trust	Annual Report 2007

1

Munder Net50
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class (NAV)	17.04%	19.44%	3.14%	5/3/99
S&P 500(1)	5.49%	12.83%	2.76%	5/3/99
IIX(1)	14.72%	22.60%	(4.16)%	5/3/99

Service Class (NAV)	16.80%	—%	16.14%	5/1/03

NOTES

(1)	The Standard and Poor’s 500 Composite Stock (S&P 500) Index and Interactive Week Internet (IIX) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
Investing is technology stocks generally involves greater volatility and risks so an investment in the portfolio may not be appropriate for everyone.

2

Munder Net50
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,027.96	0.99%	$5.06
Hypothetical (b)	1,000.00	1,020.21	0.99	5.04

Service Class
Actual	1,000.00	1,026.49	1.24	6.33
Hypothetical (b)	1,000.00	1,018.95	1.24	6.31

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Munder Net50
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amount except share amounts in thousands)

	Shares	Value
COMMON STOCKS (99.5%)
Capital Markets (3.7%)
Optionsxpress Holdings, Inc. ^	68,500	$2,317
TD Ameritrade Holding Corp. ‡	109,600	2,198
Commercial Services & Supplies (3.4%)
51job, Inc. ‡^	42,500	766
Monster Worldwide, Inc. ‡	102,900	3,334
Communications Equipment (6.3%)
Cisco Systems, Inc. ‡	92,100	2,493
Juniper Networks, Inc. ‡	60,000	1,992
Qualcomm, Inc.	35,000	1,377
Research In Motion, Ltd. ‡	16,000	1,815
Computers & Peripherals (6.1%)
Apple, Inc. ‡	26,000	5,150
EMC Corp. ‡	125,500	2,326
Internet & Catalog Retail (17.2%)
Amazon.Com, Inc. ‡	52,500	4,864
Drugstore.Com, Inc. ‡	540,000	1,782
Expedia, Inc. ‡	94,669	2,993
FTD Group, Inc.	57,500	741
GSI Commerce, Inc. ‡^	58,900	1,148
IAC/InterActiveCorp ‡	139,000	3,742
NetFlix, Inc. ‡^	59,500	1,584
PetMed Express, Inc. ‡^	175,500	2,123
priceline.com, Inc. ‡^	17,750	2,039
Internet Software & Services (43.1%)
Akamai Technologies, Inc. ‡	99,800	3,453
Baidu.Com ‡^	10,000	3,904
Bankrate, Inc. ‡^	34,600	1,664
CMGI, Inc. ‡	81,000	1,060
CNET Networks, Inc. ‡^	436,200	3,987
Digital River, Inc. ‡	113,500	3,753
eBay, Inc. ‡	152,300	5,055
Gmarket, Inc. ‡^	39,500	984
Google, Inc. Class A ‡	8,850	6,120
LoopNet, Inc. ‡^	55,500	780
Move, Inc. ‡	1,249,330	3,061
NetEase.Com ‡^	75,200	1,426
Rediff.Com India, Ltd. ‡^	61,000	$665
SINA Corp. ‡	57,200	2,534
Sohu.Com, Inc. ‡^	45,200	2,464
Tencent Holdings, Ltd.	220,000	1,666
TheStreet.com, Inc.	125,800	2,003
Valueclick, Inc. ‡^	37,900	830
VeriSign, Inc. ‡^	62,500	2,351
WebMD Health Corp. Class A ‡^	19,500	801
Yahoo!, Inc. ‡^	177,100	4,119
Media (0.8%)
Time Warner, Inc.	58,000	958
Semiconductors & Semiconductor Equipment (3.4%)
Intel Corp.	76,500	2,039
Micron Technology, Inc. ‡	108,000	783
Silicon Motion Technology Corp. ‡	73,000	1,298
Software (15.5%)
Adobe Systems, Inc. ‡	28,186	1,204
Check Point Software Technologies ‡	109,000	2,394
McAfee, Inc. ‡	25,500	956
Microsoft Corp.	148,600	5,290
Napster, Inc. ‡	441,600	870
Nintendo Co., Ltd.	2,100	1,233
Oracle Corp. ‡	40,000	903
Red Hat, Inc. ‡	48,200	1,004
Shanda Interactive Entertainment, Ltd. ‡	43,300	1,444
Sourceforge, Inc. ‡	712,000	1,744
The9, Ltd. ‡^	43,000	917
THQ, Inc. ‡	35,000	987

Total Common Stocks (cost $110,729)		121,488

	Principal	Value
REPURCHASE AGREEMENTS (0.7%)
Repurchase Agreement (0.7%)
State Street Repurchase Agreement (1)	$883	$883

2.55%, dated 12/31/2007 to be repurchased at $883 on 01/02/2008 £
Total Repurchase Agreements (cost $883)		883

Total Securities Lending Collateral (cost $24,293) (2)		24,293

Total Investment Securities (cost $135,905) #		$146,664

The notes to the financial statements are an integral part of this report.

4

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $23,345.

‡	Non-Income Producing.

(1)	State Street Bank, serves as the accounting, custody and lending agent for the Fund and provides various administrative services on behalf of the Funds.

(2)	Cash collateral for the Repurchase Agreements, valued at $8,806, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 — 12/01/2096, respectively.

£	At December 31, 2007, repurchase agreements excluding collateral for securities on loan are collateralized by U. S. Government Agency Obligations with an interest rate of 4.03% and a maturity date of 03/01/2033, and with a market value plus accrued interest of $902.

#	Aggregate cost for federal income tax purposes is $136,595. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $20,827 and $10,758, respectively. Net unrealized appreciation for tax purposes is $10,069.
The notes to the financial statements are an integral part of this report.

5

Munder Net50
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $135,905) (including securities loaned of $23,345)	$146,664
Cash	46
Receivables:
Investment securities sold	174
Shares sold	9
Interest	4
Income from loaned securities	17
Dividends	14

146,928

Liabilities:
Investment securities purchased	280
Accounts payable and accrued liabilities:
Shares redeemed	77
Management and advisory fees	131
Distribution and service fees	1
Administration fees	2
Payable for collateral for securities on loan	24,293
Other	35

24,819

Net Assets	$122,109

Net Assets Consist of:
Capital Stock ($.01 par value)	$104
Additional paid-in capital	86,971
Undistributed (accumulated) net investment loss	(2)
Undistributed (accumulated) net realized gain from investment securities and foreign currency transactions	24,277
Net unrealized appreciation on investment securities	10,759

Net Assets	$122,109

Net Assets by Class:
Initial Class	$116,929
Service Class	5,180
Shares Outstanding:
Initial Class	9,927
Service Class	444
Net Asset Value and Offering Price Per Share:
Initial Class	$11.78
Service Class	11.67
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$163
Interest	66
Income from loaned securities-net	246

475

Expenses:
Management and advisory fees	1,065
Printing and shareholder reports	16
Custody fees	26
Administration fees	24
Legal fees	2
Audit fees	20
Trustees fees	4
Distribution and service fees:
Service Class	11
Other	2

Total expenses before recapture of waived expenses	1,170
Recaptured expense	16

Net expenses	1,186

Net Investment Loss	(711)

Net Realized Gain (Loss) from:
Investment securities	25,172
Foreign currency transactions	1

25,173

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(6,486)

Net Realized and Unrealized Gain:	18,687

Net Increase In Net Assets Resulting from Operations	$17,976

The notes to the financial statements are an integral part of this report.

6

Munder Net50
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income (loss)	$(711)	$68
Net realized gain from investment securities and foreign currency transactions	25,173	5,191
Change in unrealized (depreciation) on investment securities and foreign currency translation	(6,486)	(5,864)

	17,976	(605)

Distributions to Shareholders:
From net realized gains:
Initial Class	(2,767)	—
Service Class	(111)	—

	(2,878)	—

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	13,775	8,482
Service Class	2,655	1,918

	16,430	10,400

Dividends and distributions reinvested:
Initial Class	2,767	—
Service Class	111	—

	2,878	—

Cost of shares redeemed:
Initial Class	(19,215)	(16,309)
Service Class	(1,460)	(1,739)

	(20,675)	(18,048)

	(1,367)	(7,648)

Net increase (decrease) in net assets	13,731	(8,253)

Net Assets:
Beginning of year	108,378	116,631

End of year	$122,109	$108,378

Undistributed (Accumulated) Net Investment Income (Loss)	$(2)	$68

Share Activity:
Shares issued:
Initial Class	1,205	840
Service Class	232	198

	1,437	1,038

Shares issued-reinvested from distributions:
Initial Class	252	—
Service Class	10	—

	262	—

Shares redeemed:
Initial Class	(1,706)	(1,655)
Service Class	(128)	(178)

	(1,834)	(1,833)

Net increase (decrease) in shares outstanding:
Initial Class	(249)	(815)
Service Class	114	20

	(135)	(795)

The notes to the financial statements are an integral part of this report.

7

Munder Net50
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007		2006		2005	2004		2003
Net Asset Value
Beginning of period	$10.32		$10.32		$9.55	$8.28		$4.97
Investment Operations
Net investment income (loss)	(0.07)		0.01		(0.06)	(0.05)		(0.06)
Net realized and unrealized gain (loss)	1.81		(0.01)		0.83	1.32		3.37

Total operations	1.74		—		0.77	1.27		3.31

Distributions
From net investment income	—		—		—	—		—
From net realized gains	(0.28)		—		—	—		—

Total distributions	(0.28)		—		—	—		—

Net Asset Value
End of period(b)	$11.78		$10.32		$10.32	$9.55		$8.28

Total Return(c),(d)	17.04%		—	%(e)	8.06%	15.34%		66.60%
Net Assets End of Period (000’s)	$116,929		$105,005		$113,452	$100,139		$74,941
Ratio and Supplemental Data
Expenses to average net assets(f) After reimbursement/fee waiver	0.99	%(j)	1.00	%(i)	1.00%	1.00	%(h)	1.00%
Before reimbursement/fee waiver(g)	0.99	%(j)	1.00	%(i)	1.02%	1.00	%(h)	1.08%
Net investment income (loss), to average net assets(f)	(0.60)%		0.07%		(0.62)%	(0.55)%		(0.88)%
Portfolio turnover rate(d)	94%		72%		96%	34%		29%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,							May 1 to Dec
	2007		2006		2005	2004		31, 2003
Net Asset Value
Beginning of period	$10.23		$10.26		$9.52	$8.28		$5.94
Investment Operations
Net investment income (loss)	(0.08)		(0.02)		(0.08)	(0.06)		(0.06)
Net realized and unrealized gain (loss)	1.78		(0.01)		0.82	1.30		2.40

Total operations	1.70		(0.03)		0.74	1.24		2.34

Distributions
From net investment income	—		—		—	—		—
From net realized gains	(0.26)		—		—	—		—

Total distributions	(0.26)		—		—	—		—

Net Asset Value
End of period(b)	$11.67		$10.23		$10.26	$9.52		$8.28

Total Return(c),(d)	16.80%		(0.29)%		7.77%	14.98%		39.39%
Net Assets End of Period (000’s)	$5,180		$3,373		$3,179	$2,771		$750
Ratio and Supplemental Data
Expenses to average net assets(f) After reimbursement/fee waiver	1.24	%(j)	1.25	%(i)	1.25%	1.25	%(h)	1.25%
Before reimbursement/fee waiver(g)	1.24	%(j)	1.25	%(i)	1.27%	1.25	%(h)	1.38%
Net investment income (loss), to average net assets(f)	(0.70)%		(0.23)%		(0.87)%	(0.68)%		(1.14)%
Portfolio turnover rate(d)	94%		72%		96%	34%		29%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Munder Net50 (the “Fund”) share classes commenced operations as follows:

Initial Class — May 3, 19993

Service Class — May 1, 200

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized

(e)	Rounds to less than 0.01%.

(f)	Annualized.

(g)	Ratio of Total Expenses to Average Net Assets includes all expenses before fee waivers and reimbursements by the investment advisor.

(h)	Ratio is inclusive of recaptured expenses by the investment adviser, if any. The impact of recaptured expenses was 0.0 1% and 0.01% for Initial Class and Service Class, respectively (See Note 2).

(i)	Ratio is inclusive of recaptured expenses by the investment adviser, if any. The impact of recaptured expenses was 0.02% and 0.02% for Initial Class and Service Class, respectively (See Note 2).

(j)	Ratio is inclusive of recaptured expenses by the investment adviser, if any. The impact of recaptured expenses was 0.01% and 0.01% for Initial Class and Service Class, respectively (See Note 2).
The notes to the financial statements are an integral part of this report.

8

Munder Net50
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Munder Net50 (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $99 are included in net realized gains in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $105.

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.-(continued)
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$1,049
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	839
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	734
Barclays, Eurodollar Term, 5.00%, 2/12/2008	1,468
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	1,363
Calyon, Eurodollar Term, 5.12%, 3/3/2008	315
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	2,727
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	1,049
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	524
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	524
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	1,049
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	1,573
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	4,299
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	1,258
Reserve Primary Money Market Fund, 4.95%	1,119
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	1,258
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	629
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	1,258
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	734
Wells Fargo, Bank Note, 4.75%, 1/8/2008	524

$24,293

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company. Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital, Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS, AFSG, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Growth Portfolio	40,455	33.13
Asset Allocation-Moderate Growth Portfolio	32,254	26.41
Asset Allocation-Moderate Portfolio	9,879	8.09

Total	$82,588	67.63%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following rate:
     0.90% of ANA
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
     1.00% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
For the year ended December 31, 2007, the Fund recaptured $16 of previously reimbursed expenses. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.-(continued)
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of year ended December 31, 2007, to $6. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to an Emeritus Trustee (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $5. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$109,366
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	114,214
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, net operating losses, and wash sales.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$641
Undistributed (accumulated) net realized gain (loss) from investment securities	$(641)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$—
Long-term Capital Gain	—
2007 Distributions paid from:
Ordinary Income	983
Long-term Capital Gain	1,895

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4.-(continued)
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$4,333

Undistributed Long-term Capital Gain	$20,633

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(1)

Net Unrealized Appreciation (Depreciation)*	$10,069

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Munder Net50 VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Munder Net50:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Munder Net50 (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

Munder Net50
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $1,895 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

Munder Net50
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Munder Net50 (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub- Advisory Agreement”) of the Fund between TFAI and Munder Capital Management (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub- Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees noted that the Fund’s performance trailed its peer universe for the past 1-year period and was just below the median for its peer universe for the past 3-year period, but was quite strong compared to its peer universe for the past 5-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fees were above the medians for its peer group and peer universe and that the total expenses of the Fund were above the median for its peer group, but below the median for the peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed , among other things comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board considered the specific reasons for the absence of breakpoints, and concluded that the absence of breakpoints was acceptable under the circumstances. The Trustees noted that the Fund currently has low assets, but also noted that TFAI has discussed with the Sub-Adviser and the Sub-Adviser has indicated willingness to consider breakpoints in the future should assets grow. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the

15

benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders. With respect to the Sub-Adviser, the Trustees noted that the Sub-Adviser’s trading costs were generally higher than its peers for the previous four quarters and communicated to the Sub-Adviser a request and expectation for improvement.

16

PIMCO Total Return
MARKET ENVIRONMENT
The primary focus during the year centered on problems in the sub-prime mortgage sector. During most of the year, stronger economic data made it difficult for the Federal Reserve Board (“Fed”) to ease rates, given its focus on inflation concerns. Tight labor markets kept the unemployment rate relatively low and produced real wage gains for consumers, which helped offset headwinds from the residential property market. In addition, measures of core inflation (consumer price inflation with the volatile food and energy prices stripped out) remained above the Fed’s targeted range. Weakness in the sub-prime mortgage sector produced a significant tightening of credit conditions for lower quality and first-time borrowers, yet another blow to an already soft housing market.
The Fed remained on hold through most of the fiscal year after pausing in August 2006 with the federal funds rate at 5.25%. However, turmoil in the sub-prime market and a liquidity crunch in the asset-backed commercial paper market drove the Fed to take action. In August 2007, the Fed cut the discount rate by 50 basis points (bps), or one-half of a percentage point, to 5.75% to help alleviate liquidity concerns in the financial markets. Subsequently, at its September 18th meeting, the Fed cut both the federal funds (“fed funds”) and discount rates by 50 bps, to 4.75% and 5.25%, respectively. Credit markets seized up again late in the fourth quarter after a partial recovery from the initial sub-prime-related downturn in August and September. Continued write-downs of sub-prime assets by many of the world’s leading banks did little to assuage concerns about the soundness of their balance sheets.
To deal with this crisis, the Fed cut the fed funds rate by another 50 basis points during the fourth quarter, bringing its total rate reductions in 2007 to 100 basis points. In another move designed to get banks lending again, the Fed joined central banks in Canada, the United Kingdom (“UK”), the European Union and Switzerland to inject more than $90 billion of liquidity into the global financial system via money market auctions. At the end of 2007 the benchmark 10-year U.S. Treasury Note yielded 4.03%, 68 bps lower than at the start of the year.
PERFORMANCE
For the year ended December 31, 2007, PIMCO Total Return, Initial Class returned 8.95%. By comparison its benchmark, the Lehman Brothers Aggregate Bond Index, returned 6.97%.
STRATEGY REVIEW
PIMCO’s investment process is based upon a long-term approach, which utilizes both “top-down” and “bottom-up” strategies. Top-down strategies focus on duration, yield curve positioning, volatility and sector rotation while bottom-up strategies drive our security selection process and facilitate the identification and analysis of undervalued securities. As we believe that no single strategy should dominate returns, our Total Return strategy relies on multiple sources of value added in a highly diversified portfolio.
During the twelve-month reporting period the portfolio’s performance benefited from active management decisions, which emphasized high quality assets before the sub-prime debacle and added substantial value once the crisis hit in the second half of 2007. Curve steepening strategies were employed, an underweight to investment-grade corporate bonds, and an emphasis to emerging market currencies, all of which contributed to the portfolio’s outperformance during the year.
For the first part of the year, the portfolio’s main detractors were an above-benchmark duration, curve steepening strategies outside the United States (specifically in the UK), and an underweight to investment-grade corporate bonds. Strong monthly payroll and gross domestic readings in the U.S., a booming British economy, and strong earnings results meant higher yields in the U.S., with expectations for rate increases in the UK, and further tightening of investment-grade spreads. In the second part of this year, however, sub-prime mortgage headlines increased, the credit crunch took hold, and volatility soared. Investors sought the quality of U.S. Treasury bonds and bid up expectations of interest rate cuts by the Fed. In the UK, investors cut back on expectations of rate hikes by the Bank of England. And, in July and August, corporate bonds sold off, driving spreads significantly higher. As a result, curve- steepening strategies in the U.S. and UK and an underweight to corporate bonds proved valuable.
Pasi Hamalainen
Portfolio Manager
Pacific Investment Management Company LLC

AEGON/Transamerica Series Trust	Annual Report 2007

PIMCO Total Return
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	8.95%	4.96%	5.47%	5/1/02
Lehman Brothers Aggregate Bond Index(1)	6.97%	4.42%	5.32%	5/1/02

Service Class	8.80%	—%	4.49%	5/1/03

NOTES

(1)	The Lehman Brothers Aggregate Bond (LBAB) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

PIMCO Total Return
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,084.56	0.71%	$3.73
Hypothetical (b)	1,000.00	1,021.63	0.71	3.62

Service Class
Actual	1,000.00	1,084.10	0.96	5.04
Hypothetical (b)	1,000.00	1,020.37	0.96	4.89

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Asset Type
At December 31, 2007
This chart shows the percentage breakdown by asset type of the Fund’s total investment securities.

PIMCO Total Return
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

		Principal	Value
U.S. GOVERNMENT OBLIGATIONS (18.4%)
U.S. Government Obligation (18.4%)
U.S. Treasury Bill
Zero Coupon, due 02/28/2008 — 03/13/2008		$8,890	$8,838
U.S. Treasury Bond
4.75%, due 02/15/2037		16,800	17,582
5.00%, due 05/15/2037		5,800	6,321
8.13%, due 08/15/2019		41,000	55,267
8.88%, due 08/15/2017		40,700	56,001
U.S. Treasury Inflation Indexed Bond,
2.38%, due 01/15/2025 — 01/15/2027		3,417	3,607
U.S. Treasury Inflation Indexed Note,
0.88%, due 04/15/2010		17,535	17,476
2.00%, due 07/15/2014		5,320	5,497
2.38%, due 04/15/2011		18,421	8,777
2.63%, due 07/15/2017		11,492	12,399
3.00%, due 07/15/2012		1,301	1,409
U.S. Treasury Note
4.63%, due 02/15/2017		48,000	50,182

Total U.S. Government Obligations (cost $240,692)			243,356

U.S. GOVERNMENT AGENCY OBLIGATIONS (86.1%)
U.S. Government Agency Obligation
Fannie Mae
4.00%, due 08/01/2013 — 01/01/2014		4,167	4,135
4.50%, due 03/01/2010 — 03/25/2017		1,598	1,596
4.71%, due 09/01/2035 *		4,738	4,746
4.77%, due 05/01/2035 *		2,341	2,364
4.78%, due 08/01/2035 *		3,942	3,972
5.00%, due 02/01/2018 — 03/01/2036		128,782	127,055
5.50%, due 03/01/2016 — 01/01/2038		323,475	323,600
5.99%, due 06/01/2043 *		615	614
6.00%, due 01/01/2017 — 01/01/2038		87,005	88,362
6.42%, due 08/01/2036 *		1,699	1,752
6.50%, due 05/01/2032 — 06/17/2038		18,942	19,524
Fannie Mae, Convertible
7.11%, due 01/01/2028 *		117	119
Fannie Mae, TBA
5.00%, due 02/01/2037 — 01/01/2038		27,000	26,336
5.50%, due 01/01/2020 — 01/01/2037		252,400	252,283
6.00%, due 01/01/2037		59,000	59,866
Freddie Mac 4.25%, due 09/15/2024		1,889	1,878
4.50%, due 10/01/2013 — 06/15/2017		4,660	4,663
4.75%, due 09/01/2035 *		4,055	4,051
5.00%, due 08/15/2016 — 05/15/2026		35,632	35,736
5.31%, due 09/01/2035 *		3,551	3,567
5.38%, due 12/15/2029 *		140	140
5.50%, due 03/15/2017		622	632
6.13%, due 10/25/2044 *		3,372	3,379
6.50%, due 07/25/2043		176	181
7.18%, due 08/01/2023 *		127	128
Freddie Mac, TBA
5.50%, due 02/01/2038		154,800	154,365
Ginnie Mae 5.50%, due 11/15/2032 — 02/15/2036		$14,798	$14,911
6.50%, due 02/15/2029 — 06/20/2032		303	314

Total U.S. Government Agency Obligations (cost $1,131,976)			1,140,270

SOVEREIGN GOVERNMENT OBLIGATIONS (0.4%)
Hong Kong Government -144A
5.13%, due 08/01/2014		2,700	2,762
Korea Expressway Corp. -144A
5.13%, due 05/20/2015		850	835
Republic of Brazil
10.25%, due 01/10/2028	BRL	2,800	1,520
Republic of South Africa
5.25%, due 05/16/2013	EUR	65	94

Total Sovereign Government Obligations (cost $4,890)			5,211

MORTGAGE-BACKED SECURITIES (11.9%)
Adjustable Rate Mortgage Trust
Series 2005-5, Class 2A1
5.13%, due 09/25/2035		562	558
American Home Mortgage Investment Trust
Series 2005-2, Class 5A2
4.94%, due 09/25/2035 *		653	652
Banc of America Funding Corp.
Series 2005-D, Class A1
4.11%, due 05/25/2035 *		356	352
Banc of America Funding Corp.
Series 2006-J, Class 4A1
6.14%, due 01/20/2047		356	351
Bear Stearns Adjustable Rate Mortgage Trust
Series 2003-5, Class 2A1
4.53%, due 08/25/2033		5,081	4,958
Bear Stearns Adjustable Rate Mortgage Trust
Series 2003-8, Class 2A1
4.78%, due 01/25/2034 *		279	275
Bear Stearns Adjustable Rate Mortgage Trust
Series 2003-8, Class 4A1
4.61%, due 01/25/2034		425	420
Bear Stearns Adjustable Rate Mortgage Trust
Series 2003-9, Class 2A1
4.49%, due 02/25/2034		639	631
Bear Stearns Adjustable Rate Mortgage Trust
Series 2004-10, Class 22A1
4.96%, due 01/25/2035		546	542
Bear Stearns Adjustable Rate Mortgage Trust
Series 2005-2, Class A2
4.13%, due 03/25/2035 *		3,040	2,990
The notes to the financial statements are an integral part of this report.

	Principal	Value
Bear Stearns Adjustable Rate Mortgage Trust
Series 2005-5, Class A1
4.55%, due 08/25/2035 *	$53	$53
Bear Stearns Adjustable Rate Mortgage Trust
Series 2005-5, Class A2
4.55%, due 08/25/2035 *	1,205	1,183
Bear Stearns Adjustable Rate Mortgage Trust
Series 2005-7, Class 22A1
5.53%, due 09/25/2035	1,140	1,123
Bear Stearns Adjustable Rate Mortgage Trust
Series 2005-9, Class A1
4.63%, due 10/25/2035 *	2,909	2,866
Bear Stearns Adjustable Rate Mortgage Trust
Series 2006-6, Class 32A1
5.81%, due 11/25/2036	1,755	1,728
Bear Stearns Alt-A Trust
Series 2006-8, Class 3A1
4.95%, due 02/25/2034 *	1,635	1,552
Bear Stearns Structured Products, Inc.
Series 2007-R6, Class 2A1
5.79%, due 12/26/2046	767	756
Citigroup Mortgage Loan Trust, Inc.
Series 2005-6, Class A1
4.75%, due 08/25/2035 *	2,286	2,254
Citigroup Mortgage Loan Trust, Inc.
Series 2005-6, Class A2
4.25%, due 08/25/2035 *	1,406	1,378
Citigroup Mortgage Loan Trust, Inc.
Series 2006-AR1, Class 1A1
4.90%, due 10/25/2035 *	5,824	5,790
Countrywide Alternative Loan Trust
Series 2003-J1, Class 4A1
6.00%, due 10/25/2032	72	72
Countrywide Alternative Loan Trust
Series 2005-11CB, Class 2A8
4.50%, due 06/25/2035	583	576
Countrywide Alternative Loan Trust
Series 2005-81, Class A1
5.15%, due 02/25/2037 *	2,712	2,562
Countrywide Alternative Loan Trust
Series 2006-OA1, Class 2A1
4.95%, due 03/20/2046 *	2,304	2,172
Countrywide Alternative Loan Trust
Series 2006-OA19, Class A1
4.92%, due 02/20/2047 *	2,464	2,324
Countrywide Alternative Loan Trust
Series 2007-HY4, Class 1A1
5.51%, due 06/25/2037	5,721	5,676
Countrywide Home Loan Mortgage
Pass-Through Trust
Series 2002-30, Class M
7.21%, due 10/19/2032 *	149	148
Countrywide Home Loan Mortgage
Pass-Through Trust
Series 2003-R4, Class 2A-144A
6.50%, due 01/25/2034	$984	$1,026
Countrywide Home Loan Mortgage
Pass-Through Trust
Series 2004-12, Class 11A1
6.16%, due 08/25/2034	310	308
Countrywide Home Loan Mortgage
Pass-Through Trust
Series 2004-7, Class 5A2
5.14%, due 05/25/2034 *	5	5
Countrywide Home Loan Mortgage
Pass-Through Trust
Series 2004-R1, Class 2A-144A
6.50%, due 11/25/2034	1,442	1,514
CS First Boston Mortgage Securities Corp.
Series 2003-AR15, Class 2A1
4.25%, due 06/25/2033	2,422	2,410
DaimlerChrysler Finco Term
5.00%, due 08/03/2014	4,988	4,811
First Horizon Asset Securities, Inc.
Series 2003-AR2, Class 2A1
4.74%, due 07/25/2033 *	2,010	2,000
First Horizon Asset Securities, Inc.
Series 2005-AR3, Class 2A1
5.37%, due 08/25/2035 *	258	256
Greenpoint Mortgage Pass-Through Certificates
Series 2003-1, Class A1
4.38%, due 10/25/2033 *	758	751
GS Mortgage Securities Corp. II
Series 1998-C1, Class A2
6.62%, due 10/18/2030	900	901
GS Mortgage Securities Corp. II
Series 2007-EOP, Class A1-144A
4.63%, due 03/06/2020 *	2,177	2,081
GSR Mortgage Loan Trust
Series 2005-AR6, Class 2A1
4.54%, due 09/25/2035 *	1,085	1,076
Harborview Mortgage Loan Trust
Series 2005-4, Class 4A
5.22%, due 07/19/2035	1,272	1,259
Harborview Mortgage Loan Trust
Series 2006-1, Class 2A1A
4.93%, due 03/19/2037 *	3,845	3,610
Harborview Mortgage Loan Trust
Series 2007-1, Class 2A1A
5.00%, due 04/19/2038 *	2,552	2,387
HCA, Inc.
7.60%, due 11/14/2013	4,665	4,489
IndyMac Index Mortgage Loan Trust
Series 2004-AR11, Class 2A
5.05%, due 12/25/2034	151	150
The notes to the financial statements are an integral part of this report.

	Principal	Value
JPMorgan Mortgage Trust
Series 2005-A1, Class 6T1
5.02%, due 02/25/2035 *	$1,024	$1,003
JPMorgan Mortgage Trust
Series 2007-A1, Class 5A5
4.77%, due 07/25/2035 *	5,880	5,827
Master Adjustable Rate Mortgages Trust
Series 2004-13, Class 3A4
3.79%, due 11/21/2034 *	1,088	1,078
Merrill Lynch Mortgage Investors, Inc.
Series 2005-A10, Class A
5.00%, due 02/25/2036 *	560	539
Mlcc Mortgage Investors, Inc.
Series 2005-2, Class 1A
5.98%, due 10/25/2035 *	26,344	25,381
Mlcc Mortgage Investors, Inc.
Series 2005-2, Class 2A
4.25%, due 10/25/2035 *	739	724
Mlcc Mortgage Investors, Inc.
Series 2005-2, Class 3A
5.79%, due 10/25/2035 *	198	197
Mlcc Mortgage Investors, Inc.
Series 2005-3, Class 4A
5.04%, due 11/25/2035 *	162	157
Morgan Stanley Capital I
Series 2007-XLFA, Class A1-144A
4.71%, due 10/15/2020 *	3,034	2,966
Nomura Asset Acceptance Corp.
Series 2004-R1, Class A1-144A
6.50%, due 03/25/2034	1,281	1,291
Residential Accredit Loans, Inc.
Series 2006-QO7, Class 3A1
4.97%, due 09/25/2046 *	614	605
Residential Funding Mortgage Securities I
Series 2003-S9, Class A1
6.50%, due 03/25/2032	72	72
Residential Funding Mortgage Securities I
Series 2005-SA4, Class 1A21
5.22%, due 09/25/2035	583	574
Sequoia Mortgage Trust
Series 10, Class 2A1
5.33%, due 10/20/2027 *	174	166
SLM Corp. Bridge Loan
6.00%, due 06/30/2008 § 3	4,400	4,384
Structured Adjustable Rate Mortgage Loan Trust
Series 2004-20, Class 3A1
5.35%, due 01/25/2035	488	485
Structured Adjustable Rate Mortgage Loan Trust
Series 2005-17, Class 3A1
5.54%, due 08/25/2035	179	178
Structured Asset Mortgage Investments, Inc.
Series 2002-AR3, Class A1
5.30%, due 09/19/2032 *	67	65
Structured Asset Mortgage Investments, Inc.
Series 2005-AR5, Class A1
4.94%, due 07/19/2035 *	$102	$101
Structured Asset Mortgage Investments, Inc.
Series 2005-AR5, Class A2
4.94%, due 07/19/2035 *	237	234
Structured Asset Mortgage Investments, Inc.
Series 2005-AR5, Class A3
4.94%, due 07/19/2035 *	429	413
Structured Asset Mortgage Investments, Inc.
Series 2005-AR8, Class A1A
5.07%, due 02/25/2036 *	489	465
Structured Asset Mortgage Investments, Inc.
Series 2006-AR3, Class 12A1
5.09%, due 05/25/2036 *	2,978	2,807
Tbw Mortgage Backed Pass-Through Certificates
Series 2006-6, Class A1
4.98%, due 01/25/2037 *	2,698	2,642
Wachovia Bank Commercial Mortgage Trust
Series 2006-WL7A, Class A1-144A
4.74%, due 09/15/2021 *	1,747	1,721
WAMU Mortgage Pass Through Certificates
Series 2006-AR9, Class 2A
5.73%, due 08/25/2046 *	2,772	2,675
WAMU Mortgage Pass-Through Certificates
Series 2002-AR2, Class A
5.63%, due 02/27/2034 *	217	212
WAMU Mortgage Pass-Through Certificates
Series 2003-AR9, Class 2A
4.05%, due 09/25/2033 *	7,535	7,491
WAMU Mortgage Pass-Through Certificates
Series 2003-R1, Class A1
5.41%, due 12/25/2027 *	6,684	6,389
WAMU Mortgage Pass-Through Certificates
Series 2004-AR1, Class A
4.23%, due 03/25/2034	817	808
WAMU Mortgage Pass-Through Certificates
Series 2006-AR19, Class 1A1A
5.52%, due 01/25/2047 *	411	387
WAMU Mortgage Pass-Through Certificates
Series 2006-AR3, Class A1A
5.86%, due 02/25/2046 *	1,757	1,710
WAMU Mortgage Pass-Through Certificates
Series 2006-AR7, Class 3A
5.73%, due 07/25/2046 *	2,451	2,342
Wells Fargo Mortgage Backed Securities Trust
Series 2003-13, Class A5
4.50%, due 11/25/2018	890	878
Wells Fargo Mortgage Backed Securities Trust
Series 2004-CC, Class A1
4.95%, due 01/25/2035 *	1,386	1,371
Wells Fargo Mortgage Backed Securities Trust
Series 2006-AR8, Class 2A4
5.24%, due 04/25/2036	5,010	4,972
The notes to the financial statements are an integral part of this report.

	Principal	Value
Mortgage-Backed Securities (0.1%)
Bear Stearns Structured Products, Inc.
5.68%, due 01/26/2036	$1,135	$1,123

Total Mortgage-Backed Securities (cost $158,940)		157,409

ASSET-BACKED SECURITIES (7.1%)
Aames Mortgage Investment Trust
Series 2006-1, Class A1
4.85%, due 04/25/2036 *	152	152
American Express Credit Account Master Trust
Series 2005-3, Class A
4.65%, due 01/18/2011 *	700	700
Amortizing Residential Collateral Trust
Series 2002-BC4, Class A
5.16%, due 07/25/2032 *	6	6
Argent Securities, Inc.
Series 2006-W3, Class A2A
4.86%, due 04/25/2036 *	292	291
Asset Backed Funding Certificates
Series 2006-HE1, Class A2A
4.85%, due 01/25/2037 *	2,812	2,768
Aurum CLO
Series 2002-1A, Class A1-144A
5.67%, due 04/15/2014 *	4,048	4,078
Bank One Issuance Trust
Series 2003-A3, Class A3
4.76%, due 12/15/2010 *	2,800	2,801
Bear Stearns Asset Backed Securities Trust
Series 2002-2, Class A1
5.20%, due 10/25/2032 *	66	64
Bear Stearns Asset Backed Securities Trust
Series 2006-SD4, Class 1A1
5.56%, due 10/25/2036	1,502	1,461
Citigroup Mortgage Loan Trust, Inc.
Series 2006-WFH3, Class A1
4.92%, due 10/25/2036 *	1,446	1,417
Citigroup Mortgage Loan Trust, Inc.
Series 2006-WFH3, Class A2
4.88%, due 10/25/2036 *	2,300	2,189
Citigroup Mortgage Loan Trust, Inc.
Series 2007-AHL1, Class A2A
4.91%, due 12/25/2036 *	485	471
Countrywide Asset-Backed Certificates
Series 2006-11, Class 3AV1
4.85%, due 09/25/2046 *	1,244	1,229
Countrywide Asset-Backed Certificates
Series 2006-13, Class 3AV1
4.84%, due 01/25/2037 *	794	784
Countrywide Asset-Backed Certificates
Series 2006-24, Class 2A1
4.84%, due 05/25/2037 *	3,405	3,339
Countrywide Asset-Backed Certificates
Series 2006-25, Class 2A1
4.86%, due 06/25/2037 *	1,369	1,335
Countrywide Asset-Backed Certificates
Series 2006-8, Class 2A1
4.90%, due 01/25/2046 *	$1,270	$1,254
Countrywide Asset-Backed Certificates
Series 2006-SD1, Class A1-144A
5.03%, due 02/25/2036 *	702	682
Countrywide Asset-Backed Certificates
Series 2007-5, Class 2A1
4.89%, due 09/25/2047 *	3,298	3,204
First Franklin Mortgage Loan Asset
Backed Certificates
Series 2006-FF18, Class A2A
4.86%, due 12/25/2037 *	3,109	3,038
Home Equity Asset Trust
Series 2002-1, Class A4
5.47%, due 11/25/2032 *	1	1
JPMorgan Mortgage Acquisition Corp.
Series 2007-CH3, Class A2
4.87%, due 03/25/2037 *	694	675
Lehman XS Trust
Series 2006-10N, Class 1A1A
4.95%, due 07/25/2046 *	834	827
Lehman XS Trust
Series 2006-16N, Class A1A
4.95%, due 11/25/2046 *	2,370	2,268
Lehman XS Trust
Series 2006-17, Class WF11
4.99%, due 11/25/2036 *	1,820	1,818
Long Beach Mortgage Loan Trust
Series 2006-3, Class 2A1
4.93%, due 05/25/2046 *	60	60
Long Beach Mortgage Loan Trust
Series 2006-9, Class 2A1
4.93%, due 10/25/2036 *	666	650
MBNA Credit Card Master Note Trust
Series 2003-A1, Class A1
3.30%, due 07/15/2010	2,400	2,397
MBNA Credit Card Master Note Trust
Series 2003-A3, Class A3
4.77%, due 08/16/2010 *	5,600	5,602
MBNA Master Credit Card Trust
Series 1998-E, Class A
5.39%, due 09/15/2010 *	2,000	2,001
Merrill Lynch Mortgage Investors, Inc.
Series 2006-FF1, Class A2A
4.94%, due 08/25/2036 *	1,626	1,604
Merrill Lynch Mortgage Investors, Inc.
Series 2006-RM2, Class A2A
4.82%, due 05/25/2037 *	2,326	2,294
Morgan Stanley ABS Capital I
Series 2006-HE7, Class A2A
4.92%, due 09/25/2036 *	2,319	2,258
Morgan Stanley ABS Capital I
Series 2006-NC2, Class A2B
4.91%, due 02/25/2036 *	4,700	4,621
The notes to the financial statements are an integral part of this report.

	Principal	Value
Morgan Stanley ABS Capital I
Series 2006-WMC2, Class A2A
4.91%, due 07/25/2036*	$1,202	$1,182
Morgan Stanley ABS Capital I
Series 2007-HE2, Class A2A
4.83%, due 01/25/2037*	3,105	3,037
Morgan Stanley Mortgage Loan Trust
Series 2007-3XS, Class 2A1A
4.86%, due 01/25/2047*	4,637	4,535
Quest Trust
Series 2004-X2, Class A1-144A
5.43%, due 06/25/2034*	1	1
Residential Asset Mortgage Products, Inc.
Series 2006-RZ5, Class A1A
4.89%, due 08/25/2046*	2,808	2,758
Residential Asset Securities Corp.
Series 2007-KS1, Class A1
4.93%, due 01/25/2037*	2,686	2,598
Securitized Asset Backed Receivables LLC Trust
Series 2007-NC2, Class A2A
4.83%, due 01/25/2037*	2,980	2,887
SLM Student Loan Trust
Series 2003-11, Class A7-1 44A
3.80%, due 12/15/2038	6,000	5,881
Small Business Administration Participation Certificates
Series 2003-20I, Class 1
5.13%, due 09/01/2023	464	468
Small Business Administration Participation Certificates
Series 2004-20C, Class 1
4.34%, due 03/01/2024	2,678	2,569
Small Business Administration
Series 2004-P10A, Class 1
4.50%, due 02/01/2014	1,128	1,094
Soundview Home Equity Loan Trust
Series 2006-3, Class A1
4.91%, due 11/25/2036*	732	727
Soundview Home Equity Loan Trust
Series 2006-EQ2, Class A1
4.95%, due 01/25/2037*	818	802
Structured Asset Securities Corp.
Series 2002-HF1, Class A
5.16%, due 01/25/2033*	2	2
Structured Asset Securities Corp.
Series 2006-BC3, Class A2
4.92%, due 10/25/2036*	2,729	2,626
Structured Asset Securities Corp.
Series 2007-GEL1, Class A1-144A
4.89%, due 01/25/2037*	2,549	2,461
Washington Mutual Asset-Backed Certificates
Series 2006-HE1, Class 2A1
4.94%, due 04/25/2036*	$128	$127
Wells Fargo Home Equity Trust
Series 2007-1, Class A1
4.89%, due 03/25/2037*	$1,615	$1,582

Total Asset-Backed Securities (cost $95,313)		93,676

MUNICIPAL GOVERNMENT OBLIGATIONS (0.6%)
Buckeye Tobacco Settlement Financing
5.88%, due 06/01/2047	1,500	1,431
City of Houston TX
5.00%, due 11/15/2036	900	935
Palomar Community College District
4.75%, due 05/01/2032	100	102
Tobacco Settlement Finance Authority of
7.47%, due 06/01/2047	2,700	2,593
Tobacco Settlement Financing Corp., LA
5.88%, due 05/15/2039	100	96
Tobacco Settlement Financing Corp./NJ Series 1
5.00%, due 06/01/2041	3,200	2,657

Total Municipal Government Obligations (cost $7,759)		7,814

CORPORATE DEBT SECURITIES (25.9%)
Airlines (0.1%)
Continental Airlines, Inc.
7.06%, due 09/15/2009	1,000	1,013
United Airlines, Inc.
6.20%, due 09/01/2008	269	267
6.60%, due 09/01/2013	78	77
Automobiles (0.2%)
Daimler Finance North America LLC
6.05%, due 03/13/2009*	3,000	2,983
Capital Markets (4.5%)
Bear Stearns Cos., Inc. (The)
7.63%, due 12/07/2009	560	575
Goldman Sachs Group, Inc.
6.75%, due 10/01/2037	10,300	10,092
Goldman Sachs Group, Inc. (The)
5.30%, due 12/22/2008*	800	798
6.25%, due 09/01/2017	9,700	10,091
Lehman Brothers Holdings, Inc.
5.26%, due 12/23/2008*	4,800	4,718
6.75%, due 12/28/2017	4,000	4,123
Merrill Lynch & Co., Inc.
5.24%, due 12/22/2008*	4,800	4,736
6.05%, due 08/15/2012	400	408
Morgan Stanley
4.93%, due 05/07/2009*	4,100	4,049
5.72%, due 10/15/2015*	1,100	1,031
5.95%, due 12/28/2017	18,900	18,886
The notes to the financial statements are an integral part of this report.

		Principal	Value
Commercial Banks (11.0%)
Bank of Ireland
5.61%, due 12/19/2008 *		$4,800	$4,797
Bank of Scotland PLC -144A
5.03%, due 07/17/2008 *		1,400	1,399
5.25%, due 07/17/2009 *		2,000	1,997
Barclays
5.45%, due 09/12/2012		9,400	9,635
6.05%, due 12/04/2017 -144A		6,000	6,046
7.43%, due 12/15/2017 - 144A, Ž		2,000	2,078
China Development Bank
5.00%, due 10/15/2015		300	296
Citigroup, Inc.
8.30%, due 12/21/2037		3,300	3,446
Deutsche Bank AG London
6.00%, due 09/01/2017		8,600	8,918
Fortis Bank
4.77%, due 06/30/2008 *		5,400	5,395
General Electric Capital Corp.
5.07%, due 10/24/2008 *		16,400	16,371
6.50%, due 09/15/2017-144A		3,800	7,616
Glitnir Banki Hf -144A
5.44%, due 04/20/2010 *		500	489
HSBC Bank USA NA/New York, NY
5.06%, due 07/28/2008 *		1,800	1,802
HSBC Capital Funding LP -144A
10.18%, due 06/30/2030 Ž, 2		100	126
Nordea Bank Finland PLC
5.19%, due 12/01/2008 *		12,200	12,185
Nordea Bank Finland PLC/New York NY
4.99%, due 05/28/2008 *		5,300	5,301
Rabobank Capital Funding II -144A
5.26%, due 12/31/2013 Ž		1,000	932
Rabobank Capital Funding Trust -144A
5.25%, due 10/21/2016 Ž		1,480	1,325
Rabobank Nederland
0.20%, due 06/20/2008	JPY	1,028,000	9,170
5.26%, due 01/15/2009 *		3,800	3,795
Royal Bank of Scotland Group PLC
7.64%, due (missing date) Ž		7,000	7,197
Santander US Debt SA Unipersonal -144A
4.93%, due 02/06/2009 *		3,800	3,778
5.73%, due 11/20/2009 *		4,700	4,642
Skandinaviska Enskilda Banken AB
4.96%, due 08/21/2008 *		5,700	5,696
Skandinaviska Enskilda Banken AB/New
4.55%, due 02/04/2008 *		4,400	4,400
Sumitomo Mitsui Banking Corp. -144A
5.63%, due 10/15/2015 Ž, 2		550	514
UBS AG/Stamford Branch
5.88%, due 12/20/2017		5,600	5,639
Unicredit Luxembourg Finance SA -144A
5.14%, due 10/24/2008 *		$4,200	$4,192
Unicredito Italiano/New York NY
5.06%, due 05/29/2008 *		4,800	4,799
VTB Capital SA for Vneshtorgbank -144A
5.49%, due 08/01/2008 *		2,200	2,178
Commercial Services & Supplies (0.1%)
Allied Waste North America, Inc.
7.25%, due 03/15/2015		100	100
7.88%, due 04/15/2013		300	307
Waste Management, Inc.
7.38%, due 08/01/2010		700	739
Communications Equipment (0.0%)
Nortel Networks, Ltd. -144A
10.13%, due 07/15/2013		200	206
Computers & Peripherals (0.5%)
IBM Corp.
5.70%, due 09/14/2017		6,200	6,409
Consumer Finance (2.0%)
American Express
6.15%, due 08/28/2017		3,300	3,387
American Honda Finance Corp. -144A
4.87%, due 08/05/2008 *		2,000	1,999
Capital One Financial Co.
6.75%, due 09/15/2017		3,400	3,261
Ford Motor Credit Co. LLC
4.95%, due 01/15/2008		1,100	1,099
5.80%, due 01/12/2009		1,100	1,044
7.80%, due 06/01/2012		2,300	2,016
GMAC LLC
5.85%, due 01/14/2009		700	669
6.12%, due 05/15/2009 *		100	93
6.63%, due 05/15/2012		2,600	2,161
7.00%, due 02/01/2012		2,800	2,376
HSBC Finance Corp.
4.98%, due 05/21/2008 *		2,700	2,700
5.78%, due 03/12/2010 *		3,200	3,139
6.38%, due 10/15/2011		2,000	2,061
Containers & Packaging (0.0%)
Jefferson Smurfit Corp. US
8.25%, due 10/01/2012		200	197
Diversified Financial Services (1.4%)
Caterpillar Financial Services Corp.
4.97%, due 05/18/2009 *		700	698
Citigroup, Inc.
5.29%, due 06/09/2009 *		2,000	1,985
5.88%, due 05/29/2037		1,100	1,026
JPMorgan Chase & Co.
6.00%, due 01/15/2018		10,000	10,174
Petroleum Export, Ltd. -144A
5.27%, due 06/15/2011		547	541
The notes to the financial statements are an integral part of this report.

		Principal	Value
Santander Perpetual SA Unipersonal -144A
6.67%, due 10/27/2017 Ž		$2,100	$2,106
Williams Cos., Inc. Credit Linked Certificate Trust (The) -144A
6.75%, due 04/15/2009		1,900	1,921
Diversified Telecommunication Services (1.0%)
AT&T, Inc.
4.13%, due 09/15/2009		3,025	3,006
BellSouth Corp.
4.97%, due 08/15/2008 *		4,200	4,193
France Telecom SA , Reg S
6.75%, due 03/14/2008	EUR	1,569	2,301
KT Corp. -144A
4.88%, due 07/15/2015		900	857
Qwest Corp.
5.63%, due 11/15/2008		3,000	2,985
Electric Utilities (0.4%)
Columbus Southern Power Co.
5.50%, due 03/01/2013		100	99
Entergy Gulf States, Inc.
5.70%, due 06/01/2015		750	730
Florida Power Corp.
4.80%, due 03/01/2013		1,960	1,948
Niagara Mohawk Power Corp.
7.75%, due 10/01/2008		825	842
Ohio Power Co.
5.50%, due 02/15/2013		100	99
Progress Energy, Inc.
6.85%, due 04/15/2012		440	471
7.10%, due 03/01/2011		282	300
PSEG Power LLC
6.95%, due 06/01/2012		921	982
Food & Staples Retailing (0.4%)
Albertsons LLC
6.95%, due 08/01/2009		300	304
Wal-Mart Stores, Inc.
5.59%, due 06/16/2008 *		4,800	4,801
Food Products (0.4%)
Kraft Foods, Inc.
5.63%, due 11/01/2011		4,000	4,091
6.88%, due 02/01/2038		700	727
Health Care Equipment & Supplies (0.0%)
Fresenius Medical Care Capital Trust II
7.88%, due 02/01/2008		237	237
Health Care Providers & Services (0.0%)
HCA, Inc.
9.25%, due 11/15/2016		600	630
Hotels, Restaurants & Leisure (0.3%)
Caesars Entertainment, Inc.
7.50%, due 09/01/2009		800	850
Mandalay Resort Group
6.50%, due 07/31/2009		2,300	2,300
9.50%, due 08/01/2008		740	755
Independent Power Producers & Energy Traders (0.0%)
NRG Energy, Inc.
7.38%, due 02/01/2016		$200	$195
Insurance (0.2%)
Metropolitan Life Global Funding I -144A
4.95%, due 05/17/2010 *		2,600	2,581
Machinery (0.1%)
Tyco International Group SA
6.38%, due 10/15/2011		1,510	1,563
Media (0.0%)
Time Warner, Inc.
6.88%, due 05/01/2012		410	432
Office Electronics (0.2%)
Xerox Corp.
9.75%, due 01/15/2009		2,200	2,300
Oil, Gas & Consumable Fuels (1.3%)
Chesapeake Energy Corp.
7.00%, due 08/15/2014		300	301
Dynegy Holdings, Inc.
7.50%, due 06/01/2015		400	374
El Paso Corp.
7.75%, due 01/15/2032		425	431
7.80%, due 08/01/2031		125	127
El Paso Natural Gas
7.00%, due 06/15/2017		100	100
Enterprise Products Operating, LP
4.95%, due 06/01/2010		500	500
GAZ Capital for Gazprom , Reg S
8.63%, due 04/28/2034		2,300	2,875
Kerr-McGee Corp.
6.88%, due 09/15/2011		4,000	4,257
Ngpl Pipeco LLC -144A
7.12%, due 12/15/2017		4,100	4,204
7.77%, due 12/15/2037		1,700	1,779
Sonat, Inc.
7.63%, due 07/15/2011		1,000	1,022
Southern Natural Gas Co.
8.00%, due 03/01/2032		820	914
Williams Cos.
7.50%, due 01/15/2031		300	323
Personal Products (0.3%)
Avon Products, Inc.
5.13%, due 01/15/2011		4,000	4,025
Real Estate Investment Trusts (0.1%)
Ventas Realty, LP/Ventas Capital Corp.
8.75%, due 05/01/2009		1,000	1,025
The notes to the financial statements are an integral part of this report.

		Principal	Value
Road & Rail (0.0%)
Norfolk Southern Corp.
6.75%, due 02/15/2011		$550	$589
Thrifts & Mortgage Finance (0.9%)
Nykredit Realkredit A/S
5.00%, due 10/01/2038 *	DKK	17,291	3,210
Realkredit Danmark A/S
5.00%, due 10/01/2038 *	DKK	34,038	6,292
Wachovia Mortgage Fsb
5.64%, due 06/20/2008 *		2,000	2,002
Tobacco (0.1%)
Reynolds American, Inc.
7.63%, due 06/01/2016		800	850
Wireless Telecommunication Services (0.4%)
America Movil SAB de CV
5.30%, due 06/27/2008 *		4,900	4,875
AT&T Mobility LLC
6.50%, due 12/15/2011		560	590

Total Corporate Debt Securities (cost $339,605)			343,659

	Shares	Value
PREFERRED STOCKS (0.5%)
Thrifts & Mortgage Finance (0.3%)
DG Funding Trust -144A * Ž, §	380	4,010
U.S. Government Agency Obligation (0.2%)
Fannie Mae ‡, Ž	101,000	2,601

Total Preferred Stocks (cost $6,567)		6,611

	Principal	Value
COMMERCIAL PAPER (0.7%)
Commercial Banks (0.7%)
Abbey National NA LLC
4.25%, due 01/07/2008	$9,100	$9,094

Total Commercial Paper (cost $9,094)		9,094

LOAN ASSIGNMENTS (0.3%)
Asset-Backed Securities (0.1%)
Kinder Morgan Term B
6.82%, due 05/24/2014	2,000	1,990
Commercial Banks (0.2%)
Health Management Associates, Inc.
6.60%, due 02/28/2014 §	37	34
Health Management Associates, Inc.
6.58%, due 02/28/2014 ‡, §	2,749	2,572

Total Loan Assignments (cost $4,708)		4,596

	Contracts (•)	Value
PURCHASED OPTIONS (0.1%)
Covered Call Options (0.1%)
2 Year Note Future	400	$6
Call Strike $117.50
Expires 02/22/2008
2 Year Note Future	135	2
Call Strike $120.00
Expires 02/22/2008
2 Year Note Future	975	15
Call Strike $116.00
Expires 02/22/2008
5 Year Note Future	830	13
Call Strike $125.00
Expires 01/25/2008
5 Year Note Future	800	13
Call Strike $118.00
Expires 02/22/2008
90-Day Euro Dollar Futures	468	614
Call Strike $95.25
Expires 03/17/2008
90-Day Euro Dollar Futures	106	84
Call Strike $95.50
Expires 03/17/2008
JPY Currency Future	4,300,000	4
Call Strike $121.00
Expires 01/18/2008 §
JPY Currency Future	6,800,000	354
Call Strike $104.00
Expires 03/17/2010 §
JPY Currency Future	4,600,000	206
Call Strike $105.40
Expires 03/31/2010 §
US Treasury Note Future	1,423	22
Call Strike $141.00
Expires 02/22/2008
Put Options (0.0%)
90-Day Euro Dollar Futures	332	2
Put Strike $91.50
Expires 03/17/2008
90-Day Euro Dollar Futures	852	5
Put Strike $91.75
Expires 03/17/2008
90-Day Euro Dollar Futures	565	4
Put Strike $93.00
Expires 03/17/2008
The notes to the financial statements are an integral part of this report.

	Contracts (•)	Value
Put Options (continued)
90-Day Euro Dollar Futures	529	$3
Put Strike $92.50
Expires 06/16/2008
JPY Currency Future	6,800,000	312
Put Strike $104.00
Expires 03/17/2010 §
JPY Currency Future	4,600,000	238
Put Strike $105.40
Expires 03/31/2010 §
US Treasury Note Future	84	m

Put Strike $102.50
Expires 02/22/2008

Total Purchased Options (cost $1,565)		1,897

	Notional Amount	Value
PURCHASED SWAPTIONS (1.5%)
Covered Call Options (1.4%)
JPY Currency Future
Call Strike $104.00
Expires 03/17/2010 §	1,500	$78
JPY Currency Future
Call Strike $148.40
Expires 06/03/2010 §	1,800	168
LIBOR Rate Swaption
Call Strike $4.75
Expires 02/01/2008 §	35,900	274
LIBOR Rate Swaption
Call Strike $5.00
Expires 02/01/2008 §	32,600	770
LIBOR Rate Swaption
Call Strike $4.75
Expires 03/31/2008 §	143,400	2,933
LIBOR Rate Swaption
Call Strike $4.75
Expires 09/26/2008 §	68,500	1,452
LIBOR Rate Swaption
Call Strike $4.75
Expires 09/26/2008 §	57,700	1,223
LIBOR Rate Swaption
Call Strike $4.75
Expires 12/15/2008 §	101,900	2,103
LIBOR Rate Swaption
Call Strike $5.00
Expires 12/15/2008 §	158,900	3,882
LIBOR Rate Swaption
Call Strike $5.30
Expires 08/03/2009 §	155,300	3,916
OTC EURO vs USD Currency
Call Strike $1.36
Expires 05/19/2008 §	3,000	310
OTC EURO vs USD Currency
Call Strike $1.36
Expires 05/21/2008 §	1,300	8
OTC EURO vs USD Currency
Call Strike $1.36
Expires 05/21/2008 §	1,300	142
OTC EURO vs USD Currency
Call Strike $1.38
Expires 05/21/2010 §	1,000	101
OTC EURO vs USD Currency
Call Strike $1.38
Expires 05/21/2010 §	2,500	252
OTC EURO vs USD Currency
Call Strike $1.38
Expires 06/03/2010 §	2,600	262
USD LIBOR Rate Swaption
Call Strike $4.36
Expires 06/18/2013 §	27,600	539
IRO EURO Swaption
Expires 09/14/2009 §	98,000	427
Put Options (0.1%)
Fannie Mae TBA
Put Strike $86.59
Expires 02/05/2008 §	60,000	m
Fannie Mae TBA
Put Strike $86.47
Expires 02/05/2008 §	40,000	m
Fannie Mae TBA
Put Strike $86.50
Expires 02/05/2008 §	30,000	m
Fannie Mae TBA
Put Strike $84.02
Expires 02/05/2008 §	5,000	m
Fannie Mae TBA
Put Strike $88.50
Expires 02/05/2008 §	70,800	m
Fannie Mae TBA
Put Strike $91.00
Expires 02/05/2008 §	51,000	m
Fannie Mae TBA
Put Strike $90.00
Expires 02/05/2008 §	36,000	m
Fannie Mae TBA
Put Strike $87.78
Expires 02/05/2008 §	13,000	m
Fannie Mae TBA
Put Strike $86.00
Expires 03/05/2008 §	31,000	1
Fannie Mae TBA
Put Strike $91.00
Expires 03/05/2008 §	39,000	1
Freddie Mac TBA
Put Strike $88.50
Expires 02/05/2008 §	17,000	m
The notes to the financial statements are an integral part of this report.

	Notional Amount	Value
Put Options (continued)
JPY Currency Future
Put Strike $104.00
Expires 03/17/2010 §	1,500	$69
JPY Currency Future
Put Strike $148.40
Expires 06/03/2010 §	1,800	144
OTC EURO vs USD Currency
Put Strike $1.36
Expires 05/19/2008 §	3,000	22
OTC EURO vs USD Currency
Put Strike $1.36
Expires 05/21/2008 §	7,100	777
OTC EURO vs USD Currency
Putl Strike $1.38
Expires 06/03/2010 §	2,600	106
OTC EURO vs USD Currency
Put Strike $1.38
Expires 05/21/2010 §	2,500	101
OTC EURO vs USD Currency
Put Strike $1.36
Expires 05/21/2008 §	7,100	45
OTC EURO vs USD Currency
Put Strike $1.38
Expires 05/21/2010 §	1,000	41

Total Purchased Swaptions (cost $6,003)		20,147

Total Investment Securities (cost $2,007,112) #		$2,033,740

	Contracts (•)	Value
WRITTEN OPTIONS - 0.2%
1-Year EURO Dollar
Call Strike $95.75
Expires 3/14/2008	53	$121
Covered Call Options - 0.2%
1-Year EURO Dollar
Call Strike $95.88
Expires 3/14/2008	53	106
90-Day Euro Dollar Futures
Call Strike $95.75
Expires 3/17/2008	586	245
90-Day Euro Dollar Futures
Call Strike $96.00
Expires 3/17/2008	283	57
U.S. Treasury Bond Future
Call Strike $117.00
Expires 2/22/2008	218	381
US Treasury Note Future
Call Strike $111.00
Expires 2/22/2008	485	1,379
Put Options - 0.0%
10-Year U.S. Treasury Note Future	485	$8

Put Strike $106.00
Expires 2/22/2008
Total Written Options
(premiums: $1,485)		$2,297

	Notional Amount	Value
WRITTEN SWAPTIONS - 1.0%
Put Swaptions - 0.1%
USD LIBOR Rate Swaption	$46,100	$316
Put Strike $5.40
Expires 3/16/2009
USD LIBOR Rate Swaption	46,100	317
Put Strike $5.40
Expires 3/16/2009
Covered Call Swaptions - 0.9%
LIBOR Rate Swaption	14,200	600
Call Strike $5.10
Expires 2/1/2008
LIBOR Rate Swaption	18,000	670
Call Strike $4.95
Expires 3/31/2008
LIBOR Rate Swaption	44,100	1,557
Call Strike $4.90
Expires 3/31/2008
LIBOR Rate Swaption	29,800	1,104
Call Strike $4.95
Expires 9/26/2008
LIBOR Rate Swaption	25,100	930
Call Strike $4.95
Expires 9/26/2008
LIBOR Rate Swaption	34,200	1,364
Call Strike $5.00
Expires 12/15/2008
LIBOR Rate Swaption	53,000	2,538
Call Strike $5.20
Expires 12/15/2008
LIBOR Rate Swaption	67,500	3,305
Call Strike $5.50
Expires 8/3/2009
LIBOR Rate Swaption	7,900	265
Call Strike $4.90
Expires 2/5/2013
IRO EURO Swaption	31,600	378

Call Strike $4.25
Expires 9/14/2009
Total Swaptions Written (premiums: $5,044)		$13,344

The notes to the financial statements are an integral part of this report.

SWAP AGREEMENTS

				Net Unrealized
	Expiration	Notional		Appreciation
	Date	Amount		(Depreciation)
Receive a fixed rate equal to 0.06% and the Fund will pay to the counterparty at the notional amount in the event of default of American International Group Inc. 5.60% due 10/18/2016 Counterparty: Lehman Brothers	03/10/08		$8,100	$(11)

Receive a fixed rate equal to 0.26% and the Fund will pay to the counterparty at the notional amount in the event of default of Republic of Panama Government Bond 8.875% due 09/30/2027. Counterparty: Barclays Bank PLC	12/20/08		4,500	(9)

Receive a fixed rate equal to 0.40% and the Fund will pay to the counterparty at the notional amount in the event of default of Republic of Indonesia Government Bond 6.75% due 03/10/2014. Counterparty: Royal Bank of Scotland PLC	12/22/08		700	(3)

Receive a fixed rate equal to 0.463% and the Fund will pay to the counterparty in the event of default on any of the securities in the Dow Jones CDX.IG.5 10 Year Index the remaining interest payments on those defaulted securities. Counterparty: Morgan Stanley	12/21/15		9,600	(395)

Receive a fixed rate equal to 0.48% and the Fund will pay in the event of default on any of the securities in the Dow Jones CDX.HY-8 100 Index, the remaining interest payments on those defaulted securities. Counterparty: Barclays Bank PLC	06/20/12		7,600	(107)

Receive a fixed rate equal to 0.71% and the Fund will pay to the counterparty at the notional amount in the event of default of Ukraine Government Bond 7.65% due 06/11/2013. Counterparty: Barclays Bank PLC	12/20/08		$700	$(2)

Receive a fixed rate equal to 0.72% and the Fund will pay to the counterparty at the notional amount in the event of default of Ukraine Government Bond 7.65% due 06/11/2013. Counterparty: Deutsche Bank AG	12/20/08		700	(2)

Receive a fixed rate equal to 1.94% and the Fund will pay a floating rate based on FRC-Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: Royal Bank of Scotland PLC	04/10/12	EUR	1,600	(33)

Receive a fixed rate equal to 1.94% and the Fund will pay a floating rate based on FRC-Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: BNP Paribas	04/10/12	EUR	1,500	(34)

Receive a fixed rate equal to 1.95% and the Fund will pay a floating rate based on FRC-Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: Barclays Bank PLC	03/15/12	EUR	3,200	(61)
The notes to the financial statements are an integral part of this report.

				Net Unrealized
	Expiration	Notional		Appreciation
	Date	Amount		(Depreciation)
Receive a fixed rate equal to 1.95% and the Fund will pay a floating rate based on FRC-Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: JPMorgan Chase	03/15/12	EUR	$1,800	$(35)

Receive a fixed rate equal to 1.95% and the Fund will pay a floating rate based on FRC-Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: Royal Bank of Scotland	03/30/12	EUR	1,100	(21)

Receive a fixed rate equal to 1.98% and the Fund will pay a floating rate based on FRC-Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: Barclays Bank PLC	04/30/12	EUR	1,200	(23)

Receive a fixed rate equal to 1.96% and the Fund will pay a floating rate based on FRC-Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: Royal Bank of Scotland	03/28/12	EUR	1,000	(18)

Receive a fixed rate equal to 1.96% and the Fund will pay a floating rate based on FRC-Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: Goldman Sachs	03/30/12	EUR	1,100	(20)

Receive a fixed rate equal to 1.96% and the Fund will pay a floating rate based on FRC-Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: Barclays Bank PLC	04/05/12	EUR	600	(11)

Receive a fixed rate equal to 1.96% and the Fund will pay a floating rate based on FRC-Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: JPMorgan Chase	04/10/12	EUR	$400	$(8)

Receive a fixed rate equal to 1.97% and the Fund will pay a floating rate based on FRC-Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: Lehman Brothers	03/15/12	EUR	1,000	(16)

Receive a fixed rate equal to 10.12% and the Fund will pay a floating rate based on the Brazilian Real-CDI. Counterparty: Morgan Stanley	01/02/12	BRL	44,400	(798)

Receive a fixed rate equal to 10.15% and the Fund will pay a floating rate based on the Brazilian Real-CDI. Counterparty: Goldman Sachs	01/02/12	BRL	69,600	(2,739)

Receive a fixed rate equal to 10.58% and the Fund will pay a floating rate based on the Brazilian Real-CDI. Counterparty: UBS AG	01/02/12	BRL	55,900	(979)

Receive a fixed rate equal to 12.54% and the Fund will pay a floating rate based on the Brazilian Real-CDI. Counterparty: Barclays Bank PLC	01/02/12	BRL	27,500	(119)

Receive a fixed rate equal to 12.54% and the Fund will pay a floating rate based on the Brazilian Real-CDI. Counterparty: Merrill Lynch	01/02/12	BRL	20,200	(37)
     The notes to the financial statements are an integral part of this report.

				Net Unrealized
	Expiration	Notional		Appreciation
	Date	Amount		(Depreciation)
Receive a fixed rate equal to 12.67% and the Fund will pay a floating rate based on the Brazilian Real-CDI. Counterparty: Merrill Lynch	01/04/10	BRL	$15,700	$74

Receive a fixed rate equal to 1.95% and the Fund will pay a floating rate based on FRC—Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: Goldman Sachs Capital Markets	03/15/12	EUR	3,300	(50)

Receive a fixed rate equal to 2.09% and the Fund will pay a floating rate based on FRC Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: BNP Paribas (§)	10/15/10	EUR	5,000	32

Receive a fixed rate equal to 2.1025% and the Fund will pay a floating rate based on FRC Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: Barclays Bank PLC (§)	10/15/10	EUR	2,500	24

Receive a fixed rate equal to 2.1455% and the Fund will pay a floating rate based on FRC Excluding Tobacco-Non-Revised Consumer Price Index. Counterparty: UBS AG (§)	10/15/10	EUR	6,300	64

Receive a fixed rate equal to 4.50% and pay a floating rate based on 6-month EURIBOR Counterparty: Lehman Securities	03/19/10	EUR	85,000	(190)

Receive a fixed rate equal to 4.50% and pay a floating rate based on 6-month EURIBOR Counterparty: Goldman Sachs	09/21/09	EUR	2,800	(10)

Receive a fixed rate equal to 5.00% and pay a floating rate based on 3-month United States Dollar-LIBOR. Counterparty: Deutsche Bank AG	12/15/35		$20,100	$(310)

Pay a fixed rate equal to 6.00% and receive a floating rate based on 3-month United States Dollar-LIBOR. Counterparty: Lehman Securities	06/19/34	EUR	600	(14)

Receive a fixed rate equal to 5.00% and pay a floating rate based on 6-month British Pound-LIBOR Counterparty: Goldman Sachs Capital Markets	09/15/15	GBP	900	(3)

Receive a fixed rate equal to 5.00% and pay a floating rate based on 6-month EURIBOR Counterparty: UBS AG (§)	07/13/37	EUR	1,000	17

Receive a fixed rate equal to 5.00% and the Fund will pay a floating rate based on 6-month British Pound— LIBOR Counterparty: Barclays Bank PLC	09/15/10	BP	16,300	338

Receive a fixed rate equal to 5.00% and the Fund will pay a floating rate based on 6-month British Pound—LIBOR Counterparty: Royal Bank of Scotland PLC	09/15/10	GBP	3,100	67

Pay a fixed rate equal to 5.00% and the Fund will receive a floating rate based on the 3-month United States Dollar- LIBOR. Counterparty: Goldman Sachs	06/19/23		64,900	(454)

Receive a fixed rate equal to 5.00% and the Fund will pay a floating rate based on the 3-month United States Dollar-LIBOR. Counterparty: UBS AG (§)	06/18/09		105,600	1,610
     The notes to the financial statements are an integral part of this report.

				Net Unrealized
	Expiration	Notional		Appreciation
	Date	Amount		(Depreciation)
Receive a fixed rate equal to 5.50% and the Fund will pay a floating rate based on the 6-month Great British Pound-LIBOR. Counterparty: Lehman Securities, Inc.(§)	03/20/13	GBP$	5,800	$228

Receive a fixed rate equal to 7.00% and the Fund will pay a floating rate based on the 3-month Australian Dollar- Bank Bill Rate-BBSW (AUD-BBR-BBSW.) Counterparty: Lehman Securities Inc.	09/15/09	AUD	30,100	(58)

Receive a fixed rate equal to 7.00% and the Fund will pay a floating rate based on the 3-month Australian Dollar- Bank Bill Rate-BBSW (AUD-BBR-BBSW.) Counterparty: Citibank NA.	09/15/09	AUD	22,700	(48)

Receive a fixed rate equal to 7.00% and the Fund will pay a floating rate based on the 6-month Australian Dollar- Bank Bill Rate- BBSW (AUD-BBR-BBSW.) Counterparty: Deutsche Bank AG	06/15/10	AUD	62,900	(762)

Receive a fixed rate equal to 7.00% and the Fund will pay a floating rate based on the 6-month Australian Dollar- Bank Bill Rate- BBSW (AUD-BBR-BBSW.) Counterparty: Morgan Stanley	06/15/10	AUD	30,100	(315)

Receive a fixed rate equal to 7.91% and the Fund will pay a floating rate based on the Mexican Peso Interbank Equilibrium Interest Rate (TI IE)-Banxico. Counterparty: Morgan Stanley	05/14/09	MXN	258,000	(105)

Receive a fixed rate equal to 7.91% and the Fund will pay a floating rate based on the Mexican Peso Interbank Equilibrium Interest Rate (TI IE)-Banxico. Counterparty: Citibank NA.	05/14/09	MXN$	174,000	$(69)

Receive a floating rate based on 6-month British Pound-LIBOR and pay a fixed rate equal to 4.00%. Counterparty: Barclays Bank PLC (§)	12/17/35	GBP	1,500	96

Receive a floating rate based on 6-month British Pound-LIBOR and pay a fixed rate equal to 4.00%. Counterparty: Morgan Stanley Capital Services Inc. (§)	12/17/35	GBP	6,800	3

Receive a floating rate based on 6-month British Pound-LIBOR and pay a fixed rate equal to 4.50%. Counterparty: Deutsche Bank AG	12/17/35	GBP	10,100	(357)

Receive a floating rate based on 6-month British Pound-LIBOR and pay a fixed rate equal to 5.00%. Counterparty: Deutsche Bank AG (§)	09/20/17	GBP	10,800	(652)

Receive a floating rate based on 6-month-EURIBOR and the Fund will pay a fixed rate equal to 4.00%. Counterparty: Barclays Bank PLC (§)	12/15/11	EUR	82,400	(425)
     The notes to the financial statements are an integral part of this report.

				Net Unrealized
	Expiration	Notional		Appreciation
	Date	Amount		(Depreciation)
Pay a floating rate based on 6-month-EURIBOR and the Fund will receive a fixed rate equal to 4.50%. Counterparty: JPMorgan Chase	03/19/10	EUR	$20,570	$14

Pay a floating rate based on 6-month-EURIBOR and the Fund will receive a fixed rate equal to 4.50%. Counterparty: Morgan Stanley	03/19/10	EUR	13,130	9

Receive a floating rate based on 6-month-Great Brish Pound-LIBOR and the Fund will pay a fixed rate equal to 6.00%. Counterparty: Barclays Bank PLC	06/19/09	GBP	22,600	(499)

Receive a floating rate based on a 6-month Japanese Yen-LIBOR and pay a fixed rate equal to 1.50%. Counterparty: Morgan Stanley	06/22/15	JPY	960,00	(30)

Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 4.00%. Counterparty: Deutsche Bank AG (§)	06/18/10		39,500	127

Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 4.00%. Counterparty: JPMorgan Chase	06/18/13		103,100	802

Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 4.00%. Counterparty: Royal Bank of Scotland PLC (§)	06/18/10		113,000	110

Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 4.00%. Counterparty: Merrill Lynch International (§)	06/18/10		$76,700	$94

Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 4.00%. Counterparty: Citibank NA. (§)	06/18/10		41,200	53

Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 4.00%. Counterparty: Barclays Bank PLC (§)	06/18/10		122,900	292

Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 4.00%. Counterparty: Merrill Lynch	06/18/13		13,500	45

Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 4.00%. Counterparty: Morgan Stanley Capital Services Inc. (§)	06/18/10		21,100	116

Receive a floating rate based on the 3-month United States Dollar-LIBOR and pay a fixed rate equal to 4.00%. Counterparty: Royal Bank of Scotland PLC	06/18/13		76,700	735
     The notes to the financial statements are an integral part of this report.

			Net Unrealized
	Expiration	Notional	Appreciation
	Date	Amount	(Depreciation)
Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 4.00%. Counterparty: Barclays Bank PLC	06/18/13	$33,400	$239

Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 4.00%. Counterparty: Morgan Stanley	06/18/13	18,100	134

Receive a floating rate based on the 3-month United States Dollar-LIBOR and pay a fixed rate equal to 5.00%. Counterparty: JPMorgan Chase	03/18/14	23,500	(616)

Receive a floating rate based on the 3-month United States Dollar-LIBOR and pay a fixed rate equal to 5.00%. Counterparty: Citibank NA.	03/18/14	17,100	(467)

Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 5.00%. Counterparty: Barclays Bank PLC (§)	06/18/10	46,200	202

Receive a floating rate based on the 3-month United States Dollar-LIBOR and pay a fixed rate equal to 5.00%. Counterparty: Barclays Bank PLC	06/18/18	18,700	131

Receive a floating rate based on the 3-month United States Dollar-LIBOR and pay a fixed rate equal to 5.00%. Counterparty: Royal Bank of Scotland PLC	06/18/18	$26,200	$(183)

Pay a floating rate based on the 3-month United States Dollar-LIBOR and receive a fixed rate equal to 5.00%. Counterparty: Deutsche Bank AG (§)	06/18/15	12,800	(9)

Receive a floating rate based on the 3-month United States Dollar-LIBOR and pay a fixed rate equal to 5.00%. Counterparty: Royal Bank of Scotland PLC (§)	06/18/38	4,000	(101)

Receive a floating rate based on the 3-month United States Dollar-LIBOR and pay a fixed rate equal to 5.00%. Counterparty: Deutsche Bank AG (§)	06/18/38	6,300	(170)

Receive a floating rate based on the 3-month United States Dollar-LIBOR and pay a fixed rate equal to 5.00%. Counterparty: Deutsche Bank AG	06/19/28	12,700	(316)

Receive a floating rate based on the 3-month United States Dollar-LIBOR and pay a fixed rate equal to 5.00%. Counterparty: Deutsche Bank AG	06/19/23	61,500	(1,276)
     The notes to the financial statements are an integral part of this report.

			Net Unrealized
	Expiration	Notional	Appreciation
	Date	Amount	(Depreciation)
Receive a floating rate based on the 3-month United States Dollar-LIBOR and pay a fixed rate equal to 5.00%. Counterparty: Morgan Stanley Capital Services Inc. (§)	06/18/38	$43,500	$(592)

Receive from the Counterparty a fixed rate equal to 0.17% and the Fund will pay at the notional amount in the event of default of Goldman Sachs Group, Inc., 6.60%, due 1/15/2012. Counterparty: UBS AG	09/22/08	4,600	(19)

Receive from the Counterparty a fixed rate equal to 0.19% and the Fund will pay at the notional amount in the event of default of Morgan Stanley, 6.60%, due 4/1/2012. Counterparty: UBS AG	09/22/08	4,600	(30)

Pay from the Counterparty a fixed rate equal to 0.50% and the Fund will receive the notional amount in the event of default of JPMorgan Chase & Co., 6.00%, due 1/15/2018. Counterparty: BNP Paribas (§)	12/20/17	4,000	2

Pay from the Counterparty a fixed rate equal to 0.56% and the Fund will receive the notional amount in the event of default of JPMorgan Chase & Co., 6.00%, due 1/15/2018. Counterparty: BNP Paribas (§)	12/20/17	6,000	26

Receive from the Counterparty a fixed rate equal to 0.82% and the Fund will pay at the notional amount in the event of default of Goldman Sachs Group, Inc., 6.60%, due 1/15/2012. Counterparty: BNP Paribas (§)	09/20/12	200	1

Receive from the Counterparty a fixed rate equal to 0.92% and the Fund will pay at the notional amount in the event of default of Goldman Sachs Group, Inc., 6.60%, due 1/15/2012. Counterparty: Citibank NA (§)	09/20/12	$1,400	$15

Receive from the Counterparty a fixed rate equal to 0.95% and the Fund will pay at the notional amount in the event of default of Merrill Lynch & Co., 5.00%, due 1/15/2015. Counterparty: UBS AG	09/20/12	1,400	(19)

Receive from the Counterparty a fixed rate equal to 1.28% and the Fund will pay at the notional amount in the event of default of Reynolds American Inc., 7.63%, due 6/1/2016. Counterparty: Goldman Sachs Capital Markets, LP (§)	06/20/17	2,100	35

Receive from the Counterparty a fixed rate equal to 3.10% and the Fund will pay at the notional amount in the event of default of SLM Corp SP, 5.125%, due 8/27/2012. Counterparty: Barclays Bank PLC	12/22/08	4,000	(1)

Receive from the Counterparty a fixed rate equal to 3.20% and the Fund will pay at the notional amount in the event of default of SLM Corp SP, 5.125%, due 8/27/2012. Counterparty: BNP Paribas (§)	12/22/08	4,000	3

Receive from the Counterparty at the notional amount in the event of default of AutoZone, Inc., 5.88%, due 10/15/2012, and the Fund will pay a fixed rate equal to 0.67%. Counterparty: Royal Bank of Scotland PLC	06/20/17	3,900	(22)
The notes to the financial statements are an integral part of this report.

			Net Unrealized
	Expiration	Notional	Appreciation
	Date	Amount	(Depreciation)
Receive from the Counterparty at the notional amount in the event of default of Avebury Finance CDO PLC 7.05% due 01/08/2051 and the Fund will pay a fixed rate equal to 1.80%. Counterparty: Merrill Lynch International (§)	01/09/51	$10,000	$8,582

Receive from the Counterparty at the notional amount in the event of default of Avon Products Inc. 5.125% due 01/15/2011 and the Fund will pay a fixed rate equal to 0.15%. Counterparty: Credit Suisse International (§)	03/21/11	4,000	10

Receive from the Counterparty at the notional amount in the event of default of BFC Genesee CDO, Ltd. 2006-1A A3L, 7.00%, due 1/10/2041 and the Fund will pay a fixed rate equal to 2.25%. Counterparty: Citibank NA (§)	01/10/41	2,460	2,112

Receive from the Counterparty at the notional amount in the event of default of Diamond Offshore Drill, Zero Coupon, due 6/6/2020 and the Fund will pay a fixed rate equal to 0.44%. Counterparty: Citibank NA (§)	06/20/17	3,700	21

Receive from the Counterparty at the notional amount in the event of default of Glitnir Banki, 5.62%, due 4/20/2010, and the Fund will pay a fixed rate equal to 0.17%. Counterparty: Royal Bank of Scotland PLC (§)	06/21/10	500	25

Receive from the Counterparty at the notional amount in the event of default of HSBC Finance Corp BP, 6.38%, due 10/15/2011 and the Fund will pay a fixed rate equal to 0.20%. Counterparty: Royal Bank of Scotland PLC (§)	12/20/11	2,000	25

Receive from the Counterparty at the notional amount in the event of default of Kerr-Mcgee, Corp., 5.88%, due 9/15/2011, and the Fund will pay a fixed rate equal to 0.16%. Counterparty: Royal Bank of Scotland PLC	09/20/11	$4,100	$(3)

Receive from the Counterparty at the notional amount in the event of default of Kraft Foods Inc. 5.625% due 11/1/2011 and the Fund will pay a fixed rate equal to 0.15%. Counterparty: Credit Suisse International (§)	12/20/11	4,000	43

Receive from the Counterparty at the notional amount in the event of default of Limited Brands BP, due 6/20/2017 and the Fund will pay a fixed rate equal to 1.03%. Counterparty: Goldman Sachs Capital Markets, LP (§)	06/20/17	11,000	962

Receive from the Counterparty at the notional amount in the event of default of Montauk Point CDO, Ltd. 2006-2A A4, 6.80%, due 4/06/2046 and the Fund will pay a fixed rate equal to 2.22%. Counterparty: Credit Suisse International (§)	01/08/46	2,500	1,870

Receive from the Counterparty at the notional amount in the event of default of Morgan Stanley BP 5.84% due 10/15/2015 and the Fund will pay a fixed rate equal to 0.275%. Counterparty: Royal Bank of Scotland PLC (§)	12/21/15	1,100	45

Receive from the Counterparty at the notional amount in the event of default of Nabors Industries, 5.38%, due 8/15/2012, and the Fund will pay a fixed rate equal to 0.47%. Counterparty: Credit Suisse	06/20/12	3,600	(2)
The notes to the financial statements are an integral part of this report.

			Net Unrealized
	Expiration	Notional	Appreciation
	Date	Amount	(Depreciation)
Receive from the Counterparty at the notional amount in the event of default of Nordstrom, Inc., 6.95%, due 3/15/2028, and the Fund will pay a fixed rate equal to 0.29%. Counterparty: JP Morgan Chase (§)	12/20/12	$5,700	$65

Receive from the Counterparty at the notional amount in the event of default of Weyerhaeuser Co, 6.75%, due 3/15/2012 and the Fund will pay a fixed rate equal to 0.96%. Counterparty: UBS AG (§)	06/20/17	1,600	28

Receive from the Counterparty in the event of default on any of the securities in the Dow Jones CDX.IG.5 7 year Index the remaining interest payments on those defaulted securities and the Fund will pay a fixed rate equal to 0.142%. Counterparty: Morgan Stanley Capital Services Inc. (§)	12/20/12	13,400	406

Receive from the Counterparty in the event of default on any of the securities in the iTraxx Europe HiVol Series Version 1 Index the remaining interest payments on those defaulted securities and the Fund will pay a fixed rate equal to 0.85%. Counterparty: HSBC Bank USA (§)	12/20/16	EUR 8,600	109

Receive from the Counterparty in the event of default on any of the securities in the iTraxx Europe HiVol Series Version 1 Index the remaining interest payments on those defaulted securities and the Fund will pay a fixed rate equal to 0.85%. Counterparty: Deutsche Bank AG (§)	12/20/16	EUR 7,900	99

Receive from the Counterparty, in the event of default on any of the securities in the Dow Jones CDX.HY-8 Index, the remaining interest payments on those defaulted securities and the Fund will pay a fixed rate equal to 2.75%. Counterparty: Lehman Securities, Inc. (§)	06/20/12	$3,100	$76

Receive from the Counterparty, in the event of default on any of the securities in the Dow Jones CDX.HY-8 Index, the remaining interest payments on those defaulted securities and the Fund will pay a fixed rate equal to 2.75%. Counterparty: Lehman Securities	06/20/12	5,175	(202)

Receive from the Counterparty, in the event of default on any of the securities in the Dow Jones CDX.HY-8 Index, the remaining interest payments on those defaulted securities and the Fund will pay a fixed rate equal to 2.75%. Counterparty: Credit Suisse International (§)	06/20/12	5,175	202

Pay the Counterparty, in the event of default on any of the securities in the Dow Jones CDX.HY-9, 5 year Index, the remaining interest payments on those defaulted securities and the Fund will receive a fixed rate equal to 1.40%. Counterparty: Credit Suisse	12/20/12	7,100	(92)

Receive from the Counterparty, in the event of default on any of the securities in the Dow Jones CDX.IG 8.5 Year Index, the remaining interest payments on those defaulted securities and the Fund will pay a fixed rate equal to 0.17%. Counterparty: Morgan Stanley Capital Services, Inc. (§)	06/20/12	46,000	4
The notes to the financial statements are an integral part of this report.

			Net Unrealized
	Expiration	Notional	Appreciation
	Date	Amount	(Depreciation)
Receive from the Counterparty, in the event of default on any of the securities in the Dow Jones CDX.IG.5 7 year Index, the remaining interest payments on those defaulted securities and the Fund will pay a fixed rate equal to 0.142%. Counterparty: JPMorgan Chase	12/20/12	$9,400	$(29)

Total Swap Agreements (Premium $2,006)			$6,441

FUTURES CONTRACTS:

				Net Unrealized
		Settlement		Appreciation
	Contracts (• )	Date	Amount	(Depreciation)
10 Year Japan	8	03/20/2008	$1,094,480	$1
10 Year U.S. Note	951	03/30/2008	107,833	470
2-Year U.S. Note	(1,605)	03/30/2008	(337,452)	(8)
3 Month Euro EURIBOR	499	03/17/2008	119,099	(310)
3 Month Euro EURIBOR	20	06/16/2008	4,779	(14)
3 Month Euro EURIBOR	349	09/15/2008	83,455	(81)
3 Month Euro EURIBOR	209	12/15/2008	50,014	(2)
5-Year U.S. Note	(1,638)	03/31/2008	(180,641)	(1,031)
90-Day Euro Dollar	294	03/16/2009	71,023	742
90-Day Euro Dollar	327	06/16/2008	78,689	709
90-Day Euro Dollar	175	09/15/2008	42,223	448
90-Day Euro Dollar	1,087	12/15/2008	262,592	2,686
90-Day GBP-LIBOR	2,151	03/19/2008	m	(27)
90-Day GBP-LIBOR	539	06/18/2008	m	(7)
90-Day Sterling LIBOR	195	03/19/2008	23,015	74
90-Day Sterling LIBOR	202	03/19/2009	24,045	364
90-Day Sterling LIBOR	422	06/17/2009	50,229	1,356
90-Day Sterling LIBOR	646	06/18/2008	76,495	532
90-Day Sterling LIBOR	270	09/16/2009	32,117	473
90-Day Sterling LIBOR	1,234	09/18/2008	146,492	2,674
90-Day Sterling LIBOR	339	12/17/2008	40,315	407
Euro-BOBL Future	432	03/10/2008	46,630	(951)
Euro-BUND Future	(140)	03/10/2008	(15,836)	469
Euro-SHATZ Future	(692)	03/10/2008	(71,521)	618
Long Gilt Future	(83)	03/31/2008	(9,149)	(17)
U.S. Long Bond	(608)	03/31/2008	(70,756)	(432)

			$1,668,170	$9,143

The notes to the financial statements are an integral part of this report.

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in	Net Unrealized
	Bought	Settlement	U.S. Dollars	Appreciation
Currency	(Sold)	Date	Bought(Sold)	(Depreciation)
Australian Dollar	(680)	01/24/2008	$(597)	$ m
Australian Dollar	7,072	01/31/2008	6,222	(21)
Brazil Real	5,422	01/03/2008	2,985	61
Brazil Real	(5,422)	03/04/2008	(2,983)	(64)
Brazil Real	28,817	03/04/2008	14,581	1,460
Brazil Real	(8,950)	03/04/2008	(4,636)	(346)
Brazil Real	82,112	07/02/2008	41,958	2,974
Brazil Real	(13,620)	07/02/2008	(7,308)	(145)
Canadian Dollar	(398)	01/31/2008	(394)	(9)
Chinese Yuan Renminbi	54,977	01/10/2008	7,503	32
Chinese Yuan Renminbi	(54,977)	01/10/2008	(7,456)	(77)
Chinese Yuan Renminbi	153,058	07/02/2008	21,101	676
Chinese Yuan Renminbi	(130,190)	07/02/2008	(18,370)	(154)
Chinese Yuan Renminbi	(22,867)	08/02/2008	(3,223)	(55)
Chinese Yuan Renminbi	53,089	10/10/2008	7,663	63
Chinese Yuan Renminbi	(53,089)	10/10/2008	(7,733)	7
Danish Krone	(50,151)	03/06/2008	(9,877)	37
Euro Dollar	(19,077)	01/17/2008	(27,944)	46
Japanese Yen	(995,226)	02/07/2008	(8,959)	20
Malaysian Ringgit	10,779	05/12/2008	3,265	6
Malaysian Ringgit	3,371	08/04/2008	993	31
Mexican Peso	127,136	03/13/2008	11,460	132
Mexican Peso	(92,108)	03/13/2008	(8,427)	29
Mexican Peso	80,376	07/10/2008	7,255	(5)
New Zealand Dollar	(1,507)	01/03/2008	(1,131)	(29)
New Zealand Dollar	(1,507)	02/14/2008	(1,161)	6
Poland Zloty	2,677	03/13/2008	1,061	26
Poland Zloty	10,225	07/10/2008	3,720	411
Republic of Korea Won	6,042,308	01/30/2008	6,677	(208)
Republic of Korea Won	3,238,374	08/04/2008	3,527	(39)
Russian Ruble	160,736	01/11/2008	6,352	198
Russian Ruble	(160,736)	01/11/2008	(6,579)	29
Russian Ruble	215,278	07/10/2008	8,532	216
Russian Ruble	160,736	11/19/2008	6,514	(26)
Singapore Dollar	2,419	02/20/2008	1,654	32
Singapore Dollar	5,471	05/22/2008	3,739	92
United Kingdom Pound Sterling	(17,528)	01/31/2008	(35,260)	396

			$14,724	$5,802

The notes to the financial statements are an integral part of this report.

NOTES TO SCHEDULE OF INVESTMENTS:

q	Value is less than $1

*	Floating or variable rate note. Rate is listed as of December 31, 2007.

§	Illiquid. At December 31, 2007, these securities aggregated $27,692, or 1.36%, of total investment securities of the Fund.

‡	Non-Income Producing.

•	Contract Amounts are not in thousands.

(1)	At December 31, 2007, all or a portion of this security is segregated with the custodian to cover margin requirements for open futures contracts. The value of all securities segregated at December 31, 2007 is $6,447.

(2)	Coupon rate is fixed for a predetermined period of time and then converts to a floating rate until maturity/call date. Rate is listed as of December 31, 2007.

Ž	The security has a perpetual maturity. The date shown is the next call date.

#	Aggregate cost for federal income tax purposes is $2,008,426. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $43,593 and $18,274, respectively. Net unrealized appreciation for tax purposes is $25,376.

(3)	Restricted security. At December 31, 2007, the Fund owned the following security (representing 0.33% of Net Assets) which was restricted as to public resale.

Description	Date of Acquisition	Principal	Cost	Value
SLM Corp. 6.00% due 06/30/2008	06/27/07	4,400	$4,378	$4,384
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $88,610, or 6.69%, of net assets of the Fund.

LIBOR	London Interbank Offered Rates

TBA	To Be Announced

AUD	Australian Dollar

BRL	Brazil Real

DKK	Denmark Krone

EUR	Euro

GBP	United Kingdom Pound Sterling

JPY	Japan Yen

MXN	Mexican Peso
The notes to the financial statements are an integral part of this report.

PIMCO Total Return

STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $2,007,112)	$2,033,740
Cash	5,044
Foreign currency	11,475
Receivables:
Investment securities sold	477,896
Shares sold	271
Interest	12,086
Income from loaned securities	7
Swap agreements at value (premium $2,006)	8,447
Unrealized appreciation on forward foreign currency contracts	6,980

2,555,946

Liabilities:
Investment securities purchased	1,212,911
Accounts payable and accrued liabilities:
Shares redeemed	471
Management and advisory fees	705
Distribution and service fees	7
Administration fees	22
Unrealized depreciation on forward foreign currency contracts	1,178
Written options and swaptions (premium $6,529)	15,641
Variation margin	187
Other	202

1,231,324

Net Assets	$1,324,622

Net Assets Consist of:
Capital Stock ($.01 par value)	$1,137
Additional paid-in capital	1,218,807
Undistributed (accumulated) net investment income	54,040
Undistributed (accumulated) net realized gain from investment securities, futures, written option and swaption contracts, swap agreements and foreign currency transactions	11,748
Net unrealized appreciation on investment securities	26,628
Futures contracts	9,143
Written option and swaption contracts	(9,112)
Swap agreements	6,441
Translation of assets and liabilities denominated in foreign currencies	5,790

Net Assets	$1,324,622

Net Assets by Class:
Initial Class	$1,292,286
Service Class	32,336
Shares Outstanding:
Initial Class	110,907
Service Class	2,772
Net Asset Value and Offering Price Per Share:
Initial Class	$11.65
Service Class	11.67
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$293
Interest	62,825
Income from loaned securities-net	75

63,193

Expenses:
Management and advisory fees	7,763
Printing and shareholder reports	103
Custody fees	351
Administration fees	244
Legal fees	25
Audit fees	22
Trustees fees	41
Distribution and service fees:
Service Class	69
Other	22
Total expenses	8,640

Net Investment Income	54,553

Net Realized Gain (Loss) from:
Investment securities	10,522
Futures contracts	(21,438)
Written option and swaption contracts	3,529
Swap agreements	18,567
Foreign currency transactions	842

12,022

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	27,450
Futures contracts	12,706
Written option and swaption contracts	(8,890)
Swap agreements	5,228
Translation of assets and liabilities denominated in foreign currencies	4,752

41,246

Net Realized and Unrealized Gain:	53,268

Net Increase In Net Assets Resulting from Operations	$107,821

The notes to the financial statements are an integral part of this report.

PIMCO Total Return

STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$54,553	$32,665
Net realized gain (loss) from investment securities, futures contracts, written options and swaptions contracts, swaps and foreign currency transactions	12,022	(701)
Change in unrealized appreciation on investment securities, futures contracts, written options and swaptions, swaps and foreign currency translation	41,246	449

	107,821	32,413

Distributions to Shareholders:
From net investment income:
Initial Class	(31,765)	(25,276)
Service Class	(691)	(798)

	(32,456)	(26,074)

From net realized gains:
Initial Class	(86)	—
Service Class	(2)	—

	(88)	—

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	377,229	302,068
Service Class	12,488	7,191

	389,717	309,259

Dividends and distributions reinvested:
Initial Class	31,852	25,276
Service Class	693	798

	32,545	26,074

Cost of shares redeemed:
Initial Class	(166,748)	(83,132)
Service Class	(7,560)	(6,848)

	(174,308)	(89,980)

	247,954	245,353

Net increase (decrease) in net assets	323,231	251,692

Net Assets:
Beginning of year	1,001,391	749,699

End of year	$1,324,622	$1,001,391

Undistributed (Accumulated) Net Investment Income (Loss)	$54,040	$30,512

Share Activity:
Shares issued:
Initial Class	34,002	27,674
Service Class	1,112	659

	35,114	28,333

Shares issued-reinvested from distributions:
Initial Class	2,893	2,356
Service Class	63	74

	2,956	2,430

Shares redeemed:
Initial Class	(14,933)	(7,634)
Service Class	(673)	(627)

	(15,606)	(8,261)

Net increase (decrease) in shares outstanding:
Initial Class	21,962	22,396
Service Class	502	106

	22,464	22,502

The notes to the financial statements are an integral part of this report.

PIMCO Total Return

FINANCIAL HIGHLIGHTS

For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$10.98	$10.91	$11.12	$10.98	$10.62
Investment Operations
Net investment income (loss)	0.50	0.45	0.36	0.19	0.22
Net realized and unrealized gain (loss)	0.46	—	(0.10)	0.29	0.29

Total operations	0.96	0.45	0.26	0.48	0.51

Distributions
From net investment income	(0.29)	(0.38)	(0.20)	(0.17)	(0.06)
From net realized gains	— (b)	—	(0.27)	(0.17)	(0.09)

Total distributions	(0.29)	(0.38)	(0.47)	(0.34)	(0.15)

Net Asset Value
End of period(c)	$11.65	$10.98	$10.91	$11.12	$10.98

Total Return(d),(e)	8.95%	4.21%	2.33%	4.50%	4.90%
Net Assets End of Period (000’s)	$1,292,286	$976,434	$726,038	$633,493	$552,494
Ratio and Supplemental Data
Expenses to average net assets(f)	0.70%	0.73%	0.74%	0.75%	0.75%
Net investment income (loss), to average net assets(f)	4.47%	4.13%	3.28%	1.75%	2..06%
Portfolio turnover rate(e)	728%	709%	387%	393%	430%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$11.00	$10.93	$11.16	$11.02	$10.89
Investment Operations
Net investment income (loss)	0.47	0.42	0.34	0.17	0.12
Net realized and unrealized gain (loss)	0.47	0.01	(0.11)	0.29	0.11

Total operations	0.94	0.43	0.23	0.46	0.23

Distributions
From net investment income	(0.27)	(0.36)	(0.19)	(0.15)	(0.01)
From net realized gains	— (b)	—	(0.27)	(0.17)	(0.09)

Total distributions	(0.27)	(0.36)	(0.46)	(0.32)	(0.10)

Net Asset Value
End of period(c)	$11.67	$11.00	$10.93	$11.16	$11.02

Total Return(d),(e)	8.80%	3.90%	2.03%	4.22%	2.14%
Net Assets End of Period (000’s)	$32,336	$24,957	$23,661	$14,590	$3,044
Ratio and Supplemental Data
Expenses to average net assets(f)	0.95%	0.98%	0.99%	1.01%	0.99%
Net investment income (loss), to average net assets(f)	4.23%	3.86%	3.10%	1.54%	1.67%
Portfolio turnoverrate(e)	728%	709%	387%	393%	430%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Rounds to less than $0.01.

(c)	PIMCO Total Return (the “Fund”) share class commenced operations as follows:

Initial Class — May 1, 2002 Service Class — May 1, 2003

(d)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(e)	Not annualized.

(f)	Annualized.
The notes to the financial statements are an integral part of this report.

PIMCO Total Return

NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. PIMCO Total Return (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.

Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.

Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.

Investment company securities are valued at the net asset value of the underlying portfolio.

Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.

Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
TBA purchase commitments: The Fund may enter into “TBA” (to be announced) purchase commitments to purchase securities for a fixed price at a future date, typically not to exceed 45 days. TBA purchase commitments are considered securities in themselves, and involve a risk of loss if the value of the security to be purchased declines prior to settlement date, in addition to the risk of decline in the value of the Fund’s other assets. Unsettled TBA purchase commitments are valued at the current value of the underlying securities, according to the procedures described under Security Valuations.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services shown in the Statement of Operations net of fees, in the amount of $32.

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 1. — (continued)
Loan participations/ assignments: The Fund may purchase participations/ assignments in commercial loans. Such indebtedness may be secured or unsecured. These investments may include standby financing commitments, including revolving credit facilities that obligate the Fund to supply additional cash to the borrower on demand. Loan participations/ assignments involve risks of insolvency of the lending bank or other financial intermediaries. As such, the Fund assumes the credit risk associated with the corporate borrower and may assume the credit risk associated with the interposed bank or other financial intermediary.
The Fund may be contractually obligated to receive approval from the agent bank and/or borrower prior to the sale of these investments. Loan participations typically represent direct participation in a loan to a corporate borrower, and generally are offered by banks or other financial institutions or lending syndicates. The Fund may participate in such syndications, or can buy part of a loan, becoming a part lender. A loan is often administered by an agent bank acting as agent for all holders. The agent bank administers the terms of the loan, as specified in the loan agreement. In addition, the agent bank is normally responsible for the collection of principal and interest payments from the corporate borrower and the apportionment of these payments to the credit of all institutions that are parties to the loan agreement, unless, under the terms of the loan or other indebtedness, the fund has direct recourse against the corporate borrower, the Fund may have to rely on the agent bank or other financial intermediary to apply appropriate credit remedies against a corporate borrower.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Forward foreign currency contracts: The Fund may enter into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Contracts are valued at the contractual forward rate and are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at December 31, 2007 are listed in the Schedule of Investments.
Swap agreements: The Fund may enter into swap agreements to manage its exposure to interest rates and credit risk. Interest rate swap agreements involve commitments to pay/receive interest in exchange for a market-linked return, both based on notional amounts. In a credit default swap, one party makes a stream of payments to another party in exchange for the right to receive a specified return in the event of a default by a third party, typically corporate issues or sovereign issues of an emerging country, on its obligation. The fund may use credit default swaps to provide a measure of protection against defaults of sovereign issuers (i.e., to reduce risk where the portfolio owns or has exposure to the sovereign issuer) or to take an active long or short position with respect to the likelihood of a particular issuer’s default.
Entering into these agreements involves elements of credit, market and documentation risk in excess of the amounts recognized on the Statement of Assets and Liabilities. Such risks involve the possibility that there will be no liquid market for these agreements, that the counterparty to the agreements may default on its obligation to perform or disagree as to the meaning of contractual terms in the agreements, and that there may be unfavorable changes in interest rates.
Swaps are marked to market daily based upon quotations from market makers and vendors and the change in value, if any, is recorded as unrealized gain or loss in the Statement of Operations. Payments received or made at the beginning of the measurement period are reflected as such on the Statement of Assets and Liabilities. A liquidation payment received or made at the termination of the swap is recorded as realized gain or loss in the Statement of Operations. Net periodic payments are included as part of realized gain or loss on the Statement of Operations.

Open swaps agreements at December 31, 2007 are listed in the Schedule of Investments.
Futures contracts: The Fund may enter into futures contracts to manage exposure to market, interest rate or currency fluctuations. Futures contracts are valued at the settlement price established each day by the board of trade or exchange on which they are traded. The primary risks associated with futures contracts are imperfect correlation between the change in market value of the securities held and the prices of futures contracts; the possibility of an illiquid market and inability of the counterparty to meet the contract terms.

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 1. — (continued)
The underlying face amounts of open futures contracts at December 31, 2007 are listed in the Schedule of Investments. The variation margin receivable or payable, as applicable, is included in the Statement of Assets and Liabilities. Variation margin represents the additional payment due or excess deposits made in order to maintain the equity account at the required margin level.
Option contracts: The Fund may enter into options contracts to manage exposure to market fluctuations. Options are valued at the average of the bid and ask (“Mean Quote”) established each day at the close of the board of trade or exchange on which they are traded. The primary risks associated with options are imperfect correlation between the change in value of the securities held and the prices of the options contracts; the possibility of an illiquid market; and inability of the counterparty to meet the contracts terms. When the Fund writes a covered call or put option, an amount equal to the premium received by the Fund is included in the Fund’s Statement of Assets and Liabilities as an asset and as an equivalent liability. Options are marked-to-market daily to reflect the current value of the option written.

Transactions in written options were as follows:

	PIMCO Total Return
	Premium	Contracts*
Balance at December 31, 2006	$304	680
Sales	2,237	4,622
Closing Buys	(270)	(485)
Expirations	(786)	(2,654)
Exercised	0	0
Balance at December 31, 2007	$1,485	2,163

*	Contracts not in thousands
Swaptions contracts: The Fund is authorized to write swaption contracts to manage exposure to fluctuations in interest rates and to enhance fund yield. Swaption contracts written by the Fund represent an option that gives the purchaser the right, but not the obligation, to enter into a previously agreed upon swap contract on a future date. If a written call option is exercised, the writer will enter a swap and is obligated to pay the fixed rate and receive a variable rate in exchange. Swaptions are marked-to-market daily based upon quotations from market makers.
When the Fund writes a swaption, the premium received is recorded as a liability and is subsequently adjusted to the current value of the swaption. Changes in the value of the swaption are reported as Unrealized gains or losses in written options in the Statement of Assets and Liabilities. Gain or loss is recognized when the swaption contract expires or is closed. Premiums received from writing swaptions that expire or are exercised are treated by the Fund as realized gains from written options. The difference between the premium and the amount paid on affecting a closing purchase transaction is treated as a realized gain or loss.
Transactions in written swaptions were as follows:

	PIMCO Total Return
	Premium	Notional Amount
Balance at December 31, 2006	$3,232	277,700
Sales	6,666	697,200
Closing Buys	(2,089)	(195,600)
Expirations	(2,712)	(342,700)
Exercised	(53)	(19,000)
Balance at December 31, 2007	$5,044	417,600
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.

NOTE 2. RELATED PARTY TRANSACTIONS

ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 2. — (continued)
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.675% of the first $250 million of ANA
0.65% of the next $500 million of ANA
0.60% of ANA over $750 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.20% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.

There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.

The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$133,159	10.05%
Asset Allocation-Moderate Growth Portfolio	333,559	25.18
Asset Allocation-Moderate Portfolio	383,730	28.97
International Moderate Growth Fund	46,037	3.48

Total	$896,485	67.68%

Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares. The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $64. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the fund. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 2. — (continued)
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $31. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan. NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$10,894,105
U.S. Government	1,365,032

Proceeds from maturities and sales of securities:
Long-term	10,367,490
U.S. Government	1,244,897
NOTE 4. FEDERAL INCOME TAX MATTERS The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, foreign currency transactions, swaps, option contracts, futures contracts and Post October loss deferrals. Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Undistributed (accumulated) net investment income (loss)	$1,432
Undistributed (accumulated) net realized gain (loss) from investment securities	$(1,432)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$26,074
Long-term Capital Gain	—

2007 Distributions paid from:
Ordinary Income	32,457
Long-term Capital Gain	88
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$82,082

Undistributed Long-term Capital Gain	$621

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$(5,495)

Post October Currency Loss Deferral	$(2,009)

Net Unrealized Appreciation (Depreciation)	$29,479 *

*	The amount includes unrealized appreciation (depreciation) from futures, written option and swaption contracts, swap agreements and foreign currency.
NOTE 5. REGULATORY PROCEEDINGS There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.

Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.

In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.

As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.

Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica PIMCO Total Return VP.

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of PIMCO Total Return:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of PIMCO Total Return (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

PIMCO Total Return
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $88 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:

Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

PIMCO Total Return
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between PIMCO Total Return (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Pacific Investment Management Company LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees noted that the Fund’s performance was in line with the median for its peer universe for the past 1-, 3-and 5-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fees were above the medians for its peer group and peer universe. The Trustees further noted that the total expenses of the Fund were above the median for its peer group and slightly above the median for the peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI offers breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund.

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

T. Rowe Price Equity Income
MARKET ENVIRONMENT Stocks hit record highs in 2007, before the housing, credit, and liquidity crises ultimately brought the party to a halt. For the year, value stocks produced negative returns across all capitalization ranges, lagging growth-oriented shares, as measured by the Standard and Poor’s Indexes. In the Standard and Poor’s 500 Composite Stock Index (“S&P 500”), energy (+34%) was the best-performing sector, followed by materials and utilities (+23% and +19%, respectively). Financial (-19%) and consumer discretionary (-13%) shares were the worst performers, weighed down by worry about fallout from ongoing financial and credit problems.
PERFORMANCE
For the year ended December 31, 2007, T. Rowe Price Equity Income, Initial Class returned 3.32%. By comparison its primary and secondary benchmarks, the S&P 500 and the Russell 1000 Value Index, returned 5.49% and (0.17)%, respectively.
STRATEGY REVIEW
Underperformance was primarily a result of positioning among information technology (“IT”) shares. The largest contribution to relative results came from stock picks among financials shares.
The main sources of weakness compared with the index were stock selection and an under weight position in IT stocks. Stock selection hurt in the computers and peripherals industry, where an underweight to Apple Inc. was the leading detractor. Positioning in the internet software and services industry also detracted behind an overweight to Yahoo! Inc. and underweight to Google Inc. Communication equipment holdings also detracted, as Alcatel-Lucent continued to work on turning around its business.
In materials, paper and forest products firm International Paper Company was a notable detractor because of a poor economic outlook and estimates of higher-than-expected costs and working capital use going forward. Stock picks also had a negative effect in chemicals, where it hurt to be underweight Monsanto Company and overweight International Flavors & Fragrances and E.I. du Pont de Nemours and Company.
Stock selection limited relative results in utilities, though it helped to be overweight in one of the best-performing sectors in the index. These stocks were attractive during a period of economic and market uncertainty because of their steady to improving fundamentals. Multi-utility NiSource Inc. underperformed as a result of disappointing earnings, and after a lengthy strategic review did not turn up ways to unlock shareholder value.
Looking at positive contributors, the main source of strength relative to the index was positioning in the financial sector, where it helped to be underweight the hard-hit banking and diversified financial services stocks—an underweight to Citigroup Inc. was a key source of relative strength. Capital market-related shares also helped relative results behind custody banks State Street Corporation and The Bank of New York Mellon Corporation. In addition, The Charles Schwab Corporation performed well on new client acquisition and asset growth.
An overweight position and stock selection among energy shares were further sources of relative strength. Stock picks contributed most among oil, gas, and consumable fuels shares, led by Hess Corporation, Murphy Oil Corporation, and ExxonMobil Corporation.
Brian C. Rogers
Portfolio Manager
T. Rowe Price Associates, Inc.

AEGON/Transamerica Series Trust	Annual Report 2007

1

T. Rowe Price Equity Income
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	3.32%	13.03%	7.59%	11.62%	1/3/95
S&P 500(1)	5.49%	12.83%	5.91%	11.27%	1/3/95
Russell 1000 Value(1)	(0.17)%	14.63%	7.68%	12.78%	1/3/95

Service Class	3.06%	—%	—%	13.21%	5/1/03

NOTES

(1)	The Standard and Poor’s 500 Composite Stock (S&P 500) Index and the Russell 1000 Value (Russell 1000 Value) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

T. Rowe Price Equity Income
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$955.56	0.80%	$3.94
Hypothetical (b)	1,000.00	1,021.17	0.80	4.08

Service Class
Actual	1,000.00	954.30	1.05	5.17
Hypothetical (b)	1,000.00	1,019.91	1.05	5.35

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

T. Rowe Price Equity Income
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Principal	Value
CONVERTIBLE BONDS (0.1%)
Automobiles (0.1%)
Ford Motor Co. , Convertible 4.25%, due 12/15/2036	$824	$819

Total Convertible Bonds (cost $824)		819

	Shares	Value
CONVERTIBLE PREFERRED STOCKS (0.1%)
Consumer Finance (0.1%)
SLM Corp. , Convertible ‡	300	$311

Total Convertible Preferred Stocks (cost $300)		311

COMMON STOCKS (94.6%)
Aerospace & Defense (1.2%)
Honeywell International, Inc.	78,000	4,803
Raytheon Co.	30,100	1,827
Air Freight & Logistics (0.3%)
United Parcel Service, Inc. Class B	21,500	1,520
Airlines (0.3%)
Southwest Airlines Co.	121,400	1,481
Automobiles (0.8%)
Ford Motor Co. ‡^	179,700	1,210
Harley-Davidson, Inc.	72,000	3,363
Beverages (1.9%)
Anheuser-Busch Cos., Inc.	121,500	6,359
Coca-Cola Co. (The)	73,800	4,529
Biotechnology (0.8%)
Amgen, Inc. ‡	96,700	4,491
Building Products (1.1%)
Masco Corp.	196,800	4,253
USG Corp. ‡^	62,900	2,251
Capital Markets (3.1%)
Charles Schwab Corp. (The)	24,000	613
Legg Mason, Inc.	54,000	3,950
Merrill Lynch & Co., Inc.	118,500	6,361
Och-Ziff Capital Management Group LLC Class A ^	66,700	1,753
State Street Corp.	58,500	4,750
Chemicals (1.7%)
Ei DU Pont de Nemours & Co.	107,300	4,731
International Flavors & Fragrances, Inc. ^	96,200	4,630
Commercial Banks (5.6%)
Bank of New York Mellon Corp.	154,880	7,552
Fifth Third Bancorp	168,100	4,224
KeyCorp	24,000	563
National City Corp.	86,300	1,421
PNC Financial Services Group, Inc.	1	q
Royal Bank of Scotland Group PLC	185,700	1,641
SunTrust Banks, Inc.	102,000	6,374
US Bancorp	220,600	7,002
Wells Fargo & Co.	84,040	2,537
Commercial Services & Supplies (1.3%)
Avery Dennison Corp.	91,000	4,836
Waste Management, Inc.	85,362	$2,789
Communications Equipment (0.9%)
Alcatel-Lucent	279,100	2,043
Motorola, Inc.	180,000	2,887
Computers & Peripherals (0.9%)
Dell, Inc. ‡	201,300	4,934
Construction Materials (0.6%)
Vulcan Materials Co.	40,300	3,187
Consumer Finance (1.1%)
Capital One Financial Corp.	72,000	3,403
SLM Corp.	142,600	2,872
Diversified Consumer Services (0.6%)
H&R Block, Inc.	194,200	3,606
Diversified Financial Services (3.1%)
Citigroup, Inc.	141,659	4,170
JPMorgan Chase & Co.	310,422	13,550
Diversified Telecommunication Services (3.8%)
AT&T, Inc.	293,540	12,199
Qwest Communications International, Inc. ‡^	571,000	4,003
Verizon Communications, Inc.	123,042	5,376
Electric Utilities (4.9%)
Duke Energy Corp.	170,700	3,443
Entergy Corp.	42,100	5,032
FirstEnergy Corp.	55,050	3,982
NiSource, Inc.	257,800	4,870
Pinnacle West Capital Corp.	51,800	2,197
Progress Energy, Inc.	82,700	4,005
TECO Energy, Inc. ^	55,100	948
Xcel Energy, Inc.	151,500	3,420
Electrical Equipment (0.5%)
Cooper Industries, Ltd. Class A	51,714	2,735
Energy Equipment & Services (1.2%)
BJ Services Co. ^	95,400	2,315
Schlumberger, Ltd.	47,000	4,623
Food & Staples Retailing (1.1%)
Walgreen Co.	6,000	228
Wal-Mart Stores, Inc.	121,500	5,775
Food Products (3.0%)
Campbell Soup Co.	50,200	1,793
General Mills, Inc.	80,600	4,594
Hershey Co. (The)	115,300	4,543
Kraft Foods, Inc. Class A	102,300	3,338
McCormick & Co., Inc.	62,800	2,381
Health Care Equipment & Supplies (0.7%)
Baxter International, Inc.	50,400	2,925
Boston Scientific Corp. ‡	74,700	869
Health Care Providers & Services (0.1%)
Cardinal Health, Inc.	6,100	352
Household Durables (2.6%)
Dr Horton, Inc.	124,100	1,634
Fortune Brands, Inc.	57,400	4,154
Newell Rubbermaid, Inc.	179,000	4,633
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
Household Durables (continued)
Sony Corp.	54,000	$2,942
Whirlpool Corp.	16,800	1,371
Household Products (2.4%)
Colgate Palmolive Co.	54,000	4,210
Kimberly Clark Corp.	46,800	3,245
Procter & Gamble Co.	79,200	5,815
Industrial Conglomerates (4.5%)
3M Co.	83,000	6,999
General Electric Co.	492,050	18,240
Insurance (5.6%)
American International Group, Inc.	114,500	6,675
Chubb Corp.	46,500	2,538
Genworth Financial, Inc. Class A	90,000	2,290
Lincoln National Corp.	91,166	5,308
Marsh & McLennan Cos., Inc.	288,800	7,645
Progressive Corp. (The)	136,800	2,621
Travelers Cos., Inc. (The) ‡	83,010	4,466
Internet Software & Services (0.7%)
Yahoo!, Inc. ‡	180,600	4,201
IT Services (0.6%)
Computer Sciences Corp. ‡	50,300	2,488
Electronic Data Systems Corp.	54,600	1,132
Leisure Equipment & Products (1.1%)
Eastman Kodak Co. ^	151,800	3,320
Mattel, Inc.	143,600	2,734
Machinery (1.0%)
Illinois Tool Works, Inc.	102,000	5,461
Media (5.4%)
Cablevision Systems Corp. Class A ‡	84,900	2,080
CBS Corp. Class B	133,500	3,638
Comcast Corp. Class A ‡	24,000	438
Gannett Co., Inc.	115,300	4,497
McGraw Hill Cos., Inc. (The) ^	120,000	5,257
New York Times Co. (The) Class A ^	196,200	3,439
Time Warner, Inc.	363,800	6,006
Walt Disney Co. (The) ‡^	157,200	5,075
Metals & Mining (0.6%)
Alcoa, Inc.	92,800	3,392
Oil, Gas & Consumable Fuels (11.7%)
Anadarko Petroleum Corp.	92,000	6,043
BP PLC	65,874	4,820
Chevron Corp.	149,650	13,967
Exxon Mobil Corp.	146,838	13,757
Hess Corp.	71,990	7,261
Murphy Oil Corp.	71,200	6,041
Royal Dutch Shell PLC Class A	125,400	10,559
Spectra Energy Corp.	101,800	2,628
Statoil ASA	30,400	938
Paper & Forest Products (2.0%)
International Paper Co.	245,293	7,943
MeadWestvaco Corp.	111,700	3,496
Personal Products (0.7%)
Avon Products, Inc.	103,300	4,083
Pharmaceuticals (7.4%)
Abbott Laboratories	71,900	$4,037
Bristol-Myers Squibb Co.	158,300	4,198
Eli Lilly & Co.	138,100	7,373
Johnson & Johnson	110,600	7,377
Merck & Co., Inc.	133,700	7,770
Pfizer, Inc.	272,200	6,187
Wyeth	106,900	4,724
Road & Rail (0.7%)
Union Pacific Corp.	30,000	3,769
Semiconductors & Semiconductor Equipment (1 .5%)
Analog Devices, Inc.	124,400	3,944
Applied Materials, Inc.	78,000	1,385
Intel Corp.	123,100	3,282
Software (2.0%)
Microsoft Corp.	312,100	11,111
Specialty Retail (1 .6%)
Bed Bath & Beyond, Inc. ‡^	127,800	3,756
Home Depot, Inc.	198,100	5,337
Thrifts & Mortgage Finance (0.8%)
Countrywide Financial Corp. ^	119,600	1,069
Fannie Mae	90,000	3,598
Tobacco (0.5%)
UST, Inc. ^	50,100	2,745
Trading Companies & Distributors (0.5%)
Genuine Parts Co.	61,550	2,850
Wireless Telecommunication Services (0.6%)
Sprint Nextel Corp.	251,700	3,305

Total Common Stocks (cost $450,519)		535,709

Total Securities Lending Collateral (cost $32,385) (1)		32,385

Total Investment Securities (cost $484,028) #		$569,224

The notes to the financial statements are an integral part of this report.

5

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in	Net Unrealized
	Bought	Settlement	U.S. Dollars	Appreciation
Currency	(Sold)	Date	Bought(Sold)	(Depreciation)
Japanese Yen	(38,053)	01/04/2008	$(332)	$(8)

			$(332)	$(8)

NOTES TO SCHEDULE OF INVESTMENTS:

q	Value is less than $1

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $30,755.

‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $11, 739, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $485,071. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $119,915 and $35, 762, respectively. Net unrealized appreciation for tax purposes is $84,153.
The notes to the financial statements are an integral part of this report.

6

T. Rowe Price Equity Income
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $484,028) (including securities loaned of $30,755)	$569,224
Cash	24,876
Receivables:
Investment securities sold	2,476
Shares sold	50
Interest	57
Income from loaned securities	16
Dividends	913
Dividend reclaims	15

597,627

Liabilities:
Investment securities purchased	1,340
Accounts payable and accrued liabilities:
Shares redeemed	386
Management and advisory fees	358
Distribution and service fees	7
Administration fees	10
Payable for collateral for securities on loan	32,385
Unrealized depreciation on forward foreign currency contracts	8
Other	120

34,614

Net Assets	$563,013

Net Assets Consist of:
Capital Stock ($.01 par value)	$295
Additional paid-in capital	343,372
Undistributed (accumulated) net investment income	10,656
Undistributed (accumulated) net realized gain from investment securities and foreign currency transactions	123,494
Net unrealized appreciation on investment securities	85,196

Net Assets	$563,013

Net Assets by Class:
Initial Class	$531,387
Service Class	31,626
Shares Outstanding:
Initial Class	27,845
Service Class	1,651
Net Asset Value and Offering Price Per Share:
Initial Class	$19.08
Service Class	19.15
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $92)	$14,715
Interest	918
Income from loaned securities-net	162

15,795

Expenses:
Management and advisory fees	4,686
Printing and shareholder reports	73
Custody fees	78
Administration fees	126
Legal fees	13
Audit fees	21
Trustees fees	22
Distribution and service fees:
Service Class	78
Other	10

Total expenses	5,107

Net Investment Income	10,688

Net Realized Gain (Loss) from:
Investment securities	124,421
Foreign currency transactions	(32)

124,389

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(113,040)

Net Realized and Unrealized Gain:	11,349

Net Increase In Net Assets Resulting from Operations	$22,037

The notes to the financial statements are an integral part of this report.

7

T. Rowe Price Equity Income
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$10,688	$13,051
Net realized gain from investment securities and foreign currency transactions	124,389	55,074
Change in unrealized appreciation (depreciation) on investment securities and foreign currency translation	(113,040)	75,433

	22,037	143,558

Distributions to Shareholders:
From net investment income:
Initial Class	(12,378)	(14,402)
Service Class	(620)	(388)

	(12,998)	(14,790)

From net realized gains:
Initial Class	(52,163)	(84,697)
Service Class	(2,860)	(2,536)

	(55,023)	(87,233)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	33,416	55,090
Service Class	11,730	8,931

	45,146	64,021

Dividends and distributions reinvested:
Initial Class	64,541	99,099
Service Class	3,479	2,924

	68,020	102,023

Cost of shares redeemed:
Initial Class	(364,579)	(155,280)
Service Class	(9,750)	(5,767)

	(374,329)	(161,047)

	(261,163)	4,997

Net increase (decrease) in net assets	(307,147)	46,532

Net Assets:
Beginning of year	870,160	823,628

End of year	$563,013	$870,160

Undistributed (Accumulated) Net Investment Income (Loss)	$10,656	$13,008

Share Activity:
Shares issued:
Initial Class	1,571	2,771
Service Class	556	437

	2,127	3,208

Shares issued-reinvested from distributions:
Initial Class	3,374	5,288
Service Class	181	155

	3,555	5,443

Shares redeemed:
Initial Class	(17,519)	(7,510)
Service Class	(468)	(278)

	(17,987)	(7,788)

Net increase (decrease) in shares outstanding:
Initial Class	(12,574)	549
Service Class	269	314

	(12,305)	863

The notes to the financial statements are an integral part of this report.

8

T. Rowe Price Equity Income
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$20.81	$20.12	$21.32	$18.96	$15.29
Investment Operations
Net investment income (loss)	0.36	0.33	0.33	0.31	0.30
Net realized and unrealized gain (loss)	0.34	3.18	0.50	2.45	3.59

Total operations	0.70	3.51	0.83	2.76	3.89

Distributions
From net investment income	(0.47)	(0.41)	(0.39)	(0.26)	(0.12)
From net realized gains	(1.96)	(2.41)	(1.64)	(0.14)	(0.10)

Total distributions	(2.43)	(2.82)	(2.03)	(0.40)	(0.22)

Net Asset Value
End of period(b)	$19.08	$20.81	$20.12	$21.32	$18.96

Total Return(c),(d)	3.32%	18.96%	4.11%	14.81%	25.59%
Net Assets End of Period (000’s)	$531,387	$841,295	$802,067	$919,982	$1,058,801
Ratio and Supplemental Data
Expenses to average net assets(e)	0.80%	0.80%	0.79%	0.78%	0.78%
Net investment income (loss), to average net assets(e)	1.70%	1.61%	1.60%	1.57%	1.80%
Portfolio turnover rate(d)	22%	14%	22%	22%	14%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$20.89	$20.19	$21.42	$19.05	$15.62
Investment Operations
Net investment income (loss)	0.30	0.28	0.28	0.29	0.19
Net realized and unrealized gain (loss)	0.35	3.20	0.50	2.43	3.35

Total operations	0.65	3.48	0.78	2.72	3.54

Distributions
From net investment income	(0.43)	(0.37)	(0.37)	(0.21)	(0.01)
From net realized gains	(1.96)	(2.41)	(1.64)	(0.14)	(0.10)

Total distributions	(2.39)	(2.78)	(2.01)	(0.35)	(0.11)

Net Asset Value
End of period(b)	$19.15	$20.89	$20.19	$21.42	$19.05

Total Return(c),(d)	3.06%	18.71%	3.81%	14.56%	22.74%
Net Assets End of Period (000’s)	$31,626	$28,865	$21,561	$11,765	$1,476
Ratio and Supplemental Data
Expenses to average net assets(e)	1.05%	1.05%	1.04%	1.04%	1.03%
Net investment income (loss), to average net assets(e)	1.45%	1.35%	1.37%	1.45%	1.64%
Portfolio turnover rate(d)	22%	14%	22%	22%	14%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	T. Rowe Price Equity Income (the “Fund”) share class commenced operations as follows:

Initial Class — January 3, 1995

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

9

T. Rowe Price Equity Income
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. T. Rowe Price Equity Income (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $7 are included in net realized gains in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.—(continued)
of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $70.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$1,398
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	1,118
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	979
Barclays, Eurodollar Term, 5.00%, 2/12/2008	1,957
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	1,817
Calyon, Eurodollar Term, 5.12%, 3/3/2008	419
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	3,635
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	1,398
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	699
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	699
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	1,398
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	2,097
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	5,732
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	1,677
Reserve Primary Money Market Fund, 4.95%	1,491
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	1,677
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	839
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	1,677
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	979
Wells Fargo, Bank Note, 4.75%, 1/8/2008	699

$32,385

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Forward foreign currency contracts: The Fund may enter into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Contracts are valued at the contractual forward rate and are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at December 31, 2007 are listed in the Schedule of Investments.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$585	0.11%
Asset Allocation-Growth Portfolio	99	0.02
Asset Allocation-Moderate Growth Portfolio	918	0.16
Asset Allocation-Moderate Portfolio	1,033	0.18

Total	$2,635	0.47%

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.—(continued)
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.75% of the first $250 million of ANA
0.74% of the next $250 million of ANA
0.75% of ANA over $500 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.88% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
The sub-adviser, T. Rowe Price, has agreed to a pricing discount based on aggregate assets that it manages in ATST. The amount of the discount received by the Fund at December 31, 2007 was $27.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $27. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $33. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$132,999
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	440,041
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, REITs and foreign currency transactions.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(42)
Undistributed (accumulated) net realized gain (loss) from investment securities	$42
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$20,284
Long-term Capital Gain	81,739

2007 Distributions paid from:
Ordinary Income	15,695
Long-term Capital Gain	52,326
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$14,885

Undistributed Long-term Capital Gain	$120,313

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(14)

Net Unrealized Appreciation (Depreciation)	$84,162

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.

13

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 6.—(continued)
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica T. Rowe Price Equity Income VP.

14

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
T. Rowe Price Equity Income:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of T. Rowe Price Equity Income (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

15

T. Rowe Price Equity Income
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $52,326 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

			Abstentions/Broker Non-
Proposed Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883

Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

16

T. Rowe Price Equity Income
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between T. Rowe Price Equity Income (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and T. Rowe Price Associates, Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees noted that the Fund’s performance was above the median for its peer universe over the past 1-year period and in line with the median for its peer universe for the past 3-and 5-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fees were in line for the median for its peer group and slightly above the median of its peer universe and that the total expenses of the Fund were just above the median for its peer group, but below the median for the peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

17

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders. With respect to the Sub-Adviser, the Trustees noted that the Sub-Adviser’s trading costs generally had been lower than its peers for three of the previous four quarters.

18

T. Rowe Price Small Cap
MARKET ENVIRONMENT
Stocks hit record highs in 2007, before the housing, credit, and liquidity crises ultimately brought the party to a halt. For the year, small-cap stocks generally produced negative returns and lagged large- and mid-cap shares, while growth beat value across all capitalization ranges. In the Morgan Stanley Capital International US Small Cap Growth Index (“MSCI US Small Cap Growth”), energy shares performed best (up 39%), followed by materials (up 28%). Utilities also put up excellent returns (gaining 23%), but make up less than 1% of the index. Financial shares (down 14%) were by far the worst performers for the year. Consumer discretionary (down about 4%) stocks were the only other shares to have negative returns.
PERFORMANCE
For the year ended December 31, 2007, T. Rowe Price Small Cap, Initial Class returned 9.61%. By comparison its primary and former benchmarks, the MSCI US Small Cap Growth and the Russell 2000 Growth Index, returned 9.61% and 7.05%, respectively.
STRATEGY REVIEW
Relative to the index, out-performance was largely a result of stock selection among financial shares; information technology (“IT”) and consumer discretionary shares were other notable contributors. Positioning in the industrial sector was by far the leading detractor from relative results.
Stock selection among financials shares was the key source of strength, led by holdings in diversified financial services firms and commercials banks. In addition, it helped to be underweight in consumer finance names and real estate investment trusts. The leading contributors in this space were asset manager Affiliated Managers Group, Inc. and energy trader IntercontinentalExchange, Inc. These stocks benefited from the gains and volatility in 2007 in financial and commodity markets, respectively.
Stock picks drove relative results in the IT sector, led by holdings in the IT services and electronic equipment industry segments. In IT services, electronic payments processor CyberSource Corporation was a leading contributor as a result of soaring revenues, a positive outlook, and the expected divestiture of an underperforming business unit. That said, the largest contributor in the sector was in the electronic equipment segment. Here FLIR Systems, Inc., a maker of infrared camera equipment used by the military, beat estimates and provided a positive outlook. Internet software and services firm Taleo Corporation was another notable contributor, reporting rapid growth and profit gains in its corporate recruiting and tracking software business.
In the consumer discretionary sector, stock picks helped most in the specialty retail, internet and catalog retail, and media segments. The leading contributors in this space were priceline.com, Incorporated, which enjoyed growth in its international business and acquired overseas assets. Electronic game retailer GameStop Corp. was another top 10 contributor overall on the strength of an increase in sales driven by new hardware and software gaming cycles.
In the industrial sector, stock picks in the commercial services and supplies and airfreight and logistics industries were leading sources of weakness. In the commercial services industry, overweight positions in The Corporate Executive Board Company, Resources Connection, Inc., and Kenexa Corporation detracted because slower economic growth and a more difficult business environment took the wind out of the sails of corporate consulting firms. These account for some of the largest detractors for the entire portfolio for the year. In addition, freight logistics company UTi Worldwide Inc. (“UTi”) saw its stock fall to a three-year low late in 2007 after losing Wal-Mart Stores, Inc. as a customer. UTi was the number two detractor for the year.
Materials stocks also detracted from relative returns as a result of an underweight position in the best-performing segment of the benchmark. Telecommunication services was the only other sector to detract from relative results, due to stock selection. In this sector, Leap Wireless International, Inc. was the leading detractor from relative performance after restating earnings and giving poor guidance, while rejecting the buyout offer of MetroPCS Communications, Inc.
Sudhir Nanda, Ph.D., CFA
Portfolio Manager
T. Rowe Price Associates, Inc.

AEGON/Transamerica Series Trust	Annual Report 2007

1

T. Rowe Price Small Cap
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	9.61%	14.24%	5.71%	5/3/99
MSCI US Small Cap Growth Gross(1)	9.61%	18.46%	8.26%	5/3/99
Russell 2000 Growth (1)	7.05%	16.50%	4.04%	5/3/99

Service Class	9.27%	— %	14.01%	5/1/03

NOTES

(1)	The MSCI US Small Cap Growth (MSCI US Small Cap Growth) Index and the Russell 2000 Growth (Russell 2000 Growth) Index are unmanaged indexes used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares. Prior to May 1, 2007, the Russell 2000 Growth served as the portfolio’s benchmark. The index was changed to the MSCI US Small Cap Growth Index to make more meaningful comparisons of the portfolio’s performance relative to the strategy it employs.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
Investing in small cap stocks generally involves great volatility and risks so an investment in the portfolio may not be appropriate for everyone.

2

T. Rowe Price Small Cap
UNDERSTANDING YOUR FUNDS EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$978.93	0.82%	$4.09
Hypothetical (b)	1,000.00	1,021.07	0.82	4.18

Service Class
Actual	1,000.00	977.36	1.07	5.33
Hypothetical (b)	1,000.00	1,019.81	1.07	5.45

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

T. Rowe Price Small Cap
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (99.7%)
Aerospace & Defense (2.1%)
Alliant Techsystems, Inc. ‡^	9,000	$1,024
Be Aerospace, Inc. ‡	12,900	682
Ceradyne, Inc. ‡	25,500	1,197
DRS Technologies, Inc. ^	10,910	592
Teledyne Technologies, Inc. ‡	18,900	1,008
Transdigm Group, Inc. ‡	10,500	474
Air Freight & Logistics (0.7%)
Hub Group, Inc. Class A ‡	10,600	282
UTI Worldwide, Inc.	73,900	1,448
Airlines (0.2%)
Skywest, Inc.	18,500	497
Auto Components (0.4%)
Drew Industries, Inc. ‡	7,600	208
Gentex Corp.	37,900	674
Automobiles (0.3%)
Thor Industries, Inc. ^	21,600	821
Beverages (0.7%)
Boston Beer Co., Inc. Class A ‡	22,100	832
Hansen Natural Corp. ‡^	17,900	793
Biotechnology (4.7%)
Acadia Pharmaceuticals, Inc. ‡	9,900	110
Alexion Pharmaceuticals, Inc. ‡	13,900	1,043
Alkermes, Inc. ‡^	33,000	514
Alnylam Pharmaceuticals, Inc. ‡^	5,200	151
Array Biopharma, Inc. ‡	6,600	56
BioMarin Pharmaceuticals, Inc. ‡	32,900	1,165
Cubist Pharmaceuticals, Inc. ‡	14,300	293
DeCode Genetics, Inc. ‡^	48,300	178
Human Genome Sciences, Inc. ‡^	21,200	221
Incyte Corp. ‡	64,200	645
Isis Pharmaceuticals, Inc. ‡^	7,200	113
Lexicon Pharmaceuticals, Inc. ‡	29,600	90
LifeCell Corp. ‡	6,300	272
Martek Biosciences Corp. ‡^	10,300	305
Medarex, Inc. ‡^	32,700	341
Myriad Genetics, Inc. ‡	13,700	636
Onyx Pharmaceuticals, Inc. ‡^	16,100	895
OSI Pharmaceuticals, Inc. ‡	16,000	776
PDL Biopharma, Inc. ‡	57,600	1,009
Pharmion Corp. ‡^	8,300	522
Regeneron Pharmaceuticals, Inc. ‡	13,800	333
Rigel Pharmaceuticals, Inc. ‡	19,500	495
Seatlle Genetics, Inc. ‡	10,800	123
Senomyx, Inc. ‡^	39,900	299
Theravance, Inc. ‡	14,200	277
United Therapeutics Corp. ‡^	4,900	478
Capital Markets (2.4%)
Affiliated Managers Group, Inc. ‡^	21,800	2,560
Cohen & Steers, Inc. ^	6,700	201
GFI Group, Inc. ‡	4,900	469
Greenhill & Co., Inc. ^	21,000	1,396
Knight Capital Group, Inc. Class A ‡	21,200	$305
Optionsxpress Holdings, Inc.	18,000	609
Penson Worldwide, Inc. ‡	12,400	178
Chemicals (2.9%)
Airgas, Inc.	21,200	1,105
Cf Industries Holdings, Inc.	11,300	1,243
Hercules, Inc.	33,800	654
Koppers Holdings, Inc.	9,300	402
Nalco Holding Co.	58,100	1,405
Scotts Miracle-Gro Co. (The) Class A^	17,500	655
Terra Industries, Inc. ‡^	29,500	1,409
Commercial Banks (0.8%)
Boston Private Financial Holdings, Inc. ^	17,200	466
Pinnacle Financial Partners, Inc. ‡	7,500	191
SVB Financial Group ‡^	10,800	544
UCBH Holdings, Inc. ^	49,300	698
Commercial Services & Supplies (4.7%)
Administaff, Inc. ^	14,400	407
Advisory Board Co. (The) ‡	22,900	1,470
ChoicePoint, Inc. ‡	17,500	637
Corporate Executive Board Co. ^	18,700	1,124
Heidrick & Struggles International, Inc.	11,000	408
Huron Consulting Group, Inc. ‡	4,500	363
IHS, Inc. Class A ‡	13,000	787
Kenexa Corp. ‡	25,500	495
Knoll, Inc.	10,800	178
Korn/Ferry International ‡	18,000	339
Navigant Consulting, Inc. ‡^	15,600	213
Resources Connection, Inc.	57,900	1,052
Stericycle, Inc. ‡^	43,200	2,566
Waste Connections, Inc. ‡	41,525	1,283
Communications Equipment (3.4%)
Adtran, Inc. ^	27,300	584
Avocent Corp. ‡	17,050	398
Blue Coat Systems, Inc. ‡	12,100	398
Commscope, Inc. ‡	25,600	1,260
Comtech Telecommunications Corp. ‡	25,000	1,350
Dycom Industries, Inc. ‡	15,100	402
F5 Networks, Inc. ‡	47,100	1,343
Foundry Networks, Inc. ‡	46,100	808
Netgear, Inc. ‡	12,100	432
Plantronics, Inc.	15,900	413
Polycom, Inc. ‡	28,812	800
Computers & Peripherals (0.2%)
Intermec, Inc. ‡^	11,900	241
Palm, Inc. ^	50,900	323
Construction & Engineering (1.0%)
Foster Wheeler, Ltd. ‡	6,900	1,070
Perini Corp. ‡	7,800	323
Quanta Services, Inc. ‡^	39,476	1,036
Construction Materials (0.2%)
Eagle Materials, Inc. ^	11,400	404
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
Containers & Packaging (0.7%)
Crown Holdings, Inc. ‡	45,500	$1,167
Greif, Inc. Class A	7,000	458
Diversified Consumer Services (2.5%)
Bright Horizons Family Solutions, Inc. ‡	30,400	1,050
DeVry, Inc.	28,700	1,491
ITT Educational Services, Inc. ‡^	18,200	1,552
Matthews International Corp. Class A	15,800	741
Sotheby’s ^	20,400	777
Steiner Leisure, Ltd. ‡	9,300	411
Diversified Financial Services (0.1%)
MSCI, Inc. Class A ‡	5,800	223
Diversified Telecommunication Services (0.8%)
Cbeyond, Inc. ‡^	16,200	632
Cogent Communications Group, Inc. ‡^	15,300	363
Time Warner Telecom, Inc. Class A ‡	39,800	807
Electrical Equipment (1.9%)
Ametek, Inc.	29,800	1,396
General Cable Corp. ‡	17,900	1,312
II-VI, Inc. ‡	30,500	932
Thomas & Betts Corp. ‡	20,500	1,005
Electronic Equipment & Instruments (3.9%)
Cyberoptics Corp. ‡	61,900	743
Dolby Laboratories, Inc. Class A ‡	27,200	1,352
FLIR Systems, Inc. ‡	86,600	2,711
Itron, Inc. ‡^	9,100	873
Mettler Toledo International, Inc. ‡	17,000	1,935
Orbotech, Ltd. ‡	27,200	477
Rofin-Sinar Technologies, Inc. ‡	9,000	433
Trimble Navigation, Ltd. ‡	15,600	472
TTM Technologies, Inc. ‡	38,300	446
Energy Equipment & Services (6.4%)
Atwood Oceanics, Inc. ‡	11,000	1,103
Core Laboratories NV ‡	14,600	1,821
Dresser-Rand Group, Inc. ‡	29,300	1,144
Global Industries, Ltd. ‡	57,600	1,234
Helix Energy Solutions Group, Inc. ‡	36,400	1,511
Helmerich & Payne, Inc.	28,100	1,126
Ion Geophysical Corp. ‡	33,200	524
Natco Group, Inc. Class A ‡	12,900	698
Oceaneering International, Inc. ‡	15,100	1,017
Oil States International, Inc. ‡^	48,200	1,644
SEACOR Holdings, Inc. ‡	6,500	603
Superior Energy Services, Inc. ‡	29,500	1,015
TETRA Technologies, Inc. ‡	40,200	626
Unit Corp. ‡	8,000	370
W-H Energy Services, Inc. ‡	18,400	1,034
Food & Staples Retailing (0.2%)
Pantry, Inc. (The) ‡^	16,000	418
Food Products (0.3%)
Ralcorp Holdings, Inc. ‡	6,500	$395
SunOpta, Inc. ‡^	17,800	238
Health Care Equipment & Supplies (5.6%)
American Medical Systems Holdings, Inc. ‡^	18,900	273
Arthrocare Corp. ‡^	15,400	740
Edwards Lifesciences Corp. ‡	22,700	1,044
GEN-Probe, Inc. ‡	26,600	1,674
Hologic, Inc. ‡	14,764	1,013
Idexx Laboratories, Inc. ‡	19,800	1,161
Immucor, Inc. ‡	36,500	1,241
Integra LifeSciences Holdings Corp. ‡^	8,000	335
Mentor Corp. ^	7,400	289
Meridian Bioscience, Inc.	49,350	1,485
ResMed, Inc. ‡^	20,000	1,051
Respironics, Inc. ‡	30,200	1,978
Stereotaxis, Inc. ‡^	13,100	160
Steris Corp.	16,900	487
Thoratec Corp. ‡^	31,900	580
Health Care Providers & Services (4.1%)
Air Methods Corp. ‡	9,600	477
Amedisys, Inc. ‡^	14,066	682
Centene Corp. ‡	26,900	738
Chemed Corp.	16,100	900
Gentiva Health Services, Inc. ‡	25,400	484
HealthExtras, Inc. ‡	24,200	631
Healthspring, Inc. ‡	18,900	360
Healthways, Inc. ‡^	6,900	403
Inventiv Health, Inc. ‡	16,800	520
LCA-Vision, Inc. ^	6,400	128
LifePoint Hospitals, Inc. ‡^	14,800	440
Pediatrix Medical Group, Inc. ‡	19,700	1,343
Pss World Medical, Inc. ‡	25,500	499
Psychiatric Solutions, Inc. ‡	23,800	774
Sunrise Senior Living, Inc. ‡^	13,200	405
VCA Antech, Inc. ‡	24,700	1,092
Health Care Technology (0.5%)
Cerner Corp. ‡^	15,000	846
Computer Programs & Systems, Inc.	8,500	193
Phase Forward, Inc. ‡	9,700	211
Hotels, Restaurants & Leisure (2.8%)
BJ’s Restaurants, Inc. ‡^	43,700	711
Burger King Holdings, Inc.	24,100	687
Chipotle Mexican Grill, Inc. Class B ‡	9,300	1,144
Choice Hotels International, Inc.	12,000	399
Monarch Casino & Resort, Inc. ‡	12,800	308
Orient-Express Hotels, Ltd. Class A	11,300	650
Sonic Corp. ‡	47,643	1,043
WMS Industries, Inc. ‡^	45,950	1,684
The notes to the financial statements are an integral part of this report.

5

	Shares	Value
Household Durables (0.6%)
iRobot Corp. ‡^	8,800	$159
Jarden Corp. ‡^	28,100	664
Tempur-Pedic International ^	26,700	693
Household Products (0.5%)
Church & Dwight Co., Inc.	23,600	1,276
Insurance (1.5%)
HCC Insurance Holdings, Inc.	34,700	995
Max Capital Group, Ltd.	17,200	481
Philadelphia Consolidated Holding Corp. ‡	23,500	925
Stancorp Financial Group, Inc. ‡	23,600	1,189
Internet & Catalog Retail (1.3%)
Blue Nile, Inc. ‡^	10,600	722
NutriSystem, Inc. ‡^	11,300	305
priceline.com, Inc. ‡^	18,400	2,113
Internet Software & Services (2.3%)
CNET Networks, Inc. ‡^	94,500	864
Dealertrack Holdings, Inc. ‡	17,600	589
Digital River, Inc. ‡	18,800	622
j2 Global Communications, Inc. ‡	27,000	572
SINA Corp. ‡	17,800	789
Valueclick, Inc. ‡^	38,700	847
Visual Sciences, Inc. ‡	26,700	493
Websense, Inc. ‡	42,100	715
IT Services (3.4%)
CACI International, Inc. Class A ‡	18,400	824
Cybersource Corp. ‡	61,200	1,087
Global Payments, Inc.	27,620	1,285
Heartland Payment Systems, Inc. ^	30,100	807
NCI, Inc. Class A ‡	69,200	1,184
NeuStar, Inc. Class A ‡^	19,500	559
Perot Systems Corp. Class A ‡	57,400	775
RightNow Technologies, Inc. ‡^	53,500	848
SRA International, Inc. Class A ‡	28,900	851
Leisure Equipment & Products (0.5%)
Polaris Industries, Inc. ^	19,300	922
Pool Corp. ^	13,687	271
Life Sciences Tools & Services (2.4%)
Affymetrix, Inc. ‡^	19,600	454
Dionex Corp. ‡	3,950	327
Exelixis, Inc. ‡	30,700	265
Illumina, Inc. ‡^	15,600	925
Invitrogen Corp. ‡	13,900	1,298
Parexel International Corp. ‡	17,600	850
Techne Corp. ‡	16,400	1,083
Varian, Inc. ‡	10,200	666
Machinery (4.9%)
Actuant Corp. Class A	79,800	2,714
Bucyrus International, Inc. Class A^	9,200	914
Chart Industries, Inc. ‡	10,700	$331
Gardner Denver, Inc. ‡	14,600	482
Graco, Inc.	19,500	727
Kaydon Corp. ^	24,000	1,309
Kennametal, Inc.	12,400	469
Manitowoc Co., Inc. (The)	26,500	1,294
Middleby Corp. ‡^	8,800	674
Rbc Bearings, Inc. ‡	18,700	813
Toro Co. ^	24,700	1,345
Wabtec Corp.	17,400	599
Marine (0.1%)
Horizon Lines, Inc. Class A	11,800	220
Media (0.7%)
Interactive Data Corp.	16,100	531
John Wiley & Sons, Inc. Class A	14,700	630
Marvel Entertainment, Inc. ‡^	19,200	513
Metals & Mining (1.2%)
Carpenter Technology Corp.	13,300	1,000
Cleveland-Cliffs, Inc. ^	14,900	1,502
Steel Dynamics, Inc.	4,400	262
Multiline Retail (0.5%)
Big Lots, Inc. ‡^	32,600	521
Saks, Inc. ‡	29,400	611
Oil, Gas & Consumable Fuels (4.2%)
Bill Barrett Corp. ‡^	16,100	674
Cabot Oil & Gas Corp.	46,700	1,885
Denbury Resources, Inc. ‡	27,000	803
Foundation Coal Holdings, Inc.	22,600	1,186
Frontier Oil Corp.	28,900	1,173
Mariner Energy, Inc. ‡	34,218	783
Penn Virginia Corp.	25,600	1,117
Petrohawk Energy Corp. ‡^	42,500	736
Plains Exploration & Production Co. ‡	17,900	967
St. Mary Land & Exploration Co.	22,000	849
Personal Products (1.2%)
Alberto-Culver Co. Class B	34,200	839
Chattem, Inc. ‡^	9,500	717
Herbalife, Ltd.	16,800	677
Nbty, Inc. ‡	20,800	570
Pharmaceuticals (1 .4%)
Medicines Co. (The) ‡	13,500	259
Medicis Pharmaceutical Corp. Class A^	37,500	974
Mgi Pharma, Inc. ‡	18,200	737
Sciele Pharma, Inc. ‡	13,900	284
Valeant Pharmaceuticals International ‡	36,500	437
Viropharma, Inc. ‡	18,100	144
Xenoport, Inc. ‡	9,000	503
Real Estate Investment Trusts (0.0%)
PS Business Parks, Inc. REIT	2,100	110
Real Estate Management & Development (0.3%)
Jones Lang Lasalle, Inc. ^	9,100	647
The notes to the financial statements are an integral part of this report.

6

	Shares	Value
Road & Rail (0.3%)
Landstar System, Inc.	18,900	$797
Semiconductors & Semiconductor Equipment (5.1%)
Advanced Energy Industries, Inc. ‡	46,300	606
ATMI, Inc. ‡	19,500	629
Cabot Microelectronics Corp. ‡^	9,100	327
COHU, Inc.	27,500	421
Cymer, Inc. ‡	26,500	1,032
Diodes, Inc. ‡	14,300	430
Entegris, Inc. ‡	70,200	606
EXAR Corp. ‡	26,500	211
Integrated Device Technology, Inc. ‡	67,520	764
Intersil Corp. Class A	28,460	697
Micrel, Inc.	49,700	420
ON Semiconductor Corp. ‡^	180,800	1,605
Pericom Semiconductor Corp. ‡	24,600	460
PMC - Sierra, Inc. ‡	61,200	400
Semtech Corp. ‡	51,700	802
Standard Microsystems Corp. ‡	9,300	363
Varian Semiconductor Equipment Associates, Inc. ‡	42,025	1,555
Verigy, Ltd. ‡	20,700	562
Virage Logic Corp. ‡	45,899	383
Software (6.4%)
Actuate Corp. ‡	90,900	706
Ansoft Corp. ‡	23,900	618
ANSYS, Inc. ‡	30,100	1,248
Blackboard, Inc. ‡	12,600	507
Epicor Software Corp. ‡	36,700	432
FactSet Research Systems, Inc.	22,950	1,278
Fair Isaac Corp.	24,934	802
Informatica Corp. ‡	99,400	1,791
Jack Henry & Associates, Inc.	20,300	494
Lawson Software, Inc. ‡	33,800	346
Macrovision Corp. ‡	28,900	530
Micros Systems, Inc. ‡	11,900	835
MicroStrategy, Inc. Class A ‡	3,800	361
Parametric Technology Corp. ‡	19,800	$354
Progress Software Corp. ‡	13,300	448
Quest Software, Inc. ‡^	36,000	664
SPSS, Inc. ‡	18,200	654
Synopsys, Inc. ‡	22,600	586
Taleo Corp. Class A ‡	40,200	1,197
THQ, Inc. ‡^	29,900	843
TIBCO Software, Inc. ‡	54,600	441
Wind River Systems, Inc. ‡	38,000	339
Specialty Retail (2.9%)
AC Moore Arts & Crafts, Inc. ‡	48,400	666
Aeropostale, Inc. ‡	25,950	688
Dress Barn, Inc. ‡	19,300	241
GameStop Corp. Class A ‡	15,700	975
Guess?, Inc.	13,600	515
Gymboree Corp. ‡	35,100	1,069
Hibbett Sports, Inc. ‡^	29,200	583
J Crew Group, Inc. ‡	12,500	603
JOS A Bank Clothiers, Inc. ‡^	8,700	248
Tractor Supply Co. ‡^	17,600	633
Zumiez, Inc. ‡^	33,100	806
Textiles, Apparel & Luxury Goods (1 .7%)
Deckers Outdoor Corp. ‡	6,000	930
Fossil, Inc. ‡	21,812	916
Hanesbrands, Inc. ‡	29,800	810
Iconix Brand Group, Inc. ‡^	37,200	731
Warnaco Group, Inc. (The) ‡^	22,400	780
Trading Companies & Distributors (0.4%)
Beacon Roofing Supply, Inc. ‡^	21,900	184
MSC Industrial Direct Co. Class A	18,200	737
Wireless Telecommunication Services (1.4%)
Leap Wireless International, Inc. ‡	19,600	914
SBA Communications Corp. Class A ‡	62,800	2,125
Syniverse Holdings, Inc. ‡	22,600	352

Total Common Stocks (cost $208,945)		239,688

Total Securities Lending Collateral (cost $59,750) (1)		59,750

Total Investment Securities (cost $268,695) #		$299,438

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $57,555.

‡	Non Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $21,658, that serve as collateral for securities lending, are invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $269,720. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $46,694 and $16,976, respectively. Net unrealized appreciation for tax purposes is $29,718.
DEFINITIONS:
REIT Real Estate Investment Trust
The notes to the financial statements are an integral part of this report.

7

T. Rowe Price Small Cap
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $268,695) (including securities loaned of $57,555)	$299,438
Cash	1,098
Receivables:
Shares sold	16
Interest	12
Income from loaned securities	22
Dividends	38

300,624

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	116
Management and advisory fees	153
Distribution and service fees	4
Administration fees	4
Payable for collateral for securities on loan	59,750
Other	81

60,108

Net Assets	$240,516

Net Assets Consist of:
Capital Stock ($.01 par value)	$234
Additional paid-in capital	176,004
Undistributed (accumulated) net realized gain from investment securities	33,535
Net unrealized appreciation on investment securities	30,743

Net Assets	$240,516

Net Assets by Class:
Initial Class	$224,187
Service Class	16,329
Shares Outstanding:
Initial Class	21,827
Service Class	1,610
Net Asset Value and Offering Price Per Share:
Initial Class	$10.27
Service Class	10.14
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$783
Interest	60
Income from loaned securities-net	260

1,103

Expenses:
Management and advisory fees	1,926
Printing and shareholder reports	61
Custody fees	47
Administration fees	52
Legal fees	5
Audit fees	21
Trustees fees	9
Distribution and service fees:
Service Class	39
Other	4

Total expenses	2,164

Net Investment Loss	(1,061)

Net Realized Gain (Loss) from:
Investment securities	36,623

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(11,823)

Net Realized and Unrealized Gain:	24,800

Net Increase In Net Assets Resulting from Operations	$23,739

The notes to the financial statements are an integral part of this report.

8

T. Rowe Price Small Cap
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment (loss)	$(1,061)	$(1,478)
Net realized gain from investment securities	36,623	26,128
Change in unrealized (depreciation) on investment securities	(11,823)	(13,969)

	23,739	10,681

Distributions to Shareholders:
From net realized gains:
Initial Class	(22,442)	(24,489)
Service Class	(1,481)	(1,409)

	(23,923)	(25,898)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	13,909	35,662
Service Class	5,863	11,306

	19,772	46,968

Dividends and distributions reinvested:
Initial Class	22,442	24,489
Service Class	1,481	1,409

	23,923	25,898

Cost of shares redeemed:
Initial Class	(65,856)	(118,848)
Service Class	(8,194)	(11,304)

	(74,050)	(130,152)

	(30,355)	(57,286)

Net increase (decrease) in net assets	(30,539)	(72,503)

Net Assets:
Beginning of year	271,055	343,558

End of year	$240,516	$271,055

Undistributed (Accumulated) Net Investment Income (Loss)	$—	$—

Share Activity:
Shares issued:
Initial Class	1,268	3,173
Service Class	546	1,040

	1,814	4,213

Shares issued-reinvested from distributions:
Initial Class	2,200	2,586
Service Class	147	150

	2,347	2,736

Shares redeemed:
Initial Class	(6,115)	(10,771)
Service Class	(782)	(1,026)

	(6,897)	(11,797)

Net increase (decrease) in shares outstanding:
Initial Class	(2,647)	(5,012)
Service Class	(89)	164

	(2,736)	(4,848)

The notes to the financial statements are an integral part of this report.

9

T. Rowe Price Small Cap
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$10.36	$11.08	$12.35	$11.19	$7.97
Investment Operations
Net investment income (loss)	(0.04)	(0.05)	(0.04)	(0.06)	(0.05)
Net realized and unrealized gain (loss)	1.03	0.35	1.21	1.22	3.27

Total operations	0.99	0.30	1.17	1.16	3.22

Distributions
From net investment income	—	—	—	—	—
From net realized gains	(1.08)	(1.02)	(2.44)	—	—

Total distributions	(1.08)	(1.02)	(2.44)	—	—

Net Asset Value
End of period(b)	$10.27	$10.36	$11.08	$12.35	$11.19

Total Return(c),(d)	9.61%	3.59%	10.61%	10.37%	40.40%
Net Assets End of Period (000’s)	$224,187	$253,644	$326,681	$308,252	$543,942
Ratio and Supplemental Data
Expenses to average net assets(e)	0.82%	0.84%	0.81%	0.79%	0.80%
Net investment income (loss), to average net assets(e)	(0.40)%	(0.48)%	(0.36)%	(0.51)%	(0.54)%
Portfolio turnover rate(d)	45%	34%	49%	27%	17%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$10.25	$11.00	$12.30	$11.17	$8.31
Investment Operations
Net investment income (loss)	(0.07)	(0.08)	(0.07)	(0.08)	(0.05)
Net realized and unrealized gain (loss)	1.01	0.35	1.21	1.21	2.91

Total operations	0.94	0.27	1.14	1.13	2.86

Distributions
From net investment income	—	—	—	—	—
From net realized gains	(1.05)	(1.02)	(2.44)	—	—

Total distributions	(1.05)	(1.02)	(2.44)	—	—

Net Asset Value
End of period(b)	$10.14	$10.25	$11.00	$12.30	$11.17

Total Return(c),(d)	9.27%	3.34%	10.40%	10.12%	34.42%
Net Assets End of Period (000’s)	$16,329	$17,411	$16,877	$7,525	$1,538
Ratio and Supplemental Data
Expenses to average net assets(e)	1.07%	1.09%	1.06%	1.05%	1.05%
Net investment income (loss), to average net assets(e)	(0.64)%	(0.73)%	(0.63)%	(0.74)%	(0.74)%
Portfolio turnover rate(d)	45%	34%	49%	27%	17%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	T. Rowe Price Small Cap (the “Fund”) share class commenced operations as follows:

Initial Class — May 3, 1999

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

10

T. Rowe Price Small Cap
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. T. Rowe Price Small Cap (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market. Investment company securities are valued at the net asset value of the underlying portfolio.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, under the supervision of the Board’s Valuation Committee, using guidelines adopted by the Board of Trustees.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $2 are included in net realized gains in the Statement of Operations.

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.— (continued)
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities earned by State Street for loaned. Income from loaned securities its services, shown in the Statement of Operations is net of fees in the amount of $111.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$2,579
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	2,063
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	1,805
Barclays, Eurodollar Term, 5.00%, 2/12/2008	3,611
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	3,353
Calyon, Eurodollar Term, 5.12%, 3/3/2008	774
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	6,706
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	2,579
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	1,290
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	1,290
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	2 ,579
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	3,869
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	10,574
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	3,095
Reserve Primary Money Market Fund 4.95%	2,751
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	3,095
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	1,547
Toronto Dominion Bank, Eurodollar Term, 5. 05%, 1/10/2008	3,095
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	1,805
Wells Fargo, Bank Note, 4.75%, 1/8/2008	1,290

$59,750

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates. Since the Fund invests in real estate securities, the net asset value per share may fluctuate more widely than the value of shares of a fund that invests in a broad range of industries.
Dividend income is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentages of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$5,740	2.38%
Asset Allocation-Moderate Portfolio	27,074	11.26

Total	$32,814	13.64%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following rate:
0.75% of ANA
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.— (continued)
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $12. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $13. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$116,467
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	169,987
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales and net operating loss.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

13

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4.— (continued)

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$1,061
Undistributed (accumulated) net realized gain (loss) from investment securities	$(1,061)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$—
Long-term Capital Gain	25,898

2007 Distributions paid from:
Ordinary Income	496
Long-term Capital Gain	23,426
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$2,623

Undistributed Long-term Capital Gain	$31,937

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$29,718

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.

14

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica T. Rowe Price Small Cap VP.

15

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
T. Rowe Price Small Cap:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of T. Rowe Price Small Cap (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

16

T. Rowe Price Small Cap
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $23,426 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

17

T. Rowe Price Small Cap
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between T. Rowe Price Small Cap (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and T. Rowe Price Associates, Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees noted that the Fund’s performance was in line with the median for its peer universe for the past 1-and 5-year periods and below the median for the past 3-year period. The Trustees further noted that the Fund has a low level of relative risk as compared to its peer universe. The Trustees further noted that the Fund On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fees were below the median for its peer group and that the total expenses of the Fund were well below the medians for its peer group and peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board considered the specific reasons for the absence of breakpoints, and concluded that the absence of breakpoints was acceptable under the circumstances. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

18

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders. With respect to the Sub-Adviser, the Trustees noted that the Sub-Adviser’s trading costs generally had been lower than its peers for three of the previous four quarters.

19

T. Rowe Price Growth Stock
MARKET ENVIRONMENT
The U.S. equity markets broadly declined in the fourth quarter. Returns were led by utilities, which profited from improved fundamentals and credit ratings, and energy, on rising oil prices. Financials was the worst performing sector in the benchmark, followed by consumer discretionary. The ripple effects of the sub-prime lending fallout have spread to the credit markets and, along with higher gasoline prices, have significantly dampened consumer spending. Among major U.S. equity indexes, large-cap stocks surpassed small-caps, and large growth stocks outpaced value.
PERFORMANCE
For the year ended December 31, 2007, T. Rowe Price Growth Stock, Initial Class returned 9.91%. By comparison its primary and secondary benchmarks, the Standard and Poor’s 500 Composite Stock Index (“S&P 500”) and the Russell 1000 Growth Index, returned 5.49% and 11.81%, respectively.
STRATEGY REVIEW
The portfolio posted negative returns for the quarter ended December 31, 2007, but outperformed the benchmark S&P 500, which was also negative. Financials, information technology (“IT”), and industrials and business services were the leading portfolio sectors in relative performance. Energy and consumer staples sectors were the primary detractors from results against the benchmark.
The portfolio’s stock selection in financials, IT, and industrials and business services sectors was the main reason for relative outperformance against the S&P 500. Underweighting financials and overweighting IT sectors also contributed to positive relative results. Energy was a relative detractor due to underweighting and stock selection, while an underweight to consumer staples also had an adverse impact.
Although financials was the worst performing sector in the benchmark, it was the portfolio’s strongest relative outperformer, lifted by stock selection in the capital markets industry. State Street Corporation, a leader in trust services and asset management, continued to perform well despite fallout from the sub-prime mortgage slump. The longer term appears promising for this stock, despite apprehension over asset- backed commercial paper with mortgage exposure and the cloud of a lawsuit regarding the company’s troubled fixed income funds. The Charles Schwab Corporation, the brokerage and financials services firm, saw an increase in client assets despite notable market volatility. DLF Limited, a dominant real estate developer in India, offers quality exposure to the property sector in that country. While favoring capital markets stocks, the portfolio trimmed positions with credit concerns in the period.
IT remains the portfolio’s largest absolute sector and largest relative overweight. Quarterly results benefited from stock selection in the Internet software and services industry and the computers and peripherals industry. Google Inc., the global targeted-advertising and Internet search company, further increased its market share at a remarkable rate, led by domestic revenue acceleration and strong international growth. Apple Inc. computers reported strong earnings and raised its future guidance.
Industrials and business services outperformed on stock selection, particularly in the machinery industry. Danaher Corporation, a diversified maker of instruments, technology, and tools, announced record third-quarter results and is well- positioned to grow earnings. Foster Wheeler Ltd., an engineering infrastructure firm, we believe will grow on increased spending on energy, oil, and natural gas infrastructure. The portfolio was a net buyer in the sector and continues to be overweight relative to the benchmark.
Stock selection and an underweight had a negative impact on relative results of the energy sector. The portfolio was overweight the energy equipment and services industry. Oilfield services companies Schlumberger Limited and Baker Hughes Incorporated pulled back from previous quarter gains. However, both companies, we believe, will prosper from rising world demand for oil exploration and development.
Consumer staples underperformed against the benchmark on stock selection and underweighting. The portfolio’s focus in the food and staples retailing industry proved detrimental. Shares of Whole Foods Market, Inc. gave up gains from last quarter but we believe the world’s leading retailer of natural and organic foods is poised to deliver multi-years earnings growth and acceleration. The portfolio added to the sector in the period.
Robert W. Smith

Portfolio Manager
T. Rowe Price Associates, Inc.

AEGON/Transamerica Series Trust	Annual Report 2007

1

T. Rowe Price Growth Stock

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	9.91%	13.70%	7.52%	12.07%	1/3/95
S&P 500(1)	5.49%	12.83%	5.91%	11.27%	1/3/95
Russell 1000 Growth (1)	11.81%	12.10%	3.83%	9.39%	1/3/95

Service Class	9.61%	—%	—%	12.90%	5/1/03

NOTES

(1)	The Standard and Poor’s 500 Composite Stock (S&P 500) Index and the Russell 1000 Growth (Russell 1000 Growth) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

T. Rowe Price Growth Stock

UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)

SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,013.96	0.86%	$4.37
Hypothetical (b)	1,000.00	1,020.87	0.86	4.38

Service Class
Actual	1,000.00	1,012.60	1.11	5.63
Hypothetical (b)	1,000.00	1,019.61	1.11	5.65

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

T. Rowe Price Growth Stock

SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (97.8%)
Aerospace & Defense (0.9%)
General Dynamics Corp.	51,300	$4,565
Air Freight & Logistics (0.5%)
Expeditors International Washington, Inc.	54,700	2,444
Airlines (0.8%)
Southwest Airlines Co.	309,100	3,771
Beverages (1.3%)
InBev NV	29,400	2,450
PepsiCo, Inc.	52,200	3,962
Biotechnology (2.5%)
Celgene Corp. ‡	22,700	1,049
Genentech, Inc. ‡	74,000	4,963
Gilead Sciences, Inc. ‡	135,900	6,253
Capital Markets (5.3%)
BlackRock, Inc. Class A	10,400	2,255
Charles Schwab Corp. (The)	162,100	4,142
Franklin Resources, Inc.	39,000	4,463
Goldman Sachs Group, Inc. (The)	14,100	3,032
Morgan Stanley	26,500	1,407
Northern Trust Corp.	37,800	2,895
State Street Corp.	95,000	7,714
Chemicals (1.3%)
Monsanto Co.	39,800	4,445
Praxair, Inc.	22,200	1,970
Commercial Banks (0.5%)
Erste Bank DER Oesterreichischen Sparkassen AG	37,900	2,676
Communications Equipment (3.8%)
Cisco Systems, Inc. ‡	219,900	5,953
Corning, Inc.	196,700	4,719
Juniper Networks, Inc. ‡	114,800	3,811
Qualcomm, Inc.	103,200	4,061
Computers & Peripherals (3.5%)
Apple, Inc. ‡	59,900	11,865
Dell, Inc. ‡	102,100	2,503
EMC Corp. ‡	142,100	2,633
Construction & Engineering (1.1%)
Foster Wheeler, Ltd. ‡	34,700	5,379
Consumer Finance (0.4%)
American Express Co.	40,800	2,122
Diversified Financial Services (2.6%)
Bovespa Holding SA ‡	262,400	5,056
CME Group, Inc. Class A	5,100	3,499
Moody’s Corp. ^	118,500	4,230
Electrical Equipment (0.9%)
Schneider Electric SA	32,900	4,458
Electronic Equipment & Instruments (0.6%)
HON HAI Precision Industry Co., Ltd.	232,640	2,885
Energy Equipment & Services (3.6%)
Baker Hughes, Inc.	71,100	5,766
Schlumberger, Ltd.	123,500	12,149
Food & Staples Retailing (5.3%)
Costco Wholesale Corp.	68,400	4,772
CVS Caremark Corp.	288,405	11,464
SYSCO Corp.	103,800	3,240
Walgreen Co.	89,000	3,389
Whole Foods Market, Inc. ^	73,000	2,978
Food Products (0.4%)
Groupe Danone	20,800	1,867
Health Care Equipment & Supplies (4.7%)
Alcon, Inc.	19,800	2,832
Becton Dickinson & Co.	37,900	3,168
Covidien, Ltd.	71,800	3,180
Medtronic, Inc.	122,900	6,178
St Jude Medical, Inc. ‡	52,900	2,150
Stryker Corp. ‡	40,800	3,049
Zimmer Holdings, Inc. ‡	36,000	2,381
Health Care Providers & Services (6.5%)
Aetna, Inc.	123,300	7,118
Cigna Corp.	51,800	2,783
Humana, Inc. ‡	35,300	2,658
Laboratory Corp. of America Holdings ‡	51,100	3,860
McKesson Corp.	42,100	2,758
Medco Health Solutions, Inc. ‡	36,800	3,732
WellPoint, Inc. ‡	102,200	8,966
Hotels, Restaurants & Leisure (2.9%)
International Game Technology	84,500	3,712
Las Vegas Sands Corp. ‡^	28,200	2,906
Marriott International, Inc. Class A	62,500	2,136
MGM Mirage, Inc. ‡	9,100	765
Yum! Brands, Inc.	123,100	4,711
Household Durables (0.9%)
Harman International Industries, Inc.	22,000	1,622
Tomtom NV ‡^	36,920	2,780
Household Products (1.7%)
Procter & Gamble Co.	85,257	6,259
Reckitt Benckiser Group PLC ‡	34,442	1,998
Independent Power Producers & Energy Traders (0.7%)
AES Corp. (The) ‡	164,500	3,519
Industrial Conglomerates (4.2%)
General Electric Co.	504,200	18,691
McDermott International, Inc. ‡	37,600	2,219
Insurance (1.3%)
Assurant, Inc.	35,400	2,368
Prudential Financial, Inc.	44,100	4,103
Internet & Catalog Retail (2.0%)
Amazon.Com, Inc. ‡	57,900	5,364
B2w Com Global Do Varejo	27,400	1,093
Expedia, Inc.‡	99,645	3,151
Internet Software & Services (4.6%)
Google, Inc. Class A ‡	22,000	15,213
VeriSign, Inc.‡	153,800	5,784
Yahoo!, Inc.‡	69,700	1,621
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
IT Services (2.9%)
Accenture, Ltd. Class A	148,300	$5,343
Automatic Data Processing, Inc.	116,800	5,201
Infosys Technologies, Ltd.	57,253	2,569
Redecard SA	69,400	1,123
Machinery (2.8%)
Danaher Corp.	112,300	9,853
Deere & Co.	24,800	2,309
Joy Global, Inc.	25,000	1,646
Media (2.6%)
EchoStar Communications	32,800	1,237
Corp. Class A ‡
McGraw-Hill Cos., Inc. (The)	142,900	6,261
Nasionale Pers Beperk Class N	125,100	2,965
Shaw Communications, Inc. Class B ‡^	99,000	2,344
Metals & Mining (1.8%)
BHP Billiton, Ltd.	168,916	5,953
Freeport-McMoRan Copper & Gold, Inc.	30,300	3,104
Multiline Retail (1.1%)
Kohl’s Corp. ‡	60,900	2,789
Lojas Renner SA	54,700	1,107
Target Corp.	33,100	1,655
Oil, Gas & Consumable Fuels (3.5%)
EOG Resources, Inc.	38,700	3,454
Exxon Mobil Corp.	48,290	4,525
Murphy Oil Corp.	29,800	2,528
Total SA	83,525	6,940
Pharmaceuticals (2.4%)
Allergan, Inc.	72,300	4,645
Merck & Co., Inc.	41,900	2,435
Roche Holding AG	11,912	2,059
Schering-Plough Corp.	93,600	2,493
Real Estate Management & Development (0.9%)	164,000	4,460
Dlf Limited
Semiconductors & Semiconductor Equipment (1.5%)
Intel Corp.	94,600	2,522
Marvell Technology Group, Ltd. ‡	251,500	3,516
Maxim Integrated Products, Inc.	50,700	1,343
Software (5.8%)
Amdocs, Ltd. ‡	86,200	2,971
CA, Inc.	22	1
Electronic Arts, Inc. ‡	77,400	4,521
Microsoft Corp.	371,200	13,215
Nintendo Co., Ltd.	13,300	7,809
Specialty Retail (0.3%)
Bed Bath & Beyond, Inc. ‡^	53,500	1,572
Thrifts & Mortgage Finance (0.6%)
Housing Development Finance Corp.	39,154	2,853
Trading Companies & Distributors (0.2%)
Fastenal Co. ^	22,200	897
Wireless Telecommunication Services (6.6%)
America Movil SAB de CV Series R, Class R	115,300	7,078
American Tower Corp. Class A ‡	129,200	5,504
Bharti Airtel, Ltd. ‡	186,829	4,714
Crown Castle International Corp. ‡	145,500	6,053
Idea Cellular, Ltd. ‡	525,660	1,867
Leap Wireless International, Inc. ‡	22,378	1,044
Metropcs Communications, Inc. ‡	44,700	869
Rogers Communications, Inc. Class B ^	121,300	5,489

Total Common Stocks (cost $406,445)		480,919

Total Securities Lending Collateral (cost $17,438) (1)		17,438

Total Investment Securities (cost $423,883) #		$498,357

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007,of all securities on loan is $16,835.

‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $6,321, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 - 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $424,351. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $88,887 and $14,881, respectively. Net unrealized appreciation for tax purposes is $74,006.
The notes to the financial statements are an integral part of this report.

5

T. Rowe Price Growth Stock
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $423,883) (including securities loaned of $16,835)	$498,357
Cash	11,552
Receivables:
Investment securities sold	885
Shares sold	142
Interest	38
Income from loaned securities	5
Dividends	376
Dividend reclaims	42

511,397

Liabilities:
Investment securities purchased	1,378
Accounts payable and accrued liabilities:
Shares redeemed	205
Management and advisory fees	328
Distribution and service fees	2
Deferred foreign taxes	280
Administration fees	8
Payable for collateral for securities on loan	17,438
Other	85

19,724

Net Assets	$491,673

Net Assets Consist of:	$192
Capital Stock ($.01 par value)
Additional paid-in capital	389,280
Undistributed (accumulated) net investment income	2,004
Undistributed (accumulated) net realized gain from investment securities and foreign currrency transactions	25,999
Net unrealized appreciation on investment securities	74,194
Translation of assets and liabilities denominated in foreign currencies	4

Net Assets	$491,673

Net Assets by Class:
Initial Class	$484,693
Service Class	6,980
Shares Outstanding:
Initial Class	18,904
Service Class	274
Net Asset Value and Offering Price Per Share:
Initial Class	$25.64
Service Class	25.46
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $167)	$5,685
Interest	493
Income from loaned securities-net	95

6,273

Expenses:
Management and advisory fees	3,750
Printing and shareholder reports	30
Custody fees	144
Administration fees	96
Legal fees	10
Audit fees	26
Trustees fees	16
Distribution and service fees:
Service Class	17
Other	6

Total expenses	4,095

Net Investment Income	2,178

Net Realized Gain (Loss) from:
Investment securities	27,279
Foreign currency transactions	(435)

26,844

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities (Net of foreign capital gains tax of $280)	13,027
Translation of assets and liabilities denominated in foreign currencies	2

13,029

Net Realized and Unrealized Gain:	39,873

Net Increase In Net Assets Resulting from Operations	$42,051

The notes to the financial statements are an integral part of this report.

6

T. Rowe Price Growth Stock

STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$2,178	$1,334
Net realized gain from investment securities and foreign currency transactions	26,844	26,761
Change in unrealized appreciation on investment securities and foreign currency translation	13,029	9,270

	42,051	37,365

Distributions to Shareholders:
From net investment income:
Initial Class	(1,274)	(673)
Service Class	(7)	(2)

	(1,281)	(675)

From net realized gains:
Initial Class	(25,860)	(11,565)
Service Class	(382)	(205)

	(26,242)	(11,770)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	208,999	21,703
Service Class	2,318	1,908

	211,317	23,611

Dividends and distributions reinvested:
Initial Class	27,134	12,238
Service Class	389	207

	27,523	12,445

Cost of shares redeemed:
Initial Class	(72,601)	(63,551)
Service Class	(1,637)	(1,026)

	(74,238)	(64,577)

	164,602	(28,521)

Net increase (decrease) in net assets	179,130	(3,601)

Net Assets:
Beginning of year	312,543	316,144

End of year	$491,673	$312,543

Undistributed (Accumulated) Net Investment Income (Loss)	$2,004	$1,199

Share Activity:
Shares issued:
Initial Class	8,235	902
Service Class	90	82

	8,325	984

Shares issued-reinvested from distributions:
Initial Class	1,107	551
Service Class	16	9

	1,123	560

Shares redeemed:
Initial Class	(2,822)	(2,720)
Service Class	(65)	(44)

	(2,887)	(2,764)

Net increase (decrease) in shares outstanding:
Initial Class	6,520	(1,267)
Service Class	41	47

	6,561	(1,220)

The notes to the financial statements are an integral part of this report.

7

T. Rowe Price Growth Stock

FINANCIAL HIGHLIGHTS

For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$24.77	$22.85	$21.63	$19.72	$15.09
Investment Operations
Net investment income (loss)	0.12	0.10	0.06	0.11	0.03
Net realized and unrealized gain (loss)	2.26	2.84	1.27	1.83	4.61

Total operations	2.38	2.94	1.33	1.94	4.64

Distributions
From net investment income	(0.07)	(0.06)	(0.11)	(0.03)	(0.01)
From net realized gains	(1.44)	(0.96)	—	—	—

Total distributions	(1.51)	(1.02)	(0.11)	(0.03)	(0.01)

Net Asset Value
End of period(b)	$25.64	$24.77	$22.85	$21.63	$19.72

Total Return(c),(d)	9.91%	13.38%	6.16%	9.86%	30.76%
Net Assets End of Period (000’s)	$484,693	$306,805	$311,913	$333,533	$325,035
Ratio and Supplemental Data
Expenses to average net assets(e)	0.85%	0.87%	0.86%	0.84%	0.84%
Net investment income (loss), to average net assets(e)	0.46%	0.45%	0.26%	0.53%	0.20%
Portfolio turnover rate(d)	56%	42%	38%	38%	38%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,					May 1 to Dec
	2007	2006	2005		2004	31, 2003
Net Asset Value
Beginning of period	$24.63	$22.73	$21.55		$19.70	$16.08
Investment Operations
Net investment income (loss)	0.05	0.04	—	(f)	0.09	— (f)
Net realized and unrealized gain (loss)	2.25	2.83	1.27		1.79	3.62

Total operations	2.30	2.87	1.27		1.88	3.62

Distributions
From net investment income	(0.03)	(0.01)	(0.09)		(0.03)	—
From net realized gains	(1.44)	(0.96)	—		—	—

Total distributions	(1.47)	(0.97)	(0.09)		(0.03)	—

Net Asset Value
End of period(b)	$25.46	$24.63	$22.73		$21.55	$19.70

Total Return(c),(d)	9.61%	13.14%	5.90%		9.56%	22.51%
Net Assets End of Period (000’s)	$6,980	$5,738	$4,231		$2,966	$678
Ratio and Supplemental Data
Expenses to average net assets(e)	1.10%	1.12%	1.11%		1.10%	1.12%
Net investment income (loss), to average net assets(e)	0.19%	0.18%	—	(f)%	0.47%	0.01%
Portfolio turnover rate(d)	56%	42%	38%		38%	38%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	T. Rowe Price Growth Stock (the “fund”) share class commenced operations as follows:

Initial Class — January 3, 1995

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not Annualized.

(e)	Annualized.

(f)	Rounds to less than $0.01 or 0.01%.
The notes to the financial statements are an integral part of this report.

8

T. Rowe Price Growth Stock

NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. T. Rowe Price Growth Stock (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available”. As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $14 are included in net realized gain in the Statement of Operations.

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.—(continued)
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $41.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$753
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	602
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	527
Barclays, Eurodollar Term, 5.00%, 2/12/2008	1,054
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	979
Calyon, Eurodollar Term, 5.12%, 3/3/2008	226
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	1,957
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	753
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	376
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	376
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	753
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	1,129
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	3,086
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	903
Reserve Primary Money Market Fund, 4.95%	803
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	903
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	452
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	903
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	527
Wells Fargo, Bank Note, 4.75%, 1/8/2008	376

$17,438

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Funds are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Funds combine fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Foreign capital gains taxes: The Fund may be subject to taxes imposed by countries in which it invests, with respect to its investment in issuers existing or operating in such countries. Such taxes are generally based on income earned or repatriated and capital gains realized on the sale of such investments. The Fund accrues such taxes when the related income or capital gains are earned. Some countries require governmental approval for the repatriation of investment income, capital or the proceeds of sales earned by foreign investors. In addition, if there is deterioration in a country’s balance of payments or for other reasons, a country may impose temporary restrictions on foreign capital remittances abroad.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital, Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.—(continued)
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$11,110	2.26%
Asset Allocation-Growth Portfolio	42,454	8.64
Asset Allocation-Moderate Growth Portfolio	120,611	24.53
Asset Allocation-Moderate Portfolio	50,557	10.28

Total	$224,732	45.71%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of the first $250 million of ANA
0.775% of ANA over $250 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.89% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
The sub-adviser, T. Rowe Price, has agreed to a pricing discount based on aggregate assets that it manages in ATST. The amount of the discount received by the Fund at December 31, 2007 was $20.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor.
The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $24. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.—(continued)
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $12. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$398,010
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	259,434
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, foreign currency transactions and post October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$(1)
Undistributed (accumulated) net investment income (loss)	$(92)
Undistributed (accumulated) net realized gain (loss) from investment securities	$93
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$1,558
Long-term Capital Gain	10,887

2007 Distributions paid from:
Ordinary Income	5,123
Long-term Capital Gain	22,400
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$3,272

Undistributed Long-term Capital Gain	$25,362

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(163)

Net Unrealized Appreciation (Depreciation)	$73,730	*

*	Amount includes unrealized appreciation (depreciation) on foreign currency denominated assets and liabilities.
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica T. Rowe Price Growth Stock VP.

13

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
T. Rowe Price Growth Stock:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of T. Rowe Price Growth Stock (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

14

T. Rowe Price Growth Stock
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $22,400 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

15

T. Rowe Price Growth Stock
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between T. Rowe Price Growth Stock (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and T. Rowe Price Associates, Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees noted that the Fund’s performance was consistently strong compared to its peer universe over the past 1-, 3- and 5-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fees were above the medians for its peer group and peer universe and that the total expenses of the Fund were above the median for its peer group, but below the median for the peer universe. Based on their review, the Trustees determined Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

16

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders. With respect to the Sub-Adviser, the Trustees noted that the Sub-Adviser’s trading costs generally had been lower than its peers for three of the previous four quarters.

17

Templeton Transamerica Global
MARKET ENVIRONMENT
Templeton Investment Counsel, LLC
In spite of elevated energy prices and widespread fears of contagion from the deteriorating U.S. housing situation, the global economy remained resilient in 2007. Consumer and corporate demand strength, particularly in China and other developing economies, generally favorable employment, moderate but rising inflation, and accommodative monetary policies continued to underpin the current expansionary period that began in 2002.
These factors also contributed to the strength of global equity markets during 2007. However, concerns about slower growth and declining asset quality surfaced in the first quarter, initially centered on the U.S. sub-prime mortgage market but spreading in August to global capital markets. Difficulties in assessing risk and the value of collateral in the structured finance industry contributed to declining risk appetite among lenders and investors. The private equity industry, which relies on the availability of cheap credit, was particularly affected, and deal activity, which started the year strongly, slowed significantly in the second half of the year. Still, global merger and acquisition activity reached record levels as the staggering $4.5 trillion of deals announced in 2007 eclipsed the previous record from 2006 by 24%.
To alleviate the credit crunch and restore investor confidence, the world’s major central banks infused capital into the system, and the U.S. Federal Reserve Board reduced its target interest rate by a full percentage point. However, credit and equity markets continued to face headwinds as write-downs and losses from sub-prime mortgage financing prevailed among large financial institutions toward the end of the year, and equity prices remained volatile.
In this environment, most global equity markets posted strong, double-digit total returns. Many stock market indexes in the U.S. and most European countries reached six-year highs, and many emerging market indexes in Asia, Europe and Latin America neared or reached all-time highs. In addition, U.S. dollar weakness relative to the currencies of many major trading partners enhanced equity returns for U.S.-based investors holding stocks denominated in other currencies.
Transamerica Investment Management, LLC
U.S. equities faced significant challenges in the twelve months ended December 31, 2007, particularly in the second half of the year. After advancing early in the period, the Standard and Poor’s 500 Composite Stock Index gave back some gains, to end the year with a relatively modest total return of 5.49%.
Throughout the period, the market struggled against the implications of a weak U.S. housing market. Changing home values greatly influence consumer spending, creating a ripple effect in the economy. However, because consumer spending, unemployment levels and corporate earnings remained steady, stock prices advanced through mid-May. Thereafter, rising defaults for low-quality (sub-prime) mortgages triggered a crisis in the debt markets, making it harder for individuals and corporations to borrow capital. Market volatility increased dramatically as investors worried how this credit crisis, combined with the housing downturn, would affect companies that require large amounts of short-term financing or depend on robust consumer spending. As the period wore on, persistent concerns about inflation and significant signs of a flagging economy added to the market’s worries.
Capital infusions from the world’s central banks and the sovereign funds of foreign nations, plus a total of 1.0% in interest-rate cuts by the Federal Reserve Board were largely ineffective in resolving the issues. Quarterly earnings growth stalled, and it became increasingly apparent that the housing-and-credit malaise will undermine the economy in 2008.
Against this backdrop, growth indexes outperformed value measures, and large-cap stocks showed more resilience than small- or mid-cap equities.
PERFORMANCE
For the year ended December 31, 2007, Templeton Transamerica Global, Initial Class returned 15.24%. By comparison its benchmark, the Morgan Stanley Capital International World Index (“MSCIW”), returned 9.57%.
STRATEGY REVIEW
Templeton Investment Counsel, LLC
During the year under review, the portfolio benefited from an over-weighted allocation and stock selection in the telecommunication services sector relative to its benchmark, the MSCIW. Turkey’s leading cell phone services provider, Turkcell Iletisim Hizmetleri A.S., which is not an index component, was a significant contributor to portfolio performance during the review period, as the company increased its market share and expanded its interests to surrounding areas such as Ukraine. Other telecommunication services holdings that performed well during the review period were Spain’s Telefonica, S.A., Norway’s Telenor ASA and France Telecom. The portfolio also benefited from stock selection and an over-weighted allocation in the industrials sector as Denmark’s Vestas Wind Systems A/S, the world’s largest wind turbine manufacturer, which continued to benefit from strong international demand for its products. The company’s stock was among the portfolio’s top contributors to performance during the review period. The portfolio also benefited from its investment in German industrial conglomerate Siemens AG.

AEGON/Transamerica Series Trust	Annual Report 2007

1

On a geographic basis, the portfolio benefited from stock selection in an underweighted allocation to Japan. Notably, Japanese game maker Nintendo Co., Ltd. was among the portfolio’s top contributors to performance. Stock selection in the United Kingdom (“UK”) aided the portfolio’s relative results due to the strong performance of several holdings such as pharmaceuticals, beauty and health retailer Alliance Boots plc and global security services provider G4S plc. The portfolio also benefited from its allocation to Latin America, which was not represented in the index largely due to the strong performance of Brazilian mining company Companhia Vale do Rio Doce.
The U.S. dollar depreciated versus most foreign currencies for the year, which also contributed to the portfolio’s performance because investments in securities with non-U.S. currency exposure gained value as the dollar weakened.
The portfolio, however, had some detractors from performance during the year. In the information technology sector, South Korean electronic products and chip manufacturer Samsung Electronics Co., Ltd. (not an index component) hindered results, as did German chip maker Infineon Technologies AG. Italian television network company Mediaset SpA in the consumer discretionary sector also detracted from the portfolio’s results. On a sector basis, the portfolio was hurt most by stock selection and its underweighted exposure to the materials sector as record-high commodity prices boosted the performance of many metals and mining companies. On a regional basis, major detractors were stock selection in and underweighted allocations to North America, Australia and New Zealand in addition to the portfolio’s weighting in South Korea, which was not represented in the index.
Transamerica Investment Management, LLC
We attribute the portfolio’s out-performance to our focus on two secular growth trends that were unaffected by the domestic economy’s troubles: demand for new personal technology; and rapid worldwide industrialization. The portfolio’s chief contributors to performance included Apple Inc. (“Apple”), Research in Motion Limited (“RIMM”), Google Inc. (“Google”) and Jacobs Engineering Group Inc. (“Jacobs”)
Apple’s success rests on its user-friendly personal electronics (e.g., iPods and iPhones) and a “halo” effect from these that has invigorated sales of its personal computers and laptops. RIMM, the maker of the BlackBerry personal communication devices, is expanding its product line for business customers and “smart phones” for consumers. Internet search engine Google, already dominant in the online advertising business, is extending its services (e.g., through contracts with major wireless phone companies). Jacobs, which designs and constructs major infrastructure projects and manufacturing facilities worldwide, won new contracts during the period.
Partially countering these gains were setbacks for McGraw-Hill Companies Inc., the parent company of debt-rating agency Standard & Poor’s Corp. (“Standard & Poor’s”); and for several consumer companies (e.g., Marriott International, Inc. (“Marriott”), Starbucks Corporation (“Starbucks”) and Nordstrom, Inc. (“Nordstrom”)). Earnings at these companies remained healthy, but their stock prices fell on fears that the credit-and-housing crisis would negatively affect bond market activity (a factor for Standard & Poor’s) and consumer spending (a potential issue for the others). We believe McGraw-Hill will recover as the credit crisis is resolved and believe consumers will continue to support high-end retailer Nordstrom. We exited Starbucks, which is involved in a costly, margin-squeezing overseas expansion; and hotelier Marriott, where the secular growth cycle has peaked.
Tina Sadler, CFA
Antonio T. Docal, CFA
Gary Motyl, CFA

Co-Portfolio Managers
Templeton Investment Counsel, LLC

Gary U. Rolle, CFA

Portfolio Manager
Transamerica Investment Management, LLC

2

Templeton Transamerica Global

(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	15.24%	14.61%	7.55%	11.72%	12/3/92
MSCI WORLD ex USA Gross (USD)(1)	9.57%	17.53%	7.45%	10.19%	12/3/92

Service Class	14.98%	—%	—%	5.84%	5/1/03

NOTES

(1)	The Morgan Stanley Capital International World (MSCIW) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
International investing involves special risks including fluctuations, political instability and different financial accounting standards.

3

Templeton Transamerica Global
UNDERSTANDING YOUR FUNDS EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,061.02	0.84%	$4.36
Hypothetical (b)	1,000.00	1,020.97	0.84	4.28

Service Class
Actual	1,000.00	1,059.90	1.09	5.66
Hypothetical (b)	1,000.00	1,019.71	1.09	5.55

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Region
At December 31, 2007
This chart shows the percentage breakdown by region of the Fund’s total investment securities.

4

Templeton Transamerica Global
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (97.8%)
Australia (0.6%)
National Australia Bank, Ltd.	103,940	$3,449
Austria (0.5%)
Telekom Austria AG	122,840	3,392
Brazil (1.0%)
Cia Vale do Rio Doce ^	96,510	3,153
Empresa Brasileira de Aeronautica SA ‡	75,590	3,446
Canada (2.3%)
Jean Coutu Group PJC, Inc. (The) Class A	206,500	2,337
Research In Motion, Ltd. ‡	106,000	12,021
Cayman Islands (0.6%)
ACE, Ltd.	61,040	3,771
Denmark (0.7%)
Vestas Wind Systems A/S ‡	38,070	4,111
Finland (0.8%)
Stora ENSO OYJ Class R	193,910	2,894
UPM-Kymmene OYJ ^	121,460	2,458
France (6.2%)
Accor SA	21,680	1,734
AXA SA	116,760	4,676
France Telecom SA	178,680	6,432
Michelin (C.G.D.E.) Class B	28,674	3,291
Sanofi-Aventis SA	57,895	5,331
Suez SA	63,300	4,396
Thomson	62,840	881
Thomson ‡	143,540	2,042
Total SA	82,678	6,869
Vivendi	79,020	3,625
Germany (6.6%)
Bayerische Motoren Werke AG	65,120	4,040
Celesio AG	60,270	3,729
Daimler AG ^	91,000	8,702
Deutsche Post AG	179,890	6,177
E.ON AG	77,460	5,504
Infineon Technologies AG ‡	356,420	4,202
Muenchener Rueckversicherungs AG	12,400	2,408
Siemens AG	45,920	7,301
Hong Kong (0.8%)
Cheung Kong Holdings, Ltd. ‡	151,000	2,792
Hutchison Whampoa International, Ltd. ‡	186,000	2,110
Israel (0.4%)
Check Point Software Technologies ‡	123,835	2,719
Italy (2.0%)
ENI SpA	65,505	4,745
Mediaset SpA ^	395,514	3,984
Unicredito Italiano SpA	491,147	4,040
Japan (4.4%)
Aiful Corp. ^	97,150	1,707
Fujifilm Holdings Corp.	54,300	2,273
Hitachi, Ltd.	205,000	1,523
Konica Minolta Holdings, Inc.	173,500	3,042
Mabuchi Motor Co., Ltd. ^	37,100	2,227
Mitsubishi UFJ Financial Group, Inc.	126,400	1,179
NGK Spark Plug Co., Ltd.	72,000	1,248
Nintendo Co., Ltd.	7,500	4,404
Olympus Corp.	63,300	2,580
Promise Co., Ltd. ^	79,000	1,945
Sony Corp.	32,890	1,786
Takeda Pharmaceutical Co., Ltd.	32,900	1,922
Uss Co., Ltd.	35,670	2,215
Korea, Republic of (1.8%)
Kookmin Bank ‡	25,790	1,891
Korea Electric Power Corp. ^	73,030	1,523
KT Corp.	125,545	3,239
Samsung Electronics Co., Ltd. -144A	16,150	4,728
Netherlands (2.7%)
ING Groep NV	17,960	699
ING Groep NV	105,910	4,142
Koninklijke Philips Electronics NV	106,200	4,583
Reed Elsevier NV ^	242,170	4,833
Vedior NV	101,110	2,546
Netherlands Antilles (1.2%)
Schlumberger, Ltd.	77,000	7,574
Norway (1.4%)
Telenor ASA ‡	375,280	8,905
Portugal (0.4%)
Portugal Telecom SGPS SA	179,050	2,338
PT Multimedia Servicos de	25,219	352
Telecomunicacoes E Multimedia
SGPS SA
Singapore (1.8%)
DBS Group Holdings, Ltd.	5,190	297
DBS Group Holdings, Ltd.	300,000	4,314
Flextronics International, Ltd. ‡	153,530	1,852
Singapore Telecommunications, Ltd.	1,774,000	4,930
South Africa (0.6%)
Sasol, Ltd.	82,500	4,081
Spain (1.7%)
Banco Santander Central Hispano SA	170,409	3,681
Telefonica SA	222,547	7,214
Sweden (1.2%)
Nordea Bank AB	203,350	3,398
Securitas AB Class B	109,010	1,516
Svenska Cellulosa AB Class B	144,510	2,552
Switzerland (2.7%)
Lonza Group AG	35,750	4,324
Nestle SA	38,840	4,474
Novartis AG	69,520	3,776
Swiss Reinsurance	26,690	1,888
UBS AG	57,600	2,656
UBS AG-New ‡	6,220	286
Taiwan (0.6%)
Chunghwa Telecom Co., Ltd.	132,895	2,805
Lite-On Technology Corp. New	54,720	955
Turkey (0.6%)
Turkcell Iletisim Hizmet As ^	146,280	4,033
The notes to the financial statements are an integral part of this report.

5

	Shares	Value
United Kingdom (11.2%)
Aviva PLC	277,440	$3,717
BAE Systems PLC	634,180	6,287
BP PLC	88,370	6,466
British Sky Broadcasting Group PLC	247,600	3,051
Cadbury Schweppes PLC	190,000	2,349
Compass Group PLC	856,890	5,262
GlaxoSmithKline PLC	188,207	4,792
Group 4 Securicor PLC	907,990	4,424
HSBC Holdings PLC	8,440	706
HSBC Holdings PLC	143,692	2,408
Kingfisher PLC ^	196,100	1,126
Kingfisher PLC	328,470	952
Pearson PLC	194,220	2,830
Rentokil Initial PLC	856,290	2,061
Rolls-Royce Group PLC ‡	368,530	4,005
Royal Bank of Scotland Group PLC	414,710	3,665
Royal Dutch Shell PLC Class B	149,842	6,234
Unilever PLC	107,594	4,048
Vodafone Group PLC	1,824,401	6,820
United States (43.0%)
Allergan, Inc.	140,000	8,994
American Express Co.	160,000	8,323
American International Group, Inc.	140,000	8,162
Ameriprise Financial, Inc.	156,000	8,597
Apple, Inc. ‡	113,000	22,383
AT&T, Inc.	165,000	6,857
Boeing Co.	74,400	6,507
Caterpillar, Inc.	115,000	8,344
CME Group, Inc. Class A	25,000	17,150
Ecolab, Inc.	60,000	3,073
Electronic Arts, Inc. ‡	170,000	9,930
Expeditors International Washington, Inc.	190,000	8,489
General Electric Co.	250,000	9,268
Gilead Sciences, Inc. ‡	190,000	8,742
Google, Inc. Class A ‡	21,000	14,521
Interpublic Group of Cos., Inc. ‡	1	q
Jacobs Engineering Group, Inc. ‡	155,000	14,820
Johnson Controls, Inc.	253,200	9,125
McGraw-Hill Cos., Inc. (The) ^	230,000	10,076
MGM Mirage, Inc. ‡	85,000	7,142
Microsoft Corp.	200,000	7,120
Nordstrom, Inc.	165,000	6,060
PACCAR, Inc.	165,000	8,989
Praxair, Inc.	150,000	13,307
Qualcomm, Inc.	155,000	6,099
Raytheon Co.	120,000	7,284
Sigma-Aldrich Corp.	60,000	3,276
State Street Corp.	120,000	9,744
T. Rowe Price Group, Inc.	82,000	4,992
Tyco Electronics, Ltd.	250,000	9,283
Varian Medical Systems, Inc. ‡	126,000	6,572

Total Common Stocks (cost $468,667)		621,630

Total Securities Lending Collateral (cost $23,733) (1)		23,733

Total Investment Securities (cost $492,400) #		$645,363

The notes to the financial statements are an integral part of this report.

6

	Percentage of
(unaudited)	Total Investments	Value
INVESTMENTS BY INDUSTRY:
Diversified Telecommunication Services	7.1%	$46,112
Commercial Banks	4.5%	29,029
Media	4.5%	28,752
Oil, Gas & Consumable Fuels	4.4%	28,395
Aerospace & Defense	4.3%	27,529
Capital Markets	4.0%	25,989
Pharmaceuticals	3.8%	24,814
Insurance	3.8%	24,622
Software	3.7%	24,173
Computers & Peripherals	3.6%	23,338
Industrial Conglomerates	3.6%	23,262
Diversified Financial Services	3.4%	22,277
Chemicals	3.0%	19,655
Communications Equipment	2.8%	18,120
Machinery	2.7%	17,334
Electronic Equipment & Instruments	2.7%	17,157
Construction & Engineering	2.3%	14,820
Air Freight & Logistics	2.3%	14,666
Internet Software & Services	2.2%	14,521
Hotels, Restaurants & Leisure	2.2%	14,138
Auto Components	2.1%	13,665
Automobiles	2.0%	12,743
Consumer Finance	1.9%	11,975
Food Products	1.7%	10,871
Wireless Telecommunication Services	1.7%	10,853
Commercial Services & Supplies	1.6%	10,546
Health Care Equipment & Supplies	1.4%	9,152
Semiconductors & Semiconductor Equipment	1.4%	8,929
Biotechnology	1.4%	8,742
Paper & Forest Products	1.2%	7,905
Energy Equipment & Services	1.2%	7,574
Electric Utilities	1.1%	7,026
Multiline Retail	0.9%	6,060
Household Durables	0.7%	4,709
Multi-Utilities	0.7%	4,396
Life Sciences Tools & Services	0.7%	4,324
Specialty Retail	0.7%	4,293
Electrical Equipment	0.6%	4,111
Health Care Providers & Services	0.6%	3,729
Metals & Mining	0.5%	3,153
Office Electronics	0.5%	3,042
Real Estate Management & Development	0.4%	2,792
Food & Staples Retailing	0.4%	2,337

Investment Securities, at value	96.3%	621,630
Short-Term Investments	3.7%	23,733

Total Investments	100.0%	$645,363

The notes to the financial statements are an integral part of this report.

7

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in	Net Unrealized
	Bought	Settlement	U.S. Dollars	Appreciation
Currency	(Sold)	Date	Bought(Sold)	(Depreciation)
Japanese Yen	1,952	01/08/2008	$18	$ q

			$18	$ q

NOTES TO SCHEDULE OF INVESTMENTS:

q	Value is less than $1.

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $22,863.

‡	Non Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $8,603, that serve as collateral for securities lending, are invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $496,131. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $163,210 and $13,978 respectively. Net unrealized appreciation for tax purposes is $149,232.

DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $4,728 or 0.74% of net assets of the fund
The notes to the financial statements are an integral part of this report.

8

Templeton Transamerica Global
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $492,400) (including securities loaned of $22,863)	$645,363
Cash	13,840
Receivables:
Shares sold	399
Interest	37
Income from loaned securities	8
Dividends	760
Dividend reclaims	69

660,476

Liabilities:
Investment securities purchased	18
Accounts payable and accrued liabilities:
Shares redeemed	123
Management and advisory fees	405
Distribution and service fees	5
Administration fees	11
Payable for collateral for securities on loan	23,733
Unrealized depreciation on forward foreign currency contracts	— (a)
Other	271

24,566

Net Assets	$635,910

Net Assets Consist of:
Capital Stock ($.01 par value)	$254
Additional paid-in capital	713,417
Undistributed (accumulated) net investment income	5,456
Undistributed (accumulated) net realized loss from investment securities and foreign currency transactions	(236,180)
Net unrealized appreciation on investment securities	152,963

Net Assets	$635,910

Net Assets by Class:
Initial Class	$611,618
Service Class	24,292
Shares Outstanding:
Initial Class	24,452
Service Class	978
Net Asset Value and Offering Price Per Share:
Initial Class	$25.01
Service Class	24.85

(a) Rounds to less than $1.

STATEMENT OF OPERATIONS For the year ended December 31, 2007 (all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $897)	$12,808
Interest	552
Income from loaned securities-net	291

13,651

Expenses:
Management and advisory fees	4,705
Printing and shareholder reports	267
Custody fees	194
Administration fees	126
Legal fees	13
Audit fees	25
Trustees fees	22
Distribution and service fees:
Service Class	54
Other	20

Total expenses	5,426

Net Investment Income	8,225

Net Realized Gain (Loss) from:
Investment securities (net of foreign capital gains tax of $25)	50,439
Foreign currency transactions	(182)

50,257

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	30,288
Translation of assets and liabilities denominated in foreign currencies	(7)

30,281

Net Realized and Unrealized Gain:	80,538

Net Increase In Net Assets Resulting from Operations	$88,763

The notes to the financial statements are an integral part of this report.

9

Templeton Transamerica Global
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$8,225	$7,904
Net realized gain from investment securities and foreign currency transactions	50,257	35,665
Change in unrealized appreciation on investment securities and foreign currency translation	30,281	57,898

	88,763	101,467

Distributions to Shareholders:
From net investment income:
Initial Class	(9,253)	(7,316)
Service Class	(279)	(140)

	(9,532)	(7,456)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	38,554	34,654
Service Class	17,567	8,224

	56,121	42,878

Dividends and distributions reinvested:
Initial Class	9,253	7,316
Service Class	279	140

	9,532	7,456

Cost of shares redeemed:
Initial Class	(111,395)	(117,522)
Service Class	(12,220)	(1,781)

	(123,615)	(119,303)

	(57,962)	(68,969)

Net increase (decrease) in net assets	21,269	25,042

Net Assets:
Beginning of year	614,641	589,599

End of year	$635,910	$614,641

Undistributed (Accumulated) Net Investment Income (Loss)	$5,456	$6,383

Share Activity:
Shares issued:
Initial Class	1,642	1,709
Service Class	750	404

	2,392	2,113

Shares issued-reinvested from distributions:
Initial Class	404	371
Service Class	12	8

	416	379

Shares redeemed:
Initial Class	(4,731)	(5,860)
Service Class	(529)	(90)

	(5,260)	(5,950)

Net increase (decrease) in shares outstanding:
Initial Class	(2,685)	(3,780)
Service Class	233	322

	(2,452)	(3,458)

(a)	Per share information is calculated based on average number of shares outstanding.
The notes to the financial statements are an integral part of this report.

10

Templeton Transamerica Global
FINANCIAL HIGHLIGHTS

	Initial Class
For a share outstanding throughout each period(a)	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$22.05	$18.81	$17.69	$16.15	$13.16
Investment Operations
Net investment income (loss)	0.31	0.27	0.21	0.14	0.11
Net realized and unrealized gain (loss)	3.02	3.23	1.10	1.40	2.88

Total operations	3.33	3.50	1.31	1.54	2.99

Distributions
From net investment income	(0.37)	(0.26)	(0.19)	—	—
From net realized gains	—	—	—	—	—

Total distributions	(0.37)	(0.26)	(0.19)	—	—

Net Asset Value
End of period(b)	$25.01	$22.05	$18.81	$17.69	$16.15

Total Return(c),(d)	15.24%	18.79%	7.47%	9.54%	22.72%
Net Assets End of Period (000’s)	$611,618	$598,312	$581,669	$642,460	$634,110
Ratio and Supplemental Data
Expenses to average net assets(e)	0.85%	0.87%	0.90%	0.95%	0.94%
Net investment income (loss), to average net assets(e)	1.31%	1.35%	1.20%	0.84%	0.81%
Portfolio turnover rate(d)	34%	59%	61%	139%	131%

	Service Class
	Year Ended December 31,				May 1 to Dec
For a share outstanding throughout each period(a)	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$21.93	$18.73	$17.65	$16.15	$12.97
Investment Operations
Net investment income (loss)	0.26	0.21	0.16	0.12	(0.04)
Net realized and unrealized gain (loss)	2.99	3.23	1.10	1.38	3.22

Total operations	3.25	3.44	1.26	1.50	3.18

Distributions
From net investment income	(0.33)	(0.24)	(0.18)	—	—
From net realized gains	—	—	—	—	—

Total distributions	(0.33)	(0.24)	(0.18)	—	—

Net Asset Value
End of period(b)	$24.85	$21.93	$18.73	$17.65	$16.15

Total Return(c),(d)	14.98%	18.45%	7.23%	9.29%	24.52%
Net Assets End of Period (000’s)	$24,292	$16,329	$7,930	$3,911	$234
Ratio and Supplemental Data
Expenses to average net assets(e)	1.10%	1.12%	1.15%	1.19%	1.19%
Net investment income (loss), to average net assets(e)	1.11%	1.02%	0.88%	0.73%	(0 .39)%
Portfolio turnover rate(d)	34%	59%	61%	139%	131%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Templeton Transamerica Global (the “Fund”) share classes commenced operations as follows:

Initial Class — December 3, 1992

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

11

Templeton Transamerica Global
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Templeton Transamerica Global (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, under the supervision of the Board’s Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $7 are included in net realized gains in the Statement of Operations.

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1. — (continued)
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities on the Statement of Operations is net of fees, in the amount of $124, earned by State Street for its services.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$1,025
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	820
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	717
Barclays, Eurodollar Term, 5.00%, 2/12/2008	1,434
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	1,332
Calyon, Eurodollar Term, 5.12%, 3/3/2008	307
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	2,664
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	1,025
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	512
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	512
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	1,024
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	1,537
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	4,200
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	1,229
Reserve Primary Money Market Fund, 4.95%	1,093
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	1,229
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	615
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	1,229
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	717
Wells Fargo, Bank Note, 4.75%, 1/8/2008	512

$23,733

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Foreign capital gains taxes: The Fund may be subject to taxes imposed by countries in which it invests, with respect to its investment in issuers existing or operating in such countries. Such taxes are generally based on income earned or repatriated and capital gains realized on the sale of such investments. The Fund accrues such taxes when the related income or capital gains are earned. Some countries require governmental approval for the repatriation of investment income, capital or the proceeds of sales earned by foreign investors. In addition, if there is deterioration in a country’s balance of payments or for other reasons, a country may impose temporary restrictions on foreign capital remittances abroad.
Forward foreign currency contracts: The Fund may enter into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Contracts are valued at the contractual forward rate and are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at December 31, 2007 are listed in the Schedule of Investments.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG and TCI are affiliates of AEGON NV, a Netherlands corporation.

13

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. — (continued)
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and is a sub-adviser to other funds within ATST.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Investment advisory fees: The Funds pay management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.75% of the first $500 million of ANA
0.725% of the next $1 billion of ANA
0.70% of ANA over $1.5 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $31. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each ATST fund based on the relative assets of the fund. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to an Emeritus Trustee (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plans are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $24. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.

14

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$210,558
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	272,412
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, passive foreign investment companies, post October loss deferrals, foreign currency transactions and capital loss carryforwards.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$380
Undistributed (accumulated) net realized gain (loss) from investment securities	$(380)
The capital loss carryforwards are available to offset future realized capital gains through the periods listed:

Capital Loss
Carryforwards	Available Through
$45,010	December 31, 2011

$190,887	December 31, 2010
The capital loss carryforward utilized during the year ended December 31, 2007 was $49,933.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$7,456
Long-term Capital Gain	—
2007 Distributions paid from:
Ordinary Income	9,532
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$8,911

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(235,897)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(7)

Net Unrealized Appreciation (Depreciation)	$149,232

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.

15

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 5. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Templeton Global VP.

16

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of Templeton Transamerica Global:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Templeton Transamerica Global (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

17

Templeton Transamerica Global
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

18

Templeton Transamerica Global
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Templeton Transamerica Global (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Templeton Investment Counsel, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It also was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreement, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Trustees noted that the performance of the Fund was above the median for its peer universe for the past 1-year period, but below the median for the past 3- and 5-year periods. The Trustees recognized that the longer-term underperformance can be attributed to the Fund’s prior sub-advisers of the domestic portion of the Fund, noting that Transamerica Investment Management, Inc. only recently took over the management of the domestic portion of the Fund. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but that the Board would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fees were just above the median for its peer group and above the median for the peer universe, but that the total expenses of the Fund were below the medians for its peer group and peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

19

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders. With respect to the Sub-Adviser, the Trustees noted that the Sub-Adviser’s trading costs generally had been lower than their peers for the previous four quarters.

20

Third Avenue Value
MARKET ENVIRONMENT

While international markets, particularly in Asia, remain strong and continue to offer attractive growth prospects for the portfolio, the securities market in the U.S. is now in the midst of a real credit crisis. The crisis appears most severe for those companies which require access to the capital markets — whether debt or equity—on a regular basis. These are not the types of companies in which Third Avenue Value generally invests. We restrict our investments to securities of well-capitalized companies, which we consider to be reasonably well-managed and attractively priced at the time of our purchase. We invest for the long term and believe the current market dislocation has created attractive buying opportunities.
PERFORMANCE
For the year ended December 31, 2007, Third Avenue Value, Initial Class returned 1.20% By comparison its benchmark, the Russell 3000 Value Index, returned (1.01)%.
STRATEGY REVIEW
Our strategy does not change, regardless of general macro conditions and we do not manage portfolios in response to near-term market conditions. We remain opportunistic in the current market environment, focusing on attractively-priced issues of companies with robust balance sheets and strong management teams. We remain pleased with the overall quality of the portfolio and the business fundamentals of our holdings.
Korean steel maker POSCO was the portfolio’s top contributor for the calendar year as it was positively impacted by strong steel prices and a favorable global demand environment. This was followed by Canadian exploration and production company EnCana Corporation (which has benefited from a strong commodity environment in Energy). Hang Lung Properties Limited, Cheung Kong (Holdings) Limited and Henderson Land Development Company Limited were also among the top contributors, as they were positively influenced by favorable market conditions in Hong Kong, particularly in real estate.
On the downside, the portfolio was negatively impacted by declines in MBIA Inc., Ambac Financial Group, Inc., Forest City Enterprises, Inc. and The St. Joe Company, all of which have seen deterioration amid the recent credit crunch and mortgage upheaval in the U.S. Despite the macro environment, we believe our holdings remain well-capitalized and well-managed with valuations that have become even more compelling. Lexmark International, Inc. was another detractor, as the company has faced competitive headwinds and is now undergoing a restructuring process.
With regard to industries, on the positive side, materials (steel in particular) and select real estate stocks contributed to the portfolio’s performance, while the financial sector created the most notable negative impact on performance.
The countries that had greatest impact on the portfolio were Korea and Hong Kong (the Asia region), which had the most beneficial impact. On the downside, the U.S. market detracted from performance.
Ian Lapey
Curtis R. Jensen
Kathleen Crawford

Co-Portfolio Managers
Third Avenue Management LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Third Avenue Value
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	1.20%	19.04%	12.57%	1/2/98
Russell 3000 Value (1)	(1.01)%	14.69%	7.73%	1/2/98

Service Class	0.94%	—%	19.98%	5/1/03

NOTES
(1) The Russell 3000 Value (Russell 3000 Value) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Investments in a “non-diversified” portfolio may be subject to specific risks such as susceptibility to single economic, political, or regulatory events, and may be subject to greater loss than investments in a diversified portfolio.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Third Avenue Value
UNDERSTANDING YOUR FUNDS EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$935.62	0.87%	$4.24
Hypothetical (b)	1,000.00	1,020.77	0.87	4.43

Service Class
Actual	1,000.00	934.12	1.12	5.46
Hypothetical (b)	1,000.00	1,019.56	1.12	5.70

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities

3

Third Avenue Value
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (90.6%)
Bermuda (3.4%)
Arch Capital Group, Ltd. ‡	96,456	$6,786
Montpelier RE Holdings, Ltd. ^	178,339	3,034
Nabors Industries, Ltd. ‡	156,135	4,276
Canada (14.4%)
Brookfield Asset Management, Inc. Class A	485,176	17,306
Canfor Corp. ‡	792,177	7,007
Canfor Pulp Income Fund	117,704	1,312
E-L Financial Corp., Ltd.	3,796	2,115
EnCana Corp.	239,000	16,243
Power Corp. of Canada	276,436	11,240
Timberwest Forest Corp.	262,500	3,910
Hong Kong (12.3%)
Cheung Kong Holdings, Ltd. ‡	744,847	13,775
Chong Hing Bank, Ltd.	1,103,360	2,623
Hang Lung Group, Ltd.	304,308	1,663
Hang Lung Properties, Ltd.	1,351,251	6,117
Henderson Land Development Co., Ltd.	1,077,462	10,149
Hutchison Whampoa International, Ltd. ‡	1,103,912	12,522
Wharf Holdings, Ltd. ‡	712,116	3,731
Japan (10.7%)
AIOI Insurance Co., Ltd.	336,773	1,590
Daiichi Sankyo Co., Ltd.	206,514	6,354
Millea Holdings, Inc.	277,650	9,321
Mitsui Fudosan Co., Ltd.	229,538	4,950
Mitsui Sumitomo Insurance Co., Ltd.	334,827	3,242
Sapporo Breweries ^	738,000	5,942
Toyota Industries Corp.	305,193	12,374
Korea, Republic of (4.1%)
POSCO ^	111,839	16,822
Norway (0.5%)
Bw Gas ASA	181,506	1,838
Sweden (1.5%)
Investor AB Class A	283,254	6,230
United States (43.7%)
Alamo Group, Inc.	171,129	3,101
Alexander & Baldwin, Inc. ^	53,233	2,750
Alliance Data Systems Corp. ‡^	72,750	5,455
AMBAC Financial Group, Inc.	78,405	2,020
Applied Materials, Inc.	130,039	2,309
AVX Corp. ^	541,695	7,270
Bank of New York Mellon Corp.	456,559	22,262
BEL Fuse, Inc. Class A	53,873	1,858
BEL Fuse, Inc. Class B	25,806	755
Borland Software Corp. ‡^	538,973	1,622
Brookline Bancorp, Inc.	261,198	2,654
Capital Southwest Corp.	13,685	1,620
Cimarex Energy Co.	262,804	11,177
CIT Group, Inc.	81,083	1,948
Cross Country Healthcare, Inc. ‡	175,994	2,506
Electro Scientific Industries, Inc. ‡	160,398	3,184
Forest City Enterprises, Inc. Class A	191,423	8,507
Handleman Co. ‡	506,849	867
IDT Corp. Class B ^	256,314	2,166
Intel Corp.	239,039	6,373
Jakks Pacific, Inc. ‡	128,997	3,046
Leapfrog Enterprises, Inc. Class A ‡^	540,651	3,639
Legg Mason, Inc.	111,479	8,155
Lexmark International, Inc. Class A ‡	114,292	3,984
Liberty Media Corp. - Capital Series A, Class A ‡	19,904	2,319
Liberty Media Corp. - Interactive Class A ‡	99,519	1,899
MBIA, Inc.	165,801	3,089
MDC Holdings, Inc.	125,732	4,668
MGIC Investment Corp.	105,000	2,355
NewAlliance Bancshares, Inc. ^	335,115	3,860
Pfizer, Inc.	340,577	7,741
Phoenix Cos., Inc. (The)	151,491	1,798
ProLogis REIT	38,289	2,427
Radian Group, Inc.	210,162	2,455
St Joe Co. (The) ^	157,071	5,578
St. Mary Land & Exploration Co.	83,502	3,224
Superior Industries International, Inc. ^	387,482	7,041
Sycamore Networks, Inc. ‡	983,179	3,775
Tejon Ranch Co. ‡^	60,731	2,481
Tellabs, Inc. ‡	466,171	3,049
Trinity Industries, Inc. ^	105,744	2,935
USG Corp. ‡^	126,234	4,518
Westwood Holdings Group, Inc.	126,622	4,761

Total Common Stocks (cost $285,427)		371,673

	Principal	Value
REPURCHASE AGREEMENTS (9.6%)
United States (9.6%)
State Street Repurchase Agreement £ 2.55%, dated 12/31/2007 to be repurchased at $39,616 on 01/02/2008 ±	$39,611	$39,611

Total Repurchase Agreements (cost $39,611)		39,611

Total Securities Lending Collateral (cost $68,776) (1)		68,776

	Shares	Value
RIGHTS (0.0%)
Hong Kong (0.0%)
Wharf Holdings, Ltd.	89,014	$121
Total Rights (cost $0)		121

Total Investment Securities (cost $393,814) #		$480,181

The notes to the financial statements are an integral part of this report.

4

	Percentage of
(unaudited)	Total Investments	Value
INVESTMENTS BY INDUSTRY:
Real Estate Management & Development	15.5%	$74,379
Insurance	9.2%	44,235
Oil, Gas & Consumable Fuels	6.8%	32,482
Commercial Banks	5.2%	24,885
Auto Components	4.0%	19,414
Metals & Mining	3.5%	16,822
Capital Markets	3.0%	14,536
Pharmaceuticals	2.9%	14,096
Industrial Conglomerates	2.6%	12,522
Paper & Forest Products	2.5%	12,229
Thrifts & Mortgage Finance	2.4%	11,324
Electronic Equipment & Instruments	2.2%	10,453
Communications Equipment	2.0%	9,438
Semiconductors & Semiconductor Equipment	1.8%	8,682
Diversified Financial Services	1.7%	8,178
Leisure Equipment & Products	1.4%	6,684
Machinery	1.3%	6,036
Beverages	1.2%	5,942
IT Services	1.1%	5,456
Household Durables	1.0%	4,668
Building Products	0.9%	4,518
Energy Equipment & Services	0.9%	4,277
Computers & Peripherals	0.8%	3,984
Marine	0.6%	2,750
Health Care Providers & Services	0.5%	2,506
Real Estate Investment Trusts	0.5%	2,427
Media	0.5%	2,319
Diversified Telecommunication Services	0.5%	2,166
Internet & Catalog Retail	0.4%	1,899
Software	0.3%	1,622
Trading Companies & Distributors	0.2%	867

Investment Securities, at value	77.4%	371,796
Short-Term Investments	22.6%	108,385

Total Investments	100.0%	$480,181

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $66,028.

‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $24,930, that serve as collateral for securities lending, are invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

£	State Street serves as the accounting, custody and lending agent for the Fund and provides various administrative functions for the Funds.

±	At December 31, 2007, repurchase agreements excluding collateral for securities on loan are collateralized by U.S. Government Agency Obligations with interest rates and maturity dates ranging from 5.18% — 5.38% and 05/15/2036 — 05/25/2036, respectively, and with a market value plus accrued interest of $40,410.

#	Aggregate cost for federal income tax purposes is $403,575. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $105,810 and $29,204, respectively. Net unrealized appreciation for tax purposes is $76,606.
DEFINITIONS:
REIT Real Estate Investment Trust
The notes to the financial statements are an integral part of this report.

5

Third Avenue Value
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $393,814) (including securities loaned of $66,028)	$480,181
Cash	108
Receivables:
Shares sold	27
Interest	13
Income from loaned securities	56
Dividends	415

480,800

Liabilities:
Investment securities purchased	961
Accounts payable and accrued liabilities:
Shares redeemed	246
Management and advisory fees	284
Distribution and service fees	11
Administration fees	7
Payable for collateral for securities on loan	68,776
Other	169

70,454

Net Assets	$410,346

Net Assets Consist of:
Capital Stock ($.01 par value)	$189
Additional paid-in capital	34,536
Undistributed (accumulated) net investment loss	2,409
Undistributed (accumulated) net realized gain from investment securities and foreign currency transactions	286,844
Net unrealized appreciation on investment securities	86,367
Net unrealized appreciation on translation of assets and liabilities denominated in foreign currencies	1

Net Assets	$410,346

Net Assets by Class:
Initial Class	$358,128
Service Class	52,218
Shares Outstanding:
Initial Class	16,470
Service Class	2,407
Net Asset Value and Offering Price Per Share:
Initial Class	$21.75
Service Class	21.70
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $400)	$9,056
Interest	3,201
Income from loaned securities-net	1,162

13,419

Expenses:
Management and advisory fees	5,608
Printing and shareholder reports	115
Custody fees	155
Administration fees	140
Legal fees	16
Audit fees	20
Trustees fees	28
Distribution and service fees:
Service Class	144
Other	14

Total expenses	6,240

Net Investment Income	7,179

Net Realized Gain (Loss) from:
Investment securities	295,468
Foreign currency transactions	(231)

295,237

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(254,019)
Translation of assets and liabilities denominated in foreign currencies	1

(254,018)

Net Realized and Unrealized Gain:	41,219

Net Increase In Net Assets Resulting from Operations	$48,398

The notes to the financial statements are an integral part of this report.

6

Third Avenue Value
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$7,179	$10,878
Net realized gain from investment securities and foreign currency transactions	295,237	67,057
Change in unrealized appreciation (depreciation) on investment securities and foreign currency translation	(254,018)	85,497

	48,398	163,432

Distributions to Shareholders:
From net investment income:
Initial Class	(16,201)	(8,555)
Service Class	(2,100)	(298)

	(18,301)	(8,853)

From net realized gains:
Initial Class	(58,048)	(57,756)
Service Class	(7,924)	(2,419)

	(65,972)	(60,175)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	39,625	100,878
Service Class	16,915	21,600

	56,540	122,478

Dividends and distributions reinvested:
Initial Class	74,248	66,311
Service Class	10,024	2,717

	84,272	69,028

Cost of shares redeemed:
Initial Class	(851,516)	(107,276)
Service Class	(18,111)	(11,006)

	(869,627)	(118,282)

	(728,815)	73,224

Net increase (decrease) in net assets	(764,690)	167,628

Net Assets:
Beginning of year	1,175,036	1,007,408

End of year	$410,346	$1,175,036

Undistributed (Accumulated) Net Investment Income (Loss)	$2,409	$5,138

Share Activity:
Shares issued:
Initial Class	1,478	3,954
Service Class	637	853

	2,115	4,807

Shares issued-reinvested from distributions:
Initial Class	3,397	2,756
Service Class	459	113

	3,856	2,869

Shares redeemed:
Initial Class	(31,009)	(4,213)
Service Class	(709)	(436)

	(31,718)	(4,649)

Net increase (decrease) in shares outstanding:
Initial Class	(26,134)	2,497
Service Class	387	530

	(25,747)	3,027

The notes to the financial statements are an integral part of this report.

7

Third Avenue Value
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$26.33	$24.22	$20.98	$16.93	$12.39
Investment Operations
Net investment income (loss)	0.27	0.25	0.17	0.09	0.11
Net realized and unrealized gain (loss)	0.07	3.49	3.74	4.08	4.50

Total operations	0.34	3.74	3.91	4.17	4.61

Distributions
From net investment income	(1.07)	(0.21)	(0.12)	(0.12)	(0.05)
From net realized gains	(3.85)	(1.42)	(0.55)	—	(0.02)

Total distributions	(4.92)	(1.63)	(0.67)	(0.12)	(0.07)

Net Asset Value
End of period(b)	$21.75	$26.33	$24.22	$20.98	$16.93

Total Return(c),(d)	1.20%	16.07%	18.81%	24.81%	37.26%
Net Assets End of Period (000’s)	$358,128	$1,121,918	$971,322	$574,721	$468,411
Ratio and Supplemental Data
Expenses to average net assets(e)	0.87%	0.86%	0.87%	0.86%	0.85%
Net investment income (loss), to average net assets(e)	1.05%	1.00%	0.74%	0.47%	0.75%
Portfolio turnover rate(d)	13%	17%	19%	19%	20%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$26.30	$24.21	$21.02	$16.96	$12.50
Investment Operations
Net investment income (loss)	0.19	0.19	0.12	0.05	0.10
Net realized and unrealized gain (loss)	0.08	3.49	3.73	4.09	4.38

Total operations	0.27	3.68	3.85	4.14	4.48

Distributions
From net investment income	(1.02)	(0.17)	(0.11)	(0.08)	—
From net realized gains	(3.85)	(1.42)	(0.55)	—	(0.02)

Total distributions	(4.87)	(1.59)	(0.66)	(0.08)	(0.02)

Net Asset Value
End of period(b)	$21.70	$26.30	$24.21	$21.02	$16.96

Total Return(c),(d)	0.94%	15.78%	18.47%	24.51%	35.85%
Net Assets End of Period (000’s)	$52,218	$53,118	$36,086	$13,240	$1,098
Ratio and Supplemental Data
Expenses to average net assets(e)	1.12%	1.11%	1.12%	1.12%	1.11%
Net investment income (loss), to average net assets(e)	0.74%	0.74%	0.53%	0.29%	0.93%
Portfolio turnover rate(d)	13%	17%	19%	19%	20%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Third Avenue Value (the “Fund”) share class commenced operations as follows:

Initial Class — January 2, 1998

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

8

Third Avenue Value
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Third Avenue Value (the “Fund”) is part of ATST. The Fund is “non-diversified” under the 1940 Act.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, under the supervision of the Board’s Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $9 are included in net realized gain (loss) in the Statement of Operations.

AEGON/Transamerica Series Trust	Annual Report 2007

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.— (continued)
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities on the Statement of Operations is net of fees, in the amount of $498, earned by State Street for its services.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$2,969
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	2,375
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	2,078
Barclays, Eurodollar Term, 5.00%, 2/12/2008	4,156
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	3,859
Calyon, Eurodollar Term, 5.12%, 3/3/2008	891
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	7,719
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	2,969
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	1,484
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	1,484
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	2,969
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	4,453
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	12,172
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	3,562
Reserve Primary Money Market Fund, 4.95%	3,167
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	3,563
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	1,781
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	3,563
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	2,078
Wells Fargo, Bank Note, 4.75%, 1/8/2008	1,484

$68,776

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates.
Dividend income is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Forward foreign currency contracts: The Fund may enter into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Contracts are valued at the contractual forward rate and are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
There were no outstanding forward foreign currency contracts at December 31, 2007.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.— (continued)
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following rate:
     0.80% of ANA
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
     1.00% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Brokerage commissions: Brokerage commissions incurred on security transactions placed with an affiliate of the sub-adviser for the year ended December 31, 2007 were $508.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $20. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each ATST fund based on the relative assets of the fund. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to an Emeritus Trustee (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plans are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $45. As of the year ended December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$81,724
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	729,200
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, foreign currency transactions, and passive foreign investment companies and REITs.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$8,394
Undistributed (accumulated) net realized gain (loss) from investment securities	$(8,394)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 were as follows:

2006 Distributions paid from:
Ordinary Income	$13,812
Long-term Capital Gain	55,216
2007 Distributions paid from:
Ordinary Income	19,161
Long-term Capital Gain	65,112
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$18,142

Undistributed Long-term Capital Gain	$280,871

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)*	$76,608

*	Amount includes unrealized appreciation (depreciation) from foreign currency)
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 6.— (continued)
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Third Avenue Value VP.

13

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of Third Avenue Value:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Third Avenue Value (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

14

Third Avenue Value
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $65,112 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

			Abstentions/Broker Non-
Proposed Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

15

Third Avenue Value
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Third Avenue Value (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Third Avenue Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance was good compared to its peer universe over the past 3- and 5-year periods. The Board also noted that the Fund’s performance was below the median for its peer universe over the past 1-year period. The Board noted further that the Fund’s 1-year performance could be attributed in part to the Fund having taken early positions in certain value investments. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of its provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the Fund’s contractual management fees were above the median of the peer group and peer universe but by a relatively small amount. The Board also noted that the Fund’s total expenses were below the median of the peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board considered the specific reasons for the absence of breakpoints, and concluded that the absence of breakpoints was acceptable under the circumstances. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

16

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders. The Board also noted the use by the Sub-Adviser of an affiliated broker for a sizeable portion of the Fund’s trades, but that the Fund’s trading costs were below the median of a peer group of comparable funds.

17

Transamerica Balanced
MARKET ENVIRONMENT
U.S. securities markets faced significant challenges in the twelve months ended December 31, 2007. The housing-market correction that began in 2006 gained momentum. Added to that were a credit-and-liquidity crisis triggered by rising defaults in sub-prime mortgages, concerns about inflation and mounting signs of an economic slowdown. After advancing early in the period, equities gave back some gains as quarterly earnings growth stalled out and it became evident that the housing and credit issues will linger into 2008, slowing the pace of consumer spending. The Standard and Poor’s 500 Composite Stock Index (“S&P 500”) ended the year with a relatively modest total return of 5.49%.
Despite the credit problems, fixed-income markets fared better than stocks in general. Initially, a relatively benign outlook for the economy and interest rates led investors to favor non-government securities. However, as the credit issues escalated over the course of the year, those sectors surrendered much of the early gains. Worried investors fled to the relative safety of Treasuries, which outperformed all other sectors of the fixed-income markets. Based largely on the strength of Treasuries, the Lehman Brothers U.S. Government/Credit Bond Index (“LBGC”) rose 7.23% for the full twelve-month period.
PERFORMANCE
For the year ended December 31, 2007, Transamerica Balanced, Initial Class returned 13.61%. By comparison its primary and secondary benchmarks, the S&P 500 and the LBGC, returned 5.49% and 7.23%, respectively.
STRATEGY REVIEW
The portfolio outperformed a 60% stocks/40% bonds blend of the abovementioned indices. Strongly positive returns for the equity portfolio, which represented 70%+ of assets throughout the year, more than compensated for underperformance by the fixed-income portfolio. We attribute the favorable equity-portfolio results to our focus on two secular growth trends that were uneffected by the domestic challanges: demand for new personal technology; and rapid worldwide industrialization. The portfolio’s chief contributors to performance included, among others, Jacobs Engineering Group Inc. (“Jacobs”), Apple Inc. (“Apple”), and PACCAR Inc. (“PACCAR”)
A worldwide boom in commercial construction was the driving force behind year-long gains for Jacobs, which designs and manages large-scale engineering projects. Apple chalked up strong sales of its user-friendly personal electronics (e.g., iPods and iPhones). The “halo” effect from these also invigorated sales of its personal computers and laptops. PACCAR, a leading manufacturer of heavy trucks, reported growth in domestic sales early in the year and higher international sales throughout the period.
Partially countering these gains were setbacks for companies vulnerable to the credit-market turmoil (e.g., McGraw-Hill Companies Inc.(“McGraw-Hill”), the parent company of debt-rating agency Standard & Poor’s Corp.), slower discretionary spending by consumers (Marriott International, Inc. (“Marriott”) and Nordstrom, Inc. (“Nordstrom”)), or a combination of the two (Harley-Davidson, Inc. (“Harley-Davidson”)) We believe McGraw-Hill will recover as the credit crisis is resolved and think well-to-do consumers will continue to support high-end retailer Nordstrom. We exited hotelier Marriott, where the secular growth cycle has peaked, and reduced the exposure to motorcycle maker Harley-Davidson, where sales have slowed, in part because the credit crunch has made it more difficult for motorcycle buyers to finance their purchases.
The fixed-income portfolio generated a positive total return but lagged the LBGC due to an overweighting in non-government sectors (i.e., corporate bonds and mortgage-related securities). Although we reduced the corporate allocation prior to the credit crunch and owned only quality mortgage securities, the portfolio did not keep pace with the index amidst the exceptional volatility in the second half of the year.
Gary U. Rollé, CFA
Heidi Y. Hu, CFA

Co-Portfolio Managers
Transamerica Investment Management, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Transamerica Balanced
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	13.61%	11.12%	8.74%	5/1/02
S&P 500(1)	5.49%	12.83%	7.57%	5/1/02
Lehman Government/Credit Bond Index(1)	7.23%	4.44%	5.57%	5/1/02

Service Class	13.38%	—%	11.09%	5/1/03

NOTES

(1)	The Standard and Poor’s 500 Composite Stock (S&P 500) Index and Lehman Brothers U.S. Government/Credit (LBGC) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Transamerica Balanced
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)

SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,056.69	0.90%	$4.67
Hypothetical (b)	1,000.00	1,020.67	0.90	4.58

Service Class
Actual	1,000.00	1,055.93	1.15	5.96
Hypothetical (b)	1,000.00	1,019.41	1.15	5.85

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Asset Type
At December 31, 2007
This chart shows the percentage breakdown by asset type of the Fund’s total investment securities.

3

Transamerica Balanced

SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Principal	Value
U.S. GOVERNMENT OBLIGATIONS (5.4%)
U.S. Treasury Bond
4.50%, due 02/15/2036 ^	$629	$632
4.75%, due 02/15/2037 ^	867	907
8.00%, due 11/15/2021	335	459
U.S. Treasury Inflation Indexed Note , TIPS
2.63%, due 07/15/2017	988	1,066
U.S. Treasury Note
3.38%, due 11/20/2012	145	145
4.00%, due 02/15/2015	925	938
4.25%, due 09/30/2012 — 11/15/2017 ^	1,100	1,121
4.50%, due 05/15/2010 — 05/15/2017 ^	235	243

Total U.S. Government Obligations (cost $5,300)		5,511

U.S. GOVERNMENT AGENCY OBLIGATIONS (2.7%)
Fannie Mae
5.00%, due 04/25/2034	500	488
Freddie Mac
4.25%, due 10/15/2026	550	545
5.00%, due 10/15/2030	720	719
5.35%, due 11/14/2011	1,000	1,009

Total U.S. Government Agency Obligations (cost $2,735)		2,761

MORTGAGE-BACKED SECURITIES (2.3%)
Bear Stearns Commercial Mortgage Securities
Series 2006-PW14, Class A4
5.20%, due 12/11/2038	420	416
Citigroup/Deutsche Bank Commercial Mortgage Trust
Series 2007-CD4, Class A4
5.32%, due 12/11/2049	215	214
Crown Castle Towers LLC
Series 2006-1A, Class AFX-144A
5.24%, due 11/15/2036	383	382
Morgan Stanley Capital I
Series 2006-HQ10, Class A4
5.33%, due 11/12/2041	435	435
SBA CMBS Trust
Series 2006-1A, Class A-144A
5.31%, due 11/15/2036	380	380
Wachovia Bank Commercial Mortgage Trust
Series 2006-C28, Class A4
5.57%, due 10/15/2048	420	427
Wachovia Bank Commercial Mortgage Trust
Series 2007-C32, Class H-144A
5.93%, due 06/15/2049	120	83

Total Mortgage-Backed Securities (cost $2,366)		2,337

ASSET-BACKED SECURITIES (0.3%)
USAA Auto Owner Trust
Series 2007-2, Class A3
4.90%, due 02/15/2012	310	312

Total Asset-Backed Securities (cost $310)		312

CORPORATE DEBT SECURITIES (17.0%)
Aerospace & Defense (0.4%)
Embraer Overseas, Ltd.
6.38%, due 01/24/2017	202	192
Honeywell International
5.63%, due 08/01/2012	195	202
Air Freight & Logistics (0.3%)
FedEx Corp.
9.65%, due 06/15/2012	290	340
Airlines (0.4%)
American Airlines, Inc. Series 99-1
7.02%, due 10/15/2009	130	131
Delta Air Lines, Inc.
7.57%, due 11/18/2010	120	121
United Airlines, Inc.
6.64%, due 07/02/2022	166	156
Beverages (0.4%)
Anheuser-Busch Cos., Inc.
6.45%, due 09/01/2037	125	136
Diageo Capital PLC
5.75%, due 10/23/2017	235	236
Capital Markets (0.3%)
JP Morgan Chase Capital XVIII
6.95%, due 08/17/2036	145	138
Nuveen Investments, Inc.
5.00%, due 09/15/2010	150	137
Chemicals (1.1%)
ICI Wilmington, Inc.
4.38%, due 12/01/2008	430	429
Lubrizol Corp.
4.63%, due 10/01/2009	720	723
Commercial Banks (1.2%)
Barclays PLC
6.28%, due 12/15/2034 ^ Ž, 1	145	126
General Electric Capital Corp.
5.50%, due 04/28/2011	250	257
HBOS PLC -144A
6.66%, due 11/21/2049 * Ž, 1	150	124
ICICI Bank, Ltd. -144A
6.63%, due 10/03/2012	143	142
The notes to the financial statements are an integral part of this report.

4

	Principal	Value
Commercial Banks (continued)
Rabobank Capital Funding II -144A
5.26%, due 12/31/2013 Ž	$110	$102
Sumitomo Mitsui Banking Corp. -144A
5.63%, due 10/15/2015 Ž, (1)	125	117
Wachovia Capital Trust III
5.80%, due 03/15/2011 Ž, (1)	305	273
ZFS Finance USA Trust II -144A
6.45%, due 12/15/2065 (1)	125	117
Computers & Peripherals (0.1%)
Hewlett-Packard Co.
3.63%, due 03/15/2008	133	133
Construction Materials (0.1%)
Lafarge SA
7.13%, due 07/15/2036	136	132
Consumer Finance (0.9%)
Capital One Bank
5.75%, due 09/15/2010	370	370
Discover Financial Services -144A
6.23%, due 06/11/2010 *	300	286
John Deere Capital Corp.
4.40%, due 07/15/2009	300	301
Diversified Financial Services (1.0%)
Citigroup, Inc.
3.63%, due 02/09/2009	110	108
Glencore Funding LLC -144A
6.00%, due 04/15/2014	147	148
ILFC E-Capital Trust II -144A
6.25%, due 12/21/2065 (1)	205	196
Mizuho Preferred Capital Co. LLC -144A
8.79%, due 12/29/2049 Ž	402	406
Pemex Finance, Ltd.
9.03%, due 02/15/2011	195	206
Diversified Telecommunication Services (0.3%)
Verizon Global Funding Corp.
4.00%, due 01/15/2008	265	265
Electric Utilities (1.2%)
Dominion Resources, Inc.
5.687 due 05/15/2008 (2)	300	301
FPL Group Capital, Inc.
5.55%, due 02/16/2008	350	350
Pacific Gas & Electric Co.
5.63%, due 11/30/2017	275	276
Sempra Energy
7.95%, due 03/01/2010	300	320
Energy Equipment & Services (0.2%)
Transocean, Inc.
6.80%, due 03/15/2038	160	163
Food & Staples Retailing (0.9%)
Costco Wholesale Corp.
5.50%, due 03/15/2017	252	254
Fred Meyer, Inc.
7.45%, due 03/01/2008	290	291
Stater Brothers Holdings, Inc.
8.13%, due 06/15/2012	100	99
Wal-Mart Stores, Inc.
6.50%, due 08/15/2037	240	253
Food Products (0.7%)
Bunge, Ltd. Finance Corp.
4.38%, due 12/15/2008	325	323
Cargill, Inc. -144A
5.00%, due 11/15/2013	290	285
Michael Foods, Inc.
8.00%, due 11/15/2013	100	99
Gas Utilities (0.7%)
Oneok, Inc.
5.51%, due 02/16/2008	390	390
Southern Union Co.
6.15%, due 08/16/2008	334	335
Hotels, Restaurants & Leisure (0.8%)
Las Vegas Sands Corp.
6.38%, due 02/15/2015	100	94
McDonald’s Corp.
5.80%, due 10/15/2017	220	228
Royal Caribbean Cruises, Ltd.
8.75%, due 02/02/2011	270	281
Starbucks Corp.
6.25%, due 08/15/2017	140	145
Wyndham Worldwide Corp.
6.00%, due 12/01/2016	85	81
Household Products (0.1%)
Kimberly-Clark
6.63%, due 08/01/2037	125	138
Independent Power Producers & Energy Traders (0.3%)
Empresa Nacional de Electricidad
SA/Chile Class B
8.50%, due 04/01/2009	250	261
Insurance (0.5%)
Genworth Financial, Inc.
5.23%, due 05/16/2009	250	252
Oil Insurance, Ltd. -144A
7.56%, due 06/30/2011 * Ž, (1)	250	255
Machinery (0.2%)
Tyco Electronics Group SA -144A
6.55%, due 10/01/2017	199	205
Media (0.8%)
Amfm, Inc.
8.00%, due 11/01/2008	225	233
Comcast Corp.
7.05%, due 03/15/2033	110	120
McGraw-Hill Cos., Inc.
5.38%, due 11/15/2012	220	224
News America Holdings, Inc.
7.75%, due 12/01/2045	100	108

5

	Principal	Value
Media (continued)
Time Warner Entertainment Co., LP
8.38%, due 07/15/2033	$150	$181
Multiline Retail (0.3%)
Neiman-Marcus Group, Inc.
9.00%, due 10/15/2015	150	155
Target Corp.
6.50%, due 10/15/2037	124	124
Office Electronics (0.1%)
Xerox Corp.
6.40%, due 03/15/2016	100	102
Oil, Gas & Consumable Fuels (1.1%)
Husky Oil, Ltd.
8.90%, due 08/15/2028 (1)	105	106
Petrobras International Finance Co.
5.88%, due 03/01/2018	210	209
PetroHawk Energy Corp.
9.13%, due 07/15/2013	100	105
Teppco Partners, LP
7.00%, due 06/01/2067 * (1)	115	105
Valero Energy Corp.
3.50%, due 04/01/2009	385	379
Valero Logistics Operations, LP
6.88%, due 07/15/2012	200	214
Real Estate Investment Trusts (1.4%)
BRE Properties, Inc.
5.75%, due 09/01/2009	380	389
Hospitality Properties Trust
6.75%, due 02/15/2013	261	268
PPF Funding, Inc. -144A
5.35%, due 04/15/2012	355	354
Weingarten Realty Investors
5.26%, due 05/15/2012	130	128
Westfield Capital Corp., Ltd./Wt Finance
AUST Pty, Ltd./Wea Finance LLC
-1 44A
4.38%, due 11/15/2010	330	322
Real Estate Management & Development (0.7%)
Duke Realty, LP
5.63%, due 08/15/2011	290	292
ERP Operating, LP
5.38%, due 08/01/2016	215	203
Post Apartment Homes, LP
6.30%, due 06/01/2013	213	223
Road & Rail (0.2%)
Erac USA Finance Co. -144A
6.38%, due 10/15/2017	170	164
Specialty Retail (0.2%)
Lowe’s Companies, Inc.
6.65%, due 09/15/2037	100	101
Petro Stopping Centers, LP / Petro
9.00%, due 02/15/2012	85	89
Wireless Telecommunication Services (0.1%)
Nextel Communications, Inc.
7.38%, due 08/01/2015	95	93

Total Corporate Debt Securities (cost $17,429)		17,420

	Shares	Value
PREFERRED STOCKS (0.0%)
Thrifts & Mortgage Finance (0.0%)
IndyMac Bank Fsb -144A	5,000	$54

Total Preferred Stocks (cost $125)		54

COMMON STOCKS (68.9%)
Aerospace & Defense (1.3%)
Boeing Co.	15,000	1,312
Air Freight & Logistics (2.0%)
Expeditors International Washington, Inc.	45,000	2,011
Auto Components (3.4%)
BorgWarner, Inc.	34,000	1,646
Johnson Controls, Inc.	50,000	1,802
Automobiles (2.1%)
Daimler AG ^	15,000	1,435
Harley-Davidson, Inc.	16,000	747
Biotechnology (1.5%)
Gilead Sciences, Inc. ‡	34,000	1,564
Capital Markets (3.2%)
Ameriprise Financial, Inc.	30,000	1,653
Charles Schwab Corp. (The)	22,000	562
T. Rowe Price Group, Inc.	18,000	1,096
Chemicals (1.2%)
Sigma-Aldrich Corp.	22,000	1,201
Communications Equipment (2.8%)
Qualcomm, Inc.	44,000	1,731
Research In Motion, Ltd. ‡	10,000	1,134
Computers & Peripherals (4.3%)
Apple, Inc.	22,000	4,358
Construction & Engineering (7.9%)
Jacobs Engineering Group, Inc. ‡	85,000	8,127
Consumer Finance (2.0%)
American Express Co.	40,000	2,081
Diversified Financial Services (3.4%)
CME Group, Inc. Class A	5,000	3,430
Diversified Telecommunication Services (1.9%)
Verizon Communications, Inc.	45,000	1,966
Electronic Equipment & Instruments (1.3%)
Tyco Electronics, Ltd.	35,000	1,300
Energy Equipment & Services (1.5%)
Schlumberger, Ltd.	16,000	1,574
Food & Staples Retailing (0.5%)
Walgreen Co.	14,000	533
Health Care Equipment & Supplies (1.0%)
Varian Medical Systems, Inc. ‡	19,000	991
Hotels, Restaurants & Leisure (2.1%)
Marriott International, Inc. Class A	28,000	957

6

	Shares	Value
Hotels, Restaurants & Leisure (continued)
MGM Mirage, Inc. ‡	14,000	$1,176
Industrial Conglomerates (1.3%)
General Electric Co.	37,000	1,372
Insurance (1.5%)
American International Group, Inc.	27,000	1,574
Internet Software & Services (2.4%)
Google, Inc. Class A ‡	3,500	2,420
Machinery (7.5%)
Caterpillar, Inc.	32,000	2,322
Kennametal, Inc.	70,000	2,650
PACCAR, Inc.	50,000	2,724
Media (2.1%)	50,000	2,191
McGraw-Hill Cos., Inc. (The) ^
Multiline Retail (1.5%)	42,000	1,543
Nordstrom, Inc.
Oil, Gas & Consumable Fuels (1.1%)	10,000	1,087
Suncor Energy, Inc.
Pharmaceuticals (1.6%)
Allergan, Inc.	25,000	1,606
Semiconductors & Semiconductor Equipment (1.6%)
Intel Corp.	60,000	1,600
Software (3.0%)
Microsoft Corp.	60,000	2,136
Salesforce.Com, Inc. ‡^	15,000	940
Trading Companies & Distributors (1.9%)
WW Grainger, Inc.	22,000	1,924

Total Common Stocks (cost $51,607)		70,476

Total Securities Lending Collateral (cost $3,570) (3)		3,570

Total Investment Securities (cost $83,442) #		$102,441

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $3,489.

*	Floating or variable rate note. Rate is listed as of December 31, 2007.

‡	Non-Income Producing.

(1)	Coupon rate is fixed for a predetermined period of time and then converts to a floating rate until maturity/call date. Rate is listed as of December 31, 2007.

(2)	Step Bond. Interest rate may increase or decrease as the credit rating changes.

(3)	Cash collateral for the Repurchase Agreements, valued at $1,294, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 - 12/01/2096, respectively.

Ž	The security has a perpetual maturity. The date shown is the next call date.

#	Aggregate cost for federal income tax purposes is $83,452. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $20,257 and $1,268, respectively. Net unrealized appreciation for tax purposes is $18,989.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $4,122, or 4.03%, of net assets of the Fund.

TIPS	Treasury Inflation Protected Security
The notes to the financial statements are an integral part of this report.

7

Transamerica Balanced
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $83,442) (including securities loaned of $3,489)	$102,441
Cash	2,880
Receivables:
Shares sold	263
Interest	392
Income from loaned securities	2
Dividends	85
Dividend reclaims	2

106,065

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	44
Management and advisory fees	69
Distribution and service fees	4
Administration fees	2
Payable for collateral for securities on loan	3,570
Other	33

3,722

Net Assets	$102,343

Net Assets Consist of:
Capital Stock ($.01 par value)	$75
Additional paid-in capital	75,718
Undistributed (accumulated) net investment income	1,328
Undistributed (accumulated) net realized gain from investment securities	6,223
Net unrealized appreciation on investment securities	18,999

Net Assets	$102,343

Net Assets by Class:
Initial Class	$81,632
Service Class	20,711
Shares Outstanding:
Initial Class	5,957
Service Class	1,518
Net Asset Value and Offering Price Per Share:
Initial Class	$13.70
Service Class	13.64
STATEMENT OF OPERATIONS
For the period ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $6)	$691
Interest	1,472
Income from loaned securities-net	23

2,186

Expenses:
Management and advisory fees	733
Printing and shareholder reports	17
Custody fees	25
Administration fees	18
Legal fees	2
Audit fees	21
Trustees fees	3
Distribution and service fees:
Service Class	38
Other	1

Total expenses	858

Net Investment Income	1,328

Net Realized Gain (Loss) from:
Investment securities	6,225

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	3,891

Net Realized and Unrealized Gain:	10,116

Net Increase In Net Assets Resulting from Operations	$11,444

The notes to the financial statements are an integral part of this report.

8

Transamerica Balanced
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$1,328	$998
Net realized gain from investment securities	6,225	391
Change in unrealized appreciation on investment securities	3,891	5,168

	11,444	6,557

Distributions to Shareholders:
From net investment income:
Initial Class	(834)	(697)
Service Class	(164)	(59)

	(998)	(756)

From net realized gains:
Initial Class	(321)	(1,768)
Service Class	(69)	(170)

	(390)	(1,938)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	16,252	20,354
Service Class	13,255	6,767

	29,507	27,121

Dividends and distributions reinvested:
Initial Class	1,155	2,466
Service Class	233	228

	1,388	2,694

Cost of shares redeemed:
Initial Class	(16,175)	(16,109)
Service Class	(4,054)	(1,437)

	(20,229)	(17,546)

	10,666	12,269

Net increase (decrease) in net assets	20,722	16,132

Net Assets:
Beginning of year	81,621	65,489

End of year	$102,343	$81,621

Undistributed (Accumulated) Net Investment Income (Loss)	$1,328	$998

Share Activity:
Shares issued:
Initial Class	1,229	1,702
Service Class	1,016	566

	2,245	2,268

Shares issued-reinvested from distributions:
Initial Class	90	214
Service Class	18	20

	108	234

Shares redeemed:
Initial Class	(1,236)	(1,345)
Service Class	(308)	(120)

	(1,544)	(1,465)

Net increase (decrease) in shares outstanding:
Initial Class	83	571
Service Class	726	466

	809	1,037

The notes to the financial statements are an integral part of this report.

9

Transamerica Balanced
FINANCIAL HIGHLIGHTS

For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$12.25	$11.63	$11.77	$10.79	$9.49
Investment Operations
Net investment income (loss)	0.19	0.16	0.14	0.16	0.13
Net realized and unrealized gain (loss)	1.47	0.88	0.74	1.02	1.19

Total operations	1.66	1.04	0.88	1.18	1.32

Distributions
From net investment income	(0.15)	(0.12)	(0.16)	(0.13)	(0.02)
From net realized gains	(0.06)	(0.30)	(0.86)	(0.07)	—

Total distributions	(0.21)	(0.42)	(1.02)	(0.20)	(0.02)

Net Asset Value
End of period(b)	$13.70	$12.25	$11.63	$11.77	$10.79

Total Return(c),(d)	13.61%	9.12%	7.96%	11.16%	13.90%
Net Assets End of Period (000’s)	$81,632	$71,949	$61,698	$62,934	$61,419
Ratio and Supplemental Data
Expenses to average net assets(e)	0.89%	0.89%	0.94%	0.96%	1.15%
Net investment income (loss), to average net assets(e)	1.49%	1.32%	1.17%	1.45%	1.31%
Portfolio turnover rate(d)	60%	47%	50%	128%	65%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$12.21	$11.61	$11.77	$10.79	$9.73
Investment Operations
Net investment income (loss)	0.16	0.13	0.11	0.14	0.08
Net realized and unrealized gain (loss)	1.46	0.87	0.74	1.01	0.98

Total operations	1.62	1.00	0.85	1.15	1.06

Distributions
From net investment income	(0.13)	(0.10)	(0.15)	(0.10)	—
From net realized gains	(0.06)	(0.30)	(0.86)	(0.07)	—

Total distributions	(0.19)	(0.40)	(1.01)	(0.17)	—

Net Asset Value
End of period(b)	$13.64	$12.21	$11.61	$11.77	$10.79

Total Return(c),(d)	13.38%	8.74%	7.79%	10.88%	10.93%
Net Assets End of Period (000’s)	$20,711	$9,672	$3,791	$2,457	$591
Ratio and Supplemental Data
Expenses to average net assets(e)	1.14%	1.14%	1.19%	1.19%	1.38%
Net investment income (loss), to average net assets(e)	1.25%	1.11%	0.91%	1.31%	1.14%
Portfolio turnover rate(d)	60%	47%	50%	128%	65%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Transamerica Balanced (the “Fund”) share class commenced operations as follows:

Initial Class — May 1, 2002

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

10

Transamerica Balanced
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Transamerica Balanced (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, under the supervision of the Board’s Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $2 are included in net realized gains in the Statement of Operations.

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 1.— (continued)
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities on the Statement of Operations is net of fees, in the amount of $10, earned by State Street for its services.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$154
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	123
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	108
Barclays, Eurodollar Term, 5.00%, 2/12/2008	216
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	200
Calyon, Eurodollar Term, 5.12%, 3/3/2008	46
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	401
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	154
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	77
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	77
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	154
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	231
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	632
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	185
Reserve Primary Money Market Fund, 4.95%	164
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	185
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	92
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	185
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	108
Wells Fargo, Bank Note, 4.75%, 1/8/2008	78

$3,570

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Transamerica Investment Management , LLC (“TIM”) is both an affiliate of the Fund and a sub-advisor of the Fund.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and AFSG.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of the first $250 million of ANA
0.75% of the next $250 million of ANA
0.70% of the next $1 billion of ANA
0.625% of ANA over $1.5 billion

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 2.— (continued)
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.40% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor.
The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $5. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amounts related to the Emeritus Plan was $3. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$63,946
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	22,209
U.S. Government	31,366

13

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, and return of capital.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes
In Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$1,010
Long-term Capital Gain	1,684

2007 Distributions paid from:
Ordinary Income	998
Long-term Capital Gain	390

The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$1,371

Undistributed Long-term Capital Gain	$6,190

Net Unrealized Appreciation (Depreciation)	$18,989

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of

14

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 6.— (continued)
fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Balanced VP.

15

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Transamerica Balanced:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Transamerica Balanced (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

16

Transamerica Balanced
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $390 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed Trustee	For	Against	Abstentions/Broker Non- Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

For	Against	Abstentions/Broker Non-Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

17

Transamerica Balanced
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Balanced (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance was near the median for its peer universe over the past 3-year period but was below the median for its peer universe over the past 1- and 5-year periods. The Board noted further that the long-term performance of the Fund could be attributed in part to the prior sub-adviser, which the current Sub-Adviser replaced in June 2004. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but that the Board would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of its provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the Fund’s contractual management fees and total expenses were above the median of the peer group and peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Board noted that the advisory fee breakpoints are designed to coincide with fee breakpoints from the Sub-Adviser. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

18

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

19

Transamerica Convertible Securities
MARKET ENVIRONMENT
During the twelve months ended December 31, 2007, convertible securities were challenged by exceptional volatility in the stock and bond markets.
Initially, returns were positive, buoyed by steady corporate earnings and widespread expectations that the Federal Reserve Board would reduce interest rates to bolster the slowing U.S. economy. As the year progressed, however, markets reacted strongly to fallout from continued deterioration of the U.S. housing market and higher delinquencies in sub-prime mortgages. The sub-prime issues triggered problems in other investments underpinned by the risky loans, generating multi-billion-dollar losses for investors and lenders. As banks and mortgage companies, unwilling or unable to lend, hoarded cash, the flow of capital (i.e., liquidity) dried up, causing corporations and consumers to reduce their spending and adding to concerns about the economy.
Throughout the second half of the year, investors increasingly flocked to the relative safety of Treasuries. Other bond sectors, as well as many areas of the equity and convertibles markets, surrendered some of the gains achieved earlier in the period. The Standard and Poor’s 500 Composite Stock Index rose 5.49% for the twelve-month period.
PERFORMANCE
For the year ended December 31, 2007, Transamerica Convertible Securities, Initial Class returned 18.63%. By comparison its benchmark, the Merrill Lynch All U.S. Convertibles Index, returned 4.55%.
STRATEGY REVIEW
We seek the convertibles of well-run companies that generate free cash flow and stand to benefit from positive changes in the companies, their industries, or the external forces driving their businesses. For example, we believe that, driven by global growth, demand for energy sources will continue to expand; and that people’s desire to be connected to information, entertainment and each other will sustain growth of the personal electronics industry. For the most part, our investment in companies related to these trends paid off handsomely during the period.
The portfolio’s healthy returns were driven largely by gains from our investment in SunPower Corporation (“SunPower”). SunPower, a provider of solar energy panels, is vertically integrated, with manufacturing, distribution and installation capabilities. This competitive advantage, combined with a powerful wave of demand for more affordable energy sources, led to strong sales growth throughout 2007.
Other key detractors included Ford Motor Company and General Motors Corporation. An economic slowdown in the U.S. will likely depress automotive and truck sales in the near team. On the other hand, changes in the companies’ cost structures (i.e., shedding health care and pension costs) should make them more competitive in the long run.
Kirk J. Kim
Peter O. Lopez
Co-Portfolio Managers
Transamerica Investment Management, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Transamerica Convertible Securities
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	18.63%	13.85%	10.73%	5/1/02
Merrill Lynch All U.S. Convertibles(1)	4.55%	10.67%	8.09%	5/1/02

Service Class	18.29%	—%	13.23%	5/1/03

NOTES

(1)	The Merrill Lynch All U.S. Convertibles (MLCI) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception, calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Transamerica Convertible Securities
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period(a)
Initial Class
Actual	$1,000.00	$1,103.69	0.79%	$4.19
Hypothetical(b)	1,000.00	1,021.22	0.79	4.02

Service Class
Actual	1,000.00	1,102.80	1.04	5.51
Hypothetical(b)	1,000.00	1,019.96	1.04	5.30

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Transamerica Convertible Securities
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
CONVERTIBLE PREFERRED STOCKS (10.6%)
Aerospace & Defense (2.0%)
Lockheed Martin Corp. *	3,990,000	$5,860
Automobiles (1.8%)
General Motors Corp. ^	260,000	5,070
Capital Markets (2.0%)
Credit Suisse First Boston USA, Inc.	65,090	5,626
Chemicals (1.6%)
Celanese Corp. Ž	86,465	4,691
Insurance (1.7%)
MetLife, Inc.	162,380	4,973
Oil, Gas & Consumable Fuels (0.9%)
Dune Energy, Inc. -144A Ž	2,742	2,586
Pharmaceuticals (0.6%)
Schering-Plough	7,615	1,848

Total Convertible Preferred Stocks (cost $26,629)		30,654

CONVERTIBLE BONDS (86.2%)
Aerospace & Defense (3.1%)
Alliant Techsystems, Inc.
2.75%, due 02/15/2024 ^	6,005	8,895
Automobiles (3.1%)
Ford Motor Co.
4.25%, due 12/15/2036	9,100	9,043
Biotechnology (2.4%)
Gilead Sciences, Inc.
0.63%, due 05/01/2013	5,241	7,036
Capital Markets (13.6%)
BlackRock, Inc.
2.63%, due 02/15/2035	4,080	8,782
Eksportfinans
0.25%, due 07/30/2014 §	8,216	7,668
Goldman Sachs Group, Inc. (The)
-144A,
0.25%, due 01/25/2017 §	7,760	14,686
Lehman Brothers Holdings, Inc.
0.25%, due 12/12/2013	8,550	8,025
Commercial Banks (7.5%)
Credit Suisse/New York NY
0.25%, due 04/21/2014	5,112	5,402
Deutsche Bank AG/London -144A,
0.25%, due 04/11/2013 §	3,050	4,752
Wachovia Bank NA -144A,
0.25%, due 01/30/2014 §	5,199	11,526
Commercial Services & Supplies (1.4%)
Covanta Holding Corp.
1.00%, due 02/01/2027	3,700	4,126

	Principal	Value
Computers & Peripherals (3.8%)
EMC CORP,
1.75%, due 12/01/2013 ^	$8,075	$11,073
Diversified Financial Services (5.6%)
Allegro Investment Corp. SA -144A,
0.25%, due 06/06/2017	5,661	6,417
WMT Debt Exchangeable Trust -144A,
0.25%, due 05/02/2013 §	592	9,830
Electrical Equipment (3.8%)
Sunpower Corp. ,
1.25%, due 02/15/2027	4,618	10,789
Electronic Equipment & Instruments (3.6%)
Itron, Inc.
2.50%, due 08/01/2026	6,500	10,424
Energy Equipment & Services (6.4%)
Core Laboratories, LP ,
0.25%, due 10/31/2011	4,479	6,377
Schlumberger, Ltd. ,
2.13%, due 06/01/2023	2,405	5,937
Transocean, Inc.
1.50%, due 12/15/2037	5,635	6,121
Health Care Equipment & Supplies (6.8%)
Hologic, Inc.
2.00%, due 12/15/2037	10,650	11,515
Inverness Medical Innovations, Inc.
3.00%, due 05/15/2016	6,150	8,203
Hotels, Restaurants & Leisure (0.9%)
Scientific Games Corp. ,
0.75 due 12/01/2024 (2)	2,040	2,535
Machinery (2.2%)
Trinity Industries, Inc.
3.88%, due 06/01/2036	6,915	6,198
Media (2.7%)
Lamar Advertising Co. Class B,
2.88%, due 12/31/2010	6,600	7,664
Multiline Retail (1.8%)
Saks, Inc. Convertible Saks, Inc.
2.00%, due 03/15/2024	2,880	5,108
Oil, Gas & Consumable Fuels (1.8%)
Chesapeake Energy Corp.
2.50%, due 05/15/2037	4,625	5,140
Pharmaceuticals (2.5%)
Allergan, Inc./U.S.
1.50%, due 04/01/2026	6,120	7,168
Real Estate Investment Trusts (2.7%)
BRE Properties, Inc. ,
4.13%, due 08/15/2026	4,220	3,882
Vornado Realty Trust
3.63%, due 11/15/2026	4,201	3,860
The notes to the financial statements are an integral part of this report.

4

	Principal	Value
Software (4.6%)
Informatica Corp.
3.00%, due 03/15/2026	$6,315	$7,152
Macrovision Corp.	6,450	6,079
2.63%, due 08/15/2011
Specialty Retail (2.2%)
Penske Auto Group, Inc.	6,440	6,360
3.50%, due 04/01/2026
Textiles, Apparel & Luxury Goods (1.8%)
Iconix Brand Group, Inc. -144A	5,475	5,283
1.88%, due 06/30/2012
Wireless Telecommunication Services (1.9%)
NII Holdings, Inc.
2.75%, due 08/15/2025	1,490	1,816
3.13%, due 06/15/2012 -144A	4,188	3,591
Total Convertible Bonds (cost $210,468)		248,463

Total Securities Lending Collateral (cost $10,619) (1)		10,619

Total Investment Securities (cost $247,716) #		$289,736

NOTES TO SCHEDULE OF INVESTMENTS

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $10,090.

*	Floating or variable rate note. Rate is listed as of December 31, 2007.

§	Illiquid. At December 31, 2007, these securities aggregated $48,463, or 16.73%, of total investment securities of the Fund.

(1)	Cash collateral for the Repurchase Agreements, valued at $3,849, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

(2)	Step Bond. Interest rate may increase or decrease as the credit rating changes.

Ž	The security has a perpetual maturity. The date shown is the next call date.

#	Aggregate cost for federal income tax purposes is $247, 716. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $51,448 and $9,428, respectively. Net unrealized appreciation for tax purposes is $42,020.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $58,671, or 20.35%, of net assets of the Fund.
The notes to the financial statements are an integral part of this report.

5

Transamerica Convertible Securities
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $247,716) (including securities loaned of $10,090)	$289,736
Cash	8,478
Receivables:
Shares sold	82
Interest	882
Income from loaned securities	1
Dividends	203

299,382

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	149
Management and advisory fees	182
Distribution and service fees	4
Administration fees	5
Payable for collateral for securities on loan	10,619
Other	48

11,007

Net Assets	$288,375

Net Assets Consist of:
Capital Stock ($.01 par value)	$231
Additional paid-in capital	193,156
Undistributed (accumulated) net investment income	4,106
Undistributed (accumulated) net realized gain from investment securities	48,862
Net unrealized appreciation on investment securities	42,020

Net Assets	$288,375

Net Assets by Class:
Initial Class	$270,218
Service Class	18,157
Shares Outstanding:
Initial Class	21,654
Service Class	1,462
Net Asset Value and Offering Price Per Share:
Initial Class	$12.48
Service Class	12.42
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$1,890
Interest	4,718
Income from loaned securities-net	46

6,654

Expenses:
Management and advisory fees	2,352
Printing and shareholder reports	13
Custody fees	37
Administration fees	64
Legal fees	7
Audit fees	20
Trustees fees	11
Distribution and service fees:
Service Class	40
Other	6

Total expenses	2,550

Net Investment Income	4,104

Net Realized Gain (Loss) from:
Investment securities	48,868

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(1,847)

Net Realized and Unrealized Gain:	47,021

Net Increase In Net Assets Resulting from Operations	$51,125

The notes to the financial statements are an integral part of this report.

6

Transamerica Convertible Securities
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$4,104	$5,248
Net realized gain from investment securities	48,868	27,562
Change in unrealized appreciation (depreciation) on investment securities	(1,847)	6,598

	51,125	39,408

Distributions to Shareholders:
From net investment income:
Initial Class	(4,951)	(6,824)
Service Class	(296)	(182)

	(5,247)	(7,006)

From net realized gains:
Initial Class	(25,852)	(6,506)
Service Class	(1,708)	(193)

	(27,560)	(6,699)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	46,978	111,673
Service Class	5,468	4,966

	52,446	116,639

Dividends and distributions reinvested:
Initial Class	30,803	13,330
Service Class	2,005	375

	32,808	13,705

Cost of shares redeemed:
Initial Class	(255,112)	(34,355)
Service Class	(4,002)	(2,838)

	(259,114)	(37,193)

	(173,860)	93,151

Net increase (decrease) in net assets	(155,542)	118,854

Net Assets:
Beginning of year	443,917	325,063

End of year	$288,375	$443,917

Undistributed (Accumulated) Net
Investment Income (Loss)	$4,106	$5,249

Share Activity:
Shares issued:
Initial Class	3,762	9,412
Service Class	437	423

	4,199	9,835

Shares issued-reinvested from distributions:
Initial Class	2,709	1,188
Service Class	177	33

	2,886	1,221

Shares redeemed:
Initial Class	(20,563)	(2,915)
Service Class	(326)	(241)

	(20,889)	(3,156)

Net increase (decrease) in shares outstanding:
Initial Class	(14,092)	7,685
Service Class	288	215

	(13,804)	7,900

The notes to the financial statements are an integral part of this report.

7

Transamerica Convertible Securities
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$12.03	$11.20	$12.24	$11.51	$9.32
Investment Operations
Net investment income (loss)	0.16	0.15	0.22	0.24	0.31
Net realized and unrealized gain (loss)	1.91	1.05	0.19	1.16	1.89

Total operations	2.07	1.20	0.41	1.40	2.20

Distributions
From net investment income	(0.26)	(0.19)	(0.27)	(0.23)	(0.01)
From net realized gains	(1.36)	(0.18)	(1.18)	(0.44)	—

Total distributions	(1.62)	(0.37)	(1.45)	(0.67)	(0.01)

Net Asset Value
End of period(b)	$12.48	$12.03	$11.20	$12.24	$11.51

Total Return(c),(d)	18.63%	10.90%	3.88%	13.18%	23.66%
Net Assets End of Period (000’s)	$270,218	$429,852	$314,353	$351,386	$380,387
Ratio and Supplemental Data
Expenses to average net assets(e)	0.79%	0.78%	0.79%	0.84%	0.84%
Net investment income (loss), to average net assets(e)	1.30%	1.26%	1.95%	2.04%	2.88%
Portfolio turnover rate(d)	79%	64%	85%	138%	139%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$11.98	$11.17	$12.24	$11.50	$9.86
Investment Operations
Net investment income (loss)	0.13	0.12	0.19	0.20	0.18
Net realized and unrealized gain (loss)	1.91	1.04	0.18	1.18	1.46

Total operations	2.04	1.16	0.37	1.38	1.64

Distributions
From net investment income	(0.24)	(0.17)	(0.26)	(0.20)	—
From net realized gains	(1.36)	(0.18)	(1.18)	(0.44)	—

Total distributions	(1.60)	(0.35)	(1.44)	(0.64)	—

Net Asset Value
End of period(b)	$12.42	$11.98	$11.17	$12.24	$11.50

Total Return(c),(d)	18.29%	10.65%	3.54%	12.99%	16.69%
Net Assets End of Period (000’s)	$18,157	$14,065	$10,710	$6,006	$883
Ratio and Supplemental Data
Expenses to average net assets(e)	1.04%	1.03%	1.04%	1.10%	1.09%
Net investment income (loss), to average net assets(e)	1.02%	1.01%	1.65%	1.72%	2.41%
Portfolio turnover rate(d)	79%	64%	85%	138%	139%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Transamerica Convertible Securities (the “Fund”) share class commenced operations as follows:

Initial Class — May 1, 2002

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

8

Transamerica Convertible Securities
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Transamerica Convertible Securities (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, show in the Statement of Operations is net of fees, in the amount of $20.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$458
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	367
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	321
Barclays, Eurodollar Term, 5.00%, 2/12/2008	642
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	596
Calyon, Eurodollar Term, 5.12%, 3/3/2008	138
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	1,192
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	458
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	229
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	229
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	458
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	688
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	1,879
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	550
Reserve Primary Money Market Fund, 4.95%	489
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	550
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	275
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	550
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	321
Wells Fargo, Bank Note, 4.75%, 1/8/2008	229

$10,619

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.— (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG and TCI are affiliates of AEGON NV, a Netherlands corporation.
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and a sub-adviser to the Fund.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS, AFSG, and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$31,901	11.06%
Asset Allocation-Moderate Growth Portfolio	74,163	25.72
Asset Allocation-Moderate Portfolio	78,421	27.19

Total	$184,485	63.97%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.75% of the first $250 million of ANA
0.70% of ANA over $250 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.25% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.— (continued)
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $14. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee. Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $17. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$243,817
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	445,843
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, and post October loss deferrals..
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$9,401
Long-term Capital Gain	4,304
2007 Distributions paid from:
Ordinary Income	8,489
Long-term Capital Gain	24,318
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$13,695

Undistributed Long-term Capital Gain	$39,870

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$(597)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$42,020

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Convertible Securities VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of Transamerica Convertible Securities:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Transamerica Convertible Securities (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

Transamerica Convertible Securities
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $24,318 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

			Abstentions/Broker Non-
Proposed Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

Transamerica Convertible Securities
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Convertible Securities (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance was above the median for its peer universe over the past 5-year period, was near the median for its peer universe over the past 3-year period, and was below the median for its peer universe over the past 1-year period. The Board also noted that the Lipper peer universe may not reflect all the characteristics of funds that it believes are the peers of the Fund. As a result, the Board used other rankings as part of its assessment of the Fund’s performance. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but that the Board would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of its provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund, and noted that the contractual management fees were generally in line with the Fund’s peer group and universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI offers breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular.

15

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

16

Transamerica Equity
MARKET ENVIRONMENT
U.S. equities faced significant challenges in the twelve months ended December 31, 2007, particularly in the second half of the year. After advancing early in the period, the Standard and Poor’s 500 Composite Stock Index gave back some gains, to end the year with a relatively modest total return of 5.49%.
Throughout the period, the market struggled against the implications of a weak U.S. housing market. Changing home values greatly influence consumer spending, creating a ripple effect in the economy. However, because consumer spending, unemployment levels and corporate earnings remained steady, stock prices advanced through mid-May. Thereafter, rising defaults for low-quality (sub-prime) mortgages triggered a crisis in the debt markets, making it harder for individuals and corporations to borrow capital. Market volatility increased dramatically as investors worried how this credit crisis, combined with the housing downturn, would affect companies that require large amounts of short-term financing or depend on robust consumer spending. As the period wore on, persistent concerns about inflation and significant signs of a flagging economy added to the market’s worries.
Capital infusions from the world’s central banks and the sovereign funds of foreign nations, plus a total of 1.0% in interest-rate cuts by the Federal Reserve Board were largely ineffective in resolving the issues. Quarterly earnings growth stalled, and it became increasingly apparent that the housingand-credit malaise will undermine the economy in 2008.
Against this backdrop, growth indexes outperformed value measures, and large-cap stocks showed more resilience than small- or mid-cap equities.
PERFORMANCE
For the year ended December 31, 2007, Transamerica Equity, Initial Class returned 16.29%. By comparison its benchmark, the Russell 1000 Growth Index, returned 11.81%.
STRATEGY REVIEW
We attribute the portfolio’s out-performance to our focus on two secular growth trends that were uneffected by the domestic economy’s troubles: demand for new personal technology; and rapid worldwide industrialization. The portfolio’s chief contributors to performance included Apple Inc. (“Apple”), Research in Motion Limited (“RIMM”), Google Inc. (“Google”) and Jacobs Engineering Group Inc. (“Jacobs”)
Apple’s success rests on its user-friendly personal electronics (e.g., iPods and iPhones) and a “halo” effect from these that has invigorated sales of its personal computers and laptops. RIMM, the maker of the BlackBerry personal communication devices, is expanding its product line for business customers and “smart phones” for consumers. Internet search engine Google, already dominant in the online advertising business, is extending its services (e.g., through contracts with major wireless phone companies). Jacobs, which designs and constructs major infrastructure projects and manufacturing facilities worldwide, won new contracts during the period.
Partially countering these gains were setbacks for McGraw-Hill Companies Inc. (“McGraw-Hill”), the parent company of debt-rating agency Standard & Poor’s Corp. (“Standard & Poor’s”); and for several consumer companies (e.g., Marriott International, Inc. (“Marriott”), Starbucks Corporation (“Starbucks”) and Nordstrom, Inc. (“Nordstrom”)). Earnings at these companies remained healthy, but their stock prices fell on fears that the credit-and-housing crisis would negatively affect bond market activity (a factor for Standard & Poor’s) and consumer spending (a potential issue for the others). We believe McGraw-Hill will recover as the credit crisis is resolved and believe consumers will continue to support high-end retailer Nordstrom. We exited Starbucks, which is involved in a costly, margin-squeezing overseas expansion; and hotelier Marriott, where the secular growth cycle has peaked.
Gary U. Rollé, CFA
Portfolio Manager
Transamerica Investment Management, LLC

AGEON/Transamerica Series Trust	Annual Report 2007

1

Transamerica Equity
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	16.29%	17.49%	9.84%	15.93%	12/31/80
Russell 1000 Growth (1)	11.81%	12.10%	3.83%	10.55%	12/31/80

Service Class	16.04%	—%	—%	16.88%	5/1/03

NOTES

(1)	The Russell 1000 Growth (Russell 1000 Growth) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
The historical financial information for periods prior to May 1, 2002, has been derived from the financial history of the predecessor portfolio, Growth Portfolio of Transamerica Variable Insurance Fund, Inc.

2

Transamerica Equity
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries, or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,091.73	0.74%	$3.90
Hypothetical (b)	1,000.00	1,021.48	0.74	3.77

Service Class
Actual	1,000.00	1,090.51	0.99	5.22
Hypothetical (b)	1,000.00	1,020.21	0.99	5.04

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Transamerica Equity
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (98.9%)
Aerospace & Defense (4.5%)
Boeing Co.	733,000	$64,108
Raytheon Co.	1,200,000	72,840
Air Freight & Logistics (2.7%)
Expeditors International Washington, Inc.	1,798,210	80,344
Auto Components (3.0%)
Johnson Controls, Inc.	2,542,300	91,624
Automobiles (2.9%)
Daimler AG ^	900,000	86,067
Biotechnology (2.9%)
Gilead Sciences, Inc. ‡	1,910,000	87,879
Capital Markets (6.0%)
Ameriprise Financial, Inc.	1,500,000	82,665
State Street Corp. ^	1,195,000	97,034
Chemicals (5.7%)
Ecolab, Inc.	600,000	30,726
Praxair, Inc.	1,220,000	108,226
Sigma-Aldrich Corp.	570,000	31,122
Communications Equipment (6.0%)
Qualcomm, Inc.	1,525,000	60,009
Research In Motion, Ltd. ‡	1,050,000	119,070
Computers & Peripherals (7.9%)
Apple, Inc. ‡	1,200,000	237,696
Construction & Engineering (6.3%)
Jacobs Engineering Group, Inc. ‡	1,980,000	189,308
Consumer Finance (2.9%)
American Express Co.	1,700,000	88,434
Diversified Financial Services (5.8%)
CME Group, Inc. Class A	255,000	174,930
Diversified Telecommunication Services (2.3%)
AT&T, Inc.	1,650,000	$68,574
Electronic Equipment & Instruments (3.0%)
Tyco Electronics, Ltd.	2,460,000	91,340
Energy Equipment & Services (2.5%)
Schlumberger, Ltd.	780,000	76,729
Health Care Equipment & Supplies (2.2%)
Varian Medical Systems, Inc. ‡	1,250,000	65,200
Hotels, Restaurants & Leisure (2.3%)
MGM Mirage, Inc. ‡	840,000	70,577
Industrial Conglomerates (3.1%)
General Electric Co.	2,500,000	92,675
Insurance (2.5%)
American International Group, Inc.	1,285,000	74,915
Internet Software & Services (4.6%)
Google, Inc. Class A ‡	202,000	139,679
Machinery (5.6%)
Caterpillar, Inc. ^	1,126,000	81,703
PACCAR, Inc.	1,600,000	87,168
Media (3.4%)
McGraw-Hill Cos., Inc. (The)	2,325,000	101,858
Multiline Retail (2.0%)
Nordstrom, Inc.	1,600,000	58,768
Pharmaceuticals (3.2%)
Allergan, Inc.	1,480,000	95,075
Software (5.6%)
Electronic Arts, Inc. ‡	1,665,000	97,253
Microsoft Corp.	2,030,000	72,268

Total Common Stocks (cost $2,248,125)		2,975,864

Total Securities Lending Collateral (cost $72,374) (2)		72,374

Total Investment Securities (cost $2,320,499) #		$3,048,238

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $70,184.

‡	Non-Income Producing.

(2)	Cash collateral for the Repurchase Agreements, valued at $26,235, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $2,321,344. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $823,262 and $96,368 respectively. Net unrealized appreciation for tax purposes is $726,894.
The notes to the financial statements are an integral part of this report.

4

Transamerica Equity
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $2,320,499) (including securities loaned of $70,184)	$3,048,238
Cash	31,728
Receivables:
Shares sold	208
Interest	89
Income from loaned securities	12
Dividends	3,780
Dividend reclaims	20

3,084,075

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	1,360
Management and advisory fees	1,795
Distribution and service fees	15
Administration fees	51
Payable for collateral for securities on loan	72,374
Other	559

76,154

Net Assets	$3,007,921

Net Assets Consist of:
Capital Stock ($.01 par value)	$1,041
Additional paid-in capital	2,460,839
Undistributed (accumulated) net investment income	5,245
Undistributed (accumulated) net realized loss from investment securities and foreign currency transactions	(186,945)
Net unrealized appreciation on investment securities	727,739
Translation of assets and liabilities denominated in foreign currencies	2

Net Assets	$3,007,921

Net Assets by Class:
Initial Class	$2,938,220
Service Class	69,701
Shares Outstanding:
Initial Class	101,653
Service Class	2,438
Net Asset Value and Offering Price Per Share:
Initial Class	$28.90
Service Class	28.59
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $244)	$26,821
Interest	929
Income from loaned securities-net	409

28,159

Expenses:
Management and advisory fees	21,099
Printing and shareholder reports	422
Custody fees	423
Administration fees	603
Legal fees	61
Trustees fees	106
Distribution and service fees:
Service Class	169
Other	42

Total expenses	22,925

Net Investment Income	5,234

Net Realized Gain (Loss) from:
Investment securities	424,525
Foreign currency transactions	11

424,536

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	27,125
Translation of assets and liabilities denominated in foreign currencies	2

27,127

Net Realized and Unrealized Gain:	451,663

Net Increase In Net Assets Resulting from Operations	$456,897

The notes to the financial statements are an integral part of this report.

5

Transamerica Equity
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$5,234	$666
Net realized gain from investment securities and foreign currency transactions	424,536	182,206
Change in unrealized appreciation (depreciation) on investment securities and foreign currency translation	27,127	(3,741)

	456,897	179,131

Distributions to Shareholders:
From net investment income:
Initial Class	(666)	—

	(666)	—

From net realized gains:
Initial Class	(117,292)	—
Service Class	(2,784)	—

	(120,076)	—

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	117,201	94,460
Service Class	9,439	23,298

	126,640	117,758

Proceeds from fund acquisition
Initial Class	—	1,654,442
Service Class	—	9,299

	—	1,663,741

Dividends and distributions reinvested:
Initial Class	117,958	—
Service Class	2,784	—

	120,742	—

Cost of shares redeemed:
Initial Class	(950,077)	(270,140)
Service Class	(14,437)	(9,686)

	(964,514)	(279,826)

	(717,132)	1,501,673

Net increase (decrease) in net assets	(380,977)	1,680,804

Net Assets:
Beginning of year	3,388,898	1,708,094

End of year	$3,007,921	$3,388,898

Undistributed (Accumulated) Net Investment Income (Loss)	$5,245	$666

Share Activity:
Shares issued:
Initial Class	4,285	3,806
Service Class	349	949

	4,634	4,755

Shares issued-reinvested from distributions:
Initial Class	4,468	—
Service Class	107	—

	4,575	—

Shares issued on fund acquisition:
Initial Class	—	65,136
Service Class	—	369

	—	65,505

Shares redeemed:
Initial Class	(35,215)	(10,799)
Service Class	(533)	(395)

	(35,748)	(11,194)

Net increase (decrease) in shares outstanding:
Initial Class	(26,462)	58,143
Service Class	(77)	923

	(26,539)	59,066

The notes to the financial statements are an integral part of this report.

6

Transamerica Equity
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$25.95	$23.87	$20.88	$18.03	$13.74
Investment Operations
Net investment income (loss)	0.05	0.01	(0.02)	0.09	(0.02)
Net realized and unrealized gain (loss)	4.07	2.07	3.43	2.76	4.31

Total operations	4.12	2.08	3.41	2.85	4.29

Distributions
From net investment income	(0.01)	—	(0.08)	—	—
From net realized gains	(1.16)	—	(0.34)	—	—

Total distributions	(1.17)	—	(0.42)	—	—

Net Asset Value
End of period(b)	$28.90	$25.95	$23.87	$20.88	$18.03

Total Return(c),(d)	16.29%	8.71%	16.54%	15.81%	31.22%
Net Assets End of Period (000’s)	$2,938,220	$3,324,168	$1,670,310	$1,229,731	$640,555
Ratio and Supplemental Data
Expenses to average net assets(e)	0.76%	0.77%	0.80%	0.81%	0.78%
Net investment income (loss), to average net assets(e)	0.18%	0.04%	(0.10)%	0.48%	(0.11)%
Portfolio turnover rate(d)	38%	47%	34%	69%	19%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$25.73	$23.73	$20.80	$17.99	$14.68
Investment Operations
Net investment income (loss)	(0.02)	(0.05)	(0.07)	0.09	(0.04)
Net realized and unrealized gain (loss)	4.04	2.05	3.40	2.72	3.35

Total operations	4.02	2.00	3.33	2.81	3.31

Distributions
From net investment income	—	—	(0.06)	—	—
From net realized gains	(1.16)	—	(0.34)	—	—

Total distributions	(1.16)	—	(0.40)	—	—

Net Asset Value
End of period(b)	$28.59	$25.73	$23.73	$20.80	$17.99

Total Return(c),(d)	16.04%	8.38%	16.28%	15.62%	22.55%
Net Assets End of Period (000’s)	$69,701	$64,730	$37,784	$18,159	$1,600
Ratio and Supplemental Data
Expenses to average net assets(e)	1.01%	1.02%	1.05%	1.08%	1.05%
Net investment income (loss), to average net assets(e)	(0.07)%	(0.22)%	(0.35)%	0.49%	(0.34)%
Portfolio turnover rate(d)	38%	47%	34%	69%	19%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Transamerica Equity (the “Fund”) share class commenced operations as follows:

Initial Class — December 31, 1980

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

7

Transamerica Equity
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Transamerica Equity (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $128 are included in net realized gains in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $175.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$3,124
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	2,499
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	2,187
Barclays, Eurodollar Term, 5.00%, 2/12/2008	4,374
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	4,061
Calyon, Eurodollar Term, 5.12%, 3/3/2008	937
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	8,123
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	3,124
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	1,562
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	1,562
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	3,124
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	4,686
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	12,809
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	3,749
Reserve Primary Money Market Fund, 4.95%	3,332
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	3,749
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	1,874
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	3,749
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	2,187
Wells Fargo, Bank Note, 4.75%, 1/8/2008	1,562

$72,374

8

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.— (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and a sub-adviser to the Fund.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentage of Fund Assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$32,772	1.09%
Asset Allocation-Growth Portfolio	115,574	3.84
Asset Allocation-Moderate Growth Portfolio	299,351	9.95
Asset Allocation-Moderate Portfolio	141,326	4.70

Total	$589,023	19.58%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.75% of the first $500 million of ANA
0.70% of the next $2 billion of ANA
0.65% of ANA over $2.5 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.85% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.— (continued)
Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $144. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $146. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$1,128,277
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	1,982,858
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, return of capital, capital loss carryforwards and foreign currency transactions.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$11
Undistributed (accumulated) net realized gain (loss) from investment securities	$(11)
The capital loss carryforwards are available to offset future realized capital gains through the periods listed:

Capital Loss
Carryforwards	Available Through
$176,103	December 31, 2008
$ 19,818	December 31, 2009
$ 81,035	December 31, 2010

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4.— (continued)
The capital loss carryforward utilized during the year ended December 31, 2007 was $333,900.
The capital loss carryforwards are available to offset future realized gains, subject to certain limitations under the Internal Revenue Code, through the periods listed.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$—
Long-term Capital Gain	—

2007 Distributions paid from:
Ordinary Income	666
Long-term Capital Gain	120,076
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$5,260

Undistributed Long-term Capital Gain	$90,840

Capital Loss Carryforward	$(276,955)

Net Unrealized Appreciation (Depreciation)	$726,896	*

*	The amount includes unrealized appreciation (depreciation) from foreign currency.
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Equity VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of Transamerica Equity:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Transamerica Equity (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

Transamerica Equity
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $120,076 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

Transamerica Equity
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Equity (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance was good compared to its peer universe over the past 5-year period. The Board also noted that the Fund’s performance was above the median for its peer universe over the past 3-year period. The Board noted further that the Fund’s performance was below the median for its peer universe over the past 1-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but that the Board would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of its provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund, and noted that the contractual management fees were generally in line with the Fund’s peer group and universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

15

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

16

Transamerica Equity II
MARKET ENVIRONMENT
U.S. equities faced significant challenges in the twelve months ended December 31, 2007, particularly in the second half of the year. After advancing early in the period, the Standard and Poor’s 500 Composite Stock Index gave back some gains, to end the year with a relatively modest total return of 5.49%.
Throughout the period, the market struggled against the implications of a weak U.S. housing market. Changing home values greatly influence consumer spending, creating a ripple effect in the economy. However, because consumer spending, unemployment levels and corporate earnings remained steady, stock prices advanced through mid-May. Thereafter, rising defaults for low-quality (sub-prime) mortgages triggered a crisis in the debt markets, making it harder for individuals and corporations to borrow capital. Market volatility increased dramatically as investors worried how this credit crisis, combined with the housing downturn, would affect companies that require large amounts of short-term financing or depend on robust consumer spending. As the period wore on, persistent concerns about inflation and significant signs of a flagging economy added to the market’s worries.
Capital infusions from the world’s central banks and the sovereign funds of foreign nations, plus a total of 1.0% in interest-rate cuts by the Federal Reserve Board were largely ineffective in resolving the issues. Quarterly earnings growth stalled, and it became increasingly apparent that the housingand-credit malaise will undermine the economy in 2008.
Against this backdrop, growth indexes outperformed value measures, and large-cap stocks showed more resilience than small- or mid-cap equities.
PERFORMANCE
For the year ended December 31, 2007, Transamerica Equity II returned 17.72%. By comparison its benchmark, the Russell 1000 Growth Index, returned 11.81%.
STRATEGY REVIEW
We attribute the portfolio’s out-performance to our focus on two secular growth trends that were uneffected by the domestic economy’s troubles: demand for new personal technology; and rapid worldwide industrialization. The portfolio’s chief contributors to performance included Apple Inc. (“Apple”), Research in Motion Limited (“RIMM”), Google Inc. (“Google”) and Jacobs Engineering Group Inc. (“Jacobs”)
Apple’s success rests on its user-friendly personal electronics (e.g., iPods and iPhones) and a “halo” effect from these that has invigorated sales of its personal computers and laptops. RIMM, the maker of the BlackBerry personal communication devices, is expanding its product line for business customers and “smart phones” for consumers. Internet search engine Google, already dominant in the online advertising business, is extending its services (e.g., through contracts with major wireless phone companies). Jacobs, which designs and constructs major infrastructure projects and manufacturing facilities worldwide, won new contracts during the period.
Partially countering these gains were setbacks for McGraw-Hill Companies Inc. (“McGraw-Hill”), the parent company of debt- rating agency Standard & Poor’s Corp. (“Standard & Poor’s”); and for several consumer companies (e.g., Marriott International, Inc. (“Marriott”), Starbucks Corporation (“Starbucks”) and Nordstrom, Inc. (“Nordstrom”)). Earnings at these companies remained healthy, but their stock prices fell on fears that the credit-and-housing crisis would negatively affect bond market activity (a factor for Standard & Poor’s) and consumer spending (a potential issue for the others). We believe McGraw-Hill will recover as the credit crisis is resolved and believe consumers will continue to support high-end retailer Nordstrom. We exited Starbucks, which is involved in a costly, margin-squeezing overseas expansion; and hotelier Marriott, where the secular growth cycle has peaked.
Gary U. Rollé, CFA
Portfolio Manager
Transamerica Investment Management, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Transamerica Equity II
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

		From	Inception
	1 Year	Inception	Date
Initial Class	17.72%	15.01%	12/30/03
Russell 1000 Growth (1)	11.81%	8.10%	12/30/03

NOTES

(1)	The Russell 1000 Growth (Russell 1000 Growth) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Transamerica Equity II
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,097.50	0.30%	$1.59
Hypothetical (b)	1,000.00	1,023.69	0.30	1.53

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Transamerica Equity II

SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (99.1%)
Aerospace & Defense (4.5%)
Boeing Co.	5,200	$455
Raytheon Co.	8,500	516
Air Freight & Logistics (2.9%)
Expeditors International Washington, Inc.	14,000	626
Auto Components (3.0%)
Johnson Controls, Inc.	18,200	656
Automobiles (2.8%)
Daimler AG	6,400	612
Biotechnology (2.8%)
Gilead Sciences, Inc. ‡	13,000	598
Capital Markets (5.0%)
Ameriprise Financial, Inc.	7,000	386
State Street Corp.	8,600	698
Chemicals (7.4%)
Ecolab, Inc.	4,500	231
Praxair, Inc.	13,000	1,153
Sigma-Aldrich Corp.	4,000	218
Communications Equipment (6.0%)
Qualcomm, Inc.	11,000	433
Research In Motion, Ltd. ‡	7,500	850
Computers & Peripherals (7.8%)
Apple, Inc. ‡	8,500	1,684
Construction & Engineering (5.2%)
Jacobs Engineering Group, Inc. ‡	11,700	1,119
Consumer Finance (3.1%)
American Express Co.	12,990	676
Diversified Financial Services (5.6%)
CME Group, Inc. Class A	1,750	1,201
Diversified Telecommunication Services (2.3%)
AT&T, Inc.	12,000	499
Electronic Equipment & Instruments (3.1%)
Tyco Electronics, Ltd.	18,000	668
Energy Equipment & Services (2.3%)
Schlumberger, Ltd.	5,000	492
Health Care Equipment & Supplies (2.2%)
Varian Medical Systems, Inc. ‡	9,000	469
Hotels, Restaurants & Leisure (2.3%)
MGM Mirage, Inc. ‡	6,000	504
Industrial Conglomerates (3.1%)
General Electric Co.	18,000	667
Insurance (2.5%)
American International Group, Inc.	9,200	536
Internet Software & Services (5.1%)
Google, Inc. Class A ‡	1,600	1,106
Machinery (5.9%)
Caterpillar, Inc.	8,930	648
PACCAR, Inc.	11,500	627
Media (3.5%)
McGraw-Hill Cos., Inc. (The)	17,000	745
Multiline Retail (2.0%)
Nordstrom, Inc.	11,500	422
Pharmaceuticals (3.0%)
Allergan, Inc.	10,000	642
Software (5.7%)
Electronic Arts, Inc. ‡	12,000	701
Microsoft Corp.	14,500	517
Total Common Stocks (cost $15,266)		21,355

Total Investment Securities (cost $15,266) #		$21,355

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-Income Producing.

#	Aggregate cost for federal income tax purposes is $15,305. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $6,503 and $453, respectively. Net unrealized appreciation for tax purposes is $6,050.
The notes to the financial statements are an integral part of this report.

4

Transamerica Equity II
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $15,266)	$21,355
Cash	191
Receivables:
Dividends	27

21,573

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	2
Management and advisory fees	4
Other	16

22

Net Assets	$21,551

Net Assets Consist of:
Capital Stock ($.01 par value)	$21
Additional paid-in capital	12,603
Undistributed (accumulated) net investment income	132
Undistributed (accumulated) net realized gain from investment securities	2,706
Net unrealized appreciation on investment securities	6,089

Net Assets	$21,551

Net Assets by Class:
Initial Class	$21,551
Shares Outstanding:
Initial Class	2,088
Net Asset Value and Offering Price Per Share:
Initial Class	$10.32

STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$183
Interest	11

194

Expenses:
Management and advisory fees	62
Printing and shareholder reports	2
Custody fees	6
Administration fees	4
Audit fees	21
Trustees fees	1
Other	0

Total expenses	96

Less management and advisory fee waiver	(34)

Net expenses	62

Net Investment Income	132

Net Realized Gain (Loss) from:
Investment securities	2,749
Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	509

Net Realized and Unrealized Gain:	3,258

Net Increase In Net Assets Resulting from Operations	$3,390

0	Rounds to less than $1.
The notes to the financial statements are an integral part of this report.

5

Transamerica Equity II
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$132	$96
Net realized gain from investment securities	2,749	1,477
Change in unrealized appreciation on investment securities	509	64

	3,390	1,637

Distributions to Shareholders:
From net investment income:
Initial Class	(96)	(68)

	(96)	(68)

From net realized gains:
Initial Class	(1,477)	(1,387)

	(1,477)	(1,387)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	5	52

	5	52

Dividends and distributions reinvested:
Initial Class	1,573	1,455

	1,573	1,455

Cost of shares redeemed:
Initial Class	(1,253)	(2,271)

	(1,253)	(2,271)

	325	(764)

Net increase (decrease) in net assets	2,142	(582)

Net Assets:
Beginning of year	19,409	19,991

End of year	$21,551	$19,409

Undistributed (Accumulated) Net Investment Income (Loss)	$132	$96

Share Activity:
Shares issued:	— (a)	5

Initial Class	— (a)	5

Shares issued-reinvested from distributions:
Initial Class	168	167

	168	167

Shares redeemed:
Initial Class	(124)	(235)

	(124)	(235)

Net increase (decrease) in shares outstanding:
Initial Class	44	(63)

	44	(63)

(a)	Rounds to less than $1 per share.
The notes to the financial statements are an integral part of this report.

6

Transamerica Equity II
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period (a)

	Initial Class
	Year Ended December 31,					Dec 30 to
	2007	2006	2005	2004		Dec 31, 2003
Net Asset Value
Beginning of period	$9.50	9.49	11.66	10.02		10.00
Investment Operations
Net investment income (loss)	0.06	0.05	0.04	0.09		(0.03)
Net realized and unrealized gain (loss)	1.55	0.72	1.62	1.55	(h)	0.05

Total operations	1.61	0.77	1.66	1.64		0.02

Distributions
From net investment income	(0.05)	(0.04)	(0.14)	—		—
From net realized gains	(0.74)	(0.72)	(3.69)	—		—

Total distributions	(0.79)	(0.76)	(3.83)	—		—

Net Asset Value
End of period(b)	$10.32	$9.50	$9.49	$11.66		$10.02

Total Return(c), (d)	17.72%	8.76%	17.29%	16.37	%(h)	0.20%
Net Assets End of Period (000’s)	$21,551	$19,409	$19,991	$19,171		$85,723
Ratio and Supplemental Data
Expenses to average net assets(e)
After reimbursement/fee waiver(f)	0.30%	0.30%	0.30%	0.30%		0.30%
Before reimbursement/fee waiver(g)	0.47%	0.45%	0.44%	0.36%		0.34%
Net investment income (loss), to average net assets(e)	0.64%	0.49%	0.36%	0.84%		(0.30)%
Portfolio turnover rate(d)	47%	19%	29%	33%		—%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Transamerica Equity II (the “Fund”) share class commenced operations as follows: Initial Class — December 30, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.

(f)	Ratio of Net Expenses to Average Net Assets is net of advisory fee waivers (see note 2).

(g)	Ratio of Total Expenses to Average Net Assets includes all expenses before advisory fee waivers.

(h)	The capital contribution from affiliates is included in net realized and unrealized gain (loss) of $0.21. The capital contribution from affiliates increased total return by 2.10% for the year ended December 31, 2004.
The notes to the financial statements are an integral part of this report.

7

Transamerica Equity II
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Transamerica Equity II (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. AFSG Securities Corp. (“AFSG”) was the Fund’s distributor. Effective May 1, 2007, Transamerica Capital, Inc. (“TCI”) became the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Transamerica Investment Management, LLC is both an affiliate of the Fund and a sub-adviser to the Fund.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following rate:
     0.30% of ANA
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
     0.30% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. The amounts available for recapture at December 31, 2007 were as follows:

	Advisory Fee	Available for
	Waived	Recapture Through
Fiscal Year 2007:	$34	12/31/2010
Fiscal Year 2006:	30	12/31/2009
Fiscal Year 2005:	26	12/31/2008
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.

8

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.—(continued)
Under the Distribution Plan, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Fund is authorized under the Distribution Plan to pay fees up to a limit of 0.15%.
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $1. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $1. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$9,494
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	10,539
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$68
Long-term Capital Gain	1,387
2007 Distributions paid from:
Ordinary Income	96
Long-term Capital Gain	1,477
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$141

Undistributed Long-term Capital Gain	$2,736

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$6,050

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Equity II VP.

10

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of Transamerica Equity II:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Transamerica Equity II (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

11

Transamerica Equity II
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $1,477 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed Trustee	For	Against	Abstentions/Broker Non-Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

12

Transamerica Equity II
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Equity II (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance was above the median for its peer universe over the past 3-year period. The Board also noted that the Fund’s performance was below the median for its peer universe over the past 1-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of its provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the Fund’s fees and total expenses were low compared to the Fund’s peer group and universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board considered the specific reasons for the absence of breakpoints, and concluded that the absence of breakpoints was acceptable under the circumstances. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular.
Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

13

Transamerica Growth Opportunities
MARKET ENVIRONMENT
The twelve months ended December 31, 2007, might be described as “a tale of two halves.” Throughout the year, the market struggled against the implications of a weak U.S. housing market, which affects two contributors to economic growth: employment in the home-construction industry; and consumer spending. Despite the softness in housing, stock prices generally advanced through spring, buoyed by stable consumer spending and employment levels, rising global demand for U.S. exports and steady corporate earnings.
By summer rising defaults for sub-prime mortgages triggered a rapid reduction in the availability of credit. Equity market volatility increased dramatically as investors worried how this credit crunch, combined with the housing slump, would affect companies that require large amounts of short-term financing or depend on robust consumer spending. As the period wore on, fresh evidence that the sub-prime and housing problems were spilling over to the broader economy, and that the credit issues will take some time and considerable capital to resolve, weighed on the market. Quarterly earnings growth stalled, particularly in the hard-hit financial sector.
Against this backdrop, growth and value equity returns diverged sharply. Most growth indexes registered positive, even double- digit, returns, while value indexes declined.
PERFORMANCE
For the year ended December 31, 2007, Transamerica Growth Opportunities, Initial Class returned 23.09%. By comparison its benchmark, the Russell Midcap Growth Index, returned 11.43%.
STRATEGY REVIEW
We focus on companies with the potential to outperform over a three- to five-year time horizon, due to a combination of capable management, sustainable competitive advantages, and the ability to benefit from positive secular growth trends. Major themes in recent years have included strong global economic growth and new technologies. This emphasis paid off handsomely during the period.
For example, two of the portfolio’s largest contributors to performance were health care companies involved in the development of new medical products: Intuitive Surgical, Inc. (“Intuitive”) and Covance Inc. (“Covance”) Intuitive designs and manufactures the DaVinci system for robotically assisted, minimally invasive surgery. Rapid sales led to double-digit earning growth during 2007. Covance contracts with pharmaceuticals companies to conduct trials for new pharmaceutical treatments. Its business is growing as major pharmaceutical makers seek to reduce costs through outsourcing.
Other major contributors were companies leveraged to global economic growth and development (e.g., Jacobs Engineering Group Inc. (“Jacobs”) and Cameron International Corporation (“Cameron”). Cameron, which manufactures pressure-control systems used in deep-sea drilling, benefited from strong energy prices and the continued exploration for oil. Jacobs, a designer and manager of large-scale engineering projects worldwide, won new contracts throughout the year.
Key detractors from annual results included VeriFone Holdings, Inc. (“VeriFone”), Macrovision Corporation (“Macrovision”) and Global Payments Inc. (“Global Payments”) VeriFone, an electronics payment company, caught investors off guard with an announcement of accounting irregularities relating in part to a merger than occurred in 2006. We exited the position. Macrovision, which provides copy protection and other rights management technologies to entertainment companies, also surprised investors, by reporting a large and complicated acquisition. Though the acquisition may have long-term strategic advantages, the costs will likely reduce Macrovision’s free cash flow in the nearer term. We pared the position. As for Global Payments, a credit card processing company, we sold our holdings early in the year because the secular drivers of growth for its business were waning.
John Huber, CFA
Edward S. Han
Co-Portfolio Managers
Transamerica Investment Management, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Transamerica Growth Opportunities
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	23.09%	18.14%	12.58%	5/2/01
Russell Midcap Growth (1)	11.43%	17.90%	6.16%	5/2/01
Service Class	22.74%	—%	18.49	5/1/03

NOTES

(1)	The Russell Midcap Growth (Russell Midcap Growth) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Transamerica Growth Opportunities
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,134.36	0.83%	$4.47
Hypothetical (b)	1,000.00	1,021.02	0.83	4.23

Service Class
Actual	1,000.00	1,133.19	1.08	5.81
Hypothetical (b)	1,000.00	1,019.76	1.08	5.50

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Transamerica Growth Opportunities
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (95.8%)
Aerospace & Defense (1.0%)
Rockwell Collins, Inc.	68,630	$4,939
Air Freight & Logistics (3.3%)
Expeditors International Washington, Inc.	368,600	16,469
Auto Components (3.7%)
BorgWarner, Inc.	386,600	18,715
Capital Markets (6.3%)
Ameriprise Financial, Inc.	252,540	13,917
T. Rowe Price Group, Inc.	291,650	17,756
Commercial Banks (1.1%)
Signature Bank ‡	160,500	5,417
Commercial Services & Supplies (0.5%)
Costar Group, Inc. ‡	50,000	2,363
Communications Equipment (1.8%)
Foundry Networks, Inc. ‡	381,000	6,675
Riverbed Technology, Inc. ‡	86,000	2,300
Construction & Engineering (4.3%)
Jacobs Engineering Group, Inc. ‡	226,000	21,608
Diversified Consumer Services (3.5%)
Strayer Education, Inc. ^	104,000	17,740
Diversified Financial Services (5.7%)
CME Group, Inc. Class A	21,140	14,502
Nymex Holdings, Inc. ^	106,445	14,222
Electrical Equipment (0.5%)
Sunpower Corp. Class A ‡^	21,200	2,764
Electronic Equipment & Instruments (2.7%)
Trimble Navigation, Ltd. ‡	458,000	13,850
Energy Equipment & Services (5.2%)
Cameron International Corp. ‡	375,800	18,087
Core Laboratories NV ‡	65,800	8,207
Food & Staples Retailing (2.0%)
Whole Foods Market, Inc. ^	244,700	9,984
Health Care Equipment & Supplies (9.0%)
Arthrocare Corp. ‡^	186,300	8,952
Hologic, Inc. ‡^	81,300	5,580
Idexx Laboratories, Inc. ‡	68,000	3,987
Intuitive Surgical, Inc. ‡^	65,700	21,319
Varian Medical Systems, Inc. ‡	110,500	5,764
Health Care Technology (2.5%)
Cerner Corp. ‡^	226,000	12,747
Hotels, Restaurants & Leisure (3.8%)
Burger King Holdings, Inc.	46,000	1,312
International Game Technology	274,300	12,050
Las Vegas Sands Corp. ‡^	58,000	5,977
Household Durables (0.7%)
Harman International Industries, Inc.	48,500	3,575
Internet Software & Services (1.2%)
Valueclick, Inc. ‡^	288,500	6,318
IT Services (2.1%)
NeuStar, Inc. Class A ‡^	367,500	10,540
Life Sciences Tools & Services (5.3%)
Covance, Inc. ‡	219,780	19,037
Techne Corp. ‡	116,454	7,692
Machinery (6.5%)
Donaldson Co., Inc.	9,526	442
Joy Global, Inc.	246,500	16,224
Kennametal, Inc.	425,824	16,122
Media (3.1%)
Lamar Advertising Co. Class A ^	324,700	15,608
Multiline Retail (2.8%)
Saks, Inc. ‡^	692,400	14,374
Oil, Gas & Consumable Fuels (1.7%)
Range Resources Corp.	168,500	8,654
Semiconductors & Semiconductor Equipment (3.1%)
NVIDIA Corp. ‡	140,000	4,763
Sirf Technology Holdings, Inc. ‡^	432,200	10,861
Software (7.0%)
Activision, Inc. ‡	405,235	12,036
Intuit, Inc. ‡	210,000	6,638
Macrovision Corp. ‡^	391,000	7,167
Salesforce.Com, Inc. ‡^	152,500	9,560
Specialty Retail (2.3%)
Guess?, Inc. ^	301,500	11,424
Trading Companies & Distributors (3.1%)
WW Grainger, Inc.	180,050	15,758

Total Common Stocks (cost $402,987)		483,996

Total Securities Lending Collateral (cost $118,683) (1)		118,683

Total Investment Securities (cost $521,670) #		$602,679

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $114,983.

‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $43,021, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $521,901. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $95,800 and $15,022, respectively. Net unrealized appreciation for tax purposes is $80,778.
The notes to the financial statements are an integral part of this report.

4

Transamerica Growth Opportunities
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $521,670) (including securities loaned of $114,983)	$602,679
Cash	21,215
Receivables:
Shares sold	437
Interest	68
Income from loaned securities	21
Dividends	452

624,872

Liabilities:
Investment securities purchased	357
Accounts payable and accrued liabilities:
Shares redeemed	156
Management and advisory fees	336
Distribution and service fees	4
Administration fees	9
Payable for collateral for securities on loan	118,683
Other	103

119,648

Net Assets	$505,224

Net Assets Consist of:
Capital Stock ($.01 par value)	$278
Additional paid-in capital	340,665
Undistributed (accumulated) net realized gain from investment securities	83,272
Net unrealized appreciation on investment securities	81,009

Net Assets	$505,224

Net Assets by Class:
Initial Class	$485,162
Service Class	20,062
Shares Outstanding:
Initial Class	26,688
Service Class	1,114
Net Asset Value and Offering Price Per Share:
Initial Class	$18.18
Service Class	18.00
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$2,645
Interest	529
Income from loaned securities-net	395

3,569

Expenses:
Management and advisory fees	3,682
Printing and shareholder reports	74
Custody fees	53
Administration fees	95
Legal fees	10
Audit fees	20
Trustees fees	16
Distribution and service fees Service Class	43
Other	7

Total expenses	4,000

Net Investment Loss	(431)

Net Realized Gain (Loss) from:
Investment securities	98,220

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(310)

Net Realized and Unrealized Gain:	97,910

Net Increase In Net Assets Resulting from Operations	$97,479

The notes to the financial statements are an integral part of this report.

5

Transamerica Growth Opportunities
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income (loss)	$(431)	$210
Net realized gain from investment securities	98,220	45,992
Change in unrealized (depreciation) on investment securities	(310)	(25,363)

Net increase (decrease) in net assets resulting from operations	97,479	20,839

Distributions to Shareholders:
From net investment income:
Initial Class	(211)	(1,141)
Service Class	—	(13)

	(211)	(1,154)

From net realized gains:
Initial Class	(33,887)	(12,967)
Service Class	(1,235)	(442)

	(35,122)	(13,409)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	51,567	98,842
Service Class	10,479	8,310

	62,046	107,152

Dividends and distributions reinvested:
Initial Class	34,097	14,108
Service Class	1,235	455

	35,332	14,563

Cost of shares redeemed:
Initial Class	(139,495)	(85,682)
Service Class	(10,615)	(7,240)

	(150,110)	(92,922

	(52,732	28,793

Net increase (decrease) in net assets	9,414	35,069

Net Assets:
Beginning of year	495,810	460,741

End of year	$505,224	$495,810

Undistributed (Accumulated) Net Investment Income (Loss)	$—	$210

Share Activity:
Shares issued:
Initial Class	2,957	5,979
Service Class	600	522

	3,557	6,501

Shares issued-reinvested from distributions:
Initial Class	2,031	962
Service Class	74	31

	2,105	993

Shares redeemed:
Initial Class	(8,245)	(5,407)
Service Class	(620)	(453)

	(8,865)	(5,860)

Net increase (decrease) in shares outstanding:
Initial Class	(3,257)	1,534
Service Class	54	100

	(3,203)	1,634

The notes to the financial statements are an integral part of this report.

6

Transamerica Growth Opportunities
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004		2003
Net Asset Value
Beginning of period	$16.00	$15.69	$14.66	$12.57		$9.58
Investment Operations
Net investment income (loss)	(0.01)	0.01	0.04	—	(f)	(0.02)
Net realized and unrealized gain (loss)	3.58	0.76	2.18	2.09		3.01

Total operations	3.57	0.77	2.22	2.09		2.99

Distributions
From net investment income	(0.01)	(0.04)	—	—		—
From net realized gains	(1.38)	(0.42)	(1.19)	—		—

Total distributions	(1.39)	(0.46)	(1.19)	—		—

Net Asset Value
End of period(b)	$18.18	$16.00	$15.69	$14.66		$12.57

Total Return(c)(d)	23.09%	5.10%	16.23%	16.63%		31.21%
Net Assets End of Period (000’s)	$485,162	$478,963	$445,761	$416,126		$242,433
Ratio and Supplemental Data
Expenses to average net assets(e)	0.83%	0.84%	0.86%	0.88%		0.90%
Net investment income (loss), to average net assets(e)	(0.08)%	0.05%	0.30%	—	%(f)	(0.16)%
Portfolio turnover rate(d)	73%	68%	44%	63%		23%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$15.88	$15.59	$14.61	$12.54	$9.87
Investment Operations
Net investment income (loss)	(0.06)	(0.03)	— (f)	(0.04)	(0.02)
Net realized and unrealized gain (loss)	3.56	0.75	2.17	2.11	2.69

Total operations	3.50	0.72	2.17	2.07	2.67

Distributions
From net investment income	—	(0.01)	—	—	—
From net realized gains	(1.38)	(0.42)	(1.19)	—	—

Total distributions	(1.38)	(0.43)	(1.19)	—	—

Net Asset Value
End of period(b)	$18.00	$15.88	$15.59	$14.61	$12.54

Total Return(c), (d)	22.74%	4.90%	15.93%	16.51%	27.05%
Net Assets End of Period (000’s)	$20,062	$16,847	$14,980	$7,545	$619
Ratio and Supplemental Data
Expenses to average net assets(e)	1.08%	1.09%	1.11%	1.14%	1.15%
Net investment income (loss), to average net assets(e)	(0.33)%	(0.20)%	0.03%	(0.31)%	(0.22)%
Portfolio turnover rate(d)	73%	68%	44%	63%	23%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Transamerica Growth Opportunities (the “Fund”) share classes commenced operations as follows:

Initial Class — May 2, 2001

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized

(e)	Annualized.

(f)	Amounts round to less than $0.01 or 0.01%.
The notes to the financial statements are an integral part of this report.

7

Transamerica Growth Opportunities
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Transamerica Growth Opportunities (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, under the supervision of the Board’s Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $47 are included in net realized gains in the Statement of Operations.

8

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.—(continued)
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $169, earned by State Street for its services.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$5,123
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	4,098
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	3,586
Barclays, Eurodollar Term, 5.00%, 2/12/2008	7,172
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	6,660
Calyon, Eurodollar Term, 5.12%, 3/3/2008	1,537
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	13,320
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	5,123
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	2,561
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	2,561
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	5,123
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	7,685
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	21,004
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	6,148
Reserve Primary Money Market Fund, 4.95%	5,464
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	6,148
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	3,074
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	6,148
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	3,586
Wells Fargo, Bank Note, 4.75%, 1/8/2008	2,562

$118,683

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Transamerica Investment Management, LLC (“TIM”) is both an affiliate of the Fund and a sub-adviser to the Fund.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$13,323	2.64%
Asset Allocation-Growth Portfolio	36,340	7.19
Asset Allocation-Moderate Growth Portfolio	114,896	22.74
Asset Allocation-Moderate Portfolio	77,606	15.36

Total	$242,165	47.93%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of the first $250 million of ANA
0.75% of the next $250 million of ANA
0.70% of ANA over $500 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.15% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.—(continued)
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $24. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $21. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$337,051
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	429,173
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, capital loss carryforwards, REITs and net operating loss.

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$432
Undistributed (accumulated) net realized gain (loss) from investment securities	$(432)

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4.—(continued)
The capital loss carryforwards are available to offset future realized capital gains through the periods listed:

Capital Loss
Carryforwards	Available Through
$7,971	December 31, 2009
$432	December 31, 2011
The capital loss carryforward utilized during the year ended December 31, 2007 was $5,959.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$1,154
Long-term Capital Gain	13,409

2007 Distributions paid from:
Ordinary Income	1,488
Long-term Capital Gain	33,844
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$11,432

Undistributed Long-term Capital Gain	$80,474

Capital Loss Carryforward	$(8,403)

Net Unrealized Appreciation (Depreciation)	$80,778

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Growth Opportunities VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Transamerica Growth Opportunities:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Transamerica Growth Opportunities (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

Tampa, Florida
February 29, 2008

13

Transamerica Growth Opportunities
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $33,844 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

Transamerica Growth Opportunities
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Growth Opportunities (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance was below the median for its peer universe over the past 1- and 5-year periods. The Board also noted that the Fund’s performance was near the median for its peer universe over the past 3-year period. The Board noted further that the Fund’s portfolio holdings in securities of small and mid-sized companies could affect the volatility of the Fund’s performance over a short-term period. In addition, the Board noted that the Sub-Adviser’s current management team assumed management of the Fund in 2005. As a result, the Board noted that the longer-term performance of the Fund could not be attributed completely to the current management team. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but that the Board would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of its provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the Fund’s contractual management fees were near the median of the Fund’s peer group and universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit

15

of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

16

Transamerica Money Market
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,023.76	0.40%	$2.04
Hypothetical (b)	1,000.00	1,023.19	0.40	2.04

Service Class
Actual	1,000.00	1,022.52	0.65	3.31
Hypothetical (b)	1,000.00	1,021.93	0.65	3.31

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Maturity Distribution (in days)
At December 31, 2007
This chart shows the percentage breakdown by maturity distribution of the Fund’s total investment securities.

AEGON/Transamerica Series Trust	Annual Report 2007

1

Transamerica Money Market
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts in thousands)

	Principal	Value
COMMERCIAL PAPER (97.3%)
Commercial Banks (28.9%)
Bank of America Corp.
4.50%, due 04/09/2008	$10,000	$9,876
4.82%, due 03/14/2008	8,850	8,764
Canadian Imper. Hlds
4.65%, due 01/16/2008	1,350	1,347
4.74%, due 02/08/2008	4,300	4,278
4.79%, due 02/07/2008 — 02/13/2008	14,200	14,121
4.86%, due 02/25/2008	5,600	5,558
Canadian Imperial Holdings, Inc.
4.65%, due 01/02/2008	3,800	3,800
Royal Bank of Scotland -144A
5.07%, due 03/03/2008	10,500	10,408
5.08%, due 03/04/2008	10,000	9,911
Royal BK of Scotland
4.97%, due 02/29/2008	9,500	9,423
State Street Boston
4.61%, due 01/11/2008 — 01/29/2008	20,525	20,475
Toronto Domin Holding -144A
4.67%, due 01/24/2008	6,100	6,082
4.94%, due 01/31/2008	10,500	10,457
4.99%, due 02/27/2008	10,500	10,417
5.08%, due 01/14/2008	3,250	3,244
UBS Finance (Delw)
4.66%, due 02/05/2008	8,850	8,810
UBS Finance Delaware LLC
5.01%, due 01/28/2008	8,000	7,972
UBS Finance, Inc.
4.68%, due 02/06/2008	10,500	10,451
Wells Fargo & Co.
4.30%, due 01/07/2008 — 01/16/2008	15,500	15,479
Computers & Peripherals (2.0%)
IBM Corp. -144A
4.25%, due 01/28/2008	11,550	11,513
Diversified Financial Services (47.3%)
American Exp Crt CP
4.65%, due 02/08/2008	13,200	13,134
4.70%, due 02/04/2008	5,300	5,276
American Express Credit Corp.
4.65%, due 02/07/2008	11,400	11,346
American Honda Finance
4.50%, due 02/13/2008	4,220	4,197
4.51%, due 01/03/2008	21,500	21,495
CAFCO LLC -144A
4.85%, due 02/04/2008	8,500	8,461
5.05%, due 01/29/2008	1,000	996
Caterpillar Finance Dcp
3.50%, due 01/02/2008	9,300	9,299
CIESCO, LLC -144A
5.05%, due 01/29/2008	11,200	11,156
General Electric Capt Corp.
4.25%, due 01/15/2008	3,100	3,100
4.37%, due 03/25/2008 — 04/25/2008	19,000	18,772
4.55%, due 02/26/2008	6,500	6,454
International Lease Finance
4.55%, due 02/01/2008	$10,000	$9,961
4.62%, due 01/18/2008 — 01/23/2008	17,850	17,805
Nestle Capital Corp. -144A
4.25%, due 01/25/2008	28,741	28,659
Old Line Funding Corp. -144A
4.72%, due 01/22/2008	4,850	4,836
4.90%, due 02/13/2008	7,000	6,959
5.90%, due 01/09/2008	9,700	9,687
Old Line Funding LLC -144A
5.10%, due 01/18/2008	7,550	7,532
Rabobank USA FINL Corp.
4.33%, due 01/02/2008	4,000	4,000
4.63%, due 01/15/2008	11,000	10,980
4.64%, due 01/16/2008	4,000	3,992
4.86%, due 01/04/2008	9,350	9,346
Ranger Funding Co. LLC -144A
5.00%, due 01/24/2008	3,900	3,888
5.13%, due 01/03/2008	5,906	5,904
State Street Boston
4.97%, due 01/14/2008	8,250	8,235
Toyota Motor Credit Co.
4.44%, due 02/14/2008 — 03/18/2008	13,500	13,397
4.62%, due 03/07/2008	8,700	8,626
4.72%, due 02/28/2008	7,000	6,947
Unilever Capital CRP -144A
4.25%, due 01/11/2008	5,150	5,144
Health Care Equipment & Supplies (4.9%)
Medtronic, Inc. -144A
4.25%, due 01/22/2008	15,350	15,312
4.45%, due 01/08/2008	13,750	13,738
Insurance (4.9%)
Prudential FNDG LLC
4.55%, due 02/11/2008	10,700	10,645
4.64%, due 01/31/2008	9,200	9,164
Prudential Funding
4.64%, due 01/30/2008	9,200	9,166
Metals & Mining (5.0%)
BHP Bill Finance USA, Ltd. -144A
4.80%, due 01/17/2008	10,400	10,378
5.40%, due 01/04/2008	6,500	6,497
5.50%, due 01/07/2008 — 01/10/2008	12,100	12,086
Oil, Gas & Consumable Fuels (4.3%)
BP Capital Markets PLC -144A
4.20%, due 03/27/2008	6,350	6,286
4.21%, due 03/28/2008	19,850	19,649

Total Commercial Paper (cost $574,891)		$574,891

The notes to the financial statements are an integral part of this report.

2

	Principal	Value
CERTIFICATE OF DEPOSIT (2.8%)
Diversified Financial Services (2.8%)
HBOS Treasury Service PLC
4.50%, due 01/14/2008	$16,275	$16,279

Total Certificate of Deposit (cost $16,279)		16,279

Total Investment Securities (cost $591,170) #		$591,170

NOTES TO SCHEDULE OF INVESTMENTS:

#	Aggregate cost for federal income tax purposes is $591,170.
DEFINITIONS:
144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $239,199 or 40.50% of net assets of the fund.

3

Transamerica Money Market
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $591,170)	$591,170
Cash	75
Receivables:
Shares sold	386
Interest	691

592,322

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	1 ,439
Management and advisory fees	179
Distribution and service fees	21
Administration fees	10
Other	77

1 ,726

Net Assets	$590,596

Net Assets Consist of:
Capital Stock ($.01 par value)	$5 ,906
Additional paid-in capital	584,690

Net Assets	$590,596

Net Assets by Class:
Initial Class	$495,893
Service Class	94,703
Shares Outstanding:
Initial Class	495,893
Service Class	94,703
Net Asset Value and Offering Price Per Share:
Initial Class	$1.00
Service Class	1.00
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Interest	$29,746

29,746

Expenses:
Management and advisory fees	1 ,971
Printing and shareholder reports	37
Custody fees	64
Administration fees	113
Legal fees	11
Audit fees	21
Trustees fees	19
Distribution and service fees:
Service Class	191
Other	8

Total expenses	2,435

Net Investment Income	27,311

Net Increase In Net Assets Resulting from Operations	$27,311

The notes to the financial statements are an integral part of this report.

4

Transamerica Money Market
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$27,311	$21,959
Net realized gain from investment securities	—	—
Change in unrealized appreciation on investment securities	—	—

	27,311	21,959

Distributions to Shareholders:
From net investment income:
Initial Class	(23,783)	(20,059)
Service Class	(3,528)	(1,900)

	(27,311)	(21,959)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	607,016	539,416
Service Class	208,265	125,584

	815,281	665,000

Dividends and distributions reinvested:
Initial Class	23,905	20,009
Service Class	3,539	1,895

	27,444	21,904

Cost of shares redeemed:
Initial Class	(589,813)	(451,991)
Service Class	(160,763)	(113,218)

	(750,576)	(565,209)

	92,149	121,695

Net increase (decrease) in net assets	92,149	121,695

Net Assets:
Beginning of year	498,447	376,752

End of year	$590,596	$498,447

Undistributed (Accumulated) Net Investment Income (Loss)	$—	$—

Share Activity:
Shares issued:
Initial Class	607,017	539,416
Service Class	208,265	125,584

	815,282	665,000

Shares issued-reinvested from distributions:
Initial Class	23,905	20,009
Service Class	3,539	1,895

	27,444	21,904

Shares redeemed:
Initial Class	(589,813)	(451,991)
Service Class	(160,764)	(113,218)

	(750,577)	(565,209)

Net increase (decrease) in shares outstanding:
Initial Class	41,109	107,434
Service Class	51,040	14,261

	92,149	121,695

The notes to the financial statements are an integral part of this report.

5

Transamerica Money Market
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$1.00	$1.00	$1.00	$1.00	$1.00
Investment Operations
Net investment income (loss)	0.05	0.05	0.03	0.01	0.01
Net realized and unrealized gain (loss)	—	—	—	—	—

Total operations	0.05	0.05	0.03	0.01	0.01

Distributions
From net investment income	(0.05)	(0.05)	(0.03)	(0.01)	(0.01)
From net realized gains	—	—	—	—	—

Total distributions	(0.05)	(0.05)	(0.03)	(0.01)	(0.01)

Net Asset Value
End of period(b)	$1.00	$1.00	$1.00	$1.00	$1.00

Total Return(c),(d)	4.91%	4.74%	2.89%	0.99%	0.81%
Net Assets End of Period (000’s)	$495,893	$454,784	$347,350	$496,821	$597,512
Ratio and Supplemental Data
Expenses to average net assets(e)	0.40%	0.40%	0.40%	0.39%	0.38%
Net investment income (loss), to average net assets(e)	4.88%	4.69%	2.84%	1.00%	0.78%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$1.00	$1.00	$1.00	$1.00	$1.00
Investment Operations
Net investment income (loss)	0.05	0.04	0.03	0.01	—
Net realized and unrealized gain (loss)	—	—	—	—	—

Total operations	0.05	0.04	0.03	0.01	—

Distributions
From net investment income	(0.05)	(0.04)	(0.03)	(0.01)	—
From net realized gains	—	—	—	—	—

Total distributions	(0.05)	(0.04)	(0.03)	(0.01)	—

Net Asset Value
End of period(b)	$1.00	$1.00	$1.00	$1.00	$1.00

Total Return(c),(d)	4.65%	4.48%	2.63%	0.72%	0.30%
Net Assets End of Period (000’s)	$94,703	$43,663	$29,402	$18,930	$6,591
Ratio and Supplemental Data
Expenses to average net assets(e)	0.65%	0.65%	0.65%	0.64%	0.64%
Net investment income (loss), to average net assets(e)	4.62%	4.47%	2.69%	0.87%	0.44%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Transamerica Money Market (the “Fund”) share class commenced operations as follows:

Initial Class — October 2, 1986

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

6

Transamerica Money Market
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Transamerica Money Market (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Securities valuations: As permitted under Rule 2a-7 of the 1940 Act, the securities held by the Fund are valued on the basis of amortized cost, which approximates market value.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Interest income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends to shareholders are declared daily and reinvested monthly.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and is a sub-adviser to the Fund.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$17,950	3.04%
Asset Allocation-Growth Portfolio	4,292	0.73
Asset Allocation-Moderate Growth Portfolio	29,550	5.00
Asset Allocation-Moderate Portfolio	23,567	3.99

Total	$75,359	12.76%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following rate:
0.35% of ANA
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.57% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.

7

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.—(continued)
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $28. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $19. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, distributions payable.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$21,959
Long-term Capital Gain	—

2007 Distributions paid from:
Ordinary Income	27,311
Long-term Capital Gain	—

8

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 3.—(continued)
The capital loss carryforwards are available to offset future realized capital gains through the periods listed:

Capital Loss
Carryforwards	Available Through
$1	December 31, 2013

$1	December 31, 2014
The tax basis components of distributable earnings as of year ended December 31, 2007 are as follows:

Undistributed Ordinary Income	$—

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(2)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$—

NOTE 4. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 5. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 6. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Money Market VP.

9

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Transamerica Money Market:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Transamerica Money Market (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

10

Transamerica Money Market
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

11

Transamerica Money Market
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Money Market (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance was good compared to its peer universe over the past 1-, 3- and 5-year periods. The Board also noted that the Fund performed above the median for its peer universe over the past 10-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of its provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the Fund’s contractual management fees and total expenses were below the median of the Fund’s peer group and universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board considered the specific reasons for the absence of breakpoints, and concluded that the absence of breakpoints was acceptable under the circumstances. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular..

12

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

13

Transamerica Science & Technology
MARKET ENVIRONMENT
U.S. securities markets faced significant challenges in the twelve months ended December 31, 2007. The housing-market correction that began in 2006 gained momentum. Added to that were a credit-and-liquidity crisis triggered by rising defaults in sub-prime mortgages, concerns about inflation and mounting signs of an economic slowdown. After advancing early in the period, equities gave back some gains as quarterly earnings growth stalled out and it became evident that the housing and credit issues will linger into 2008, slowing the pace of consumer spending.
Against this backdrop, sector results varied greatly. Broadly speaking, defensive sectors (e.g., healthcare) and sectors with large exposure to booming foreign economies (e.g., materials/processing) held up best. However, within the healthcare segment, individual company results were highly mixed — as they were for technology stocks, where some industries (e.g., personal electronics/communications) experienced strongly positive returns and others made little or no headway (e.g., semiconductors).
Telecommunications stocks generally fared poorly as investors worried that, in the face of uncertainty and higher costs for core items like food and energy, consumers will spend less on wireless services.
PERFORMANCE
For the year ended December 31, 2007, Transamerica Science & Technology, Initial Class returned 32.75%. By comparison its benchmark, the Dow Jones U.S. Technology Index, returned 15.72%.
STRATEGY REVIEW
The portfolio was invested in a mix of well-run businesses positioned to benefit from at least one of several long-term secular trends. Among these are the digitization of media for mass consumer adoption; development and delivery of alternative energy; and the development of biotechnology products and treatments for large markets. This positioning paid off during the year.
Key contributors included Research in Motion Limited (“RIMM”), Apple Inc. (“Apple”), Intuitive Surgical, Inc. (“Intuitive”), and SunPower Corporation (“SunPower”). RIMM, which manufactures smart phones with email capabilities, continued to see growth in both its business and consumer segments. Buoyed by rising sales of iPods, iPhones and, increasingly, its laptop and personal computers, Apple maintained its double- digit growth rate. Intuitive designs and manufactures robotic systems for minimally invasive surgery. Adoption of its technology is growing very rapidly. SunPower, a provider of solar energy panels, is vertically integrated, with manufacturing, distribution and installation capabilities. This competitive advantage, combined with a powerful wave of demand for more affordable energy sources, led to strong sales growth throughout 2007.
In contrast, falling demand from consumers (or the fear thereof) led to a decline for MetroPCS Communications, Inc., a niche- market wireless communications provider. We like the company’s low-cost, competitive business model and maintained the position. Another key detractor was Akamai Technologies, Inc. (“Akamai”), which provides a hardware product that can be added to networks to speed up the transmission of data. To date, Akamai has no major competition for this network-enhancing product. Nonetheless, concern that competition could materialize weighed on the stock. Although that remains to be seen, we reduced the position by half as a precaution.
Kirk J. Kim
Gary U. Rollé, CFA
Joshua D. Shaskan, CFA
Jeffrey J. Hoo, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Transamerica Science & Technology
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

			From	Inception
	1 Year	5 Years	Inception	Date
Initial Class	32.75%	17.42%	(6.71)%	5/1/00
Dow Jones U.S. Technology(1)	15.72%	15.13%	(8.05)%	5/1/00

Service Class	32.50%	—%	15.19%	5/1/03

NOTES

(1)	The Dow Jones U.S. Technology (DJ Technology) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
Investing in technology stocks generally involves greater volatility and risks so an investment in the portfolio may not be appropriate for everyone.

2

Transamerica Science & Technology
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)

SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,170.68	0.85%	$4.65
Hypothetical (b)	1,000.00	1,020.97	0.85	4.33

Service Class
Actual	1,000.00	1,169.98	1.10	6.02
Hypothetical (b)	1,000.00	1,019.66	1.10	5.60

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Industry
At December 31, 2007
This chart shows the percentage breakdown by industry of the Fund’s total investment securities.

3

Transamerica Science & Technology
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (97.6%)
Biotechnology (2.6%)
Gilead Sciences, Inc. ‡	112,200	$5,162
Communications Equipment (12.8%)
F5 Networks, Inc. ‡	124,400	3,548
Foundry Networks, Inc. ‡	139,700	2,447
Polycom, Inc. ‡	134,300	3,731
Research In Motion, Ltd. ‡	115,500	13,098
Riverbed Technology, Inc. ‡	108,300	2,896
Computers & Peripherals (12.6%)
Apple, Inc. ‡	70,000	13,866
EMC Corp. ‡	347,600	6,441
Logitech International ‡	132,800	4,866
Diversified Financial Services (3.1%)
CME Group, Inc. Class A	8,900	6,105
Diversified Telecommunication Services (1.6%)
AT&T, Inc.	76,800	3,192
Electrical Equipment (7.4%)
Fuelcell Energy, Inc. ‡^	350,000	3,472
Sunpower Corp. Class A ‡^	87,100	11,357
Electronic Equipment & Instruments (4.0%)
Itron, Inc. ‡^	49,200	4,722
Trimble Navigation, Ltd. ‡	110,300	3,335
Health Care Equipment & Supplies (9.3%)
Intuitive Surgical, Inc. ‡	39,200	12,721
NuVasive, Inc. ‡^	151,500	5,987
Health Care Technology (1.4%)
Cerner Corp. ‡	51,100	2,882
Hotels, Restaurants & Leisure (1.6%)
International Game Technology	70,800	3,110
Household Durables (1.6%)
Harman International Industries, Inc.	44,300	$3,265
Internet & Catalog Retail (1.4%)
Shutterfly, Inc. ‡^	108,900	2,790
Internet Software & Services (11.8%)
Akamai Technologies, Inc. ‡^	87,600	3,031
Equinix, Inc. ‡^	70,800	7,156
Google, Inc. Class A ‡	14,800	10,234
Valueclick, Inc. ‡	141,700	3,103
Semiconductors & Semiconductor Equipment (4.0%)
NVIDIA Corp. ‡	115,700	3,936
Sirf Technology Holdings, Inc. ‡^	162,800	4,091
Software (16.8%)
Activision, Inc. ‡	188,800	5,607
Adobe Systems, Inc. ‡	82,137	3,510
Informatica Corp. ‡	238,000	4,289
Macrovision Corp. ‡	265,000	4,857
Nintendo Co., Ltd.	3,500	2,055
Nuance Communications, Inc. ‡^	142,600	2,664
Salesforce.Com, Inc. ‡^	107,800	6,758
Synchronoss Technologies, Inc. ‡^	111,300	3,945
Wireless Telecommunication Services (5.6%)
American Tower Corp. Class A ‡	74,800	3,187
Metropcs Communications, Inc. ‡^	264,600	5,146
NII Holdings, Inc. ‡	57,500	2,778

Total Common Stocks (cost $144,863)		195,340

Total Securities Lending Collateral (cost $45,812) (1)		45,812

Total Investment Securities (cost $190,675) #		$241,152

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $44,501.
‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $16,606, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $190,784. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $57,644 and $7,276, respectively. Net unrealized appreciation for tax purposes is $50,368.
The notes to the financial statements are an integral part of this report.

4

Transamerica Science & Technology
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $190,675) (including securities loaned of $44,501)	$241,152
Cash	4,786
Foreign currency (cost: $27)	28
Receivables:
Shares sold	152
Interest	17
Income from loaned securities	36
Dividends	15

246,186

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	49
Management and advisory fees	131
Distribution and service fees	2
Administration fees	3
Payable for collateral for securities on loan	45,812
Other	39

46,036

Net Assets	$200,150

Net Assets Consist of:
Capital Stock ($.01 par value)	$374
Additional paid-in capital	142,171
Undistributed (accumulated) net investment loss	(2)
Undistributed (accumulated) net realized gain from investment securities	7,129
Net unrealized appreciation on investment securities	50,477
Net unrealized appreciation on translation of assets and liabilities denominated in foreign currencies	1

Net Assets	$200,150

Net Assets by Class:
Initial Class	$193,067
Service Class	7,083
Shares Outstanding:
Initial Class	36,084
Service Class	1,337
Net Asset Value and Offering Price Per Share:
Initial Class	$5.35
Service Class	5.30
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$247
Interest	97
Income from loaned securities-net	400

744

Expenses:
Management and advisory fees	1,242
Printing and shareholder reports	21
Custody fees	24
Administration fees	32
Legal fees	3
Audit fees	20
Trustees fees	5
Distribution and service fees:
Service Class	10
Other	2

Total expenses	1,359

Net Investment Loss	(615)

Net Realized Gain (Loss) from:
Investment securities	9,236

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	35,919

Net Realized and Unrealized Gain:	45,155

Net Increase In Net Assets Resulting from Operations	$44,540

The notes to the financial statements are an integral part of this report.

5

Transamerica Science & Technology
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment (loss)	$(615)	$(481)
Net realized gain (loss) from investment securities	9,236	(364)
Change in unrealized appreciation on investment securities	35,919	2,148

Net increase (decrease) in net assets resulting from operations	44,540	1,303

Distributions to Shareholders:
From net realized gains:
Initial Class	—	(10,896)
Service Class	—	(177)

	—	(11,073)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	38,229	8,552
Service Class	6,385	1,106

	44,614	9,658

Dividends and distributions reinvested:
Initial Class	—	10,896
Service Class	—	177

	—	11,073

Cost of shares redeemed:
Initial Class	(24,486)	(27,188)
Service Class	(2,900)	(889)

	(27,386)	(28,077)

	17,228	(7,346)

Net increase (decrease) in net assets	61,768	(17,116)

Net Assets:
Beginning of year	138,382	155,498

End of year	$200,150	$138,382

Undistributed (Accumulated) Net Investment Income (Loss)	$(2)	$(2)

Share Activity:
Shares issued:
Initial Class	7,774	2,060
Service Class	1,321	272

	9,095	2,332

Shares issued-reinvested from distributions:
Initial Class	—	2,993
Service Class	—	49

	—	3,042

Shares redeemed:
Initial Class	(5,393)	(6,506)
Service Class	(610)	(214)

	(6,003)	(6,720)

Net increase (decrease) in shares outstanding:
Initial Class	2,381	(1,453)
Service Class	711	107

	3,092	(1,346)

The notes to the financial statements are an integral part of this report.

6

Transamerica Science & Technology
FINANCIAL HIGHLIGHTS

For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$4.03	$4.36	$4.29	$3.97	$2.63
Investment Operations
Net investment income (loss)	(0.02)	(0.01)	(0.01)	0.02	(0.02)
Net realized and unrealized gain (loss)	1.34	0.02	0.10	0.30	1.36

Total operations	1.32	0.01	0.09	0.32	1.34

Distributions
From net investment income	—	—	(0.02)	—	—
From net realized gains	—	(0.34)	—	—	—

Total distributions	—	(0.34)	(0.02)	—	—

Net Asset Value
End of period(b)	$5.35	$4.03	$4.36	$4.29	$3.97

Total Return(c),(d)	32.75%	1.01%	2.06%	8.06%	50.95%
Net Assets End of Period (000’s)	$193,067	$135,878	$153,247	$209,049	$213,164
Ratio and Supplemental Data
Expenses to average net assets(e)	0.85%	0.85%	0.88%	0.85%	0.87%
Net investment income (loss), to average net assets(e)	(0.38)%	(0.33)%	(0.22)%	0.38%	(0.57)%
Portfolio turnover rate(d)	62%	93%	91%	35%	40%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$4.00	$4.34	$4.28	$3.97	$3.00
Investment Operations
Net investment income (loss)	(0.03)	(0.02)	(0.02)	0.02	(0.02)
Net realized and unrealized gain (loss)	1.33	0.02	0.09	0.29	0.99

Total operations	1.30	—	0.07	0.31	0.97

Distributions
From net investment income	—	—	(0.01)	—	—
From net realized gains	—	(0.34)	—	—	—

Total distributions	—	(0.34)	(0.01)	—	—

Net Asset Value
End of period(b)	$5.30	$4.00	$4.34	$4.28	$3.97

Total Return(c),(d)	32.50%	0.76%	1.86%	7.56%	32.33%
Net Assets End of Period (000’s)	$7,083	$2,504	$2,251	$2,324	$740
Ratio and Supplemental Data
Expenses to average net assets(e)	1.10%	1.10%	1.13%	1.15%	1.12%
Net investment income (loss), to average net assets(e)	(0.65)%	(0.59)%	(0.47)%	0.48%	(0.83)%
Portfolio turnover rate(d)	62%	93%	91%	35%	40%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Transamerica Science & Technology (the “Fund”) share class commenced operations as follows:

Initial Class — May 1, 2000

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

7

Transamerica Science & Technology
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Transamerica Science & Technology (the “Fund”) is part of ATST. The Fund is “non-diversified” under the 1940 Act.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party. There were no recaptured commissions during the year ended December 31, 2007.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $172.

8

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 1.—(continued)
The Fund has invested the cash collateral received from securities loaned in the following short-term interest bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$1,977
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	1,582
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	1,384
Barclays, Eurodollar Term, 5.00%, 2/12/2008	2,768
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	2,571
Calyon, Eurodollar Term, 5.12%, 3/3/2008	593
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	5,141
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	1,978
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	989
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	989
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	1,978
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	2,966
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	8,108
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	2,373
Reserve Primary Money Market Fund, 4.95%	2,109
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	2,373
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	1,187
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	2,373
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	1,384
Wells Fargo, Bank Note, 4.75%, 1/8/2008	989

$45,812

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and is a sub-adviser to the Fund.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Growth Portfolio	2,802	1.40
Asset Allocation-Moderate Growth Portfolio	60,700	30.33
Asset Allocation-Moderate Portfolio	46,626	23.29

Total	$110,128	55.02%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
          0.78% of the first $500 million of ANA
          0.70% of ANA over $500 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
          0.98% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 2.—(continued)
policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $10. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $6. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$111,203
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	97,372
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, net operating losses, and capital loss carryforwards.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$(6)
Undistributed (accumulated) net investment income (loss)	$615
Undistributed (accumulated) net realized gain (loss) from investment securities	$(609)
The capital loss carryforward utilized during the year ended December 31, 2007 was $1,440.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)

NOTE 4.—(continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$4,618
Long-term Capital Gain	6,455

2007 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$—

Undistributed Long-term Capital Gain	$7,237

Capital Loss Carryforward	$—

Net Unrealized Appreciation (Depreciation)	$50,368

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Science & Technology VP.

11

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Transamerica Science & Technology:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Transamerica Science & Technology (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

12

Transamerica Science & Technology
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

13

Transamerica Science & Technology
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Science & Technology (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Transamerica Investment Management, LLC (the “Sub- Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance was below the median for its peer universe over the past 1-, 3- and 5- year periods. The Board also noted that the long-term performance of the Fund could be attributed in part to the Fund’s prior sub-adviser, Great Companies, which was replaced by the Sub-Adviser in August 2006. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies, but that the Board would be monitoring performance closely.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of its provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the Fund’s contractual management fees were above the median of the peer group and near the median of the peer universe. The Board also noted that the Fund’s total expenses were below the median of the peer group and were low compared to the peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

14

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

15

Transamerica Small/Mid Cap Value
MARKET ENVIRONMENT
After several years of outperforming growth stocks, value stocks ceded leadership in the year ended December 31, 2007. The lagging results for the value group can be attributed to second-half turmoil in the various corners of the financial industry, which comprises the largest portion of many value indexes, and to weakness among consumer discretionary stocks.
At the center of the turbulence was the U.S. housing market, which continued the downward spiral that began in 2007. The problem took on new, far-reaching dimensions when defaults on lower-quality (sub-prime) home loans rose sharply, toppling a complex structure of investment vehicles that were underpinned by the risky loans. Lenders responded by tightening their standards. As credit became more difficult to obtain, spending contracted. Attempts to resolve the housing and credit issues and prop up the economy – a total of 1.0% in interest-rate reductions by the Federal Reserve Board (“Fed”) and capital infusions for some of the hardest-hit financial institutions – were largely ineffective. The contagion spread to the broader economy, and corporate earnings growth stalled out.
PERFORMANCE
For the year ended December 31, 2007, Transamerica Small/Mid Cap Value, Initial Class returned 24.74%. By comparison its benchmark, the Russell 2500 Value Index, returned (7.27)%.
STRATEGY REVIEW
Throughout the period, we believed that an economic slowdown was merely a matter of time; the underlying housing-related issues – overbuilding and excessive lending to poorly qualified buyers – are sizable and will take time to resolve. Furthermore, we believed the Fed’s ability to mitigate the situation, by reducing interest rates, was limited by the larger, global environment. Enormous global demand for finished goods, services and, most importantly, raw materials continued to exert inflationary pressures, making it difficult for the Fed to reduce rates; it did so only when the housing- and credit-related issues reached crisis proportions.
In keeping with this viewpoint, we overweighted businesses in industries that stood to benefit from rising demand for commodities (e.g., energy, materials/processing, producer durables and shipping), while underweighting companies dependent on U.S. interest rates (mostly financials) and being highly selective about consumer stocks.
The top contributors to performance included DryShips Inc. and Genco Shipping & Trading Limited, both transporters of dry bulk items. Because the supply of tankers has not kept pace with the worldwide need for shipping capacity, charter prices set new highs this year, boosting profits for shippers. Other major contributors were McDermott International, Inc. (“McDermott”) and FTI Consulting, Inc. (“FTI”) McDermott provides engineering and construction services to oil and gas production companies, nuclear power plants and coal-fired power generators. FTI advises on corporate governance, compliance and strategic management issues. Its international sales are on the rise and we believe demand for FTI’s forensic accounting services may rise along with corporate bankruptcies and restructurings in the coming year.
The only sector where our holdings were net detractors from performance was financial services. We sold stocks most directly affected by the credit-market upheaval (e.g., bond insurer Ambac Financial Group, Inc.) but opted to hold on to others, such as Host Hotels & Resorts, Inc. This real estate investment trust purchases and refurbishes mid-range hotels. Its financial position is solid, and the stock pays a very attractive dividend.
Michelle E. Stevens, CFA
Portfolio Manager
Transamerica Investment Management, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Transamerica Small/Mid Cap Value
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	24.74%	30.00%	15.06%	15.27%	5/4/93
Russell 2500 Value (1)	(7.27)%	16.17%	9.66%	12.82%	5/4/93

Service Class	24.39%	—%	—%	19.29%	5/3/04

NOTES

(1)	The Russell 2500 Value (Russell 2500 Value) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
Investing in small-cap stocks generally involves greater risk and volatility, therefore an investment in the Fund may not be appropriate for everyone. Companies with small capitalization have the potential for greater volatility than companies with larger capitalization.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
The historical financial information for periods prior to May 1, 2002 has been derived from the financial history of the predecessor portfolio, Dreyfus Small Cap Value Portfolio, of the Endeavor Series Trust. The Dreyfus Corporation had been the portfolio’s subadviser since September 16, 1996 to April 30, 2004. Prior to that date a different firm managed the portfolio and the performance set forth above, prior to September 16, 1996 is attributable to that firm.

2

Transamerica Small/Mid Cap Value
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,064.69	0.85%	$4.42
Hypothetical (b)	1,000.00	1,020.92	0.85	4.33

Service Class
Actual	1,000.00	1,063.23	1.10	5.72
Hypothetical (b)	1,000.00	1,019.66	1.10	5.60

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Transamerica Small/Mid Cap Value
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (94.1%)
Chemicals (0.4%)
Zep, Inc. ‡^	137,500	$1,907
Commercial Services & Supplies (8.0%)
FTI Consulting, Inc. ‡	398,000	24,533
Navigant Consulting, Inc. ‡^	410,982	5,618
Republic Services, Inc. Class A	307,500	9,640
Computers & Peripherals (0.8%)
ActivIdentity Corp. ‡	175,800	682
Hypercom Corp. ‡	670,000	3,337
Diversified Telecommunication Services (2.2%)
Citizens Communications Co.	870,000	11,075
Electric Utilities (4.4%)
ALLETE, Inc. ^	151,666	6,003
CMS Energy Corp. ^	580,000	10,080
Uil Holdings Corp.	152,900	5,650
Electrical Equipment (5.2%)
Acuity Brands, Inc.	275,000	12,375
Genlyte Group, Inc. ‡	140,000	13,328
Electronic Equipment & Instruments (1.5%)
Cogent, Inc. ‡^	670,305	7,474
Energy Equipment & Services (11.1%)
Allis-Chalmers Energy, Inc. ‡^	188,800	2,785
Bronco Drilling Co., Inc. ‡^	201,625	2,994
Helix Energy Solutions Group, Inc. ‡	258,100	10,711
Hercules Offshore, Inc. ‡^	329,079	7,826
Superior Energy Services, Inc. ‡	620,000	21,340
Transocean, Inc.	64,219	9,193
Food Products (2.0%)
Dean Foods Co.	377,400	9,760
Health Care Equipment & Supplies (2.0%)
Orthofix International NV ‡	170,000	9,855
Health Care Providers & Services (3.0%)
Chemed Corp.	266,700	14,903
Hotels, Restaurants & Leisure (0.8%)
O’Charley’s, Inc.	255,000	3,820
Household Durables (1.4%)
Jarden Corp. ‡	295,000	6,965
Industrial Conglomerates (8.1%)
McDermott International, Inc. ‡	680,000	40,140
Insurance (4.3%)
HCC Insurance Holdings, Inc.	397,500	11,400
PartnerRe, Ltd. ^	122,000	10,069
IT Services (1.9%)
Wright Express Corp. ‡	270,000	9,582
Life Sciences Tools & Services (2.1%)
Thermo Fisher Scientific, Inc. ‡	178,000	10,267
Marine (10.4%)
Aries Maritime Transport, Ltd. ^	992,000	6,448
DryShips, Inc. ^	216,800	16,780
Genco Shipping & Trading, Ltd. ^	419,700	22,983
Omega Navigation Enterprises,	329,800	5,194
Inc. Class A ^
Metals & Mining (1.1%)
Claymont Steel Holdings, Inc. ‡	237,970	5,557
Oil, Gas & Consumable Fuels (4.9%)
Aurora Oil & Gas Corp. ‡^	1,454,260	2,254
Cabot Oil & Gas Corp.	143,000	5,773
Edge Petroleum Corp. ‡^	150,000	889
Newfield Exploration Co. ‡	150,000	7,905
StealthGas, Inc.	510,600	6,934
Teekay Tankers, Ltd. Class A ‡	14,000	308
Real Estate Investment Trusts (11.1%)
Annaly Capital Management, Inc. REIT	1,095,000	19,907
Host Hotels & Resorts, Inc. REIT ^	550,000	9,372
LTC Properties, Inc. REIT	450,000	11,273
Omega Healthcare Investors, Inc. REIT	341,000	5,473
Parkway Properties, Inc. REIT ^	79,000	2,921
Sunstone Hotel Investors, Inc. REIT ^	325,000	5,944
Software (1.9%)
Fair Isaac Corp. ^	290,000	9,324
Textiles, Apparel & Luxury Goods (1.9%)
Hanesbrands, Inc. ‡	348,700	9,474
Transportation Infrastructure (3.6%)
Aegean Marine Petroleum Network, Inc.	463,140	17,781

Total Common Stocks (cost $321,613)		465,806

Total Securities Lending Collateral (cost $87,060) 1		87,060

Total Investment Securities (cost $408,673) #		$552,866

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $83,867.

‡	Non Income Producing.

1	Cash collateral for the Repurchase Agreements, valued at $31,558, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $408,566. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $169,493, and $25,193, respectively. Net unrealized appreciation for tax purposes is $144,300.
DEFINITIONS:
REIT Real Estate Investment Trust
The notes to the financial statements are an integral part of this report.

4

Transamerica Small/Mid Cap Value
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $408,673) (including securities loaned of $83,867)	$552,866
Cash	24,584
Receivables:
Investment securities sold	4,499
Shares sold	250
Interest	84
Income from loaned securities	24
Dividends	1,091

583,398

Liabilities:
Investment securities purchased	525
Accounts payable and accrued liabilities:
Shares redeemed	360
Management and advisory fees	339
Distribution and service fees	7
Administration fees	8
Payable for collateral for securities on loan	87,060
Other	78

88,377

Net Assets	$495,021

Net Assets Consist of:
Capital Stock ($.01 par value)	$224
Additional paid-in capital	295,446
Undistributed (accumulated) net investment income	7,071

Undistributed (accumulated) net realized gain from investment securities	48,087

Net unrealized appreciation on investment securities	144,193

Net Assets	$495,021

Net Assets by Class:
Initial Class	$463,795
Service Class	31,226
Shares Outstanding:
Initial Class	20,992
Service Class	1,423
Net Asset Value and Offering Price Per Share:
Initial Class	$22.10
Service Class	21.94
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$10,345
Interest	666
Income from loaned securities-net	323

11,334

Expenses:
Management and advisory fees	3,749
Printing and shareholder reports	45
Custody fees	48
Administration fees	94
Legal fees	10
Audit fees	21
Trustees fees	16
Distribution and service fees:
Service Class	60
Other	6

Total expenses	4,049

Net Investment Income	7,285

Net Realized Gain (Loss) from:
Investment securities	47,931

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	45,202

Net Realized and Unrealized Gain:	93,133

Net Increase In Net Assets Resulting from Operations	$100,418

The notes to the financial statements are an integral part of this report.

5

Transamerica Small/Mid Cap Value
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$7,285	$4,126
Net realized gain from investment securities	47,931	40,122
Change in unrealized appreciation on investment securities	45,202	26,115

	100,418	70,363

Distributions to Shareholders:
From net investment income:
Initial Class	(4,088)	(3,604)
Service Class	(203)	(98)

	(4,291)	(3,702)

From net realized gains:
Initial Class	(37,856)	(33,840)
Service Class	(2,181)	(1,049)

	(40,037)	(34,889)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	73,257	30,863
Service Class	18,004	8,219

	91,261	39,082

Dividends and distributions reinvested:
Initial Class	41,944	37,444
Service Class	2,385	1,147

	44,329	38,591

Cost of shares redeemed:
Initial Class	(115,226)	(96,680)
Service Class	(7,134)	(5,132)

	(122,360)	(101,812)

	13,230	(24,139)

Net increase (decrease) in net assets	69,320	7,633

Net Assets:
Beginning of year	425,701	418,068

End of year	$495,021	$425,701

Undistributed (Accumulated) Net Investment Income (Loss)	$7,071	$4,291

Share Activity:
Shares issued:
Initial Class	3,323	1,593
Service Class	829	426

	4,152	2,019

Shares issued-reinvested from distributions:
Initial Class	2,035	2,096
Service Class	116	64

	2,151	2,160

Shares redeemed:
Initial Class	(5,297)	(4,984)
Service Class	(334)	(265)

	(5,631)	(5,249)

Net increase (decrease) in shares outstanding:
Initial Class	61	(1,295)
Service Class	611	225

	672	(1,070)

The notes to the financial statements are an integral part of this report.

6

Transamerica Small/Mid Cap Value
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$19.58	$18.33	$16.94	$14.56	$7.63
Investment Operations
Net investment income (loss)	0.34	0.19	0.16	0.07	(0.05)
Net realized and unrealized gain (loss)	4.35	2.94	2.11	2.31	6.98

Total operations	4.69	3.13	2.27	2.38	6.93

Distributions
From net investment income	(0.21)	(0.18)	(0.08)	—	—
From net realized gains	(1.96)	(1.70)	(0.80)	—	—

Total distributions	(2.17)	(1.88)	(0.88)	—	—

Net Asset Value
End of period(b)	$22.10	$19.58	$18.33	$16.94	$14.56

Total Return(c),(d)	24.74%	18.05%	13.56%	16.35%	90.83%
Net Assets End of Period (000’s)	$463,795	$409,879	$407,351	$421,079	$360,057
Ratio and Supplemental Data

Expenses to average net assets(e)
After reimbursement/fee waiver	0.85%	0.86%	0.86%	0.84%	0.88	%(g)
Before reimbursement/fee waiver(f)	0.85%	0.86%	0.86%	0.84%	0.88	%(g)
Net investment income (loss), to average net assets(e)	1.57%	0.98%	0.92%	0.48%	(0.49)%
Portfolio turnover rate(d)	18%	24%	33%	139%	140%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,			May 3 to Dec
	2007	2006	2005	31, 2004
Net Asset Value
Beginning of period	$19.48	$18.26	$16.92	$14.71
Investment Operations
Net investment income (loss)	0.27	0.14	0.15	0.10
Net realized and unrealized gain (loss)	4.33	2.94	2.06	2.11

Total operations	4.60	3.08	2.21	2.21

Distributions
From net investment income	(0.18)	(0.16)	(0.07)	—
From net realized gains	(1.96)	(1.70)	(0.80)	—

Total distributions	(2.14)	(1.86)	(0.87)	—

Net Asset Value
End of period(b)	$21.94	$19.48	$18.26	$16.92

Total Return(c),(d)	24.39%	17.82%	13.26%	15.02%
Net Assets End of Period (000’s)	$31,226	$15,822	$10,717	$1,443
Ratio and Supplemental Data
Expenses to average net assets(e)
After reimbursement/fee waiver	1.10%	1.11%	1.11%	1.11%
Before reimbursement/fee waiver(f)	1.10%	1.11%	1.11%	1.11%
Net investment income (loss), to average net assets(e)	1.27%	0.73%	0.82%	0.94%
Portfolio turnover rate(d)	18%	24%	33%	139%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Transamerica Small/Mid Cap Value (the “Fund”) share class commenced operations as follows:
Initial Class — May 4, 1993
Service Class — May 3, 2004
(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.

(f)	Ratio of Total Expenses to Average Net Assets includes all expenses before fee waivers and reimbursements by the investment advisor.

(g)	Ratio of Total Expenses to Average Net Assets and Net Expenses to Average Net Assets are inclusive of recaptured expenses by the investment advisor. The impact of recaptured expenses was 0.04% for Initial Class (See Note 2).
The notes to the financial statements are an integral part of this report.

7

Transamerica Small/Mid Cap Value
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Transamerica Small/Mid Cap Value (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $7 are included in net realized gains in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $138.

8

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.–(continued)
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$3,758
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	3,006
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	2,631
Barclays, Eurodollar Term, 5.00%, 2/12/2008	5,261
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	4,885
Calyon, Eurodollar Term, 5.12%, 3/3/2008	1,127
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	9,771
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	3,758
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	1,879
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	1,879
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	3,758
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	5,637
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	15,408
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	4,510
Reserve Primary Money Market Fund, 4.95%	4,008
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	4,510
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	2,255
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	4,509
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	2,631
Wells Fargo, Bank Note, 4.75%, 1/8/2008	1,879

$87,060

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates.
Dividend income is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG and TCI are affiliates of AEGON NV, a Netherlands corporation.
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and is a sub-adviser to the Fund.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$1,607	0.32%
Asset Allocation-Growth Portfolio	44,899	9.07
Asset Allocation-Moderate Growth Portfolio	25,379	5.13
Asset Allocation-Moderate Portfolio	35,753	7.22

Total	$107,638	21.74%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of the first $500 million of ANA
0.75% of ANA over $500 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.89% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.–(continued)
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $24 Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $18. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$79,980
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	114,437
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales and REITs.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(214)
Undistributed (accumulated) net realized gain (loss) from investment securities	$214

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4.–(continued)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$5,121
Long-term Capital Gain	33,470
2007 Distributions paid from:
Ordinary Income	5,056
Long-term Capital Gain	39,272
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$8,488

Undistributed Long-term Capital Gain	$46,563

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$144,300

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Small/Mid Cap Value VP.

11

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Transamerica Small/Mid Cap Value:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Transamerica Small/Mid Cap Value (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

12

Transamerica Small/Mid Cap Value
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $39,273 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

13

Transamerica Small/Mid Cap Value
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Small/Mid Cap Value (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Transamerica Investment Management, LLC (the “Sub- Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance was good compared to its peer universe over the past 1-, 3- and 5-year periods. The Board also noted that the Fund’s 5-year performance could not be attributed completely to the Sub-Adviser’s current management team, which assumed management of the Fund in March 2004. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of its provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the Fund’s contractual management fees were near the median of the Fund’s peer group and universe. The Board also noted that the Fund’s total expenses were near the median of the peer group and were low compared to the peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

14

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

15

Transamerica U.S. Government Securities
MARKET ENVIRONMENT
During the twelve months ended December 31, 2007, government securities outperformed all other fixed-income sectors as well as large portions of the stock market, as the economic and market environments changed dramatically.
Initially, with housing prices in steady decline, the economy appeared to be slowing. Believing that the Federal Reserve Board (“Fed”) was likely to cut interest rates to stimulate economic growth, investors favored non-government securities (e.g., corporate bonds and mortgage-related securities). In the Fed’s estimation, however, the weakening economy posed less of a threat than inflation. It left interest rates unchanged, causing considerable turmoil in fixed-income markets by spring. Investors took a more cautious stance toward riskier asset classes.
The volatility later increased after defaults in sub-prime mortgages climbed sharply higher; the sub-prime problems spilled over to other areas of the markets; and lenders tightened their lending standards, triggering a credit crisis. Banks and other financial entities that were major investors in sub-prime mortgages were forced to recognize multi-billion losses. Although many sold their holdings to raise capital, their ability to make new loans was still greatly reduced. As a result, cash flowing in the financial system (i.e., liquidity) dried up rapidly. Efforts to alleviate the crisis, such as capital infusions and a total of 100 basis points in interest-rate reductions by the Fed, were largely ineffective. Finally, in mid-December, a term auction facility sponsored by the Fed helped alleviate constrained levels of liquidity.
Throughout the second half, investors repeatedly fled other asset classes for the relative safety of Treasuries, and the interest-rate yield curve steepened as short-term yields fell in anticipation of more Fed rate cuts.
PERFORMANCE
For the year ended December 31, 2007, Transamerica U.S. Government Securities, Initial Class returned 6.05%. By comparison its benchmark, the Lehman Brothers U.S. Government Index, returned 8.66%.
STRATEGY REVIEW
Throughout the year, the portfolio was diversified among Treasury, investment-grade corporate and mortgage-backed securities, complemented by a very modest allocation to high- yield securities. The mortgage-backed securities were prime- quality and backed by U.S. agency guarantees. The non- government securities added to yields and, in the more benign environment that prevailed early in the year, boosted performance as the riskier asset classes outperformed Treasuries. The portfolio’s duration (i.e., its sensitivity to changing interest rates) was also a positive factor in the initial months, when yields fell and prices, which move opposite to yields, rose.
Once conditions degraded and turmoil increased, we reduced the corporate allocation, trimming exposure to financial services companies while increasing the bias toward fundamentally sound industrial companies benefiting from strong global growth. In addition, we focused on shorter-maturity positions with particularly good total return prospects. We also shortened the duration to levels near those of the index and positioned the portfolio to benefit from a steepening yield curve (i.e., to capture price gains when yields on short-term securities declined). These precautions, though helpful, could not keep the portfolio from underperforming as the government sector surged ahead in the second half of the period.
Heidi Y. Hu, CFA
Derek S. Brown, CFA
Greg D. Haendel, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Transamerica U.S. Government Securities
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	6.05%	3.55%	4.50%	5.16%	5/13/94
Lehman Brothers U.S. Government Index(1)	8.66%	4.10%	5.92%	6.65%	5/13/94

Service Class	5.78%	—%	—%	3.07%	5/1/03

NOTES

(1)	Lehman Brothers U.S. Government (LBG) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance; future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Transamerica U.S. Government Securities
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,052.50	0.61%	$3.16
Hypothetical (b)	1,000.00	1,022.13	0.61	3.11

Service Class
Actual	1,000.00	1,050.86	0.86	4.45
Hypothetical (b)	1,000.00	1,020.87	0.86	4.38

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Bond Type
At December 31, 2007
This chart shows the percentage breakdown by bond type of the Fund’s total investment securities.

3

Transamerica U.S. Government Securities
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Principal	Value
U.S. GOVERNMENT OBLIGATIONS (44.0%)
U.S. Treasury Bond
4.75%, due 02/15/2037 ^	$3,474	$3,636
8.00%, due 11/15/2021 ^	9,000	12,317
U.S Treasury Inflation Index Bond
3.38%, due 04/15/2032	3,531	4,523
U.S Treasury Inflation Index Bond
2.38%, due 04/15/2011	3,158	3,291
2.63%, due 07/15/2017	6,678	7,206
U.S. Treasury Note
3.00%, due 11/30/2009 ^	7,100	7,108
3.63%, due 10/31/2009 ^	5,000	5,049
4.00%, due 02/15/2015	11,000	11,156
4.25%, due 11/15/2013 – 11/15/2017 ^	21,018	21,605
4.75%, due 05/31/2012	1,450	1,530

Total U.S. Government Obligations (cost $74,724)		77,421

U.S. GOVERNMENT AGENCY OBLIGATIONS (38.1%)
Fannie Mae
5.00%, due 04/25/2034	4,100	3,999
5.10%, due 01/18/2011	9,000	9,004
5.25%, due 08/01/2012	2,000	2,079
Federal Agricultural Mortgage Corp. -144A
5.50%, due 07/15/2011	10,000	10,591
Federal Home Loan Bank
3.00%, due 04/15/2009	13,000	12,872
Freddie Mac
5.00%, due 10/15/2030 – 11/15/2032	11,802	11,787
5.35%, due 11/14/2011	7,500	7,569
5.50%, due 02/22/2013 – 01/15/2029	9,000	9,051

Total U.S. Government Agency Obligations (cost $65,813)		66,952

ASSET-BACKED SECURITIES (1.1%)
USAA Auto Owner Trust Series 2007-2, Class A2
5.04%, due 04/15/2010	2,000	2,006

Total Asset-Backed Securities (cost $2,000)		2,006

CORPORATE DEBT SECURITIES (12.4%)
Airlines (0.6%)
Delta Air Lines, Inc.
7.57%, due 11/18/2010	1,000	1,010
Chemicals (0.6%)
Nalco Co.
7.75%, due 11/15/2011	1,000	1,013
Commercial Banks (1.0%)
Rabobank Capital Funding II -144A
5.26%, due 12/31/2013 Ž	1,000	932
Wachovia Capital Trust III
5.80%, due 03/15/2011 Ž, 1	1,000	893
Diversified Financial Services (0.8%)
Mizuho Preferred Capital Co. LLC -144A
8.79%, due 12/29/2049 Ž	800	807
Pemex Finance, Ltd.
9.03%, due 02/15/2011	611	646
Food Products (1.4%)
Cargill, Inc. -144A
5.60%, due 09/15/2012	1,000	1,016
Michael Foods, Inc.
8.00%, due 11/15/2013	1,500	1,485
Leisure Equipment & Products (0.5%)
Leslie’ Poolmart
7.75%, due 02/01/2013	1,000	950
Media (1.1%)
McGraw-Hill Cos., Inc.
5.38%, due 11/15/2012	1,000	1,018
News America, Inc.
6.63%, due 01/09/2008	870	870
Oil, Gas & Consumable Fuels (0.9%)
Husky Oil, Ltd.
8.90%, due 08/15/2028	1,615	1,629
Real Estate Investment Trusts (2.4%)
Hospitality Properties Trust
6.75%, due 02/15/2013	1,000	1,029
Tanger Properties, LP
9.13%, due 02/15/2008	2,284	2,292
Westfield Capital Corp., Ltd./Wt Finance AUST Pty, Ltd./Wea Finance LLC -144A
4.38%, due 11/15/2010	1,000	976
Real Estate Management & Development (0.6%)
Duke Realty, LP
5.63%, due 08/15/2011	1,000	1,006
Specialty Retail (1.8%)
Petro Stopping Centers, LP / Petro
9.00%, due 02/15/2012	3,000	3,134
Thrifts & Mortgage Finance (0.7%)
Sovereign Capital Trust VI
7.91%, due 06/13/2036	1,200	1,159

Total Corporate Debt Securities (cost $22,504)		21,865

The notes to the financial statements are an integral part of this report.

4

SCHEDULE OF INVESTMENTS (continued)
At December 31, 2007
(all amounts in thousands)

	Shares	Value
PREFERRED STOCKS (0.3%)
Thrifts & Mortgage Finance (0.3%)
IndyMac Bank Fsb -144A	40,000	$433

Total Preferred Stocks (cost $1,000)		433

	Principal	Value
COMMERCIAL PAPER (2.6%)
Diversified Financial Services (1.2%)
Moody’s Corp.
5.45%, due 01/04/2008	$2,000	$1,999
Oil, Gas & Consumable Fuels (1.4%)
Sempra Energy Holdings
5.05%, due 01/03/2008	2,500	2,499

Total Commercial Paper (cost $4,498)		4,498

Total Securities Lending Collateral (cost $21,300) (2)		21,300

Total Investment Securities (cost $191,839) #		$194,475

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $20,830.

(1)	Coupon rate is fixed for a predetermined period of time and then converts to a floating rate until maturity/call date. Rate is listed as ofDecember 31, 2007.

(2)	Cash collateral for the Repurchase Agreements, valued at $7, 721, that serves as collateral for securities lending, is invested in corporate bonds withinterest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

Ž	The security has a perpetual maturity. The date shown is the next call date.

#	Aggregate cost for federal income tax purposes is $191,848. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $4,029 and $1,402, respectively. Net unrealized appreciation for tax purposes is $2,627.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $14,755, or 8.39%, of net assets of the Fund.
The notes to the financial statements are an integral part of this report.

5

Transamerica U.S. Government Securities
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $191,839) (including securities loaned of $20,830)	$194,475
Cash	896
Receivables:
Shares sold	7
Interest	1,999
Income from loaned securities	19
Dividend reclaims	1

197,397

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	89
Management and advisory fees	84
Distribution and service fees	5
Administration fees	3
Payable for collateral for securities on loan	21,300
Other	39

21,520

Net Assets	$175,877

Net Assets Consist of:
Capital Stock ($.01 par value)	$146
Additional paid-in capital	170,412
Undistributed (accumulated) net investment income	7,628
Undistributed (accumulated) net realized loss from investment securities	(4,945)
Net unrealized appreciation on investment securities	2,636

Net Assets	$175,877

Net Assets by Class:
Initial Class	$149,664
Service Class	26,213
Shares Outstanding:
Initial Class	12,475
Service Class	2
Net Asset Value and Offering Price Per Share:	2,143
Initial Class	$12.00
Service Class	12.23
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends	$46
Interest	8,515
Income from loaned securities-net	131

8,692

Expenses:
Management and advisory fees	924
Printing and shareholder reports	16
Custody fees	28
Administration fees	34
Legal fees	3
Audit fees	20
Trustees fees	6
Distribution and service fees:
Service Class	32
Other	2

Total expenses	1,065

Net Investment Income	7,627

Net Realized Gain (Loss) from:
Investment securities	(951)

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	3,140

Net Realized and Unrealized Gain:	2,189

Net Increase In Net Assets Resulting from Operations	$9,816

The notes to the financial statements are an integral part of this report.

6

Transamerica U.S. Government Securities
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$7,627	$8,189
Net realized (loss) from investment securities	(951)	(2,916)
Change in unrealized appreciation on investment securities	3,140	908

	9,816	6,181

Distributions to Shareholders:
From net investment income:
Initial Class	(7,070)	(6,216)
Service Class	(1,119)	(1,020)

	(8,189)	(7,236)

From net realized gains:
Initial Class	—	(225)
Service Class	—	(37)

	—	(262)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	27,588	18,809
Service Class	40,835	27,524

	68,423	46,333

Dividends and distributions reinvested:
Initial Class	7,070	6,441
Service Class	1,118	1,057

	8,188	7,498

Cost of shares redeemed:
Initial Class	(50,975)	(46,380)
Service Class	(24,028)	(27,385)

	(75,003)	(73,765)

	1,608	(19,934)

Net increase (decrease) in net assets	3,235	(21,251)

Net Assets:
Beginning of year	172,642	193,893

End of year	$175,877	$172,642

Undistributed (Accumulated) Net Investment Income (Loss)	$7,628	$8,190

Share Activity:
Shares issued:
Initial Class	2,303	1,588
Service Class	3,340	2,284

	5,643	3,872

Shares issued-reinvested from distributions:
Initial Class	610	555
Service Class	95	90

	705	645

Shares redeemed:
Initial Class	(4,273)	(3,919)
Service Class	(2,001)	(2,285)

	(6,274)	(6,204)

Net increase (decrease) in shares outstanding:
Initial Class	(1,360)	(1,776)
Service Class	1,434	89

	74	(1,687)

The notes to the financial statements are an integral part of this report.

7

Transamerica U.S. Government Securities
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$11.86	$11.94	12.32	12.42	12.32
Investment Operations
Net investment income (loss)	0.54	0.52	0.43	0.40	0.36
Net realized and unrealized gain (loss)	0.16	(0.14)	(0.15)	—	(0.01)

Total operations	0.70	0.38	0.28	0.40	0.35

Distributions
From net investment income	(0.56)	(0.44)	(0.50)	(0.44)	(0.25)
From net realized gains	—	(0.02)	(0.16)	(0.06)	—

Total distributions	(0.56)	(0.46)	(0.66)	(0.50)	(0.25)

Net Asset Value
End of period(b)	$12.00	$11.86	$11.94	$12.32	$12.42

Total Return(c),(d)	6.05%	3.27%	2.23%	3.30%	2.95%
Net Assets End of Period (000’s)	$149,664	$164,070	$186,335	$211,847	$275,208
Ratio and Supplemental Data
Expenses to average net assets(e),	0.62%	0.62%	0.67%	0.72%	0.69%
Net investment income (loss), to average net assets(e)	4.56%	4.41%	3.50%	3.19%	2.89%
Portfolio turnover rate(d)	170%	184%	92%	82%	124%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$12.09	$12.18	$12.53	$12.64	$12.58
Investment Operations
Net investment income (loss)	0.52	0.51	0.41	0.37	0.38
Net realized and unrealized gain (loss)	0.16	(0.14)	(0.16)	(0.01)	(0.29)

Total operations	0.68	0.37	0.25	0.36	0.09

Distributions
From net investment income	(0.54)	(0.44)	(0.44)	(0.41)	(0.03)
From net realized gains	—	(0.02)	(0.16)	(0.06)	—

Total distributions	(0.54)	(0.46)	(0.60)	(0.47)	(0.03)

Net Asset Value
End of period(b)	$12.23	$12.09	$12.18	$12.53	$12.64

Total Return(c),(d)	5.78%	3.06%	1.98%	2.90%	0.68%
Net Assets End of Period (000’s)	$26,213	$8,572	$7,558	$5,250	$1,421
Ratio and Supplemental Data
Expenses to average net assets(e),	0.87%	0.87%	0.92%	0.97%	0.96%
Net investment income (loss), to average net assets(e)	4.29%	4.27%	3.27%	2.97%	4.53%
Portfolio turnover rate(d)	170%	184%	92%	82%	124%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Transamerica U.S. Government Securities (the “Fund”) share class commenced operations as follows:
Initial Class — May 13, 1994
Service Class — May 1, 2003
(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

8

Transamerica U.S. Government Securities
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Transamerica U.S. Government Securities (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $56.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities.

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$919
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	736
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	644
Barclays, Eurodollar Term, 5.00%, 2/12/2008	1,287
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	1,195
Calyon, Eurodollar Term, 5.12%, 3/3/2008	276
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	2,390
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	919
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	460
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	460
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	919

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1. – (continued)

Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	1,379
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	3,770
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	1,103
Reserve Primary Money Market Fund, 4.95%	981
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	1,103
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	552
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1 /1 0/2008	1,103
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	644
Wells Fargo, Bank Note, 4.75%, 1/8/2008	460

$21,300

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Transamerica Investment Management, LLC (“TIM”) is an affiliate of the Fund and a sub-adviser to the Fund.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
The following schedule reflects the percentage of Fund assets owned by affiliated investment companies at December 31, 2007:

	Net	% of Net
	Assets	Assets
Asset Allocation-Conservative Portfolio	$643	0.37%

Total	$643	0.37%

Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following rate:
0.55% of ANA
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.63% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”).

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2. – (continued)
Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $8. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $8. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$73,816
U.S. Government	197,553
Proceeds from maturities and sales of securities:
Long-term	79,937
U.S. Government	226,909
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales and capital loss carryover.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$7,236
Long-term Capital Gain	262
2007 Distributions paid from:
Ordinary Income	8,188
Long-term Capital Gain	—
The capital loss carryforwards are available to offset future realized capital gains through the periodS listed:

Capital Loss
Carryforwards	Available Through
$3,973	December 31, 2014
$623	December 31, 2015
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$7,627

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(4,596)

Post October Capital Loss Deferral	$(339)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$2,627

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion. TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica U.S. Government Securities VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Transamerica U.S. Government Securities:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Transamerica U.S. Government Securities (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

Transamerica U.S. Government Securities
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

Transamerica U.S. Government Securities
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica U.S. Government Securities (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub- advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance was above the median for its peer universe over the past 1- and 3-year periods. The Board also noted that the Fund’s performance was below the median for its peer universe over the past 5-year period. The Board noted further that, for the 5-year period, the Fund’s performance had been compared to a smaller number of peer funds due to the closing or merger of weaker funds during that period. In addition, the Board noted that the Sub-Adviser’s performance had improved since the prior year and that the Fund’s trailing returns were at or above the median for its peer universe. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of its provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the Fund’s contractual management fees were above the median of the Fund’s peer group and universe, but by a relatively small margin. The Board also noted that the Adviser had lowered its fees in 2006. The Board noted further that the Sub-Adviser’s flat fee was quite competitive. In addition, the Board noted that the Fund’s total expenses were near the median of the peer group and below the median of the peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board considered the specific reasons for the absence of breakpoints (fees had been lowered in 2006), and concluded that the absence of breakpoints was acceptable under the circumstances. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular..

15

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

16

Transamerica Value Balanced
MARKET ENVIRONMENT
After several years of out performance, value stocks ceded leadership to growth stocks in the year ended December 31, 2007. The lagging results for the value group can be attributed to second-half turmoil in the various corners of the financial industry, which comprises the largest portion of many value indexes.
At the center of the turbulence were the deteriorating U.S. housing market and rising defaults on lower-quality (sub-prime) home loans. The sharply higher defaults toppled a complex structure of investment vehicles that were underpinned by the risky loans. Attempts to resolve the housing and credit issues and prop up the economy — a total of 1.0% in interest-rate reductions by the Federal Reserve Board (“Fed”) and capital infusions for some of the hardest-hit financial institutions — were largely ineffective. The contagion spread to the broader economy, and corporate earnings growth stalled out.
Unsettled by the credit crisis, fixed-income investors sought safety in government securities, which outperformed all other sectors of the bond market. Based largely on the strength of Treasuries, the Lehman Brothers Aggregate Index rose for the full twelve-month period.
PERFORMANCE
For the year ended December 31, 2007, Transamerica Value Balanced, Initial Class returned 6.72%. By comparison its primary and secondary benchmarks, the Russell 1000 Value Index and the Lehman Brothers Aggregate Bond Index, returned (0.17)% and 6.97%, respectively.
STRATEGY REVIEW
The portfolio outperformed a 60% stocks/40% bonds blend of the abovementioned indices.Throughout the period, we believed that an economic slowdown was merely a matter of time. Furthermore, we believed the Fed’s ability to mitigate the situation, by reducing interest rates, was limited by the larger, global environment. Enormous global demand for finished goods, services and raw materials continued to exert inflationary pressures, making it difficult for the Fed to reduce rates; it did so only when the housing- and credit-related issues reached crisis proportions.
In keeping with this viewpoint, we shifted the weighting in the equity portfolio, increasing the emphasis on industries that stood to benefit from rising demand for commodities (e.g., energy, materials/processing, producer durables and shipping), paring back companies dependent on U.S. interest rates (mostly financials) and being highly selective about consumer stocks.
The top contributors to performance included commodities- related businesses (Marathon Oil Corporation and Brazilian iron-ore producer Companhia Vale Do Rio Doce), Microsoft Corporation and two businesses that moved out from under longstanding clouds of litigation (pharmaceuticals maker Merck & Co., Inc. (“Merck”) and tobacco company Altria Group, Inc. (“Altria”)). As investors focused less on the litigation loads at Merck and Altria and more on their solid fundamentals, these core holdings posted double-digit gains.
These and other gains more than offset losses among our financial holdings and positive but lagging returns for the fixed- income portfolio. We reduced the allocation to stocks directly in the path of the credit-market upheaval (e.g., Washington Mutual, Inc. and Bank of America Corporation) — but not quickly or thoroughly enough to prevent some damage when these companies announced multi-billion-dollar writedowns. As for the fixed-income portfolio, the underperformance can be attributed to an overweighting in non-government sectors (i.e., corporate bonds and mortgage-related securities). Although we reduced the corporate allocation prior to the credit crunch and owned only quality mortgage securities, the portfolio did not keep pace with the index amidst the exceptional volatility in the second half of the year.
Heidi Y. Hu, CFA
Michelle E. Stevens, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

AEGON/Transamerica Series Trust	Annual Report 2007

1

Transamerica Value Balanced
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	6.72%	11.62%	6.25%	8.64%	1/3/95
Russell 1000 Value(1)	(0.17)%	14.63%	7.68%	12.78%	1/3/95
Lehman Brothers Aggregate Bond Index(1)	6.97%	4.42%	5.97%	6.99%	1/3/95

Service Class	6.46%	—%	—%	11.30%	5/1/03

NOTES

(1)	The Russell 1000 Value (Russell 1000 Value) Index and the Lehman Brothers Aggregate Bond (LBAB) Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.

This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Transamerica Value Balanced
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,004.23	0.83%	$4.19
Hypothetical (b)	1,000.00	1,021.02	0.83	4.23

Service Class
Actual	1,000.00	1,002.96	1.08	5.45
Hypothetical (b)	1,000.00	1,019.76	1.08	5.50

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Asset Type
At December 31, 2007
This chart shows the percentage breakdown by asset type of the Fund’s total investment.

3

Transamerica Value Balanced
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Principal	Value
U.S. GOVERNMENT OBLIGATIONS (5.9%)
U.S. Treasury Bond
4.50%, due 02/15/2036	$963	$968
4.75%, due 02/15/2037	1,007	1,054
8.00%, due 11/15/2021	240	328
U.S. Treasury Inflation Indexed Note, TIPS
2.63%, due 07/15/2017	4,214	4,546
U.S. Treasury Note
3.63%, due 10/31/2009	2,000	2,020
4.25%, due 11/15/2013 — 08/15/2014	11,500	11,911
4.75%, due 08/15/2017	2,773	2,929

Total U.S. Government Obligations (cost $23,274)		23,756

U.S. GOVERNMENT AGENCY OBLIGATIONS (9.8%)
Fannie Mae
5.00%, due 05/01/2018	934	936
5.50%, due 08/01/2017 — 07/01/2036	9,621	9,633
6.00%, due 01/01/2018 — 08/01/2036	8,629	8,783
Freddie Mac
4.25%, due 10/15/2026	3,000	2,972
5.00%, due 04/01/2018 — 11/15/2032	5,024	5,026
5.35%, due 11/14/2011	3,800	3,835
5.50%, due 09/01/2018 — 01/01/2036	4,361	4,388
6.00%, due 11/01/2033 — 12/01/2033	2,250	2,289
Ginnie Mae
6.00%, due 02/20/2034 — 08/20/2034	881	900
6.50%, due 10/15/2027	521	541

Total U.S. Government Agency Obligations (cost $39,272)		39,303

MORTGAGE-BACKED SECURITIES (3.0%)
American Tower Trust
Series 2007-1A, Class C-144A
5.62%, due 04/15/2037	1,090	1,026
Bear Stearns Commercial Mortgage Securities
Series 2006-PW14, Class A4
5.20%, due 12/11/2038	2,250	2,228
Crown Castle Towers LLC
Series 2006-1A, Class AFX-144A
5.24%, due 11/15/2036	2,022	2,018
Morgan Stanley Capital I
Series 2006-HQ10, Class A4
5.33%, due 11/12/2041	2,320	2,319
SBA CMBS Trust
Series 2006-1A, Class A-144A
5.31%, due 11/15/2036	1,800	1,801
Wachovia Bank Commercial Mortgage Trust
Series 2006-C28, Class A4
5.57%, due 10/15/2048	2,249	2,285
Wachovia Bank Commercial Mortgage Trust
Series 2007-C32, Class H-144A
5.93%, due 06/15/2049	$570	$395

Total Mortgage-Backed Securities (cost $12,263)		12,072

CORPORATE DEBT SECURITIES (10.0%)
Aerospace & Defense (0.2%)
Honeywell International
5.63%, due 08/01/2012	900	932
Airlines (0.3%)
Delta Air Lines, Inc.
7.57%, due 11/18/2010	580	586
United Airlines, Inc.
6.64%, due 07/02/2022	804	755
Beverages (0.3%)
Diageo Capital PLC
5.75%, due 10/23/2017	1,025	1,031
Building Products (0.2%)
CRH America, Inc.
5.30%, due 10/15/2013	650	636
Capital Markets (0.2%)
JP Morgan Chase Capital XVIII
6.95%, due 08/17/2036	650	617
Commercial Banks (0.6%)
ICICI Bank, Ltd. -144A
4.92%, due 01/12/2010 *	925	913
Rabobank Capital Funding II -144A
5.26%, due 12/31/2013 Ž	480	447
Wachovia Capital Trust III
5.80%, due 03/15/2011 Ž, (1)	560	500
ZFS Finance USA Trust II -144A
6.45%, due 12/15/2065 (1)	575	536
Consumer Finance (0.4%)
Discover Financial Services -144A
6.23%, due 06/11/2010 *	1,625	1,547
Diversified Financial Services (0.9%)
Glencore Funding LLC -144A
6.00%, due 04/15/2014	935	941
ILFC E-Capital Trust II -144A
6.25%, due 12/21/2065 (1)	920	879
Mizuho JGB Investment LLC -144A
9.87%, due 06/30/2008 * Ž, (1)	790	797
Pemex Finance, Ltd.
9.03%, due 02/15/2011	845	894
Energy Equipment & Services (0.2%)
Transocean, Inc.
6.80%, due 03/15/2038	655	668
Food & Staples Retailing (0.1%)
Stater Brothers Holdings, Inc.
8.13%, due 06/15/2012	600	592
The notes to the financial statements are an integral part of this report.

4

	Principal	Value
Food Products (0.9%)
Bunge, Ltd. Finance Corp.
4.38%, due 12/15/2008	$1,955	$1,942
Cargill, Inc. -144A
5.60%, due 09/15/2012	1,083	1,101
Michael Foods, Inc.
8.00%, due 11/15/2013	700	693
Hotels, Restaurants & Leisure (0.4%)
Las Vegas Sands Corp.
6.38%, due 02/15/2015	700	658
Royal Caribbean Cruises, Ltd.
8.75%, due 02/02/2011	1,000	1,043
Household Products (0.2%)
Kimberly-Clark
6.63%, due 08/01/2037	565	625
Independent Power Producers & Energy Traders (0.3%)
Empresa Nacional de Electricidad SA/Chile Class B
8.50%, due 04/01/2009	1,300	1,359
Insurance (0.4%)
Oil Insurance, Ltd. -144A
7.56%, due 06/30/2011 * Ž, (1)	650	662
Travelers Cos., Inc. (The)
6.75%, due 06/20/2036	1,030	1,075
Machinery (0.2%)
Tyco Electronics Group SA -144A
6.55%, due 10/01/2017	652	671
Media (0.5%)
Amfm, Inc.
8.00%, due 11/01/2008	1,275	1,318
News America Holdings, Inc.
7.75%, due 12/01/2045	610	661
Multiline Retail (0.3%)
Neiman-Marcus Group, Inc.
9.00%, due 10/15/2015	500	515
Target Corp.
6.50%, due 10/15/2037	540	543
Oil, Gas & Consumable Fuels (0.5%)
Husky Oil, Ltd.
8.90%, due 08/15/2028 (1)	1,320	1,331
PetroHawk Energy Corp.
9.13%, due 07/15/2013	720	758
Paper & Forest Products (0.3%)
Celulosa Arauco y Constitucion SA
8.63%, due 08/15/2010	1,240	1,354
Real Estate Investment Trusts (1.2%)
iStar Financial, Inc.
4.88%, due 01/15/2009	2,000	1,931
PPF Funding, Inc. -144A
5.35%, due 04/15/2012	1,800	1,796
Westfield Group -144A
5.40%, due 10/01/2012	1,155	1,153
Real Estate Management & Development (0.8%)
Duke Realty, LP
5.63%, due 08/15/2011	$1,230	$1,237
ERP Operating, LP
5.38%, due 08/01/2016	925	872
Post Apartment Homes, LP
6.30%, due 06/01/2013	1,247	1,309
Road & Rail (0.2%)
Hertz Corp. (The)
8.88%, due 01/01/2014	650	659
Specialty Retail (0.2%)
Lowe’s Companies, Inc.
6.65%, due 09/15/2037	450	456
Petro Stopping Centers, LP / Petro
9.00%, due 02/15/2012	435	455
Wireless Telecommunication Services (0.2%)
Nextel Communications, Inc.
7.38%, due 08/01/2015	728	717

Total Corporate Debt Securities (cost $40,548)		40,165

	Shares	Value
PREFERRED STOCKS (0.1%)
Thrifts & Mortgage Finance (0.1%)
IndyMac Bank Fsb -144A	25,600	$277

Total Preferred Stocks (cost $640)		277

COMMON STOCKS (70.5%)
Capital Markets (5.7%)
AllianceBernstein Holding, LP	235,800	17,744
Jefferies Group, Inc.	77,900	1,795
Raymond James Financial, Inc.	100,000	3,266
Commercial Banks (2.2%)
PNC Financial Services Group, Inc.	70,000	4,596
Wachovia Corp.	67,640	2,572
Wells Fargo & Co.	60,000	1,811
Diversified Financial Services (2.2%)
Bank of America Corp.	211,844	8,741
Electric Utilities (1.5%)
Dominion Resources, Inc.	90,000	4,270
Duke Energy Corp.	92,000	1,856
Energy Equipment & Services (1.3%)
Transocean, Inc.	37,489	5,367
Food Products (0.9%)
Kraft Foods, Inc. Class A	110,723	3,613
Household Products (1.8%)
Colgate-Palmolive Co.	56,000	4,366
Kimberly-Clark Corp.	40,000	2,773
Industrial Conglomerates (3.7%)
General Electric Co.	165,000	6,117
McDermott International, Inc. ‡	145,000	8,559
Insurance (1.2%)
American International Group, Inc.	80,000	4,664
The notes to the financial statements are an integral part of this report.

5

	Shares	Value
IT Services (1.4%)
Fiserv, Inc. ‡	101,380	$5,626
Marine (2.6%)
Genco Shipping & Trading, Ltd.	192,300	10,530
Media (4.9%)
Time Warner, Inc.	856,700	14,144
Walt Disney Co. (The)	175,000	5,649
Metals & Mining (3.1%)
Cia Vale do Rio Doce	246,000	8,037
Fording Canadian Coal Trust	110,000	4,246
Oil, Gas & Consumable Fuels (11.0%)
Anadarko Petroleum Corp.	110,000	7,226
BP PLC	175,000	12,805
Chesapeake Energy Corp.	49,800	1,952
Exxon Mobil Corp.	55,000	5,153
Marathon Oil Corp.	160,000	9,737
Valero Energy Corp.	105,000	7,353
Pharmaceuticals (10.7%)
Bristol-Myers Squibb Co.	595,000	15,779
Merck & Co., Inc.	298,200	17,329
Pfizer, Inc.	180,600	4,105
Schering-Plough Corp.	210,000	5,594
Road & Rail (1.3%)
Union Pacific Corp.	40,000	$5,025
Software (5.8%)
Microsoft Corp.	658,700	23,450
Textiles, Apparel & Luxury Goods (1.3%)
Hanesbrands, Inc. ‡	191,200	5,195
Thrifts & Mortgage Finance (0.1%)
Washington Mutual, Inc.	30,000	408
Tobacco (4.9%)
Altria Group, Inc.	160,000	12,093
Loews Corp. — Carolina Group	90,000	7,677
Transportation Infrastructure (2.3%)
Aegean Marine Petroleum Network, Inc.	240,600	9,237
Wireless Telecommunication Services (0.6%)
Sprint Nextel Corp.	175,000	2,297

Total Common Stocks (cost $211,341)		282,757

Total Investment Securities (cost $327,338) #		$398,330

NOTES TO SCHEDULE OF INVESTMENTS:

*	Floating or variable rate note. Rate is listed as of December 31, 2007.

‡	Non-Income Producing.

(1)	Coupon rate is fixed for a predetermined period of time and then converts to a floating rate until maturity/call date. Rate is listed as of December 31, 2007.

Ž	The security has a perpetual maturity. The date shown is the next call date.

#	Aggregate cost for federal income tax purposes is $326,509. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $78,406 and $6,585 respectively. Net unrealized appreciation for tax purposes is $71,821.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $16,960, or 4.23%, of net assets of the Fund.

TIPS	Treasury Inflation Protected Security
The notes to the financial statements are an integral part of this report.

6

Transamerica Value Balanced
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $327,338)	$398,330
Cash	1,657
Receivables:
Interest	1,226
Dividends	477
Dividend reclaims	1

401,691

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	157
Management and advisory fees	260
Distribution and service fees	2
Administration fees	7
Other	149

575

Net Assets	$401,116

Net Assets Consist of:
Capital Stock ($.01 par value)	$283
Additional paid-in capital	288,806
Undistributed (accumulated) net investment income	12,261
Undistributed (accumulated) net realized gain from investment securities, written option and swaption contracts	28,774
Net unrealized appreciation on investment securities	70,992

Net Assets	$401,116

Net Assets by Class:
Initial Class	$393,632
Service Class	7,484
Shares Outstanding:
Initial Class	27,744
Service Class	511
Net Asset Value and Offering Price Per Share:
Initial Class	$14.19
Service Class	14.64

STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $13)	$8,904
Interest	6,710

15,614

Expenses:
Management and advisory fees	3,241
Printing and shareholder reports	139
Custody fees	61
Administration fees	86
Legal fees	9
Audit fees	21
Trustees fees	15
Distribution and service fees:
Service Class	19
Other	6

Total expenses	3,597

Net Investment Income	12,017

Net Realized Gain (Loss) from:
Investment securities	26,548
Written option and swaption contracts	4,012

30,560

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(11,627)
Written option and swaption contracts	(2,265)

(13,892)

Net Realized and Unrealized Gain:	16,668

Net Increase In Net Assets Resulting from Operations	$28,685

The notes to the financial statements are an integral part of this report.

7

Transamerica Value Balanced
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$12,017	$12,181
Net realized gain from investment securities , written options and swaptions contracts	30,560	17,200
Change in unrealized appreciation (depreciation) on investment securities , written options and swaptions	(13,892)	34,958

	28,685	64,339

Distributions to Shareholders:
From net investment income:
Initial Class	(10,590)	(11,258)
Service Class	(186)	(127)

	(10,776)	(11,385)

From net realized gains:
Initial Class	(6,513)	(17,068)
Service Class	(123)	(210)

	(6,636)	(17,278)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	12,437	15,807
Service Class	2,569	2,851

	15,006	18,658

Dividends and distributions reinvested:
Initial Class	17,103	28,326
Service Class	310	337

	17,413	28,663

Cost of shares redeemed:
Initial Class	(88,531)	(100,749)
Service Class	(2,105)	(2,334)

	(90,636)	(103,083)

	(58,217)	(55,762)

Net increase (decrease) in net assets	(46,944)	(20,086)

Net Assets:
Beginning of year	448,060	468,146

End of year	$401,116	$448,060

Undistributed (Accumulated) Net Investment Income (Loss)	$12,261	$12,020

Share Activity:
Shares issued:
Initial Class	875	1,189
Service Class	173	208

	1,048	1,397

Shares issued-reinvested from distributions:
Initial Class	1,244	2,225
Service Class	22	26

	1,266	2,251

Shares redeemed:
Initial Class	(6,176)	(7,567)
Service Class	(143)	(170)

	(6,319)	(7,737)

Net increase (decrease) in shares outstanding:
Initial Class	(4,057)	(4,153)
Service Class	52	64

	(4,005)	(4,089)

The notes to the financial statements are an integral part of this report.

8

Transamerica Value Balanced
FINANCIAL HIGHLIGHTS

For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$13.88	$12.88	$13.48	$12.41	$10.66
Investment Operations
Net investment income (loss)	0.40	0.36	0.31	0.36	0.30
Net realized and unrealized gain (loss)	0.51	1.52	0.51	0.86	1.81

Total operations	0.91	1.88	0.82	1.22	2.11

Distributions
From net investment income	(0.37)	(0.35)	(0.36)	(0.15)	(0.36)
From net realized gains	(0.23)	(0.53)	(1.06)	—	—

Total distributions	(0.60)	(0.88)	(1.42)	(0.15)	(0.36)

Net Asset Value
End of period(b)	$14.19	$13.88	$12.88	$13.48	$12.41

Total Return(c),(d)	6.72%	15.27%	6.59%	9.96%	20.16%
Net Assets End of Period (000’s)	$393,632	$441,492	$462,906	$525,519	$249,184
Ratio and Supplemental Data
Expenses to average net assets(e)	0.83%	0.83%	0.85%	0.84%	0.82%
Net investment income (loss), to average net assets(e)	2.79%	2.70%	2.34%	2.88%	2.68%
Portfolio turnover rate(d)	45%	41%	58%	98%	53%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$14.31	$13.25	$13.86	$12.74	$11.08
Investment Operations
Net investment income (loss)	0.37	0.34	0.28	0.37	0.18
Net realized and unrealized gain (loss)	0.54	1.57	0.52	0.87	1.52

Total operations	0.91	1.91	0.80	1.24	1.70

Distributions
From net investment income	(0.35)	(0.32)	(0.35)	(0.12)	(0.04)
From net realized gains	(0.23)	(0.53)	(1.06)	—	—

Total distributions	(0.58)	(0.85)	(1.41)	(0.12)	(0.04)

Net Asset Value
End of period(b)	$14.64	$14.31	$13.25	$13.86	$12.74

Total Return(c),(d)	6.46%	15.04%	6.21%	9.83%	15.40%
Net Assets End of Period (000’s)	$7,484	$6,568	$5,240	$3,711	$462
Ratio and Supplemental Data
Expenses to average net assets(e)	1.08%	1.08%	1.10%	1.10%	1.09%
Net investment income (loss), to average net assets(e)	2.53%	2.45%	2.09%	2.81%	2.26%
Portfolio turnover rate(d)	45%	41%	58%	98%	53%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Transamerica Value Balanced (the “Fund”) share class commenced operations as follows:

Initial Class — January 3, 1995

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized

(e)	Annualized
The notes to the financial statements are an integral part of this report.

9

Transamerica Value Balanced
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Transamerica Value Balanced (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 18f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, under the supervision of the Board’s Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $6 are included in net realized gains in the Statement of Operations.
Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates. Dividend income is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Option contracts: The Fund may enter into options contracts to manage exposure to market fluctuations. Options are valued at the average of the bid and ask (“Mean Quote”) established each day at the close of the board of trade or exchange on which they are traded. The primary risks associated with options are imperfect correlation between the change in value of the securities held and the prices of the options contracts; the possibility of an illiquid market; and inability of the counterparty to meet the contracts terms. When the Fund writes a covered call or put option, an amount equal to the premium received by the Fund is included in the Fund’s Statement of Assets and Liabilities as an asset and as an equivalent liability. Options are marked-to-market daily to reflect the current value of the option written. The underlying face amounts of open contracts at December 31, 2007 are listed in the Schedule of Investments.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.—(continued)
Transactions in written call and put options were as follows:

	Premium	Contracts *
Balance at December 31, 2006	$4,266	39,491
Sales	3,966	31,900
Closing Buys	(3,078)	(23,250)
Expirations	(4,049)	(39,139)
Exercised	(1,105)	(9,002)
Balance at December 31, 2007	$0	0

*	Contracts not in thousands
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Transamerica Investment Management, LLC (“TIM”) is both an affiliate of the Fund and a sub-adviser to the Fund.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:

0.75% of the first $500 million of ANA
0.65% of the next $500 million of ANA
0.60% of ANA over $1 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $19. Amounts deferred under the Plan are unfunded against the general assets of ATST.

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.—(continued)
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $19. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$122,020
U.S. Government	69,710
Proceeds from maturities and sales of securities:
Long-term	188,004
U.S. Government	56,501
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, investment in partnership, REITs and capital loss carryforwards.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$(1 ,000)
Undistributed (accumulated) net realized gain (loss) from investment securities	$1,000
The capital loss carryforward utilized during the December 31, 2007 was $2,049.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$11,385
Long-term Capital Gain	17,278

2007 Distributions paid from:
Ordinary Income	12,884
Long-term Capital Gain	4,528
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$14,111

Undistributed Long-term Capital Gain	$26,836

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$(740)

Post October Currency Loss Deferral	$—

Net Unrealized Appreciation (Depreciation)	$71,820

12

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Value Balanced VP.

13

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Transamerica Value Balanced:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Transamerica Value Balanced (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

14

Transamerica Value Balanced
SUPPLEMENT TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $4,528 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

15

Transamerica Value Balanced
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Value Balanced (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance was good compared to its peer universe for the past 1-, 3- and 5-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of its provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund, and noted that the contractual management fees were still above average for the Fund’s peer group and universe, but by a relatively small margin. The Board noted that the Fund’s total expenses were above the median of the peer group, but below the median of the peer universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund, and that the Sub-Adviser’s soft dollar trading is consistent with applicable law, including best execution requirements in particular. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

16

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

17

Van Kampen Active International Allocation
MARKET ENVIRONMENT
For the twelve-month period ended December 31, 2007, international markets as measured by the Morgan Stanley Capital International EAFE Index (“MSCI-EAFE”) returned 11.63% in U.S. dollar terms. Among developed markets, Asia ex-Japan led the group, followed by Europe ex-United Kingdom (“UK”). Japan was the only major market with a negative return during the period, and the U.S. market had a modestly positive gain. The emerging markets again outperformed the developed regions. The major local currencies all gained against the U.S. dollar.
The U.S. economy continued to slow during the period. Consensus estimates for fourth quarter U.S. gross domestic product (“GDP”) continued to be revised lower, with broad-based weakening across the U.S. economy and the housing sector especially fragile.
European economic growth (excluding the UK) generally deteriorated as the year progressed, but ticked upward at year end. Inflationary pressures mounted due to energy and food price increases, and given these strong inflation readings, the European Central Bank (“ECB”) remained hawkish going into the new year. The UK economy also slowed during the quarter. The UK housing sector has been an issue — not due to overinvestment, but rather because of sharp price rises from greater demand than supply.
The Japanese economy was weak overall during the year. Housing starts have recovered from their lows and construction expectations are moving up. While real income growth is flat to down (i.e. still lousy), Japan’s unemployment rate fell again and headline inflation rose. We believe this should be a positive for Japan, but caution is warranted as core inflation is still negative. Japanese equities were the worst performing major market in the year, although the yen has rebounded from its lows. We believe relative equity valuations have been getting more and more compelling here.
Global equities faced increasing headwinds in the fourth quarter of 2007, which continued to buffet markets in early 2008. The U.S. sub-prime mortgage crisis clearly spread to other areas of the financial markets and mind-boggling write-offs were announced by many firms. The authorities have responded, but with less than conviction than the markets crave — and credit spreads have remained wide. While seemingly pedantic, the distinction between whether the U.S. is in (or entering) a recession or a mid-cycle slowdown is an important one. In general, a recession would mean rising unemployment, sharp earnings drops and a negative global stock market bias. A mid-cycle slowdown, on the other hand, would generally bring sideways employment, mildly negative to flat earnings, followed by economic resurgence and global equities moving decisively up, out of their multi-month trading range. While we remain in the mid-cycle slowdown camp, we are admittedly worried by poor recent stock market action, continued financial distress, falling earnings and poor economic numbers. Positive offsets to this are good corporate and consumer balance sheets/wealth, still decent disposable income growth, and very low real bond yields combined with (hopefully more) prospective rate cuts.
PERFORMANCE
For the year ended December 31, 2007, Van Kampen Active International Allocation, Initial Class returned 15.60%. By comparison its benchmark, the MSCI-EAFE, returned 11.63%.
STRATEGY REVIEW
Portfolio returns were aided by the allocation to Germany, Hong Kong, Singapore and the emerging markets. However, underexposure to consumer staples in the developed markets and the UK detracted from performance, as did the above Index allocation to Japan earlier in the year. The portfolio was underweight financials throughout the year.
At year end, we have positioned the portfolio more defensively — which we have been doing for the past couple quarters. We trimmed emerging market and cyclical positions, added to defensive sectors and raised cash to about 5% of the portfolio. With the exception of global financial and retailing sectors, we do not think a significant slowdown has been priced into global equities. We remain watchful.
Ann D. Thivierge
Portfolio Manager
Morgan Stanley Investment Management Inc.

AEGON/Transamerica Series Trust	Annual Report 2007

1

Van Kampen Active International Allocation
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	15.60%	20.15%	7.18%	6.70%	4/8/91
MSCI EAFE (USD)(1)	11.63%	22.08%	9.04%	8.31%	4/8/91

Service Class	15.27%	—%	—%	21.56%	5/1/03

NOTES

(1)	The Morgan Stanley Capital International-Europe, Australasia, and Far East (MSCI-EAFE) Index is a widely recognized unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.
International investing involves special risks including fluctuations, political instability and different financial accounting standards.

2

Van Kampen Active International Allocation
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,024.68	1.07%	$5.46
Hypothetical (b)	1,000.00	1,019.81	1.07	5.45

Service Class
Actual	1,000.00	1,023.47	1.32	6.73
Hypothetical (b)	1,000.00	1,018.55	1.32	6.72

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Region
At December 31, 2007
This chart shows the percentage breakdown by region of the Fund’s total investment securities.

3

Van Kampen Active International Allocation
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
CONVERTIBLE PREFERRED STOCKS (0.3%)
Australia (0.0%)
Bbi Eps, Ltd. , Convertible *	230	$	q
Brazil (0.1%)
All America Latina Logistica SA	20,300		263
Turkey (0.2%)
Turkiye Garanti Bankasi As	61,771		553

Total Convertible Preferred Stocks (cost $744)			816

PREFERRED STOCKS (1.6%)
Brazil (1.3%)
Aracruz Celulose SA Class B	3,914		28
Banco Bradesco SA	8,112		260
Banco Itau Holding Financeira SA	11,372		291
Brasil Telecom Participacoes SA	2,362		35
Centrais Eletricas Brasileiras SA Class B, ‡	2,256		29
Cia de Bebidas das Americas	3,179		230
Cia Energetica de Minas Gerais	2,951		54
Cia Vale do Rio Doce	25,506		727
Contax Participacoes SA	235		7
Embratel Participacoes SA (1)	4,412,694		17
Gerdau SA	3,587		105
Klabin SA	7,833		29
Petroleo Brasileiro SA	22,960		1,140
Sadia SA	42,003		239
Usinas Siderurgicas de Minas Gerais SA Class A	2,348		107
Vivo Participacoes SA	7,084		37
Votorantim Celulose e Papel SA	372		11
Germany (0.3%)
Henkel KGAA	3,104		175
Porsche AG	215		434
RWE AG	604		73
Volkswagen AG	1,584		233
Korea, Republic of (0.0%)
Samsung Electronics	62		28

Total Preferred Stocks (cost $2,220)			4,289

COMMON STOCKS (87.5%)
Australia (4.5%)
AGL Energy, Ltd.	5,245		61
Alumina, Ltd.	29,755		167
Amcor, Ltd.	23,105		140
AMP, Ltd.	15,002		131
Ansell, Ltd.	1,835		20
Apa Group	911		3
Asciano Group	2,862		18
Australia & New Zealand Banking Group, Ltd.	16,751		404
BHP Billiton, Ltd.	73,235		2,581
BlueScope Steel, Ltd.	20,404		173
Boral, Ltd.	15,307		82
Brambles, Ltd.	11,167		113
Caltex Australia, Ltd.	10,136		172
Coca-Cola Amatil, Ltd.	6,040		50
Commonwealth Bank of Australia	13,478		699
CSL, Ltd.	2,424		77
CSR, Ltd.	25,337		$69
Fairfax Media, Ltd.	11,649		48
Foster’s Group, Ltd.	23,028		133
Insurance Australia Group, Ltd.	19,171		69
Leighton Holdings, Ltd. ^	2,026		109
Lend Lease Corp., Ltd.	5,605		85
Macquarie Group, Ltd.	2,358		158
Macquarie Infrastructure Group	26,280		70
National Australia Bank, Ltd.	18,067		600
Newcrest Mining, Ltd.	8,522		248
OneSteel, Ltd.	14,572		79
Orica, Ltd.	7,489		209
Origin Energy, Ltd.	72,622		564
PaperlinX, Ltd.	11,828		28
QBE Insurance Group, Ltd.	7,831		229
Rio Tinto, Ltd. ^	6,659		783
Santos, Ltd.	53,330		661
Sonic Healthcare, Ltd.	1,548		23
Stockland REIT	413		3
Suncorp-Metway, Ltd.	6,220		92
Symbion Health, Ltd.	10,157		36
Tabcorp Holdings, Ltd.	4,577		59
Telstra Corp., Ltd.	24,350		100
Toll Holdings, Ltd.	2,895		29
Transurban Group ‡	8,674		52
Wesfarmers, Ltd. ‡	1,722		62
Wesfarmers, Ltd.	4,341		154
Westpac Banking Corp.	19,060		467
Woodside Petroleum, Ltd.	30,129		1,333
Woolworths, Ltd.	11,826		353
Austria (0.8%)
Andritz AG	1,028		62
Boehler-Uddeholm AG	599		61
Erste Bank DER Oesterreichischen Sparkassen AG	2,027		143
Flughafen Wien AG	386		45
Immofinanz AG	9,810		99
Mayr-Melnhof Karton AG	314		34
OMV AG	7,252		585
Raiffeisen International Bank Holding AG (1)	1,327		200
Telekom Austria AG	12,939		357
Verbund — Oesterreichische Elektrizitaetswirtschafts AG Class A	2,330		162
Voestalpine AG	2,600		186
Wiener Staedtische Versicherung AG	753		60
Wienerberger AG (1)	2,178		120
Belgium (0.7%)
AGFA-Gevaert NV	1,638		25
Bekaert SA	84		11
Belgacom SA	1,764		87
Delhaize Group	605		53
Dexia SA	15,324		386
Fortis	17,219		454
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
Belgium (continued)
InBev NV	3,145	$262
KBC Groep NV	2,107	296
Solvay SA Class A	848	119
UCB SA	1,637	74
Umicore	361	90
Bermuda (0.5%)
Cheung Kong Infrastructure Holdings, Ltd.	7,000	26
China Water Affairs Group, Ltd. ‡	422,806	260
Chow Sang Sang Holding	14,000	24
Cosco Pacific, Ltd.	38,000	101
Esprit Holdings, Ltd.	8,900	132
Frontline, Ltd.	950	45
Johnson Electric Holdings, Ltd.	24,018	13
Kerry Properties, Ltd.	4,987	40
LI & Fung, Ltd.	61,614	249
NWS Holdings, Ltd.	31,581	101
Rexcapital Financial Holdings, Ltd. ‡	218,789	42
Shangri-La Asia, Ltd.	9,125	29
Ship Finance International, Ltd.	205	6
Ship Finance International, Ltd. ^	306	9
Sinofert Holdings, Ltd.	218,000	204
YUE Yuen Industrial Holdings, Ltd.	7,000	25
Brazil (0.6%)
Banco Do Brasil SA	16,300	278
Cia Brasileira de Distribuicao Grupo PAO de Acucar	350	13
Cia de Bebidas das Americas	671	47
Cia Siderurgica Nacional SA	344	31
Empresa Brasileira de Aeronautica SA ‡	5,665	64
GOL Linhas Aereas Inteligentes SA ^	9,600	238
Lojas Renner SA	8,300	168
Perdigao SA ‡	9,900	246
Souza Cruz SA	2,373	64
Tele Norte Leste Participacoes SA	3,620	70
Unibanco — Uniao de Bancos Brasileiros SA ‡	2,050	286
Cayman Islands (0.2%)
Chaoda Modern Agriculture	48,600	44
China Infrastructure Machinery Holdings, Ltd.	55,000	87
China Resources Land, Ltd.	36,000	79
Hopewell Highway Infrastructure, Ltd.	83,425	72
Hutchison Telecommunications International, Ltd.	13,000	19
Kingboard Chemical Holdings, Ltd.	6,500	39
LI Ning Co., Ltd.	26,000	97
New World China Land, Ltd.	66,600	60
Prime Success International Group, Ltd.	91,900	68
Wasion Meters Group, Ltd.	43,225	26
China (0.9%)
Air China, Ltd.	32,000	$48
Aluminum Corp. of China, Ltd.	32,000	66
Angang Steel Co., Ltd. Class H	2,000	5
Anhui Expressway Co. Class H	90,000	83
Bank of China, Ltd. Class H	169,000	82
Bank of Communications Co., Ltd. Class H	111,000	155
China Communications Construction Co., Ltd. Class H	78,000	205
China Construction Bank Corp. Class H	414,444	351
China Cosco Holdings Co., Ltd. Class H	28,175	78
China Life Insurance Co., Ltd. Class H	55,000	285
China Petroleum & Chemical Corp. Class H	128,000	193
China Shenhua Energy Co., Ltd. Class H	26,500	158
China Shipping Development Co., Ltd. Class H	12,973	34
China Telecom Corp., Ltd.	122,000	97
Datang International Power Generation Co., Ltd. Class H	30,000	27
Dongfeng Motor Group Co., Ltd. Class H	31,581	22
Guangzhou R&F Properties Co., Ltd. Class H	8,000	29
Huaneng Power International, Inc. Class H	32,000	34
Jiangxi Copper Co., Ltd. Class H	11,000	27
PetroChina Co., Ltd.	122,000	217
Ping An Insurance Group Co. of China, Ltd. Class H	10,000	107
Shanghai Electric Group Co., Ltd. Class H	14,000	12
Sinopec Shanghai Petrochemical Co., Ltd. Class H	10,000	6
Yanzhou Coal Mining Co., Ltd. Class H	18,000	36
Zhejiang Expressway Co., Ltd. Class H	10,000	16
Zijin Mining Group Co., Ltd.	29,500	46
Colombia (0.1%)
Bancolombia SA	4,000	136
Denmark (0.6%)
Danske Bank A/S Class R	13,864	542
DSV A/S	3,000	66
GN Store Nord ‡	8,266	65
NOVO Nordisk A/S Class B	6,972	455
Novozymes A/S	786	89
Vestas Wind Systems A/S ‡	2,300	248
Finland (1.5%)
Cargotec Corp. Class B	646	30
Fortum OYJ	4,428	199
Kesko OYJ Class B	2,710	148
Kone OYJ Class B	1,292	90
Metso OYJ	6,741	365
The notes to the financial statements are an integral part of this report.

5

	Shares	Value
Finland (continued)
Neste Oil OYJ	1,357	$48
Nokia OYJ	62,681	2,408
Outokumpu OYJ	2,264	70
Rautaruukki OYJ	1,488	64
Sampo OYJ Class A	4,754	125
Stora ENSO OYJ Class R	9,824	147
Tietoenator OYJ	2,144	48
UPM-Kymmene OYJ	8,551	173
Uponor OYJ	495	12
Wartsila OYJ	796	60
France (7.6%)
Accor SA	3,853	308
Air Liquide	4,195	624
Alcatel-Lucent	27,203	197
Alstom	5,450	1,171
Arkema ‡	812	53
Atos Origin ‡	183	9
AXA SA	20,776	832
BNP Paribas	12,567	1,364
Bouygues	4,424	369
Business Objects SA ‡	673	41
Capital Gemini SA	2,418	152
Carrefour SA	7,048	549
Casino Guichard Perrachon SA	949	103
Cie de Saint-Gobain	4,028	380
Cie Generale D’Optique Essilor International SA	2,382	152
CNP Assurances	1,290	168
Credit Agricole SA	4,512	152
Dassault Systemes SA	627	37
France Telecom SA	23,361	841
Gecina SA REIT	562	88
Groupe Danone	5,254	472
Hermes International	2,605	329
Imerys SA	521	43
Klepierre REIT	1,422	73
Lafarge SA	3,680	670
Lagardere Sca	1,928	145
L’Oreal SA	2,958	424
LVMH Moet Hennessy Louis Vuitton SA	7,157	865
Michelin (C.G.D.E.) Class B	1,068	123
Neopost SA	763	79
Pernod-Ricard SA	121	28
Peugeot SA	1,217	92
PPR SA	635	102
Publicis Groupe	938	37
Renault SA	1,252	178
Safran SA	814	17
Sanofi-Aventis SA	12,591	1,159
Sanofi-Aventis	1,124	103
Schneider Electric SA	5,042	683
Societe BIC SA	377	27
Societe Generale	4,945	715
Societe Television Francaise (1)	2,955	$79
Sodexho Alliance SA	2,055	126
Suez SA	8,183	557
Suez SA	1,004	68
Technip SA	963	77
Thales SA	1,604	96
Thomson ‡	2,434	35
Total SA	39,322	3,267
Unibail-Rodamco	639	140
Valeo SA	886	36
Vallourec	606	164
Veolia Environnement	8,480	774
Vinci SA	3,684	273
Vivendi	8,819	405
Zodiac SA	138	9
Germany (7.7%)
Adidas AG	4,562	339
Allianz SE	6,029	1,299
Altana AG	1,045	25
Arcandor AG ‡	1,347	32
BASF AG	7,725	1,146
Bayer AG	9,909	906
Beiersdorf AG	2,141	166
Celesio AG	3,160	196
Commerzbank AG	10,236	389
Continental AG	2,232	292
Daimler AG	13,759	1,334
Deutsche Bank AG	3,328	435
Deutsche Boerse AG	3,199	631
Deutsche Lufthansa AG	3,854	103
Deutsche Post AG	12,131	417
Deutsche Postbank AG	933	83
Deutsche Telekom AG	53,028	1,167
E.ON AG	12,123	2,577
Fresenius Medical Care AG	7,406	398
Heidelberger Druckmaschinen AG	894	30
Hochtief AG	959	129
HYPO Real Estate Holding AG (1)	3,652	193
Infineon Technologies AG ‡	8,918	105
Linde AG	2,074	275
Man AG	2,610	433
Merck KGAA	1,085	140
Metro AG	5,026	423
Muenchener Rueckversicherungs AG	3,017	586
Puma AG Rudolf Dassler Sport	188	74
RWE AG	7,805	1,094
SAP AG	29,431	1,515
Siemens AG	13,606	2,163
Suedzucker AG	7,130	169
ThyssenKrupp AG	6,175	348
TUI AG ‡^	3,842	107
Volkswagen AG	2,642	607
The notes to the financial statements are an integral part of this report.

6

	Shares	Value
Greece (0.7%)
Alpha Bank A.E.	10,365	$378
EFG Eurobank Ergasias SA	5,852	206
National Bank of Greece SA	11,399	783
Opap SA	2,900	116
Piraeus Bank SA	10,100	394
Titan Cement Co. SA	900	41
Hong Kong (1.2%)
Agile Property Holdings, Ltd.	71,444	130
Bank of East Asia, Ltd.	14,967	102
BOC Hong Kong Holdings, Ltd.	34,000	95
Cathay Pacific Airways, Ltd.	10,000	26
Cheung Kong Holdings, Ltd. ‡	14,000	259
China Resources Enterprise	30,000	129
China Travel International INV Hk, Ltd.	190,000	125
CLP Holdings, Ltd.	16,003	109
Guangdong Investment, Ltd.	356,000	203
Hang Lung Properties, Ltd.	54,000	245
Hang Seng Bank, Ltd.	6,700	138
Henderson Land Development Co., Ltd.	7,000	66
Hong Kong & China Gas Co.	39,610	122
Hong Kong Exchanges and Clearing, Ltd.	10,000	284
HongKong Electric Holdings	13,000	75
Hopewell Holdings, Ltd.	6,000	28
Hutchison Whampoa International, Ltd. ‡	19,920	226
Hysan Development Co., Ltd. ‡	8,362	24
Link (The) REIT	15,813	34
MTR Corp.	13,939	51
New World Development, Ltd. ‡	23,016	82
PCCW, Ltd.	35,220	21
Sino Land Co.	11,287	40
Sun Hung KAI Properties, Ltd.	19,500	414
Swire Pacific, Ltd.‡	8,500	117
Techtronic Industries Co.	11,000	11
Television Broadcasts, Ltd.	3,000	18
Wharf Holdings, Ltd. ‡	12,016	63
India (1 .1%)
ABB, Ltd./India	980	38
Associated Cement Co., Ltd.	254	7
Axis Bank, Ltd.	1,600	39
Bajaj Auto, Ltd.	404	27
Bharat Forge, Ltd.	856	8
Bharat Heavy Electricals, Ltd.	1,745	114
Bharti Airtel, Ltd.:	9,713	245
Cipla, Ltd.	1,590	9
Dish Tv India, Ltd.‡	1,022	3
Dr. Reddy’s Laboratories, Ltd.	1,315	25
Gail India, Ltd.	3,347	46
Glenmark Pharmaceuticals, Ltd.	1,056	16
Grasim Industries, Ltd.	515	48
HDFC Bank, Ltd.	2,495	109
Hero Honda Motors, Ltd.	1,073	19
Hindalco Industries, Ltd.	7,000	38
Hindustan Lever, Ltd.	10,629	$58
Housing Development Finance Corp.	2,364	172
ICICI Bank, Ltd. ^	1,400	86
ICICI Bank, Ltd.	8,076	252
I-Flex Solutions, Ltd. ‡	156	6
Infosys Technologies, Ltd.	5,096	229
ITC, Ltd.	14,100	75
Larsen & Toubro, Ltd.	1,335	141
Mahindra & Mahindra, Ltd.	1,340	29
Maruti Udyog, Ltd.	907	23
Oil & Natural Gas Corp., Ltd.	3,133	98
Ranbaxy Laboratories, Ltd.	1,939	21
Reliance Communications, Ltd.	16,300	309
Reliance Energy, Ltd.	351	19
Reliance Industries, Ltd.	5,792	423
Satyam Computer Services, Ltd.	5,983	68
Sun Pharma Advanced Research Co., Ltd. ‡	407	2
Sun Pharmaceuticals Industries, Ltd.	416	13
Tata Consultancy Services, Ltd.	1,655	45
Tata Motors, Ltd.	2,476	47
Tata Steel, Ltd. (1)	1,734	41
Wipro, Ltd.	2,585	34
Wire And Wireless India, Ltd. ‡	889	2
ZEE Entertainment Enterprises, Ltd.	2,670	22
ZEE News, Ltd. ‡	803	2
Indonesia (0.5%)
Bank Central Asia	478,500	367
Bank Mandiri Persero	210,500	77
Bank Rakyat Indonesia	132,000	103
Bumi Resources	464,500	291
Astra International	74,000	212
United Tractors	323,000	368
Italy (0.7%)
Assicurazioni Generali SpA	14,937	676
Bulgari SpA	6,158	87
Intesa Sanpaolo SpA	47,583	374
Unicredito Italiano SpA	88,001	724
Unione DI Banche Italiane Scpa	2,406	66
Japan (18.4%)
77 Bank, Ltd. (The)	11,000	68
ACOM Co., Ltd.	440	9
Advantest Corp.	4,300	122
AEON Co., Ltd.	9,600	140
AEON Credit Service Co., Ltd.	500	7
Aiful Corp. ^	425	7
Ajinomoto Co., Inc.	13,000	147
ALPS Electric Co., Ltd.	3,300	43
Amada Co., Ltd.	7,000	61
Asahi Breweries, Ltd.	6,600	111
Asahi Glass Co., Ltd.	24,000	317
Asahi Kasei Corp.	22,000	145
Asatsu-DK, Inc.	300	8
The notes to the financial statements are an integral part of this report.

7

	Shares	Value
Japan (continued)
Astellas Pharma, Inc.	8,800	$382
Bank of Kyoto, Ltd. (The)	9,000	107
Bank of Yokohama, Ltd. (The)	36,000	251
Benesse Corp.	600	25
Bridgestone Corp.	18,000	318
Canon, Inc.	18,550	849
Casio Computer Co., Ltd.	8,100	94
Central Japan Railway Co.	33	281
Chiba Bank, Ltd. (The)	22,000	177
Chiyoda Corp.	5,000	56
Chubu Electric Power Co., Inc.	8,800	229
Chugai Pharmaceutical Co., Ltd.	5,302	76
Chuo Mitsui Trust Holdings, Inc.	19,000	145
Citizen Holdings Co., Ltd.	6,900	67
COMSYS Holdings Corp.	4,000	33
Credit Saison Co., Ltd.	1,100	30
CSK Holdings Corp.	1,500	48
DAI Nippon Printing Co., Ltd.	8,000	117
Daicel Chemical Industries, Ltd.	3,000	18
Daiichi Sankyo Co., Ltd.	12,056	371
Daikin Industries, Ltd.	3,700	206
Dainippon Ink & Chemical, Inc.	12,000	60
Daito Trust Construction Co., Ltd.	3,100	170
Daiwa House Industry Co., Ltd.	18,000	230
Daiwa Securities Group, Inc.	32,000	287
Denki Kagaku Kogyo K K	7,000	30
Denso Corp.	13,000	529
Dowa Mining Co., Ltd.	9,000	63
East Japan Railway Co.	77	633
Ebara Corp.	7,000	24
Eisai Co., Ltd.	4,300	168
Familymart Co., Ltd.	1,200	38
Fanuc, Ltd.	3,700	359
Fast Retailing Co., Ltd.	2,000	143
Fuji Electric Holdings Co., Ltd.	4,000	14
Fuji Soft, Inc.	900	14
Fujifilm Holdings Corp.	9,100	381
Fujikura, Ltd.	5,000	25
Fujitsu, Ltd.	34,000	227
Fukuoka Financial Group, Inc.	19,000	111
Furukawa Electric Co., Ltd.	14,000	54
Hirose Electric Co., Ltd.	600	69
Hitachi Construction Machinery Co., Ltd.	700	21
Hitachi, Ltd.	61,000	453
Hokuhoku Financial Group, Inc.	35,000	101
Honda Motor Co., Ltd.	31,100	1,027
Hoya Corp.	7,400	234
Ibiden Co., Ltd.	2,300	159
Ihi Corp.	22,000	45
Index Holdings	26	8
INPEX Holdings, Inc.	8	87
Isetan Co., Ltd.	3,800	51
ITOCHU Corp.	33,000	318
ITOCHU Techno-Solutions Corp.	700	$23
J Front Retailing Co., Ltd. ‡	7,000	62
Japan Airlines Corp. ‡^	16,000	36
Japan Real Estate Investment Corp. Class A REIT	20	248
Japan Retail Fund Investment Corp. Class A REIT	14	99
Japan Tobacco, Inc.	88	520
JFE Holdings, Inc.	6,900	346
JGC Corp.	6,000	103
Joyo Bank, Ltd. (The)	24,000	134
JS Group Corp.	4,400	70
JSR Corp.	2,800	72
Kajima Corp.	25,000	81
Kaneka Corp.	5,000	41
Kansai Electric Power Co., Inc. (The)	16,900	394
KAO Corp.	13,000	391
Kawasaki Heavy Industries, Ltd.	22,000	64
Keihin Electric Express Railway Co., Ltd.	6,000	37
KEIO Corp.	2,000	12
Keyence Corp.	720	177
Kikkoman Corp.	3,000	41
Kintetsu Corp.	36,000	112
Kirin Holdings Co., Ltd.	19,000	279
Kobe Steel, Ltd.	38,000	123
Komatsu, Ltd.	21,400	574
Konami Corp.	2,300	75
Konica Minolta Holdings, Inc.	9,000	158
Kubota Corp.	32,000	215
Kuraray Co., Ltd.	6,500	78
Kurita Water Industries, Ltd.	4,800	145
Kyocera Corp.	3,000	265
Kyowa Hakko Kogyo Co., Ltd.	6,011	64
Kyushu Electric Power Co., Inc.	5,100	125
Lawson, Inc.	800	28
Leopalace21 Corp.	3,300	89
Mabuchi Motor Co., Ltd.	500	30
Marubeni Corp.	61,000	427
Marui Group Co., Ltd.	8,200	81
Matsui Securities Co., Ltd.	4,400	34
Matsushita Electric Industrial Co., Ltd.	42,000	861
Matsushita Electric Works, Ltd.	7,000	77
Meiji Seika Kaisha, Ltd.	3,000	13
Meitec Corp.	300	9
Millea Holdings, Inc.	15,548	522
Minebea Co., Ltd.	8,000	51
Mitsubishi Chemical Holdings Corp.	15,500	118
Mitsubishi Corp.	28,700	777
Mitsubishi Electric Corp.	42,000	435
Mitsubishi Estate Co., Ltd.	31,000	739
Mitsubishi Heavy Industries, Ltd.	71,000	302
Mitsubishi Materials Corp.	35,000	148
The notes to the financial statements are an integral part of this report.

8

	Shares	Value
Japan (continued)
Mitsubishi Rayon Co., Ltd.	9,000	$43
Mitsubishi UFJ Financial Group, Inc.	199,340	1,880
Mitsui & Co., Ltd.	34,000	710
Mitsui Chemicals, Inc.	8,000	52
Mitsui Fudosan Co., Ltd.	23,000	496
Mitsui Mining & Smelting Co., Ltd.	21,000	84
Mitsui O.S.K. Lines, Ltd.	2,000	25
Mitsui Sumitomo Insurance Co., Ltd.	27,000	261
Mitsukoshi, Ltd.	4,000	18
Mizuho Financial Group, Inc.	232	1,105
Murata Manufacturing Co., Ltd.	3,600	207
NEC Corp.	38,000	175
NEC Electronics Corp. ‡	1,100	26
NET One Systems Co., Ltd.	16	18
NGK Insulators, Ltd.	8,000	215
NGK Spark Plug Co., Ltd.	5,000	87
Nidec Corp.	2,100	152
Nikon Corp.	6,000	204
Nintendo Co., Ltd.	1,500	881
Nippon Building Fund, Inc. Class A REIT	20	279
Nippon Electric Glass Co., Ltd.	6,000	98
Nippon Express Co., Ltd.	19,000	97
Nippon Meat Packers, Inc.	3,000	30
Nippon Mining Holdings, Inc.	11,500	73
Nippon Oil Corp.	32,000	259
Nippon Paper Group, Inc.	52	157
Nippon Sheet Glass Co., Ltd.	8,000	40
Nippon Steel Corp.	93,000	569
Nippon Telegraph & Telephone Corp.	54	268
Nippon Yusen Kabushiki Kaisha	22,000	173
Nishi-Nippon City Bank, Ltd. (The)	10,000	25
Nissan Chemical Industries, Ltd.	3,000	39
Nissan Motor Co., Ltd.	45,500	497
Nisshin Seifun Group, Inc.	5,500	55
Nissin Food Products Co., Ltd.	1,600	52
Nitto Denko Corp.	4,500	237
Nomura Holdings, Inc.	46,600	781
Nomura Research Institute, Ltd.	2,400	79
NSK, Ltd.	14,000	144
NTN Corp.	10,000	87
NTT Data Corp.	26	115
NTT DoCoMo, Inc.	78	128
Obayashi Corp.	20,000	100
OBIC Co., Ltd.	170	31
OJI Paper Co., Ltd.	21,000	103
Oki Electric Industry Co., Ltd. ‡^	12,000	19
Okumura Corp.	5,000	24
Olympus Corp.	3,000	122
Omron Corp.	4,200	99
Onward Kashiyama Co., Ltd.	3,000	31
Oracle Corp.	1,000	44
Oriental Land Co., Ltd.	1,400	84
Osaka Gas Co., Ltd.	41,000	161
Pioneer Corp.	3,100	$28
Promise Co., Ltd.	600	15
Resona Holdings, Inc.	120	213
Ricoh Co., Ltd.	11,000	201
ROHM Co., Ltd.	3,200	278
Sanken Electric Co., Ltd.	3,000	16
Sanyo Electric Co., Ltd. ‡	36,000	49
SBI E*Trade Securities Co., Ltd.	46	42
Secom Co., Ltd.	2,800	153
Seiko Epson Corp.	2,200	47
Sekisui Chemical Co., Ltd.	7,000	47
Sekisui House, Ltd.	20,000	214
Seven & I Holdings Co., Ltd.	14,060	409
Sharp Corp.	18,000	321
Shimachu Co., Ltd.	1,200	34
Shimamura Co., Ltd.	500	42
Shimano, Inc.	1,700	61
Shimizu Corp.	20,000	87
Shin-Etsu Chemical Co., Ltd.	7,500	466
Shinko Securities Co., Ltd.	14,000	57
Shinsei Bank, Ltd.	30,000	109
Shionogi & Co., Ltd.	6,000	106
Shiseido Co., Ltd.	6,000	142
Shizuoka Bank, Ltd. (The)	19,000	208
Showa Denko KK	12,000	43
Showa Shell Sekiyu KK	1,700	19
SMC Corp./Japan	1,300	155
Softbank Corp.	17,900	367
Sompo Japan Insurance, Inc.	18,000	161
Sony Corp.	14,400	785
Stanley Electric Co., Ltd.	1,000	25
Sumitomo Bakelite Co., Ltd.	3,000	18
Sumitomo Chemical Co., Ltd.	26,000	230
Sumitomo Corp.	21,600	302
Sumitomo Electric Industries, Ltd.	13,700	216
Sumitomo Heavy Industries, Ltd.	8,000	73
Sumitomo Metal Industries, Ltd.	53,000	242
Sumitomo Metal Mining Co., Ltd.	20,000	338
Sumitomo Mitsui Financial Group, Inc. ^	144	1,066
Sumitomo Realty & Development Co., Ltd.	11,000	269
Sumitomo Trust & Banking Co., Ltd. (The)	39,000	257
T&D Holdings, Inc.	4,900	249
Taiheiyo Cement Corp.	12,000	28
Taisei Corp.	25,000	67
Taisho Pharmaceutical Co., Ltd.	2,911	56
Taiyo Yuden Co., Ltd.	1,000	16
Takashimaya Co., Ltd.	8,000	96
Takeda Pharmaceutical Co., Ltd.	14,600	853
Takefuji Corp.	730	18
TDK Corp.	2,300	169
Teijin, Ltd.	17,000	72
Terumo Corp.	4,100	214
THK Co., Ltd.	800	16
The notes to the financial statements are an integral part of this report.

9

	Shares	Value
Japan (continued)
TIS, Inc.	800	$14
Tobu Railway Co., Ltd.	21,000	98
Toho Co., Ltd./Tokyo	800	18
Tohoku Electric Power Co., Inc.	8,100	182
Tokyo Broadcasting System, Inc.	2,100	45
Tokyo Electric Power Co., Inc. (The)	26,900	696
Tokyo Electron, Ltd.	4,500	274
Tokyo Gas Co., Ltd.	45,000	210
Tokyo Tatemono Co., Ltd.	8,000	75
Tokyu Corp.	23,000	150
TonenGeneral Sekiyu KK	8,000	79
Toppan Printing Co., Ltd.	8,000	78
Toray Industries, Inc.	22,000	171
Toshiba Corp. ^	62,000	458
Tosoh Corp.	8,000	34
Toto, Ltd. ^	10,000	79
Toyo Seikan Kaisha, Ltd.	3,100	55
Toyota Industries Corp.	1,900	77
Toyota Motor Corp.	50,300	2,679
Trend Micro, Inc.	2,000	71
Uni-Charm Corp.	400	25
Uniden Corp.	1,000	6
UNY Co., Ltd.	1,000	8
Ushio, Inc.	1,000	22
West Japan Railway Co.	4	20
Yahoo! Japan Corp.	328	146
Yamada Denki Co., Ltd.	2,160	244
Yamaha Corp.	1,900	43
Yamaha Motor Co., Ltd.	700	17
Yamato Holdings Co., Ltd.	5,000	72
Yamazaki Baking Co., Ltd.	1,000	10
Yokogawa Electric Corp.	4,100	45
Jersey, C.I. (0.0%)
Experian Group, Ltd.	7,320	58
Meinl European Land, Ltd. ‡	3,219	44
Korea, Republic of (0.4%)
Daelim Industrial Co.	100	19
Daewoo Shipbuilding & Marine Engineering Co., Ltd. ‡	340	19
Doosan Heavy Industries And Construction Co., Ltd.	130	17
Doosan Infracore Co., Ltd.	370	12
GS Engineering & Construction Corp.	160	26
Hana Financial Group, Inc.	490	26
Hyundai Engineering & Construction Co., Ltd. ‡	240	22
Hyundai Heavy Industries Co., Ltd.	120	56
Hyundai Mipo Dockyard	40	12
Hyundai Mobis	140	13
Hyundai Motor Co.	470	36
KIA Motors Corp. ‡	960	10
Kookmin Bank	1,050	$77
Korea Electric Power Corp.	920	39
Korean Air Lines Co., Ltd.	210	17
KT Corp.	850	44
KT&G Corp.	440	37
LG Chem, Ltd.	260	25
LG Electronics, Inc.	310	33
LG.Philips LCD Co., Ltd. ‡	350	18
NHN Corp. ‡	145	35
POSCO	230	139
Samsung Corp.	470	36
Samsung Electronics Co., Ltd.	355	209
Samsung Engineering Co., Ltd.	130	13
Samsung Fire & Marine Insurance Co., Ltd.	120	32
Samsung Securities Co., Ltd.	250	24
Shinhan Financial Group Co., Ltd.	1,170	66
Shinsegae Co., Ltd.	58	45
SK Corp.	80	17
S-Oil Corp.	180	15
Luxembourg (0.4%)
Arcelor (1)	14,021	1,090
Malaysia (0.2%)
IJM Corp. Berhad ‡	74,000	193
IOI Corp. BHD ‡	63,300	148
Kuala Lumpur Kepong BHD ‡	14,400	76
Mexico (0.2%)
Corp. Geo SAB de CV Series B, Class B ‡	22,900	66
Desarrolladora Homex SAB de CV ‡	2,100	104
Grupo Financiero Banorte SAB de CV Class O	57,100	236
URBI Desarrollos Urbanos SA de CV ‡	11,600	40
Wal-Mart de Mexico SAB de CV Series V, Class V	46,700	163
Netherlands (3.4%)
AKZO Nobel NV	3,688	295
ASML Holding NV ‡	7,782	246
Corio NV REIT	1,098	89
European Aeronautic Defense and Space Co.	3,760	120
Heineken NV	14,633	946
ING Groep NV	22,256	870
James Hardie Industries NV	12,239	69
Koninklijke DSM	2,113	100
Koninklijke Philips Electronics NV	14,448	624
OCE NV	1,999	36
Qiagen NV ‡	2,303	50
Reed Elsevier NV ‡	9,168	183
Royal Dutch Shell PLC Class A	62,892	2,643
Royal KPN NV	27,721	504
STMicroelectronics NV	12,420	178
TNT NV	14,999	620
The notes to the financial statements are an integral part of this report.

10

	Shares	Value
Netherlands (continued)
Unilever NV	29,687	$1,092
Wereldhave NV REIT	447	49
Wolters Kluwer NV	5,098	168
New Zealand (0.0%)
Telecom Corp. of New Zealand, Ltd.	4,768	16
Norway (1.4%)
DNB NOR ASA	6,404	97
Norsk Hydro ASA	12,940	184
Norske Skogindustrier ASA ^	2,900	24
Orkla ASA	11,150	214
Renewable Energy Corp. As ‡	3,500	176
Statoil ASA	64,356	1,985
Tandberg ASA	3,196	66
Telenor ASA ‡	11,500	273
Yara International ASA	13,847	637
Philippines (0.6%)
Ayala Corp.	12,070	163
Ayala Land, Inc.	910,604	309
Banco de Oro-Epci, Inc.	74,601	109
Bank of The Philippine Islands	105,510	157
Globe Telecom, Inc.	2,500	95
Manila Electric Co.	42,400	84
Megaworld Corp.	835,000	74
Metropolitan Bank & Trust	37,600	49
Philippine Long Distance Telephone Co.	4,650	356
Pnoc Energy Development Corp.	566,188	88
SM Investments Corp.	13,610	111
SM Prime Holdings, Inc.	343,000	83
Poland (0.6%)
Agora SA	1,257	28
Bank Bph SA	319	13
Bank Pekao SA	5,495	507
Bank Zachodni WBK SA	877	89
Grupa Kety SA	43	3
KGHM Polska Miedz SA	4,349	186
Polski Koncern Naftowy Orlen ‡	10,198	215
Powszechna Kasa Oszczednosci Bank Polski SA	12,748	272
Prokom Software SA	380	20
Telekomunikacja Polska SA	23,583	215
Portugal (0.2%)
Banco Comercial Portugues SA	38,473	164
Brisa Class V	5,252	77
Energias de Portugal SA	548	4
Portugal Telecom SGPS SA	10,587	138
PT Multimedia Servicos de Telecomunicacoes E Multimedia SGPS SA	5,032	70
Russian Federation (1.8%)
Gazprom OAO	17,615	987
LUKOIL	6,809	574
MMC Norilsk Nickel	2,681	721
Mobile Telesystems OJSC	3,900	397
Novolipetsk Steel OJSC	2,900	$116
OAO Gazprom	4,737	269
Polyus Gold Co. ^	2,200	101
Sberbank	279	155
Severstal	5,600	130
Surgutneftegaz	1,600	99
Surgutneftegaz ^	3,200	193
Tatneft	1,400	169
Unified Energy System ‡	1,748	227
Vimpel-Communications	10,000	416
Wimm-Bill-Dann Foods OJSC	1,600	210
Singapore (2.0%)
Ascendas Real Estate Investment Trust REIT ‡	39,000	67
Capitaland, Ltd.	44,000	192
CapitaMall Trust REIT ‡	31,800	76
Chartered Semiconductor Manufacturing, Ltd. ‡	52,000	35
City Developments, Ltd.	19,484	192
ComfortDelgro Corp., Ltd.	69,598	89
Cosco Corp. Singapore, Ltd.	31,000	124
Creative Technology, Ltd.	3,450	15
DBS Group Holdings, Ltd.	39,788	572
Fraser And Neave, Ltd.	42,000	172
Hyflux, Ltd.	24,000	53
Jardine Cycle & Carriage, Ltd.	5,013	76
Keppel Corp., Ltd.	40,000	361
Keppel Land, Ltd.	14,000	71
K-REIT Asia REIT ‡	2,600	4
Neptune Orient Lines, Ltd.	24,000	65
Olam International, Ltd.	38,000	76
Oversea-Chinese Banking Corp.	89,568	516
Parkway Holdings, Ltd.	23,000	63
Raffles Education Corp., Ltd.	6,486	14
SembCorp Industries, Ltd.	31,617	127
SembCorp Marine, Ltd.	29,400	83
Singapore Airlines, Ltd.	19,269	233
Singapore Exchange, Ltd.	27,713	258
Singapore Land, Ltd.	8,000	44
Singapore Post, Ltd.	56,000	44
Singapore Press Holdings, Ltd.	55,622	174
Singapore Technologies Engineering, Ltd.	49,184	128
Singapore Telecommunications, Ltd.	259,482	721
United Overseas Bank, Ltd.	41,219	570
Uol Group, Ltd.	22,651	71
Venture Corp., Ltd.	9,879	88
South Africa (0.0%)
Mondi, Ltd.	3,762	36
Spain (2.4%)
Altadis SA	8,105	588
Antena 3 de Television SA ^	1,622	25
Banco Bilbao Vizcaya Argentaria SA	30,636	746
The notes to the financial statements are an integral part of this report.

11

	Shares	Value
Spain (continued)
Banco Popular Espanol SA ^	8,474	$144
Banco Santander Central Hispano SA	53,326	1,152
Gamesa Corp. Tecnologica SA	3,180	147
Iberdrola SA ‡	16,544	251
Inditex SA	2,351	142
Indra Sistemas SA	1,323	36
Repsol YPF SA	11,196	399
Telefonica SA	87,450	2,835
Sweden (2.1%)
Alfa Laval AB	300	17
ASSA Abloy AB Class B	4,627	93
Atlas Copco AB Class A	39,738	591
Atlas Copco AB Class B	6,600	90
Electrolux AB Series B, Class B	2,840	47
Eniro AB	2,049	18
Getinge AB Class B	4,049	108
Hennes & Mauritz AB Class B	4,530	274
Holmen AB Class B	850	31
Husqvarna AB Class B	2,840	34
Husqvarna AB Class A	852	10
Modern Times Group AB Class B	1,151	80
Nordea Bank AB	45,137	756
Sandvik AB	38,855	666
Scania AB Class B	5,600	133
Skandinaviska Enskilda Banken AB Class A	7,621	195
Skanska AB Class B	5,344	100
SKF AB	3,632	61
SSAB Svenskt Stal AB Series A, Class A	3,000	81
Svenska Cellulosa AB Class B	9,300	164
Svenska Handelsbanken AB Class A	12,760	408
Swedish Match AB	5,766	137
Tele2 AB Class B	1,950	39
Telefonaktiebolaget LM Ericsson Class B	321,705	753
TeliaSonera AB	23,635	221
Volvo AB Class A	7,045	117
Volvo AB Class B	15,210	255
Switzerland (5.7%)
ABB, Ltd.	11,600	334
ABB, Ltd.	28,850	832
Ciba Specialty Chemicals AG	1,038	48
Clariant AG ‡	3,520	33
Compagnie Financiere Richemont SA Class A	18,945	1,294
Credit Suisse Group	8,042	484
Geberit AG	560	76
Givaudan SA	93	90
Holcim, Ltd.	4,455	475
Keuhne & Nagel International	419	40
Kudelski SA	690	14
Logitech International SA ‡	3,894	142
Lonza Group AG	597	$72
Micronas Semiconductor Hold ‡	594	6
Nestle SA	9,161	4,207
Nobel Biocare Holding AG	911	243
Novartis AG	30,706	1,679
Oc Oerlikon Corp. AG ‡	116	48
Roche Holding AG	9,234	1,596
Schindler Holding AG	1,340	86
Straumann Holding AG	390	107
Swatch Group AG	2,122	638
Swatch Group AG	888	52
Swiss Reinsurance	7,837	554
Swisscom AG	299	117
Syngenta AG	3,101	787
UBS AG	14,392	664
Zurich Financial Services AG	1,004	295
Thailand (0.1%)
Banpu PCL ‡	14,100	171
Turkey (1.2%)
Akbank TAS	66,756	495
Aksigorta AS	11,053	65
Anadolu EFES Biracilik VE Malt Sanayii As	15,415	183
Arcelik	8,700	61
Dogan Sirketler Grubu Holdings ‡	35,790	68
Dogan Yayin Holding ‡	16,620	68
Eregli Demir VE Celik Fabrikalari TAS	26,114	229
Ford Otomotiv Sanayi AS	9,863	102
Haci OMER Sabanci Holding As	31,617	174
KOC Holding AS ‡	27,385	148
Migros Turk TAS	6,503	127
Trakya CAM Sanayi As	1	q
Tupras Turkiye Petrol Rafine	8,236	241
Turk Sise VE CAM Fabrikalari As	30,986	62
Turkcell Iletisim Hizmet AS	34,174	373
Turkiye Is Bankasi Class C	83,579	524
Turkiye Vakiflar Bankasi Tao Class D	50,675	179
Yapi VE Kredi Bankasi As ‡	41,883	147
United Kingdom (16.4%)
3i Group PLC	6,962	139
Aegis Group PLC	10,618	25
AMEC PLC	4,244	71
Anglo American PLC	30,829	1,890
Arm Holdings PLC	24,470	60
Arriva PLC	1,921	30
AstraZeneca PLC	26,399	1,137
Aviva PLC	51,358	688
BAE Systems PLC	50,551	501
Balfour Beatty PLC	8,297	82
Barclays PLC	85,110	854
Barratt Developments PLC	2,360	21
BBA Aviation PLC	7,008	29
Berkeley Group Holdings PLC	1,109	30
The notes to the financial statements are an integral part of this report.

12

	Shares	Value
United Kingdom (continued)
BG Group PLC	56,375	$1,291
BHP Billiton PLC	49,272	1,516
Biffa PLC	7,594	50
BP PLC	279,819	3,426
British Airways PLC ‡	8,169	50
British American Tobacco PLC	26,450	1,035
British Land Co. PLC REIT	5,848	110
British Sky Broadcasting Group PLC	25,835	318
BT Group PLC Class A	137,941	749
Bunzl PLC	6,075	86
Burberry Group PLC	12,006	136
Cadbury Schweppes PLC	25,723	318
Capita Group PLC	2,000	28
Carnival PLC	3,342	148
Centrica PLC	36,480	261
Close Brothers Group PLC	3,977	75
Cobham PLC	17,722	74
Compass Group PLC	40,407	248
CSR PLC ‡	2,347	28
Daily Mail & General Trust	4,130	41
Diageo PLC	48,719	1,047
DSG International PLC	18,341	36
Electrocomponents PLC	8,861	37
EMAP PLC	2,876	53
Enterprise Inns PLC	13,734	133
Fiberweb PLC	2,085	2
FirstGroup PLC	6,306	102
Friends Provident PLC	38,246	124
GKN PLC	6,509	37
GlaxoSmithKline PLC	90,338	2,300
Group 4 Securicor PLC	3,563	17
Hammerson PLC REIT	3,192	65
Hays PLC	4,978	11
HBOS PLC	50,950	745
Home Retail Group PLC	7,805	51
HSBC Holdings PLC	138,026	2,313
ICAP PLC	1,517	22
IMI PLC	6,643	52
Imperial Chemical Industries PLC	15,325	204
Imperial Tobacco Group PLC	12,173	657
Intercontinental Hotels Group PLC	6,680	118
International Personal Finance	798	3
International Power PLC	4,604	42
Invensys PLC ‡	1,777	8
J Sainsbury PLC	17,056	144
Johnson Matthey PLC	6,608	247
Kelda Group PLC (1)	6,287	136
KESA Electricals PLC	2,470	11
Kingfisher PLC	11,088	32
Ladbrokes PLC	10,893	70
Land Securities Group PLC REIT	5,236	157
Legal & General Group PLC	131,530	342
Liberty International PLC REIT	2,962	64
Lloyds TSB Group PLC	85,115	$800
LogicaCMG PLC	15,691	37
London Stock Exchange Group PLC	858	34
Man Group PLC	21,881	248
Marks & Spencer Group PLC	15,040	168
Meggitt PLC	7,991	53
Misys PLC	7,450	27
Mondi PLC	9,407	80
National Express Group PLC	1,908	47
National Grid PLC	46,428	771
Next PLC	2,340	76
Pearson PLC	9,935	145
Persimmon PLC	2,486	40
Provident Financial PLC	399	7
Prudential PLC	37,714	535
Punch Taverns PLC	4,892	74
Reckitt Benckiser Group PLC ‡	14,980	869
Reed Elsevier PLC	15,707	212
Rentokil Initial PLC	5,658	14
Resolution PLC	621	9
Reuters Group PLC	18,431	234
Rexam PLC	8,365	70
Rio Tinto PLC	23,025	2,437
Rolls-Royce Group PLC	28,832	313
Royal Bank of Scotland Group PLC	130,111	1,150
Royal Dutch Shell PLC Class B	43,934	1,828
Sabmiller PLC	9,331	263
Sage Group PLC	22,155	101
Schroders PLC	2,146	56
Scottish & Southern Energy PLC	14,577	475
Segro PLC REIT	4,495	42
Serco Group PLC	1,448	13
Severn Trent PLC	4,776	145
Signet Group PLC	14,749	20
Smith & Nephew PLC	15,973	184
Smiths Group PLC	5,716	115
Stagecoach Group PLC	4,640	26
Tate & Lyle PLC	8,917	79
Taylor Wimpey PLC	11,144	45
Tesco PLC	97,818	929
Tomkins PLC	14,810	52
Unilever PLC	16,952	638
United Business Media PLC	3,359	43
United Utilities PLC	2,726	41
Vodafone Group PLC	857,729	3,206
Whitbread PLC	3,796	106
William Hill PLC	7,914	83
Wolseley PLC	9,102	134
WPP Group PLC	31,203	402
Xstrata PLC	15,582	1,101
Yell Group PLC	8,382	67
The notes to the financial statements are an integral part of this report.

13

	Shares	Value
United States (0.1%)
Synthes, Inc.	1,925	$239

Total Common Stocks (cost $169,175)		231,876

Total Securities Lending Collateral (cost $3,389) (2)		3,389

RIGHTS (0.0%)
Japan (0.0%)
Dowa Holdings Co Ltd. (1)	10,000	q

Total Rights (cost $ q)		q

Total Investment Securities (cost $175,528) #		$240,370

FUTURES CONTRACTS:

				Net Unrealized
		Settlement		Appreciation
	Contracts (•)	Date	Amount	(Depreciation)
CAC40 10 Euro	32	01/18/2008	$1,799	$46
DAX Index	27	03/20/2008	5,498	123
FTSE 100 Index	25	03/21/2008	1,614	84
Hang Seng Index	29	01/30/2008	40,470	(57)
IBEX 35 Index	10	01/31/2008	1,511	q
MSCI SING IX ETS	17	01/30/2008	1,446	4
MSCI Taiwan Index	74	01/30/2008	106	106
S&P/MIB Index	2	03/20/2008	2,468	8
SPI 200 Index	19	03/15/2008	3,015	67
TOPIX Index	(21)	03/10/2008	(308,700)	191

			$(250,773)	$572

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
	Bought	Settlement	Dollars	Appreciation
Currency	(Sold)	Date	Bought (Sold)	(Depreciation)
Australian Dollar	2,271	03/13/2008	$2,005	$(20)
Euro Dollar	(26)	01/03/2008	(39)	q
Euro Dollar	15,903	03/13/2008	23,069	200
Hong Kong Dollar	(53,769)	03/13/2008	(6,918)	5
Japanese Yen	(497,308)	03/13/2008	(4,416)	(68)
Swedish Krona	5,687	03/13/2008	889	(9)
United Kingdom Pound	3,106	03/13/2008	6,314	(143)
United Kingdom Pound	(471)	03/13/2008	(932)	(3)

			$19,972	$(38)

The notes to the financial statements are an integral part of this report.

14

	Percentage of
(unaudited)	Total Investments	Value
INVESTMENTS BY INDUSTRY:
Commercial Banks	14.2%	$34,014
Oil, Gas & Consumable Fuels	10.1%	24,268
Metals & Mining	7.4%	17,789
Pharmaceuticals	4.5%	10,805
Diversified Telecommunication Services	3.7%	8,931
Insurance	3.5%	8,499
Food Products	3.5%	8,284
Chemicals	3.4%	8,179
Automobiles	3.2%	7,577
Machinery	2.7%	6,596
Wireless Telecommunication Services	2.6%	6,318
Electric Utilities	2.5%	5,956
Real Estate Management & Development	2.0%	4,721
Electrical Equipment	1.9%	4,648
Industrial Conglomerates	1.9%	4,568
Food & Staples Retailing	1.7%	3,965
Textiles, Apparel & Luxury Goods	1.6%	3,939
Household Durables	1.5%	3,696
Beverages	1.5%	3,579
Capital Markets	1.5%	3,547
Communications Equipment	1.4%	3,430
Trading Companies & Distributors	1.4%	3,244
Media	1.3%	3,184
Multi-Utilities	1.3%	3,144
Tobacco	1.3%	3,114
Electronic Equipment & Instruments	1.2%	2,877
Software	1.2%	2,813
Diversified Financial Services	1.0%	2,415
Road & Rail	0.9%	2,131
Construction & Engineering	0.8%	1,951
Hotels, Restaurants & Leisure	0.8%	1,935
Semiconductors & Semiconductor Equipment	0.7%	1,659
Real Estate Investment Trusts	0.6%	1,547
Auto Components	0.6%	1,544
Household Products	0.6%	1,517
Construction Materials	0.6%	1,463
Health Care Equipment & Supplies	0.6%	1,454
Building Products	0.6%	1,395
Aerospace & Defense	0.6%	1,375
Office Electronics	0.6%	1,322
Air Freight & Logistics	0.5%	1,181
Specialty Retail	0.5%	1,136
Computers & Peripherals	0.4%	1,064
IT Services	0.4%	1,008
Paper & Forest Products	0.4%	982
Multiline Retail	0.4%	854
Airlines	0.3%	751
Personal Products	0.3%	733
Health Care Providers & Services	0.3%	715
Commercial Services & Supplies	0.3%	696
Energy Equipment & Services	0.3%	634
The notes to the financial statements are an integral part of this report.

15

	Percentage of
(unaudited)	Total Investments	Value
Transportation Infrastructure	0.2%	$573
Gas Utilities	0.2%	542
Marine	0.2%	541
Water Utilities	0.2%	484
Leisure Equipment & Products	0.2%	405
Containers & Packaging	0.1%	328
Independent Power Producers & Energy Traders	0.1%	190
Internet Software & Services	0.1%	189
Thrifts & Mortgage Finance	0.1%	172
Life Sciences Tools & Services	0.1%	122
Consumer Finance	0.0%	96
Biotechnology	0.0%	77
Internet & Catalog Retail	0.0%	51
Diversified Consumer Services	0.0%	39
Health Care Technology	0.0%	25

Investment Securities, at value	98.6%	236,981
Short-Term Investments	1.4%	3,389

Total Investments	100.0%	$240,370

NOTES TO SCHEDULE OF INVESTMENTS:

q	Value is less than $1

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007 of all securities on loan is $3,218.

*	Floating or variable rate note. Rate is listed as of December 31, 2007.

‡	Non- Income Producing

•	Contract amounts are not in thousands.

(1)	Fair Valued

(2)	Cash collateral for the Repurchase Agreements, valued at $1,229, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $177,451. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $67, 750, and $4,831, respectively. Net unrealized appreciation for tax purposes is $62,919.
DEFINITIONS:

PLC	Public Limited Company

REIT	Real Estate Investment Trust
The notes to the financial statements are an integral part of this report.

16

Van Kampen Active International Allocation
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $175,528) (including securities loaned of $3,218)	$240,370
Cash	22,066
Cash on deposit with broker	2,797
Foreign currency (cost $1,162)	1,158
Receivables:
Investment securities sold	378
Shares sold	59
Interest	42
Income from loaned securities	3
Dividends	283
Dividend reclaims	118
Variation margin	1,837
Unrealized appreciation on forward foreign currency contracts	205

269,316

Liabilities:
Accounts payable and accrued liabilities:
Shares redeemed	144
Management and advisory fees	179
Distribution and service fees	4
Deferred foreign taxes	82
Administration fees	5
Payable for collateral for securities on loan	3,389
Unrealized depreciation on forward foreign currency contracts	243
Other	128

4,174

Net Assets	$265,142

Net Assets Consist of:
Capital Stock ($.01 par value)	$155
Additional paid-in capital	168,138
Undistributed (accumulated) net investment income	6,114
Undistributed (accumulated) net realized gain from investment securities, futures and foreign currency transactions	25,434
Net unrealized appreciation on:	64,760
Investment securities
Futures contracts	572
Net realized (depreciation) on translation of assets and liabilities denominated in foreign currencies	(31)

Net Assets	$265,142

Net Assets by Class:
Initial Class	$247,159
Service Class	17,983
Shares Outstanding:
Initial Class	14,404
Service Class	1,050
Net Asset Value and Offering Price Per Share:
Initial Class	$17.16
Service Class	17.12
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $482)	$6,281
Interest	844
Income from loaned securities-net	130

7,255

Expenses:
Management and advisory fees	2,218
Printing and shareholder reports	53
Custody fees	360
Administration fees	52
Legal fees	5
Audit fees	24
Trustees fees	9
Distribution and service fees:
Service Class	39
Other	4

Total expenses	2,764
Less management and advisory fee waiver	(51)

Net expenses	2,713

Net Investment Income	4,542

Net Realized Gain (Loss) from:
Investment securities (net of foreign capital gains tax of $76)	27,788
Futures contracts	(255)
Foreign currency transactions	2,555

30,088

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities (Net of foreign capital gains tax of $82)	2,187
Futures contracts	90
Translation of assets and liabilities denominated in foreign currencies	(359)

1,918

Net Realized and Unrealized Gain:	32,006

Net Increase In Net Assets Resulting from Operations	$36,548

The notes to the financial statements are an integral part of this report.

17

Van Kampen Active International Allocation
STATEMENT OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$4,542	$3,954
Net realized gain from investment securities, futures contracts and foreign currency transactions	30,088	11,641
Change in unrealized appreciation on investment securities, futures contracts and foreign currency translation	1,918	29,881

	36,548	45,476

Distributions to Shareholders:
From net investment income:
Initial Class	(6,827)	(674)
Service Class	(419)	(15)

	(7,246)	(689)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	37,967	40,730
Service Class	8,804	7,895

	46,771	48,625

Dividends and distributions reinvested:
Initial Class	6,827	674
Service Class	419	15

	7,246	689

Cost of shares redeemed:
Initial Class	(55,895)	(44,930)
Service Class	(5,067)	(2,178)

	(60,962)	(47,108)

	(6,945)	2,206

Net increase (decrease) in net assets	22,357	46,993

Net Assets:
Beginning of year	242,785	195,792

End of year	$265,142	$242,785

Undistributed (Accumulated) Net Investment Income (Loss)	$6,114	$6,069

Share Activity:
Shares issued:
Initial Class	2,275	2,953
Service Class	530	564

	2,805	3,517

Shares issued-reinvested from distributions:
Initial Class	436	48
Service Class	27	1

	463	49

Shares redeemed:
Initial Class	(3,386)	(3,287)
Service Class	(302)	(166)

	(3,688)	(3,453)

Net increase (decrease) in shares outstanding:
Initial Class	(675)	(286)
Service Class	255	399

	(420)	113

The notes to the financial statements are an integral part of this report.

18

Van Kampen Active International Allocation
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$15.29	$12.42	$11.30	$9.98	$7.59
Investment Operations
Net investment income (loss)	0.29	0.25	0.18	0.11	0.10
Net realized and unrealized gain (loss)	2.05	2.67	1.34	1.45	2.37

Total operations	2.34	2.92	1.52	1.56	2.47

Distributions
From net investment income	(0.47)	(0.05)	(0.40)	(0.24)	(0.08)

Total distributions	(0.47)	(0.05)	(0.40)	(0.24)	(0.08)

Net Asset Value
End of period(b)	$17.16	$15.29	$12.42	$11.30	$9.98

Total Return(c),(d)	15.60%	23.51%	13.79%	16.04%	32.81%
Net Assets End of Period (000’s)	$247,159	$230,638	$190,875	$151,185	$187,949
Ratio and Supplemental Data
Expenses to average net assets(e)
After reimbursement/fee waiver	1.02%	0.94%	0.94%	0.99%	0.99%
Before reimbursement/fee waiver(f)	1.04%	1.05%	1.12%	1.12%	1.17%
Net investment income (loss), to average net assets (e)	1.75%	1.84%	1.62%	1.13%	1.20%
Portfolio turnover rate(d)	27%	17%	22%	63%	53%
For a share outstanding throughout each period (a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$15.28	$12.43	$11.32	$10.00	$7.50
Investment Operations
Net investment income (loss)	0.25	0.21	0.15	0.05	—
Net realized and unrealized gain (loss)	2.04	2.67	1.36	1.48	2.50

Total operations	2.29	2.88	1.51	1.53	2.50

Distributions
From net investment income	(0.45)	(0.03)	(0.40)	(0.21)	—

Total distributions	(0.45)	(0.03)	(0.40)	(0.21)	—

Net Asset Value
End of period(b)	$17.12	$15.28	$12.43	$11.32	$10.00

Total Return(c),(d)	15.27%	23.18%	13.61%	15.71%	33.36%
Net Assets End of Period (000’s)	$17,983	$12,147	$4,917	$2,293	$116
Ratio and Supplemental Data
Expenses to average net assets(e)
After reimbursement/fee waiver	1.27%	1.19%	1.19%	1.24%	1.24%
Before reimbursement/fee waiver(f)	1.29%	1.30%	1.37%	1.37%	1.49%
Net investment income (loss), to average net assets (e)	1.47%	1.48%	1.27%	0.50%	0.05%
Portfolio turnover rate(d)	27%	17%	22%	63%	53%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Van Kampen Active International Allocation (the “fund”) share class commenced operations as follows:

Initial Class — April 8, 1991

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.

(f)	Ratio of Total Expenses to Average Net Assets includes all expenses before fee waivers and reimbursements by the investment advisor.
The notes to the financial statements are an integral part of this report.

19

Van Kampen Active International Allocation
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Van Kampen Active International Allocation (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Foreign securities generally are valued based on quotations from the primary market in which they are traded. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. If a significant market event impacting the value of a portfolio security (e.g., natural disaster, company announcement, market volatility) occurs subsequent to the close of trading in the security, but prior to the calculation of the Fund’s net asset value per share, market quotations for that security may be determined to be unreliable and, accordingly, not “readily available.” As a result, foreign equity securities held by the Fund may be valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Other securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $56.

20

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.— (continued)
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$146
ABN AMRO Bank NV, Eurodollar Term, 5.16%, 1/4/2008	117
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	102
Barclays, Eurodollar Term, 5.15%, 1/4/2008	205
BNP Paribas, Eurodollar Term, 5.20%, 1/2/2008	190
Calyon, Eurodollar Term, 5.12%, 3/3/2008	44
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	380
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	146
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	73
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	73
Lloyds TSB Bank, Eurodollar Term, 4.75%, 1/3/2008	146
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	220
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	600
Rabobank Nederland, Eurodollar Term, 4.88%, 1/9/2008	176
Reserve Primary Money Market Fund, 4.95%	156
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	176
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	88
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	176
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	102
Wells Fargo, Bank Note, 4.75%, 1/8/2008	73

$3,389

Real Estate Investment Trusts (“REITs”): There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes and interest rates.
Dividend income is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Foreign currency denominated investments: The accounting records of the Fund are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. The Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Foreign capital gains taxes: The Fund may be subject to taxes imposed by countries in which it invests, with respect to its investment in issuers existing or operating in such countries. Such taxes are generally based on income earned or repatriated and capital gains realized on the sale of such investments. The Fund accrues such taxes when the related income or capital gains are earned. Some countries require governmental approval for the repatriation of investment income, capital or the proceeds of sales earned by foreign investors. In addition, if there is deterioration in a country’s balance of payments or for other reasons, a country may impose temporary restrictions on foreign capital remittances abroad. The Fund’s investments in India and Thailand are subject to a governmental capital gains tax. Such taxes are due upon sale of individual securities. The Fund accrues for taxes on the capital gains throughout the holding period of the underlying securities.
Forward foreign currency contracts: The Fund may enter into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Contracts are valued at the contractual forward rate and are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at December 31, 2007 are listed in the Schedule of Investments.
Futures contracts: The Fund may enter into futures contracts to manage exposure to market, interest rate or currency fluctuations. Futures contracts are valued at the settlement price established each day by the board of trade or exchange on which they are traded. The primary risks associated with futures contracts are imperfect correlation between the change in market value of the securities held and the prices of futures contracts; the possibility of an illiquid market and inability of the counterparty to meet the contract terms.
The underlying face amount of open futures contracts at December 31, 2007 are listed on the Schedule of Investments. The variation margin receivable or payable, as applicable, is included in the Statement of Assets and Liabilities. Variation margin represents the additional payments due or excess deposits made in order to maintain the equity account at the required margin level.

21

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.— (continued)
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.85% of the first $250 million of ANA
0.80% of the next $750 million of ANA
0.775% of ANA over $1 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit; effective May 1, 2007:
1.07% Expense Limit
Prior to April 30, 2007 the Fund had an annual limit of 0.94%, excluding 12b-1 fees.
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. The following amounts were available for recapture at December 31, 2007:

	Reimbursement of	Available for
	Class Expenses	Recapture Through
Fiscal Year 2007:	$51	12/31/2010
Fiscal Year 2006:	233	12/31/2009
Fiscal Year 2005:	308	12/31/2008
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.

22

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.— (continued)
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $13. Amounts deferred under the Deferred Compensation Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to an Emeritus Trustee (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $9. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$63,159
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	69,300
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, foreign currency transactions, mark to market on derivative contracts, passive foreign investment companies and capital loss carryforwards.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$7
Undistributed (accumulated) net investment income (loss)	$2,749
Undistributed (accumulated) net realized gain (loss) from investment securities	$(2,756)
The capital loss carryforward utilized during the year ended December 31, 2007 was $684.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$689
Long-term Capital Gain	—

2007 Distributions paid from:
Ordinary Income	7,246
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$10,433

Undistributed Long-term Capital Gain	$23,204

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(213)

Net Unrealized Appreciation (Depreciation)	$63,425

23

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrongdoing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Van Kampen Active International Allocation VP.

24

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Van Kampen Active International Allocation:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Van Kampen Active International Allocation (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

25

Van kampen Action International Allocation
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker
Trustee	For	Against	Non-Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

26

Van kampen Action International Allocation
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Van Kampen Active International Allocation (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Morgan Stanley Investment Management, Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub- Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that the Fund’s performance has been approximately average as compared to its peers for the 1-,
3- and 5-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted the contractual fees of the Fund are in line with the Fund’s peer group and expense universe. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer breakpoints which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub- Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

27

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

28

Van Kampen Large Cap Core
MARKET ENVIRONMENT
After a positive start to the year ended December 31, 2007, the second half of the year saw equity market returns dampened by concerns about economic growth amid rising oil prices, slackening retail sales and a weakening housing market. In the third quarter, negative year-over-year corporate earnings growth fell into negative territory for the first time since 2002, giving weight to fears that an economic slowdown will begin to hurt corporate profitability. Moreover, several large financial institutions reported sizeable losses related to the mortgage related investments and other debt obligations. Although the Federal Reserve Board’s (“Fed”) policy actions did spur the market into short-term rallies at several points in the third and fourth quarters, investors worried that inflation pressures could keep the Fed from further monetary easing.
PERFORMANCE
For the year ended December 31, 2007, Van Kampen Large Cap Core, Initial Class returned 9.25%. By comparison its benchmark, the Standard and Poor’s 500 Composite Stock Index (“S&P 500”), returned 5.49%.
STRATEGY REVIEW
Growth — The growth stock portion of the portfolio is managed by the U.S. Growth Team. The team uses intensive fundamental research process to seek high-quality growth companies. The team’s investment discipline favors companies that have a sustainable competitive advantage, business visibility, rising return on invested capital, free cash flow and a favorable risk-reward profile. Because the team emphasizes secular growth, short-term market events are not as meaningful in the stock selection process.
In the twelve-month period, the portfolio’s growth component significantly outperformed the S&P 500. The sectors that most contributed to performance were technology, financial services and consumer discretionary. In the technology sector, stock selection in the communication technology and computer technology segments provided the largest positive impact on performance. A sector underweight in financial services further bolstered performance, as did selection among the diversified financial services, banking and “miscellaneous financials” segments. In the consumer discretionary sector, strong stock selection added to relative returns. The portfolio’s lack of exposure to the integrated oils sector was the largest detractor from overall performance, followed by underweight allocations in the consumer staples and producer durables sectors.
Value — The value portion of the portfolio is managed by the Multi-Cap Value Team. The team focuses on stocks with reasonable valuations relative to the team’s assessment of fair value. Their disciplined, bottom-up stock selection process combines rigorous fundamental and quantitative research that applies different measures of value to different industries. A strong contrarian element guides this investment approach, which often uncovers underappreciated or overlooked companies suffering from short-term problems or negative news. The team strives to be ahead of the curve when it comes to identifying potential opportunities and typically looks to sell into strength.
In the twelve-month period, the portfolio’s value component underperformed the benchmark S&P 500. We note that the portfolio’s sector over- and under-weights relative to the S&P 500 are a result of our bottom-up stock selection process and do not reflect deliberate top-down decisions. An underweight allocation in the energy sector was the primary detractor from relative performance. The portfolio did not own any energy stocks during the period, based on our view that valuations are too expensive for our risk-reward criteria. An overweight allocation in financials sector also dampened relative performance, as the sector was among the weakest performing groups in the S&P 500 during the period. The health care sector was another area of relative weakness. Two pharmaceutical holdings declined after the Food and Drug Administration (“FDA”) did not approve their late-stage medicinal remedies. Conversely, stock selection and a resulting overweight allocation in the consumer staples sector were chief contributors to performance during the period. Stock selection in the telecommunication services sector also added to relative performance.

Dennis P. Lynch	Jason Leder
David S. Cohen	Kevin Holt
Sam G. Chainani	Devin E. Armstrong
Alexander T. Norton	James N. Warwick
B. Robert Baker
Co-Portfolio Managers
Morgan Stanley Investment Management Inc.

AEGON/Transamerica Series Trust	Annual Report 2007

1

Van Kampen Large Cap Core
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	9.25%	12.48%	7.01%	9.69%	4/8/91
S&P 500(1)	5.49%	12.83%	5.91%	10.69%	4/8/91

Service Class	8.94%	—%	—%	12.17%	5/1/03

NOTES

(1)	The Standard and Poor’s 500 Composite Stock (S&P 500) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Van Kampen Large Cap Core
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,010.49	0.82%	$4.16
Hypothetical (b)	1,000.00	1,021.07	0.82	4.18

Service Class
Actual	1,000.00	1,008.89	1.07	5.42
Hypothetical (b)	1,000.00	1,019.76	1.07	5.45

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Van Kampen Large Cap Core
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (96.8%)
Air Freight & Logistics (1.6%)
CH Robinson Worldwide, Inc.	25,811	$1,397
Expeditors International Washington, Inc.	22,804	1,019
Airlines (0.3%)
Southwest Airlines Co.	40,200	490
Beverages (1.5%)
Anheuser-Busch Cos., Inc.	13,110	686
Coca-Cola Co. (The)	25,800	1,583
Capital Markets (1.3%)
Bear Stearns Cos., Inc. (The) ^	4,000	353
Franklin Resources, Inc.	8,261	945
Merrill Lynch & Co., Inc.	14,900	800
Chemicals (5.5%)
Ei DU Pont de Nemours & Co.	43,200	1,905
Monsanto Co.	52,429	5,856
ROHM & Haas Co.	13,500	716
Commercial Banks (4.0%)
Bank of New York Mellon Corp.	29,924	1,459
Barclays	2,700	109
PNC Financial Services Group, Inc.	11,940	784
US Bancorp	14,600	463
Wachovia Corp.	52,000	1,977
Wells Fargo & Co.	45,100	1,362
Commercial Services & Supplies (1.6%)
Corporate Executive Board Co. ^	17,976	1,080
Monster Worldwide, Inc. ‡	21,426	694
Stericycle, Inc. ‡	11,019	655
Communications Equipment (3.1%)
Alcatel-Lucent	5,200	38
Cisco Systems, Inc.‡	56,816	1,538
Research In Motion, Ltd. ‡	26,232	2,975
Telefonaktiebolaget LM Ericsson	8,000	187
Computers & Peripherals (2.9%)
Apple, Inc. ‡	12,914	2,558
Dell, Inc. ‡	29,900	733
Hewlett-Packard Co.	9,500	479
International Business Machines Corp.	7,360	796
Construction Materials (1.7%)
Cemex SAB de CV ‡	58,154	1,503
Martin Marietta Materials, Inc. ^	9,120	1,210
Consumer Finance (1.3%)
American Express Co.	38,833	2,020
Diversified Financial Services (4.8%)
Bank of America Corp.	64,100	2,645
Citigroup, Inc.	67,300	1,981
CME Group, Inc. Class A	2,396	1,644
JPMorgan Chase & Co.	26,600	1,161
Diversified Telecommunication Services (2.3%)
AT&T, Inc.	28,000	1,164
Verizon Communications, Inc.	54,800	2,394
Electronic Equipment & Instruments (0.1%)
Flextronics International, Ltd. ‡	16,600	200
Food & Staples Retailing (3.3%)
Costco Wholesale Corp.	17,197	1,200
CVS Caremark Corp.	36,400	1,447
Wal-Mart Stores, Inc.	51,400	2,443
Food Products (3.6%)
Cadbury Schweppes PLC	34,600	1,708
Kraft Foods, Inc. Class A	48,241	1,574
Sara Lee Corp.	15,800	254
Unilever NV	55,500	2,024
Health Care Equipment & Supplies (0.6%)
Boston Scientific Corp. ‡	39,700	462
GEN-Probe, Inc. ‡	7,917	498
Health Care Providers & Services (1.0%)
Cardinal Health, Inc.	18,200	1,051
UnitedHealth Group, Inc.	5,400	314
WellPoint, Inc. ‡	3,000	263
Hotels, Restaurants & Leisure (2.8%)
Starbucks Corp. ‡	89,089	1,824
Wynn Resorts, Ltd.	21,997	2,466
Household Products (1.2%)
Kimberly-Clark Corp.	17,000	1,179
Procter & Gamble Co.	10,000	734
Industrial Conglomerates (0.6%)
General Electric Co.	27,000	1,001
Insurance (6.3%)
Aflac, Inc.	6,000	376
American International Group, Inc.	13,600	793
Berkshire Hathaway, Inc. Class B ‡	586	2,775
Chubb Corp.	35,080	1,915
Genworth Financial, Inc. Class A	10,500	267
Hartford Financial Services Group, Inc.	2,000	174
Loews Corp.	39,857	2,006
MBIA, Inc. ^	5,000	93
MetLife, Inc.	12,700	783
Travelers Cos., Inc. (The) ‡	11,000	592
Internet & Catalog Retail (3.3%)
Amazon.Com, Inc. ‡	47,381	4,389
Liberty Media Corp. — Interactive Class A ‡^	38,125	728
Internet Software & Services (8.3%)
Baidu.Com ‡^	3,659	1,428
eBay, Inc. ‡	99,936	3,317
Google, Inc. Class A ‡	8,601	5,947
Tencent Holdings, Ltd.	134,000	1,015
Yahoo!, Inc. ‡^	50,473	1,174
IT Services (1.2%)
Computer Sciences Corp. ‡	5,100	252
Mastercard, Inc. Class A ^	5,734	1,234
Western Union Co. (The)	16,100	391
Life Sciences Tools & Services (0.4%)
Illumina, Inc. ‡^	10,394	616
The notes to the financial statements are an integral part of this report.

4

	Shares	Value
Media (5.7%)
Aeroplan Income Fund -144A ‡	4,988	$120
Aeroplan Income Fund ^	42,609	1,023
Comcast Corp. Class A ‡	102,300	1,868
Liberty Media Corp. — Capital Series A, Class A ‡	7,385	860
News Corp. Class B	42,700	908
Time Warner, Inc.	108,000	1,783
Viacom, Inc. Class B ‡^	51,050	2,242
Metals & Mining (1.0%)
Alcoa, Inc.	15,700	574
Newmont Mining Corp.	2,600	127
Nucor Corp.	13,242	784
Multiline Retail (0.8%)
Sears Holdings Corp. ‡^	11,739	1,198
Multi-Utilities (0.5%)
Veolia Environnement	8,396	764
Office Electronics (0.0%)
Seagate Technology, Inc. — Escrow Shares ‡, (2)	36,900	q
Oil, Gas & Consumable Fuels (3.3%)
Southwestern Energy Co. ‡	20,463	1,140
Ultra Petroleum Corp. ‡	55,729	3,985
Paper & Forest Products (1.9%)
International Paper Co.	90,250	2,922
Pharmaceuticals (7.6%)
Abbott Laboratories	24,200	1,359
Bristol-Myers Squibb Co.	103,300	2,740
Eli Lilly & Co.	23,700	1,265
GlaxoSmithKline PLC	14,600	736
Pfizer, Inc.	61,600	1,400
Roche Holding AG	4,020	347
Schering-Plough Corp.	75,500	2,011
Wyeth	43,500	1,922
Real Estate Management & Development (2.2%)
Brookfield Asset Management,	96,906	3,457
Inc. Class A ^
Semiconductors & Semiconductor Equipment (0.6%)
Intel Corp.	17,600	469
KLA-Tencor Corp.	5,100	246
Texas Instruments, Inc.	7,600	254
Software (1.1%)	18,000	641
Microsoft Corp.
Vmware, Inc. Class A ‡^	12,435	1,057
Specialty Retail (1.2%)
Abercrombie & Fitch Co. Class A	17,754	1,420
Home Depot, Inc.	8,700	234
Lowe’s Cos., Inc. ^	11,200	253
Textiles, Apparel & Luxury Goods (0.8%)
Coach, Inc. ‡	39,162	1,197
Thrifts & Mortgage Finance (0.6%)
Fannie Mae	5,980	239
Freddie Mac	19,700	671
Tobacco (0.9%)
Altria Group, Inc.	17,900	1,353
Trading Companies & Distributors (1.0%)
LI & Fung, Ltd.	368,000	1,487
Transportation Infrastructure (0.7%)
China Merchants Holdings International Co., Ltd.	182,000	1,132
Wireless Telecommunication Services (2.3%)
America Movil SAB de CV Series R, Class R	40,134	2,464
China Mobile, Ltd.	13,019	1,131

Total Common Stocks (cost $126,542)		150,049

Total Securities Lending Collateral (cost $10,482) (3)		10,482

Total Investment Securities (cost $137,024) #		$160,531

NOTES TO SCHEDULE OF INVESTMENTS:

q	Value is less than $1.

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $10,170.

‡	Non-Income Producing.

(2)	Fair Valued

(3)	Cash collateral for the Repurchase Agreements, valued at $3,800, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% — 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $138,211. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $30,915 and $8,595, respectively. Net unrealized appreciation for tax purposes is $22,320.
DEFINITIONS:
144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, these securities aggregated $120, or 0.08%, of net assets of the Fund.
The notes to the financial statements are an integral part of this report.

5

Van Kampen Large Cap Core
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $137,024) (including securities loaned of $10,170)	$160,531
Cash	6,442
Receivables:
Investment securities sold	667
Interest	18
Income from loaned securities	7
Dividends	112
Dividend reclaims	2

167,779

Liabilities:
Investment securities purchased	1,790
Accounts payable and accrued liabilities:
Shares redeemed	181
Management and advisory fees	101
Administration fees	3
Foreign currency due to custodian	110
Payable for collateral for securities on loan	10,482
Other	42

12,709

Net Assets	$155,070

Net Assets Consist of:
Capital Stock ($.01 par value)	$81
Additional paid-in capital	111,746
Undistributed (accumulated) net investment income	1,673
Undistributed (accumulated) net realized gain from investment securities and foreign currency transactions	18,065
Net unrealized appreciation on investment securities	23,507
Net unrealized (depreciation) on translation of assets and liabilities denominated in foreign currencies	(2)

Net Assets	$155,070

Net Assets by Class:
Initial Class	$153,192
Service Class	1,878
Shares Outstanding:
Initial Class	8,048
Service Class	97
Net Asset Value and Offering Price Per Share:
Initial Class	$19.04
Service Class	19.36
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $43)	$2,842
Interest	185
Income from loaned securities-net	51

3,078

Expenses:
Management and advisory fees	1,286
Printing and shareholder reports	16
Custody fees	41
Administration fees	34
Legal fees	4
Audit fees	21
Trustees fees	6
Distribution and service fees:
Service Class	4
Other	2

Total expenses	1,414

Net Investment Income	1,664

Net Realized Gain (Loss) from:
Investment securities	19,205
Foreign currency transactions	(3)

19,202

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	(5,125)
Translation of assets and liabilities denominated in foreign currencies	(2)

(5,127)

Net Realized and Unrealized Gain:	14,075

Net Increase In Net Assets Resulting from Operations	$15,739

The notes to the financial statements are an integral part of this report.

6

Van Kampen Large Cap Core
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$1,664	$1,540
Net realized gain from investment securities and foreign currency transactions	19,202	9,904
Change in unrealized appreciation (depreciation) on investment securities and foreign currency translation	(5,127)	6,701

	15,739	18,145

Distributions to Shareholders:
From net investment income:
Initial Class	(1,527)	(1,773)
Service Class	(13)	(10)

	(1,540)	(1,783)

From net realized gains:
Initial Class	(9,655)	(10,407)
Service Class	(100)	(72)

	(9,755)	(10,479)

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	2,845	2,406
Service Class	1,026	442

	3,871	2,848

Dividends and distributions reinvested:
Initial Class	11,183	12,180
Service Class	113	82

	11,296	12,262

Cost of shares redeemed:
Initial Class	(45,699)	(48,100)
Service Class	(713)	(217)

	(46,412)	(48,317)

	(31,245)	(33,207)

Net increase (decrease) in net assets	(26,801)	(27,324)

Net Assets:
Beginning of year	181,871	209,195

End of year	$155,070	$181,871

Undistributed (Accumulated) Net Investment Income (Loss)	$1,673	$1,539

Share Activity:
Shares issued:
Initial Class	144	132
Service Class	52	24

	196	156

Shares issued-reinvested from distributions:
Initial Class	604	722
Service Class	6	5

	610	727

Shares redeemed:
Initial Class	(2,335)	(2,637)
Service Class	(36)	(12)

	(2,371)	(2,649)

Net increase (decrease) in shares outstanding:
Initial Class	(1,587)	(1,783)
Service Class	22	17

	(1,565)	(1,766)

The notes to the financial statements are an integral part of this report.

7

Van Kampen Large Cap Core
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$18.73	$18.23	$16.90	$15.26	$12.85
Investment Operations
Net investment income (loss)	0.19	0.15	0.14	0.19	0.22
Net realized and unrealized gain (loss)	1.50	1.59	1.43	1.71	2.46

Total operations	1.69	1.74	1.57	1.90	2.68

Distributions
From net investment income	(0.19)	(0.18)	(0.24)	(0.26)	(0.27)
From net realized gains	(1.19)	(1.06)	—	—	—

Total distributions	(1.38)	(1.24)	(0.24)	(0.26)	(0.27)

Net Asset Value
End of period(b)	$19.04	$18.73	$18.23	$16.90	$15.26

Total Return(c),(d)	9.25%	10.33%	9.41%	12.75%	21.08%
Net Assets End of Period (000’s)	$153,192	$180,443	$208,119	$234,150	$246,502
Ratio and Supplemental Data
Expenses to average net assets(e)	0.82%	0.82%	0.82%	0.82%	0.83%
Net investment income (loss), to average net assets(e)	0.97%	0.81%	0.84%	1.23%	1.62%
Portfolio turnover rate(d)	37%	40%	50%	175%	180%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$19.04	$18.52	$17.19	$15.51	$13.37
Investment Operations
Net investment income (loss)	0.15	0.10	0.10	0.16	0.13
Net realized and unrealized gain (loss)	1.51	1.63	1.45	1.75	2.03

Total operations	1.66	1.73	1.55	1.91	2.16

Distributions
From net investment income	(0.15)	(0.15)	(0.22)	(0.23)	(0.02)
From net realized gains	(1.19)	(1.06)	—	—	—

Total distributions	(1.34)	(1.21)	(0.22)	(0.23)	(0.02)

Net Asset Value
End of period(b)	$19.36	$19.04	$18.52	$17.19	$15.51

Total Return(c),(d)	8.94%	10.06%	9.12%	12.53%	16.14%
Net Assets End of Period (000’s)	$1,878	$1,428	$1,076	$805	$225
Ratio and Supplemental Data
Expenses to average net assets(e)	1.07%	1.07%	1.07%	1.07%	1.08%
Net investment income (loss), to average net assets(e)	0.74%	0.55%	0.59%	1.03%	1.31%
Portfolio turnover rate(d)	37%	40%	50%	175%	180%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Van Kampen Large Cap Core (the “Fund”) share class commenced operations as follows: Initial Class — April 8, 1991 Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not annualized.

(e)	Annualized.
The notes to the financial statements are an integral part of this report.

8

Van Kampen Large Cap Core
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Van Kampen Large Cap Core (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $11 are included in net realized gains in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short-term, interest-bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street for its services, shown in the Statement of Operations is net of fees, in the amount of $22.

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1. — (continued)
The Funds have invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$452
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	362
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	317
Barclays, Eurodollar Term, 5.00%, 2/12/2008	633
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	588
Calyon, Eurodollar Term, 5.12%, 3/3/2008	136
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	1,176
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	453
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	226
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	226
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	452
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	679
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	1,855
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	543
Reserve Primary Money Market Fund, 4.95%	483
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	543
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	272
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	543
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	317
Wells Fargo, Bank Note, 4.75%, 1/8/2008	226

$10,482

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.75% of the first $250 million of ANA
0.70% of ANA over $250 million
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
0.84% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated May 1, 2007, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.

10

NOTES TO FINANCIAL STATEMENTS (continued)
(all amounts in thousands)
At December 31, 2007
NOTE 2. — (continued)
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Brokerage commissions: Brokerage commissions incurred on security transactions placed with an affiliate of the sub-adviser for the year ended December 31, 2007 were $22.
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $7. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause, is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each Series of ATST based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plan are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $8. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$61,083
U.S. Government	—

Proceeds from maturities and sales of securities:
Long-term	99,798
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$—
Undistributed (accumulated) net investment income (loss)	$9
Undistributed (accumulated) net realized gain (loss) from investment securities	$(9)
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$3,771
Long-term Capital Gain	8,491

2007 Distributions paid from:
Ordinary Income	2,684
Long-term Capital Gain	8,611

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4. — (continued)
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$4,610

Undistributed Long-term Capital Gain	$16,334

Capital Loss Carryforward	$—

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(14)

Net Unrealized Appreciation (Depreciation)	$22,313

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Van Kampen Large Cap Core VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Van Kampen Large Cap Core:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Van Kampen Large Cap Core (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

13

Van Kampen Large Cap Core
SUPPLEMENTAL TAX INFORMATION (unaudited)
(all amounts in thousands)
For tax purposes, the Fund has made a Long-Term Capital Gain Designation of $8,611 for the year ended December 31, 2007.
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

Van Kampen Large Cap Core
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Van Kampen Large Cap Core (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Morgan Stanley Investment Management, Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that there were challenges in finding the appropriate peer group for performance comparisons, but that performance was above median compared to both peer groups. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the contractual fees are close to the expense group median and approximately in line with the expense universe median. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that despite a flat fee schedule from the Sub-Adviser, TFAI offers a breakpoint which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grow. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

15

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

16

Van Kampen Mid-Cap Growth
MARKET ENVIRONMENT
The broad equity market made a modest gain for the twelvemonth period ended December 31, 2007, despite experiencing a decline in the second half of the year as investors succumbed to the ongoing pressures caused by the deterioration of the housing and mortgage markets. In the first half of the reporting period, a generally favorable economic environment of controlled inflation, solid consumer spending and the continued healthy pace of merger and acquisition and private equity activities bolstered stock prices. Investors were cautiously optimistic that contagion from the sub-prime mortgage market (i.e., loans given to less creditworthy customers) would be contained to a relatively small portion of the overall economy, and focused their attention on large capitalization companies.
In the third quarter, however, the sub-prime mortgage market suffered a complete collapse under the weight of rising loan defaults and home foreclosures, which in turn led to the demise of several hedge funds invested in mortgage-backed securities and the bankruptcies of a number mortgage lenders. Credit significantly tightened during this period as liquidity decreased, and consumers were far more cautious in their expenditures, particularly as gasoline prices once again increased. In response to this rising volatility, the Federal Reserve Board (“Fed”) began a series of cuts to the target federal funds rate and the discount rate (the rate at which member banks borrow from the central bank). Although each announced rate reduction temporarily boosted investor sentiment, the broad market declined in the fourth quarter, reflecting investors’ concerns about the health of the financial markets in 2008.
PERFORMANCE
For the year ended December 31, 2007, Van Kampen Mid-Cap Growth, Initial Class returned 22.53%. By comparison its benchmark, the Russell Midcap Growth Index (“Russell Midcap Growth”) returned 11.43%.
STRATEGY REVIEW
The U.S. Growth Team uses intensive fundamental research to seek high-quality growth companies. The team’s investment discipline favor companies that have sustainable competitive advantages, business visibility, rising return on invested capital, free cash flow and a favorable risk/reward profile. Because the team emphasizes secular growth, short-term market events are not as meaningful in the stock selection process.
The top contributing sectors to the portfolio relative to the Russell Midcap Growth (the index against which the portfolio is actively managed) were technology, consumer discretionary and health care. An underweight allocation and stock selection in the technology sector contributed most significantly to the portfolio’s performance, and investment within the computer services software and systems segment was particularly beneficial. In the consumer discretionary sector, stock picking in the retail, education services, commercial services, consumer electronics, and communications and media areas also had a positive effect on relative returns. Additionally, the portfolio’s focus on medical and dental instruments in the health care sector was advantageous to performance.
The bottom contributing sectors were materials and processing, other energy and producer durables. Within the materials and processing sector, a modest underweight allocation together with investments in real estate companies and an engineering and contracting services firm, and a lack of exposure to the metal fabricating industry all detracted from performance. In the other energy sector, an underweight allocation and an avoidance of oil well equipment firms and coal and offshore drilling companies offset the gains made through our stock selection in crude oil producers. Finally, stock selection in the producer durables sector dampened relative returns.
At the end of the period, consumer discretionary represented the largest sector weight and overweight in the portfolio, followed by the financial services and technology sectors. The financial services and technology sectors were underweighted versus the Russell Midcap Growth.
Dennis P. Lynch
David S. Cohen
Sam G. Chainani
Alexander T. Norton
Co-Portfolio Managers
Van Kampen Asset Management

AEGON/Transamerica Series Trust	Annual Report 2007

1

Van Kampen Mid-Cap Growth
(unaudited)
Average Annual Total Return for Periods Ended 12/31/2007

				From	Inception
	1 Year	5 Years	10 Years	Inception	Date
Initial Class	22.53%	14.74%	8.23%	12.04%	3/1/93
Russell Midcap Growth (1)	11.43%	17.90%	7.59%	10.58%	3/1/93

Service Class	22.24%	—%	—%	14.05%	5/1/03

NOTES

(1)	The Russell Midcap Growth (Russell Midcap Growth) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. From inception calculation is based on life of Initial Class shares.
The performance data presented represents past performance, future results may vary. The portfolio’s investment return and net asset value will fluctuate. Past performance does not guarantee future results. Investor’s units when redeemed, may be worth more or less than their original cost.
Current performance may be lower or higher than performance quoted. Please visit your insurance company’s website for contract or policy level standardized total returns current to the most recent month end. Portfolio performance is net of investment fees and fund expenses, but not product charges, which, if included, would significantly lower the performance quoted.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives, explanation of share classes and policies of this portfolio.

2

Van Kampen Mid-Cap Growth
UNDERSTANDING YOUR FUND’S EXPENSES
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur ongoing costs, including management and advisory fees, distribution and service fees, and other fund expenses.
The following Example is intended to help you understand your ongoing costs (in dollars and cents) of investing in the Fund and to compare these costs with the ongoing costs of investing in other funds.
The Example is based on an investment of $1,000 invested at July 1, 2007 and held for the entire period until December 31, 2007.
ACTUAL EXPENSES
The first line in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line of your Fund under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES
The second line in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of fund shares. Therefore, the second line under the Fund in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.

	Beginning	Ending	Annualized	Expenses
	Account	Account	Expense	Paid During
	Value	Value	Ratio	Period (a)
Initial Class
Actual	$1,000.00	$1,090.80	0.88%	$4.64
Hypothetical (b)	1,000.00	1,020.77	0.88	4.48
Service Class
Actual	1,000.00	1,089.52	1.13	5.95
Hypothetical (b)	1,000.00	1,019.51	1.13	5.75

(a)	Expenses are calculated using the Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.
GRAPHICAL PRESENTATION OF SCHEDULE OF INVESTMENTS
By Sector
At December 31, 2007
This chart shows the percentage breakdown by sector of the Fund’s total investment securities.

3

Van Kampen Mid-Cap Growth
SCHEDULE OF INVESTMENTS
At December 31, 2007
(all amounts except share amounts in thousands)

	Shares	Value
COMMON STOCKS (93.9%)
Air Freight & Logistics (4.1%)
CH Robinson Worldwide, Inc.	286,774	$15,520
Expeditors International Washington, Inc. ^	265,113	11,845
Airlines (0.8%)
UAL Corp. ‡	154,097	5,495
Capital Markets (2.4%)
Calamos Asset Management, Inc. Class A	323,412	9,631
Glg Partners, Inc. ‡^	452,421	6,153
Chemicals (2.0%)
Nalco Holding Co.	531,935	12,862
Commercial Services & Supplies (7.9%)
ChoicePoint, Inc. ‡	216,658	7,891
Corporate Executive Board Co. ^	215,863	12,973
IHS, Inc. Class A ‡^	135,613	8,213
Monster Worldwide, Inc. ‡	278,566	9,026
Stericycle, Inc. ‡	234,689	13,940
Construction & Engineering (0.7%)
Aecom Technology Corp. ‡	163,943	4,684
Construction Materials (3.4%)
Martin Marietta Materials, Inc. ^	120,578	15,989
Texas Industries, Inc.	87,217	6,114
Diversified Consumer Services (1.3%)
Apollo Group, Inc. Class A ‡	120,812	8,475
Diversified Financial Services (3.9%)
IntercontinentalExchange, Inc. ‡	76,169	14,663
Leucadia National Corp. ‡	233,781	11,011
Gas Utilities (1.4%)
Questar Corp.	168,449	9,113
Health Care Equipment & Supplies (1.6%)
GEN-Probe, Inc. ‡	168,634	10,612
Hotels, Restaurants & Leisure (10.6%)
Chipotle Mexican Grill, Inc. Class B ‡	82,611	10,165
Choice Hotels International, Inc.	166,300	5,521
Ctrip.Com International, Ltd.	168,513	9,685
Marriott International, Inc. Class A	252,314	8,624
Starbucks Corp. ‡	734,297	15,031
Wynn Resorts, Ltd. ‡	186,407	20,902
Household Durables (1.6%)
Mohawk Industries, Inc. ‡^	77,256	5,748
NVR, Inc. ‡^	9,409	4,930
Insurance (1.1%)
Alleghany Corp. ‡^	18,581	7,470
Internet & Catalog Retail (1.5%)
priceline.com, Inc. ‡^	85,041	9,768
Internet Software & Services (9.4%)
Alibaba.Com, Ltd. ‡	1,274,500	4,519
Baidu.Com ‡^	51,769	20,210
Equinix, Inc. ‡^	118,081	11,934
NHN Corp. ‡	41,910	9,994
Tencent Holdings, Ltd.	2,050,000	15,525
IT Services (3.6%)
Iron Mountain, Inc. ‡	270,483	10,013
Mastercard, Inc. Class A ^	63,630	13,693
Life Sciences Tools & Services (3.9%)
Illumina, Inc. ‡^	230,532	13,661
Techne Corp. ‡	185,401	12,246
Media (8.2%)
Aeroplan Income Fund ^	791,678	19,011
Discovery Holding Co. Class A ‡	389,295	9,787
Focus Media Holding, Ltd. ‡^	133,603	7,590
Grupo Televisa SA	383,997	9,127
Lamar Advertising Co. Class A ^	177,964	8,555
Oil, Gas & Consumable Fuels (7.9%)
Southwestern Energy Co. ‡	341,884	19,050
Ultra Petroleum Corp. ‡	467,209	33,405
Real Estate Management & Development (2.3%)
Brookfield Asset Management, Inc. Class A ^	234,329	8,359
Forest City Enterprises, Inc. Class A	159,683	7,096
Software (2.5%)
Autodesk, Inc. ‡	116,448	5,795
Salesforce.Com, Inc. ‡^	165,802	10,394
Specialty Retail (2.7%)
Abercrombie & Fitch Co. Class A	219,093	17,521
Textiles, Apparel & Luxury Goods (3.0%)
Coach, Inc. ‡	326,335	9,979
Lululemon Athletica, Inc. ‡^	201,370	9,539
Trading Companies & Distributors (2.2%)
LI & Fung, Ltd.	3,576,000	14,446
Transportation Infrastructure (1.1%)
Grupo Aeroportuario del Pacifico SA de CV	165,579	7,390
Wireless Telecommunication Services (2.8%)
Crown Castle International Corp. ‡	208,600	8,678
NII Holdings, Inc. ‡	205,064	9,908

Total Common Stocks (cost $533,161)		619,479

Total Securities Lending Collateral (cost $140,756) (1)		140,756

Total Investment Securities (cost $673,917) #		$760,235

The notes to the financial statements are an integral part of this report.

4

NOTES TO SCHEDULE OF INVESTMENTS:

^	At December 31, 2007, all or a portion of this security is on loan (see Note 1). The value at December 31, 2007, of all securities on loan is $137,197.

‡	Non-Income Producing.

(1)	Cash collateral for the Repurchase Agreements, valued at $51,022, that serves as collateral for securities lending, is invested in corporate bonds with interest rates and maturity dates ranging from 3.00% - 10.18% and 04/28/2008 — 12/01/2096, respectively.

#	Aggregate cost for federal income tax purposes is $681,509. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $105,192 and $26,466, respectively. Net unrealized appreciation for tax purposes is $78,726.
The notes to the financial statements are an integral part of this report.

5

Van Kampen Mid-Cap Growth
STATEMENT OF ASSETS AND LIABILITIES
At December 31, 2007
(all amounts except per share amounts in thousands)

Assets:
Investment securities, at value (cost: $673,917) (including securities loaned of $137,197)	$760,235
Cash	43,242
Receivables:
Shares sold	118
Interest	73
Income from loaned securities	114
Dividends	175

803,957

Liabilities:
Investment securities purchased	2,228
Accounts payable and accrued liabilities:
Shares redeemed	123
Management and advisory fees	454
Distribution and service fees	3
Administration fees	11
Payable for collateral for securities on loan	140,756
Other	257

143,832

Net Assets	$660,125

Net Assets Consist of:
Capital Stock ($.01 par value)	$256
Additional paid-in capital	957,634
Undistributed (accumulated) net investment income	4,495
Undistributed (accumulated) net realized loss from investment securities and foreign currency transactions	(388,578)
Net unrealized appreciation on investment securities	86,318

Net Assets	$660,125

Net Assets by Class:
Initial Class	$648,069
Service Class	12,056
Shares Outstanding:
Initial Class	25,089
Service Class	472
Net Asset Value and Offering Price Per Share:
Initial Class	$25.83
Service Class	25.56
STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(all amounts in thousands)

Investment Income:
Dividends (net of withholding taxes on foreign dividends of $114)	$7,490
Interest	514
Income from loaned securities-net	670

8,674

Expenses:
Management and advisory fees	5,105
Printing and shareholder reports	260
Custody fees	110
Administration fees	128
Legal fees	13
Audit fees	21
Trustees fees	22
Distribution and service fees:	23
Service Class
Other	9

Total expenses	5,691

Net Investment Income	2,983

Net Realized Gain (Loss) from:
Investment securities	82,566
Foreign currency transactions	43

82,609

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investment securities	42,073
Translation of assets and liabilities denominated in foreign currencies	(1)

42,072

Net Realized and Unrealized Gain:	124,681

Net Increase In Net Assets Resulting from Operations	$127,664

The notes to the financial statements are an integral part of this report.

6

Van Kampen Mid-Cap Growth
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended
(all amounts in thousands)

	December 31,	December 31,
	2007	2006
Increase (Decrease) in Net Assets From:
Operations:
Net investment income	$2,983	$1,509
Net realized gain from investment securities and foreign currency transactions	82,609	41,245
Change in unrealized appreciation on investment securities and foreign currency translation	42,072	15,076

	127,664	57,830

Capital Share Transactions:
Proceeds from shares sold:
Initial Class	36,884	31,836
Service Class	7,159	6,815

	44,043	38,651

Cost of shares redeemed:
Initial Class	(108,211)	(138,183)
Service Class	(3,380)	(5,543)

	(111,591)	(143,726)

	(67,548)	(105,075)

Net increase (decrease) in net assets	60,116	(47,245)

Net Assets:
Beginning of year	600,009	647,254

End of year	$660,125	$600,009

Undistributed (Accumulated) Net Investment Income (Loss)	$4,495	$1,513

Share Activity:
Shares issued:
Initial Class	1,546	1,591
Service Class	295	350

	1,841	1,941

Shares redeemed:
Initial Class	(4,604)	(6,937)
Service Class	(140)	(282)

	(4,744)	(7,219)

Net increase (decrease) in shares outstanding:
Initial Class	(3,058)	(5,346)
Service Class	155	68

	(2,903)	(5,278)

The notes to the financial statements are an integral part of this report.

7

Van Kampen Mid-Cap Growth
FINANCIAL HIGHLIGHTS
For a share outstanding throughout each period(a)

	Initial Class
	Year Ended December 31,
	2007	2006	2005	2004	2003
Net Asset Value
Beginning of period	$21.08	$19.18	$17.85	$16.66	$13.00
Investment Operations
Net investment income (loss)	0.11	0.05	(0.02)	0.01	(0.06)
Net realized and unrealized gain (loss)	4.64	1.85	1.37	1.18	3.72

Total operations	4.75	1.90	1.35	1.19	3.66

Distributions
From net investment income	—	—	(0.02)	—	—
From net realized gains	—	—	—	—	—

Total distributions	—	—	(0.02)	—	—

Net Asset Value
End of period(b)	$25.83	$21.08	$19.18	$17.85	$16.66

Total Return(c),(d)	22.53%	9.91%	7.55%	7.14%	28.15%
Net Assets End of Period (000’s)	$648,069	$593,375	$642,496	$702,974	$762,732
Ratio and Supplemental Data
Expenses to average net assets(e)	0.89%	0.89%	0.92%	0.89%	0.86%
Net investment income (loss), to average net assets(e)	0.47%	0.24%	(0.13)%	0.09%	(0.39)%
Portfolio turnover rate(d)	76%	65%	177%	170%	171%
For a share outstanding throughout each period(a)

	Service Class
	Year Ended December 31,				May 1 to Dec
	2007	2006	2005	2004	31, 2003
Net Asset Value
Beginning of period	$20.91	$19.07	$17.78	$16.63	$13.83
Investment Operations
Net investment income (loss)	0.05	— (f)	(0.07)	0.01	(0.06)
Net realized and unrealized gain (loss)	4.60	1.84	1.36	1.14	2.86

Total operations	4.65	1.84	1.29	1.15	2.80

Distributions
From net investment income	—	—	—	—	—
From net realized gains	—	—	—	—	—

Total distributions	—	—	—	—	—

Net Asset Value
End of period(b)	$25.56	$20.91	$19.07	$17.78	$16.63

Total Return(c),(d)	22.24%	9.59%	7.31%	6.92%	20.25%
Net Assets End of Period(000’s)	$12,056	$6,634	$4,758	$2,971	$548
Ratio and Supplemental Data
Expenses to average net assets(e)	1.14%	1.14%	1.17%	1.15%	1.12%
Net investment income (loss), to average net assets(e)	0.21%	— (f)	(0.40)%	0.06%	(0.61)%
Portfolio turnover rate(d)	76%	65%	177%	170%	171%

(a)	Per share information is calculated based on average number of shares outstanding.

(b)	Van Kampen Mid-Cap Growth (the “Fund”) share class commenced operations as follows:

Initial Class — March 1, 1993

Service Class — May 1, 2003

(c)	Total Return reflects all portfolio expenses and includes reinvestment of dividends and capital gains; it does not reflect the charges and deductions under the policies or annuity contracts.

(d)	Not Annualized.

(e)	Annualized.

(f)	Rounds to less than $0.01 or 0.01%.
The notes to the financial statements are an integral part of this report.

8

Van Kampen Mid-Cap Growth
NOTES TO FINANCIAL STATEMENTS
At December 31, 2007
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
AEGON/Transamerica Series Trust (“ATST”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). ATST serves as a funding vehicle for variable life insurance, variable annuity and group annuity products. Van Kampen Mid- Cap Growth (the “Fund”) is part of ATST.
In the normal course of business, the Fund enters into contracts that contain a variety of representations that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
This report should be read in conjunction with the current Fund prospectus, which contains more complete information about the Fund.
In preparing the Fund’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Fund.
Multiple class operations, income and expenses: The Fund currently offers two classes of shares, an Initial Class and a Service Class. Income, non-class specific expenses and realized and unrealized gains and losses, are allocated daily to each class, based upon the value of shares outstanding method as permitted under Rule 1 8f-3 of the 1940 Act. Each class bears its own specific expenses as well as a portion of general, common expenses.
Security valuations: The Fund values its investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. Fund investments are valued at the last sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded.
Securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last quoted bid price.
Debt securities are valued based on a price quotation or other equivalent indication of value supplied by an exchange, a pricing service or a major market maker; however, those that mature in sixty days or less are valued at amortized cost, which approximates market.
Investment company securities are valued at the net asset value of the underlying portfolio.
Securities for which quotations are not readily available are valued at fair market value as determined in good faith by the Fund’s Administrative Valuation Committee, using guidelines adopted by the Board of Trustees.
Cash: The Fund may leave cash overnight in its cash account with the custodian, State Street Bank & Trust Company (“State Street”). On July 2, 2007, State Street acquired the parent company of Investors Bank & Trust Company. State Street has been contracted on behalf of the Fund to invest the excess cash into a savings account, which at December 31, 2007 was paying an interest rate of 2.60%.
Repurchase agreements: The Fund is authorized to enter into repurchase agreements. The Fund, through its custodian, State Street, receives delivery of the underlying securities, the value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. The Fund will bear the risk of value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, may place security transactions of the Fund with broker/dealers with which ATST has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Fund. In no event will commissions paid by the Fund be used to pay expenses that would otherwise be borne by any other funds within ATST, or by any other party.
Recaptured commissions during the year ended December 31, 2007 of $112 are included in net realized gains in the Statement of Operations.
Securities lending: The Fund may lend securities to qualified borrowers, with State Street acting as the Fund’s lending agent. The Fund earns negotiated lenders’ fees. The Fund receives cash and/or securities as collateral against the loaned securities. Cash collateral received is invested in short term, interest bearing securities. The Fund monitors the market value of securities loaned on a daily basis and requires collateral in an amount at least equal to the value of the securities loaned. Income from loaned securities earned by State Street, shown in the Statement of Operations is net of fees, in the amount of $287.
The Fund has invested the cash collateral received from securities loaned in the following short-term, interest-bearing securities:

9

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 1.—(continued)

Abbey National PLC, Eurodollar Term, 5.00%, 1/7/2008	$6,076
ABN AMRO Bank NV, Eurodollar Term, 5.18%, 1/4/2008	4,860
Bank of Nova Scotia, Eurodollar Term, 4.96%, 1/22/2008	4,253
Barclays, Eurodollar Term, 5.00%, 2/12/2008	8,506
BNP Paribas, Eurodollar Term, 5.01%, 1/11/2008	7,898
Calyon, Eurodollar Term, 5.12%, 3/3/2008	1,823
Credit Suisse First Boston Corp., Repurchase Agreement, 4.60%, 1/2/2008	15,797
Dexia Group, Eurodollar Term, 4.82%, 1/3/2008	6,076
HBOS Halifax Bank of Scotland, Eurodollar Term, 5.15%, 1/2/2008	3,038
JPMorgan Chase & Co., Eurodollar Term, 5.15%, 2/12/2008	3,038
Lloyds TSB Bank, Eurodollar Term, 5.15%, 1/24/2008	6,076
Merrill Lynch & Co. (RPG), Repurchase Agreement, 4.60%, 1/2/2008	9,114
Morgan Stanley & Co. (Corp. Repo), Repurchase Agreement, 4.60%, 1/2/2008	24,911
Rabobank Nederland, Eurodollar Term, 5.08%, 1/10/2008	7,291
Reserve Primary Money Market Fund, 4.95%	6,481
Royal Bank of Scotland, Eurodollar Term, 5.00%, 2/25/2008	7,291
Societe Generale, Eurodollar Term, 5.15%, 3/3/2008	3,645
Toronto Dominion Bank, Eurodollar Term, 5.05%, 1/10/2008	7,291
UBS AG, Eurodollar Term, 4.92%, 1/11/2008	4,253
Wells Fargo, Bank Note, 4.75%, 1/8/2008	3,038

$140,756

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the first-in, first-out basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Fund is informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend distributions: Dividends and capital gains distributions are typically declared and reinvested annually and are generally paid and reinvested on the business day following the ex-date.
NOTE 2. RELATED PARTY TRANSACTIONS
ATST serves as a funding vehicle for certain affiliated asset allocation portfolios and certain affiliated separate accounts of Western Reserve Life Assurance Co. of Ohio, Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Inc., Monumental Life Insurance Company and Transamerica Occidental Life Insurance Company.
Transamerica Fund Advisors, Inc. (“TFAI”) is the Fund’s investment adviser. Transamerica Fund Services, Inc. (“TFS”) is the Fund’s administrator and transfer agent. Prior to May 1, 2007, AFSG Securities Corp. (“AFSG”), was the Fund’s distributor. Transamerica Capital Inc. (“TCI”) is now the Fund’s distributor. TFAI, TFS, AFSG, and TCI are affiliates of AEGON NV, a Netherlands corporation.
Certain officers and trustees of the Fund are also officers and/or directors of TFAI, TFS and TCI.
Investment advisory fee: The Fund pays management fees to TFAI based on average daily net assets (“ANA”) at the following breakpoints:
0.80% of the first $1 billion of ANA
0.775% of ANA over $1 billion
TFAI has contractually agreed to waive its advisory fee and will reimburse the Fund to the extent that operating expenses, excluding 12b-1 fees, exceed the following stated annual limit:
1.00% Expense Limit
If total Fund expenses fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Fund may be required to pay the adviser a portion or all of the waived advisory fees.
There were no amounts recaptured during the year ended December 31, 2007. There are no amounts available for recapture at December 31, 2007.
Distribution and service fees: ATST entered into a Distribution Agreement with AFSG dated January 1, 1997, as amended. On May 1, 2007, the Distribution Agreement was amended to replace AFSG with TCI as the Fund’s distributor. The Fund has also adopted a distribution plan (“Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act.
Under the Distribution Plan for the Initial Class shares, TCI, on behalf of the Fund, is authorized to pay various service providers, as direct payment for expenses incurred in connection with distribution of the Fund’s shares, amounts equal to actual expenses associated with distributing the shares.
The Distribution Plan for the Service Class shares requires ATST to pay distribution fees to TCI as compensation for its activities, not as reimbursement for specific expenses. The fee on the Service Class is paid to the insurance companies for providing services and account maintenance for their policyholders who invest in the variable insurance products which invest in the Service Class shares.
The Fund is authorized under the Distribution Plan to pay fees on each class up to the following limits:

Initial Class	0.15%
Service Class	0.25%
TCI has determined that it will not seek payment by the Fund of the distribution expenses incurred with respect to the Initial Class shares before April 30, 2009. Prior to TCI seeking reimbursement of future expenses, policy and contract owners will be notified in advance. The Fund will pay fees relating to Service Class shares.
Administrative services: The Fund has entered into an agreement with TFS for financial and legal fund administration services. The Fund pays TFS an annual fee of 0.02% of ANA. The Legal fees on the Statement of Operations are for fees paid to external legal counsel.
Brokerage commissions: Brokerage commissions incurred on security transactions placed with an affiliate of the sub-adviser for the year ended December 31, 2007 were $287.

10

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 2.—(continued)
Deferred compensation plan: Each eligible independent Fund Trustee may elect participation in a non-qualified deferred compensation plan (“the Plan”). Under the Plan, such Trustees may defer payment of all or a portion of their total fees earned as a Fund Trustee. Each Trustee who is a participant in the Plan may elect that the earnings, losses or gains credited to his or her deferred fee amounts be determined based on a deemed investment in any series of Transamerica IDEX Mutual Funds. The right of a participant to receive a distribution from the Plan of the deferred fees is an unsecured claim against the general assets of all series of Transamerica IDEX Mutual Funds. The pro rata liability to the Fund of all deferred fees in the Plan amounted, as of December 31, 2007, to $32. Amounts deferred under the Plan are unfunded against the general assets of ATST.
Retirement plan: Under a retirement plan (the “Emeritus Plan”) available to the Independent Trustees, each Independent Trustee is deemed to have elected to serve as Trustee Emeritus of ATST upon his or her termination of service, other than removal for cause and is entitled to 50% of the trustee’s current retainer for a maximum period of five years determined by his or her years of service as a Trustee.
Such amounts shall be accrued by ATST on a pro rata basis allocable to each series of ATST fund based on the relative assets of the series. If retainers increase in the future, past accruals (and credits) will be adjusted upward so that 50% of the Trustee’s current retainer is accrued and credited at all times. Upon death, disability or termination of service, other than removal for cause, amounts deferred become payable to a Trustee Emeritus (or his/her beneficiary). Upon the commencement of service as Trustee Emeritus, compensation will be paid on a quarterly basis during the time period that the Trustee Emeritus is allowed to serve as such.
Amounts accrued under the Emeritus Plans are unsecured claims against the general assets of ATST. For the year ended December 31, 2007, the amount related to the Emeritus Plan was $26. As of December 31, 2007, the Fund has not made any payments related to the Emeritus Plan.
The Emeritus Plan was terminated effective October 30, 2007. Upon the termination, the Fund shall continue to pay any remaining benefits in accordance with the Plan, but no further compensation shall accrue under the Plan.
NOTE 3. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended December 31, 2007 were as follows:

Purchases of securities:
Long-term	$472,626
U.S. Government	—
Proceeds from maturities and sales of securities:
Long-term	552,705
U.S. Government	—
NOTE 4. FEDERAL INCOME TAX MATTERS
The Fund has not made any provision for federal income or excise taxes due to its policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to, wash sales, foreign currency, capital loss carryforwards, PFICS and return of capital from investment.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Additional paid-in capital	$(86)
Undistributed (accumulated) net investment income (loss)	$(1)
Undistributed (accumulated) net realized gain (loss) from investment securities	$87
The capital loss carryforwards are available to offset future realized capital gains through the periods listed:

Capital Loss
Carryforwards	Available Through
$285,142	December 31, 2010
$102,512	December 31, 2009
The capital loss carryforward utilized during the year ended December 31, 2007 was $81,898.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes.

11

NOTES TO FINANCIAL STATEMENTS (continued)
At December 31, 2007
(all amounts in thousands)
NOTE 4.—(continued)
The tax character of distributions paid during 2006 and 2007 was as follows:

2006 Distributions paid from:
Ordinary Income	$—
Long-term Capital Gain	—

2007 Distributions paid from:
Ordinary Income	—
Long-term Capital Gain	—
The tax basis components of distributable earnings as of December 31, 2007 are as follows:

Undistributed Ordinary Income	$11,164

Undistributed Long-term Capital Gain	$—

Capital Loss Carryforward	$(387,654)

Post October Capital Loss Deferral	$—

Post October Currency Loss Deferral	$(1)

Net Unrealized Appreciation (Depreciation)	$78,726

NOTE 5. REGULATORY PROCEEDINGS
There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual fund companies and their investment advisers. As part of an ongoing investigation regarding potential market timing, recordkeeping and trading compliance issues and matters affecting the Fund’s investment adviser, TFAI, and certain affiliates and former employees of TFAI, the SEC staff has indicated that it is likely to take some action against TFAI and certain of its affiliates at the conclusion of the investigation. The potential timing and the scope of any such action is difficult to predict. Although the impact of any action brought against TFAI and/or its affiliates is difficult to assess at the present time, the Fund currently believes that the likelihood that any such action will have a material adverse impact on it is remote. It is important to note that the Fund is not aware of any allegation of wrong doing against it and its Board at the time this annual report is printed. Although it is not anticipated that these developments will have an adverse impact on the Fund, there can be no assurance at this time. TFAI and its affiliates are actively working with the SEC in regard to this matter; however, the exact resolution cannot be determined at this time. TFAI will take such actions that it deems necessary or appropriate to continue providing management services to the Fund and to bring all matters to an appropriate conclusion.
TFAI and/or its affiliates, and not the Fund, will bear the costs regarding these regulatory matters.
NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109.
FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Adoption of FIN 48 is effective during the first required financial reporting period for fiscal years beginning after December 15, 2006. Management adopted FIN 48 on June 29, 2007.
Implementation of FIN 48 requires Management of the Fund to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for exam by taxing authorities (i.e., the last 4 tax year ends and the interim tax period since then). The Fund has no examinations in progress and none are expected at this time.
Management of the Fund has reviewed all open tax years and major jurisdictions and concluded the adoption of FIN 48 resulted in no impact to the Fund’s net assets or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns. The Fund is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next 12 months.
In September 2006, FASB issued its new Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is designed to unify guidance for the measurement of fair value of all types of assets, including financial instruments, and certain liabilities, throughout a number of accounting standards. FAS 157 also establishes a hierarchy for measuring fair value in generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and earlier application is permitted.
As of December 31, 2007, Management does not expect the adoption of FAS 157 to impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.
NOTE 7. SUBSEQUENT EVENT
Effective January 1, 2008, TFAI changed its name to Transamerica Asset Management, Inc.
Effective May 1, 2008, AEGON/Transamerica Series Trust will change its name to Transamerica Series Trust. At that time, the Fund will also change its name to Transamerica Van Kampen Mid-Cap Growth VP.

12

Report of Independent Registered Certified Public Accounting Firm
To the Board of Trustees and Shareholders of
Van Kampen Mid-Cap Growth:
In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Van Kampen Mid-Cap Growth (the “Fund”) (one of the portfolios constituting AEGON/Transamerica Series Trust) at December 31, 2007, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2007 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
Tampa, Florida
February 29, 2008

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Van Kampen Mid-Cap Growth
RESULTS OF SHAREHOLDER PROXY (unaudited)
At a special meeting of shareholders held on October 30, 2007, the results of the Proposals were as follows:
Proposal 1: To elect a new Board:

Proposed			Abstentions/Broker Non-
Trustee	For	Against	Votes
John K. Carter	2,274,998,840.817	57,804,698.755	35,433.883

Leo J. Hill	2,277,212,702.754	55,590,836.819	35,433.883

Neal M. Jewell	2,266,793,295.663	66,010,243.909	35,433.883

Russell A. Kimball, Jr.	2,274,825,235.835	57,978,303.737	35,433.883

Eugene M. Mannella	2,274,623,165.033	58,180,374.539	35,433.883

Norm R. Nielsen	2,275,050,055.885	57,753,483.687	35,433.883

Joyce Galpern Norden	2,270,278,122.250	62,525,417.323	35,433.883

Patricia L. Sawyer	2,275,737,737.456	57,065,802.116	35,433.883

John W. Waechter	2,276,615,120.140	56,188,419.433	35,433.883
Proposal 2: To approve an amendment to the Agreement and Declaration of Trust:

		Abstentions/Broker Non-
For	Against	Votes
2,182,022,669.110	77,590,048.544	73,226,255.801

14

Van Kampen Mid-Cap Growth
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS-REVIEW AND RENEWAL (unaudited)
At a meeting of the Board of Trustees of AEGON/Transamerica Series Trust (“ATST”) held on December 4th, 2007, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Van Kampen Mid- Cap Growth (the “Fund”) and Transamerica Fund Advisors, Inc. (“TFAI”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TFAI and Van Kampen Asset Management (the “Sub-Adviser”), to determine whether the agreements should be renewed for a six-month period. It was noted that this review was interim in nature to align all the Funds on the same calendar, and that the Funds’ advisory arrangements would be reviewed again in the first half of 2008.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub- Advisory Agreement would enable shareholders of the Fund to obtain high quality services at a cost that is appropriate, fair, and in the best interests of its shareholders. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement. In reaching their decision, the Trustees requested and obtained from TFAI and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also carefully considered information they had previously received from TFAI and the Sub-Adviser throughout the year as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance, fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on a variety of factors, including the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services provided by TFAI and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Board concluded that TFAI and the Sub-Adviser are capable of providing high quality services to the Fund, as indicated by the nature and quality of services provided in the past by TFAI and the Sub-Adviser for this series and the experience, capability and integrity of TFAI’s senior management, the financial resources of TFAI and the Sub-Adviser, TFAI’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TFAI and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board examined the short and longer-term performance of the Fund, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended June 30, 2007. The Board noted that 1-year performance was near median, but longer-term performance of the Fund was below median relative to its peers. This was partially reflective of the older emerging growth strategy used by a different management team at the Sub-Adviser. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TFAI and the Sub-Adviser, the Board concluded that TFAI and the Sub-Adviser are capable of providing a level of investment performance that is appropriate in light of the Fund’s proposed investment objectives, policies and strategies and competitive with other similarly situated investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TFAI’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to ATST as a whole by TFAI and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Board noted that the Fund’s contractual advisory fees were higher than the median for the comparable expense group and universe of funds, but by a relatively small margin. The Board further noted that the Sub-Advisor has indicated that the current sub-advisory rate is competitive. Based on their review, the Trustees determined that the management fees of the Fund generally are appropriate in light of the services expected to be provided or procured, the management fees and the anticipated profitability of the relationship between the Fund, TFAI and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board reviewed, among other things, comparative information provided by Lipper.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TFAI and the Sub-Adviser offer a breakpoint which appropriately benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TFAI and fees paid to the Sub-Adviser, in the future.
Benefits (such as soft dollars) to TFAI, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board concluded that other benefits anticipated to be derived by TFAI, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be reasonable and fair, and consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees noted that TFAI would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub- Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

15

Other considerations. The Board determined that TFAI has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TFAI to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TFAI has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TFAI’s expense limitation and fee waiver arrangements with the Fund which may result in TFAI waiving a substantial amount of management fees for the benefit of shareholders.

16

AEGON/Transamerica Series Trust
MANAGEMENT OF THE TRUST
TRUSTEES AND OFFICERS
The Trust is governed by a Board of Trustees. Subject to the supervision of the Board of Trustees, the assets of each portfolio are managed by an investment adviser and sub-advisers, and the respective portfolio managers. The Board of Trustees is responsible for managing the business and affairs of the Trust and oversees the operation of the Trust by its officers. It also reviews the management of the portfolios’ assets by the investment adviser and sub-advisers. Information about the Trustees and Officers of the Trust is as follows:

				Number of
				Funds
				in Fund
		Length of		Complex
	Position(s)	Time	Principal Occupation(s)	Overseen	Other Board
Name, Address*** and Age	Held	Served*	During Past Five Years	by Trustee	Memberships
Independent Trustees:**

Leo J. Hill (DOB: 3/27/56)	Trustee	Since 2001	Principal, Advisor Network Solutions, LLC (business consulting) (2006 to present); Trustee, Diversified Investors Portfolios (“DIP”), The Diversified Investors Funds Group (“DIFG”), The Diversified Investors Funds Group II (“DIFG II”) and Diversified Investors Strategic Variable Funds (“DISVF”) (2007 to present); Trustee, Transamerica IDEX Mutual Funds (“TA IDEX”) (2002 to present); Director, Transamerica Income Shares, Inc. (“TIS”) (2002 to present); Trustee, AEGON/Transamerica Series Trust (“ATST”) (2001 to present); Owner and President, Prestige Automotive Group(2001 to 2005); President, L. J. Hill & Company (1999 to present); Market President, Nations Bank of Sun Coast Florida (1998 to 1999); President and Chief Executive Officer, Barnett Banks of Treasure Coast Florida (1994 to 1998); Executive Vice President and Senior Credit Officer, Barnett Banks of Jacksonville, Florida (1991 to 1994); Senior Vice President and Senior Loan Administration Officer, Wachovia Bank of Georgia (1976 to 1991).	171	None

Russell A. Kimball, Jr. (DOB: 8/17/44)	Trustee	Since 1986	Trustee, DIP, DIFG, DIFG II and DISVF (2007 to present); Trustee, TA IDEX (2002 to present); Director, TIS (2002 to present); Trustee, ATST (1986 to present); General Manager, Sheraton Sand Key Resort (1975 to present).	171	None

Norm R. Nielsen (DOB: 5/11/39)	Trustee	Since 2006	Retired (2005 to present); Trustee, DIP, DIFG, DIFG II and DISVF (2007 to present); Trustee, TA IDEX (2006 to present); Director, TIS (2006 to present); Trustee, ATST (2006 to present); Director, Iowa City Area Development (1996 to 2004); Director, Iowa Health Systems (1994 to 2003); Director, U.S. Bank (1987 to 2006); President, Kirkwood Community College (1979 to 2005).	171	Buena Vista University Board of Trustees (2004 to present)

				Number of
				Funds
				in Fund
		Length of		Complex
	Position(s)	Time	Principal Occupation(s)	Overseen	Other Board
Name, Address*** and Age	Held	Served*	During Past Five Years	by Trustee	Memberships
John W. Waechter (DOB: 2/25/52)	Trustee	Since 2004	Retired (2004 to present): Trustee, DIP, DIFG, DIFG II and DISVF (2007 to present); Trustee, TA IDEX (2005 to present); Director, TIS (2004 to present); Trustee, ATST (2004 to present); employee, RBC Dain Rauscher (securities dealer) (March 2004 to May 2004); Executive Vice President, Chief Financial Officer and Chief Compliance Officer, William R. Hough & Co. (securities dealer) (1979 to 2004); Treasurer, The Hough Group of Funds (1993 to 2004).	171	None

Neal M. Jewell (DOB: 2/12/35)	Trustee	Since 2007	Retired (2004 to present); Trustee, TA IDEX and ATST (2007 to present); Director, TIS (2007 to present); Trustee, DIP, DIFG, DIFG II and DISVF (1993 to present); Independent Trustee, EAI Select Managers Equity Fund (mutual fund) (1996 to 2004).	171	None

Eugene M. Mannella (DOB: 2/1/54)	Trustee	Since 2007	Self-employed consultant (2006 to present); President, Arapain Partners LLC (limited purpose broker-dealer) (1998 to present); Trustee, TA IDEX and ATST (2007 to present); Director, TIS (2007 to present); Trustee, DIP, DIFG, DIFG II and DISVF (1994 to present); President, International Fund Services (alternative asset administration) (1993 to 2005).	171	None

Joyce Galpern Norden (DOB: 6/1/39)	Trustee	Since 2007	Retired (2004 to present); Trustee, TA IDEX and ATST (2007 to present); Director, TIS (2007 to present); Trustee, DIP (2002 to present); Trustee, DIFG, DIFG II, and DISVF (1993 to present); Vice President, Institutional Advancement, Reconstructionist Rabbinical College (1996 to 2004).	171	Board of Governors, Reconstructionist Rabbinical College (2007 to present)

Patricia L. Sawyer (DOB: 7/1/50)	Trustee	Since 2007	Trustee, TA IDEX and ATST (2007 to present); Director, TIS (2007 to present); Trustee, DIP, DIFG, DIFG II, and DISVF (1993 to present); President and Executive Search Consultant, Smith & Sawyer LLC (consulting) (1989 to present).	171	None

Number of
Funds
in Fund
		Length of		Complex
	Position(s)	Time	Principal Occupation(s)	Overseen	Other Board
Name, Address*** and Age	Held	Served*	During Past Five Years	by Trustee	Memberships
Interested Trustee:****

John K. Carter (DOB: 4/24/61)	Chairman and Trustee	Since 2006	President and Chief Executive Officer, DIP, DIFG, DIFG II and DISVF (July 2007 to present); Chairman and Trustee, DIP, DIFG, DIFG II, and DISVF (October 2007 to present); Chairman (October 2007 to present), Trustee (September 2006 to present), President and Chief Executive Officer (July 2006 to present), Senior Vice President (1999 to June 2006), Chief Compliance Officer, General Counsel and Secretary (1999 to August 2006), TA IDEX; Chairman (October 2007 to present), Trustee (September 2006 to present), President and Chief Executive Officer (July 2006 to present), Senior Vice President (1999 to June 2006), Chief Compliance Officer, General Counsel and Secretary (1999 to August 2006), ATST; Chairman (October 2007 to present), Director (September 2006 to present), President and Chief Executive Officer (July 2006 to present), Senior Vice President (2002 to June 2006), General Counsel, Secretary and Chief Compliance Officer (2002 to August 2006), TIS; President and Chief Executive Officer (July 2006 to present), Senior Vice President (1999 to June 2006), Director (2000 to present), General Counsel and Secretary (2000 to August 2006), Chief Compliance Officer (2004 to August 2006), TFAI; President and Chief Executive Officer (July 2006 to present), Senior Vice President (1999 to June 2006), Director (2001 to present), General Counsel and Secretary (2001 to August 2006), (“TFS”); Vice President, AFSG Securities Corporation (2001 to present); President (November 2007 to present), Chief Executive Officer (July 2006 to present), Vice President, Secretary and Chief Compliance Officer (2003 to August 2006), Transamerica Investors, Inc. (“TII”); Senior Vice President, General Counsel and Secretary, Transamerica Index Funds, Inc. (2002 to 2004); Vice President, Transamerica Investment Services, Inc. (“TISI”) (2003 to 2005) and Transamerica Investment Management, LLC (“TIM”) (2001 to 2005).	171	None

Officers

Length of
		Time	Principal Occupation(s)
Name, Address*** and Age	Position(s) Held	Served†	During the Past Five Years
John K. Carter (DOB: 4/24/61)	Chief Executive Officer and President	Since 1999	See the table above.

Dennis P. Gallagher (DOB: 12/19/70)	Vice President, General Counsel and Secretary	Since 2006	Vice President, General Counsel and Secretary, TA IDEX, ATST and TIS (September 2006 to present); Vice President, General Counsel and Secretary, DIP, DIFG, DIFG II and DISVF (August 2007 to present); Vice President and Secretary, TII (September 2006 to present); Assistant Vice President, TCI; Director, Senior Vice President, General Counsel and Secretary, TFAI and TFS (September 2006 to present); Director, Deutsche Asset Management (1998 to 2006).

Elizabeth L. Belanger (DOB: 1/7/72)	Deputy General Counsel, Assistant Secretary and Conflicts of Interest Officer	Since 2007	Deputy General Counsel, Assistant Secretary and Conflicts of Interest Officer, TII (November 2007 to present); Deputy General Counsel, Assistant Secretary and Conflicts of Interest Officer, TA IDEX, ATST and TIS (July 2007 to present); Deputy General Counsel and Conflicts of Interest Officer (August 2007 to present), Assistant Secretary (August 2005 to present), DIP, DIFG, DIFG II and DISVF; Vice President and Senior Counsel, Diversified (with Diversified since 2005); Director, TFLIC (April 2006 to present); Director of Compliance, Domini Social Investments LLC (November 2003 to May 2005); Associate, Bingham McCutchen LLP (September 1997 to October 2003).

Joseph P. Carusone (DOB: 9/8/65)	Vice President, Treasurer and Principal Financial Officer	Since 2007	Vice President, Treasurer and Principal Financial Officer, TII (November 2007 to present); Vice President, Treasurer and Principal Financial Officer, TA IDEX, ATST and TIS (July 2007 to present); Vice President (August 2007 to present), Treasurer and Principal Financial Officer (2001 to present), DIP, DIFG, DIFG II and DISVF; Vice President, Diversified (since 1999); President, Diversified Investors Securities Corp. (“DISC”) (February 2007 to present); Senior Vice President, TFAI and TFS (2007 to present), Director, TFLIC (2004 to present).

Christopher A. Staples (DOB: 8/14/70)	Vice President and Chief Investment Officer	Since 2004	Vice President and Chief Investment Officer (November 2007 to present); Vice President, Investment Administration (2004 to 2007), TII; Vice President (July 2007 to present), Chief Investment Officer (June 2007 to present), Senior Vice President (June 2007 to July 2007), Senior Vice President — Investment Management (July 2006 to June 2007), Vice President — Investment Management (2004 to July 2006), TA IDEX, ATST and TIS; Vice President and Chief Investment Officer, DIP, DIFG, DIFG II and DISVF (August 2007 to present); Director, Senior Vice President — Investment Management and Chief Investment Officer, TFAI (July 2006 to present), Director, TFS (2005 to present); Assistant Vice President, Raymond James & Associates (1999 to 2004).

Rick B. Resnick (DOB: 1/24/67)	Vice President and Chief Compliance Officer	Since 2008	Vice President and Chief Compliance Officer (January 2008 — present), Transamerica Funds, ATST, TII, and TIS; Vice President and Chief Compliance Officer, DISVF, DIFG, DIFG II and DIP (1998 — present); Senior Vice President and Chief Compliance Officer, TFAI (2008 — present); Senior Vice President, TFS (2008 — present); Director, Vice President and Chief Compliance Officer, Diversified Investors Securities Corp. (1999 — present).

Michael A. Masson (DOB: 1/21/71)	Assistant Treasurer	Since 2005	Assistant Treasurer, TII (November 2007 to present); Assistant Treasurer (July 2007 to present), Assistant Vice President (2005 to 2007), TA IDEX, ATST and TIS; Assistant Treasurer, DIP, DIFG, DIFG II and DISVF (August 2007 to present); Director of Financial Reporting (2007 to present); Assistant Vice President, TFS and TFAI (2005 to 2007); Assistant Vice President, JPMorgan Chase & Co. (1999 to 2005).

Suzanne Valerio- Montemurro (DOB: 8/13/64)	Assistant Treasurer	Since 2007	Assistant Treasurer, TII (November 2007 to present); TA IDEX, ATST and TIS (July 2007 to present); Assistant Treasurer, DIP, DIFG, DIFG II and DISVF (August 2007 to present); Vice President, Diversified (with Diversified since 1998).

*	Each Trustee shall hold office until: 1) his or her successor is elected and qualified or 2) he or she resigns or his or her term as a Trustee is terminated in accordance with the AEGON/Transamerica Series Trust by-laws.

**	Independent trustee (“Independent Trustee”) means a trustee who is not an “interested person” (as defined under the 1940 Act) of the Trust (the “Independent Trustees”).

***	The mailing address of each Trustee and Officer is c/o Secretary of the Funds, 570 Carillon Parkway, St. Petersburg, Florida 33716.

****	May be deemed an “interested person” (as that term is defined in Section 2(a)(19) of the 1940 Act) of the Trust because of his employment with theAdvisor or an affiliate of the Advisor.

†	If an officer has held offices for different Funds for different periods of time, the earliest applicable date is shown.
Additional information about the AEGON/Transamerica Series Trust can be found in the Statement of Additional Information, available without charge, upon request, by calling toll free 1-888-851-9777.

PROXY VOTING POLICIES AND PROCEDURES AND QUARTERLY PORTFOLIO HOLDINGS
A description of the AEGON/Transamerica Series Trusts’ proxy voting policies and procedures is available in the Statement of Additional Information of the Funds, available without charge upon request by calling 1-800-851-9777 (toll free) or on the Securities and Exchange Commission website (www.sec.gov).
In addition, the Funds are required to file Form N-PX, with their complete proxy voting records for the 12 months ended June 30th, no later than August 31st of each year. The Form is available without charge: (1) from the Funds, upon request by calling 1-800-851-9777; and (2) on the SEC’s website at www.sec.gov.
The Funds file their complete schedule of portfolio holdings with the SEC for the first and third quarter of each fiscal year on Form N-Q which is available on the Commission’s website at www.sec.gov. The Funds’ Form N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

P.O. Box 9012
Clearwater, FL 33758-9012

Distributor:	Transamerica Capital, Inc.,
4600 South Syracuse Street
Denver, CO 80237

Customer Service: 1-800-851-9777